As filed with the U.S. Securities and Exchange Commission on February 3, 2025.

Registration No. 333-280195

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Amendment No. 7
to
Form F-4
Registration Statement
Under
the Securities Act of 1933

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BLUE GOLD LIMITED
(Exact name of registrant as specified in its charter)

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Cayman Islands	1000	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

Rick Gaenzle
3109 W. 50th Street, #207
Minneapolis, MN 55410
(952) 456-5300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

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Rick Gaenzle

3109 W. 50th Street, #207
Minneapolis, MN 55410
(952) 456-5300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

__________________________________

Copies to:

Mitchell S. Nussbaum, Esq. Giovanni Caruso, Esq. Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 (212) 407-4000	Andrew M. Tucker, Esq. Nelson Mullins Riley & Scarborough LLP 101 Constitution Avenue, NW Suite 900 Washington, D.C., 20001 Tel: (202) 689-2987

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Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and all other conditions to the proposed Business Combination described herein have been satisfied or waived.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS,
SUBJECT TO COMPLETION, DATED FEBRUARY 3, 2025

PROSPECTUS OF BLUE GOLD LIMITED

PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS
OF PERCEPTION CAPITAL CORP. IV

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On December 5, 2023, Perception Capital Corp. IV, a Cayman Islands exempted company limited by shares formerly known as RCF Acquisition Corp. (“Perception”), Blue Gold Limited, a Cayman Islands exempted company limited by shares (“Blue Gold Limited”) and wholly owned subsidiary of Perception, and Blue Gold Holdings Limited, a private company limited by shares formed under the laws of England and Wales (“BGHL”), entered into a Business Combination Agreement (the “Original Business Combination Agreement”). On June 12, 2024, Perception and BGHL, entered into that certain Second Amended and Restated Business Combination Agreement, which was further amended on November 7, 2024 and January 8, 2025 (the “Business Combination Agreement”) to, among other things, (a) restructure the transaction as follows: (i) Blue Gold Limited shall form a wholly owned subsidiary (the “Blue Merger Sub”) for the purposes of effecting the Blue Merger, (ii) Perception shall merge with and into Blue Gold Limited, a wholly owned subsidiary of Perception with Blue Gold Limited being the surviving entity (the “Perception Reorganization”), (ii) BGHL will form or acquire a new Cayman Islands entity (“NewCo”) and cause the contribution of all of the issued and outstanding shares of BGHL to NewCo, (iii) Blue Merger Sub shall merge with and into NewCo, following which the separate corporate existence of Blue Merger Sub shall cease and (iv) at the Merger Effective Time, NewCo shall continue as the surviving entity and wholly owned subsidiary of Blue Gold Limited (“New Blue”), and to (b) make changes to certain representations and conditions to the Closing to match the revised structure.

In contemplation of the Business Combination, Blue Perception Capital LLP, a private limited liability partnership (“Blue Perception Capital”), the registered owner of the majority of the issued capital of BGHL as trustee (with no beneficial interest) for beneficiaries pursuant to that certain Trust Agreement dated December 5, 2023 between Future Global Resources Limited (“FGR”) and the shareholders of BGHL (the “FGR Trust Agreement”), and assumed by Blue Perception Capital under that consent transfer letter dated November 14, 2024, between FGR and Blue Perception Capital, shall (a) deliver to the exchange agent all of its original certificates for BGHL common stock (“BGHL Common Stock”), and (b) deliver such other documents reasonably requested by Blue Gold Limited; and (c) Blue Gold Limited shall then issue and cause the exchange agent to deliver to the Blue Shareholders an aggregate of 11,450,000 Blue Gold Limited Class A Ordinary Shares (the “Merger Consideration”). Each Blue Gold Limited Class A Ordinary Share to be issued for this purpose shall be deemed to have a value of $10.00. As of the Merger Effective Time, Blue Perception Capital and Blue Shareholders shall cease to have any other rights in and to BGHL or NewCo, and Blue Perception Capital and the Blue Shareholders shall be shareholders of Blue Gold Limited and New Blue shall continue as a wholly owned subsidiary of Blue Gold Limited.

Each NewCo Ordinary Share issued and outstanding immediately before the Blue Merger Effective Time shall be converted into the right to receive that number of newly issued Blue Gold Limited Class A Ordinary Shares equal to 11,450,000 divided by the number of NewCo Ordinary Shares outstanding as of immediately prior to the Blue Merger Effective Time. Following such conversion, all NewCo Ordinary Shares shall cease to be outstanding and shall automatically be cancelled and shall cease to exist. At the Merger Effective Time, if there are any NewCo Ordinary Shares that are treasury shares or any NewCo Ordinary Shares owned by any direct or indirect Subsidiary of NewCo immediately before the Merger Effective Time, such NewCo Ordinary Shares shall be cancelled and shall cease to exist without any conversion or payment. All Blue Merger Sub Ordinary Shares issued and outstanding immediately before the Merger Effective Time shall automatically be converted into one (1) New Blue Ordinary Share, with the rights, powers and privileges given to such share by the Articles of New Blue and the Cayman Act and such New Blue Ordinary Share shall constitute the only outstanding share of New Blue immediately following the Merger Effective Time. Immediately following the Merger Effective Time, as holder of the sole New Blue Ordinary Share, Blue Gold Limited shall be the sole and exclusive owner of all shares of New Blue and the register of members of New Blue shall be updated at the Blue Merger Effective Time to reflect the foregoing. Each Unit consisting of one Perception Class A Ordinary Share and one-half of one Perception Warrant shall, as of immediately prior to the Perception Reorganization, automatically separate into its component securities consisting of Perception Class A Ordinary Shares and Warrants to purchase Perception Class A Ordinary Shares; provided, however, no fractional Warrants to purchase Perception Class A Ordinary Shares will be issued and any fraction that remains after issuance of whole Warrants will become worthless. Effective with the Perception Reorganization, each issued and outstanding Class A Ordinary Share shall be converted on a one-for-one basis into Blue Gold Limited Class A Ordinary Shares and each whole Warrant shall be converted into a warrant to purchase one Blue Gold Limited Class A Ordinary Share. See the section entitled “Proposal 1 — The Business Combination Proposal — The Business Combination Agreement” of this proxy statement/prospectus for additional information.

The board of directors of Perception (the “Board”) unanimously approved the Original Business Combination Agreement and the Business Combination Agreement, and the transactions contemplated thereby, and recommends that you vote or give instruction to vote “FOR” the approval and adoption of the Business Combination Agreement, as amended and the transactions contemplated thereby, and the other proposals described in the accompanying proxy statement/prospectus. When you consider the Board’s recommendation of these proposals, you should keep in mind that the directors and officers have interests in the business combination that are different from, or in addition to, the interests of Perception’s shareholders generally. For instance, due to its ownership of Founders Shares and Exchange Shares that will become worthless if an initial business combination is not completed, the Managing Sponsor will benefit from the completion of the Business Combination and may be incentivized to complete a business combination that is less favorable to shareholders rather than liquidating Perception. See the section entitled “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” of this proxy statement/prospectus for additional information. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination Agreement and the transactions contemplated thereby (the “Business Combination”) and in recommending to Perception shareholders that they vote in favor of the proposals presented.

This proxy statement/prospectus provides the Perception shareholders with detailed information about the Business Combination and other matters to be considered at the special meeting of Perception. You should carefully read the entire proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to therein. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 29 of the accompanying proxy statement/prospectus.

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the transactions described in this proxy statement/prospectus or any of the securities to be issued in the Business Combination described in this proxy statement/prospectus, passed upon the merits or fairness of the Business Combination described in this proxy statement/prospectus or related transactions or passed upon the adequacy or accuracy of the disclosure in this proxy statement/prospectus. Any representation to the contrary constitutes a criminal offense.

This proxy statement/prospectus is dated [•], 2025 and is first being mailed to Perception shareholders on or about [•], 2025.

Proposals to approve the Business Combination Agreement as it may be further amended, and the other matters discussed in this proxy statement/prospectus will be presented at the extraordinary general meeting of Perception to be held on [•], 2025 (the “extraordinary general meeting”). Only holders of record of the Ordinary Shares of Perception at the close of business on [•], 2025, the record date for the extraordinary general meeting, are entitled to notice of and to vote at the extraordinary general meeting and any adjournments of the extraordinary general meeting.

Effective as of the closing, Blue Gold Limited will be an “emerging growth company and is therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies.

Effective as of closing, it is expected that Blue Gold Limited will qualify as a “foreign private issuer” as defined in the Exchange Act and will therefore be exempt from certain rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, in connection with such status, Blue Gold Limited’s directors, officers and principal shareholders would be exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, Blue Gold Limited would not be required to file periodic reports and financial statements with the U.S. Securities and Exchange Commission as frequently or as promptly as U.S. domestic registrants whose securities are registered under the Exchange Act.

PERCEPTION CAPITAL CORP. IV
3109 W. 50th Street, #207
Minneapolis, MN 55410

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF
PERCEPTION CAPITAL CORP. IV
TO BE HELD ON [•], 2025

To the Shareholders of Perception Capital Corp. IV:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “extraordinary general meeting”) of Perception Capital Corp. IV (“Perception”), to be held at [•] [a.m./p.m.] Eastern time, on [•], 2025 at the offices of Perception located at 3109 W. 50th Street, #207, Minneapolis, MN 55410, United States and via live webcast by visiting [https://www]. You are cordially invited to attend the extraordinary general meeting, which will be held for the following purposes:

•        Proposal No. 1 — The Business Combination Proposal:    to consider and vote upon a proposal to approve and adopt, by ordinary resolution the Second Amended and Restated Business Combination Agreement, dated June 12, 2024 as amended on November 7, 2024 and January 8, 2025 and as it may be further amended (the “Business Combination Agreement”), by and among Perception Capital Corp. IV, a Cayman Islands exempted company limited by shares formerly known as RCF Acquisition Corp. (“Perception”), Blue Gold Limited, a Cayman Islands company limited by shares (“Blue Gold Limited”), to be formed Blue Merger Sub, a Cayman Islands company limited by shares and wholly owned subsidiary of Blue Gold Limited (the “Blue Merger Sub”), and Blue Gold Holdings Limited, a private company limited by shares formed under the laws of England and Wales (“BGHL”), and the transactions contemplated thereby (a copy of the Business Combination Agreement is included as Annex A to the attached proxy statement/prospectus) (the “The Business Combination Proposal”);

•        Proposal No 2 — The Merger Proposal — to consider and vote upon a proposal to approve and authorize by a special resolution under the Cayman Islands Companies Act, the Perception Reorganization and the Plan of Merger to be entered into by and between Perception and Blue Gold Limited in respect thereof in the form attached to the accompanying proxy statement/prospectus as Annex B (the “Plan of Merger”) to occur at least one day prior to the Blue Merger Effective Date (the “Merger Proposal”).

•        Proposal No. 3 — The Adjournment Proposal — to consider and vote upon a proposal to approve, as an ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to Perception’s Shareholders, (ii) in order to solicit additional proxies from Perception’s Shareholders in favor of one or more of the proposals at the extraordinary general meeting, (iii) if the holders of Perception Class A Ordinary Shares have elected to redeem such shares such that the Perception Class A Ordinary Shares issued in connection with the Business Combination would not be approved for listing on the NYSE or Nasdaq or (iv) as the Chairman of the extraordinary general meeting shall deem necessary in his sole and absolute discretion (the “Adjournment Proposal”).

The above matters are more fully described in the attached proxy statement/prospectus, which also includes, as Annex A, a copy of the Business Combination Agreement (including related exhibits). We urge you to carefully read the entire proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to therein.

The board of directors of Perception has set [•], 2025 as the record date for the extraordinary general meeting. Only holders of record of Perception Ordinary Shares at the close of business on [•], 2025 will be entitled to notice of and to vote at the extraordinary general meeting and any adjournments or postponements thereof. Any shareholder entitled to attend and vote at the extraordinary general meeting may attend the meeting virtually and is entitled to appoint a proxy to attend and vote on such shareholder’s behalf. Such proxy need not be a holder of Perception Ordinary Shares.

Pursuant to Perception’s governing documents, Public Shareholders may request that Perception redeem all or a portion of their Public Shares for cash if the Business Combination is consummated. As a holder of Public Shares, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

(i)     (a) hold Perception Class A Ordinary Shares or (b) if you hold Perception Class A Ordinary Shares through Units, you elect to separate your Units into the underlying Public Shares and Warrants prior to exercising your redemption rights with respect to the Perception Ordinary Shares; and

(ii)    submit a written request to Continental Stock Transfer & Trust Company (“Continental”), Perception’s transfer agent, in which you (a) request that Perception redeem all or a portion of your Perception Ordinary Shares for cash, and (b) identify yourself as the beneficial holder of the Public Shares and provide your legal name, phone number and address; and (c) deliver your Perception Class A Ordinary Shares to Continental, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to            ,             Time, on            , 2025 (two business days before the scheduled vote at the extraordinary general meeting) in order for their shares to be redeemed.

Holders of Units must elect to separate the Units into the underlying Perception Class A Ordinary Shares and Warrants prior to exercising redemption rights with respect to the Public Shares. Public holders that hold their Units in an account at a brokerage firm or bank, must notify their broker or bank that they elect to separate the Units into the underlying Perception Ordinary Shares and Warrants, or if a holder holds Units registered in its own name, the holder must contact Continental, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem Perception Class A Ordinary Shares regardless of, if or how they vote in respect of the Business Combination Proposal and regardless of whether they hold Public Shares on the record date. If the Business Combination is not consummated, the Public Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a Public Shareholder properly exercises its right to redeem all or a portion of the Public Shares that it holds and timely delivers its shares to Continental, Perception will redeem such Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of Perception’s initial public offering (the “Trust Account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, based on approximately $__________ million of funds in the Trust Account as of December 31, 2024 and 332,928 shares subject to possible redemption, this would have amounted to approximately $____ per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its Perception Ordinary Shares for cash and will no longer own Public Shares. See “Extraordinary General Meeting of Perception — Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares without the prior consent of Perception. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Managing Sponsor has agreed to, among other things, vote all of its ordinary shares in favor of the proposals being presented at the extraordinary general meeting in connection with the consummation of the Business Combination and not to redeem any Public Shares it owns. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Initial Shareholders own 54.62% of the issued and outstanding Perception Ordinary Shares. Accordingly, Perception would not need any of the Public Shares to be voted in favor of the Business Combination Proposal in order for it to be approved See “The Business Combination Proposal — Related Agreements — Sponsor Support Agreement” in the accompanying proxy statement/prospectus for more information related to the Support Agreement.

The Business Combination Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision therein.

The approval of each of the Business Combination Proposal and the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. The approval of the Merger Proposal requires a special resolution, being a resolution passed by the affirmative vote of at least two-thirds of the votes cast by the holders of the issued Perception Ordinary Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

ALL HOLDERS OF PERCEPTION ORDINARY SHARES SOLD IN THE PERCEPTION INITIAL PUBLIC OFFERING HAVE THE RIGHT TO HAVE THEIR SHARES REDEEMED FOR CASH IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION. PUBLIC SHAREHOLDERS ARE NOT REQUIRED TO AFFIRMATIVELY VOTE FOR OR AGAINST THE BUSINESS COMBINATION PROPOSAL, TO VOTE ON THE BUSINESS COMBINATION PROPOSAL AT ALL, OR TO BE HOLDERS OF RECORD ON THE RECORD DATE IN ORDER TO HAVE THEIR SHARES REDEEMED FOR CASH. THIS MEANS THAT ANY PUBLIC SHAREHOLDER HOLDING PUBLIC SHARES MAY EXERCISE REDEMPTION RIGHTS REGARDLESS OF WHETHER THEY ARE ENTITLED TO VOTE ON THE BUSINESS COMBINATION PROPOSAL.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (1) IF YOU HOLD PERCEPTION ORDINARY SHARES THROUGH UNITS, ELECT TO SEPARATE YOUR UNITS INTO THE UNDERLYING PUBLIC SHARES AND WARRANTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS, (2) DEMAND IN WRITING THAT YOUR PERCEPTION ORDINARY SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT, AND (3) TENDER YOUR SHARES TO PERCEPTION INVESTMENT’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE SCHEDULED VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of Perception’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

Scott Honour
Chairman of the Board of Directors
[•], 2025

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS OR THE SECURITIES TO BE ISSUED, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated            , 2025 and is first being mailed to shareholders on or about            , 2025.

i

ADDITIONAL INFORMATION

You may request copies of this proxy statement/prospectus and any other publicly available information concerning Perception, without charge, by written request to Perception, 3109 W. 50th Street, #207, Minneapolis, MN 55410; or Advantage Proxy, Inc., our proxy solicitor, by calling 1-877-870-8565, or banks and brokers can call collect at 1-206-870-8565, or by emailing ksmith@advantageproxy.com or from the SEC through the SEC website at http://www.sec.gov.

In order for Perception’s shareholders to receive timely delivery of the documents in advance of the extraordinary general meeting of Perception to be held on            , 2025, you must request the information no later than five business days prior to the date of the extraordinary general meeting, by            , 2025.

TRADEMARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

FINANCIAL STATEMENT PRESENTATION

All of Perception’s, BGHL’s and BGL’s financial information included in this proxy statement/prospectus is presented in U.S. dollars, except otherwise indicated. All of the financial information included herein has been prepared in accordance with U.S. GAAP.

SELECTED DEFINITIONs

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, the following terms shall have the following meanings:

•        “BGHL” means Blue Gold Holdings Limited, a private company limited by shares formed under the laws of England and Wales;

•        “Blue Gold Limited or BGL” means Blue Gold Limited, a Cayman Islands exempted company, the surviving entity of the Perception Reorganization and the issuer of the securities to be issued hereunder;

•        “Blue Gold Limited Ordinary Shares” means the ordinary shares, par value $0.0001 per share, each in the capital of Blue Gold Limited before the Perception Reorganization;

•        “Blue Merger” means, pursuant to the Business Combination Agreement, the merger of BGHL into Blue Merger Sub, with Blue Merger Sub surviving the Merger as a wholly owned subsidiary of Blue Gold Limited;

•        “Blue Merger Effective Date” means, pursuant to the Business Combination Agreement, the first business day after all the conditions to the Closing have been satisfied or waived;

•        “Blue Merger Sub” means, the to be formed wholly owned Cayman Islands subsidiary of Blue Gold Limited;

•        “Blue Shareholders” means, collectively, Blue Perception Capital as the registered owner of the majority of the issued shares of BGHL Stock prior to Closing pursuant to the FGR Trust Agreement as assigned by that certain consent transfer letter between FGR and Blue Perception Capital and any other shareholders of BGHL before the Effective Time.

•        “Business Combination” means the transactions contemplated by the Business Combination Agreement including, without limitation, the Blue Merger;

•        “Business Combination Agreement” means the Second Amended and Restated Business Combination Agreement, dated June 12, 2024, by and among Perception, Blue Gold Limited, and BGHL, as amended by Amendment No. 1 to the Second Amended and Restated Business Combination Agreement dated November 7, 2024 and Amendment No. 2 to the Second Amended and Restated Business Combination Agreement dated January 8, 2025 as may be further amended, supplemented or otherwise modified from time to time;

•        “Cayman Islands Companies Act” or “Cayman Act” means the Companies Act (As Revised) of the Cayman Islands as the same may be amended from time to time;

•        “Closing” means the closing of the Business Combination;

•        “Closing Date” means that date and time of the Closing to be agreed upon by BGHL and Perception in accordance with the Business Combination Agreement;

•        “Continental” means Continental Stock Transfer & Trust Company;

•        “Effective Time” means the time at which the Merger becomes effective in accordance with the Cayman Islands Companies Act;

•        “Existing Governing Documents” means the existing Amended and Restated Memorandum and Articles of Association of Perception;

•        “Extension Meetings” means the First Extension Meeting, the Second Extension Meeting and the Third Extension Meeting;

•        “extraordinary general meeting” means the extraordinary general meeting of Perception shareholders scheduled on            , 2025;

•        “FGR Trust Agreement” means the Future Gold Resources Limited Trust Deed, dated December 5, 2023;

•        “First Extension Meeting” means the extraordinary general meeting of Perception shareholders held on May 9, 2023 at which shareholders voted upon, among other items, a proposal to amend Perception’s Existing Governing Documents to extend the date by which Perception must consummate an initial business combination and to eliminate the limitation that Perception may not redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 in connection with its initial business combination;

•        “Former Sponsor” means RCF VII Sponsor LLC, a limited liability company formed under the laws of Delaware;

•        “Founders Shares” means the 5,750,000 Perception Ordinary Shares (consisting of 5,749,999 Class A Ordinary Shares and one Class B Ordinary Share) initially issued to the Former Sponsor for a purchase price of $25,000 of which 1,673,750 shares are held by the Managing Sponsor, 3,673,750 shares are held by the Former Sponsor and 402,500 shares are held by former directors and officers.

•        “Managing Sponsor” means Perception Capital Partners IV LLC, a limited liability company formed under the laws of Delaware;

•        “Merger” means, pursuant to the Plan of Merger, the merger of Perception into Blue Gold Limited, with Blue Gold Limited surviving the Merger;

•        “Nasdaq” means The Nasdaq Stock Market LLC;

•        “NYSE” means the New York Stock Exchange;

•        “Perception,” “us” “our” means Perception Capital Corp. IV, a Cayman Islands exempted company limited by shares and formerly known as RCF Acquisition Corp.;

•        “Perception Board” means Perception’s board of directors;

•        “Perception Class A Ordinary Shares” means the class A ordinary shares, par value $0.0001 per share, of Perception before the Perception Reorganization and the Class A ordinary shares, par value $0.0001 per share of Blue Gold Limited following the Perception Reorganization;

•        “Perception Class B Ordinary Shares” means the one class B ordinary shares, par value $0.0001 per share, of Perception before the Perception Reorganization that will convert into one Class A ordinary share of Blue Gold Limited following the Perception Reorganization;

•        “Perception initial public offering” means the initial public offering of Perception of 23,000,000 Units including the issuance of 3,000,000 Units as a result of the underwriters’ exercise of their over-allotment option in full. Each Unit consisted of one Perception Class A Ordinary Share and one-half of one redeemable Warrant, with each Warrant entitling the holder thereof to purchase one Perception Class A Ordinary Share for $11.50 per share, subject to adjustment. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to Perception of $230,000,000.

•        “Perception Ordinary Shares” means the Class A and Class B ordinary shares, par value $0.0001 per share, of Perception;

•        “Perception Reorganization” or “Perception Merger” means, the merger of Perception with and into Blue Gold Limited, a wholly owned subsidiary of Perception with Blue Gold Limited being the surviving entity, which shall occur at least one day prior to the Blue Merger Effective Date.

•        “Plan of Merger” means the plan of merger attached as Annex B in respect of the Perception Merger;

•        “Preference Shares” means the 609,250 shares of preference stock that Perception agreed to sell pursuant to the Preferred Stock Purchase Agreement with each Preference Share convertible into 20 Class A Ordinary Shares.

•        “Preferred Stock Purchase Agreement” means the Preferred Stock Purchase Agreement dated as of September 6, 2024 by and between Perception and BCMP Services Limited pursuant to which Perception agreed to sell an aggregate of 609,250 Preference Shares in two tranches in a private placement for aggregate consideration of $700,000.

v

•        “Private Placement Warrants” means the 11,700,000 Warrants outstanding as of the date of this proxy statement/prospectus that were issued to the Former Sponsor simultaneously with the consummation of Perception initial public offering of which 9,067,500 were transferred to the Managing Sponsor, each such whole Warrant representing the right to purchase one private placement share;

•        “pro forma” means giving pro forma effect to the Business Combination, including any other equity financing transactions which may be entered into prior to Closing;

•        “Public Shareholders” means holders of Public Shares, whether acquired in Perception’s initial public offering or acquired in the secondary market;

•        “Public Shares” means the currently outstanding 332,928 Perception Class A Ordinary Shares that were sold as part of the Perception Units in Perception’s initial public offering, whether acquired in Perception’s initial public offering or acquired in the secondary market;

•        “Public Warrants” means the 11,500,000 redeemable Warrants to purchase Perception Ordinary Shares that were sold as part of the Perception Units in its initial public offering or acquired in the secondary market;

•        “record date” means            , 2025.

•        “redemption” means each redemption of Public Shares for cash pursuant to the Existing Governing Documents;

•        “SEC” means the U.S. Securities and Exchange Commission;

•        “Second Extension Meeting” means the extraordinary general meeting of shareholders held on December 5, 2023, to approve a further extension of the deadline by which it must complete an initial business combination;

•        “Securities Act” means the Securities Act of 1933, as amended;

•        “Sponsor Support Agreement” means the Amended and Restated Sponsor Support and Lock-Up Agreement, dated as of November 8, 2024, by and among Perception Capital Partners IV LLC, BGHL, Blue Gold Limited, and Perception, as may be amended, supplemented or otherwise modified from time to time;

•        “Support Agreement” means the Support Agreement, dated as of December 5, 2023, by and among FGR, BGHL, Blue Gold Limited, and Perception, as amended and restated by that certain Amended and Restated Support Agreement between Blue Perception BGHL, Blue Gold Limited, and Perception dated January 8, 2025, as may be amended, supplemented or otherwise modified from time to time;

•        “Third Extension Meeting” means the extraordinary general meeting of shareholders held on November 13, 2024, to approve a further extension of the deadline by which it must complete an initial business combination;

•        “Transfer agent” means Continental, Perception’s transfer agent;

•        “Trust Account” means the trust account established at the consummation of Perception’s initial public offering that holds the proceeds of Perception’s initial public offering and from the sale of Private Placement Warrants and is maintained by Continental, acting as trustee;

•        “Units” means the Units of Perception, each of which represented one Perception Ordinary Share and one-half of one Warrant, with such whole Warrant representing the right to acquire one Perception Ordinary Share, that were offered and sold by Perception in Perception’s initial public offering;

•        “Warrant Exchange” means the exchange of the Perception Private Placement Warrants for Perception Class A Ordinary Shares at a rate of one Class A Ordinary Share for each twelve Perception Private Placement Warrants; and

•        “Warrants” means the Public Warrants and the Private Placement Warrants.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. The information included in this proxy statement/prospectus in relation to BGHL has been provided by BGHL and its management, and forward-looking statements include statements relating to our and its respective management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

•        our ability to complete the Business Combination or, if we do not consummate such Business Combination, any other initial business combination;

•        satisfaction or waiver of the conditions to the Business Combination including, among others: (i) the approval by our shareholders of the Business Combination Proposal being obtained; (ii) approval of certain other agreements and transactions related to the Business Combination by the respective shareholders of Perception and BGHL; and (iii) the approval by NYSE or Nasdaq of our initial listing application in connection with the Business Combination;

•        the occurrence of any event, change or other circumstances, including the outcome of any legal proceedings that may be instituted against Perception and BGHL following the announcement of the Business Combination Agreement and the transactions contemplated therein, that could give rise to the termination thereof;

•        Blue Gold Limited’s financial and business performance following the Business Combination, including financial projections and business metrics;

•        the ability to obtain and/or maintain the listing of the Blue Gold Limited Class A Ordinary Shares and Warrants on Nasdaq, and the potential liquidity and trading of such securities;

•        the amount of redemptions made by Public Shareholders;

•        the ability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, competition, the ability of Blue Gold Limited to grow and manage growth profitably and retain its key employees;

•        costs related to the proposed Business Combination;

•        changes in applicable laws or regulations; and

•        our success in retaining or recruiting, or changes required in, our officers, key employees or directors following the completion of the Business Combination, and Blue Gold Limited’s ability to attract and retain key personnel.

The forward-looking statements contained in this proxy statement/prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us and/or BGHL. There can be no assurance that future developments affecting us and/or BGHL will be those that we and/or BGHL have anticipated. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Some of these risks and uncertainties may in the future be amplified and there may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks. Neither we nor New Blue or BGHL undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Before any shareholder grants its proxy or instructs how its vote should be cast or vote on the proposals to be put to the extraordinary general meeting, or makes a decision with respect to redemption of its Public Shares, such shareholder should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect us. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control or the control of Blue Gold Limited or New Blue or BGHL) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to the following:

•        the risk that the proposed Business Combination disrupts BGHL’s current plans and operations as a result of the announcement and consummation of the proposed Business Combination;

•        substantial regulations, which are evolving, and unfavorable changes or failure by Blue Gold Limited to comply with these regulations;

•        failure to maintain adequate operational and financial resources or raise additional capital or generate sufficient cash flows;

•        cyber-attacks and security vulnerabilities;

•        factors relating to the business, operations and financial performance of BGHL, including:

•        BGHL’s dependence on its senior management and key employees;

•        other factors detailed under the section entitled “Risk Factors.”

QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF PERCEPTION

The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that may be important to Perception’s shareholders. We urge shareholders to read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the extraordinary general meeting, which will be held at the offices of ______ on            , 2025, and virtually via live webcast at https://            , or such other date, time and place to which such meeting may be adjourned or postponed.

Q:     Why am I receiving this proxy statement/prospectus?

A:     Perception’s shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Business Combination Agreement and approve the transactions contemplated thereby, including the Merger and Business Combination. In accordance with the terms and subject to the conditions of the Business Combination Agreement, among other things, (i) Blue Gold Limited shall form a wholly owned subsidiary (the “Blue Merger Sub”) for the purposes of effecting the Blue Merger, (ii) Perception shall merge with and into Blue Gold Limited, a wholly owned subsidiary of Perception with Blue Gold Limited being the surviving entity (the “Perception Reorganization”), (iii) BGHL, or its successor entity in accordance with the Business Combination Agreement shall merge with and into the Blue Merger Sub, following which the separate corporate existence of BGHL shall cease and (iv) at the Merger Effective Time, Blue Merger Sub shall continue as the surviving entity and wholly owned subsidiary of Blue Gold Limited (“New Blue”) and Blue Perception Capital and Blue Shareholders shall cease to have any other rights in and to BGHL, and Blue Perception Capital and the Blue Shareholders shall be shareholders of Blue Gold Limited and New Blue shall continue as a wholly owned subsidiary of Blue Gold Limited. For further details, see “The Business Combination Proposal.”

A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A and you are encouraged to read the Business Combination Agreement in its entirety.

The approval of each of the Business Combination Proposal and the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued Perception Ordinary Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. The approval of the Merger Proposal requires a special resolution, being a resolution passed by the affirmative vote of at least two-thirds of the votes cast by the holders of the issued Perception Ordinary Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.

Q:     What proposals are Perception’s shareholders being asked to vote upon?

A:     At the extraordinary general meeting, Perception is asking holders of Perception Ordinary Shares to consider and vote upon the following proposals:

•        a proposal to approve by ordinary resolution and adopt the Business Combination Agreement;

•        a proposal to approve, by special resolution under the Cayman Islands Companies Act, the merger of Perception with and into Blue Gold Limited; and

•        a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary or convenient, to, (i) to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to Perception’s Shareholders, (ii) in order to solicit additional proxies from Perception’s Shareholders in favor of one or more of the proposals at the extraordinary general meeting, (iii) if the holders of Perception Ordinary Shares have elected to redeem such shares such that the Blue Gold Limited Ordinary Shares and Blue Gold Limited Public Warrants would not be approved for listing on the Nasdaq at Closing, or (iv) as otherwise deemed necessary by the Chairman of the extraordinary general meeting.

If our shareholders do not approve the Business Combination Proposal, then the Business Combination may not be consummated.

For more information, please see “The Business Combination Proposal,” “The Merger Proposal,” and “The Adjournment Proposal.”

Perception will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the extraordinary general meeting. Perception’s shareholders should read this proxy statement/prospectus carefully.

After careful consideration, the Perception Board has determined that the Business Combination Proposal, the Merger Proposal, and the Adjournment Proposal are in the best interests of Perception and Perception’s shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of one or more of Perception’s directors may result in a conflict of interest on the part of such director(s) between what he/she or they may believe is in the best interests of Perception and its shareholders and what he/she or they may believe is best for himself/herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Perception’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. For instance, due to its ownership of Founders Shares and Exchange Shares that will become worthless if an initial business combination is not completed, the Managing Sponsor will benefit from the completion of the Business Combination and may be incentivized to complete a business combination that is less favorable to shareholders rather than liquidating Perception. See the section entitled “The Business Combination Proposal — Interests of Perception’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

Q:     Did the Perception Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:     No. Perception’s Existing Governing Documents only require that it obtain an opinion from an independent investment banking firm that is a member of FINRA or from an independent accounting firm that the transaction being contemplated is fair to Perception from a financial if Perception completes a business combination with an affiliated entity. Since there was no affiliation, a fairness opinion was not obtained.

Q:     What will Blue Shareholders receive in return for the Business Combination with Perception?

A:     Following the consummation of the Business Combination, and after giving effect to the Blue Merger, New Blue will be a wholly owned subsidiary of Blue Gold Limited. In accordance with the terms and subject to the conditions of the Business Combination Agreement, at Closing, Blue Shareholders shall be entitled to the number of Perception Class A Ordinary Shares with an aggregate value equal to in the aggregate One Hundred Fourteen Million Five Hundred Thousand Dollars ($114,500,000) (the “Merger Consideration”). For purposes of this provision, each Blue Gold Limited Class A Ordinary Share to be issued shall be deemed to have a value of $10.00.

Q:     How will the combined company be managed following the business combination?

A:     Following the Closing, it is expected that the current management of BGHL will become the management of Blue Gold Limited, and the Blue Gold Limited Board will consist of up to seven (7) directors, who will be divided into three classes (Class I, II and III) with each class consisting of approximately one-third of the number of directors. Please see the section entitled “Management of Blue Gold Limited Following the Business Combination” for further information.

x

Q:     Did Perception enter into any financing transactions in connection with the Business Combination?

         Yes, in connection with the Managing Sponsor’s acquisition of control of Perception, on November 6, 2023, Perception issued a convertible promissory note to Blue Capital Management Partners, LLP with an original principal amount of $2,000,000. Such note was subsequently novated to Blue Perception Capital LLP on November 27, 2023. On September 24, 2024, Perception entered into a cancellation agreement pursuant to which the convertible promissory note was cancelled. Concurrently with the cancellation, Perception entered into a new convertible promissory note with Blue Capital with a principal amount of up to $2,000,000. At the close of the Business Combination, any amounts outstanding under the note will convert into Perception Class A Ordinary Shares at a conversion price equal to $1.00 per share and the Former Sponsor will forfeit an equal number of Class A Ordinary Shares that it owns.

         In addition, on September 6, 2024, Perception entered into the Preferred Stock Purchase Agreement pursuant to which it agreed to sell in a private placement an aggregate of 609,250 shares of Preference Shares for an aggregate price of $700,000. The Preference Shares are convertible into 12,185,000 Class A Ordinary Shares in the aggregate for an effective price of approximately $0.06 per Class A Ordinary Share.

         In each of these financing transactions, Class A Ordinary Shares will be issued at a per share price that is well below the $10.00 per share price paid in Perception’s IPO. Post Business Combination, holders of these shares would be able to sell their Class A Ordinary Shares at a profit even if the market price of the Class A Ordinary Shares is well below $10.00. See “Risk Factors — Holders of Class A Ordinary Shares Received in our Financings Will be able to sell shares at a Profit at a Low Price.”

Q:     What equity stake will Perception’s current shareholders and current equityholders of BGHL hold in Blue Gold Limited immediately after the consummation of the Business Combination?

A:     It is anticipated that, upon the completion of the Business Combination, Perception’s Public Shareholders will hold an ownership interest of approximately 1.1% of the outstanding Blue Gold Limited Class A Ordinary Shares; the Managing Sponsor, Former Sponsor and related parties will hold an aggregate ownership interest of approximately 14.5% of the outstanding Ordinary Shares of Blue Gold Limited, Blue Capital will have an ownership interest of approximately 6.5% of the outstanding Ordinary Shares of Blue Gold Limited, BCMP Services Limited will have an ownership interest of approximately 38.9% of the outstanding Ordinary Shares and the BGHL or New Blue shareholders will own approximately 37.1% of the outstanding ordinary shares of Blue Gold Limited. The foregoing ownership percentages with respect to Blue Gold Limited following the Business Combination excludes any outstanding Warrants and assumes that (i) there are no redemptions of any shares by Perception’s Public Shareholders in connection with the Business Combination, and (ii) Perception does not engage in any kind of additional equity financing prior to the Closing. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership held by Perception’s existing shareholders in Blue Gold Limited will be different.

If any of Perception’s Public Shareholders exercise their redemption rights, the percentage of Blue Gold Limited’s outstanding ordinary shares held by Perception’s Public Shareholders will decrease and the percentages of Blue Gold Limited’s outstanding Ordinary Shares held by Sponsor and related parties, by Blue Capital, and by the BGHL shareholders will increase, in each case, relative to the percentage held if none of the Public Shares are redeemed.

If any of Perception’s Public Shareholders redeem their Public Shares at Closing in accordance with the Perception Existing Governing Documents but continue to hold Public Warrants after the Closing, the aggregate value of the Public Warrants that may be retained by them, based on the closing trading price per Public Warrant of $[•] as of _________, 2025, would be $[•] regardless of the amount of redemptions by the Public Shareholders. Upon the issuance of Blue Gold Limited Class A Ordinary Shares in connection with the Business Combination, the percentage ownership of Blue Gold Limited by Perception’s Public Shareholders who do not redeem their Public Shares will be diluted. Perception Public Shareholders that do not redeem their Public Shares in connection with the Business Combination will experience further dilution upon the exercise of Public Warrants that are retained after the Closing by redeeming Perception Public Shareholders. The percentage of the total number of outstanding shares of ordinary shares that will be owned by former Perception Public Shareholders as a group will vary based on the number of Public Shares for which the holders thereof request redemption in connection with the Business Combination.

The following table illustrates varying ownership levels of the Blue Gold Limited immediately following the Business Combination(1):

Equity Capitalization Summary	Assuming Minimum Redemptions Scenario		Assuming Mid-point Redemptions Scenario		Assuming Maximum Redemptions Scenario
	Shares	%	Shares	%	Shares	%
BGHL shareholders	11,450,000	37.1%	11,450,000	37.3%	11,450,000	37.5%
Perception Public Shareholders	332,928	1.1%	166,464	0.5%	—	—%
Perception Managing Sponsor, Former Sponsor and related parties(2)	4,478,687	14.5%	4,478,657	14.6%	4,478,687	14.7%
Blue Capital(3)	2,000,000	6.5%	2,000,000	6.5%	2,000,000	6.5%
BCMP Services Limited(4)	12,025,000	38.9%	12,025,000	39.2%	12,025,000	39.4%
Bonaventura Investment Inc.(5)	160,000	0.5%	160,000	0.5%	160,000	0.5%
Cibreo Partners LLC(6)	432,891	1.4%	432,891	1.4%	432,891	1.4%
Total Blue Gold Limited Ordinary Shares	30,879,506	100.0%	30,713,042	100.0%	30,546,578	100.0%

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(1)      The table does not include the 11,500,000 shares underlying Perception Public Warrants or any Warrants issued for any working capital loans. As of the date of this proxy statement/prospectus, there are no working capital loans outstanding.

(2)      Comprised of 1,673,750 shares held by the Former Sponsor, 402,500 shares held by directors and officers of the Former Sponsor, 219,375 shares received by the Former Sponsor in exchange for their Perception Private Warrants pursuant to the November 5, 2024 Warrant Exchange Agreement, 1,107,437 shares held by the Managing Sponsor, 320,000 shares held by directors and officers of the Managing Sponsor and 755,625 shares received by the Managing Sponsor in exchange for their Perception Private Warrants pursuant to the September 6, 2024 Warrant Exchange Agreement. The shares to be owned by the Perception Managing Sponsor, Former Sponsor and related parties also assumes that the Former Sponsor has forfeited 2,000,000 Founders Shares in connection with the conversion of the Blue Capital Note and the Managing Sponsor has surrendered 246,313 shares pursuant to the amended and restated Sponsor Support Agreement and Lockup Agreement. If the Blue Capital Note is not fully funded at the closing of the Business Combination, the shares owned by the Former Sponsor will increase and the shares owned by Blue Capital will decrease by a like amount.

(3)      Perception issued a convertible promissory note on November 6, 2023, to Blue Capital Management Partners, LLP with a principal amount up to $2,000,000. Such note was subsequently novated to Blue Perception Capital LLP (“Blue Capital”) on November 27, 2023 and on September 24, 2024, Perception entered into a cancellation agreement pursuant to which the convertible promissory note was cancelled. Concurrently with the cancellation, Perception entered into a new convertible promissory note with Blue Capital with a principal amount of up to $2,000,000. Any amounts outstanding under the note (or any portion thereof) will automatically convert into Class A ordinary shares of Perception, par value $0.0001 per share, at a conversion price equal to $1.00 per share, and the Former Sponsor will forfeit an equal number of shares owned. Ownership of Blue Capital assumes the loan is fully funded at the closing of the Business Combination.

(4)      On September 6, 2024, Perception entered into the Preferred Stock Purchase Agreement to issue an aggregate of 609,250 preference shares to BCMP Services Limited for total proceeds of $700,000. The preference shares will automatically convert into 12,185,000 Class A ordinary shares at a conversion rate of 20 Class A ordinary shares for each one preference share. Upon close of the Business Combination, an advisor will receive subscription agreements to purchase 160,000 Class A ordinary shares that will be issued out of shares held by BCMP Services Limited.

(5)      On August 7, 2024, Perception and other affiliated parties entered into a settlement and release agreement with Bonaventura Industries Inc. (the “Advisor”) pursuant to which the Advisor will receive subscription agreements to purchase 160,000 Class A ordinary shares of Blue Gold Limited and BCMP Services Limited will forfeit an equal amount of shares owned.

(6)      On November 8, 2024, Perception and an affiliated party entered into a letter agreement (the “Letter Agreement”) with Cibreo Partners LLC (the “Second Advisor”) pursuant to which the Second Advisor will receive subscription agreements to purchase 432,891 Class A ordinary shares of Blue Gold Limited.

In addition, the following table illustrates varying ownership levels in Blue Gold Limited immediately following the consummation of the Business Combination based on the varying levels of redemptions by the Public Shareholders, on a fully diluted basis, showing full exercise and conversion of all securities that may be outstanding as of the Closing of the Business Combination, including the Perception Public Warrants:

Equity Capitalization Summary	Assuming Minimum Redemptions Scenario		Assuming Mid-point Redemptions Scenario		Assuming Maximum Redemptions Scenario(1)
	Shares	%	Shares	%	Shares	%
BGHL shareholders	11,450,000	23.0%	11,450,000	23.0%	11,450,000	23.1%
Perception Public Shareholders(1)	11,832,928	23.7%	11,666,464	23.5%	11,500,000	23.2%
Perception Managing Sponsor, Former Sponsor and related parties(2)	4,478,687	9.0%	4,478,687	9.0%	4,478,687	9.0%
Blue Capital(3)	2,000,000	4.0%	2,000,000	4.0%	2,000,000	4.0%
BCMP Services Limited(4)	12,025,000	24.1%	12,025,000	24.2%	12,025,000	24.3%
Bonaventura Investment Inc.(5)	160,000	0.3%	160,000	0.3%	160,000	0.3%
Cibreo Partners LLC(6)	432,891	0.9%	432,891	0.9%	432,891	0.9%
Gerald Metals SARL(7)	3,744,460	7.5%	3,744,460	7.5%	3,744,460	7.6%
Gerald Metals SARL Warrants(7)	3,744,460	7.5%	3,744,460	7.5%	3,744,460	7.6%
Total Blue Gold Limited Ordinary Shares	49,868,426	100.0%	49,701,962	100.0%	49,535,498	100.0%

____________

(1)      Includes the 11,500,000 shares underlying Perception Public Warrants in all scenarios.

(2)      Comprised of 1,673,750 shares held by the Former Sponsor, 402,500 shares held by directors and officers of the Former Sponsor, 219,375 shares received by the Former Sponsor in exchange for their Perception Private Warrants pursuant to the November 5, 2024 Warrant Exchange Agreement, 1,107,437 shares held by the Managing Sponsor, 320,000 shares held by directors and officers of the Managing Sponsor and 755,625 shares received by the Managing Sponsor in exchange for their Perception Private Warrants pursuant to the September 6, 2024 Warrant Exchange Agreement. The shares to be owned by the Perception Managing Sponsor, Former Sponsor and related parties also assumes that the Former Sponsor has forfeited 2,000,000 Founders Shares in connection with the conversion of the Blue Capital Note and the Managing Sponsor has surrendered 246,313 shares pursuant to the amended and restated Sponsor Support Agreement and Lockup Agreement. If the Blue Capital note is not fully funded at the closing of the Business Combination, the shares owned by the Former Sponsor will increase and the shares owned by Blue Capital will decrease by a like amount.

(3)      Perception issued a convertible promissory note on November 6, 2023, to Blue Capital Management Partners, LLP with a principal amount up to $2,000,000. Such note was subsequently novated to Blue Perception Capital LLP (“Blue Capital”) on November 27, 2023 and on September 24, 2024, Perception entered into a cancellation agreement pursuant to which the convertible promissory note was cancelled. Concurrently with the cancellation, Perception entered into a new convertible promissory note with Blue Capital with a principal amount of up to $2,000,000. Any amounts outstanding under the note (or any portion thereof) will automatically convert into Class A ordinary shares of Perception, par value $0.0001 per share, at a conversion price equal to $1.00 per share, and the Former Sponsor will forfeit an equal number of shares owned. Ownership of Blue Capital assumes the loan is fully funded at the closing of the Business Combination.

(4)      On September 6, 2024, Perception entered into the Preferred Stock Purchase Agreement to issue an aggregate of 609,250 preference shares to BCMP Services Limited for total proceeds of $700,000. The preference shares will automatically convert into 12,185,000 Class A ordinary shares at a conversion rate of 20 Class A ordinary shares for each one preference share. Upon close of the Business Combination, an advisor will receive subscription agreements to purchase 160,000 Class A ordinary shares that will be issued out of shares held by BCMP Services Limited.

(5)      On August 7, 2024, Perception and other affiliated parties entered into a settlement and release agreement with Bonaventura Industries Inc. (the “Advisor”) pursuant to which the Advisor will receive subscription agreements to purchase 160,000 Class A ordinary shares of Blue Gold Limited and BCMP Services Limited will forfeit an equal amount of shares owned.

(6)      On November 8, 2024, Perception and an affiliated party entered into a letter agreement (the “Letter Agreement”) with Cibreo Partners LLC (the “Second Advisor”) pursuant to which the Second Advisor will receive subscription agreements to purchase 432,891 Class A ordinary shares of Blue Gold Limited.

(7)      On August 19, 2024, Perception, BG-BPL, BGHL and BGL entered into a gold advance purchase agreement with Gerald Metals SARL. ( “Gerald”), pursuant to which Gerald will advance a maximum of $25 million (the “Advance”) to BG-BPL for materials purchase. As consideration for the Advance, Gerald will have the option to convert up to $25 million of the Advance to shares of Blue Gold Limited under two conversions options. Under the two conversion options, Gerald will also be issued units of Blue Gold Limited which comprises one common share and one common share warrant.

After the completion of the Business Combination, Public Shareholders will own a significantly smaller percentage of the combined company than they currently own of Perception. Consequently, public shareholders, as a group, will have reduced ownership and voting power in the combined company compared to their ownership and voting power in Perception.

The following table shows the dilutive effect and the effect on the per share value of Public Shares held by non-redeeming shareholders under a range of redemption scenarios and assuming all outstanding Warrants are exercised:

	No Redemption Scenario(1)		Intermediate Redemption Scenario(2)		Maximum Redemption Scenario
	Shares	Value Per Share(4)	Shares	Value Per Share(4)	Shares	Value Per Share(4)
Base Scenario(5)	30,879,506	$10.00	30,713,042	$10.00	30,546,578	$10.00
Assuming all Warrants are Exercised(6)	46,123,966	$6.69	45,957,502	$6.69	45,791,038	$6.67
Gerald Metals SARL(7)	3,744,460	10.8%	3,744,460	10.9%	3,744,460	10.9%
Gerald Metals SARL Warrants(7)	3,744,460	10.8%	3,744,460	10.9%	3,744,460	10.9%

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(1)      Assumes no Public Shares are redeemed.

(2)      Assumes 164,464 Public Shares are redeemed.

(3)      Assumes all 332,928 Public Shares are redeemed.

(4)      Based on post-transaction equity values of approximately $308.8 million, $307.1 million and $305.5 million in the No Redemption Scenario, Intermediate Redemption Scenario and Maximum Redemption Scenario, respectively.

(5)      Represents the post-Closing share ownership assuming various levels of redemption by Perception Public Stockholders.

(6)      Represents the Base Scenario plus the issuance of 11,500,000 Ordinary Shares upon the full exercise of the Public Warrants and issuance of 3,744,460 Ordinary Shares upon the full exercise of the Gerald warrants.

(7)      Analysis does not account for exercise prices to be paid in connection with the exercise of Warrants.

See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for further information. All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Basis of Presentation and Glossary — Share Calculations and Ownership Percentages” and, with respect to the determination of the “Assuming Maximum Redemptions Scenario” section. Additionally, the relative percentages above assume the Business Combination was consummated on September 30, 2024. Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended.

Q:     What underwriting fees are payable in connection with the Business Combination?

A.     Pursuant to the Underwriting Agreement, dated November 9, 2021, by and between the Company, Citigroup Global Markets Inc. and Barclays Capital Inc., as representatives of the underwriters, (the “Underwriting Agreement”), at the time of the IPO, Perception provided an upfront discount to the underwriters of its IPO of $0.20 per Unit on the offering size of 23,000,000 Units which included the full exercise of the over-allotment option. In addition, pursuant to the Underwriting Agreement, the underwriters, was entitled to a deferred underwriting discount of $0.35 per Perception Unit totaling $8,050,000 upon the consummation of the Business Combination, which would be payable from the amounts held in the Trust Account. Each of the underwriters agreed in writing to waive their right to receive the deferred underwriting discount. The following table illustrates the effective underwriting fee on a percentage basis for Public Shares at each redemption level identified below:

	No Redemption Scenario	Intermediate Redemption Scenario	Maximum Redemption Scenario
Cash Underwriting Fee(1)	$4,600,000	$4,600,000	$4,600,000
Amount Remaining in Trust(2)			—
Effective Cash Underwriting Fee(3)%			N/A
Deferred Underwriting Fee(4)	—	—	—
Aggregate Underwriting Fee	$4,600,000	$4,600,000	$4,600,000
Effective Underwriting Fee(3)%		%	N/A

____________

(1)      Cash underwriting fee of 2% on the sale of 23,000,000 Units in the IPO.

(2)      Trust Account balance is as of December 31, 2024 and assumes the redemption of no shares, 166,464 shares and 332,928 shares in the No Redemption, Intermediate Redemption and Maximum Redemption Scenarios respectively at a per share redemption price of $___.

(3)      The effective underwriting fee is calculated by dividing the underwriting fee in dollars by the IPO proceeds in dollars remaining in the Trust Account.

(4)      All rights to a deferred underwriting fee have been waived.

Q:     How has the announcement of the Business Combination affected the trading price of the Perception securities?

A:     On December 5, 2023, the trading date preceding the announcement of the Business Combination, the closing prices per Unit, Public Share, and Public Warrant as reported by NYSE were $10.90, $10.95, and $0.05, respectively. Effective November 15, 2024, upon the 36-month anniversary of Perception’s IPO, trading in Perception’s securities was suspended on the NYSE. The Units, Class A Ordinary Shares and Warrants are now quoted in the over-the-counter market under the symbols “RCFAF,” “RCFUF” and “RCFWF,” respectively. As of            , 2025, the record date for the extraordinary general meeting, the closing price for each Unit, Class A Ordinary Share and Warrant was $            , $            and $            , respectively. Holders of Perception’s securities should obtain current market quotations for the securities. The market price of Perception’s securities could vary at any time prior to Closing.

Q:     Do I have redemption rights?

A:     If you are a holder of Public Shares, you have the right to request that we redeem all or a portion of your Public Shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public shareholders may elect to redeem all or a portion of the Public Shares held by them regardless of if or how they vote in respect of the Business Combination Proposal and regardless of whether they hold Public Shares on the record date. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares without the prior consent of Perception. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash and such shares would be converted into the merger consideration in connection with the Business Combination.

Pursuant to the terms of a letter agreement entered into connection with our initial public offering, the Former Sponsor agreed to waive their redemption rights with respect to all of their founder shares in connection with the consummation of the Business Combination. In connection with its acquisition of founder shares from the Former Sponsor, the Managing Sponsor (whose members include certain of Perception’s directors and officers) entered into a joinder agreement to this Letter Agreement. No additional consideration was given to them for this agreement. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Neither the Former Sponsor nor the Managing Sponsor received any consideration for their agreement to waive their redemption rights.

Q:     How do I exercise my redemption rights?

A:     In connection with the proposed Business Combination, pursuant to the Existing Governing Documents, Perception’s Public Shareholders may request that Perception redeem all or a portion of such Public Shares for cash if the Business Combination is consummated. If you are a Public Shareholder and wish to exercise your right to redeem the Public Shares, you must:

(i)     (a) hold Public Shares or (b) if you hold Public Shares through Units, you elect to separate your Units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights with respect to the Public Shares;

(ii)    submit a written request to Continental, Perception’s transfer agent, in which you (i) request that we redeem all or a portion of your Public Shares for cash, and (ii) identify yourself as the beneficial holder of the Public Shares and provide your legal name, phone number and address; and

(iii)   deliver your certificates for Public Shares (if any) along with the redemption forms to Continental, Perception’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to            ,             Eastern Time, on            , 2025 (two business days before the scheduled vote at the extraordinary general meeting) in order for their shares to be redeemed.

The address of Continental, Perception’s transfer agent, is listed under the question “Who can help answer my questions?” below.

Holders of Units must elect to separate the Units into the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. Public holders that hold their Units in an account at a brokerage firm or bank, must notify their broker or bank that they elect to separate the Units into the underlying Public Shares and Public Warrants, or if a holder holds Units registered in its own name, the holder must contact Continental, Perception’s transfer agent, directly and instruct them to do so.

Public shareholders will be entitled to request that their Public Shares be redeemed for a pro rata portion of the amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the Trust Account and not previously released to us (net of taxes payable). For illustrative purposes, based on approximately $______ million of funds in the Trust Account as of September 30, 2024 (net of $_______ paid to shareholders who exercised redemption rights in connection with the Third Extension Meeting) and ________ shares subject to possible redemption, this would have amounted to approximately $____ per issued and outstanding Public Share. However, the proceeds deposited in the Trust Account could become subject to the claims of our creditors, if any, which could have priority over the claims of our Public Shareholders. Therefore, the per share distribution from the Trust Account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote irrespective of how you vote, on any proposal, including the Business Combination Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to Public Shareholders electing to redeem their Public Shares will be distributed promptly after the consummation of the Business Combination.

Any request for redemption, once made by a holder of Public Shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the extraordinary general meeting, or thereafter with Perception’s consent until the Closing. If you deliver your shares for redemption to Continental, Perception’s transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that Perception’s transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, Perception’s transfer agent, at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by Continental, Perception’s transfer agent, prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s Public Shares have been delivered (either physically or electronically) to Continental, Perception’s transfer agent, at least two business days prior to the scheduled vote at the extraordinary general meeting.

If a holder of Public Shares properly makes a request for redemption and the Public Shares are delivered as described above, then, if the Business Combination is consummated, we will redeem the Public Shares for a pro rata portion of funds deposited in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, and it is shares of Perception Ordinary Shares that will be redeemed immediately after consummation of the Business Combination.

If you are a holder of Public Shares and you exercise your redemption rights, such exercise will not result in the loss of any Public Warrants that you may hold.

Q:     If I am a holder of Units, can I exercise redemption rights with respect to my Units?

A:     No. Holders of issued and outstanding Units must elect to separate the Units into the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. If you hold your Units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the Units into the underlying Public Shares and Public Warrants, or if you hold Units registered in your own name, you must contact Continental, Perception’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. You are requested to cause your Public Shares to be separated and delivered to Continental, Perception’s transfer agent, by            ,             Eastern Time, on            , 2025 (two business days before the scheduled vote at the extraordinary general meeting) in order to exercise your redemption rights with respect to your Public Shares.

Q:     If I am a holder of Public Warrants, can I exercise redemption rights with respect to my Public Warrants?

A:     No. Holders of Public Warrants will not have redemption rights with respect to such Warrants.

Q:     What are the U.S. federal income tax consequences of exercising my redemption rights?

A:     The U.S. federal income tax consequences of exercising redemption rights with respect to our Public Shares will depend on a holder’s particular facts and circumstances. See “— Material U.S. Federal Income Tax Considerations” for a discussion of material U.S. federal tax consequences of the redemption of our Public Shares. We urge you to consult your tax advisors regarding the tax consequences of exercising your redemption rights with respect to your Public Shares and to rely solely upon their advice.

In the event that a U.S. Holder (as defined below) elects to redeem its Public Shares for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of the Public Shares under Section 302 of the Internal Revenue Code (the “Code”) or is treated as a distribution under Section 301 of the Code and whether Perception would be characterized as a passive foreign investment company (“PFIC”). If the redemption qualifies as a sale or exchange of the Public Shares or is treated as a distribution will depend on the facts and circumstances of each particular U.S. Holder at the time such holder exercises his, her, or its redemption rights. If the redemption qualifies as a sale or exchange of the Public Shares, the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in the Public Shares surrendered in such redemption transaction. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Public Shares redeemed exceeds one year.

Subject to the PFIC rules, long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. However, it is unclear whether the redemption rights with respect to the Public Shares may prevent a U.S. Holder from satisfying the applicable holding period requirements. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. See “Material U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Considerations of Exercising Redemption Rights” and “Material U.S. Federal Income Tax Considerations — Passive Foreign Investment Company Status” for a more detailed discussion of the U.S. federal income tax consequences of a U.S. Holder electing to redeem its Public Shares for cash, including with respect to Perception’s potential PFIC status and certain tax implications thereof.

Additionally, because the Perception Reorganization will occur prior to the redemption by U.S. Holders that exercise redemption rights with respect to Public Shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of Section 367(a) of the Code and the PFIC rules. The tax consequences of the exercise of redemption rights, including pursuant to Section 367(a) of the Code and the PFIC rules, are discussed more fully below under “Material U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Considerations to U.S. Holders of Exercising Redemption Rights.” All holders of Public Shares considering exercising their redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws.

Q:     Will holders of Public Shares or Public Warrants be subject to U.S. federal income tax on the Blue Gold Limited Ordinary Shares or Blue Gold Limited Warrants received in the Perception Reorganization?

A:     Subject to the limitations and qualifications described in “Material U.S. Federal Income Tax Considerations,” including the application of the PFIC rules, the U.S. federal income tax consequences of the Perception Reorganization to U.S. Holders of Perception securities (as defined below) will depend, in part, on whether the Perception Reorganization qualifies as a “reorganization” within the meaning of Section 368 of the Code.

The rules under Section 368 of the Code, however, contain limited guidance for transactions such as the Business Combination and qualification for such treatment could be adversely affected by events or actions that occur following the Business Combination that are out of Perception’s control.

Moreover, Section 367(a) of the Code may apply to the Perception Reorganization if Blue Gold Limited transfers the assets it acquires from Perception pursuant to the Perception Reorganization to certain subsidiary corporations in connection with the Business Combination. Section 367(a) of the Code, and the applicable Treasury regulations promulgated thereunder, would only apply to U.S. Holders who would be treated as a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of PubCo following the Business Combination (a “5 Percent Holder”) who do not enter into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8 (“GRA”), and would cause the Perception Reorganization to result in gain recognition (but not loss) by such 5 Percent Holders. The requirements under Section 367(a) are not discussed herein There are significant factual and legal uncertainties concerning the determination of whether these requirements will be satisfied and there is limited guidance as to their application, particularly with regard to indirect stock transfers in cross-border reorganizations.

If the Perception Reorganization does not qualify as a “reorganization”, then a U.S. Holder that exchanges its Public Shares or Public Warrants for the consideration under the Perception Reorganization will recognize gain or loss equal to the difference between (i) the fair market value of the Blue Gold Limited Ordinary Shares and Blue Gold Limited Warrants received and (ii) the U.S. Holder’s adjusted tax basis in the Public Shares and Public Warrants exchanged. For a more detailed discussion of certain U.S. federal income tax consequences of the Perception Reorganization, see the section titled “Material U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Consequences of the Perception Reorganization to U.S. Holders” in this proxy statement/prospectus/prospectus. Holders should consult their own tax advisors to determine the tax consequences to them (including the application and effect of any state, local or other income and other tax laws) of the Perception Reorganization.

Q:     What are the risks for any Public Warrant holders post Business Combination?

A:     Following the Closing, Blue Gold Limited may redeem your Public Warrants prior to their exercise at any time, including a time that may be disadvantageous to you thereby making such Public Warrants worthless. Blue Gold Limited will have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Public Warrant, provided that the closing price of Blue Gold Limited Ordinary Shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Public Warrant) for any 20 trading days within a 30 trading day period ending on the third trading day prior to proper notice of such redemption, provided that certain other conditions are met. If and when the Warrants become redeemable, Blue Gold Limited may not exercise its redemption right unless there is a current registration statement in effect with respect to the shares of Blue Gold Limited Ordinary Shares underlying such Warrants.

Blue Gold Limited is not registering the Blue Gold Limited Ordinary Shares issuable upon the exercise of the Warrants in the registration statement of which this proxy statement/prospectus forms a part but will register them after the Closing. Pursuant to the Perception Warrant agreement, Blue Gold Limited is required to maintain a current prospectus relating to those shares until the Warrants expire or are redeemed. If a registration statement covering the shares issuable upon exercise of the Warrants is not effective by the 60th business day after the Closing, holders of Public Warrants may, until such time as there is an effective registration statement and during any period when Blue Gold Limited will have failed to maintain an effective registration statement, exercise Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

In the event Blue Gold Limited determines to redeem the Public Warrants, holders would be notified of such redemption as described in the Warrant agreement. Blue Gold Limited would be required to fix a date for the redemption and mail a notice of redemption not less than 30 days prior to the redemption date to the registered holders of the Warrants at their last addresses as they appear on the registration books. In addition, beneficial owners of the redeemable Warrants will be notified of such redemption via Blue Gold Limited posting of the redemption notice to DTC.

Redemption of the outstanding Public Warrants could force you (i) to exercise your Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Public Warrants at the then-current market price when you might otherwise wish to hold your Public Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of your Public Warrants.

Q:     What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:     Following the closing of Perception’s initial public offering, an amount equal to $234.6 million of the net proceeds from Perception’s initial public offering and the sale of the private placement Units was placed in the Trust Account. On May 9, 2023 (the “First Extension Meeting”), December 5, 2023 (the “Second Extension Meeting”) and November 13, 2024 (the “Third Extension Meeting), Perception held extraordinary general meetings of shareholders, at which shareholders voted upon, among other items, a proposal to amend Perception’s Existing Governing Documents to extend the date by which Perception must consummate an initial business combination. In connection with the First, Second and Third Extension Meetings, an aggregate of 22,667,072 Public Shares were redeemed.

Any Trust Account proceeds remaining following redemptions of Public Shares and the payment of transaction expenses and the payment of principal or interest due on indebtedness incurred in completing the Business Combination, if any, will be released to us to fund the operations of the combined company following the Closing. See “Summary of the Proxy Statement/Prospectus — Sources and Uses of Funds for the Business Combination.”

Q:     What happens if a substantial number of the Public Shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A:     The Public Shareholders are not required to vote “FOR” the Business Combination or vote at all in order to exercise their redemption rights and Public Shareholders who vote in favor of the Business Combination may also nevertheless exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Shareholders are reduced as a result of redemptions by Public Shareholders.

As a result of redemptions, the trading market for the Blue Gold Limited Ordinary Shares may be less liquid than the market for the Public Shares was prior to the consummation of the Business Combination and Blue Gold Limited may not be able to meet the listing standards for Nasdaq or another national securities exchange. In addition, with less funds available from the Trust Account, the working capital infusion from the Trust Account into Blue Gold Limited’s business will be reduced. If the Trust Account proceeds that would be available to Blue Gold Limited following the redemption deadline are less than expected, Blue Gold Limited will have less cash available to pursue its anticipated growth strategies and new initiatives. As a result, Blue Gold Limited’s results of operations and financial condition may be worse than projected.

Q:     What conditions must be satisfied to complete the Business Combination?

A:     The consummation of the Business Combination is conditioned upon, among other things, (i) the approval by the Perception Shareholders and the BGHL Shareholders of the Business Combination Proposal; (ii) the applicable waiting period under the HSR Act relating to the Business Combination having expired or been terminated; (iii) obtaining the requisite government approvals; (iv) all requisite third-party consents being obtained; (v) no law having been enacted that would have the effect of making the Business Combination illegal; (vi) members of Blue Gold Limited’s board of directors shall have been elected or appointed; (vii) the registration statement having been declared effective; (viii) the Blue Gold Limited Ordinary Shares to be issued in connection with the Business Combination having been approved for listing on the NYSE or Nasdaq; (ix) the continued accuracy of the various representations and warranties of the parties in the Business Combination Agreement subject to agreed-upon standards; (x) the performance of various obligations set forth in the Business Combination Agreement; (xi) the exchange of certain customary closing documents; and (xii) the absence of a Material Adverse Effect as such term is defined in the Business Combination Agreement. Perception’s obligation to close is further conditioned upon the receipt of a Qualified Persons Report and certain other requirements.

For more information about conditions to the consummation of the Business Combination, see “The Business Combination Proposal — Conditions to Closing of the Business Combination.”

Q:     What governmental and regulatory approvals are required?

A:     The Business Combination and the transactions contemplated by the Business Combination Agreement are not subject to any additional federal or state regulatory requirement or approval, except for filing of the Plan of Merger with the Registrar of Companies of the Cayman Islands and registration of the Plan of Merger by the Registrar of Companies of the Cayman Islands.

Q:     When do you expect the Business Combination to be completed?

A:     It is currently expected that the Business Combination will be consummated in the second half of 2024. This date depends on, among other things, the approval of the proposals to be put to Perception’s shareholders at the extraordinary general meeting. However, such extraordinary general meeting could be adjourned if the Adjournment Proposal is adopted by our shareholders at the extraordinary general meeting and we elect to adjourn the extraordinary general meeting to a later date or dates to consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to Perception’s shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient Perception Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting or (B) in order to solicit additional proxies from Perception’s shareholders in favor of one or more of the proposals at the extraordinary general meeting. For a description of the conditions for the completion of the Business Combination, see “The Business Combination Proposal — Conditions to Closing of the Business Combination.”

Q:     What happens if the Business Combination is not consummated?

A:     If the Business Combination Agreement is terminated before the Business Combination is completed, Perception will search for an alternate initial business combination. If Perception is not able to consummate the Business Combination with BGHL nor able to complete another business combination by November 15, 2025 (or sooner at the discretion of the Board), Perception will cease all operations except for the purpose of winding up.

Q:     Do I have appraisal rights in connection with the proposed Business Combination?

A:     Perception shareholders may be entitled to give notice to Perception prior to the meeting that they wish to dissent to the Merger Proposal and to receive payment of fair market value for his or her Perception shares if they follow the procedures set out in the Cayman Islands Companies Act, noting that any such dissention rights may be limited pursuant to Section 239 of the Cayman Islands Companies Act, pursuant to which no such dissention rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange at the expiry date of the period allowed for written notice of an election to dissent, provided that the merger consideration does constitute anything except, inter alia, shares of any company which at the effective date of the Perception Merger are listed on a national securities exchange.

Q:     What do I need to do now?

A:     Perception urges you to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a shareholder and/or warrant holder. Perception’s shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:     How do I vote?

A:     If you are a holder of record of ordinary shares on the record date for the extraordinary general meeting, you may vote in person or virtually at the extraordinary general meeting or by submitting a proxy for the extraordinary general meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage-paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote in person, obtain a valid proxy from your broker, bank or nominee.

Q:     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:     No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent.

As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. If you decide to vote, you should provide instructions to your broker, bank or other nominee on how to vote in accordance with the information and procedures provided to you by your broker, bank or other nominee.

Q:     When and where will the extraordinary general meeting be held?

A:     The extraordinary general meeting will be held at [•] and virtually via live webcast at [•], or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Q:     Who is entitled to vote at the extraordinary general meeting?

A:     We have fixed the close of business on            , 2025 as the record date for the extraordinary general meeting. If you were a shareholder of Perception at the close of business on the record date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a shareholder may only vote his or her shares if he or she is present in person or is represented by proxy at the extraordinary general meeting.

Q:     How many votes do I have?

A:     At the extraordinary general meeting, Perception’s shareholders are entitled to one vote for each Perception Ordinary Share held of record as of the record date. As of the close of business on the record date for the extraordinary general meeting, there were ________ Perception Ordinary Shares issued and outstanding, of which ________ were Perception Class A ordinary shares and one was a Perception Class B ordinary share. In addition, there were ______ preference shares outstanding with each preference share entitled to one vote except that the preference shares do not have any voting rights with respect to _______.

Q:     What constitutes a quorum?

A:     A quorum of Perception’s shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than one-third of the issued and outstanding shares are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, ________ shares would be required to achieve a quorum.

Q:     What vote is required to approve each proposal at the extraordinary general meeting?

A:     The following votes are required for each proposal at the extraordinary general meeting:

(i)     Business Combination Proposal:    The approval of the Business Combination Proposal requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(ii)    The Merger Proposal:    The approval of the Merger Proposal requires a special resolution, being a resolution passed by the affirmative vote of at least two-thirds of the votes cast by the holders of the issued Perception Ordinary Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(iii)   Adjournment Proposal:    The approval of the Adjournment Proposal requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

As of the record date, Perception had _____________ Ordinary Shares issued and outstanding. Perception’s shareholders are entitled to one vote for each Perception Ordinary Share held of record as of the record date. As of the record date. Perception Ordinary Shares are subject to the Support Agreement, pursuant to which the Initial Shareholders have agreed to vote all of their shares in favor of the Business Combination. For additional information regarding the Support Agreement, see “The Business Combination Proposal — Related Agreements — Sponsor Support Agreement.”

Assuming all holders that are entitled to vote on such matter vote all of their ordinary shares in person or by proxy, 5,263,836 shares, will need to be voted in favor of each of the Business Combination Proposal and the Adjournment Proposal in order to approve each of the Business Combination Proposal, and the Adjournment Proposal. The Managing Sponsor, Former Sponsor and the former directors have all agreed to vote their Founders Shares in favor of each of the Proposals.

Q:     What are the recommendations of the Perception Board?

A:     The Perception Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of Perception and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

Q:     Does the Perception Board have interests in the Business Combination that are different than those of the Perception shareholders as a whole?

A:     The Perception Board and our officers may have interests in the Business Combination that are different from or in addition to your interests. You should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things, the interests listed below:

•        If the Business Combination with BGHL or another business combination is not consummated by November 15, 2025, Perception will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and dissolving and liquidating. In such event, the Founders Shares held by the Managing Sponsor (1,673,750 shares), would be worthless because the Managing Sponsor is not entitled to participate in any redemption or liquidating distribution with respect to such shares. Such shares had an aggregate market value of $20.6 million based upon the closing price of $12.295 per Public Share on the OTC Pink Market on December 17, 2024, the most recent practicable date prior to the date of this proxy statement/prospectus.

•        The Managing Sponsor holds an aggregate of 755,625 Exchange Shares of Perception. Such Exchange Shares had an aggregate market value of approximately $9.3 million based upon the closing price of $12.295 per Class A Ordinary Share on the OTC Pink Market on December 17, 2024, the most recent practicable date prior to the date of this proxy statement/prospectus. The Exchange Shares will become worthless if Perception does not consummate the Business Combination by November 15, 2025 (or such earlier date as determined by the Perception Board).

•        The Business Combination Agreement provides that Perception or the Managing Sponsor will be entitled to appoint at least one director of Perception after the consummation of the Business Combination. As such, in the future such director(s) will receive cash fees, stock options or stock awards that the Blue Gold Limited Board determines to pay to its directors. No such determination has yet been made.

•        The Business Combination Agreement provides that, at the closing of the Business Combination, the Managing Sponsor and Perception’s officers and directors will enter into the Registration Rights Agreement, which provides for registration rights for Perception Ordinary Shares held by them to such persons and their permitted transfers.

•        If Perception is unable to complete the Business Combination within the required time period, Perception will be required to provide for payment of claims of creditors that were not waived that may be brought against Perception within the ten years following such redemption. In order to protect the amounts held in the Trust Account, the Managing Sponsor has agreed that it will be liable to Perception if and to the extent any claims by a third party (other than any independent auditors) for services rendered or products sold to Perception, or a prospective target business with which Perception has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Perception Class A Ordinary Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case, net of the amount of interest which may be withdrawn to pay taxes, expenses relating to the administration of the Trust Account and limited withdrawals for working capital, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the indemnity of the underwriter of Perception’s initial public offering against certain liabilities, including liabilities under the Securities Act.

•        The Managing Sponsor and Perception’s officers, directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Perception’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Perception fails to consummate the Business Combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, Perception may not be able to reimburse these expenses if the Business Combination with BGHL or another business combination is not completed by November 15, 2025. As of _______ __, 2025, the most recent practicable date prior to the date of this proxy statement/prospectus, the Managing Sponsor and Perception’s officers, directors and their affiliates had no unpaid reimbursable expenses.

•        The Business Combination Agreement provides for the indemnification of Perception’s current directors and officers and the continuation of directors and officers liability insurance covering Perception’s current directors and officers for a period of six years from the Closing Date.

•        The Managing Sponsor will benefit from the completion of the Business Combination and may be incentivized to complete an acquisition with BGHL on terms less favorable to shareholders rather than liquidate.

Based on the closing price per share of the Public Shares on December 17, 2024 as reported on the OTC Pink Market of $12.295, in the aggregate, the Sponsor and its affiliates have approximately $29.9 million at risk that depends upon the completion of a Business Combination. Such amount consists of: 1,673,750 Founders Shares and 755,625 Exchange Shares held by the Managing Sponsor. These interests may influence the Perception Board in making its recommendation that you vote in favor of the approval of the Business Combination, subject to the directors’ fiduciary duties under Cayman Islands law. See the section entitled “The Business Combination Proposal — Interests of Perception’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

These interests may influence the Perception Board in making its recommendation that you vote in favor of the approval of the Business Combination. See the section entitled “The Business Combination Proposal — Interests of Perception’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

See the section entitled “The Business Combination Proposal — Interests of Perception’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:     How do the Managing Sponsor and the other Initial Shareholders intend to vote their shares?

A:     The Initial Shareholders have agreed to vote all their shares and any other Public Shares they may hold in favor of all the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Managing Sponsor (whose members include certain of Perception’s directors and officers), and our other Initial Shareholders own ___% of the issued and outstanding Perception Ordinary Shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding Perception or its securities, the Initial Shareholders, BGHL and/or their respective directors, officers, advisors or respective affiliates may purchase Public Shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or they may enter into transactions with such investors and others to provide them with incentives to not redeem their Public Shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of Perception’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Initial Shareholders, BGHL and/or their directors, officers, advisors or respective affiliates who have agreed to vote in favor of this transaction purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to limit the number of Public Shares electing to redeem their Public Shares. In the event our Sponsor, directors, executive officers, advisors or their affiliates were to purchase shares or Warrants from Public Shareholders, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act including, in pertinent part, through adherence to the following:

•        our registration statement/proxy statement/prospectus filed for the Business Combination would disclose the possibility that our Managing Sponsor, directors, executive officers, advisors or any of their affiliates may purchase shares or Warrants from Public Shareholders outside the redemption process, along with the purpose of such purchases;

•        if our Managing Sponsor, directors, executive officers, advisors or any of their affiliates were to purchase shares or Warrants from Public Shareholders, they would do so at a price no higher than the price offered through our redemption process;

•        our registration statement/proxy statement/prospectus filed for the Business Combination includes a representation that any of our securities purchased by our Managing Sponsor, directors, executive officers, advisors or any of their affiliates would not be voted in favor of approving the Business Combination;

•        our Managing Sponsor, directors, executive officers, advisors or any of their affiliates would not possess any redemption rights with respect to our securities or, if they do acquire and possess redemption rights, they would waive such rights; and

•        we would disclose in a Current Report on Form 8-K, before our security holder meeting to approve the business combination transaction, the following material items:

•        the amount of our securities purchased outside of the redemption offer by our Managing Sponsor, directors, executive officers, advisors or any of their affiliates, along with the purchase price;

•        the purpose of the purchases by our Managing Sponsor, directors, executive officers, advisors or any of their affiliates;

•        the impact, if any, of the purchases by our Managing Sponsor, directors, executive officers, advisors or any of their affiliates on the likelihood that the Business Combination will be approved;

•        the identities of our security holders who sold to our Managing Sponsor, directors, executive officers, advisors or any of their affiliates (if not purchased on the open market) or the nature of our security holders (e.g., 5% security holders) who sold to our Managing Sponsor, directors, executive officers, advisors or any of their affiliates; and

•        the number of our securities for which we have received redemption requests pursuant to our redemption offer.

Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Perception’s Directors and Executive Officers in the Business Combination” for additional information.

Any such report will include descriptions of any arrangements entered into or purchases by any of the aforementioned persons.

Q:     What happens if I sell my Perception Ordinary Shares before the extraordinary general meeting?

A:     The record date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your Public Shares after the applicable record date, but before the extraordinary general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at the extraordinary general meeting.

Q:     May I change my vote after I have mailed my signed proxy card?

A:     Yes. Shareholders may send a later-dated, signed proxy card to prior to the vote at the extraordinary general meeting (which is scheduled to take place on            , 2025) or attend the extraordinary general meeting in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to principal executive office, which must be received prior to the vote at the extraordinary general meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:     What happens if I fail to take any action with respect to the extraordinary general meeting?

A:     If you fail to vote with respect to the extraordinary general meeting and the Business Combination is approved by shareholders and the Business Combination is consummated, you will become a shareholder and/or Warrant holder of Perception. If you fail to vote with respect to the extraordinary general meeting and the Business Combination is not approved, you will remain a shareholder and/or Warrant holder of Perception. However, if you fail to vote with respect to the extraordinary general meeting, you will nonetheless be able to elect to redeem your Public Shares in connection with the Business Combination.

Q:     What should I do if I receive more than one set of voting materials?

A:     Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ordinary shares.

Q:     Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?

A:     Perception will pay the cost of soliciting proxies for the extraordinary general meeting. Perception has engaged Advantage Proxy, Inc. (“Advantage”) as proxy solicitor to assist in the solicitation of proxies for the extraordinary general meeting. Perception has agreed to pay Advantage a fee of $12,500, plus disbursements, and will reimburse Advantage for its reasonable out-of-pocket expenses and indemnify Advantage and its affiliates against certain claims, liabilities, losses, damages and expenses. In addition to these mailed proxy materials, our directors and officers may also solicit proxies in person, by telephone or by other means of communication. These parties will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Q:     Where can I find the voting results of the extraordinary general meeting?

A:     The preliminary voting results will be announced at the extraordinary general meeting. Perception will publish final voting results of the extraordinary general meeting in a Current Report on Form 8-K within four business days after the extraordinary general meeting.

Q:     Who can help answer my questions?

A:     If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

ADVANTAGE PROXY, INC.
P.O. BOX 10904
YAKIMA, WA 98909
Toll Free: 877-870-8565
Collect: 206-870-8565
ksmith@advantageproxy.com

You also may obtain additional information about Perception from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information; Incorporation by Reference.” If you are a holder of Public Shares and you intend to seek redemption of your Public Shares, you will need to deliver your Public Shares (either physically or electronically) to Continental, Perception’s transfer agent, at the address below prior to the extraordinary general meeting. Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to            ,             Eastern Time, on            , 2025 (two business days before the scheduled vote at the extraordinary general meeting) in order for their shares to be redeemed. If you have questions regarding the certification of your position or delivery of your stock, please contact:

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the extraordinary general meeting, including the Business Combination, you should read this proxy statement/prospectus, including the Annexes and other documents referred to herein, carefully and in their entirety. The Business Combination Agreement is the legal document that governs the Business Combination and any other transactions that will be undertaken in connection with the Business Combination. The Business Combination Agreement is also described in detail in this proxy statement/prospectus in the section entitled “The Business Combination Proposal — The Business Combination Agreement.”

The Parties to the Business Combination

Perception

Perception is a blank check company incorporated on June 9, 2021 as a Cayman Islands exempted company limited by shares and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Based on Perception’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

Perception was formerly known as RCF Acquisition Corp. On November 7, 2023, Perception announced the closing of a Securities Purchase Agreement between Perception Capital Partners IV LLC and RCF Sponsor VII LLC, pursuant to which Perception Capital Partners IV LLC succeeded RCF Sponsor VII LLC as the managing sponsor. On December 5, 2023, Perception held an extraordinary general meeting of shareholders during which shareholders approved, among other matters, a proposal to change the name of the company to Perception Capital Corp IV.

Blue Gold Limited

Blue Gold Limited is a wholly owned subsidiary of Perception, newly-formed Cayman Islands exempted company formed for the sole purpose of effecting the transactions contemplated by the Business Combination Agreement.

Blue Merger Sub

Blue Gold Limited shall form a wholly owned subsidiary, the Blue Merger Sub for the purposes of effecting the transactions contemplated by the Business Combination Agreement.

BGHL

Blue Gold Holdings Limited, a private company limited by shares formed under the laws of England and Wales. Based on BGHL’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash. Its sole purpose is to hold leases in Ghana, upon the closing of the business combination. On January 26, 2024, BGHL formed Blue Gold Bogoso Prestea Limited (“BG-BPL”), a limited company organized under the laws of Ghana. On January 27, 2024, BGHL’s subsidiary BG-BPL signed a Purchase and Assumption Agreement to acquire certain mining assets, primarily mining leases, on an exploration stage property in the Ashanti gold belt of Ghana, the Bogoso Prestea gold mine (“Bogoso Prestea Mine”), subject to certain closing conditions including the approval by the Ministry of Lands and Natural Resources of the Republic of Ghana. The closing conditions have been met, with a number of subsequent closing deliverables still to be concluded (including the Royal Gold Agreement novation, the Golden Star Resources Agreement novation and Corporate Social Responsibility Agreement novation). The registration of the legal transfer was completed on May 15, 2024. Bogoso Prestea Mine, whose mining operations are currently suspended, is currently a brownfield exploration stage property which can be restarted with significant start-up costs. Based on the mineral resources presented in the Technical Report Summary incorporated herein, BGHL believes that Bogoso Prestea Mine can be restarted and transitioned to different production techniques from those used historically over the past 10 years. As of August 20, 2024, BGHL has generated no revenue. BGHL intends to bring the former Bogoso Prestea Mine back into operation to cost-effectively deliver gold to the global gold markets. To begin operations, BG-BPL must obtain the following material licenses: Environmental Permit, Mine Operating Permit, Fire Certificate, Export Gold Permit, and Water Usage Permit. BG-BPL has prepared an Environmental Management Plan which has been submitted to the Environmental Protection Agency (EPA) for consideration. This is currently under review by the EPA. Once EPA is satisfied, they will issue BG-BPL an Environmental Permit, following which BG-BPL can apply to the Minerals Commission for a Mine Operating Permit; and following issuance of this, the other permits will be applied for. If any of these material licenses are not obtained the Bogoso Prestea Mine cannot commence production.

Proposals to be put to the Shareholders of Perception at the Extraordinary General Meeting

The following is a summary of the proposals to be put to the extraordinary general meeting of Perception and certain transactions contemplated by the Business Combination Agreement.

The Business Combination Proposal

As discussed in this proxy statement/prospectus, Perception is asking its shareholders to approve, by ordinary resolution, the Business Combination Agreement, pursuant to which, among other things, on the Closing Date, NewCo will merge with and into Blue Merger Sub, with Blue Merger Sub surviving the Merger (“New Blue”). After giving effect to the Blue Merger, New Blue will be a wholly owned subsidiary of Blue Gold Limited.

In contemplation of the Business Combination, Blue Perception Capital LLP, a private limited liability partnership (“Blue Perception Capital”) the registered owner of the majority of the issued capital of BGHL as trustee (with no beneficial interest) for beneficiaries pursuant to that certain Trust Agreement dated December 5, 2023, between Future Global Resources Limited (“FGR”) and the shareholders of BGHL (the “FGR Trust Agreement”) shall (a) deliver to the exchange agent a surrender all of its original certificates for the BGHL Common Stock (“BGHL Common Stock”), and assumed by Blue Perception Capital under that consent transfer letter dated November 14, 2024, between FGR and Blue Perception Capital, and (b) deliver such other documents reasonably requested by Perception and Blue Gold Limited; and (c) Blue Gold Limited shall then issue and cause the exchange agent to deliver to the Blue Shareholders 11,450,000 Blue Gold Limited Class A Ordinary Shares (the “Merger Consideration”); For further details, see “The Business Combination Proposal — Consideration to BGHL Equityholders in the Business Combination.”

After consideration of the factors identified and discussed in the section entitled “The Business Combination Proposal — The Perception Board’s Reasons for the Business Combination,” the Perception Board concluded that the Business Combination met all of the requirements disclosed in the prospectus for Perception’s initial public offering, including that the businesses of BGHL had a fair market value of at least 80% of the balance of the funds in the Trust Account at the time of execution of the Business Combination Agreement. For more information about the transactions contemplated by the Business Combination Agreement, see “The Business Combination Proposal.”

Consideration to BGHL Equityholders in the Business Combination

In accordance with the Business Combination Agreement, at Closing, Blue Shareholders, shall be entitled to the number of Blue Gold Limited Class A Ordinary Shares with an aggregate value equal to in the aggregate One Hundred Fourteen Million Five Hundred Thousand Dollars ($114,500,000) (the “Merger Consideration”). For purposes of this provision, each Blue Gold Limited Class A Ordinary Share to be issued shall be deemed to have a value of $10.00.

BGHL Lock-Up Agreement

At the Closing, certain Blue Shareholders intend to enter into a Lock-up Agreement, pursuant to which the Blue Gold Limited Class A Ordinary Shares, to be held by such shareholder immediately after the Effective Time (together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted), shall become subject to the same limitations on disposition as described with respect to the shares held by the Managing Sponsor pursuant to the Sponsor Support Agreement.

Conditions to Closing of the Business Combination

Both parties’ obligation to consummate the Business Combination is conditioned upon, among other things, (i) the approval by the Perception Shareholders and the BGHL Shareholders of the Business Combination Proposal; (ii) the applicable waiting period under the HSR Act relating to the Business Combination having expired or been terminated; (iii) obtaining the requisite government approvals; (iv) all requisite third-party consents being obtained; (v) no law having been enacted that would have the effect of making the Business Combination illegal; (vi) the appointment of the Perception Board; (vii) members of Blue Gold Limited’s board of directors shall have been elected or appointed; (viii) the registration statement having been declared effective; (ix) the Blue Gold Limited Ordinary

Shares to be issued in connection with the Business Combination having been approved for listing on the NYSE or Nasdaq; (x) the continued accuracy of the various representations and warranties of the parties in the Business Combination Agreement subject to agreed-upon standards; (xi) the performance of various obligations set forth in the Business Combination Agreement; (xii) the exchange of certain customary closing documents; and (xiii) the absence of a Material Adverse Effect as such term is defined in the Business Combination Agreement. Perception’s obligation to close is further conditioned upon the receipt of a Qualified Persons Report and certain other requirements.

Therefore, unless these conditions are waived by the applicable parties to the Business Combination Agreement, if these conditions are not satisfied the Business Combination Agreement could terminate and the Business Combination may not be consummated. For further details, see “The Business Combination Proposal — Conditions to Closing of the Business Combination.”

Termination of the Business Combination Agreement

The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the closing of the Business Combination, including, among others, the following: (i) by the mutual written consent of Perception and BGHL, (ii) by either Perception or BGHL by written notice to the other Parties, if any of the conditions to the closing set forth the Business Combination Agreement have not been satisfied or waived by March 31, 2025 (the “Outside Date) unless the Party seeking to terminate is in breach of any provision of the Business Combination Agreement which is the cause of the failure for the Closing to occur by the Outside Date; (iii) by written notice by either Perception or BGHL to the other Parties if a governmental authority of competent jurisdiction shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Business Combination Agreement, including without limitation, the effectiveness of the Operations Agreements, and such Order or other action has become final and non-appealable unless the Party seeking to terminate has breached any provision of the Business Combination Agreements which has been a substantial cause of or substantially resulted in the Governmental action; (iv) by written notice by either Perception or BGHL to the other Party if any of the representations or warranties made by the other Party are not true and correct or if the other Party fails to perform any of its covenants or agreements set forth in the Business Combination Agreement (including an obligation to consummate the Closing) such that the conditions to the obligations of Perception or BGHL cannot be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements, as applicable, are not cured or cannot be cured within certain specified time periods; or (v) by Perception if the Perception shareholder approval is not obtained at the extraordinary general meeting (subject to any adjournment or recess of the meeting). For further details, see “The Business Combination Proposal — Termination.”

Merger Proposal

Perception will ask its shareholders to consider and vote upon a proposal to approve and authorize by a special resolution under the Cayman Islands Companies Act, the Perception Reorganization and the Plan of Merger to be entered into by and between Perception and Blue Gold Limited in respect thereof in the form attached to the accompanying proxy statement/prospectus as Annex B (the “Plan of Merger”).

Adjournment Proposal

If, based on the tabulated vote, there are not sufficient votes at the time of the extraordinary general meeting to authorize Perception to consummate the Business Combination, the Perception Board may submit a proposal to adjourn the extraordinary general meeting to a later date or dates to consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to Perception’s Shareholders, (ii) in order to solicit additional proxies from Perception’s Shareholders in favor of one or more of the proposals at the extraordinary general meeting, (iii) if the holders of Perception Class A Ordinary Shares have elected to redeem such shares such that the Perception Class A Ordinary Shares would not be approved for listing on the NYSE or Nasdaq at Closing, or (iv) as otherwise determined by the Chairman of the meeting in his sole and absolute discretion. For additional information, see “Adjournment Proposal.”

The Adjournment Proposal is not conditioned on any other proposal.

Organizational Diagrams Reflecting The Corporate Structure Prior to and Upon Completion of the Business Combination

The Perception Board’s Reasons for the Business Combination

Perception was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Perception Board sought to do this by utilizing the networks and industry experience of both the Sponsor and the Perception Board and management to identify, acquire and operate one or more businesses. The members of the Perception Board and management have extensive transactional experience.

As described under “Background to the Business Combination,” the Perception Board, in evaluating the Merger Proposal, consulted with Perception’s management and legal advisors. In reaching its unanimous decision to approve the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement, the Perception Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the proposed combination, the Perception Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Perception Board contemplated its decision as in the context of all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of Perception Board’s reasons for approving the combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements.”

The Perception Board considered a number of factors pertaining to the Merger as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following:

•        the perceived market opportunity and value of a gold mine operation;

•        the perceived well-established commodities market for gold;

•        anticipated performance results;

•        BGHL’s experienced management team and familiarity with the gold mine;

•        the results of Perception’s due diligence investigation;

•        the terms of the Business Combination Agreement including the consideration to be paid; and

•        Perception’s belief that this presented the best opportunity it had reviewed for completing a business combination.

The Perception Board also considered a variety of uncertainties, risks and other potentially negative factors relating to the Merger including, but not limited to, the following: redemptions, complexities related to the shareholder vote, litigation and threats of litigation and broader macro risks, including BGHL’s status as an early-stage company with a limited operating history. Specifically, the Perception Board considered the following issues and risks:

•        the limited experience of the BGHL management team in operating a public company;

•        uncertainty regarding the post-Closing trading price and public float of the Blue Gold Limited Ordinary Shares;

•        the fact that the valuation was based in part on Blue Gold Limited’s future performance;

•        potential fluctuations or declines in the price of gold in the commodities markets;

•        geographic and political risk due the location of the mine and the headquarters of Blue Gold Limited;

•        the limited amount of due diligence that could be performed;

•        the lack of any outside third-party valuation;

•        the ability of the parties to satisfy the conditions to Closing, including listing of the Blue Gold Limited Ordinary Shares and Warrants on the Nasdaq; and

the terms of the Business Combination Agreement that restrict the ability of Perception to consider alternative opportunities. In addition to considering the factors described above, the Perception Board also considered that some officers and directors of Perception might have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of Perception’s shareholders. For instance, due to its ownership of Founders Shares and Exchange Shares that will become worthless if an initial business combination is not completed, the Managing Sponsor will benefit from the completion of the Business Combination and may be incentivized to complete a business combination that is less favorable to shareholders rather than liquidating Perception. Perception’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the Perception Board, the Business Combination Agreement and the transactions contemplated thereby, including the Merger.

The Perception Board concluded that the potential benefits that it expected Perception and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the Perception Board unanimously determined that the Business Combination Agreement, and the transactions contemplated thereby, including the Business Combination, were advisable, fair to, and in the best interests of, Perception and its shareholders.

For more information about the Perception Board’s decision-making process concerning the Business Combination, please see the section entitled “The Business Combination Proposal — The Perception Board’s Reasons for the Business Combination.”

Related Agreements

This section describes certain additional agreements entered into or to be entered into in connection with the Business Combination Agreement.

Support Agreement

On December 5, 2023, in connection with the execution of the Business Combination Agreement, FGR, the nominated trustee of the issued and outstanding equity securities of BGHL, entered into a Support Agreement, which was amended and restated by that certain Amended and Restated Support Agreement between Blue Perception BGHL, Blue Gold Limited, and Perception dated January 8, 2025, pursuant to which Blue Perception Capital has agreed to, among other things, to vote in favor of the Business Combination Agreement and the transactions contemplated thereby. Blue Perception Capital holds sufficient shares of BGHL to cause the approval of the Business Combination Agreement and the transactions contemplated thereby on behalf of BGHL.

Sponsor Support Agreement

On December 5, 2023, in connection with the execution of the Business Combination Agreement, the Sponsor, BGHL, Blue Gold Limited, and Perception, entered into a Sponsor Support Agreement and Lockup Agreement pursuant to which, among other things, the Sponsor agreed to, at any duly called meeting of the shareholders of Perception, and in any action by written consent of the shareholders of Perception requested by the Perception Board or undertaken as contemplated by the Business Combination Agreement, vote its Class A ordinary shares of Perception (a) in favor of the adoption of the Business Combination Agreement (and any actions required in furtherance thereof), (b) against any action, proposal, transaction or agreement that would result in a breach in any material respect of any representation, warranty, covenant, obligation or agreement of BGHL, Blue Gold Limited, Merger Sub, and Perception contained in the Business Combination Agreement, (c) in favor of each of the proposals set forth in the proxy statement/prospectus, and (d) except as expressly set forth in the proxy statement/prospectus, against the following actions or proposals: (i) any proposal in opposition to approval of the Business Combination Agreement or in competition with or materially inconsistent with the Business Combination Agreement; or (ii) any amendment of the Perception Governing documents that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Business Combination Agreement in any material respect or would reasonably be expected to result in any of Perception’s closing conditions or obligations under the Business Combination Agreement not being satisfied. On November 8, 2024, the Sponsor Support Agreement was amended and restated (the “Amended and Restated Sponsor Support Agreement and Lockup Agreement”), the Sponsor also agreed to surrender 246,313 shares (the “Subject Shares”) immediately before the closing of the Business Combination. The Sponsor agrees not to and shall cause its affiliates not to enter into any agreement, commitment or arrangement with any person, the effect of which would be inconsistent with or violative of the provisions and agreements contained in the Sponsor Agreement.

Furthermore, the Managing Sponsor has agreed to enter into Lock-Up Agreements prior to the Closing, whereby, the Sponsor will be subject to a restriction on transfer of their Blue Gold Limited Ordinary Shares, with certain exceptions, until the earlier of (a) the expiration of eighteen-month anniversary of the Closing Date, or (b) if the date after the Closing on which Blue Gold Limited or its shareholders consummate a third-party tender offer, stock, sale, liquidation, merger, share exchange, reorganization or other similar transaction with an unaffiliated third party that results in holders of at least a majority of Blue Gold Limited Ordinary Shares having the right to exchange their equity holdings in Blue Gold Limited for cash, securities or other property; (i) lend, offer, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Blue Gold Limited Ordinary Shares received by Sponsor in connection with the Business Combination Agreement (the “Restricted Securities”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities, or (iii) publicly announce the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of Restricted Securities or other securities, in cash or otherwise.

Ownership of Perception

As of the date of this proxy statement/prospectus, there are ____ Perception Ordinary Shares issued and outstanding, which includes an aggregate of _________ Perception Class A Ordinary Shares of which 5,749,999 are held by the Managing Sponsor and other initial shareholders and, one Perception Class B ordinary share held by the Managing Sponsor. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 11,500,000 Public Warrants to acquire ordinary shares. Each whole Warrant entitles the holder thereof to purchase one Perception Class A Ordinary Share.

The following table illustrates varying ownership levels of Blue Gold Limited immediately following the Business Combination(1):

	Assuming Minimum Redemptions Scenario		Assuming Mid-point Redemptions Scenario		Assuming Maximum Redemptions Scenario
Equity Capitalization Summary	Shares	%	Shares	%	Shares	%
BGHL shareholders	11,450,000	37.1%	11,450,000	37.3%	11,450,000	37.5%
Perception Public Shareholders	332,928	1.1%	166,464	0.5%	—	—%
Perception Managing Sponsor, Former Sponsor and related parties(2)	4,478,687	14.5%	4,478,657	14.6%	4,478,687	14.7%
Blue Capital(3)	2,000,000	6.5%	2,000,000	6.5%	2,000,000	6.5%
BCMP Services Limited(4)	12,025,000	38.9%	12,025,000	39.2%	12,025,000	39.4%
Bonaventura Investment Inc.(5)	160,000	0.5%	160,000	0.5%	160,000	0.5%
Cibreo Partners LLC(6)	432,891	1.4%	432,891	1.4%	432,891	1.4%
Total Blue Gold Limited Ordinary Shares	30,879,506	100.0%	30,713,042	100.0%	30,546,578	100.0%

____________

(1)      The table does not include the 11,500,000 shares underlying Perception Public Warrants or any Warrant that may be issued for any working capital loans. As of the date of this proxy statement/prospectus, there are no working capital loans outstanding.

(2)      Comprised of 1,673,750 shares held by the Former Sponsor, 402,500 shares held by directors and officers of the Former Sponsor, 219,375 shares received by the Former Sponsor in exchange for their Perception Private Warrants pursuant to the November 5, 2024 Warrant Exchange Agreement, 1,107,437 shares held by the Managing Sponsor, 320,000 shares held by directors and officers of the Managing Sponsor and 755,625 shares received by the Managing Sponsor in exchange for their Perception Private Warrants pursuant to the September 6, 2024 Warrant Exchange Agreement. The shares to be owned by the Perception Managing Sponsor, Former Sponsor and related parties also assumes that the Former Sponsor has forfeited 2,000,000 Founders Shares in connection with the conversion of the Blue Capital Note and the Managing Sponsor has surrendered 246,313 shares pursuant to the restated and amended Sponsor Support Agreement and Lockup Agreement. If the Blue Capital note is not fully funded at the closing of the Business Combination, the shares owned by Former Sponsor will increase and the shares owned by Blue Capital will decrease by a like amount.

(3)      Perception issued a convertible promissory note on November 6, 2023, to Blue Capital Management Partners, LLP with a principal amount up to $2,000,000. Such note was subsequently novated to Blue Perception Capital LLP (“Blue Capital”) on November 27, 2023 and on September 24, 2024, Perception entered into a cancellation agreement pursuant to which the convertible promissory note was cancelled. Concurrently with the cancellation, Perception entered into a new convertible promissory note with Blue Capital with a principal amount of up to $2,000,000. Any amounts outstanding under the note (or any portion thereof) will automatically convert into Class A ordinary shares of Perception, par value $0.0001 per share, at a conversion price equal to $1.00 per share, and the Former Sponsor will forfeit an equal number of shares owned. Ownership of Blue Capital assumes the loan is fully funded at the closing of the Business Combination.

(4)      On September 6, 2024, Perception entered into the Preferred Stock Purchase Agreement to issue an aggregate of 609,250 preference shares to BCMP Services Limited for total proceeds of $700,000. The preference shares will automatically convert into 12,185,000 Class A ordinary shares at a conversion rate of 20 Class A ordinary shares for each one preference share. Upon close of the Business Combination, an advisor will receive subscription agreements to purchase 160,000 Class A ordinary shares that will be issued out of shares held by BCMP Services Limited.

(5)      On August 7, 2024, Perception and other affiliated parties entered into a settlement and release agreement with Bonaventura Industries Inc. (the “Advisor”) pursuant to which the Advisor will receive subscription agreements to purchase 160,000 Class A ordinary shares of Blue Gold Limited and BCMP Services Limited will forfeit an equal amount of shares owned.

(6)      On November 8, 2024, Perception and an affiliated party entered into a letter agreement (the “Letter Agreement”) with Cibreo Partners LLC (the “Second Advisor”) pursuant to which the Second Advisor will receive subscription agreements to purchase 432,891 Class A ordinary shares of Blue Gold Limited.

In addition, the following table illustrates varying ownership levels in Blue Gold Limited immediately following the consummation of the Business Combination based on the varying levels of redemptions by the Public Shareholders, on a fully diluted basis, showing full exercise and conversion of all securities that may be outstanding as of the Closing of the Business Combination, including the Perception Public Warrants:

	Assuming Minimum Redemptions Scenario		Assuming Mid-point Redemptions Scenario		Assuming Maximum Redemptions Scenario(1)
Equity Capitalization Summary	Shares	%	Shares	%	Shares	%
BGHL shareholders	11,450,000	23.0%	11,450,000	23.0%	11,450,000	23.1%
Perception Public Shareholders(1)	11,832,928	23.7%	11,666,464	23.5%	11,500,000	23.2%
Perception Managing Sponsor, Former Sponsor and related parties(2)	4,478,687	9.0%	4,478,687	9.0%	4,478,687	9.0%
Blue Capital(3)	2,000,000	4.0%	2,000,000	4.0%	2,000,000	4.0%
BCMP Services Limited(4)	12,025,000	24.1%	12,025,000	24.2%	12,025,000	24.3%
Bonaventura Investment Inc.(5)	160,000	0.3%	160,000	0.3%	160,000	0.3%
Cibreo Partners LLC(6)	432,891	0.9%	432,891	0.9%	432,891	0.9%
Gerald Metals SARL(7)	3,744,460	7.5%	3,744,460	7.5%	3,744,460	7.6%
Gerald Metals SARL Warrants(7)	3,744,460	7.5%	3,744,460	7.5%	3,744,460	7.6%
Total Blue Gold Limited Ordinary Shares	49,868,426	100.0%	49,701,962	100.0%	49,535,498	100.0%

____________

(1)      The table includes the 11,500,000 shares underlying Perception Public Warrants.

(2)      Comprised of 1,673,750 shares held by the Former Sponsor, 402,500 shares held by directors and officers of the Former Sponsor, 219,375 shares received by the Former Sponsor in exchange for their Perception Private Warrants pursuant to the November 5, 2024 Warrant Exchange Agreement, 1,107,437 shares held by the Managing Sponsor, 320,000 shares held by directors and officers of the Managing Sponsor and 755,625 shares received by the Managing Sponsor in exchange for their Perception Private Warrants pursuant to the September 6, 2024 Warrant Exchange Agreement. The shares to be owned by the Perception Managing Sponsor, Former Sponsor and related parties also assumes that the Former Sponsor has forfeited 2,000,000 Founders Shares in connection with the conversion of the Blue Capital Note and the Managing Sponsor has surrendered 246,313 shares pursuant to the restated and amended Sponsor Support Agreement and Lockup Agreement. If the Blue Capital note is not fully funded at the closing of the Business Combination, the shares owned by Former Sponsor will increase and the shares owned by Blue Capital will decrease by a like amount.

(3)      Perception issued a convertible promissory note on November 6, 2023, to Blue Capital Management Partners, LLP with a principal amount up to $2,000,000. Such note was subsequently novated to Blue Perception Capital LLP (“Blue Capital”) on November 27, 2023 and on September 24, 2024, Perception entered into a cancellation agreement pursuant to which the convertible promissory note was cancelled. Concurrently with the cancellation, Perception entered into a new convertible promissory note with Blue Capital with a principal amount of up to $2,000,000. Any amounts outstanding under the note (or any portion thereof) will automatically convert into Class A ordinary shares of Perception, par value $0.0001 per share, at a conversion price equal to $1.00 per share, and the Former Sponsor will forfeit an equal number of shares owned. Ownership of Blue Capital assumes the loan is fully funded at the closing of the Business Combination.

(4)      On September 6, 2024, Perception entered into the Preferred Stock Purchase Agreement to issue an aggregate of 609,250 preference shares to BCMP Services Limited for total proceeds of $700,000. The preference shares will automatically convert into 12,185,000 Class A ordinary shares at a conversion rate of 20 Class A ordinary shares for each one preference share. Upon close of the Business Combination, an advisor will receive subscription agreements to purchase 160,000 Class A ordinary shares that will be issued out of shares held by BCMP Services Limited.

(5)      On August 7, 2024, Perception and other affiliated parties entered into a settlement and release agreement with Bonaventura Industries Inc. (the “Advisor”) pursuant to which the Advisor will receive subscription agreements to purchase 160,000 Class A ordinary shares of Blue Gold Limited and BCMP Services Limited will forfeit an equal amount of shares owned.

(6)      On November 8, 2024, Perception and an affiliated party entered into a letter agreement (the “Letter Agreement”) with Cibreo Partners LLC (the “Second Advisor”) pursuant to which the Second Advisor will receive subscription agreements to purchase 432,891 Class A ordinary shares of Blue Gold Limited.

(7)      On August 19, 2024, Perception, BG-BPL, BGHL and BGL entered into a gold advance purchase agreement with Gerald Metals SARL. ( “Gerald”), pursuant to which Gerald will advance a maximum of $25 million (the “Advance”) to BG-BPL for materials purchase. As consideration for the Advance, Gerald will have the option to convert up to $25 million of the Advance to shares of Blue Gold Limited under two conversions options. Under the two conversion options, Gerald will also be issued units of Blue Gold Limited which comprises one common share and one common share warrant.

See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for further information. All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Basis of Presentation and Glossary — Share Calculations and Ownership Percentages” and, with respect to the determination of the “Assuming Maximum Redemptions Scenario” section. Additionally, the relative percentages above assume the Business Combination was consummated on June 30, 2024. Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended.

Date, Time and Place of Extraordinary General Meeting of Perception’s Shareholders

The extraordinary general meeting will be held at [•] on            , 2025, and virtually via live webcast at [•], or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals to be put to the extraordinary general meeting, including if necessary, the Adjournment Proposal, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, the Business Combination Proposal has not been approved.

Voting Power; Record Date

Perception’s shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they own ordinary shares at the close of business on            , 2025, which is the “record date” of the extraordinary general meeting. Shareholders are entitled to one vote for each Class A ordinary share held of record as of the record date, and shareholders are entitled to one vote for each Class B ordinary share held of record as of the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Perception’s Warrants do not have voting rights. As of the close of business on the record date, there were _______ ordinary shares issued and outstanding, of which __________ were Class A ordinary shares and one was a Class B ordinary share.

Quorum and Vote of Perception Shareholders

A quorum of Perception’s shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than one-third of the issued and outstanding shares are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, _________ shares would be required to achieve a quorum. If a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Perception Board may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the shareholders present shall be a quorum.

The Managing Sponsor and the other Initial Shareholders have, pursuant to the Sponsor Support and Lockup Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Initial Shareholders own ____% of the issued and outstanding ordinary shares. See “The Business Combination Proposal — Related Agreements — Sponsor Support and Lock-up Agreement” for more information related to the Sponsor Support and Lockup Agreement.

The proposals presented at the extraordinary general meeting require the following votes:

(i)     Business Combination Proposal:    The approval of the Business Combination Proposal requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(ii)    The Merger Proposal:    The approval of the Merger Proposal requires a special resolution, being the affirmative vote of a two-thirds majority of the votes cast by the holders of the issued and outstanding Perception Ordinary Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(iii)   Adjournment Proposal:    The approval of the Adjournment Proposal requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Redemption Rights

Pursuant to the Existing Governing Documents, a Public Shareholder may request that Perception redeem all or a portion of its Public Shares for cash if the Business Combination is consummated. As a holder of Public Shares, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

(i)     (a) hold Public Shares or (b) if you hold Public Shares through Units, you elect to separate your Units into the underlying Public Shares and Warrants prior to exercising your redemption rights with respect to the Public Shares;

(ii)    submit a written request to Continental, Perception’s transfer agent, in which you (i) request that Perception redeem all or a portion of your Public Shares for cash, and (ii) identify yourself as the beneficial holder of the Public Shares and provide your legal name, phone number and address; and

(iii)   deliver your Public Shares to Continental, Perception’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to            ,             Eastern Time, on            , 2025 (two business days before the scheduled vote at the extraordinary general meeting) in order for their shares to be redeemed.

Holders of Perception Units must elect to separate the Units into the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. Public holders that hold their Units in an account at a brokerage firm or bank, must notify their broker or bank that they elect to separate the Units into the underlying Public Shares and Public Warrants, or if a holder holds Units registered in its own name, the holder must contact Continental, Perception’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem all or a portion of the Public Shares held by them regardless of if or how they vote in respect of the Business Combination Proposal and regardless of whether they hold Public Shares on the record date for the extraordinary general meeting. If the Business Combination is not consummated, the Public Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a Public Shareholder properly exercises its right to redeem all or a portion of the Public Shares that it holds and timely delivers its shares to Continental, Perception’s transfer agent, Perception will redeem such Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, based on approximately $_____ million of funds in the Trust Account and 332,928 shares subject to possible redemption, this would have amounted to approximately $___ per issued and outstanding Public Share. If a Public Shareholder exercises its redemption rights in full, then it will be electing to exchange its Public Shares for cash and will no longer own Public Shares. See “Extraordinary General Meeting of Perception — Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares without the prior consent of Perception. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Initial Shareholders have, pursuant to the Support Agreement, agreed to, among other things, vote all of their founder shares and their other Public Shares in favor of the proposals being presented at the extraordinary general meeting in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Initial Shareholders own       % of the issued and outstanding ordinary shares. See “The Business Combination Proposal — Related Agreements — Sponsor Support and Lockup Agreement” for more information related to the Support Agreement.

Holders of the Warrants will not have redemption rights with respect to the Warrants.

Appraisal Rights

Neither Perception’s shareholders nor Perception’s Warrant holders have appraisal rights in connection with the Business Combination Proposal under the Cayman Islands Companies Act. However, in respect of the Merger Proposal, under section 238 of the Cayman Islands Companies Act, shareholders of a Cayman Islands company ordinarily have dissenters’ rights with respect to a statutory merger. The Cayman Islands Companies Act prescribes when dissenters’ rights will be available and provides that shareholders are entitled to receive fair value for their shares if they exercise those rights in the manner prescribed by the Cayman Islands Companies Act. Pursuant to section 239(1) of the Cayman Islands Companies Act, dissenters’ rights are not available if an open market for the shares exists on a recognized stock exchange, such as Nasdaq or NYSE, for a specified period after the merger is authorized (such period being the period in which dissenter’s rights would otherwise be exercisable). It is anticipated that, if the Business Combination is approved, it may be consummated prior to the expiry of such specified period and accordingly the exemption under section 239(1) of the Cayman Islands Companies Act may not be available.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. Perception has engaged [•] to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the extraordinary general meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting of Perception — Revoking Your Proxy.”

Interests of Perception’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of the Perception Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Initial Shareholders, including Perception’s directors, may have interests in such proposal that are different from, or in addition to, those of Perception’s shareholders and Warrant holders generally. These interests include, among other things, the interests listed below:

•        If the Business Combination with BGHL or another business combination is not consummated by November 15, 2025, Perception will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and dissolving and liquidating. In such event, the Founders Shares held by the Managing Sponsor (1,673,750 shares), would be worthless because the holders are not entitled to participate in any redemption or liquidating distribution with respect to such shares. Such shares had an aggregate market value of $20.6 million based upon the closing price of $12.295 per Public Share on the OTC Pink Market on December 17, 2024, the most recent practicable date prior to the date of this proxy statement/prospectus.

•        The Managing Sponsor holds an aggregate of 755,625 Exchange Shares. Such Exchange Shares had an aggregate market value of approximately $9.3 million based upon the closing price of $12.295 per Class A Ordinary Share on the OTC Pink Market on December 17, 2024, the most recent practicable date prior to the date of this proxy statement/prospectus. The Exchange Shares will become worthless if Perception does not consummate the Business Combination by November 15, 2025 (or such earlier date as determined by the Perception Board).

•        The Business Combination Agreement provides that Perception or the Managing Sponsor will be entitled to appoint at least one director of Blue Gold Limited after the consummation of the Business Combination. As such, in the future such director(s) will receive cash fees, stock options or stock awards that the Blue Gold Limited Board determines to pay to its directors. No such determination has yet been made.

•        The Business Combination Agreement provides that, at the closing of the Business Combination, the Managing Sponsor and Perception’s officers and directors will enter into the Registration Rights Agreement, which provides for registration rights for Blue Gold Limited Class A Ordinary Shares held by them to such persons and their permitted transfers.

•        If Perception is unable to complete the Business Combination within the required time period, Perception will be required to provide for payment of claims of creditors that were not waived that may be brought against Perception within the ten years following such redemption. In order to protect the amounts held in the Trust Account, the Managing Sponsor has agreed that it will be liable to Perception if and to the extent any claims by a third party (other than any independent auditors) for services rendered or products sold to Perception, or a prospective target business with which Perception has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Perception Class A Ordinary Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case, net of the amount of interest which may be withdrawn to pay taxes, expenses relating to the administration of the Trust Account and limited withdrawals for working capital, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the indemnity of the underwriter of Perception’s initial public offering against certain liabilities, including liabilities under the Securities Act.

•        The Managing Sponsor and Perception’s officers, directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Perception’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Perception fails to consummate the Business Combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, Perception may not be able to reimburse these expenses if the Business Combination with NewCo or another business combination is not completed by November 15, 2025. As of            , 2025, the most recent practicable date prior to the date of this proxy statement/prospectus, the Managing Sponsor and Perception’s officers, directors and their affiliates had no unpaid reimbursable expenses.

•        The Business Combination Agreement provides for the indemnification of Perception’s current directors and officers and the continuation of directors and officers liability insurance covering Perception’s current directors and officers for a period of six years from the Closing Date.

•        The Managing Sponsor will benefit from the completion of the Business Combination and may be incentivized to complete an acquisition with BGHL on terms less favorable to shareholders rather than liquidate.

Based on the closing price per share of the Public Shares on December 17, 2024 as reported on the OTC Pink Market of $12.295, in the aggregate, the Managing Sponsor and its affiliates have approximately $29.9 million at risk that depends upon the completion of a Business Combination. Such amount consists of: 1,673,750 Founders Shares and 755,625 Exchange Shares held by the Managing Sponsor. These interests may influence the Perception Board in making its recommendation that you vote in favor of the approval of the Business Combination, subject to the directors’ fiduciary duties under Cayman Islands law. See the section entitled “The Business Combination Proposal — Interests of Perception’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

The existence of financial and personal interests of one or more of Perception’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Perception and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. For instance, due to its ownership of Founders Shares and Exchange Shares that will become worthless if an initial business combination is not completed, the Managing Sponsor will benefit from the completion of the Business Combination and may be incentivized to complete a business combination that is less favorable to shareholders rather than liquidating Perception. In addition, Perception’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.

These interests may influence the Perception Board in making its recommendation that you vote in favor of the approval of the Business Combination. See the section entitled “The Business Combination Proposal — Interests of Perception’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Perception’s Directors and Executive Officers in the Business Combination” for additional information.

Potential Purchases of Perception Class A Ordinary Shares

When you consider the recommendation of the Perception Board in favor of approval of the Business Combination Proposal, you should keep in mind that BGHL’s directors and executive officers do not currently but may in the future have interests in the Business Combination that are different from, or in addition to, those of the Perception Shareholders and BGHL’s Equityholders generally.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, the Sponsor, the other Initial Shareholders, BGHL and/or their directors, officers, advisors or respective affiliates may purchase Public Shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to not redeem their Public Shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the other Initial Shareholders, BGHL and/or their directors, officers, advisors or respective affiliates who have agreed to vote in favor of this transaction purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their Public Shares.

In the event our Sponsor, directors, executive officers, advisors or their affiliates were to purchase shares or Warrants from Public Shareholders, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act including, in pertinent part, through adherence to the following:

•        our registration statement/proxy statement/prospectus filed for our business combination transaction would disclose the possibility that our sponsor, directors, executive officers, advisors or any of their affiliates may purchase shares or Warrants from Public Shareholders outside the redemption process, along with the purpose of such purchases;

•        if our Sponsor, directors, executive officers, advisors or any of their affiliates were to purchase shares or Warrants from Public Shareholders, they would do so at a price no higher than the price offered through our redemption process;

•        our registration statement/proxy statement/prospectus filed for our business combination transaction would include a representation that any of our securities purchased by our Managing Sponsor, directors, executive officers, advisors or any of their affiliates would not be voted in favor of approving the business combination transaction;

•        our Sponsor, directors, executive officers, advisors or any of their affiliates would not possess any redemption rights with respect to our securities or, if they do acquire and possess redemption rights, they would waive such rights; and

•        we would disclose in a Current Report on Form 8-K, before our security holder meeting to approve the business combination transaction, the following material items:

•        the amount of our securities purchased outside of the redemption offer by our Managing Sponsor, directors, executive officers, advisors or any of their affiliates, along with the purchase price;

•        the purpose of the purchases by our Managing Sponsor, directors, executive officers, advisors or any of their affiliates;

•        the impact, if any, of the purchases by our Managing Sponsor, directors, executive officers, advisors or any of their affiliates on the likelihood that the business combination transaction will be approved;

•        the identities of our security holders who sold to our Managing Sponsor, directors, executive officers, advisors or any of their affiliates (if not purchased on the open market) or the nature of our security holders (e.g., 5% security holders) who sold to our Managing Sponsor, directors, executive officers, advisors or any of their affiliates; and

•        the number of our securities for which we have received redemption requests pursuant to our redemption offer.

Recommendation to Shareholders of Perception

The Perception Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of Perception and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of Perception’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Perception and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Perception’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal — Interests of Perception’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Sources and Uses of Funds for the Business Combination

The following tables summarize the estimated sources and uses for funding the Business Combination as of June 30, 2024, assuming (i) none of Perception’s outstanding Public Shares are redeemed in connection with the Business Combination, (ii) 50% of Perception’s outstanding Public Shares are redeemed in connection with the Business Combination and (iii) all of Perception’s outstanding Public Shares are redeemed in connection with the Business Combination.

Sources & Uses
Assuming No Redemptions

in thousands ($’000s)

Sources		Uses
Cash Held in Trust and Bank(1)	$3,930	Cash to BGL Balance Sheet	$—
Existing cash on BGHL balance sheet	1	Equity Consideration	114,500
Cash from shares of BGL common stock issued to BGHL(2)	114,500	Estimated Transaction Expenses	2,186
		Estimated loan and advances to be repaid	1,745
Total sources	$118,431	Total uses	$118,431

____________

(1)      Calculated as of November 30, 2024 assuming a Closing as of June 30, 2024

(2)      BGHL Common Stock to be issued at a deemed value of $10.00 per share.

Sources & Uses
Assuming 50% Redemptions

in thousands ($’000s)

Sources		Uses
Cash Held in Trust and Bank	$3,930	Cash to BGL Balance Sheet	$—
Existing cash on BGHL balance sheet	1	Equity Consideration	114,500
Cash from shares of BGL common stock issued to BGHL(2)	114,500	Estimated Transaction Expenses	221
		Estimated loan and advances to be repaid	1,745
		Redemption by Public Stockholders(3)	1,965
Total sources	$118,431	Total uses	$118,431

____________

(1)      Calculated as of November 30, 2024 assuming a Closing as of June 30, 2024

(2)      BGHL Common Stock to be issued at a deemed value of $10.00 per share.

(3)      Assumes that 50% of the number of shares of Dune Class A Common Stock can be redeemed are redeemed

Sources & Uses
Assuming Maximum Redemptions

in thousands ($’000s)

Sources		Uses
Cash Held in Trust and Bank	$3,930	Cash to BGL Balance Sheet	$—
Existing cash on BGHL balance sheet	1	Equity Consideration	114,500
Cash from shares of BGL common stock issued to BGHL(2)	114,500	Estimated Transaction Expenses	—
		Estimated loan and advances to be repaid	1
		Redemption by Public Stockholders(3)	3,930
Total sources	$118,431	Total uses	$118,431

____________

(1)      Calculated as of November 30, 2024 assuming a Closing as of June 30, 2024

(2)      BGHL Common Stock to be issued at a deemed value of $10.00 per share.

(3)      Assumes that the maximum number of shares of Dune Class A Common Stock can be redeemed are redeemed

As a result of the transactions contemplated by the Business Combination Agreement, Perception expects Perception to add between $48.2 million and $0 million, respectively in cash on hand on its balance sheet as discussed above. Please see “BGHL’s Management’s Discussion and Analysis of Financial Condition and Results of Operation — Liquidity and Capital Resources” for more information.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, although Blue Gold Limited will acquire all of the outstanding equity interests of BGHL in the Business Combination, Blue Gold Limited will be treated as the “acquired” company and BGHL will be treated as the accounting acquirer for financial statement reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of BGHL issuing stock for the net assets of Blue Gold Limited, accompanied by a recapitalization. The net assets of Blue Gold Limited will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of BGHL.

BGHL has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the Assuming Minimum Redemptions Scenario and the Assuming Maximum Redemptions Scenario:

•        The BGHL shareholders will have the greatest voting interest in the Post-Combination Company;

•        The BGHL shareholders will have the ability to control decisions regarding election and removal of directors and officers of the Post-Combination Company;

•        BGHL will comprise the ongoing operations of the Post-Combination Company; and

•        BGHL existing senior management will be the senior management of the Post-Combination Company.

Regulatory Matters

The Business Combination and the transactions contemplated by the Business Combination Agreement are not subject to any additional federal or state regulatory requirement or approval, except for filing with the Registrar of Companies of the Cayman Islands. BGHL is subject to a wide range of laws and regulations governing all aspects of its operations, including with respect to environmental protection, reclamation, exploration, development, production, taxes, immigration, labor standards and employment issues, occupational health, mine safety, dam safety, toxic substances and wastes, securities and foreign corrupt practices. BGHL has made, and expects to make in the future, significant expenditures to comply with these laws and regulations. Non-compliance can result in violations and legal claims, as well as substantial fines, penalties, reputational damage and delays in or suspension of day-to-day operations. Pending or proposed changes to existing laws and regulations, as well as any proposed or contemplated new laws or regulations, could also have significant impacts on BGHL’s business and results of operations, the extent of which cannot always be predicted.

Ghana: General Laws Relating to Mining

Control of minerals and mining companies

The Constitution of Ghana as well as the Minerals and Mining Act, 2006 (Act 703) (the “GMM Act”) provide that all minerals in Ghana in their natural state are the property of the State and title to them is vested in the President on behalf of and in trust for the people of Ghana, with rights of reconnaissance, prospecting, recovery and associated land usage being granted under license or lease. The grant of a mining lease by the Ghana Minister of Lands and Natural Resources (the “LNR Minister”) upon the advice of the Minerals Commission is subject to parliamentary ratification unless the mining lease falls into a class of transactions exempted by the Ghanaian Parliament. The LNR Minister has the power to object to a person becoming or remaining a controller of a company which has been granted a mining lease if the LNR Minister believes, on reasonable grounds, that the public interest would be prejudiced by the person concerned becoming, or remaining, a controller.

Tax laws relating to mining

Currently, the main tax laws in Ghana include the following acts and regulations, which have been frequently amended over the years:

•        Income Tax Act, 2015 (Act 896) (as amended) and Income Tax Regulations, 2016 (L.I. 2244);

•        Customs Act, 2015 (Act 891) (as amended) and Customs Regulations, 2016 (L.I. 2248);

•        Value Added Tax, 2013 (Act 870) (as amended) and Value Added Tax Regulations, 2016 (L.I. 2243);

•        Revenue Administration Act, 2016 (Act 915) (as amended); and

•        Exemptions Act, 2022 (Act 1083).

The Income Tax Act, 2015 (Act 896) ringfences and taxes income derived from mining operations at the rate of 35 percent.

Furthermore, mining companies must pay ground rent and royalties. Ground rent is payable annually and is calculated based on the number of cadastral units of land held. Royalties are calculated as a percentage of total revenue from minerals obtained by the mining company. The Government of Ghana currently applies a five percent royalty rate to mining companies who have not agreed a different royalty rate under an agreement with the State.

The Exemptions Act, 2022 (Act 1083) (“Exemptions Act”) defines the scope of tax exemptions that may be granted under Ghanaian law, and sets out the administrative process for obtaining a tax exemption. The Exemptions Act requires a person with the benefit of an existing tax exemption to apply to the Ghana Minister of Finance by 11 March 2023 in order to continue to benefit from that tax exemption.

Environmental laws relating to mining

Mining companies are required, under the GMM Act, Environmental Assessment Regulations, 1999 (L.I. 1652), Environmental Protection (Mining in Forest Reserves) Regulations, 2022 (L.I. 2462) and Water Use Regulations, 2001 (L.I. 1692), to obtain all necessary approvals from the Environmental Protection Agency (the “Ghana EPA”) and, in appropriate cases, the Water Resources Commission, the Forestry Commission and/or the Minerals Commission before undertaking mining operations. This includes undergoing an environmental impact assessment process and, following the issuance of the environmental permit, periodically preparing environmental management plans, which include details of the likely impacts of mining operations on the environment and local communities, as well as a comprehensive plan and timetable for actions to mitigate and remediate any adverse effects of the mining operations, for submission to the Ghana EPA. The Minerals and Mining (Health, Safety and Technical) Regulations, 2012 (L.I. 2182) also impose further obligations to obtain the necessary permits from the Inspectorate Division of the Minerals Commission for the operation of mines.

Environmental laws in Ghana also require mining operators to rehabilitate land negatively impacted by mining operations according to an environmental cost reclamation plan agreed with the Ghana EPA. The environmental cost reclamation plan includes two cost estimates, namely the cost of rehabilitating the mining area at the end of the life of the mine as well as the cost of rehabilitating the mine as at the date of the reclamation plan. These estimates are reviewed annually and updated every two years. Each mining company is typically required to secure a percentage (typically between 50 percent and 100 percent) of the estimated rehabilitation costs by posting reclamation bonds underwritten by banks and restricted cash. The terms of each reclamation bond are determined by a reclamation security agreement between that company and the Ghana EPA.

Foreign exchange, export and other rules

The Foreign Exchange Act, 2006 (Act 723) (Foreign Exchange Act), is the principal law governing foreign exchange in Ghana. It provides for amongst other things, the exchange of foreign currency, international payment transactions and foreign exchange transfers. The Bank of Ghana (BoG) is the licensing, regulatory and supervisory authority to give effect to the Foreign Exchange Act. A license issued by the BoG is required to deal in or denominate transactions in foreign exchange. Dealing in foreign exchange is defined to mean (a) purchase and sale of foreign currency; (b) receipt or payment of foreign currency; (c) importation and exportation of foreign currency; and (d) lending and borrowing of foreign currency.

Rules regarding the export of gold and diamonds

The Bank of Ghana introduced new measures to regulate and monitor the export of gold and diamonds from Ghana in 2015. From September 2015, all exports of gold and diamonds must be carried out through the Precious Minerals Marketing Company Ltd (“PMMC”), except where the exporter is the holder of a license that permits it to export directly. The Ghana Revenue Authority (Customs Division) only permits gold to be exported by a licensed gold exporter who has a completed Form FEX A4 bearing Bank of Ghana’s embossment.

Local assaying and refinement policies

In November 2016, the Ministry of Lands and Natural Resources issued a ministerial directive appointing the PMMC as designated laboratory for assaying in Ghana. The directive requests all persons holding export licenses for gold to submit all gold to be exported to the PMMC for assay before export. Mining businesses, including AngloGold Ashanti, acting through the Ghana Chamber of Mines were opposed to this directive due to its potential negative impact on mining companies in the region. As a result, the Chamber initiated proceedings to reverse or modify the directive. Following discussions in respect of the mining industry’s concerns, the Chamber and Government agreed on the modalities for implementing the national assaying policy and it was introduced in February 2018 following a one-month pilot among certain mining companies. Subsequently, in June 2019, the LNR Minister released a statement reiterating the Government of Ghana’s plans to locally refine 30 percent of the gold produced in the country. Discussions between the Ghana Chamber of Mines and the Government of Ghana’s economic management team in 2019 led to the Chamber agreeing to consider the proposal and for the parties to discuss detailed modalities to ensure that a move to locally refined gold does not become detrimental to the mining industry.

Local content and local participation policy

Mining companies must submit a detailed program for the recruitment and training of Ghanaians with a view to achieving “localisation”, which is the replacement of expatriate personnel in a company’s Ghanaian operations by Ghanaian personnel. In addition, mining companies must give preference to Ghanaian products and personnel, to the maximum extent possible, consistent with safety, efficiency and economies. The Minerals and Mining (General) Regulations, 2012 (L.I. 2173) give further details on the localisation policy. The Minerals and Mining (Local Content and Local Participation) Regulations, 2020 (L.I. 2431) came into force on 22 December 2020 with the purpose of developing Ghanaian participation in the mining industry value chain by imposing an obligation on mining companies to procure goods and services with Ghanaian content to the maximum extent possible.

Emerging Growth Company

Blue Gold Limited is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), As such, Blue Gold Limited will be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of Blue Gold’s securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Blue Gold Limited intends to take advantage of the benefits of this extended transition period.

Blue Gold Limited will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) upon the fifth anniversary of Perception’s IPO (November 15, 2026), (b) in which Blue Gold Limited has total annual gross revenue of at least $1.235 billion, or (c) in which Blue Gold Limited is deemed to be a large accelerated filer, which means the market value of our Class A ordinary shares that are held by non-affiliates equals or exceeds $700 million as of the prior June 30, and (2) the date on which Blue Gold Limited has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” will have the meaning associated with it in the JOBS Act.

Additionally, Blue Gold Limited is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. Blue Gold Limited will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of its ordinary shares held by non-affiliates equals or exceeds $250 million as of the prior June 30th, and (2) its annual revenues equaled or exceeded $100 million during such completed fiscal year or the market value of our ordinary shares held by non-affiliates equals or exceeds $700 million as of the prior June 30th.

Summary of Risk Factors

In evaluating the proposals to be presented at the Perception extraordinary general meeting, a shareholder should carefully read the risks described below, this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.” If any of the following events occur, Blue Gold Limited’s business, financial condition and operating results may be materially adversely affected. In that event, the trading price of Blue Gold Limited’s securities could decline, and you could lose all or part of your investment. Such risks include, but are not limited to:

Regional Risk Factors

•        Blue Gold Limited’s growth, future profitability and ability to continue Blue Gold Limited’s operations may be affected by any instability in the West African subregion.

•        Blue Gold Limited’s operations will be subject to risks of doing business in multiple jurisdictions.

•        Emerging Market Risks

•        Ghana Government Participation in the Mining Sector and Potential Risks of Expropriation

•        On September 20, 2024, FGR-BPL received a notice of termination of its mining leases from the Minerals Commission of Ghana, which remains disputed

Risks Related to BGHL’s Business

•        Mining and Exploration activities involve a high degree of risk.

•        Growing production costs could affect our financial condition.

•        Supplies and equipment needed for exploration may not always be available. If BGHL is unable to secure raw materials and exploration supplies, BGHL may have to delay BGHL’s anticipated business operations.

•        If BGHL does not hedge BGHL’s exposure to reductions in gold prices, BGHL may be subject to significant reductions in price.

•        BGHL’s activities are subject to environmental laws and regulation that may materially adversely affect our future operations, in which case our operations could be suspended or terminated.

•        The nature of mineral exploration and production activities involves a high degree of risk and the possibility of uninsured losses that could adversely and materially affect BGHL’s operations.

•        BGHL’s business could be negatively impacted by security threats, including cybersecurity threats, and other disruptions.

•        SEC rules regarding mining property disclosure by companies reporting with the SEC may result in increased operating and legal costs.

Risks Related to Capital Expenditures and Capital Investment

•        Blue Gold Limited is an exploration stage property and our success is subject to the substantial risks inherent in the establishment of a new business venture. You may lose all or part of your investment.

•        BGHL’s business requires substantial capital investment and BGHL may be unable to raise additional funding on favorable terms.

Operational Risk Factors

•        The laws of the Cayman Islands, Blue Gold Limited’s governing documents and agreements with certain officers and directors may protect Blue Gold Limited’s directors from certain types of lawsuits.

•        Blue Gold Limited will continue to incur significantly increased costs and devote substantial management time as a result of operating as a public company.

•        BGHL may not be able to operate successfully if BGHL is unable to recruit, hire, retain and develop key personnel and a qualified and diverse workforce. In addition, BGHL is dependent upon BGHL’s employees being able to perform their jobs in a safe and respectful work environment.

•        BGHL relies on contractors to conduct a significant portion of BGHL’s operations and construction projects.

•        BGHL’s ability to execute BGHL’s strategic plan depends on many factors, some of which are beyond BGHL’s control.

•        BGHL’s exploration and development activities, strategic transactions, or any acquisition activities may not be commercially successful and could fail to lead to gold production or fail to add value.

•        The estimation of mineral resources is imprecise and depends upon subjective factors. Estimated mineral resources may not be realized in actual production. BGHL’s results of operations and financial position may be adversely affected by inaccurate estimates.

•        Actual capital costs, operating costs, production and economic returns may differ significantly from those BGHL has anticipated and there are no assurances that any future development activities will result in profitable mining operations.

•        The prices of gold and other strategic metals fluctuate on a regular basis and a downturn in price could negatively impact BGHL’s operations and cash flow.

•        Volatility in metals prices may also impact the price of Blue Gold Limited’s outstanding securities.

•        Mineral reserve and mineral resource calculations are only estimates and actual production results and future estimates may vary significantly from the current estimates.

•        BGHL’s estimates of future production, costs, expenditures and financial results are imprecise, depend upon subjective factors, may not be realized in actual production and such estimates speak only as of their respective dates.

•        Supplies and equipment needed for exploration may not always be available. If BGHL is unable to secure raw materials and exploration supplies, BGHL may have to delay BGHL’s anticipated business operations.

•        Shortages of critical parts and equipment may adversely affect BGHL’s operations and development projects.

•        BGHL’s operations involve significant risks and hazards inherent to the mining industry.

•        Suitable infrastructure may not be available or damage to existing infrastructure may occur.

•        BGHL’s operations may be adversely affected by rising energy prices or energy shortages.

•        BGHL’s accounting and other estimates may be imprecise.

•        Diversity in application of accounting literature in the mining industry may impact BGHL’s reported financial results.

•        BGHL’s operations are subject to a range of energy disruptions and physical risks related to climate change.

•        BGHL’s operations may be adversely affected by rising energy prices or energy shortages.

•        BGHL’s business is sensitive to nature and climate conditions.

•        BGHL is subject to Climate Change Legislation or Regulations.

•        BGHL may be required by human rights laws to take actions that delay BGHL’s operations or the advancement of BGHL’s projects.

•        BGHL’s operations could be negatively affected by existing laws as well as potential changes in laws and regulatory requirements to which BGHL is subject, including regulation of mineral exploration and ownership, environmental regulations and taxation.

•        Disputes regarding BGHL’s mining claims, concessions or surface rights to land in the vicinity of BGHL’s mining projects could adversely impact operations.

•        BGHL may be unable to obtain or retain necessary permits and leases, which could adversely affect BGHL’s operations.

•        BGHL may be unable to replace gold resources as they become depleted.

•        If BGHL does not hedge BGHL’s exposure to reductions in gold prices, BGHL may be subject to significant reductions in price.

•        BGHL is dependent on information technology systems, which are subject to certain risks, including cybersecurity risks, data leakage risks, and risks associated with implementation and integration.

•        BGHL’s business could be negatively impacted by security threats, including cybersecurity threats, and other disruptions.

•        BGHL’s operations may be disrupted, and BGHL’s financial results may be adversely affected by an outbreak of infectious disease or pandemic.

•        BGHL may be subject to litigation.

Currency Fluctuations & Restrictions on Foreign Exchange

•        Increased exposure to foreign exchange fluctuations and capital controls may adversely affect BGHL’s costs, earnings and the value of some of BGHL’s assets.

•        BGHL’s business is subject to the U.S. Foreign Corrupt Practices Act and other extraterritorial and domestic anti-bribery laws and regulations, a breach or violation of which could lead to substantial sanctions and civil and criminal prosecution, as well as fines and penalties, litigation, loss of licenses or permits and other collateral consequences and reputational harm.

•        Several of BGHL’s directors and officers are residents outside of the United States, and it may be difficult for shareholders to enforce within the United States any judgments obtained against such directors or officers.

•        BGHL’s operations face substantial regulation of health and safety.

•        Liabilities for ground water pollution.

•        Land reclamation and mine closure may be burdensome and costly and such costs may exceed BGHL’s estimates.

•        Compliance with “conflict minerals” and “responsible gold” legislation and standards could result in significant costs.

Risks Related to Perception’s Business

•        Perception is and Blue Gold Limited will be an “emerging growth company” and a “smaller reporting company”, and Blue Gold Limited cannot be certain if the reduced disclosure requirements applicable to us will make Blue Gold Limited’s ordinary shares less attractive to investors.

•        Principal Shareholders Exercise Significant Control.

•        The price of Perception’s Ordinary Shares has and may continue to fluctuate significantly, which could negatively affect Perception and holders of its Ordinary Shares.

•        Perception may issue additional Ordinary Shares or other equity securities in the future that could dilute the ownership interest of existing Perception shareholders.

•        Future issuances of Ordinary Shares will dilute current Perception shareholders and may reduce the market price of the Ordinary Shares.

•        If a large number of Perception’s Ordinary Shares are sold in the public market, the sales could reduce the trading price of Perception’s Ordinary Shares and impede Perception’s ability to raise future capital.

•        Perception does not expect to pay any cash dividends for the foreseeable future.

•        If securities or industry analysts do not continue to publish research or reports about Perception’s business, or if they issue an adverse or misleading opinion regarding Perception’s stock, Perception’s stock price and trading volume could decline.

•        The Business Combination may not qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) or may be taxable under Section 367(a) of the Code, potentially causing U.S. investors who own Perception Ordinary shares and/or Perception Warrants to recognize gain or loss for U.S. federal income tax purposes.

•        The IRS may not agree that Perception should be treated as a non-U.S. corporation for U.S. federal income tax purposes.

•        You may lose all or part of your investment.

SELECTED HISTORICAL FINANCIAL INFORMATION OF Perception

Perception is providing the following selected historical financial data to assist you in your analysis of the financial aspects of the Business Combination. The following tables present Perception’s selected historical financial information as of (i) September 30, 2024 and for the nine months ended September 30, 2024 and 2023; and (ii) December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022. The financial data as of and for the nine months ended September 30, 2024 and 2023 was derived from the unaudited financial statements of Perception for those periods and the financial data as of and for the years ended December 31, 2023 and 2022 was derived from Perception’s audited financial statements of Perception, in each case, included elsewhere in this proxy statement/prospectus. You should read the following summary financial information in conjunction with the sections entitled “Perception Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Perception’s financial statements and related notes appearing elsewhere in this proxy statement.

	Nine months ended September 30, 2024	Nine months ended September 30, 2023	Year ended December 31, 2023	Year ended December 31, 2022
Income Statement Data:
Loss from operations	$(1,580,064)	$(4,052,795)	$(4,565,129)	$(2,291,494)
Interest and dividend income on investments held in Trust Account	$2,041,735	$6,533,553	$8,128,147	$3,438,963
Net income (loss)	$465,211	$2,480,758	$5,147,347	$13,843,499
Weighted average shares outstanding of redeemable ordinary shares, basic and diluted	4,777,672	17,995,773	16,459,493	23,000,000
Basic and diluted net income per share, redeemable ordinary shares	$0.32	$0.21	$0.39	$0.51
Weighted average shares outstanding of non-redeemable ordinary shares, basic and diluted	5,816,186	5,750,000	5,750,000	5,750,000
Basic and diluted net income (loss) per share, non-redeemable ordinary shares	$(0.18)	$(0.23)	$(0.23)	$0.37

Statement of Cash Flows Data:
Net cash used in operating activities	$(588,909)	$(2,977,192)	$(4,169,556)	$(1,159,017)
Net cash provided in investing activities	$(354,979)	$103,525,376	$193,191,432	$—
Net cash provided by (used in) financing activities	$775,739	$(100,439,892)	$(188,840,571)	$500,000
Net Change in Cash	$(167,649)	$108,292	$181,305	$(659,017)
	September 30, 2024	December 31, 2023	December 31, 2022
Balance Sheet Data:
Total Assets	$55,517,049	$53,607,745	$238,250,858
Total Liabilities	$2,777,180	$2,288,275	$10,315,320
Redeemable Class A Ordinary Shares	$55,274,143	$52,877,929	$237,941,214
Total Shareholders’ Deficit	$(2,534,274)	$(1,558,459)	$(9,905,676)

SELECTED HISTORICAL FINANCIAL INFORMATION OF BGHL

Summary Historical Financial Data For Blue Gold Holdings Limited

The following table presents summary historical financial information of BGHL as of (i) June 30, 2024 and for the six months ended June 30, 2024; and (ii) December 31, 2023 and for the period from November 9, 2023 to December 31, 2023. The financial data as of June 30, 2024 and for the six months ended June 30, 2024 was derived from unaudited financial statements as of and for that period and the financial data as of December 31, 2023 and for the period from November 9, 2023 to December 31, 2023 was derived from the audited financial statements of BGHL, in each case, included elsewhere in this proxy statement. You should read the following summary financial information in conjunction with the sections entitled “Blue Gold Holdings Limited Management’s Discussion and Analysis of Financial Condition and Results of Operations” and BGHL’s financial statements and related notes appearing elsewhere in this proxy statement.

	For the six months ended June 30, 2024	For the period from November 9, 2023 (inception) to December 31, 2023
Statement of Operations Data:
Loss from operations	$(3,141,621)	$(334,678)
Net Loss	$(3,182,628)	$(334,678)
Basic and diluted weighted average shares	100,000,000	100,000,000
Basic and diluted net loss per share	$(0.03)	$(0.00)
	June 30, 2024	December 31, 2023
Balance Sheet Data:
Total Assets	$370,239,221	$83,991
Convertible note payable	$2,224,918	$—
Total Liabilities	$373,756,527	$418,669
Accumulated deficit	$(3,517,306)	$(334,678)
Total Shareholders’ Deficit	$(3,517,306)	$(334,678)

SELECTED HISTORICAL FINANCIAL INFORMATION OF BGL

Summary Historical Financial Data For Blue Gold Limited

The following table presents summary historical financial information of BGL as of (i) June 30, 2024 and for the six months ended June 30, 2024; and (ii) December 31, 2023 and for the period from December 4, 2023 to December 31, 2023. The financial data as of June 30, 2024 and for the six months ended June 30, 2024 was derived from unaudited financial statements as of and for that period and the financial data as of December 31, 2023 and for the period from December 4, 2023 to December 31, 2023 was derived from the audited financial statements of BGL, in each case, included elsewhere in this proxy statement. You should read the following summary financial information in conjunction with the sections entitled “Blue Gold Limited Management’s Discussion and Analysis of Financial Condition and Results of Operations” and BGL’s financial statements and related notes appearing elsewhere in this proxy statement.

	For the six months ended June 30, 2024	For the period from December 4, 2023 (inception) to December 31, 2023
Statement of Operations Data:
Loss from operations	$(800)	$(9,522)
Net Loss	$(800)	$(9,522)
Basic and diluted weighted average shares	1	1
Basic and diluted net loss per share	$(800)	$(9,522)
	June 30, 2024	December 31, 2023
Balance Sheet Data:
Total Assets	$800	$1,600
Total Liabilities	$11,122	$11,122
Accumulated deficit	$(10,322)	$(9,522)
Total Shareholders’ Deficit	$(10,322)	$(9,522)

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information (the “Summary Pro Forma Information”) gives effect to the transactions contemplated by the Business Combination and related transactions. The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, although Perception will acquire all of the outstanding equity interests of BGHL in the Business Combination, Perception will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be reflected as the equivalent of BGHL issuing shares for the net assets of Blue Gold Limited, followed by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of BGHL. The summary unaudited pro forma condensed combined balance sheet data as of June 30, 2024, gives effect to the Business Combination and related transactions as if they had occurred on June 30, 2024. The summary unaudited pro forma condensed combined statement of operations data for the six months ended June 30, 2024 and the year ended December 31, 2023, gives effect to the Business Combination and related transactions as if they had occurred on January 1, 2023, the beginning of the earliest period presented.

The Summary Pro Forma Information has been derived from, should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” in this proxy statement/prospectus and the accompanying notes thereto. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of Perception, BGL and BGHL for the applicable periods included in this proxy statement/prospectus. The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what the Post-Combination Company’s financial position or results of operations actually would have been had the Business Combination and related transactions been completed as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of the Post-Combination Company following the reverse recapitalization.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption for cash of Public Shares:

•        Assuming Minimum Redemptions Scenario:    This presentation assumes that no Perception Public Shareholders will exercise redemption rights with respect to the Public Shares for a pro rata share of the funds in the Trust Account.

•        Assuming Maximum Redemptions Scenario:    This presentation assumes that 332,928 Public Shares are redeemed for aggregate redemption payments of $3.9 million, assuming an $11.50 per share redemption price. This scenario includes all adjustments contained in the “Assuming Minimum Redemptions Scenario” and presents additional adjustments to reflect the effect of the “Assuming Maximum Redemptions Scenario”.

	Scenario 1 Assuming Minimum Redemptions	Scenario 2 Assuming Maximum Redemptions
	(in thousands, except share and per share data)
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data for the six months ended June 30, 2024
Net loss attributable to Shareholders of the Company	$(5,195)	$(5,195)
Weighted average shares outstanding – basic and diluted
Basic and diluted net loss per share	$(0.17)	$(0.17)

	Scenario 1 Assuming Minimum Redemptions	Scenario 2 Assuming Maximum Redemptions
	(in thousands, except share and per share data)
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data for the year ended December 31, 2023
Net loss	$(13,491)	$(13,491)
Weighted average shares outstanding – basic and diluted
Basic and diluted net loss per share	$(0.44)	$(0.44)

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE
FINANCIAL INFORMATION

The following table sets forth the historical comparative share information for Perception, BGL and BGHL on a stand-alone basis and the unaudited pro forma combined share information for the six months ended June 30, 2024 and the year ended December 31, 2023, after giving effect to the Business Combination, assuming (i) no Perception Public Shareholders exercise redemption rights with respect to their Public Shares upon the consummation of the Business Combination; and (ii) the Perception Public Shareholders exercise their redemption rights with respect to a maximum of 332,928 Public Shares, or approximately $11.50 per share or $3.9 million. This scenario includes all adjustments contained in the “Assuming Minimum Redemptions Scenario” and presents additional adjustments to reflect the effect of the “Assuming Maximum Redemptions Scenario”.

This information is only a summary and should be read together with the selected historical financial information summary of Perception, BGL and BGHL and the historical financial statements and related notes of each of Perception, BGL and BGHL, in each case, that are included elsewhere in this proxy statement. The unaudited pro forma combined per share information of Perception, BGL and BGHL is derived from, and should be read in conjunction with, the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” and related notes included elsewhere in this proxy statement.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had Perception, BGL and BGHL consummated a business combination during the period presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Perception, BGL and BGHL would have been had Perception, BGL and BGHL consummated a business combination during the period presented.

	Blue Gold Limited (Historical)	BGHL (Historical)	Perception (Historical)	Pro Forma Combined (Assuming Minimum Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
As of and for the Six Months Ended June 30, 2024
Book (deficit) value per share(1)	$(0.01)	$(0.00)	$(0.30)	$0.02	$(0.10)
Weighted average Class A shares outstanding – basic and diluted	1	100,000,000	4,777,672	30,879,506	30,546,578
Net (loss) income per Class A share – basic and diluted	$(800)	$(0.03)	$0.14	$(0.17)	$(0.17)
Weighted average Class B shares outstanding – basic and diluted			5,750,000
Net loss per Class B share – basic and diluted			$(0.15)

____________

(1)      The book (deficit) value per share is equal to the total shareholders’ (deficit) equity divided by the total number of basic (or diluted) outstanding shares.

	Blue Gold Limited (Historical)	BGHL (Historical)	Perception (Historical)	Pro Forma Combined (Assuming Minimum Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
As of and for the Year Ended December 31, 2023
Weighted average Class A shares outstanding – basic and diluted	1	100,000,000	16,459,493	30,879,506	30,546,578
Net (loss) income per Class A share – basic and diluted	$(9,522)	$(0.00)	$0.38	$(0.44)	$(0.44)
Weighted average Class B shares outstanding – basic and diluted			5,750,000
Net loss per Class B share – basic and diluted			$(0.25)

MARKET PRICE AND DIVIDEND INFORMATION

Perception’s Class A Ordinary Shares, Units and Warrants are currently quoted on the over-the-counter market under the symbols “RCFAF,” “RCFUF” and “RCFWF,” respectively.

The most recent closing price of the Units, Class A Ordinary Shares and Warrants as of             , 2025, the last trading day before announcement of the execution of the Business Combination Agreement, was $            , $            , and $            , respectively.

Holders of the Units, Public Shares and Public Warrants should obtain current market quotations for their securities. The market price of Perception’s securities could vary at any time before the Business Combination.

Holders

As of the date of this proxy statement/prospectus there were              holders of record of Perception’s Class A Ordinary Shares, one holder of record of Perception’s Class B Ordinary Shares,              holders of record of Perception’s Units and              holders of Perception’s Warrants. See “Beneficial Ownership of Securities.”

Dividend Policy

Perception has not paid any cash dividends on its Class A Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends by Blue Gold Limited in the future will be dependent upon the revenues and earnings, if any, capital requirements and general financial condition of Blue Gold Limited subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of Blue Gold Limited’s Board. Blue Gold Limited’s Board is not currently contemplating and does not anticipate declaring share dividends nor is it currently expected that Perception’s Board will declare any dividends in the foreseeable future. Further, the ability of Blue Gold Limited to declare dividends may be limited by the terms of financing or other agreements entered into by Blue Gold Limited or its subsidiaries from time to time.

Price Range of BGHL’s Securities

Historical market price information regarding BGHL is not provided because there is no public market for BGHL’s securities. For information regarding BGHL’s liquidity and capital resources, see “BGHL’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

RISK FACTORS

Investing in Blue Gold Limited’s securities involves a high degree of risk. Any of these risks may have a material adverse effect on our business, financial condition, results of operations and cash flows and our prospects could be harmed. In that event, the price of our securities could decline, and you could lose part or all of your investment. References herein to “BGHL” refer to BGHL prior to the Business Combination and Blue Gold Limited and New Blue after the Business Combination. This “Risk Factors” section identifies all material risk factors currently known by Perception and BGHL that make an investment in Blue Gold Limited’s Ordinary Shares and Warrants speculative or risky, but it does not purport to present an exhaustive description of all risks. Perception’s shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the relevant proposals described in this proxy statement/prospectus. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to our business, financial condition and prospects.

Regional Risk Factors

BGHL’s growth, future profitability and ability to continue BGHL’s operations may be affected by any instability in the West African subregion.

After the Business Combination, BGHL’s mines will be located in Ghana which is on the west coast of Africa. Though Ghana is a stable country with a functioning democracy and a good business environment, any civil disruptions or instability in Ghana or any neighboring countries may affect BGHL’s operations. Changes to, or increased instability in the political or social environment in West Africa could cause uncertainty that discourages investment in the region and may adversely affect future investments in BGHL’s business. The West African region has seen cases of political instability, civil strife, piracy and conflict in the past few years. Recent events in West Africa have shown an increased risk of conflict and fragility in the region. Election related violence in West Africa has increased. Elections provide political entrepreneurs with an opportunity to strengthen their position and issue extremist appeals to mobilize their ethnic or religious constituencies, which can ramp up violence. Recently Nigeria, Cote d’Ivoire and Burkina Faso have experienced varying degrees of election related turmoil.

Although there has been increased democratization of West African countries, recent coups in Burkina Faso, Mali, Guinea, and Niger have been a source of political instability in the region. There has also been an increase in piracy and drug trafficking on the West African coast. West Africa has become a key transit point in the trafficking of narcotics between Latin America and Europe. Illicit drug trafficking has been known to provide a source of funding to rebel movements and extremists and also pitting elites against one another in competition over drug-related rents and undermining institutions and weakening governance. Funds from the drug trade has fueled conflicts around parts of the subregion.

There has been an increased threat of terrorist and extremist groups in the Sahel region of West Africa. From the rise of extremist movements in the Sahel such as Ansar Dine (Defenders of the Faith) and MUJAO, to the escalating violence of Nigeria’s Boko Haram, the emergence of religious radicalism across West Africa has presented a growing threat to stability.

Though these instances of political instability and criminal activity in parts of the West African sub region do not directly affect Ghana, it may affect BGHL’s operations and ability to be productive if they spread to Ghana or BGHL’s supply lines. If any of these risks materialize, it could cause a decline in BGHL’s production and thereby cause investors to lose their investments.

BGHL’s operations will be subject to risks of doing business in multiple jurisdictions.

Exploration, development, production and mine closure activities are subject to regional, political, economic, community and other risks of doing business in multiple jurisdictions, including:

•        Potential instability of foreign governments and changes in government policies, including relating to or in response to changes of U.S. laws or foreign policies;

•        Expropriation or nationalization of property;

•        Restrictions on the ability to pay dividends offshore or to otherwise repatriate funds;

•        Restrictions on the ability of local operating companies to sell gold offshore for U.S. dollars, or on the ability of such companies to hold U.S. dollars or other foreign currencies in offshore bank accounts;

•        Import and export regulations, including restrictions on the export of gold;

•        Disadvantages relating to submission to the jurisdiction of foreign courts or arbitration panels or enforcement or appeals of judgments at foreign courts or arbitration panels against a sovereign nation within its own territory;

•        Royalty and tax increases or claims, including retroactive increases and claims and requests to renegotiate terms of existing investment agreements, contracts of work, leases, royalties and taxes, by governmental entities, including such increases, claims and/or requests by the government.

•        Changes in laws or regulations in the jurisdictions in which BGHL operates, including in changes resulting from changes in political administrations;

•        Risk of increased taxation related to impacts to government revenue as a result of challenging socioeconomic conditions, including recessions and/or in connection with heath and community emergencies, such as COVID-19 and other pandemics, epidemics or outbreaks;

•        Fines, fees, and sanctions imposed for failure to comply with the laws and regulations of the jurisdictions in which BGHL operates;

•        Risk of loss due to inability to access BGHL’s properties or operations;

•        Other risks arising out of foreign sovereignty over the areas in which BGHL’s operations are conducted, including risks inherent in contracts with government owned entities such as unilateral cancellation or renegotiation of contracts, licenses or other mining rights;

•        Delays in obtaining or renewing, or the inability to obtain, maintain or renew, necessary governmental permits, mining or operating leases and other agreements and/or approvals;

•        Risk of loss due to civil strife, acts of war, guerrilla activities, insurrection and terrorism;

•        Claims for increased mineral royalties or ownership interests by local or indigenous communities;

•        Risk of loss due to criminal activities such as trespass, blockade, local artisanal or illegal mining, organized crime by drug cartels, theft and vandalism;

•        Delays in obtaining or renewing collective bargaining or certain labor agreements;

•        Disadvantages of competing against companies from countries that are not subject to the rigorous laws and regulations of the U.S. or other jurisdictions, including without limitation, the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act and the Dodd-Frank Act;

•        Increases in training and other costs and challenges relating to requirements by governmental entities to employ the nationals of the country in which a particular operation is located;

•        Increased financing costs;

•        Currency fluctuations, particularly in countries with high inflation;

•        Foreign exchange controls

Emerging Market Risks

Emerging markets, such as Ghana, are generally subject to greater risks, including legal, regulatory, economic and political risks, than more developed markets. There may also be unpredictability with respect to court judgments, including in cases involving the local government. Accordingly, investors should exercise particular care in evaluating the risks involved and should consider whether, in light of these risks, investing in the shares of a company whose assets and operations are based in an emerging market is appropriate. Economic crises in the country may reduce overall investor appetite for securities of issuers operating in developing countries generally, even for such issuers that operate outside the regions directly affected by the crises. Past economic crises in developing countries have often resulted in significant outflows of international capital and caused issuers operating in developing countries to face higher costs for raising funds, and in some cases have effectively impeded access to international capital markets for extended periods.

Thus, even though the economy of Ghana remains relatively stable, financial turmoil in such a developing economy could have an adverse effect on BGHL’s business, financial condition, results of operations, prospects or liquidity.

Ghana Government Participation in the Mining Sector and Potential Risks of Expropriation

BGHL’s operations in Ghana are subject to political, economic and other risks.

BGHL will operate in Ghana under an investment agreement which established a fixed fiscal and legal regime, including fixed royalty and tax rates, for its operations in Ghana. The Republic of Ghana has experienced worsening socioeconomic conditions in recent years. The Ghanaian cedi has experienced significant depreciation with inflation. Ghana’s credit rating worsened to speculative grade, at near default to default levels, as the Ghanaian Finance Ministry announced suspension of debt service payments in December 2022 on the majority of its external debt, including commercial and bilateral loans, and that Ghana was seeking to restructure its debt. Efforts in early 2023 to put in place a domestic debt exchange program have faced setbacks from pension funds and by individual bond holders leading to amended terms. Continued economic recession and/or unfavorable macroeconomic indicators have also resulted in pressures from the Government of Ghana to obtain more revenue and benefits from mining companies on the back of anti-mining sentiment and perceived inequities that the industry is not contributing its fair share. To address budgetary deficits, the Government of Ghana has in the past initiated measures to generate additional revenue from the mining industry and other sectors of the economy as it attempts to increase revenue collection through various tax audits and investigations, proposed new fees, increased revenue and tax initiatives and other vehicles. Other risks include impacts to supply chain, restrictions and local procurement requirements, increase in key commodity prices, more restrictive local banking requirements including requirements for repatriation of proceeds to banks domiciled in Ghana, limitations on capacity of banks to provide reclamation bonds, requests for further local employment requirements, requests for contract renegotiation and increases in contract rates and other costs. Additionally, the government may grant artisanal mining rights or alternative mining rights, such as sand and gravel, in locations in which BGHL has land rights, but no active operations, impacting BGHL’s non-operational land positions. Economic setbacks and anti-mining sentiment can also result in an increase in community frustration and friction with artisanal small-scale mining resulting in conflicts, which can negatively impact BGHL’s operations in Ghana.

On September 20, 2024, FGR-BPL received a Notice of Termination of its mining leases from the Minerals Commission of Ghana, which encompass those leases transferred to the Company, for alleged breaches of the terms of those mining leases. Delays or difficulties in in obtaining a favorable arbitration outcome or in reaching a favorable agreement with the relevant Ghanaian authorities may interfere with future mining operations or plans of Blue Gold, which could materially impact our business and financial position in the future.

On May 15, 2024, BG-BPL became the new leaseholder of record for the Bogoso Prestea Mine. BG-BPL assumed the related leases and licenses pursuant to the Purchase and Assumption Agreement with the Previous Leaseholder dated January 27, 2024. Subsequently, on September 20, 2024, the Previous Leaseholder received a notice of termination of mining leases (the “Commission Notice”) from the Minerals Commission of Ghana (the “Mineral Commission”) alleging violations of the related leases. After the Commission Notice, the Mineral Commission formed an Interim Management Committee (“IMC”), and the IMC assumed managerial control of the mine site. The Company and the Previous Leaseholder, pursuant to the Minerals and Mining Act 2006 (Act 703) (the “Mining Act”), actively dispute the contents and legality of the Commission Notice and the appointment of an IMC. On October 14, 2024, the Company delivered notice to the Republic of Ghana requesting settlement of the Company’s dispute pursuant to the Agreement between the Government of the United Kingdom of Great Britain and Northern Ireland and the Government of the Republic of Ghana for the Promotion and Protection of Investments, signed in Accra on March 22, 1989 and entered into force on October 25, 1991 (“UK-Ghana BIT”). Pursuant to Article 10 of the UK-Ghana BIT, the Company retains the right to initiate international arbitration proceedings against the Republic of Ghana if the dispute is not resolved within three months from the date of the Company’s notice dated October 14, 2024. Pending the resolution of the Company’s dispute, BGHL has been advised by Kimathi Partners, its counsel in Ghana, that pursuant to Section 27(5) of the Mining Act, the leases remain valid and in full effect. During the period since the Commission Notice, there has been media attention and speculation regarding the Bogoso Prestea Mine, including reporting from certain media outlets in Ghana that the Bogoso Prestea mining leases were issued to a third party by the Ghanaian Minister of Lands and Natural Resources. To the Company’s knowledge, no such lease issuance has occurred. Further, if such action were taken, Kimathi Partners has further advised BGHL that under Section 5 of the Mining Act, Ghanaian law requires parliamentary approval of such issuance of the mining lease and, consequently, BGHL would contest as part of the ongoing dispute described in this paragraph.

On December 18, 2024, the Company filed an application for judicial review with The High Court of Justice (Commercial Division) requesting that the court grant an order returning the managerial control of the Bogoso Prestea Mines to BG-BPL.

On December 18, 2024, the Company also filed an application for interlocutory injunction (the “Injunction Application”) pending the court’s review of the application for judicial review. Under the Injunction Application, the respondents, which include the IMC and the Ghanaian Minister of Lands and Natural Resources, are prohibited from (1) taking possession or control of the Bogoso Prestea Mines, (2) requesting parliamentary approval of any mining lease over the Bogoso Prestea Mines, and (3) taking any steps related to approving the transfer of the Bogoso Prestea Mines.

On December 23, 2024, the Economic and Organised Crime Office (“EOCO”) commenced an investigation into alleged fraud connected with the attempted acquisition of the Bogoso Prestea Mines by Heath Goldfields Limited. In accordance with its powers set forth in Section 33 of the Economic and Organised Crime Act, 2010 (Act 804) and their pending investigation, EOCO has frozen the attempted acquisition by Heath Goldfields Limited of the Bogoso Prestea Mines pending the completion of their investigation.

On January 27, 2025, the Company filed an Application For Contempt of Court with The High Court of Justice (Commercial Division) (the “Contempt Motion”) alleging that that the IMC remain in control, possession, and management of the Bogoso Prestea Mines and engaged with discussions with Heath Goldfields Limited for the purposes of handing over the Bogoso Prestea Mines to Heath Goldfields Limited in violation of the judicial review application and injunction application that were served upon them.

In the event the arbitration outcome or any of these actions is favorable to the existing mining leases, successful mine development, infrastructure construction, and mineral production is dependent on obtaining all necessary consents, approvals, and licenses provided elsewhere in this prospectus for a successful design, construction, and operation of efficient gathering, processing, and transportation facilities. No assurance can be given that we will be able to resolve this matter or obtain all necessary consents, approvals, and licenses in a timely manner, or at all. If the outcome of the arbitration is unfavorable, it can adversely affect the value of the Company’s business. Delays or difficulties in in obtaining a favorable arbitration outcome or in obtaining relevant approvals, may interfere with future mining operations or plans of Blue Gold, which could materially impact our business and financial position in the future.

The state may compulsorily acquire land that is subject to a mineral right.

The State can compulsorily acquire land that is subject to a mineral right. Ghana’s constitution stipulates that compulsory acquisition must be made under a law that makes provision for prompt payment of fair and adequate compensation and a right of access to the High Court by any person who has an interest in or right over the land for the determination of his interest or right and the amount of compensation to which he is entitled. Additionally, the Minister of Lands and Natural Resources has a first right to buy all minerals and products derived from the refining or treatment of them — raised, won or obtained in Ghana as well as from any area covered by territorial waters, the exclusive economic zone or the continental shelf. Therefore, there remains a risk to BGHL’s business that the government could exercise these powers, though it has not sought to do so.

Foreign Exchange Surrender Requirement for Mining Companies

In August 2022, the Bank of Ghana began working with mining firms and international oil companies to purchase the foreign exchange arising from the voluntary repatriation of their proceeds. The rationale was to boost the supply of foreign exchange to the economy and strengthen the Bank of Ghana’s foreign exchange auctions. In May 2023, the Government indicated that the surrender requirement will be gradually phased out, however the Bank of Ghana will continue to engage with mining and oil and gas companies, to encourage voluntary repatriation of foreign exchange.

Any downturn in Ghana’s economy may impact BGHL’s growth, profitability and ability to continue BGHL’s operations.

Although Ghana’s attractiveness has significantly improved over the past few years, thanks to recent business-friendly reforms, enhanced connectivity and the availability of digital services, the current turbulent nature of the economy could pose a risk to BGHL’s operations and BGHL’s business will be adversely affected by any downturn in the money.

Any downturn in Ghana’s economy could adversely affect BGHL’s operations and profitability. In 2022, Ghana’s economic growth decreased as a result of the country’s sovereign debt crisis. In December, Ghana ceased to make payments on its external debt to official bilateral and external commercial creditors, leading to mounting arrears.

The country agreement reached with the International Monetary Fund in mid-May 2023 is the first step towards a comprehensive debt-restructuring process that will involve the G20 group, including China, and domestic debt issued to banks that have already suffered substantial haircuts.

In the third quarter of 2022, Ghana’s GDP growth slowed to +2.9% from +6.4% the previous year. Non-extractive industries led the downturn because they were hit the hardest by the widespread slowdown brought on by falling corporate and consumer confidence. However, a pick-up in growth of extractive operations is projected to have kept GDP growth at around +3.1% in 2022.

Central bank reserves dropped to a critically low level in the past quarters and the local currency (Cedi) has depreciated significantly. Exports of gold and oil helped reduce the current account deficit from 3.2% of GDP in 2021 to 2.1% in 2022, more than offsetting the impact of rising imports. However, intense balance of payment pressures resulted since Ghana was cut off from international capital markets, faced capital withdrawals and had trouble rolling over central bank foreign exchange liabilities. Gross international reserves fell to USD1.1bn (0.5 months of imports) at the end of February 2023, almost USD5bn below the level of mid-2021, largely due to foreign exchange interventions by the Bank of Ghana to reduce volatility. As a result of these factors, the value of the Cedi, the local currency, has dropped by more than -50% since the end of 2021.

In December 2022, inflation reached 54% due to a number of factors, including a rise in global energy and food costs as well as the lingering impact of fiscal and monetary stimulus during the pandemic, a decline in the value of the currency and massive monetary financing by the government. By April 2023, inflation dropped to 41% and the Cedi temporarily appreciated against the USD, but the value of the Cedi has continued to decline during 2024.

Growth is predicted to remain muted over the coming years, with inflation gradually returning to the single digits in latter parts of 2024. Starting in 2026, growth is expected to begin rising again towards its long-term potential of about +5%. The anticipated development of oil and gas production, as well as the opening of huge new gold mines, are all contributing factors to the extractive industry’s relatively robust performance. Exposure to negative terms-of-trade shocks from Ghana’s overreliance on commodities will be partly mitigated by the variety of the export basket, which includes gold, crude oil and cocoa (80% of total exports).

Notwithstanding the current high inflationary environment in Ghana, BGHL anticipates offsetting any inflation in Cedi denominated costs locally by generating revenue in USD through the sale of gold on the global metal trading market. The value of the USD has almost tripled from 6 Cedi at the beginning of 2022 to over 15 Cedi in 2024.

Potential Change of Control Restrictions

Ghana’s Mineral and Mining Act provides that a person who intends to become a controller of a mining company must serve a written notice of his intention on the Minister of Lands and Natural Resources. The person may become a controller of the mining company only if the Minister issues a written notice of no objection or fails to issue a notice of no objection within two months from the date of service of the notice on the Minister. The Minerals and Mining Act, 2006 (Act 703) defines a controller as a person who is entitled to exercise or control the exercise of more than 20% of the voting power at any general meeting of the mining company or its subsidiary, either alone or with associates. The Minister is mandated by Ghana’s constitution to exercise his discretion reasonably.

This change of control requirement under Ghana law could potentially be a risk to transfer of ownership and may impact BGHL’s ability to enter into certain business transactions.

Mining companies are increasingly required to consider and provide benefits to the communities and countries in which they operate in order to maintain operations.

As a result of public concern about the real or perceived detrimental effects of economic globalization and global climate impacts, businesses generally, and large multinational corporations in natural resources industries in particular, face increasing public scrutiny of their activities. These businesses are under pressure to demonstrate that, as they seek to generate satisfactory returns on investment to shareholders, other stakeholders, including employees, governments, communities surrounding operations and the countries in which they operate, benefit and will continue to benefit from their commercial activities. Such pressures tend to be particularly focused on companies whose activities are perceived to have a high impact on their social and physical environment. In Ghana, for instance, a number of community related demonstrations occurred during 2018 and 2019 in response to the perceived impacts of BGHL’s operations on the land and on fairness of compensation.

Similarly, a number of community based groups continue pressuring BGHL for additional benefits related to jobs, training and benefit sharing. BGHL is seeking mechanisms for dialogue to understand concerns and address impacts and benefits in a transparent and participatory manner. The potential consequences of these pressures include operational disruption, reputational damage, legal suits, increasing social investment obligations to communities and pressure to increase taxes and royalties payable to governments.

Risks Related to Our Business

Mining and Exploration activities involve a high degree of risk.

When BGHL commences operations on its mining properties, it will be subject to all the hazards and risks normally encountered in the mining of and exploration for deposits of gold. These hazards and risks include, without limitation, unusual and unexpected geologic formations, seismic activity, rock bursts, pit-wall failures, cave-ins, flooding and other conditions involved in the drilling and removal of material, any of which could result in damage to, or destruction of, mines and other producing facilities, damage to life or property, environmental damage and legal liability. Milling operations, if any, are subject to various hazards, including, without limitation, equipment failure and failure of retaining dams around tailings disposal areas, which may result in environmental pollution and legal liability.

The parameters that would be used at BGHL’s properties in estimating possible mining and processing efficiencies would be based on the previous operating experience at these properties and the experience of its management and the independent consultants, gained elsewhere. Various unforeseen conditions can occur that may materially affect estimates based on those parameters. Other unforeseen and uncontrollable difficulties may occur in planned operations at our properties that could lead to failure of the operation.

Growing production costs could affect our financial condition.

BGHL anticipates that costs at its projects, will frequently be subject to variation from one year to the next due to a number of factors, such as changing ore grade, metallurgy and revisions to mine plans, if any, in response to the physical shape and location of the ore body. In addition, costs are affected by the price of commodities such as fuel, rubber, and electricity that are used in its operations. Such commodities are at times subject to volatile price movements, including increases that could make extraction at certain operations less profitable. A material increase in costs at any significant location could have a significant effect on BGHL’s profitability.

Supplies and equipment needed for exploration may not always be available. If BGHL is unable to secure raw materials and exploration supplies, BGHL may have to delay BGHL’s anticipated business operations.

Competition and unforeseen limited sources of supplies needed for BGHL’s proposed exploration work could result in occasional shortages of supplies of certain products, equipment or materials. There is no guarantee BGHL will be able to obtain certain products, equipment and/or materials as and when needed, without interruption, or on favorable terms, if at all. Such delays could affect BGHL’s anticipated business operations and increase BGHL’s expenses.

If BGHL does not hedge BGHL’s exposure to reductions in gold prices, BGHL may be subject to significant reductions in price.

BGHL does not use hedging transactions with respect to any of BGHL’s gold production. Accordingly, BGHL may be exposed to more significant price fluctuations if gold prices decline. While the use of hedging transactions limits the downside risk of price declines, their use also may limit future revenues from price increases. Hedging transactions also involve the risk that the counterparty may be unable to satisfy its obligations.

Government regulation may adversely affect our business and planned operations.

BGHL’s mining activities are subject to various laws governing prospecting, mining, development, production, taxes, labor standards and occupational health, mine safety, toxic substances, land use, water use, land claims of local residents and other matters in Ghana. New rules and regulations may be enacted, or existing rules and regulations may be applied in a manner that could limit or curtail exploration at our mining properties in Ghana and other locations. The economics of any potential mining operation on BGHL’s properties would be particularly sensitive to changes in the tax regimes.

Amendments to current laws, regulations and permits governing our operations and the general activities of mining and exploration companies, or more stringent implementation thereof, could cause unanticipated increases in our exploration expenses, capital expenditures or future extraction or production costs, or could result in abandonment or delays in establishing operations at our mining properties in Ghana.

BGHL’s operations could be negatively affected by existing laws as well as potential changes in laws and regulatory requirements to which BGHL is subject, including regulation of mineral exploration and ownership, environmental regulations and taxation.

The exploration and development of mineral properties is subject to laws and regulations in the countries in which they are located in a variety of ways, including regulation of mineral exploration and land ownership, environmental regulation and taxation. These laws and regulations, as well as future interpretation of or changes to existing laws and regulations, may require substantial increases in capital and operating costs to us and delays, interruptions, or a termination of operations.

In order to obtain permits for exploration or potential future development of mineral properties, environmental regulations generally require a description of the existing environment, including but not limited to natural, archeological and socio-economic environments, at the project site and in the region; an interpretation of the nature and magnitude of potential environmental impacts that might result from such activities; and a description and evaluation of the effectiveness of the operational measures planned to mitigate the environmental impacts. The expenditures to obtain exploration permits to conduct BGHL’s exploration activities may be material to BGHL’s total exploration cost.

The laws and regulations in all the countries in which BGHL operates, or owns assets are continually changing and are generally becoming more restrictive, especially environmental laws and regulations. As part of BGHL’s ongoing exploration activities, BGHL has made expenditures to comply with such laws and regulations, but such expenditures could substantially increase BGHL’s costs to achieve compliance in the future. Delays in obtaining or failure to obtain government permits and approvals or significant changes in regulation could have a material adverse effect on BGHL’s exploration activities, BGHL’s ability to locate economic mineral deposits, and BGHL’s potential to sell, joint venture or eventually develop BGHL’s properties, which could have a material adverse effect on BGHL’s financial position or results of operations.

Our activities are subject to environmental laws and regulation that may materially adversely affect our future operations, in which case our operations could be suspended or terminated.

BGHL is subject to a variety of statutes, rules and regulations in connection with its exploration activities. BGHL is required to obtain various governmental permits to conduct exploration at and development of its property. Obtaining the necessary governmental permits is often a complex and time-consuming process involving numerous agencies. The duration and success of each permitting effort is contingent upon many variables not within its control. In the context of permitting, including the approval of reclamation plans, BGHL must comply with known standards, existing laws, and regulations that may entail greater or lesser costs and delays depending on the nature of the activity to be permitted and the interpretation of the laws and regulations implemented by the permitting authority. The failure to obtain certain permits or the adoption of more stringent permitting requirements could have a material adverse effect on BGHL’s business, plans of operation, and property in that it may not be able to proceed with its exploration programs. Compliance with statutory environmental quality requirements may require significant capital investments, significantly affect its earning power, or cause material changes in its intended activities. Environmental standards imposed by governments may be changed or become more stringent in the future, which could materially and adversely affect its proposed activities. As a result of these matters, BGHL’s operations could be suspended or cease entirely.

Minerals exploration and mining are subject to potential risks and liabilities associated with pollution of the environment and the disposal of waste products occurring as a result of mineral exploration and production. Insurance against environmental risk (including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from exploration and production) is not generally available to us (or to other companies in the minerals industry) at a reasonable price. To the extent that BGHL becomes subject to environmental liabilities, the remediation of any such liabilities would reduce funds otherwise available to us and could have a material adverse effect on its financial condition. Laws and regulations intended to ensure the protection of the environment are constantly changing, and are generally becoming more restrictive.

Inability to obtain a number of material licenses will prevent commencement of mining and materially adversely affect our future operations

To begin operations, BG-BPL must obtain the following material licenses: Environmental Permit, Mine Operating Permit, Fire Certificate, Export Gold Permit, and Water Usage Permit. If any of these licenses are not obtained it will prevent commencement of mining operations and production and will materially adversely affect our future operations.

Land reclamation and mine closure may be burdensome and costly and such costs may exceed BGHL’s estimates.

Land reclamation and mine closure requirements are generally imposed on mining and exploration companies, such as ours, which require us, among other things, to minimize the effects of land disturbance. Such requirements may include controlling the discharge of potentially dangerous effluents from a site and restoring a site’s landscape to its pre-exploration form. The actual costs of reclamation and mine closure are uncertain and planned expenditures may differ from the actual expenditures required. Therefore, the amount that BGHL is required to spend could be materially higher than current estimates. Any additional amounts required to be spent on reclamation and mine closure may have a material adverse effect on BGHL’s financial performance, financial position and results of operations and may cause us to alter BGHL’s operations. In addition, BGHL is required to maintain financial assurances, such as letters of credit, to secure reclamation obligations under certain laws and regulations. The failure to acquire, maintain or renew such financial assurances could subject us to fines and penalties or suspension of BGHL’s operations. Letters of credit or other forms of financial assurance represent only a portion of the total amount of money that will be spent on reclamation over the life of a mine’s operation.

Future legislation and administrative changes to the mining laws could prevent us from exploring and operating our properties.

New laws and regulations, amendments to existing laws and regulations, administrative interpretation of existing laws and regulations, or more stringent enforcement of existing laws and regulations, could have a material adverse impact on our ability to conduct exploration and mining activities. Any change in the regulatory structure making it more expensive to engage in mining activities could cause us to cease operations. We are at this time unaware of any proposed Ghanian laws and regulations that would have an adverse impact on the future of our Ghanian mining properties.

Regulations and pending legislation governing issues involving climate change could result in increased operating costs, which could have a material adverse effect on our business.

A number of governments or governmental bodies have introduced or are contemplating regulatory changes in response to various climate change interest groups and the potential impact of climate change. Legislation and increased regulation regarding climate change could impose significant costs on us, our venture partners and our suppliers, including costs related to increased energy requirements, capital equipment, environmental monitoring and reporting and other costs to comply with such regulations. Any adopted future climate change regulations could also negatively impact our ability to compete with companies situated in areas not subject to such limitations. Given the political significance and uncertainty around the impact of climate change and how it should be dealt with, we cannot predict how legislation and regulation will affect our financial condition, operating performance and ability to compete. Furthermore, even without such regulation, increased awareness and any adverse publicity in the global marketplace about potential impacts on climate change by us or other companies in our industry could harm our reputation. The potential physical impacts of climate change on our operations are highly uncertain and would be particular to the geographic circumstances in areas in which we operate. These may include changes in rainfall and storm patterns and intensities, water shortages, changing sea levels and changing temperatures. These impacts may adversely impact the cost, production and financial performance of our operations.

There are significant hazards associated with mining activities, some of which may not be fully covered by insurance.

The mining business is subject to risks and hazards, including environmental hazards, industrial accidents, the encountering of unusual or unexpected geological formations, cave-ins, flooding, earthquakes and periodic interruptions due to inclement or hazardous weather conditions or machine failure. These occurrences could result in damage to, or destruction of, mineral properties or production facilities, personal injury or death, environmental damage, reduced production and delays in mining, asset write-downs, monetary losses and possible legal liability.

BGHL expects to maintain insurance policies that protect against property loss and business interruption in amounts that BGHL believes are reasonable taking into account the nature of, and risks related to, BGHL’s business and operations as well as the cost of policy premiums. Such insurance is, however, subject to certain exclusions and potential claims could exceed policy limits. There is no guarantee that BGHL will receive insurance proceeds with respect to a particular event or loss. Insurance fully covering many environmental risks, including potential liability for pollution or other hazards as a result of disposal of waste products occurring from exploration and production, is not generally available. Any liabilities that BGHL incurs for these risks and hazards could be significant and could adversely affect results of operations, cash flows and financial condition.

We compete with larger, better capitalized competitors in the mining industry.

The mining industry is very competitive. Much of BGHL’s competition is from larger, established mining companies with greater liquidity, greater access to credit and other financial resources, newer or more efficient equipment, lower cost structures, more effective risk management policies and procedures and/or a greater ability than us to withstand losses. BGHL’s competitors may be able to respond more quickly to new laws or regulations or emerging technologies or devote greater resources to the expansion or efficiency of their operations than BGHL can. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and gain significant market share to BGHL’s detriment. BGHL may not be able to compete successfully against current and future competitors, and any failure to do so could have a material adverse effect on BGHL’s business, financial condition, or results of operations.

The nature of mineral exploration and production activities involves a high degree of risk and the possibility of uninsured losses that could adversely and materially affect BGHL’s operations.

Exploration for and production of minerals is highly speculative and involves greater risk than many other businesses. Many exploration programs do not result in the discovery of mineralization, and any mineralization discovered may not be of sufficient quantity or quality to be profitably mined. Few properties that are explored are ultimately advanced to production. BGHL’s current exploration efforts, and future development and mining operations are subject to all of the operating hazards and risks normally incident to exploring for and developing mineral properties, such as, but not limited to:

•        economically insufficient mineralized material;

•        fluctuations in production costs that may render mining uneconomical;

•        availability of labor, contractors, engineers, power, transportation and infrastructure;

•        labor disputes;

•        potential delays related to social, public health, and community issues;

•        unanticipated variations in grade and other geological problems;

•        environmental hazards;

•        water conditions;

•        difficult surface or underground conditions;

•        metallurgical and other processing problems;

•        mechanical and equipment performance problems;

•        industrial accidents, personal injury, fire, flooding, cave-ins, landslides and other natural disasters; and

•        decrease in resources due to a lower price of gold.

Any of these risks can adversely and materially affect, among other things, the development of properties, production quantities and rates, costs and expenditures, potential revenues and production dates. BGHL currently has no insurance to guard against any of these risks, except in very limited circumstances. If BGHL determines that capitalized costs associated with any of BGHL’s mineral interests are not likely to be recovered, BGHL would incur a write-down of BGHL’s investment in these interests. All of these factors may result in losses in relation to amounts spent and those amounts that would then not be recoverable.

BGHL is dependent on information technology systems, which are subject to certain risks, including cybersecurity risks, data leakage risks, and risks associated with implementation and integration.

BGHL is dependent upon information technology systems in the conduct of BGHL’s business. Any significant breakdown, invasion, virus, cyberattack, security breach, destruction, or interruption of these systems by employees, others with authorized access to BGHL’s systems, or unauthorized persons could negatively impact BGHL’s business. BGHL’s systems and insurance coverage for protecting against cyber security risks may not be sufficient. Although to date BGHL has not experienced any material losses relating to cyberattacks, BGHL may suffer such losses in the future. BGHL may be required to expend significant additional resources to continue to modify or enhance BGHL’s protective measures. BGHL and Perception also may be subject to significant litigation, regulatory investigation, and remediation costs associated with any information security vulnerabilities, cyberattacks or security breaches.

BGHL’s business could be negatively impacted by security threats, including cybersecurity threats, and other disruptions.

BGHL faces various security threats, including attempts by third parties to gain unauthorized access to sensitive information or to render data or systems unusable; threats to the safety of BGHL’s employees; threats to the security of BGHL’s infrastructure; and threats from terrorist acts. There can be no assurance that the procedures and controls BGHL uses to monitor and mitigate BGHL’s exposure to these threats will be sufficient in preventing them from materializing. If any of these events were to materialize, they could lead to losses of sensitive information, critical infrastructure, personnel or capabilities essential to BGHL’s operations and could have a material adverse effect on BGHL’s reputation, financial condition, results of operations, or cash flows. Although to date BGHL has not experienced any significant cyber-attacks, there can be no assurance that BGHL will not be the target of such attacks in the future. As cyber threats continue to evolve, BGHL may be required to expend significant additional resources to continue to modify or enhance BGHL’s protective measures or to investigate and remediate any security vulnerabilities.

SEC rules regarding mining property disclosure by companies reporting with the SEC may result in increased operating and legal costs.

On October 31, 2018, the SEC adopted new rules to modernize mining property disclosure in reports filed with the SEC in order to harmonize SEC disclosure requirements with international standards. These rules became effective after January 1, 2021. The rules require the preparation and filing of technical reports on the BGHL’s properties on a more frequent basis than would have been required in the past. BGHL’s reporting requirements and the preparation of technical reports and assessments may result in significant compliance costs.

Capital Expenditures & Capital Investment

We are an exploration stage property and our success is subject to the substantial risks inherent in the establishment of a new business venture.

The implementation of our business strategy and our business operations are in the exploration stage and subject to all of the risks inherent in the establishment of a new business venture. Accordingly, our intended business operations may not prove to be successful in the near future, if at all. Any future success that we might enjoy will depend upon many factors, several of which may be beyond our control, or which cannot be predicted at this time, and which could have a material adverse effect upon our financial condition, business prospects and operations and the value of an investment in our company.

You may lose all or part of your investment.

If BGHL is unable to effectively develop, mine, recover and sell adequate quantities of gold or generate cash flows from other activities, it is unlikely that the cash generated from BGHL’s internal operations will suffice as a source of the liquidity necessary for anticipated working capital requirements. There is no assurance that BGHL’s initiatives to improve its liquidity and financial position will be successful. Accordingly, there is substantial risk that BGHL will be unable to continue as a going concern. In the event of insolvency, liquidation, reorganization, dissolution or other winding up of BGHL, which will be Perception’s primary asset post Business Combination, Perception’s creditors would be entitled to payment in full out of Perception’s assets before holders of Ordinary Shares would be entitled to any payment, and the claims on such assets may exceed the value of such assets.

BGHL’s business requires substantial capital investment and BGHL may be unable to raise additional funding on favorable terms.

The construction and operation of potential future projects and various exploration projects will require significant funding. BGHL’s operating cash flow and other sources of funding may become insufficient to meet all of these requirements, depending on the timing and costs of development of these and other projects. As a result, new sources of capital may be needed to meet the funding requirements of these investments and fund BGHL’s ongoing business activities. Perception’s ability to raise and service significant new sources of capital will be a function of macroeconomic conditions, future gold prices, BGHL’s operational performance and its current cash flow and debt position, among other factors. In the event of lower gold prices, unanticipated operating or financial challenges, or a further dislocation in the financial markets as experienced in recent years, BGHL’s ability to pursue new business opportunities, invest in existing and new projects, fund BGHL’s ongoing operations and retire or service all of its outstanding obligations could be significantly constrained.

Failure to obtain the advance payment facility or a delay in obtaining it, could have a material adverse effect on BGHL’s ability to adequately explore, develop and operationalize the mines. This may have a material adverse effect on the exploration, results of operation, financial condition, and cashflows.

On August 19 2024, BGHL entered into a Gold Advance Payment Purchase Agreement (the “Advance Payment Agreement”) with Gerald Metals Sarl, a company incorporated in Switzerland (“Gerald Metals”) for an advance payment facility of up to a maximum amount of twenty-five million USD ($25,000,000). The Advance Payment Agreement was entered into to enable BGHL to finance the exploration, development, and operation of its mine. There is the risk that the performance of the conditions precedent under the Advance Payment Agreement is likely to be delayed beyond the closing of the Business Combination as will any dilutive impact on shareholders. To the extent that the closing of the Business Combination occurs, there is a risk that the Blue Gold shareholders may experience a dilutive effect to the value of their shares if Gerald Metals exercises its conversion option under the Advance Payment Agreement. Additionally, if BGHL does not meet the conditions precedent under the agreement and is not able to obtain the advance payment facility, it may lead to material adverse effects on its ability to effectively explore, develop, and operate the mine.

Failure to obtain the advance payment facility or a delay in obtaining it, could have a material adverse effect on BGHL’s ability to adequately explore, develop and operationalize the mines. This may have a material adverse effect on the exploration, results of operation, financial condition, and cashflows.

Perception’s shares will be subordinate to all of Perception’s debts and liabilities, which increases the risk that you could lose your entire investment.

Our shares are equity interests that will be subordinate to all of our current and future indebtedness with respect to claims on our assets. In any liquidation, all of our debts and liabilities must be paid before any payment is made to our shareholders. The amount of any debt financing we incur creates a substantial risk that in the event of our bankruptcy, liquidation or reorganization, we may have no assets remaining for distribution to our shareholders after payment of our debts.

BGHL’s financial situation creates doubt whether we will continue as a going concern.

Since inception, BGHL’s primary sources of liquidity have been cash flows from a loan provided by an affiliated company and funds generated from the issuance of convertible loan notes payable. As of June 30, 2024, BGHL had an aggregate cash and cash and cash equivalents balance of $0 and a net working capital deficit of $3,326,211. On December 30, 2023, BGHL entered into loan agreement with an affiliate entity pursuant to which the affiliate agreed to make vendor payments to cover start-up and other operating costs on behalf of BGHL.

BGHL’s future capital requirements will depend on many factors, including BGHL’s revenue growth rate, the timing and extent of spending to support further sales and marketing and research and development efforts. In order to finance these opportunities, BGHL will need to raise additional financing. While there can be no assurances, BGHL intends to raise such capital through issuances of additional equity raises, as well as through the Business Combination. If additional financing is required from outside sources, BGHL may not be able to raise it on terms acceptable to BGHL or at all. If BGHL is unable to raise additional capital when desired, its business, results of operations and financial condition would be materially and adversely affected.

As a result of the above, in connection with BGHL’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that BGHL’s liquidity condition raises substantial doubt about BGHL’s ability to continue as a going concern through twelve months from the date these financial statements are available to be issued. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should BGHL be unable to continue as a going concern.

Operational Risk Factors Related to Perception and BGHL as Applicable

Limited Liability/Indemnification of Officers, Directors and Employees

The laws of the Cayman Islands, Perception’s Proposed Charter may protect Perception’s directors from certain types of lawsuits.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, actual fraud, or the consequences of committing a crime. Perception’s amended and restated Memorandum and Articles of Association permit us to indemnify Perception’s directors and officers against all damages incurred in connection with Perception’s business to the fullest extent provided or allowed by law, including through stand-alone indemnity agreements. The exculpation provisions may have the effect of preventing shareholders from recovering damages against Perception’s directors caused by their negligence, poor judgment or other circumstances. The indemnification provisions may require us to use Perception’s limited assets to defend Perception’s directors and officers against claims, including claims arising out of their negligence, poor judgment, or other circumstances.

Blue Gold Limited will incur significantly increased costs and devote substantial management time as a result of operating as a public company.

As a public company, Blue Gold Limited will incur significant legal, accounting and other expenses that BGHL did not incur as a private company. Blue Gold Limited will be, subject to the reporting requirements of the Exchange Act, and be required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules and regulations of the SEC and Nasdaq although as a foreign private issuer, its compliance obligations are more limited that for a domestic issuer. Compliance with these requirements has increased and will continue to increase Blue Gold Limited’s legal and financial compliance costs will make some activities more time-consuming and costly. In addition, Blue Gold Limited expects that its management and other personnel will need to divert attention from operational and other business matters to devote substantial time to these public company requirements. In particular, Blue Gold Limited expects to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, which will increase when Blue Gold Limited is no longer an emerging growth company. Perception has hired additional accounting personnel and Blue Gold Limited may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge and may need to incur additional costs to ensure Perception meets the applicable requirements of the Sarbanes-Oxley Act.

Failure to manage BGHL’s growth effectively could cause its business to suffer and will have an adverse effect on its financial condition and operating results.

Failure to manage BGHL’s growth effectively could cause its business to suffer and have an adverse effect on its financial condition and operating results. To manage its growth effectively, BGHL must continually evaluate and evolve its business and manage employees, operations, finances, technology and development, and capital investments efficiently. Its efficiency, productivity and the quality of its business may be adversely impacted if it fails to appropriately coordinate across all of its business operations. Additionally, rapid growth may place a strain on its resources, infrastructure, and ability to maintain the quality of our production. If and when BGHL’s structure becomes more complex as it adds additional staff, BGHL will need to improve its operational, financial and management controls as well as its reporting systems and procedures. BGHL’s failure to manage its growth could disrupt its operations and ultimately prevent it from generating revenues.

If Blue Gold Limited’s business plans are not successful, it may not be able to continue operations as a going concern and its shareholders may lose their entire investment in it.

Blue Gold Limited’s ability to manage growth effectively will depend on its ability to quickly scale-up operations and to recruit, train and manage operations, management, and technical personnel. There can be no assurance that management will be able to manage growth effectively. However, its current plan calls for retaining the current successful management team and adding experienced personnel to the team to enable it to meet its production expansion plan.

If Blue Gold Limited is unable to properly manage the growth of its business, it may experience significant strains on its management and operations and disruptions in its business. In addition, Blue Gold Limited may not have sufficient working capital to fund the expansion of its operations and to provide the working capital necessary for our ongoing operations and obligations. It may need to raise significant additional capital to fund its operating expenses, pay its obligations, and grow its company. Therefore, future operations may be adversely impacted.

BGHL may not be able to operate successfully if BGHL is unable to recruit, hire, retain and develop key personnel and a qualified and diverse workforce. In addition, BGHL is dependent upon BGHL’s employees being able to perform their jobs in a safe and respectful work environment.

BGHL depends upon the services of a number of key executives and management personnel. BGHL’s success is also dependent on the contributions of BGHL’s highly skilled and experienced workforce. BGHL’s ability to achieve BGHL’s operating goals depends upon BGHL’s ability to recruit, hire, retain, and develop qualified and diverse personnel to execute on BGHL’s strategy. BGHL is fundamentally committed to creating and maintaining a work environment in which employees are treated fairly, with dignity, decency, respect and in accordance with all applicable laws. BGHL recognizes that bullying, sexual harassment and harassment based on other protected categories, including race, have been prevalent in every industry, including the mining industry. Features of the mining industry, such as being a historically hierarchical and male-dominated culture, create risk factors for harmful workplace behavior. While BGHL does not tolerate discrimination and harassment of any kind (including but not limited to sexual, gender identity, race, religion, ethnicity, age, or disability, among others), BGHL’s policies and processes may not prevent or detect all potential harmful workplace behaviors. If BGHL fails to maintain a safe, respectful, and inclusive work environment, it could impact BGHL’s ability to retain talent and maintain a diverse workforce and damage BGHL’s reputation. There continues to be competition over highly skilled personnel in BGHL’s industry. If BGHL loses key personnel, or one or more members of BGHL’s senior management team, and BGHL fails to develop adequate succession plans, or if BGHL fails to hire, retain, and develop qualified and diverse employees, BGHL’s business, financial condition, results of operations and cash flows could be harmed.

BGHL’s business is dependent upon BGHL’s workforce being able to safely perform their jobs, including the potential for physical injuries or illness. If BGHL experiences periods where BGHL’s employees are unable to perform their jobs for any reason, including as a result of illness (such as COVID-19), BGHL’s operations could be adversely affected. In addition to physical safety, protecting the psychological safety of BGHL’s employees is necessary to maintaining a safe, respectful, and inclusive work environment. If BGHL fails to maintain a safe environment that is free of harassment, discrimination or bullying, it could adversely impact employee engagement, performance, and productivity, result in potential legal claims and/or damage BGHL’s reputation, which could have a material adverse effect on BGHL’s business, financial position and results of operations or adversely affect BGHL’s market value.

BGHL’s reliance on contractors to conduct a significant portion of BGHL’s operations and construction projects could adversely affect BGHL.

A significant portion of BGHL’s operations are currently conducted in whole or in part by contractors. As a result, BGHL’s operations are subject to a number of risks, some of which are outside BGHL’s control, including:

•        Negotiating agreements with contractors on acceptable terms;

•        New legislation limiting or altering the ability to utilize contractors or outsourced resources;

•        The inability to replace a contractor and its operating equipment in the event that either party terminates the agreement;

•        Reduced control over those aspects of operations which are the responsibility of the contractor;

•        Failure of a contractor to perform under its agreement;

•        Interruption of operations or increased costs in the event that a contractor ceases its business due to insolvency or other unforeseen events;

•        Failure of a contractor to comply with applicable legal and regulatory requirements, to the extent it is responsible for such compliance; and

•        Problems of a contractor with managing its workforce, labor unrest or other employment issues;

•        Liability to third parties as a result of the actions of BGHL’s contractors.

In addition, BGHL may incur liability to third parties as a result of the actions of BGHL’s contractors. The occurrence of one or more of these risks could potentially adversely affect BGHL’s results of operations and financial position.

BGHL’s ability to execute BGHL’s strategic plan depends on many factors, some of which are beyond BGHL’s control.

BGHL’s strategic plan is focused on high-value, cash-generating, gold activities, including, but not limited to, gold exploration, resource development, economic feasibility assessments and cash-generating mineral production. Many of the factors that impact BGHL’s ability to execute BGHL’s strategic plan, such as the advancement of certain technologies, legal and regulatory obstacles and general economic conditions, are beyond BGHL’s control. Changes in value or a lack of demand for the sale of non-core assets would negatively affect BGHL’s financial condition and performance. BGHL’s inability to identify successful joint venture candidates and to complete joint ventures or strategic alliances as planned or to realize expected synergies and strategic benefits could impact BGHL’s financial condition and performance. BGHL’s inability to deploy capital to maximize shareholder value could impact its financial performance. BGHL cannot give assurance that it will be able to execute any or all of its strategic plan. Failure to execute any or all of BGHL’s strategic plan could have a material adverse effect on its financial condition, results of operations, and cash flows.

BGHL’s exploration and development activities, strategic transactions, or any acquisition activities may not be commercially successful and could fail to lead to gold production or fail to add value.

Substantial expenditures are required to acquire gold properties, establish mineral resources through drilling and analysis, develop metallurgical processes to extract metal from the ore and develop the mining and processing facilities and infrastructure at any site chosen for mining. BGHL cannot be assured that any such activities will be commercially successful, lead to gold production, or add value.

Actual capital costs, operating costs, production and economic returns may differ significantly from those BGHL has anticipated and there are no assurances that any future development activities will result in profitable mining operations.

The actual capital and operating costs will depend upon changes in the availability and prices of labor, equipment and infrastructure, variances in ore recovery and mining rates from those assumed in the mining plan, operational risks, changes in governmental regulation, including taxation, environmental, permitting, and other regulations and other factors, many of which are beyond BGHL’s control. Due to any of these or other factors, the capital and operating costs may be significantly higher than those set forth in the Technical Report Summary. As a result of higher capital and operating costs, production and economic returns may differ significantly from those set forth in the Technical Report Summary and there are no assurances that any future development activities will result in profitable mining operations.

The price of gold fluctuates on a regular basis and a downturn in price could negatively impact BGHL’s operations and cash flow.

BGHL’s operations will be significantly affected by changes in the market price of gold. Gold prices can fluctuate widely and may be affected by numerous factors, such as expectations for inflation, levels of interest rates, currency exchange rates, purchases and sales by governments and central banks, monetary policies employed by the world’s major central banks, fiscal policies employed by the world’s major industrialized economies, forward selling or other hedging activities, demand for gold, global or regional political and economic crises, and production costs in major gold-producing regions. The aggregate effect of these factors, all of which are beyond Perception’s control, is impossible for us to predict. If gold prices decline substantially, it could adversely affect the realizable value of BGHL’s assets and, potentially, future results of operations and cash flow.

As opportunities rise, BGHL expects to continue to acquire properties with gold reserves with exploration potential. The price that BGHL pays to acquire these properties will be influenced, in large part, by the price of gold at the time of the acquisition. BGHL expects its potential future revenues to be derived from the production and sale of gold from these properties or from the sale of some of these properties. The value of any mineralized material, and the value of any potential mineral production, will vary in direct proportion to variations in those mineral prices. The price of gold has fluctuated widely as a result of numerous factors beyond BGHL’s control. The effect of these factors on the price of gold, and the economic viability of BGHL’s projects, cannot accurately be predicted. Any drop in the price of gold or strategic metals would negatively affect BGHL’s asset values, cash flows, potential revenues and profits.

Volatility in gold prices may also impact the price of Blue Gold Limited’s outstanding securities.

Although Blue Gold Limited’s results of operations and cash flow on a consolidated basis will reflect fluctuations in the results of operations and cash flow of BGHL which will be dependent in part on the price of gold. Short term volatility in the price of gold due to speculation in the market may result in significant changes in the price of Blue Gold Limited’s securities, which may not be reflective of Blue Gold Limited’s operating performance or financial results.

Mineral resource calculations are only estimates and actual production results and future estimates may vary significantly from the current estimates.

BGHL’s estimates of proven and probable mineral resources are based on interpretation and assumptions and, under actual conditions, may yield less mineral production than is currently estimated or may result in additional impairment charges to BGHL’s operations. Calculations of mineral resources are only estimates and depend on geological interpretation and statistical inferences or assumptions drawn from drilling and sampling analysis, which might prove to be materially inaccurate. There is a degree of uncertainty attributable to the calculation of mineral resources. Until mineral resources are actually mined and processed, the quantity of metal and grades must be considered as estimates only and no assurance can be given that the indicated levels of metals will be produced. In making determinations about whether to advance any of BGHL’s projects to development, BGHL must rely upon estimated calculations for the mineral resources and grades of mineralization on BGHL’s properties.

The estimation of mineral resources is a subjective process that is partially dependent upon the judgment of the persons preparing the estimates. The process relies on the quantity and quality of available data and is based on knowledge, mining experience, statistical analysis of drilling results and industry practices. Valid estimates made at a given time may significantly change when new information becomes available.

Estimated mineral resources may have to be recalculated based on changes in metal prices, further exploration or development activity or actual production experience. This could materially and adversely affect estimates of the volume or grade of mineralization, estimated recovery rates or other important factors that influence mineral reserves and mineral resources estimates. The extent to which mineral resources may ultimately be reclassified as mineral reserves is dependent upon a feasibility study and the demonstration of their profitable recovery. Any material changes in volume and grades of mineralization will affect the economic viability of placing a property into production and a property’s return on capital. BGHL cannot provide assurance that mineralization can be mined or processed profitably.

Mineral resource estimates have been determined and valued based on assumed future metal prices, cutoff grades, (based upon historic mine accounts), and operating costs that may prove to be inaccurate. The current mineral resource estimates may be adversely affected by:

•        declines in the market price of gold;

•        increased production or capital costs;

•        decreased throughput;

•        reduction in grade;

•        increase in the dilution of ore;

•        inflation rates, future foreign exchange rates and applicable tax rates;

•        changes in environmental, permitting and regulatory requirements; and

Unless otherwise disclosed, measured, indicated and inferred resources figures presented in Blue Gold Limited’s filings with securities regulatory authorities, including the SEC, in Blue Gold Limited’s news releases and other public statements that may be made from time to time, are based upon estimates made by both independent and its own internal professionals. Estimates of measured, indicated and inferred resources are subject to considerable uncertainty and are based, to a large extent, on the prices of gold and interpretations of geologic data obtained from drill holes and other exploration techniques. These prices and interpretations are subject to change. If Blue Gold Limited determines that certain of BGHL’s estimated resources have become uneconomic, BGHL may be forced to reduce estimates.

When making determinations about whether to advance any of BGHL’s projects to development, Blue Gold Limited will rely upon such estimated calculations as to the mineralized material and grades of mineralization on BGHL’s properties. Until ore is mined and processed, mineralized material and grades of mineralization must be considered as estimates only. Blue Gold Limited cannot ensure that these estimates will be accurate, or this mineralization can be mined or processed profitably.

Any material changes in mineral estimates and grades of mineralization may affect the economic viability of placing a property into production and such property’s return on capital. There can be no assurance that minerals recovered in small scale tests will be recovered in large-scale tests under on-site conditions or in production scale. Extended declines in market prices for gold may render portions of BGHL’s mineralization estimates uneconomic and result in reduced reported mineralization or adversely affect the commercial viability of one or more of BGHL’s properties. Any material reductions in estimates of mineralization, or of BGHL’s ability to extract this mineralization, could have a material adverse effect on Blue Gold Limited’s results of operations or financial condition.

Investors should also be aware that the calculation of “resources” differs under SEC reporting standards and those under other international standards. Investors should also be aware that resources may not be converted into reserves.

Blue Gold Limited’s estimates of future production, costs, expenditures and financial results are imprecise, depend upon subjective factors, may not be realized in actual production and such estimates speak only as of their respective dates.

Blue Gold Limited may in the future provide estimates and projections of BGHL’s future production, costs, expenditures and financial results. Any such information is forward-looking. Neither Blue Gold Limited’s independent registered public accounting firm nor any other independent expert or outside party compiles or examines these forward-looking statements and, accordingly, will not express any opinion or any other form of assurance on these estimates and projections. Estimates and projections will be made by BGHL’s management and technical personnel and are qualified by, and subject to the assumptions contained or referred in the filing, release or presentation in which they are made, including assumptions about the availability, accessibility, sufficiency and quality of mineralization, recovery rates, BGHL’s costs of production, the market prices of gold, BGHL’s ability to sustain and increase production levels, the ability to produce and sell marketable concentrates and doré and related treatment and refining charges, the sufficiency of BGHL’s infrastructure, the performance of its personnel and equipment, BGHL’s ability to maintain and obtain mining interests and permits, the state of government and community relations, and BGHL’s compliance with existing and future laws and regulations. BGHL sometimes states possible outcomes as high and low ranges which are intended to provide a sensitivity analysis as variables are changed but are not intended to represent that actual results could not fall outside of the suggested ranges. Actual results and experience may differ materially from these assumptions. Any production, cost, expenditure or financial results estimates speak only as of the date on which they are made, and BGHL disclaims any intent or obligation to update such estimates, whether as a result of new information, future events or otherwise. Accordingly, these forward-looking statements should be considered in the context in which they are made, and undue reliance should not be placed on them.

BGHL’s operations involve significant risks and hazards inherent to the mining industry.

BGHL’s operations involve the operation of large machines, heavy mobile equipment and drilling equipment. Hazards such as adverse environmental conditions, industrial accidents, labor disputes, unusual or unexpected geological conditions, ground control problems, cave-ins, changes in the regulatory environment, metallurgical and other processing problems, mechanical equipment failure, facility performance problems, fire and natural phenomena such as inclement weather conditions, floods and earthquakes are inherent risks in BGHL’s operations. Certain of these hazards may be more severe or frequent as a result of climate change. Hazards inherent to the mining industry have in the past caused and may in the future cause injuries or death to employees, contractors or other persons at BGHL’s mine, severe damage to and destruction of BGHL’s property, plant and equipment, and contamination of, or damage to, the environment, and can result in the suspension of BGHL’s exploration activities and future development and production activities. While BGHL aims to maintain best safety practices as part of BGHL’s culture, safety measures implemented by us may not be successful in preventing or mitigating future accidents.

In addition, from time-to-time BGHL may be subject to governmental investigations and claims and litigation filed on behalf of persons who are harmed while at BGHL’s properties or otherwise in connection with BGHL’s operations. To the extent that BGHL is subject to personal injury or other claims or lawsuits in the future, it may not be possible to predict the ultimate outcome of these claims and lawsuits due to the nature of personal injury litigation. Similarly, if BGHL is subject to governmental investigations or proceedings, BGHL may incur significant penalties and fines, and enforcement actions against us could result in the closing of certain of BGHL’s mining operations. If claims and lawsuits or governmental investigations or proceedings are ultimately resolved against us, it could have a material adverse effect on BGHL’s financial performance, financial position and results of operations. Also, if BGHL mines on property without the appropriate licenses and approvals, Blue Gold Limited and BGHL could incur liability, or BGHL’s operations could be suspended.

Suitable infrastructure may not be available or damage to existing infrastructure may occur.

Mining, processing, development and exploration activities depend on adequate infrastructure. Reliable roads, bridges, port and/or rail transportation, power sources, water supply and access to key consumables are important determinants for capital and operating costs. The lack of availability on acceptable terms or the delay in the availability of any one or more of these items could prevent or delay exploration, development or exploitation of BGHL’s projects. If adequate infrastructure is not available in a timely manner, there can be no assurance that the exploitation or development of BGHL’s projects will be commenced or completed on a timely basis, or at all, or that the resulting operations will achieve the anticipated production volume, or that the construction costs and operating costs associated with the exploitation and/or development of BGHL’s projects will not be higher than anticipated. In addition, extreme weather phenomena, sabotage, vandalism, government, non-governmental organization and community or other interference in the maintenance or provision of such infrastructure could adversely affect Blue Gold Limited’s operations and profitability.

BGHL’s operations may be adversely affected by rising energy prices or energy shortages.

BGHL’s mining operations and development projects will require significant amounts of energy. BGHL’s operations will be in remote locations requiring long-distance transmission of power, and in some locations BGHL competes with other companies for access to third party power generators or electrical supply networks. A disruption in the transmission of energy, inadequate energy transmission infrastructure or the termination of any of BGHL’s energy supply contracts could interrupt BGHL’s energy supply and adversely affect BGHL’s operations.

BGHL’s accounting and other estimates may be imprecise.

Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts and related disclosure of assets, liabilities, revenue and expenses at the date of the consolidated financial statements and reporting periods. The more significant areas requiring the use of management assumptions and estimates relate to:

•        mineral resources, and exploration targets that are the basis for future income and cash flow estimates and units-of-production depreciation, depletion and amortization calculations;

•        future ore grades, throughput and recoveries;

•        future gold prices;

•        future capital and operating costs;

•        environmental, reclamation and closure obligations;

•        permitting and other regulatory considerations;

•        asset impairments;

•        valuation of business combinations;

•        future foreign exchange rates, inflation rates and applicable tax rates;

•        resources for contingencies and litigation; and

•        deferred tax asset valuation allowance.

Future estimates and actual results may differ materially from these estimates as a result of using different assumptions or conditions.

Diversity in application of accounting literature in the mining industry may impact Blue Gold Limited’s reported financial results.

The mining industry has limited industry-specific accounting literature and, as a result, Blue Gold Limited understands diversity in practice exists in the interpretation and application of accounting literature to mining-specific issues. As diversity in mining industry accounting is addressed, Blue Gold Limited may need to restate Blue Gold Limited or BGHL’s reported results if the resulting interpretations differ from Blue Gold Limited or BGHL’s current accounting practices.

BGHL may be required by human rights laws to take actions that delay BGHL’s operations or the advancement of BGHL’s projects.

Various international and national laws, codes, resolutions, conventions, guidelines and other materials relate to human rights (including rights with respect to health and safety and the environment surrounding BGHL’s operations). Many of these materials impose obligations on government and companies to respect human rights. Some mandate that governments consult with communities surrounding BGHL’s projects regarding government actions that may affect local stakeholders, including actions to approve or grant mining rights or permits. The obligations of government and private parties under the various international and national materials pertaining to human rights continue to evolve and be defined. One or more groups of people may oppose BGHL’s current and future operations or further development or new development of BGHL’s projects or operations. Such opposition may be directed through legal or administrative proceedings or expressed in manifestations such as protests, roadblocks or other forms of public expression against BGHL’s activities, and may have a negative impact on BGHL’s reputation. Opposition by such groups to BGHL’s operations may require modification of, or preclude the operation or development of, BGHL’s projects or may require us to enter into agreements with such groups or local governments with respect to BGHL’s projects, in some cases causing considerable delays to the advancement of BGHL’s projects.

Disputes regarding BGHL’s mining claims, concessions or surface rights to land in the vicinity of BGHL’s mining projects could adversely impact operations.

The validity of mining or exploration claims, concessions, or rights, which constitute most of BGHL’s property holdings, may be contested. BGHL has used commercially reasonable efforts, in accordance with industry standards, to investigate BGHL’s title or claims to BGHL’s various properties, however, no assurance can be given that applicable governments will not revoke or significantly alter the conditions of the applicable exploration and mining claims, concessions or rights or that such exploration and mining claims, concessions or rights will not be challenged by third parties. BGHL has attempted to acquire satisfactory title to undeveloped properties in accordance with mining industry practice. Defective title to any of BGHL’s exploration and mining claims, concessions or rights could result in litigation, insurance claims and potential losses affecting BGHL’s business as a whole. There may be challenges to the title of any of the claims comprising BGHL’s projects that, if successful, could impair development and operations. A defect could result in us losing all or a portion of BGHL’s right, title, estate, and interest in and to the properties to which the title defect relates.

BGHL may be unable to obtain or retain necessary permits and leases, which could adversely affect BGHL’s operations.

BGHL’s mining and processing operations and development and exploration activities are subject to extensive permitting requirements. The requirements to obtain and/or achieve or maintain full compliance with such permits can be costly and involve extended timelines. While BGHL strives to obtain and comply with all permits required of us, there can be no assurance that BGHL will obtain all such permits and/or achieve or maintain full compliance with such permits at all times. Previously obtained permits may be suspended or revoked for a number of reasons, including through government or court action. Failure to obtain and/or comply with required permits can have serious consequences, including damage to BGHL’s reputation; cessation of the development of a project; increased costs of development or production and litigation or regulatory action, any of which could materially adversely affect Blue Gold Limited’s and BGHL’s business, results of operations or financial condition.

BGHL’s ability to obtain the required permits and approvals to explore for, develop and operate mines and to successfully operate near communities in the jurisdictions in which BGHL operates depends in part on BGHL’s ability to develop, operate and close mines in a manner that is consistent with the creation of social and economic benefits in the surrounding communities, which may or may not be required by law. BGHL’s ability to obtain permits and approvals and to operate near certain communities may be adversely impacted by real or perceived detrimental events associated with BGHL’s activities or those of other mining companies affecting the environment, health and safety of communities in which BGHL operates. Key permits and approvals may be revoked or suspended or may be adjusted in a manner that adversely affects BGHL’s operations, including BGHL’s ability to explore or develop properties, commence production or continue operations. Permit review and approval could be delayed, adversely impacting project implementation due to delays in review and development of permits from limited resources at the regulatory agencies.

BGHL may be unable to replace gold resources as they become depleted.

Like all gold producers, BGHL must continually replace reserves depleted by production to maintain production levels over the long term and provide a return on invested capital. Depleted reserves can be replaced in several ways, including expanding known ore bodies, locating new deposits or acquiring interests in reserves from third parties. Exploration is highly speculative in nature, involves many risks and uncertainties and is frequently unsuccessful in discovering significant mineralization. Accordingly, BGHL’s current or future exploration programs may not result in new mineral producing operations. Even if significant mineralization is discovered, it will likely take many years from the initial phases of exploration to commencement of production, during which time the economic feasibility of production may change.

From time to time, BGHL may acquire reserves from other parties. Such acquisitions are based on an analysis of a variety of factors including historical operating results, estimates and assumptions on the extent of ore reserves, the timing of production from such reserves, cash and other operating costs. In addition, BGHL may rely on data and reports prepared by third parties (including in relation to the ability to permit and comply with existing regulations), which may contain information or data that BGHL is unable to independently verify or confirm in advance. Other than historical operating results, these factors are uncertain, they may contribute to the uncertainties related to the process used to estimate ore reserves and resources and have an impact on BGHL’s revenue, BGHL’s cash flow and other operating issues.

BGHL’s operations may be disrupted, and BGHL’s financial results may be adversely affected by an outbreak of infectious disease or pandemic.

An outbreak of infectious disease, pandemic or a similar public health threat, such as the COVID-19 pandemic, could adversely impact BGHL’s business and operations. If a significant portion of BGHL’s workforce becomes unable to work or travel to BGHL’s operations due to illness or state or federal government restrictions (including travel restrictions and “shelter-in-place” and similar orders restricting certain activities that may be issued or extended by authorities), BGHL may be forced to reduce or suspend operations at one or more of BGHL’s mines, which could reduce production, limit exploration activities and development projects and impact liquidity and financial results. While BGHL has implemented several initiatives to protect the health and safety of BGHL’s employees, contractors and communities to date, some of which have and may result in additional costs to us, there can be no assurance that BGHL will remain unaffected by potential future health crises. Illnesses or government restrictions, including potential closure of national borders, related to COVID-19 or a similar public health threat may disrupt the supply of raw goods, equipment, supplies and services upon which BGHL’s operations rely. However, these effects could have a material impact on BGHL’s operations, and Blue Gold Limited will continue to monitor such situations closely.

Blue Gold Limited may be subject to litigation.

Blue Gold Limited may be subject to legal proceedings. Due to the nature of BGHL’s business, Blue Gold Limited may be subject to a variety of regulatory investigations, claims, lawsuits and other proceedings in the ordinary course of Blue Gold Limited’s business. The results of these legal proceedings cannot be predicted with certainty due to the uncertainty inherent in litigation, including the effects of discovery of new evidence or advancement of new legal theories, the difficulty of predicting decisions of judges, and juries and the possibility that decisions may be reversed on appeal. There can be no assurances that these matters will not have a material adverse effect on Blue Gold Limited’s business.

Currency Fluctuations & Restrictions on Foreign Exchange

Increased exposure to foreign exchange fluctuations and capital controls may adversely affect Blue Gold Limited’s costs, earnings and the value of some of Blue Gold Limited’s assets.

BGHL’s reporting currency is the U.S. dollar and the majority of BGHL’s earnings and cash flows are denominated in U.S. dollars. BGHL conducts certain business in currencies other than the U.S. dollar. A portion of BGHL’s operating expenses are incurred in local currencies. The appreciation of those local currencies against the U.S. dollar increases BGHL’s costs of production in U.S. dollar terms at mines located outside the United States. Blue Gold Limited’s consolidated earnings and cash flows may also be impacted by movements in the exchange rates. Change in the value of the currencies could negatively impact Blue Gold Limited’s earnings.

In addition, from time to time, countries in which Blue Gold Limited operates adopt measures to restrict the availability of the local currency or the repatriation of capital across borders. These measures are imposed by governments or central banks, in some cases during times of economic instability, to prevent the removal of capital or the sudden devaluation of local currencies or to maintain in-country foreign currency reserves. Also, many emerging market countries require consents or reporting processes before local currency earnings can be converted into U.S. dollars or other currencies and/or such earnings can be repatriated or otherwise transferred outside of the operating jurisdiction. These measures may have a number of negative effects on Blue Gold Limited, reducing the immediately available capital that Blue Gold Limited could otherwise deploy for investment opportunities or the payment of expenses. Measures that restrict the availability of the local currency or impose a requirement to operate in the local currency may create other practical difficulties for Blue Gold Limited.

BGHL’s business is subject to the U.S. Foreign Corrupt Practices Act and other extraterritorial and domestic anti-bribery laws and regulations, a breach or violation of which could lead to substantial sanctions and civil and criminal prosecution, as well as fines and penalties, litigation, loss of licenses or permits and other collateral consequences and reputational harm.

BGHL operates in certain jurisdictions that have experienced governmental and private sector corruption to some degree, and, in certain circumstances, compliance with anti-bribery laws and heightened expectations of enforcement authorities may be in tension with certain local customs and practices. The U.S. Foreign Corrupt Practices Act and other laws with extraterritorial reach, including the U.K. Bribery Act, and anti-bribery laws in other jurisdictions in which BGHL operates generally prohibit companies and their intermediaries from making improper payments for the purpose of obtaining or retaining business or other commercial advantage. BGHL has BGHL’s Code of Conduct, Business Integrity Policy and other policies and standards, all of which mandate compliance with these anti-bribery laws by BGHL and its affiliates and their personnel, and also by third parties when they are engaged on BGHL’s behalf.

BGHL could be held responsible if BGHL’s internal control policies and procedures fail to protect us from misinterpretation of or noncompliance with applicable anti-bribery laws, regulations and internal policies, recklessness, fraudulent behavior, dishonesty or other inappropriate acts committed by BGHL’s affiliates, employees, agents or associated persons for which BGHL might be claimed to be responsible. As such, BGHL’s corporate policies and processes may not prevent or detect all potential breaches of law or other governance practices. BGHL occasionally identifies or is apprised of information or allegations that certain employees, affiliates, agents or associated persons may have engaged in improper or unlawful conduct for which BGHL might be held responsible. BGHL’s policy when receiving credible information or allegations is to conduct internal investigations and compliance reviews to evaluate that information, determine compliance with applicable anti-bribery laws and regulations and company policies and take such remedial steps as may be warranted. In appropriate circumstances, BGHL communicates with authorities in the United States and elsewhere about those investigations and reviews. Violations of these laws, or allegations of such violations, could lead to substantial sanctions and civil and criminal prosecution, as well as fines and penalties, litigation, loss of operating licenses or permits and other collateral consequences, and may damage BGHL’s reputation, which could have a material adverse effect on BGHL’s business, financial position and results of operations or cause the market value of BGHL’s common shares to decline.

Several of BGHL’s directors and officers are residents outside of the United States, and it may be difficult for shareholders to enforce within the United States any judgments obtained against such directors or officers.

Several of BGHL’s directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside of the United States. As a result, it may be difficult for investors to effect service of process on such directors and officers, or enforce within the United States any judgments obtained against such directors and officers, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state. Consequently, shareholders may be effectively prevented from pursuing remedies against such directors and officers under United States federal securities laws. In addition, shareholders may not be able to commence an action in a foreign court predicated upon the civil liability provisions under United States federal securities laws. The foregoing risks also apply to those experts identified in this report that are not residents of the United States.

BGHL’s operations face substantial regulation of health and safety.

BGHL’s operations are subject to extensive and complex laws and regulations governing worker health and safety across BGHL’s operating regions and BGHL’s failure to comply with applicable legal requirements can result in substantial penalties. Future changes in applicable laws, regulations, permits and approvals or changes in their enforcement or regulatory interpretation could substantially increase costs to achieve compliance, lead to the revocation of existing or future exploration or mining rights or otherwise have an adverse impact on BGHL’s results of operations and financial position.

BGHL’s mines are inspected on a regular basis by government regulators who may issue citations and orders when they believe a violation has occurred under local mining regulations. If inspections result in an alleged violation, BGHL may be subject to fines, penalties or sanctions and BGHL’s mining operations could be subject to temporary or extended closures.

In addition to potential government restrictions and regulatory fines, penalties or sanctions, BGHL’s ability to operate (including the effect of any impact on BGHL’s workforce) and thus, BGHL’s results of operations and BGHL’s financial position (including because of potential related fines and sanctions), could be adversely affected by accidents, injuries, fatalities or events detrimental (or perceived to be detrimental) to the health and safety of BGHL’s employees, the environment or the communities in which BGHL operates.

Liabilities for ground water pollution

A holder of a mineral right and operator of mines or mining related facilities generally must conduct operations with due diligence, efficiency, safety, and economy, and in accordance with good mining industry practice. Persons who unlawfully pollute or foul a water resource beyond the level that the EPA prescribes commit an offence and face a penalty of up to 6,000 Ghanaian Cedi (“GHS”), imprisonment of up to two years, or both. Companies undertaking mining activities must submit environmental impact assessments to the EPA, including mitigation and management of adverse effects on the environment. The EPA may suspend, cancel, or revoke an environmental permit or certificate where a company fails to comply with mitigation commitments. The breaching company may also face a fine of up to GHS 2 million (and GHS 200,000 for each day the offence continues), imprisonment of up to one year, or both.

BGHL is subject to laws and regulations which impose stringent health and safety standards on numerous aspects of their operations.

Mining activities are subject to local and foreign laws and regulations governing environmental protection, natural resources, prospecting, development, production, post-closure reclamation, taxes, labor standards and occupational health and safety laws and regulations, including mine safety, toxic substances and other matters. The costs associated with compliance with such laws and regulations are substantial. Changes in existing laws or more restrictive interpretations of current laws and regulations by governmental authorities, could cause additional expense, capital expenditures, restrictions on or suspensions of operations and delays in the development of new properties.

Failure to comply with applicable laws, regulations and permitting requirements may result in temporary or extended shutdowns, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, which may require corrective measures including the payment of fines or penalties, capital expenditures, installation of additional equipment or remedial actions, any of which could have a material, adverse effect on BGHL’s business and results of operations.

Compliance with “conflict minerals” and “responsible gold” legislation and standards could result in significant costs.

Stringent standards relating to “conflict minerals” and “responsible” gold including, but not limited to the U.S. Dodd-Frank Act, the EU Regulation 2017/821 on supply chain due diligence obligations for EU importers of gold originating from conflict-affected and high-risk areas, the OECD Due Diligence Guidelines for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, the World Gold Council Conflict-Free Gold Standard and the London Bullion Market Association Responsible Gold Guidance have been introduced.

Any such legislation and standards may result in significant costs to ensure and demonstrate compliance (particularly where standards change rapidly or lack certainty due to court challenges) and may complicate the sale of gold emanating from certain areas. The complexities of the gold supply chain may cause significant uncertainties at each stage in the chain as to the provenance of the gold. As a result of the uncertainties in the process, the costs of due diligence and audit, or the reputational risks of defining their product or a constituent part as containing a “conflict mineral” may be too burdensome for BGHL’s customers. Accordingly, manufacturers may decide to switch supply sources or to substitute gold with other minerals. This could have a material negative impact on the gold industry, including on the results of operations and financial condition.

Company Risk Factors

Perception is and Blue Gold Limited will be an “emerging growth company” and a “smaller reporting company”, and Blue Gold Limited cannot be certain if the reduced disclosure requirements applicable to us will make Blue Gold Limited’s ordinary shares less attractive to investors.

Perception is and Blue Gold Limited will be an “emerging growth company,” as defined in the JOBS Act, and Blue Gold Limited intends to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in Blue Gold Limited’s periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Blue Gold Limited cannot predict if investors will find its ordinary shares less attractive if Blue Gold Limited relies on these exemptions. If some investors find Blue Gold Limited’s ordinary shares less attractive as a result, there may be a less active trading market for its ordinary shares and its stock price may be more volatile.

Even after Blue Gold Limited no longer qualifies as an emerging growth company, it may still qualify as a “smaller reporting company,” which would allow us to take advantage of many of the same exemptions from disclosure requirements including reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements. Blue Gold Limited would also be exempt from the requirement to obtain an external audit on the effectiveness of internal control over financial reporting provided in Section 404(b) of the Sarbanes Oxley Act. These exemptions and reduced disclosures in Blue Gold Limited’s SEC filings due to its status as a smaller reporting company mean its auditors do not review its internal control over financial reporting and may make it harder for investors to analyze Blue Gold Limited’s results of operations and financial prospects. Blue Gold Limited cannot predict if investors will find its ordinary shares less attractive because it may rely on these exemptions. If some investors find Blue Gold Limited’s ordinary shares less attractive as a result, there may be a less active trading market for its ordinary shares and its stock prices may be more volatile.

Perception has identified material weaknesses that have caused management to conclude that, as of December 31, 2023 and June 30, 2024, Perception’s disclosure controls and procedures, and internal control over financial reporting, were not effective at the reasonable assurance level.

Management concluded that our internal control over financial reporting was not effective as of December 31, 2023 or June 30, 2024. Specifically, the Company’s management has concluded that our control around the interpretation and accounting for certain complex financial reporting transactions was not effectively designed or maintained. This material weakness resulted in the immaterial corrections of the Company’s balance sheet as of December 31, 2022 and its interim financial statements for the quarters ended March 31, 2023, September 30, 2022, and June 30, 2022. Additionally, the Company’s management has concluded that our control around the accounting for its complex financial instrument related to its convertible sponsor notes and accounting for the extinguishment of liabilities was not effective, which lead to a restatement.

These material weaknesses resulted in material correction of the Company’s financial statements for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023 as well as for the year ended December 31, 2023 and the quarter ended March 31, 2024.

In light of these material weaknesses, we performed additional analysis as deemed necessary to ensure that our unaudited interim financial statements were prepared in accordance with U.S. generally accepted accounting principles. Accordingly, management believes that the financial statements included in this Registration Statement present fairly in all material respects our financial position, results of operations and cash flows for the period presented.

Management has undertaken remediation steps to address the material weaknesses, including increasing its management review processes over complex financial reporting transactions. This remediation is an ongoing process and there can be no assurance that it will effectively address the material weaknesses.

We may not be able to complete an initial business combination with a U.S. target company if such initial business combination is subject to U.S. foreign investment regulations and review by a U.S. government entity such as the Committee on Foreign Investment in the United States (CFIUS), or ultimately prohibited.

Our Managing Sponsor is a limited liability company formed under the laws of the state of Delaware and is not controlled by, nor does it have substantial ties with a non-U.S. person. In addition, our target, Blue Gold Limited, is not a U.S. target company. As such, we do not believe the Business Combination will be subject to CFIUS review. However, if the Business Combination was terminated and we elected to do an alternative initial business combination with a U.S. business that is subject to CFIUS review, the scope of which was expanded by the Foreign Investment Risk Review Modernization Act of 2018 (“FIRRMA”), to include certain non-passive, non-controlling investments in sensitive U.S. businesses and certain acquisitions of real estate even with no underlying U.S. business, it is possible that any such business combination would become subject to CFIUS review. FIRRMA, and subsequent implementing regulations that are now in force, also subjects certain categories of investments to mandatory filings. If our potential initial business combination with a U.S. business falls within CFIUS’s jurisdiction, we may determine that we are required to make a mandatory filing or that we will submit a voluntary notice to CFIUS, or to proceed with the initial business combination without notifying CFIUS and risk CFIUS intervention, before or after closing the initial business combination. CFIUS may decide to block or delay our initial business combination, impose conditions to mitigate national security concerns with respect to such initial business combination or order us to divest all or a portion of a U.S. business of the combined company without first obtaining CFIUS clearance, which may limit the attractiveness of or prevent us from pursuing certain initial business combination opportunities that we believe would otherwise be beneficial to us and our shareholders. As a result, the pool of potential targets with which we could complete an initial business combination may be limited and we may be adversely affected in terms of competing with other special purpose acquisition companies.

Moreover, the process of government review, whether by the CFIUS or otherwise, could be lengthy and we have limited time to complete our initial business combination. If we cannot complete our initial business combination by November 15, 2025 (unless such date has been further extended) because the review process drags on beyond such timeframe or because our initial business combination is ultimately prohibited by CFIUS or another U.S. government entity, we may be required to liquidate. If we liquidate, our public shareholders may only receive $10.00 per share, and our Warrants will become worthless. This will also cause you to lose the investment opportunity in a target company and the chance of realizing future gains on your investment thro

The price of the Blue Gold Limited Class A Ordinary Shares may fluctuate significantly, which could negatively affect Blue Gold Limited and holders of its Class A Ordinary Shares.

The market price of the Blue Gold Limited Class A Ordinary Shares will be subject to volatility and may fluctuate significantly due to, among other things, changes in market sentiment regarding Blue Gold Limited’s operations, financial results or business prospects, the mining, metals, or environmental remediation industries generally, coordinated trading activities, large derivative positions or the macroeconomic outlook. Certain events or changes in the market or Blue Gold Limited’s industries generally will be beyond Blue Gold Limited’s control.

In addition to the other risk factors contained in this proxy statement/prospectus, factors that could impact Blue Gold Limited’s trading price include:

•        Blue Gold Limited’s actual or anticipated operating and financial results, including how those results vary from the expectations of management, securities analysts and investors;

•        changes in financial estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to us or other industry participants;

•        reports in the press or investment community generally or relating to Blue Gold Limited’s reputation;

•        developments in Blue Gold Limited’s business or operations or Blue Gold Limited’s industry sectors generally;

•        any future offerings by us of Blue Gold Limited Class A Ordinary Shares;

•        any coordinated trading activities or large derivative positions in Blue Gold Limited Class A Ordinary Shares, for example, a “short squeeze” (a short squeeze occurs when a number of investors take a short position in a stock and have to buy the borrowed securities to close out the position at a time that other short sellers of the same security also want to close out their positions, resulting in surges in stock prices, i.e., demand is greater than supply for the stock shorted);

•        legislative or regulatory changes affecting Blue Gold Limited’s industry generally or Blue Gold Limited’s business and operations specifically;

•        the operating and stock price performance of companies that investors consider to be comparable to us;

•        announcements of strategic developments, acquisitions, restructurings, dispositions, financings and other material events by us or Blue Gold Limited’s competitors;

•        expectations of (or actual) equity dilution, including the actual or expected dilution to various financial measures, including earnings per share, that may be caused by equity offerings;

•        actions by Perception’s current shareholders, including future sales of ordinary shares by existing shareholders, including Perception’s directors and executive officers;

•        proposed or final regulatory changes or developments;

•        anticipated or pending regulatory investigations, proceedings, or litigation that may involve or affect us; and

•        other changes in U.S. or global financial markets, global economies and general market conditions, such as interest or foreign exchange rates, stock, commodity prices, credit or asset valuations or volatility.

Blue Gold Limited may issue additional Class A Ordinary Shares or other equity securities in the future that could dilute the ownership interest of existing Blue Gold Limited shareholders.

To maintain its capital at desired levels or to fund future growth, the board may decide from time to time to issue additional Class A Ordinary Shares, or securities convertible into, exchangeable for or representing rights to acquire Class A Ordinary Shares. New investors in other equity securities issued in the future may also have rights, preferences and privileges senior to, that may adversely impact, Blue Gold Limited’s current shareholders. Based on the need for additional capital to fund expected growth, it is likely that Blue Gold Limited will issue additional securities to provide such capital and that such additional issuances may involve a significant number of Blue Gold Limited’s ordinary shares. Issuance of additional securities in the future will dilute the percentage interest of existing shareholders and may reduce the market price of Blue Gold Limited’s ordinary shares and any other outstanding securities.

If a large number of Blue Gold Limited Class A Ordinary Shares are sold in the public market, the sales could reduce the trading price of the Blue Gold Limited Class A Ordinary Shares and impede Blue Gold Limited’s ability to raise future capital.

Blue Gold Limited cannot predict what effect, if any, future issuances by us of Blue Gold Limited Class A Ordinary Shares or other equity will have on the market price of the Blue Gold Limited Class A Ordinary Shares. Any shares that Blue Gold Limited may issue may not have any resale restrictions, and could be immediately sold by the holders. The market price of the Blue Gold Limited Class A Ordinary Shares could decline if certain large holders of Blue Gold Limited Class A Ordinary Shares, or recipients of Blue Gold Limited’s ordinary shares, sell all or a significant portion of their ordinary shares or are perceived by the market as intending to sell these shares other than in an orderly manner. In addition, these sales could also impair Blue Gold Limited’s ability to raise capital through the sale of additional Class A Ordinary Shares in the capital markets.

The Blue Gold Limited Class A Ordinary Shares being issued in the Business Combination (other than to the shareholders of Perception Capital) are subject to lock-up. If a large number of shares are sold in the public market, the sales could reduce the trading price of the Blue Gold Limited Class A Ordinary Shares and impede Blue Gold Limited’s ability to raise future capital.

The Proposed Charter limits the transfer of the Blue Gold Limited Class A Ordinary Shares issued in the Business Combination (other than those issued to former shareholders of Perception Capital). Initially, 5% of the Blue Gold Limited Class A Ordinary Shares issued will not be subject to any restriction on transfer. Thereafter, an additional 5% shall become freely tradeable on each monthly anniversary of their becoming registered (either on this Registration Statement/Proxy or a subsequent resale registration statement); provided that in such month the volume weighted-average trading price of the ordinary shares, on the principal national securities exchange on which the Blue Gold Limited Class A Ordinary Shares are listed in the United States is greater than $10.00 per ordinary share for twenty out of thirty trading days. All Blue Gold Limited Class A Ordinary Shares that have not previously become freely trading will become freely-tradeable on the earlier of (i) the volume weighted-average trading price of the Blue Gold Limited Class A Ordinary Shares on the principal national securities exchange on which the Blue Gold Limited Class A Ordinary Shares are listed in the United States is greater than $20.00 per ordinary share for sixty out of any ninety day trading period; (ii) the second anniversary of the Business Combination and (iii) the Directors decide to release such Blue Gold Limited Class A Ordinary Shares from these restrictions.

The Directors of Blue Gold Limited shall allocate the release among the shareholders subject to the lock-up as they see fit and may waive the restrictions as to any shareholder at any time. Once released, any Blue Gold Limited Class A Ordinary Share will not be subject to additional lock-up.

As a result, of this lock-up, if the price of the Blue Gold Limited Class A Ordinary Shares is below $10.00 throughout the lock-up period, or to the extent it exceeds $20.00 for sixty days in any ninety-day trading period, a significant number of shares will be released from the lock-up at one time. If the holders of these Blue Gold Limited’s ordinary shares, sell all or a significant portion of their ordinary shares or are perceived by the market as intending to sell these shares other than in an orderly manner. In addition, these sales could also impair Blue Gold Limited’s ability to raise capital through the sale of additional Class A Ordinary Shares in the capital markets.

Blue Gold Limited does not expect to pay any cash dividends for the foreseeable future.

Blue Gold Limited expects to retain all available funds and future earnings, if any, for use in the operation and growth of business and do not anticipate paying any cash dividends in the foreseeable future after the Business Combination. Any future determination to pay cash dividends will be at the discretion of Blue Gold Limited’s board, subject to compliance with applicable law, Blue Gold Limited’s organizational documents and any contractual provisions, including under agreements for indebtedness Blue Gold Limited may incur, that restrict or limit Blue Gold Limited’s ability to pay dividends, and will depend upon, among other factors, Blue Gold Limited’s results of operations, financial condition, earnings, capital requirements and other factors that Blue Gold Limited’s board deems relevant.

If securities or industry analysts do not publish research or reports about Blue Gold Limited’s business, or if they issue an adverse or misleading opinion regarding Blue Gold Limited’s securities, Blue Gold Limited’s stock price and trading volume could decline.

After the Business Combination, the trading market for the Blue Gold Limited Class A Ordinary Shares may be influenced by the research and reports that securities or industry analysts publish about us or Blue Gold Limited’s business. If analysts who cover us downgrade the Blue Gold Limited Class A Ordinary Shares or publish inaccurate or unfavorable research about Blue Gold Limited’s business model or Blue Gold Limited’s stock performance, or if Blue Gold Limited’s results of operations fail to meet the expectations of analysts, the price of Blue Gold Limited’s ordinary shares would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, Blue Gold Limited could lose visibility in the financial markets, which in turn might cause the price of Blue Gold Limited’s ordinary shares and trading volume to decline.

Failure of Blue Gold Limited to maintain compliance with the Nasdaq listing requirements could result in delisting of its ordinary shares, which in turn could adversely affect its future financial condition and the market for its ordinary shares.

If the ordinary shares ultimately were to be delisted for any reason, it could negatively impact Blue Gold Limited by (i) reducing the liquidity and market price of Blue Gold Limited’s Ordinary Shares; (ii) reducing the number of investors willing to hold or acquire Blue Gold Limited’s Ordinary Shares, which could negatively impact Blue Gold Limited’s ability to raise equity financing; (iii) limiting Blue Gold Limited’s ability to use a registration statement to offer and sell freely tradable securities, adversely affecting Blue Gold Limited’s ability to access the public capital markets; and (iv) impairing Blue Gold Limited’s ability to provide equity incentives to its employees.

Our Managing Sponsor, initial shareholders and management team have agreed to vote in favor of the Business Combination, regardless of how our Public Shareholders’ vote.

Our initial shareholders own 54.6% of our issued and outstanding ordinary shares as of March 31, 2024. Our amended and restated memorandum and articles of association provides that, the Business Combination will be approved if we receive an ordinary resolution under Cayman Islands law, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company, including the Founder Shares. As a result, in addition to our initial shareholders’ Founder Shares, we would need ______________ or ____% of the ________ Class A Ordinary Shares sold in the Public Offering to be voted in favor of the Business Combination in order to have the Business Combination approved (assuming all outstanding shares are voted). Accordingly, the agreement by our initial shareholders and management team to vote in favor of the Business Combination will increase the likelihood that we will receive an ordinary resolution, being the requisite shareholder approval for such Business Combination.

Perception will not obtain an opinion from an unaffiliated third party as to the fairness of the Business Combination.

Perception is not required to obtain an opinion from an independent investment banking or accounting firm that the price Perception is paying in connection with the Business Combination is fair to Perception from a financial point of view. The Perception Board did not obtain a third-party valuation or fairness opinion in connection with its initial determination to approve and recommend the Business Combination. Accordingly, Perception’s public shareholders will be relying solely on the judgment of the Perception Board in valuing BGHL’s business and assuming the risk that the Perception Board may not have properly valued the Business Combination.

The ability of our Public Shareholders to exercise redemption rights with respect to a large number of our shares may not allow us to optimize our capital structure.

We do not know how many shareholders may exercise their redemption rights, and therefore have structured the transaction based on our expectations as to the number of shares that will be submitted for redemption. If a larger number of shares are submitted for redemption than we initially expected, we may need to restructure the transaction to arrange for third party financing. Raising additional third-party financing may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels. Furthermore, this dilution would increase to the extent that the anti-dilution provision of the Class B ordinary shares results in the issuance of Class A Ordinary Shares on a greater than one-to-one basis upon conversion of the Class B ordinary shares at the time of the Business Combination. The above considerations may limit our ability to complete the most desirable business combination available to us or optimize our capital structure.

The ability of our Public Shareholders to exercise redemption rights with respect to a large number of our shares could increase the probability that the Business Combination would be unsuccessful and that you would have to wait for liquidation in order to redeem your shares.

If the Business Combination is unsuccessful, you would not receive your pro rata portion of the Trust Account until we liquidate the Trust Account. If you are in need of immediate liquidity, you could attempt to sell your shares in the open market; however, at such time our shares may trade at a discount to the pro rata amount per share in the Trust Account. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with your exercise of redemption rights until we liquidate or you are able to sell your shares in the open market.

We may not be able to complete the Business Combination by November 15, 2025 in which case we would cease all operations except for the purpose of winding up and we would redeem our Public Shares and liquidate.

We may not be able to complete the Business Combination by November 15, 2025. Our ability to complete the Business Combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein, including, without limitation, as a result of terrorist attacks, natural disasters or a significant outbreak of other infection diseases. Additionally, the outbreak of COVID-19 and other events (such as terrorist attacks, natural disasters or a significant outbreak of other infection diseases) may negatively impact businesses including the target of our Business Combination. If we have not completed the Business Combination within such time period, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.

In such case, our Public Shareholders may only receive $10.20 per share, and our Warrants will become worthless.

Perception is requiring shareholders who wish to redeem their Perception Ordinary Shares in connection with a proposed business combination to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights.

Perception is requiring shareholders who wish to redeem their Perception Ordinary Shares to either tender their certificates to Continental or to deliver their Perception Ordinary Shares to Continental electronically using the DTC’s DWAC (Deposit/Withdrawal At Custodian) System at least two business days before the extraordinary general meeting. Any failure to observe these procedures will result in your loss of redemption rights in connection with the vote on the Business Combination. In order to obtain a physical certificate, a shareholder’s broker and/or clearing broker, DTC and Continental will need to act to facilitate this request. It is Perception’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from Continental. However, because Perception does not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical certificate. While Perception has been advised that it takes a short time to deliver Perception Ordinary Shares through the DWAC System, it cannot assure shareholders of this fact. Accordingly, if it takes longer than Perception anticipates for shareholders to deliver their Perception Ordinary Shares, shareholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their Perception Ordinary Shares. If, despite Perception’s compliance with the proxy rules, a public shareholder fails to receive Perception’s proxy materials, such public shareholder may not become aware of the opportunity to redeem his, her, or its Public Shares. In addition, the proxy materials that Perception is furnishing to holders of Public Shares in connection with the Business Combination describes the various procedures that must be complied with in order to validly redeem the Public Shares. In the event that a public shareholder fails to comply with these procedures, its Public Shares may not be redeemed.

Perception will require its public shareholders who wish to redeem their Perception Ordinary Shares in connection with the Business Combination to comply with specific requirements for redemption described above, such redeeming shareholders may be unable to sell their securities when they wish to in the event that the Business Combination is not consummated.

If Perception requires public shareholders who wish to redeem their Perception Ordinary Shares in connection with the proposed Business Combination to comply with specific requirements for redemption as described above and the Business Combination is not consummated, Perception will promptly return such certificates to its public shareholders. Accordingly, investors who attempted to redeem their Perception Ordinary Shares in such a circumstance will be unable to sell their securities after the failed acquisition until Perception has returned their securities to them. The market price of Perception Ordinary Shares may decline during this time and such investors may not be able to sell their securities when they wish to, even while other shareholders that did not seek redemption may be able to sell their securities.

If a shareholder fails to receive notice of our offer to redeem our Public Shares in connection with the vote on the Business Combination, or fails to comply with the procedures for submitting or tendering its shares, such shares may not be redeemed.

If a shareholder fails to receive our proxy materials, such shareholder may not become aware of the opportunity to redeem its shares. In addition, if a shareholder fails to comply with the procedures for seeking redemption as described herein, he will lose his redemption rights. For example, we intend to require our Public Shareholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” to, at the holder’s option, either deliver their share certificates to our transfer agent, or to deliver their shares to our transfer agent electronically prior to the date set forth herein. This date may be up to two business days prior to the scheduled vote on the proposal to approve the initial business combination.

If we do not complete the Business Combination, our Public Shareholders may receive only their pro rata portion of the funds in the Trust Account that are available for distribution to Public Shareholders, and our Warrants will become worthless.

If we do not complete the Business Combination, our Public Shareholders may receive only their pro rata portion of the funds in the Trust Account that are available for distribution to Public Shareholders, and our Warrants will become worthless.

If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than $10.20 per share.

Our placing of funds in the Trust Account may not protect those funds from third party claims against us. Although we will seek to have all vendors, service providers, prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our Public Shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will consider whether competitive alternatives are reasonably available to us and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of the Company under the circumstances.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our Public Shares, if we have not completed the Business Combination within the prescribed timeframe, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. Accordingly, the per-share redemption amount received by Public Shareholders could be less than the $10.20 per Public Share initially held in the Trust Account, due to claims of such creditors. Pursuant to the letter agreement entered into in connection with our initial public offering, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.20 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.20 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of the initial public offering against certain liabilities, including liabilities under the Securities Act. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our Sponsor’s only assets are securities of our Company. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations.

Our directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our Public Shareholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.20 per share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.20 per share due to reductions in the value of the trust assets, in each case less taxes payable, and our Sponsor asserts that it is unable to satisfy his obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our Public Shareholders may be reduced below $10.20 per share.

Our financial condition raises substantial doubt about our ability to continue as a “going concern.”

As of September 30, 2024, we had cash of $54,932 and a working capital deficit of $1.9 million. We have incurred and expect to continue to incur significant costs in pursuit of our acquisition plans. We cannot assure you that our plans to consummate an initial business combination will be successful. These factors, among others, raise substantial doubt about our ability to continue as a going concern. The financial statements contained elsewhere in this report do not include any adjustments that might result from our inability to continue as a going concern.

If we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete the Business Combination.

If we are deemed to be an investment company under the Investment Company Act, our activities may be restricted, including:

•        restrictions on the nature of our investments; and

•        restrictions on the issuance of securities,

each of which may make it difficult for us to complete the Business Combination. In addition, we may have imposed upon us burdensome requirements, including:

•        registration as an investment company;

•        adoption of a specific form of corporate structure; and

•        reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations.

In order not to be regulated as an investment company under the Investment Company Act, unless we can qualify for an exclusion, we must ensure that we are engaged primarily in a business other than investing, reinvesting or trading of securities and that our activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of our assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Our business is to identify and complete a business combination and thereafter to operate the post-transaction business or assets for the long term. We do not plan to buy businesses or assets with a view to resale or profit from their resale. We do not plan to buy unrelated businesses or assets or to be a passive investor.

We do not believe that our principal activities subject us to the Investment Company Act. To this end, the proceeds held in the Trust Account may only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Pursuant to the trust agreement, the trustee is not permitted to invest in other securities or assets. By restricting the investment of the proceeds to these instruments, and by having a business plan targeted at acquiring and growing businesses for the long term (rather than on buying and selling businesses in the manner of a merchant bank or private equity fund), we intend to avoid being deemed an “investment company” within the meaning of the Investment Company Act. The Trust Account is intended as a holding place for funds pending the earliest to occur of either: (i) the completion of the Business Combination; (ii) the redemption of any Public Shares properly submitted in connection with a shareholder vote to amend our amended and restated memorandum and articles of association (A) that would modify the substance or timing of our obligation to allow redemption in connection with the Business Combination or to redeem 100% of our Public Shares if we do not complete the Business Combination by November 15, 2025 or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity; or (iii) absent an initial business combination by November 15, 2025, our return of the funds held in the Trust Account to our Public Shareholders as part of our redemption of the Public Shares. If we do not invest the proceeds as discussed above, we may be deemed to be subject to the Investment Company Act. If we were deemed to be subject to the Investment Company Act, we may be required to change our operations, wind down or register as an investment company. Compliance with these additional regulatory burdens would require additional expenses for which we have not allotted funds and may hinder our ability to complete the Business Combination. If we have not completed the Business Combination and we decide to liquidate rather than register as an investment company our Public Shareholders may only receive their pro rata portion of the funds in the Trust Account that are available for distribution to Public Shareholders, and our Warrants will become worthless and our Public Shareholders would lose the investment opportunity associated with an investment in the combined company, including any potential price appreciation of our securities.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, including our ability to negotiate and complete the Business Combination, and results of operations.

We are subject to laws and regulations enacted by national, regional and local governments. In particular, we are required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business, including our ability to negotiate and complete the Business Combination, and results of operations.

Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover some or all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors and/or may have acted in bad faith, thereby exposing themselves and Perception to claims, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons. We and our directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of our share premium account while we were unable to pay our debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable to a fine and to imprisonment for five years in the Cayman Islands.

We have had a limited ability to assess the management of BGHL and, as a result, may effect the Business Combination with a target business whose management may not have the skills, qualifications or abilities to manage a public company.

When evaluating the desirability of effecting a Business Combination with BGHL, our ability to assess its management may be limited due to a lack of time, resources or information. Our assessment of the capabilities of BGHL’s management, therefore, may prove to be incorrect and such management may lack the skills, qualifications or abilities we suspected. Should BGHL’s management not possess the skills, qualifications or abilities necessary to manage a public company, the operations and profitability of the post-combination business may be negatively impacted. Accordingly, any shareholders who choose to remain shareholders following the business combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation or tender offer materials, as applicable, relating to the business combination contained an actionable material misstatement or material omission.

We may issue notes or other debt securities, or otherwise incur substantial debt, to complete the Business Combination, which may adversely affect our leverage and financial condition and thus negatively impact the value of our shareholders’ investment in us.

We and our officers have agreed that we will not incur any indebtedness unless we have obtained from the lender a waiver of any right, title, interest or claim of any kind in or to the monies held in the Trust Account. As such, no issuance of debt will affect the per share amount available for redemption from the Trust Account. Nevertheless, the incurrence of debt could have a variety of negative effects, including:

•        default and foreclosure on our assets if our operating revenues after an initial business combination are insufficient to repay our debt obligations;

•        acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•        our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;

•        our inability to obtain necessary additional financing if the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding;

•        our inability to pay dividends on our Class A Ordinary Shares;

•        using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our Class A Ordinary Shares if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

•        limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•        increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

•        limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.

If Perception’s due diligence investigation of BGHL was inadequate, then shareholders of Perception who become shareholders of Blue Gold Limited following the Business Combination could lose some or all of their investment.

Even though Perception conducted a due diligence investigation of BGHL, Perception cannot be sure that this diligence uncovered all material issues that may be present inside BGHL or its business, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of BGHL’s and Perception’s control will not later arise. As a result, Blue Gold Limited may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if Perception’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Perception’s preliminary risk analysis. Even though these charges may be non-cash items and may not have an immediate impact on Blue Gold Limited’s liquidity, the fact that Blue Gold Limited reports charges of this nature could contribute to negative market Perceptions about its securities. In addition, charges of this nature may cause Blue Gold Limited to be unable to obtain future financing on favorable terms or at all. Accordingly, any Perception shareholder who chooses to remain a shareholder of Blue Gold Limited following the Business Combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by Perception’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation relating to the Business Combination contained an actionable material misstatement or material omission.

Stockholder litigation and regulatory inquiries and investigations are expensive and could harm Blue Gold Limited’s business, financial condition and operating results and could divert management attention.

In the past, securities class action litigation and/or stockholder derivative litigation and inquiries or investigations by regulatory authorities have often followed certain significant business transactions, such as the sale of a company or announcement of any other strategic transaction, such as the Business Combination. Any stockholder litigation and/or regulatory investigations against Blue Gold Limited, whether or not resolved in Blue Gold Limited’s favor, could result in substantial costs and divert Blue Gold Limited’s management’s attention from other business concerns, which could adversely affect Blue Gold Limited’s business and cash resources and the ultimate value Blue Gold Limited’s shareholders receive as a result of the Business Combination.

We may be unable to obtain additional financing to complete the Business Combination or to fund the operations and growth of Blue Gold Limited, which could compel us to restructure the Business Combination.

We may be required to seek additional financing to complete the Business Combination. We cannot assure you that such financing will be available on acceptable terms, if at all. To the extent that additional financing proves to be unavailable when needed to complete the Business Combination, we would be compelled to either restructure the transaction or abandon that particular business combination and seek an alternative target business candidate. Further, we may be required to obtain additional financing in connection with the closing of our Business Combination for general corporate purposes, including for maintenance or expansion of operations of the post-transaction businesses, the payment of principal or interest due on indebtedness incurred in completing the Business Combination, or to fund the purchase of other companies. The failure to secure additional financing could have a material adverse effect on the continued development or growth of the target business. None of our officers, directors or shareholders is required to provide any financing to us in connection with or after the Business Combination.

Risks Relating to Acquiring and Operating a Business in Foreign Countries

We intend on effecting our Business Combination with a company located outside of the United States and, as such, we could be subject to a variety of additional risks that may adversely affect us.

As the target company in our proposed Business Combination is located in and has operations or opportunities outside of the United States, we may face additional burdens in connection with investigating, agreeing to and completing such initial business combination, and if we effect such initial business combination, we would be subject to a variety of additional risks that may negatively impact our operations.

We could be subject to risks associated with cross-border business combinations, including in connection with investigating, agreeing to and completing the Business Combination, conducting due diligence in a foreign jurisdiction, having such transaction approved by any local governments, regulators or agencies and changes in the purchase price based on fluctuations in foreign exchange rates.

If we effect the Business Combination, we could be subject to any special considerations or risks associated with companies operating in an international setting, including any of the following:

•        costs and difficulties inherent in managing cross-border business operations and complying with different commercial and legal requirements of overseas markets;

•        rules and regulations regarding currency redemption;

•        complex corporate withholding taxes on individuals;

•        laws governing the manner in which future business combinations may be effected;

•        exchange listing and/or delisting requirements;

•        tariffs and trade barriers;

•        regulations related to customs and import/export matters;

•        local or regional economic policies and market conditions;

•        unexpected changes in regulatory requirements;

•        challenges in managing and staffing international operations;

•        longer payment cycles and challenges in collecting accounts receivable;

•        tax issues, such as tax law changes and variations in tax laws as compared to the United States;

•        currency fluctuations and exchange controls;

•        rates of inflation;

•        challenges in collecting accounts receivable;

•        cultural and language differences;

•        employment regulations;

•        underdeveloped or unpredictable legal or regulatory systems;

•        corruption;

•        protection of intellectual property;

•        social unrest, crime, strikes, riots and civil disturbances;

•        regime changes and political upheaval;

•        terrorist attacks, natural disasters and wars; and

•        deterioration of political relations with the United States.

We may not be able to adequately address these additional risks. If we were unable to do so, we may be unable to complete such initial business combination, or, if we complete such initial business combination, our operations might suffer, either of which may adversely impact our business, financial condition and results of operations.

After the Business Combination, substantially all of our assets will be located in a foreign country and substantially all of our revenue will be derived from our operations in such country. Accordingly, our results of operations and prospects will be subject, to a significant extent, to the economic, political and legal policies, developments and conditions in the country in which we operate.

The economic, political and social conditions, as well as government policies, of the country in which our operations are located could affect our business. Economic growth could be uneven, both geographically and among various sectors of the economy and such growth may not be sustained in the future. If in the future such country’s economy experiences a downturn or grows at a slower rate than expected, there may be less demand for spending in certain industries. A decrease in demand for spending in certain industries could materially and adversely affect our ability to consummate the Business Combination and if we effect the Business Combination, the ability of that target business to become profitable.

Exchange rate fluctuations and currency policies may cause the target business’s ability to succeed in the international markets to be diminished.

Upon completion of the Business Combination, all revenues and income would likely be received in a foreign currency, and the dollar equivalent of our net assets and distributions, if any, could be adversely affected by reductions in the value of the local currency. The value of the currencies in our target regions fluctuate and are affected by, among other things, changes in political and economic conditions. Any change in the relative value of such currency against our reporting currency may affect the attractiveness of any target business or, following consummation of the Business Combination, our financial condition and results of operations.

Risks Relating to our Management Team

Past performance by our management team and their affiliates, including investments and transactions in which they have participated and businesses with which they have been associated, may not be indicative of future performance of an investment in Blue Gold Limited.

Information regarding our management team and their affiliates, including investments and transactions in which they have participated and businesses with which they have been associated, is presented for informational purposes only. Any past experience and performance by our management team and their affiliates and the businesses with which they have been associated, is not a guarantee that we will be able to provide positive returns to our shareholders, or of any results with respect to any initial business combination we may consummate. You should not rely on the historical experiences of our management team and their affiliates, including investments and transactions in which they have participated and businesses with which they have been associated, as indicative of the future performance of an investment in us or as indicative of every prior investment by each of the members of our management team or their affiliates. The market price of our securities may be influenced by numerous factors, many of which are beyond our control, and our shareholders may experience losses on their investment in our securities.

Our officers and directors will allocate their time to other businesses thereby causing conflicts of interest in their determination as to how much time to devote to our affairs. This conflict of interest could have a negative impact on our ability to complete the Business Combination.

Our officers and directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and our search for a business combination and their other businesses. We do not intend to have any full-time employees prior to the completion of the Business Combination. Each of our officers is engaged in other business endeavors for which he or she may be entitled to substantial compensation, and our officers are not obligated to contribute any specific number of hours per week to our affairs. Our independent directors also serve as officers and board members for other entities. If our officers’ and directors’ other business affairs require them to devote substantial amounts of time to such affairs in excess of their current commitment levels, it could limit their ability to devote time to our affairs which may have a negative impact on our ability to complete the Business Combination.

The personal and financial interests of our directors and officers may influence their motivation in timely identifying and selecting a target business and completing a business combination. Consequently, our directors’ and officers’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in our shareholders’ best interest. If this were the case, it could be a breach of their fiduciary duties to us as a matter of Cayman Islands law and we or our shareholders might have a claim against such individuals for infringing on our shareholders’ rights. However, we might not ultimately be successful in any claim we may make against them for such reason.

Since our Managing Sponsor, officers and directors will lose their entire investment in us if the Business Combination is not completed, a conflict of interest may arise in determining whether a particular business combination target is appropriate for the Business Combination. Additionally, since our Managing Sponsor, Former Sponsor and other initial shareholders only paid approximately $0.004 per Founder Share, our officers and directors could potentially make a substantial profit even if we acquire a target business that subsequently declines in value.

On June 9, 2021, our Former Sponsor paid an aggregate of $25,000 for certain expenses on our behalf in exchange for issuance of 5,750,000 Founder Shares, or approximately $0.004 per share.

The Founder Shares will be worthless if we do not complete an initial business combination. In addition, our initial shareholders have purchased an aggregate of 11,700,000 Warrants for an aggregate purchase price of $11,700,000, or $1.00 per Warrant. Pursuant to the Warrant Exchange, the 11,700,000 Private Placement Warrants are to be exchanged for an aggregate of 975,000 Class A Ordinary Shares (the “Exchange Shares”). The Exchange Shares will also be worthless if we do not complete the Business Combination. The personal and financial interests of our officers and directors may influence their motivation in identifying and selecting a target business combination, completing an initial business combination and influencing the operation of the business following the initial business combination.

Additionally, since our initial shareholders only paid approximately $0.004 per Founder Share, our officers and directors could potentially make a substantial profit even if the Blue Gold Limited Ordinary Shares subsequently decline in value and are unprofitable for public investors. Thus, such parties may have more of an economic incentive for us to enter into an initial business combination with a riskier, weaker-performing entity or an entity lacking an established record of revenues or earnings, than would be the case if such parties had paid the full offering price for their Founder Shares.

Holders of Class A Ordinary Shares received in our financings may be able to make a substantial profit at stock prices below $10.00.

In connection with a convertible promissory note and the sale of the Preference Shares, Perception has agreed to issue an aggregate of 14,185,000 shares of Class A Ordinary Shares of which 2,000,000 shares have an effective purchase price of $1.00 per share and 12,185,000 shares have an effective per share purchase price of approximately $0.06 per share. Public Shares were purchased as a part of a Unit at a per share price of $10.00. As such, parties that received shares as part of the financing transactions will be able to make a substantial profit post-Closing even if the market price of the Blue Gold Limited Ordinary Shares never trades above $10.00. Moreover, the presence of that many more shares in the market may have a dilutive effect on the market price of the Class A Ordinary Shares post-closing.

Certain members of our management team following the Business Combination are unfamiliar with United States securities laws, they may have to expend time and resources becoming familiar with such laws, which could lead to various regulatory issues.

Following the Business Combination, our management may resign from their positions as officers or directors of the Company and the management of BGHL following the Business Combination will remain in place. Four of the expected seven members of the management team and those that we will disclose under “Board of Directors and Management,” do not have prior experience as directors of US listed companies and are unfamiliar with United States securities laws. The other three directors all have prior experience as directors of companies listed on regulated exchanges in the US. Because certain members of management are unfamiliar with United States securities laws, they may have to expend time and resources becoming familiar with such laws. This could be expensive and time-consuming and could lead to various regulatory issues which may adversely affect our operations.

Risks Relating to our Securities

Perception’s securities have been delisted from the NYSE, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

Up until November 15, 2024, our Units, Class A Ordinary Shares and Warrants were listed on NYSE. Upon the 36 month anniversary of our IPO, trading was suspended on the NYSE and our securities were subsequently delisted. Currently, our securities are quoted in the over-the-counter market. We have applied to list Blue Gold Limited’s securities to be issued in the Business Combination on Nasdaq. There can be no assurance that such listing application will be approved or, if approved, that the continued listing requirements will continue to be satisfied. We cannot assure you that we will be able to meet those initial listing requirements at that time.

Our securities are quoted on an over-the-counter market. As a result, we may face significant material adverse consequences, including:

•        a limited availability of market quotations for our securities;

•        reduced liquidity for our securities;

•        a determination that our Class A Ordinary Shares are a “penny stock” which will require brokers trading in our Class A Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Our Units, Class A Ordinary Shares and Warrants no longer qualify as covered securities under the statute. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the State of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, we could be subject to regulation in each state in which we offer our securities.

You may only be able to exercise your Public Warrants on a “cashless basis” under certain circumstances, and if you do so, you will receive fewer Class A Ordinary Shares from such exercise than if you were to exercise such Warrants for cash.

The Warrant agreement provides that in the following circumstances holders of Warrants who seek to exercise their Warrants will not be permitted to do so for cash and will, instead, be required to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act: (i) if the Class A Ordinary Shares issuable upon exercise of the Warrants are not registered under the Securities Act in accordance with the terms of the Warrant agreement; (ii) if we have so elected and the Class A Ordinary Shares are at the time of any exercise of a Warrant not listed on a national securities exchange such that they satisfy the definition of “covered securities” under Section 18(b)(1) of the Securities Act; and (iii) if we have so elected and we call the Public Warrants for redemption. If you exercise your Public Warrants on a cashless basis, you would pay the Warrant exercise price by surrendering the Warrants for that number of Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Class A Ordinary Shares underlying the Warrants, multiplied by the excess of the “fair market value” of our Class A Ordinary Shares (as defined in the next sentence) over the exercise price of the Warrants by (y) the fair market value. The “fair market value” is the average reported closing price of the Class A Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of Warrants, as applicable. As a result, you would receive fewer Class A Ordinary Shares from such exercise than if you were to exercise such Warrants for cash.

The grant of registration rights to our initial shareholders and holders of our Exchange Shares and the future exercise of such rights may adversely affect the market price of the Blue Gold Limited Class A Ordinary Shares

Pursuant to an agreement entered into concurrently with the issuance and sale of the securities in the initial public offering, our initial shareholders and their permitted transferees can demand that we register the Class A Ordinary Shares into which Founder Shares are convertible, holders of the Exchange Shares and their permitted transferees can demand that we register the Exchange Shares, and holders of Warrants that may be issued upon conversion of any working capital loans may demand that we register the Class A Ordinary Shares issuable upon exercise of such Warrants. As of the date of this proxy statement/prospectus, there were no working capital loans outstanding. We will bear the cost of registering these securities. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of our Class A Ordinary Shares. In addition, the existence of the registration rights may make the Business Combination more costly or difficult to conclude. This is because the shareholders of the target business may increase the equity stake they seek in the combined entity or ask for more cash consideration to offset the negative impact on the market price of our Class A Ordinary Shares that is expected when the ordinary shares owned by our initial shareholders, holders of our Exchange Shares or holders of our working capital loans or their respective permitted transferees are registered.

We may amend the terms of the Warrants in a manner that may be adverse to holders of Public Warrants with the approval by the holders of at least 50% of the then outstanding Public Warrants. As a result, the exercise price of your Warrants could be increased, the exercise period could be shortened and the number of Class A Ordinary Shares purchasable upon exercise of a Warrant could be decreased, all without your approval.

Our Warrants were issued in registered form under a Warrant agreement between Continental Stock Transfer & Trust Company, as Warrant agent, and us. The Warrant agreement provides that the terms of the Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or to correct any defective provision or mistake, including to conform the provisions of the warrant agreement to the description of the terms of the Warrants and the warrant agreement, (ii) adjusting the provisions relating to cash dividends on ordinary shares as contemplated by and in accordance with the warrant agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the Warrants, provided that the approval by the holders of at least 50% of the then-outstanding Public Warrants is required to make any change that adversely affects the interests of the registered holders of Public Warrants. Accordingly, we may amend the terms of the Public Warrants in a manner adverse to a holder of Public Warrants if holders of at least 50% of the then outstanding Public Warrants approve of such amendment. Although our ability to amend the terms of the Public Warrants with the consent of at least 50% of the then outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Warrants, convert the Warrants into cash or shares, shorten the exercise period or decrease the number of Class A Ordinary Shares purchasable upon exercise of a Warrant.

Our warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our Warrants, which could limit the ability of Warrant holders to obtain a favorable judicial forum for disputes with our Company.

Our warrant agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the warrant agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our Warrants shall be deemed to have notice of and to have consented to the forum provisions in our warrant agreement. If any action, the subject matter of which is within the scope the forum provisions of the warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our Warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of

New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such Warrant holder in any such enforcement action by service upon such Warrant holder’s counsel in the foreign action as agent for such Warrant holder.

This choice-of-forum provision may limit a Warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our Company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

We may redeem your unexpired Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Warrants worthless.

We have the ability to redeem outstanding Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Warrant, provided that the closing price of our Class A Ordinary Shares equals or exceeds $18.00 per share (adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we send notice of such redemption to the Warrants holders and provided certain other conditions are met. If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the Warrants as set forth above even if the holders are otherwise unable to exercise the Warrants. Redemption of the outstanding Warrants could force you to (i) exercise your Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your Warrants at the then-current market price when you might otherwise wish to hold your Warrants or (iii) accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, is likely to be substantially less than the market value of your Warrants.

In addition, we have the ability to redeem the outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per Warrant upon a minimum of 30 days’ prior written notice of redemption provided that the closing price of our Class A Ordinary Shares equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant) for any 20 trading days within a 30-trading day period ending on the third trading day prior to proper notice of such redemption and provided that certain other conditions are met, including that holders will be able to exercise their Warrants prior to redemption for a number of Class A Ordinary Shares determined based on the redemption date and the fair market value of our Class A Ordinary Shares. The value received upon exercise of the Warrants (1) may be less than the value the holders would have received if they had exercised their Warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the Warrants, including because the number of ordinary shares received is capped at 0.361 Class A Ordinary Shares per Warrant (subject to adjustment) irrespective of the remaining life of the Warrants.

Our Warrants may have an adverse effect on the market price of our Class A Ordinary Shares and make it more difficult to effectuate the Business Combination.

We issued Warrants to purchase 11,500,000 of our Class A Ordinary Shares as part of the Units sold in the Public Offering each exercisable to purchase one Class A ordinary share at $11.50 per share. In addition, if the Managing Sponsor makes any Working Capital Loans, it may convert those loans into up to an additional 1,500,000 Private Placement Warrants, at the price of $1.00 per warrant. As of the date of this proxy statement/prospectus, there are no working capital loans outstanding. Such Warrants, when exercised, will increase the number of issued and outstanding Class A Ordinary Shares and reduce the value of the Class A Ordinary Shares issued to complete the Business Combination. Therefore, our Public Warrants may make it more difficult to effectuate the Business Combination or increase the cost of acquiring the target business.

Because each Unit contains one-half of one Warrant and only a whole Warrant may be exercised, the Units may be worth less than Units of other special purpose acquisition companies.

Each Unit contains one-half of one Warrant Pursuant to the warrant agreement, no fractional Warrants were issued upon separation of the Units, and only whole Units can trade. In connection with the Business Combination, all Units will be separated immediately prior to the Merger. If you do not own an even number of Warrants, the fractional Warrant you would be entitled to receive will become worthless. This is different from other offerings similar to ours whose Units include one ordinary share and one Warrant to purchase one whole share. We have established the components of the Units in this way in order to reduce the dilutive effect of the Warrants upon completion of a business combination since the Warrants will be exercisable in the aggregate for one-half of the number of shares compared to Units that each contain a whole Warrant to purchase one share, thus making us, we believe, a more attractive merger partner for target businesses. Nevertheless, this unit structure may cause our Units to be worth less than if it included a Warrant to purchase one whole share.

General Risk Factors

Provisions in our amended and restated memorandum and articles of association may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our Class A Ordinary Shares and could entrench management.

Our amended and restated memorandum and articles of association contain provisions that may discourage unsolicited takeover proposals that shareholders may consider to be in their best interests. These provisions include a staggered board of directors and the ability of the board of directors to designate the terms of and issue new series of preference shares, which may make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

Because we are incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. Federal courts may be limited.

We are an exempted company incorporated under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon our directors or officers, or enforce judgments obtained in the United States courts against our directors or officers.

Our corporate affairs will be governed by our amended and restated memorandum and articles of association, the Cayman Islands Companies Act and the common law of the Cayman Islands. We will also be subject to the federal securities laws of the United States. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a Federal court of the United States.

We have been advised by Mourant Ozannes (Cayman) LLP (“Mourant”), Cayman Islands legal counsel that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be given by a court of competent jurisdiction, must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

As a result of all of the above, Public Shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as Public Shareholders of a United States company.

Cyber incidents or attacks directed at us could result in information theft, data corruption, operational disruption and/or financial loss.

We depend on digital technologies, including information systems, infrastructure and cloud applications and services, including those of third parties with which we may deal. Sophisticated and deliberate attacks on, or security breaches in, our systems or infrastructure, or the systems or infrastructure of third parties or the cloud, could lead to corruption or misappropriation of our assets, proprietary information and sensitive or confidential data. As an early-stage company without significant investments in data security protection, we may not be sufficiently protected against such occurrences. We may not have sufficient resources to adequately protect against, or to investigate and remediate any vulnerability to, cyber incidents. It is possible that any of these occurrences, or a combination of them, could have adverse consequences on our business and lead to financial loss.

We are subject to changing law and regulations regarding regulatory matters, corporate governance and public disclosure that have increased both our costs and the risk of non-compliance.

We are subject to rules and regulations by various governing bodies, including, for example, the Securities and Exchange Commission, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law. Our efforts to comply with new and changing laws and regulations have resulted in and are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to our disclosure and governance practices. If we fail to address and comply with these regulations and any subsequent changes, we may be subject to penalty and our business may be harmed.

We may be exposed to liabilities under the Foreign Corrupt Practices Act, and any determination that we violated the Foreign Corrupt Practices Act could have a material adverse effect on our business.

We are subject to the Foreign Corrupt Practices Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute for the purpose of obtaining or retaining business. We may have operations, enter into agreements with third parties and make sales in countries that may experience corruption. It will be our policy to implement safeguards to discourage the unauthorized payments or offers of payments by one of the employees, consultants, or sales agents of our Company by our employees; however, these parties are not always subject to our control. Also, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants, or sales agents of our Company may engage in conduct for which we might be held responsible. Violations of the FCPA may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

The Perception Reorganization may be a taxable event for U.S. Holders of Public Shares and Perception Warrants.

Subject to the limitations and qualifications described in “Material U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Consequences of the Perception Reorganization to U.S. Holders,” the Perception Reorganization may qualify as a “reorganization” within the meaning of Section 368 of the Code and, as a result, a U.S. Holder would not recognize gain or loss on the exchange of Public Shares or Perception Warrants for Blue Gold Limited Ordinary Shares or Blue Gold Limited Warrants, as applicable, pursuant to the Perception Reorganization.

However, U.S. Holders of Perception securities who would be treated as 5 Percent Holders, and who do not enter into a GRA under applicable Treasury Regulations, may recognize gain (but not loss) as a result of the Perception Reorganization if Section 367(a) of the Code and the Treasury Regulations promulgated thereunder apply to the Perception Reorganization or if otherwise required under the PFIC rules. Section 367(a) of the Code may apply to the Perception Reorganization if Blue Gold Limited transfers the assets it acquires from Perception pursuant to the Perception Reorganization to certain subsidiary corporations in connection with the Business Combination. The requirements under Section 367(a) are not discussed herein. If you believe that you will be a 5 Percent Holder, you are strongly urged to consult your tax advisor regarding the effect of the Perception Reorganization to you taking into account the rules of Section 367(a) of the Code (including the possibility of entering into a GRA under applicable Treasury Regulations).

Alternatively, if the Perception Reorganization does not qualify as a “reorganization” within the meaning of Section 368 of the Code, then a U.S. Holder that exchanges its Public Shares or Perception Warrants for the consideration under the Business Combination will recognize gain or loss equal to the difference between (i) the fair market value of the Blue Gold Limited Ordinary Shares and Blue Gold Limited Warrants received and (ii) the U.S. Holder’s adjusted tax basis in the Public Shares and Perception Warrants exchanged therefor. For a more detailed discussion of certain U.S. federal income tax consequences of the Perception Reorganization, see the section titled “Material U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Consequences of the Perception Reorganization to U.S. Holders” in this proxy statement/prospectus/prospectus. However, the rules under Section 367(a) and Section 368 of the Code contain limited guidance as to their application, particularly with regard to indirect stock transfers in cross-border reorganizations. Holders should consult their own tax advisors to determine the tax consequences to them (including the application and effect of any state, local or other income and other tax laws) of the Perception Reorganization.

In addition, U.S. Holders of Public Shares and Perception Warrants may be subject to adverse U.S. federal income tax consequences under the PFIC regime. Please see “Material U.S. Federal Income Tax Considerations — Passive Foreign Investment Company Status” for a more detailed discussion with respect to Perception’s potential PFIC status and certain tax implications thereof.

Further, because the Perception Reorganization will occur immediately prior to the redemption of Public Shares, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of the Perception Reorganization. All U.S. Holders considering exercising redemption rights with respect to their Public Shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Perception Reorganization and exercise of redemption rights.

Future changes to U.S. and non-U.S. tax laws could adversely affect Blue Gold Limited.

The U.S. Congress, the U.S. Treasury Department, the IRS and other U.S. and non-U.S. government agencies in jurisdictions where Blue Gold Limited and its affiliates will do business have had an extended focus on issues related to the taxation of multinational corporations. One example is in the area of “base erosion and profit shifting”, including situations where payments are made between affiliates from a jurisdiction with high tax rates to a jurisdiction with lower tax rates. As a result, future changes to U.S. and non-U.S. tax laws in the countries in which Blue Gold Limited and its affiliates do business could change on a prospective or retroactive basis, and any such changes could adversely affect Blue Gold Limited and its affiliates.

Blue Gold Limited may be or become a PFIC, which could result in adverse U.S. federal income tax consequences to U.S. Holders.

If Blue Gold Limited were determined to be a PFIC for any taxable year, or portion thereof, that is included in the holding period of a U.S. Holder of Blue Gold Limited securities, such U.S. Holder may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. Because the classification of a non-U.S. corporation as a PFIC is a factual determination made annually after the close of each taxable year, Blue Gold Limited has not provided assurance that it was not a PFIC for its 2024 taxable year or for any prior or future years.

Please see “Material U.S. Federal Income Tax Considerations — Passive Foreign Investment Company Status” for a more detailed discussion with respect to Blue Gold Limited’s potential PFIC status and certain tax implications thereof. U.S. Holders are urged to consult their tax advisors regarding the possible application of the PFIC rules to holders of the Blue Gold Limited securities.

EXTRAORDINARY GENERAL MEETING OF PERCEPTION

General

Perception is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by the Perception Board for use at the extraordinary general meeting of Perception to be held on            , 2025, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to Perception’s shareholders on or about            , 2025 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides Perception’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the extraordinary general meeting.

Date, Time and Place

The extraordinary general meeting will be held at [•], unless the extraordinary general meeting is adjourned. We also intend to hold the extraordinary general meeting through a “virtual” or online method. You will be able to attend the extraordinary general meeting online, vote and submit your questions during the extraordinary general meeting by visiting [•].

Purpose of the Extraordinary General Meeting of Perception

At the extraordinary general meeting, Perception is asking holders of ordinary shares to consider and vote upon:

•        a proposal to approve by ordinary resolution and adopt the Business Combination Agreement;

•        a proposal to approve, by special resolution the Merger Proposal; and

•        a proposal to approve by ordinary resolution the Adjournment Proposal.

Recommendation of the Perception Board

The Perception Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of Perception and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of Perception’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Perception and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Perception’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal — Interests of Perception’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Record Date — Who is Entitled to Vote

Perception’s shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they own ordinary shares at the close of business on            , 2025, which is the “record date” for the extraordinary general meeting. Perception’s shareholders are entitled to one vote for each Perception Class A Ordinary Share held of record as of the record date, and Perception’s shareholders are entitled to one vote for each Class B ordinary share held of record as of the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. The Warrants do not have voting rights attached to them. As of the close of business on the record date, there were _______ Perception Ordinary Shares issued and outstanding, of which _______ were Perception Class A Ordinary Shares and one was a Class B Ordinary Share.

Quorum

A quorum of Perception’s shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than one-third of the issued and outstanding Perception Ordinary Shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, [•] Perception Ordinary Shares would be required to achieve a quorum.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to Perception but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. If a shareholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the Business Combination Proposal.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding Perception Ordinary Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of the Merger Proposal requires a special resolution, being the affirmative vote of a two-thirds majority of the votes cast by the holders of the issued and outstanding Perception Ordinary Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding Perception Ordinary Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Voting Your Shares

Each Perception Ordinary Share that you own in your name entitles you to one vote. Your proxy card shows the number of Perception Ordinary Shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are two ways to vote your Perception Ordinary Shares at the extraordinary general meeting:

•        You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Perception Board “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting. Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.

•        You can attend the extraordinary general meeting and vote in person or virtually at the time of the meeting. You will receive a ballot when you arrive, or if you attend the virtual meeting you will be able vote your shares and submit questions during the extraordinary general meeting via a live webcast available at [•]. You will need your control number for access. If you do not have your control number, contact Continental Stock Transfer & Trust Company no later than at least 72 hours in advance of the meeting at the phone number or e-mail address below. However, if your shares are held in the name of your broker, bank or another nominee, you must get a valid legal proxy from the broker, bank or other nominee. That is the only way Perception can be sure that the broker, bank or nominee has not already voted your shares. Once you have your legal proxy, contact            to have a control number generated. Continental’s contact information is as follows:

Revoking Your Proxy

If you are a Perception shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•        you may send another signed proxy card with a later date;

•        you may notify Perception in writing before the extraordinary general meeting that you have revoked your proxy; or

•        you may attend the extraordinary general meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your Perception Ordinary Shares, you may call Advantage, our proxy solicitor, by calling free 1-877-870-8565, or banks and brokers can call collect at 1-206-870-8565, or by emailing ksmith@advantageproxy.com.

Redemption Rights

In connection with the proposed Business Combination, pursuant to the Existing Governing Documents, a Public Shareholder may request that Perception redeem all or a portion of its Public Shares for cash if the Business Combination is consummated. As a holder of Public Shares, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

(i)     (a) hold Public Shares or (b) if you hold Public Shares through Units, you elect to separate your Units into the underlying Public Shares and Warrants prior to exercising your redemption rights with respect to the Public Shares;

(ii)    submit a written request to Continental, Perception’s transfer agent, in which you (i) request that Perception redeem all or a portion of your Public Shares for cash, and (ii) identify yourself as the beneficial holder of the Public Shares and provide your legal name, phone number and address; and

deliver your Public Shares to Continental, Perception’s transfer agent, physically or electronically through DTC. Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to            , Eastern Time, on            , 2025 (two business days before the scheduled vote at the extraordinary general meeting) in order for their shares to be redeemed.

Holders of Units must elect to separate the Units into the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. Public holders that hold their Units in an account at a brokerage firm or bank, must notify their broker or bank that they elect to separate the Units into the underlying Public Shares and Public Warrants, or if a holder holds Units registered in its own name, the holder must contact Continental, Perception’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem all or a portion of the Public Shares held by them regardless of if or how they vote in respect of the Business Combination Proposal and regardless of whether they hold Public Shares on the record date. If the Business Combination is not consummated, the Public Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a Public Shareholder properly exercises its right to redeem all or a portion of the Public Shares that it holds and timely delivers its shares to Continental, Perception’s transfer agent, Perception will redeem such Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, based on approximately $_________ million of funds in the Trust Account and 322,928 shares subject to possible redemption, in each case, as of _______, 2025.

this would have amounted to approximately $____ per issued and outstanding Public Share. If a Public Shareholder exercises its redemption rights in full, then it will be electing to exchange its Public Shares for cash and will no longer own Public Shares.

If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Shares of Perception Ordinary Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC system. The transfer agent will typically charge the tendering broker a fee and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed business combination is not consummated this may result in an additional cost to shareholders for the return of their shares.

Any request for redemption, once made by a holder of Public Shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the extraordinary general meeting, or thereafter with Perception’s consent until the Closing. If you deliver your shares for redemption to Continental, our transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that our transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, our transfer agent, at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by Continental, our transfer agent, prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s Public Shares have been delivered (either physically or electronically) to Continental, our agent, at least two business days prior to the scheduled vote at the extraordinary general meeting.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares without the prior consent of Perception. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Managing Sponsor, pursuant to the Sponsor Support Agreement, agreed to, among other things, vote all of their founder shares and their Public Shares in favor of the proposals being presented at the extraordinary general meeting and waive their redemption rights with respect to such ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Neither the Former Sponsor nor the Managing Sponsor received any consideration for their agreement to waive their redemption rights. As of the date of this proxy statement/prospectus, the Managing Sponsor and the other Initial Shareholders own [•]% of the issued and outstanding ordinary shares. See “The Business Combination Proposal — Related Agreements — Sponsor Support Agreement” elsewhere in this proxy statement/prospectus for more information related to the Sponsor Support Agreement.

Holders of the Warrants will not have redemption rights with respect to the Warrants. The closing price of Public Shares on            , 2025 was $            per share.

Prior to exercising redemption rights, Public Shareholders should verify the market price of the Public Shares as they may receive higher proceeds from the sale of their Public Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Perception cannot assure its shareholders that they will be able to sell their Public Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

Appraisal Rights

Neither Perception’s shareholders nor Perception’s Warrant holders have appraisal rights in connection with the Business Combination under the Cayman Islands Companies Act. However, in respect of the Merger Proposal, under section 238 of the Cayman Islands Companies Act, shareholders of a Cayman Islands company ordinarily have dissenters’ rights with respect to a statutory merger. The Cayman Islands Companies Act prescribes when dissenters’ rights will be available and provides that shareholders are entitled to receive fair value for their shares if they exercise those rights in the manner prescribed by the Cayman Islands Companies Act. Pursuant to section 239(1) of the Cayman Islands Companies Act, dissenters’ rights are not available if an open market for the shares exists on a recognized stock exchange, such as Nasdaq, for a specified period after the merger is authorized (such period being the period in which dissenter’s rights would otherwise be exercisable). It is anticipated that, if the Business Combination is approved, it may be consummated prior to the expiry of such specified period and accordingly the exemption under section 239(1) of the Cayman Islands Companies Act may not be available.

Proxy Solicitation Costs

Perception is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Perception and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Perception will bear the cost of the solicitation.

Perception has hired Advantage to assist in the proxy solicitation process. Perception will pay that firm a fee of $12,500 plus disbursements, and will reimburse Advantage for its reasonable out-of-pocket expenses and indemnify Advantage and its affiliates against certain claims, liabilities, losses, damages and expenses.

Perception will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Perception will reimburse them for their reasonable expenses.

THE BUSINESS COMBINATION PROPOSAL

Capitalized terms in this section not otherwise defined in this proxy statement/prospectus shall have the meanings ascribed to them in the Business Combination Agreement.

General

Holders of Perception Ordinary Shares are being asked to adopt the Business Combination Agreement, approve the terms thereto and approve the Business Combination and transactions contemplated thereby, including the Merger. Perception’s shareholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. Please see the section entitled “— The Business Combination Agreement” below, for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to carefully read the Business Combination Agreement in its entirety before voting on this proposal.

Subject to the approval of the Merger Proposal, Perception may consummate the Business Combination only if it is approved by ordinary resolution, being the affirmative vote of the holders of at least a majority of the Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary meeting of Perception either in person or by proxy.

The Business Combination Agreement

The subsections that follow this subsection describe the material provisions of the Business Combination Agreement, but do not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A hereto and incorporated herein by reference. Perception’s shareholders and other interested parties are urged to read the Business Combination Agreement carefully and, in its entirety, (and, if appropriate, with the advice of financial advisors and legal counsel) because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates, which may be updated prior to Closing. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the disclosure schedules referred to therein which are not filed publicly, and which are subject to a contractual standard of materiality different from that generally applicable to shareholders or shareholders. The disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. Moreover, certain representations and warranties in the Business Combination Agreement may, may not have been or may not be, as applicable, accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about BGHL, Perception, or any other matter.

General Description of the Transactions

In accordance with the terms and subject to the conditions of the Business Combination Agreement, the parties to the Business Combination Agreement have agreed that, in connection with the Closing, the parties will undertake a series of transactions pursuant to which, among other things, (i) Blue Gold Limited shall form a wholly owned subsidiary (the “Blue Merger Sub”) for the purposes of effecting the Blue Merger, (ii) Perception shall merge with and into Blue Gold Limited, a wholly owned subsidiary of Perception with Blue Gold Limited being the surviving entity (the “Perception Reorganization”), (iii) BGHL will form or acquire a new Cayman Islands entity (“NewCo”) and cause the contribution of all of the issued and outstanding shares of BGHL to NewCo, (iv) NewCo shall merge with and into the Blue Merger Sub, following which the separate corporate existence of Blue Merger Sub shall cease and (v) at the Merger Effective Time, NewCo shall continue as the surviving entity and wholly owned subsidiary of Blue Gold Limited (“New Blue”).

The Blue Merger

As a result of the Blue Merger, at the Effective Time (i) all the assets and liabilities of BGHL and Blue Merger Sub shall vest in Blue Merger Sub and become the assets and liabilities of Blue Merger Sub (“New Blue”) as the surviving company, and New Blue shall thereafter exist as a wholly-owned subsidiary of Blue Gold Limited, (ii) the members of the BGHL Board and executive officers of BGHL shall cease to hold office, and the board of directors and executive officers of New Blue shall be as determined among Perception and BGHL.

Subject to the terms and conditions of the Business Combination Agreement, in consideration for the Blue Merger each BGHL Ordinary Share issued and outstanding immediately before the Blue Merger Effective Time shall be converted into the right to receive the number of Blue Gold Limited Class A Ordinary Shares equal to a fraction, the numerator of which is 11,450,000 and the denominator equals the aggregate number of BGHL Ordinary Shares outstanding as of immediately before the Blue Merger Effective Time.

The Merger Consideration

Prior to the Merger Effective Date, subject to the terms and procedures set forth in the Business Combination Agreement, Blue Perception Capital on behalf of the Blue Shareholders will deliver all of the certificates for the BGHL Ordinary Shares to an Exchange Agent. In consideration for such transfer, Blue Gold Limited shall issue the Merger Consideration. The “Merger Consideration” is a number of newly issued Perception Class A Ordinary Shares equal to (a) a transaction value of $114.5 million divided by (b) a per share price of $10.00. No fraction of a Blue Gold Limited Class A Ordinary Share will be issued by virtue of the Merger Consideration and any portion that would otherwise be a fraction of a Blue Gold Limited Class A Ordinary Share will instead be rounded down to the nearest whole number.

Separation of Perception Units

Each Perception Unit, consisting of one Perception Class A Ordinary Share and one-half of one Perception Warrant shall, as of immediately prior to the Perception Reorganization, be automatically separated into its component securities which shall be converted in accordance with the terms of the Business Combination Agreement; however, no fractional Warrants to purchase Perception Class A Ordinary Shares will be issued and any fraction that remains after issuance of whole Warrants will become worthless.

Closing

Subject to the satisfaction or waiver of the conditions set forth in Business Combination Agreement, the consummation of the transactions contemplated by the Business Combination Agreement shall take place at such place (including remotely) and time to be agreed upon by BGHL and Perception.

Representations and Warranties

The Business Combination Agreement contains representations and warranties of BGHL and Perception. The representations and warranties are, in certain cases, subject to specified exceptions and materiality, Material Adverse Effect (see “— Material Adverse Effect” below), knowledge and other qualifications contained in the Business Combination Agreement and may be further modified and limited by the disclosure schedules to the Business Combination Agreement and, in the case of Perception, by certain information set forth in the SEC reports filed or furnished by Perception (excluding any disclosures in any risk factors section that do not constitute statements of fact or factual matters, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature).

The Business Combination Agreement contains representations and warranties of BGHL relating to, among other things:

•        due organization and qualification;

•        due authorization and approvals to enter into the Business Combination Agreement;

•        capitalization;

•        subsidiaries;

•        governmental approvals and consents;

•        non-contravention with any other material agreement;

•        financial statements;

•        absence of certain changes;

•        compliance with laws;

•        requisite permits;

•        litigation;

•        material contracts;

•        intellectual property;

•        taxes and tax returns;

•        real property;

•        personal property;

•        title to and sufficiency of assets owned;

•        employee matters;

•        employee benefit matters;

•        environmental matters;

•        transactions with related parties;

•        insurance;

•        books and records;

•        certain business practices;

•        Investment Company Act;

•        finders and brokers;

•        solvency;

•        information to be supplied for the registration statement;

•        political contributions; foreign activities; and

•        supplemental schedules.

The Business Combination Agreement also contains representations and warranties of Perception relating to, among other things:

•        organization and good standing;

•        governmental approvals;

•        noncontravention with any other material agreement;

•        capitalization;

•        SEC filings and Perception financial statements;

•        absence of certain changes;

•        compliance with laws;

•        actions; orders; permits;

•        taxes and returns;

•        employees and employee benefit plans;

•        properties;

•        transactions with affiliates;

•        Investment Company Act;

•        finders and brokers; and

•        independent investigation.

Material Adverse Effect

The term “Material Adverse Effect’’ as used in the Business Combination Agreement means, with respect to any specified person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such specified person and its subsidiaries, taken as a whole, or (b) the ability of such person or any of its subsidiaries on a timely basis to consummate the transactions contemplated by the Business Combination Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect:

(i)     general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business;

(ii)    changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate;

(iii)   changes in IFRS or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate;

(iv)   conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster;

(v)    any failure in and of itself by such person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception); and

(vi)   with respect to Perception, the consummation and effects of the Perception Share Redemption;

provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) – (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to Perception, the amount of the Perception Share Redemption or the failure to obtain the Perception Shareholders’ Approval shall not be deemed to be a Material Adverse Effect on or with respect to Perception.

Covenants of the Parties

Covenants of BGHL

Subject to certain exceptions, during the period from the date of the Business Combination Agreement up to termination of the Business Combination Agreement or the Closing (the “Interim Period”), BGHL shall, and shall cause its subsidiaries to, (i) conduct its business in all material aspects, in the ordinary course consistent with past practice, (ii) comply in all material respects with all applicable laws applicable to it and the Target Companies and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

Subject to certain exceptions, BGHL shall not, and BGHL shall cause its subsidiaries not to, do any of the following during the Interim Period without Perception’s prior written consent:

•        amend, waive or otherwise change, in any respect, its organizational documents;

•        authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third person with respect to such securities;

•        split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

•        incur, create, assume, prepay or otherwise become liable for any indebtedness (directly, contingently or otherwise) in excess of $100,000 individually or $250,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any indebtedness, liability or obligation of any person in excess of $100,000 individually or $250,000 in the aggregate;

•        increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) to any employee, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any benefit plans with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable law, pursuant to the terms of any benefit plans or in the ordinary course of business consistent with past practice;

•        make, change or rescind any material election relating to taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, file any amended tax return or surrender or forfeit any right to claim for refund, enter into any tax allocation, tax sharing, tax indemnity or other closing agreement related to taxes or make any material change in its accounting or tax policies or procedures, in each case except as required by applicable law;

•        transfer or license to any person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material registered intellectual property, intellectual property licensed by BGHL or other intellectual property of BGHL (excluding non-exclusive licenses of BGHL’s intellectual property to BGHL or Opco customers in the ordinary course of business consistent with past practice), or disclose to any person who has not entered into a confidentiality agreement any trade secrets;

•        terminate, or waive or assign any material right under, any material contract or enter into any contract that would be a material contract, in any case outside of the ordinary course of business consistent with past practice;

•        fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

•        establish any subsidiary or enter into any new line of business;

•        fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

•        revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with IFRS and after consulting with BGHL’s outside auditors;

•        waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to the Business Combination Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, a Target Company or its affiliates) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any actions, liabilities or obligations, unless such amount has been reserved in BGHL’s financial statements;

•        close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

•        acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

•        make capital expenditures in excess of $100,000 (individually for any project (or set of related projects)) or $250,000 in the aggregate;

•        adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•        voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate other than pursuant to the terms of a material contract or benefit plan;

•        sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

•        enter into any agreement, understanding or arrangement with respect to the voting of equity securities of BGHL;

•        take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents of any governmental authority to be obtained in connection with the Business Combination Agreement;

•        accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;

•        enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any related person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice);

•        maintain the existing relations and goodwill of the Target Companies with customers, suppliers, distributors and creditors of the Target Companies and use commercially reasonable efforts to maintain all insurance policies or equivalent substitutes therefor; or

•        authorize or agree to do any of the foregoing actions.

BGHL is required to deliver to Perception such financial statements and any other audited and unaudited consolidated balance sheets and the related audited or unaudited consolidated accounts of that are required to be included in this proxy statement/prospectus. BGHL shall use its best efforts (a) to prepare in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in this proxy statement/prospectus and any other filings to be made with the SEC in connection with the Business Combination and (b) to obtain the consents of their auditors with respect thereto as may be required by applicable law or requested by the SEC in connection therewith.

BGHL agreed that, while each is in possession of such material nonpublic information of Perception, each shall not purchase or sell any securities of Perception (other than to engage in the Business Combination in accordance herewith), communicate such information to any third party, take any other action with respect to Perception in violation of such laws, or cause or encourage any third party to do any of the foregoing.

No earlier than one day prior to the day that Perception holds its meeting of shareholders to vote on the Business Combination Agreement and related matters, BGHL shall pass a written resolution by Blue Perception Capital as the trustee and recordholder of BGHL as promptly as reasonably practicable following the date the registration statement is declared effective for the purpose of obtaining the approval of Blue Perception Capital (as trustee and recordholder) to the extent required to approve the Business Combination and such other matter as may be mutually agreed by Perception and BGHL, and BGHL shall use its reasonable best efforts to solicit from the BGHL Shareholders proxies or consent (as applicable) in favor of the such approval by the BGHL Shareholders prior to such shareholders’ meeting, and to take all other actions necessary or advisable to secure the such approval.

Covenants of Perception

Subject to certain exceptions, during the Interim Period, Perception shall, (i) conduct its business, in all material respects, in the ordinary course consistent with past practice, (ii) comply in all material respects with all applicable laws applicable to it, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

Subject to certain exceptions, Perception shall not do any of the following during the Interim Period without BGHL’s prior written consent (which consent may not be unreasonably withheld):

•        amend, waive or otherwise change, in any respect, its organizational documents;

•        authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third person with respect to such securities;

•        split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

•        incur, create, assume, prepay or otherwise become liable for any indebtedness (directly, contingently or otherwise) in excess of $100,000 individually or $250,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any indebtedness, liability or obligation of any person, provided that this shall not prevent Perception from borrowing funds necessary to finance its ordinary course administrative costs and expenses incurred in connection with the consummation of the Business Combination and the other transactions contemplated by the Business Combination Agreement, up to aggregate additional indebtedness during the Interim Period of $5,000,000);

•        make, change or rescind any material election relating to taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, file any amended tax return or surrender or forfeit any right to claim for refund, enter into any tax allocation, tax sharing, tax indemnity or other closing agreement related to taxes or make any material change in its accounting or tax policies or procedures, in each case except as required by applicable law;

•        except as permitted under Section 8.3(e) of the Business Combination Agreement, amend, waive or otherwise change the trust agreement in any manner materially adverse to Perception;

•        terminate, waive or assign any material right under any material contract of Perception;

•        fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

•        establish any subsidiary or enter into any new line of business;

•        fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

•        revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting Perception’s outside auditors;

•        waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to the Business Combination Agreement or the transactions contemplated thereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Perception) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any actions, liabilities or obligations, unless such amount has been reserved in Perception’s financial statements;

•        acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

•        make capital expenditures in excess of $100,000 individually for any project (or set of related projects) or $250,000 in the aggregate (excluding for the avoidance of doubt, incurring any expenses);

•        adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Business Combination);

•        voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate (excluding the incurrence of any expenses) other than pursuant to the terms of a Contract in existence as of the date of the Business Combination Agreement or entered into in the ordinary course of business or in accordance with the Business Combination Agreement;

•        sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

•        enter into any agreement, understanding or arrangement with respect to the voting of Perception’s securities;

•        take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any governmental authority to be obtained in connection with the Business Combination Agreement; or

•        authorize or agree to do any of the foregoing actions.

Subject to certain exceptions, Perception shall, and shall cause its representatives to, afford to BGHL reasonable access during the Interim Period to all of its employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information, of or pertaining to Perception, and shall cause each of the Perception’s representatives to reasonably cooperate with Perception in its investigation.

During the Interim Period, Perception will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities laws and shall use its commercially reasonable efforts prior to the Closing to maintain the listing of the Perception Class A Ordinary Shares on the NYSE.

Prior to or as promptly as practicable after this proxy statement/prospectus is declared effective under the Securities Act, Perception shall establish a record date for, duly call, and convene and hold an extraordinary general meeting of Perception’s shareholders in accordance with its organizational documents to be held as promptly as reasonably practicable following the date on which this proxy statement/prospectus is declared effective under the Securities Act for the purpose of voting on the Transaction Proposals and obtaining the vote of the holders of Ordinary Shares required to approve the Transaction Proposals in accordance with the requirements of the Cayman Act, Perception’s organizational documents, all applicable SEC, NYSE requirements and all other applicable laws (including any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of the Business Combination Agreement); provided, however, that Perception may adjourn or postpone such shareholders’ meeting (i) to the extent necessary to ensure that any supplement or amendment to this proxy statement/prospectus that Perception determines in its sole discretion is necessary to comply with applicable laws is provided to the shareholders in advance of a vote on the adoption of the Transaction Proposals, (ii) if, as of the time that the shareholders’ meeting is originally scheduled, there are insufficient Ordinary Shares represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the shareholders’ meeting, (iii) if, as of the time that the shareholders’ meeting is originally scheduled, adjournment or postponement of the meeting is necessary to enable Perception to solicit additional proxies required to obtain shareholders’ approval, or (iv) to comply with applicable law. This proxy statement/prospectus shall include a statement to the effect that the Perception Board has recommended that Perception’s shareholders vote in favor of the Transaction Proposals at the shareholders’ meeting, and neither the board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, such recommendation; provided that the board may make any such change in recommendation prior to receipt of the shareholders’ approval if it determines in good faith that it is required to do so in order to comply with the directors’ fiduciary duties under applicable laws.

Joint Covenants

The Business Combination Agreement also contains certain other covenants and agreements among the various parties, including, among others, that the applicable parties shall:

•        use commercially reasonable efforts to prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Business Combination;

•        use commercially reasonable efforts to obtain all material consents and approvals of third parties that are required to consummate the Business Combination;

•        during the Interim Period, not, without the prior written consent of BGHL and Perception, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any acquisition proposal, (ii) furnish any non-public information regarding such party or its affiliates or their respective businesses, operations, assets, liabilities, financial condition, prospects or employees to any person in connection with or in response to an acquisition proposal, (iii) engage or participate in discussions or negotiations with any person with respect to, or that could reasonably be expected to lead to, an acquisition proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any acquisition proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any acquisition proposal, or (vi) release any other person from, or waive any provision of, any confidentiality agreement to which such party is a party.

Further, the Business Combination Agreement also contains additional covenants and agreements among the parties thereto in respect of, among other matters:

•        preparation, filing and distribution of this proxy statement/prospectus (including any amendments or supplements thereto);

•        tax matters, including with respect to the intended tax treatment;

•        confidentiality and public announcements and other commutations regarding the Business Combination Agreement and the transactions and other documents contemplated thereby;

•        indemnification of present and former directors and officers of BGHL, Merger Sub, BGHL and Perception;

•        maintaining in effect liability insurances covering those Persons who are currently covered by Perception’s, BGHL’s, Blue Gold Limited or Blue Merger Sub’s directors’ and officers’ liability insurance policies; and

•        causing the funds in the Trust Account, after taking into account payments for the Perception share redemptions to first be used to pay (in the following order) (i) Perception’s transaction expenses, (ii) BGHL’s transaction expenses; (iii) any loans owed by Perception to the Sponsor for any of Perception’s transaction expenses and any administrative costs and expenses incurred by or on behalf of Perception, and then (iv) any other liabilities of Perception as of the Closing. Any remaining cash will be used for working capital and general corporate purposes of Perception.

Conditions to Closing

Mutual Conditions

Each party’s obligation to consummate the Business Combination and other transactions contemplated by the Business Combination Agreement is conditioned upon the satisfaction or waiver of, among other things:

•        approval of the Transaction Proposals by Perception’s shareholders and the BGHL Shareholders;

•        any waiting period (and any extension thereof) applicable to the Business Combination under any Antitrust Laws shall have expired or been terminated;

•        all consents required to be obtained from or made with any Governmental Authority in order to consummate the Business Combination shall have been obtained or made;

•        all consents of third parties shall have been obtained;

•        no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) or order that is then in effect and which has the effect of making the Business Combination illegal or which otherwise prevents or prohibits consummation of the Business Combination;

•        The members of the Perception Board shall have been elected or appointed as of the Closing consistent with the requirements of the Business Combination Agreement;

•        the registration statement of which this proxy statement/prospectus forms a part shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to this proxy statement/prospectus;

•        Blue Gold Limited Class A Ordinary Shares to be issued in connection with the Business Combination Agreement shall have been approved for listing on NYSE or Nasdaq, or such other national exchange as agreed between Perception and BGHL, subject to official notice of issuance.

BGHL’s Conditions

The obligations of BGHL to consummate the Business Combination and other transactions contemplated by the Business Combination Agreement is conditioned upon, among other things:

•        accuracy of the representations and warranties of Perception (subject to certain bring-down standards);

•        performance of covenants by Perception BGHL in all material respects as of or prior to the Closing;

•        no occurrence of Material Adverse Effect with respect to Perception;

•        Prior to the Perception Reorganization, Blue Gold Limited shall have formed Blue Merger Sub and cause Blue Merger Sub to enter into a joinder to the Business Combination Agreement;

•        the exchange of certain customary closing documents;

•        execution of the Registration Rights Agreement and Lock-Up Agreement; and

•        the execution of the Sponsor Support Agreement.

Perception’s Conditions

The obligations of Perception to consummate the Business Combination and other transactions contemplated by the Business Combination Agreement is conditioned upon, among other things:

•        accuracy of the representations and warranties of BGHL (subject to certain bring-down standards);

•        performance of covenants by BGHL in all material respects as of or prior to the Closing;

•        no occurrence of Material Adverse Effect with respect to the Target Companies;

•        the Exclusivity Agreement, the Registration Rights Agreement and Lock-Up Agreement are in full force and effect;

•        FGR and the BGHL equityholders shall have formed NewCo and contributed to NewCo all issued and outstanding shares of BGHL with Blue Perception Capital holding the majority of the issued shares of NewCo as trustee for the benefit of the NewCo shareholders;

•        the exchange of certain customary closing documents; and

•        A satisfactory Qualified Person’s Report prepared in accordance with the requirements of the SEC shall have been delivered.

Termination

The Business Combination Agreement may be terminated, and the transactions contemplated therein may be abandoned at any time prior to the Closing:

•        by mutual written consent of Perception and BGHL;

•        by written notice by either Perception or BGHL to the other parties, if any of the conditions to the Closing have not been satisfied or waived by March 31, 2025;

•        by written notice by either Perception or BGHL to the other parties, if a Governmental Authority of competent jurisdiction shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Business Combination, and such order or other action has become final and non-appealable;

•        by written notice by BGHL to Perception, if (i) there has been a material breach by Perception of any of its representations, warranties, covenants or agreements contained in the Business Combination Agreement, or if any representation or warranty of Perception shall have become untrue or inaccurate, in any case, which would result in a failure of a mutual closing condition or BGHL’s closing condition to be satisfied, and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to Perception or (B) March 31, 2025;

•        by written notice by Perception to BGHL, if (i) there has been a material breach by BGHL of any of its representations, warranties, covenants or agreements contained in the Business Combination Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a mutual closing condition or Perception’s closing condition to be satisfied, and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to BGHL or (B) March 31, 2025; or

•        by written notice by Perception to BGHL, if the approval by Perception’s shareholders was not obtained at the extraordinary general meeting of Perception.

Specific Performance

Each party to the Business Combination Agreement shall be entitled to seek an injunction or restraining order to prevent breaches of the Business Combination Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under the Business Combination Agreement, at law or in equity.

Non-survival of Representations, Warranties and Covenants

None of the representations, warranties, covenants, obligations or other agreements in the Business Combination Agreement, or in any related document or instrument delivered pursuant to the Business Combination Agreement, will survive the Closing except for any covenants and agreements contained therein that expressly by their terms apply either in part or in whole after the Closing.

Governing Law

The Business Combination Agreement is governed by, construed and enforced in accordance with the laws of the State of New York without regard to the conflict of laws principles thereof provided that matters that as a matter of the laws of the Cayman Islands are required to be governed by the law of the Cayman Islands (including, without limitation, the effects of the Blue Merger and the fiduciary duties that may apply to the directors and officers of the Parties) shall be governed by, and construed in accordance with, the laws of the Cayman Islands, without regard to laws that may be applicable under conflicts of laws principles that would cause the application of the laws of any jurisdiction other than the Cayman Islands.

Related Agreements

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, or the “Related Agreements,” but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements, and Perception’s shareholders and other interested parties are urged to read such Related Agreements in their entirety. Capitalized terms in this section not otherwise defined in this proxy statement/prospectus shall have the meanings ascribed to them in the Business Combination Agreement.

Support Agreement

On January 8, 2025, Blue Perception Capital LLP which holds the majority of the shares of BGHL via the FGR Trust Agreement, which was assigned by FGR to Blue Perception Capital on November 14, 2024, entered into an Amended and Restated Support Agreement, pursuant to which it agreed, among other things, (a) to vote all shares of BGHL in favor of the Business Combination and all related matters and (b) not to transfer any of the BGHL securities it owns. The above summary is qualified in its entirety by reference to the complete text of the Amended and Restated Support Agreement, a copy of which is attached as Annex D hereto and incorporated herein by reference.

Registration Rights Agreement

In connection with the Closing, certain parties (the “Holders”) will enter into the Registration Rights Agreement at Closing. Pursuant to the terms of the Registration Rights Agreement, Perception will be obligated to file a registration statement to register the resale of certain securities of Perception held by the Holders. The Registration Rights Agreement will also provide the Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions. The foregoing description of the Registration Rights Agreement is qualified in its entirety by reference to the full text of the form of Registration Rights Agreement, a copy of which is included as Annex __ hereto, and incorporated herein by reference.

Sponsor Support and Lock-Up Agreement

On November 8, 2024, Perception Capital Partners IV LLC, a Delaware limited liability company (the “Sponsor”) entered into the Amended and Restated Sponsor Support Agreement and Lock-up Agreement, pursuant to which the Sponsor agreed, among other things, to (a) vote all of its Perception ordinary shares in favor of the Business Combination Agreement and the Business Combination, (b) abstain from exercising any redemption rights in connection with the Business Combination, (c) not to transfer any of the Perception securities it owns during the pendency of the agreement, and (d) not solicit any alternative transactions. In connection with the Amended and Restated Sponsor Support Agreement and Lockup Agreement, the Sponsor also agreed to surrender 246,313 shares (the “Subject Shares”) immediately before the closing of the Business Combination. The Sponsor agreed that post-Closing the Perception shares it will receive in exchange for its Perception ordinary shares will be subject to an 18-month lock-up period. The foregoing description of the Sponsor Support and Lock-Up Agreement is qualified in its entirety by reference to the full text of the Sponsor Support and Lock-up Agreement, a copy of which is included as Annex F hereto and incorporated herein by reference.

Headquarters

After completion of the transactions contemplated by the Business Combination Agreement, the corporate headquarters and principal executive offices of Blue Gold Limited will be located at _____________________, ________, __________, __________.

Stock Exchange Listing of Blue Gold Limited Class A Ordinary Shares and Warrants

After the completion of the Business Combination, Blue Gold Limited expects that the Blue Gold Limited Class A Ordinary Shares and Warrants will be traded on Nasdaq under the symbol “BGL” and “BGLW”, respectively.

Background of the Business Combination

The following is a discussion of Perception’s formation, the background of Perception’s efforts to effect a Business Combination, its negotiations with BGHL, its evaluation of BGHL, the Business Combination Agreement and related matters.

Perception is a blank check company incorporated on June 9, 2021 as a Cayman Islands exempted company. Perception was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, which is referred to as an “initial business combination” or a “business combination.” Although Perception is not limited to a particular industry or geographic region for purposes of consummating an initial business combination, Perception has historically focused its search on intend to target assets or businesses of scale across the critical minerals value chain that are poised to benefit over the long-term from the substantial market opportunity created by the global energy transition.

On November 15, 2021, Perception consummated the Initial Public Offering of 23,000,000 Perception Units, at $10.00 per Unit, generating gross proceeds of $230,000,000. Simultaneously with the closing of the Initial Public Offering, RCF Sponsor VII LLC (the “Former Sponsor”) purchased an aggregate of 11,700,000 Private Placement Warrants at a price of $1.00 per Warrant ($11,700,000 in the aggregate). Each Private Placement Warrant entitles the holder to purchase one Perception Class A Ordinary Share at an exercise price of $11.50 per share.

Perception secured the agreement of all of its Underwriters to wave their rights to the Deferred Commission (as defined in the underwriting agreement, dated November 9, 2021, among the Company, Barclays Capital Inc. (“Barclays”) and Citigroup Global Markets Inc. (“Citi”)) as follows:

•        On October 9, 2023, RCF Acquisition Corp (“RCFA”) management reached out to both Barclays and Citi and informed them that RCF VII Sponsor LLC, (“RCF Sponsor”) intended to pursue a change of control transaction to sell sponsor shares and warrants another sponsor and requested they both waive its rights to its all of their Deferred Commissions, approximately $8 million in total.

•        On October 26, 2023, Barclays executed a letter which confirmed Barclays waived all rights to the Deferred Commission.

•        On November 6, 2023, Citi executed a letter which confirmed Citi waived all rights to the Deferred Commission.

•        Following these agreements, all of the Underwriters have waived their rights to the Deferred Commission. The Underwriters were not involved in the preparation of any disclosure that is included in this proxy statement/prospectus, have performed all their obligations to obtain their fees and, therefore, gratuitously waived the right to be compensated.

On November 2, 2023, the Former Sponsor entered into Securities Purchase Agreement with Perception Capital Partners IV LLC (the “Managing Sponsor”), pursuant to which the Former Sponsor transferred certain securities of Perception to the Managing Sponsor. Following the closing of the Securities Purchase Agreement and the expiration of the required waiting period required by Rule 14f-1, the Former Sponsor’s directors and officers resigned and were replaced by directors and officers designated by the Managing Sponsor.

Since the close of the IPO in November 2021, the management team was focused on completing a business combination with a business involved within the broader critical minerals industry that would support the energy transition theme. The team reviewed a large number of potential targets that were producing, processing companies or development projects within critical minerals including but not limited to copper, nickel, rare earths, lithium, silica and recycling. These companies were based across various geographies including in North America, Africa, Oceania, and South America and the targeted deal equity value was in the $0.5-1.0bn range. Perception executed LOIs with a select set of opportunities and were engaged with one potential business combination for almost 9 months but after final transaction negotiations ultimately did not consummate a transaction. Due to their having ceased involvement with Perception, the Former Sponsor declined to provide further details on both their pipeline and further specifics of the one opportunity that entered into advanced negotiations.

Subsequent to the Securities Purchase Agreement, Perception under the Managing Sponsor did not review any targets other than BGHL. The Perception Board declined to consider additional targets other than BGHL as no other viable targets were ready to transact.

The following chronology summarizes the key meetings and events that led to the signing of the Business Combination Agreement.    This chronology does not purport to catalogue every correspondence among representatives of Perception and BGHL. Representatives of Perception involved in the discussions and negotiations referenced herein included one or more of Mr. Rick Gaenzle, Chief Executive Officer and Director of Perception, Mr. Scott Honour, Chairman of the Perception Board, and Mr. Tao Tan, President of Perception. Representatives of BGHL involved in the discussions and negotiations referenced herein included one or more of Mr. Andrew Cavaghan, Executive Chairman of BGHL and Mr. Mark Green, Director of BGHL.

Mr. Cavaghan and Mr. Tan first met in October 2022, when Mr. Tan was an officer of a different special purpose acquisition company. At the time, Mr. Cavaghan and Mr. Tan held discussions regarding a transaction with a different potential target. The discussions did not proceed to a business combination agreement being signed.

Knowing that Mr. Tan continued to be involved with SPACs, Mr. Cavaghan reached out to Mr. Tan on October 28, 2023 about a potential deSPAC transaction. This was prior to the Managing Sponsor acquiring control of Perception. Mr. Cavaghan proposed a transaction whereupon he would form a new entity called BGHL to acquire certain mining assets. On October 29, 2023, Mr. Tan arranged a three-way videoconference between Mr. Gaenzle, Mr. Cavaghan, and Mr. Tan. Mr. Gaenzle and Mr. Tan informed Mr. Cavaghan that they were considering acquiring a SPAC that had completed its initial public offering but had not yet announced a business combination. The parties mutually expressed interest in a transaction and agreed to exchange non-disclosure agreements and commence diligence.

On October 30, 2023, Mr. Cavaghan and Mr. Tan exchanged correspondence regarding the provisions of the non-disclosure agreement between Mr. Cavaghan and Perception Capital Partners, LLC, an entity affiliated with Mr. Gaenzle, Mr. Honour, and Mr. Tan. Mr. Cavaghan proposed to shorten the length of the non-disclosure agreement from two years to one year, which was accepted by Mr. Tan. Mr. Cavaghan also requested Mr. Tan prepare a sample letter of intent (“LOI”) with key provisions left blank, which Mr. Tan subsequently did later that evening.

On October 31, 2023, Mr. Cavaghan and Mr. Tan executed the non-disclosure agreement, subsequent to which Mr. Cavaghan provided virtual data room access to Mr. Tan and Mr. Gaenzle.

Later on October 31, 2023, Mr. Tan and Mr. Cavaghan spoke by telephone. Mr. Tan informed Mr. Cavaghan that Mr. Honour, Mr. Gaenzle, and Mr. Tan were close to acquiring control of another SPAC, RCF Acquisition Corp., which they intended to rename “Perception Capital Corp. IV”. Mr. Cavaghan asked about Perception’s characteristics, including warrant dilution, promote size, and ownership base. Mr. Tan discussed that Perception did not yet have its working capital financing arrangements finalized. Mr. Cavaghan mentioned one of his partner entities, Blue Capital Management Partners (“BCMP”), which was not an affiliate of BGHL, might have a desire to own sponsor shares and would look into their appetite to offering a financing package to recapitalize Perception and fund its working capital requirements. To be proactive, Mr. Cavaghan requested that Mr. Tan prepare a term sheet for a financing agreement (“Term Sheet”) with key provisions left blank for BCMP’s consideration, which Mr. Tan subsequently did later that day.

Throughout the day on October 31, 2023, Mr. Tan and Mr. Cavaghan exchanged several drafts of both the LOI and the Term Sheet. Mr. Cavaghan and Mr. Tan negotiated several points of the agreement, including PIPE financing, cost controls, management incentive plan size, and lockups. Mr. Cavaghan requested that Mr. Tan reflect several more details of the transaction in exhibits to the LOI, including transaction budget, warrant dilution under different stock price scenarios, which were subsequently done.

Later on October 31, 2023, Mr. Tan, Mr. Gaenzle, and Mr. Cavaghan spoke by videoconference. Mr. Cavaghan described the proposed operations of BGHL in more detail. Specifically, he introduced the Bogoso Prestea Mine as the proposed anchor asset for BGHL. Mr. Cavaghan also invited Mr. Tan and Mr. Gaenzle to visit the site. Mr. Tan and Mr. Gaenzle briefed Mr. Cavaghan on the steps required to deSPAC, including preparation of audited financials, a business combination agreement, a proxy process, and a shareholder vote. Mr. Cavaghan requested introductions to appropriate professional services providers, which Mr. Tan and Mr. Gaenzle agreed to revert on.

Between October 31, 2023 and December 5, 2023, Mr. Tan and Mr. Gaenzle conducted extensive due diligence. Specifically, Mr. Tan focused on an in-depth review of the financial models of the Bogoso Prestea Mine shared by Mr. Cavaghan and a granular review of projected production and revenue, production costs, royalties, taxes, other obligations, and cash flow profile; and Mr. Gaenzle focused on research on the gold market and competitive companies in the market.

On November 1, 2023, Mr. Tan and Mr. Cavaghan continued to exchange drafts of the LOI and the Term Sheet. Mr. Cavaghan and Mr. Tan negotiated several points of the Term Sheet, including the disbursement schedule, penalties for nonperformance, and language regarding collateral. While caveating that he still required board approval, Mr. Cavaghan asked Mr. Tan to request counsel prepare formal documentation based on the Term Sheet (the “Financing Agreement”).

Also on November 1, 2023, Mr. Cavaghan and Mr. Tan discussed the valuation of BGHL in detail. Mr. Cavaghan proposed a pro forma enterprise valuation of $200 million, which equated to a pre-money valuation of $114.5 million. Mr. Cavaghan highlighted that his primary interest was that the post-transaction stock performs well, and thus he was willing to accept a lower valuation than implied by the Bogoso Prestea Mine’s over 4 million ounces in resources (with gold then trading at approximately $2,000/ounce), which would also acknowledge the associated execution risks. The parties discussed at length the market’s receptivity to operational “restarts” of dormant assets. Mr. Tan noted he would consult with Mr. Gaenzle and Mr. Honour. Subsequently, Mr. Tan reconnected with Mr. Cavaghan and shared that Mr. Gaenzle and Mr. Honour agreed to the price, subject to formal board approval. These provisions were incorporated into the LOI.

On November 2, 2023, the Former Sponsor entered into Securities Purchase Agreement with the Managing Sponsor, pursuant to which the Former Sponsor transferred certain securities of Perception to the Managing Sponsor. Following the closing of the Securities Purchase Agreement, the Former Sponsor’s directors and officers resigned and were replaced by directors and officers designated by the Managing Sponsor. Perception did not sign a separate NDA with Mr. Cavaghan.

Later on November 2, 2023, Mr. Tan introduced Mr. Cavaghan to Calabrese Consulting LLC, an accounting firm, three potential auditors, and three potential deSPAC legal counsels. Subsequently, Mr. Cavaghan conducted further diligence, held internal discussions, and retained Calabrese as accountant, Nelson Mullins LLP as counsel, and PKF Texas as auditor.

On November 3, 2023, Perception retained Loeb & Loeb LLP (“Loeb & Loeb”) to serve as legal counsel for the contemplated transaction.

On November 3, 2023, Mr. Gaenzle (on behalf of the Managing Sponsor) and Andrew Cavaghan on behalf of BCMP signed the Term Sheet.

On November 4, 2023, Mr. Cavaghan, Mr. Gaenzle, Mr. Tan, and representatives of Nelson Mullins and Loeb & Loeb met to discuss the contemplated potential transaction. The parties discussed due diligence, business combination agreement and support schedule drafting, and sequencing.

Between November 2, 2023 and November 5, 2023, counsel for the Managing Sponsor and BCMP exchanged and negotiated several drafts of definitive documentation for the Financing Agreement.

On November 5, 2023, Mr. Gaenzle on behalf of Perception and Mr. Cavaghan on behalf of BCMP signed the LOI.

On November 6, 2023, the Managing Sponsor and BCMP signed the Financing Agreement, which was subsequently disclosed in an 8-K. The Financing Agreement took the form of a Convertible Senior Secured Promissory Note. The Financing Agreement provided for the provision of up to $2,000,000 of working capital from BCMP to Perception as follows: $500,000 on November 24, 2023; $200,000 on December 15, 2023; $300,000 within fifteen business days of execution of a Business Combination Agreement; $500,000 within fifteen business days of a submission of a registration statement related to the Business Combination Agreement; $50,000 per month on three months following an meeting of shareholders to extend the deadline of the SPAC. Upon the closing of the business combination, the Note would convert into Class A Ordinary Shares at a conversion price of $1.00 per share. Concurrently, the Managing Sponsor would instruct the Former Sponsor to cancel a corresponding number of Class A Ordinary Shares held by the Former Sponsor.

On November 9, 2023, Mr. Cavaghan formed BGHL, a company incorporated under the laws of England and Wales, to act as an acquisition platform of mining assets and the deSPAC target.

On November 13, 2023, Mr. Gaenzle and Mr. Tan met with Mr. Rudy Reinfrank, independent director of Perception and Chair of its Audit Committee. Mr. Gaenzle and Mr. Tan briefed Mr. Reinfrank on the contemplated transaction. Mr. Reinfrank stressed the importance of comprehensive due diligence, the importance of a live site visit, and named specific areas of interest as anticorruption, legal titles and permitting, management quality, and clear contracting.

On November 14, 2023, Mr. Tan, Mr. Cavaghan, and representatives from Calabrese met via videoconference. Calabrese introduced a candidate to serve as interim Chief Financial Officer to BGHL. The parties discussed the process and timeline to preparing PCAOB audited financials.

On November 17, 2023, Mr. Tan reached out to Emerging Founder, LLC, an independent third-party subject-matter expert (“SME”) to assist with diligence. The SME is a strategic advisor to emerging fund managers and its general partner, Mr. Tyler Godoff, has experience in industrial, logistics, and mining applications, as well as experience assessing geopolitical risk. Mr. Godoff and Mr. Tan are also colleagues as term members of the Council on Foreign Relations. Mr. Godoff previously worked in the innovation strategy group of a publicly-listed global gold mining company. Subsequently, the SME began reviewing materials from the virtual data room. Over this period, Mr. Tan, Mr. Gaenzle, and the SME conducted over 30 calls with Mr. Cavaghan on diligence topics.

On November 22, 2023, Nelson Mullins circulated to BGHL, Loeb & Loeb, and Perception an initial draft of the business combination agreement.

From November 26, 2023 through November 30, 2023, Mr. Tan, Mr. Gaenzle, Mr. Cavaghan, Mr. Green, and the SME traveled to Ghana to meet in person and visit the Bogoso Prestea Mine. The parties went onsite, toured the mine, and met local management. Throughout the visit, the SME held several meetings with Mr. Gaenzle and Mr. Tan to provide his insights.

On November 27, 2023, Loeb & Loeb circulated to Nelson Mullins and BGHL a due diligence request list.

On November 28, 2023, Nelson Mullins circulated to BGHL, Loeb & Loeb, and Perception initial drafts of the ancillary agreements, including the registration rights agreement, lock-up agreement, and sponsor support agreement.

On December 1, 2023, representatives of Nelson Mullins, BGHL, Loeb & Loeb, and Perception held an all-hands call to discuss the progress of the business combination agreement and ancillary agreements. The parties discussed the mechanism for accommodating the fact that BGHL had not yet acquired the lease from FGR Bogoso Prestea Limited (the “Previous Leaseholder”). The parties discussed a provision in the business combination agreement that required BGHL to enter into operations agreements providing for the lease acquisition by March 31, 2024. Later that day, Nelson Mullins circulated revised drafts of the agreements reflecting the appropriate provisions.

Later on December 1, 2023, Perception held a special board meeting attended by all of the members of the board (Messrs. Reinfrank, Abood, Honour and Gaenzle and Ms. Willis). Mr. Cavaghan joined the meeting to introduce himself and the transaction, and subsequently left the meeting. Mr. Tan, Mr. Gaenzle, and the SME subsequently gave the full board of directors a detailed overview of his observations of the visit. There followed a fulsome discussion during which the board asked questions on mining techniques, business model, macro outlook, community relations, legal and regulatory considerations, labor conditions, anticorruption concerns, financing needs, and other matters. The SME subsequently prepared a written report, which was sent to the board.

On December 3, 2023, Nelson Mullins and Loeb & Loeb exchanged several drafts of the business combination agreement and ancillary agreements. The correspondence covered technical matters, deal mechanics, disclosure schedules, and appropriate documentation of English law. The parties also correspondence on due diligence requests and follow-ups. The parties discussed forming entities to effectuate the transaction.

On December 4, 2023, representatives from Perception, BGHL, Loeb & Loeb, Nelson Mullins, Mourant (Perception’s Cayman Islands legal counsel), and RWK Goodman (BGHL’s English counsel) held an all-hands meeting. The parties discussed provisions of English and Cayman Islands law and their applicability to the BCA and follow-up due diligence requests. Perception instructed Mourant to form a Cayman Islands entity to effectuate the transaction. RWK Goodman confirmed English law permitted the transaction structure.

Throughout December 4, 2023, Nelson Mullins and Loeb & Loeb continued to correspond and exchange drafts. Their correspondence covered tax provisions, additional disclosures, other technical matters, and due diligence.

On December 5, 2023, Perception held an Extraordinary General Meeting of Shareholders to consider and vote upon three proposals: to extend the date by which the Company must consummate a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination from May 15, 2024 to November 15, 2024; to rename the Company to “Perception Capital IV Corp.”; and to approve an adjournment of the extraordinary general meeting if necessary to solicit additional proxies. The first two proposals passed, and the third was not considered. In connection with the Extraordinary General Meeting, shareholders were permitted the right to seek redemption of their shares. Of the 13,214,431 Public Shares, 8,236,760 Public Shares were redeemed.

Later on December 5, 2023, Perception held a special board meeting attended by all of the members of the board (Messrs. Reinfrank, Abood, Honour and Gaenzle and Ms. Willis). Representatives from Loeb & Loeb briefed the board on provisions of the BCA. Members of the board asked several follow-up questions from the SME’s written report and there followed a fulsome discussion. Given the international and continuously-developing nature of the transaction, the board requested that Perception management continue the diligence process and to keep the board apprised of any findings. Subsequent to that instruction, the board voted unanimously in favor of the transaction. Later that evening, the parties signed the Merger Agreement. On the morning of December 6, 2023, Perception issued a Form 8-K and press release announcing the execution of the Merger Agreement prior to the commencement of trading of the Perception Class A Ordinary Shares on The New York Stock Exchange.

On December 7, 2023, Perception formally engaged a UK law firm as international and English counsel and Integri Solicitors & Advocates as Ghanaian counsel for ongoing due diligence. From December 7, 2023 to March 20, 2024, there was extensive correspondence between these firms and BGHL management, and Perception subsequently completed due diligence on March 21, 2024.

Subsequently, the parties determined that it would be in their best interests to revise the structure of the Business Combination by inserting a Cayman Islands holding company to act as a holding company for BGHL and permit the transaction between Merger Sub and BGHL to be structured as a merger rather than as a share exchange. The parties negotiated the terms of the Amended and Restated Business Combination Agreement which, aside from the structure changes, were materially the same as the Original Agreement. The Perception Board approved the Amended and Restated Business Combination Agreement on May 2, 2024.

On May 2 2024, the parties executed the First Amended and Restated Business Combination Agreement, pursuant to which among other things, the transaction is restructured as follows: (i) Perception shall form a wholly owned subsidiary (“Merger Sub”), (ii) at the Merger Effective Time, Merger Sub shall merge with and into BGHL, or its successor entity with (iii) BGHL continuing as the surviving entity and wholly owned subsidiary of Perception.

Subsequent to the execution of the Amended and Restated Business Combination Agreement, the parties determined that further structural changes were needed. On June 12, 2024, the parties executed that certain Second Amended and Restated Business Combination Agreement (the “Business Combination Agreement”) to, among other things, (a) restructure the transaction as follows: (i) Blue Gold Limited shall form a wholly owned subsidiary (the “Blue Merger Sub”) for the purposes of effecting the Blue Merger, (ii) Perception shall merge with and into Blue Gold Limited, a wholly owned subsidiary of Perception with Blue Gold Limited being the surviving entity (the “Perception Reorganization”), (iii) BGHL, or its successor entity in accordance with the Business Combination Agreement shall merge with and into the Blue Merger Sub, following which the separate corporate existence of Blue Merger Sub shall cease and (iv) at the Merger Effective Time, BGHL shall continue as the surviving entity and wholly owned subsidiary of Blue Gold Limited (the “New Blue”), and to (b) make changes to certain representations and conditions to the Closing to match the revised structure.

The parties have continued and expect to continue regular discussions and weekly calls regarding the timing to consummate the Business Combination and necessary preparation in connection therewith.

SME Report Summary

The SME prepared a written report to the Perception Board summarizing observations from both a data room review and the onsite visit on November 28-29, 2023. The report provided an overview of the current operations and outlined challenges and opportunities observed while on-site. The report was not a technical analysis of the asset or an audit of its mineral resources.

The report described the travel to the Bogoso Prestea Mine site, outlined areas visited and local personnel that the team met with. The report described the following challenges and opportunities: (i) the mine, which is currently on care and maintenance and is now being classified as a brownfield exploration site has the potential to be a tier-one asset, but the mine’s capital plant are derelict and/or not operating, and require refurbishment, (ii) hence there is an overall low level of activity, apart from care and maintenance (iii) there is significant key person risk, (iv) illegal mining is present on and around the site, (v) Ghana is one of Africa’s lead gold mining jurisdictions, and (vi) there are close ties between the mine and the surrounding community.

The report outlined the following risks: (i) failure to deliver on new capital projects required to restart and transition production, (ii) failure to move down the AISC curve, (iii) execution risk in converting mineral resources and reserves, which is subject to a feasibility study, and (iv) risks to the license to operate.

The Perception Board’s Assessment of Valuation

The Perception Board assessed valuation based on Blue Gold’s anticipated asset value and all-in-sustaining cost (AISC). AISC is a non-GAAP measure defined by the World Gold Council to “reflect as close as possible the full cost of producing and selling an ounce of gold.” Specifically, the Bogoso Prestea Mine represented approximately 4 million ounces of gold, at the time of their visit. At the then-market price of gold of approximately $2,000 per ounce, this represented approximately $8 billion of potential revenue. The Perception Board also considered the long-term AISC of less than $1,000/oz, which would suggest positive unit economics. The Board considered that even considering potential sharp drops in gold prices, low margins, and execution risk, that a pre-money valuation of $114.5 million represented a good investment for Perception. The Board also considered the royalties and encumbrances upon the stream of gold generated by the Bogoso Prestea Mine.

In its due diligence undertaken on the corporate and technical data, the Board considered the perspectives of the management team and the SME that a <$1,000/oz AISC was deemed reasonable based on the on-site visit.

At the time the Board considered the valuation, the technical report summary was not yet completed. The Board relied on the target company’s representations from a technical report prepared by the previous owner, which was not prepared in accordance Item 1300 of Regulation S-K, and by the preparatory work for the S-K 1300-compliant Technical Report Summary. However, the findings in the historical report were consistent with the S-K 1300-compliant Technical Report Summary, including, the <$1,000/oz AISC estimate.

At the time the Board considered the valuation, the Board did not consider reserves as there are no reserves quoted at this stage. Near-term mining opportunities are for non-refractory (oxide) ore which align with the indications of measured resources. Long-term mining opportunities require further drilling and exploration of refractory (sulphide) ore to ascertain feasibility of mining and processing. At the time the Board considered the valuation, the Board relied on target company representations of a historical technical report prepared by previous owner of mine (not according to Item 1300 of Regulation S-K) and the preparatory work in preparing the Technical Report Summary, which the target company represented was fully consistent with definitions in Item 1300 of Regulation S-K.

Measured resources are not precise calculations and are dependent on interpretation of limited information on the location, shape and continuity of the mineral occurrence and the available sampling results. However, target management expressed a high level of confidence in production and cost estimates, given the long history of mining at Bogoso and Prestea, the overall continuity and extent of the individual deposits, and the on-site knowledge of the Qualified Person, who has conducted technical reports on the site in the past for prior owners.

The mineral resource, as defined, satisfy the requirement that there are reasonable prospects for eventual economic extraction, i.e. it is a realistic inventory of the mineralization identified and estimated through exploration and sampling, which, under assumed and justifiable technical and economic conditions, may, in whole or part become economically viable. However, the estimation and planned extraction has not, at the current level of investigation, been demonstrated to be viable as the application of all relevant modifying factors has not been carried out and a mine plan that is technically achievable and economically viable has not been completed which would require completion of a pre-feasibility or feasibility study.

Management believes for oxide resources and processing thereof, a 10% contingency to estimates of production is appropriate. For sulphide, as there is no reserve and a feasibility study is required, the assumptions are based on a ±50% range, with a contingency level of up to 25%.

At the time of due diligence, the management represented an estimate of $30-$40 million to develop the mine and commence production. The estimate was prepared by a Business Analyst, competent in the valuation discipline, at Blue Gold. Management further gave an approximate indication of significant capital expenditure (up to $400 million) required to commence feasibility studies and construct the appropriate plant facilities for sulphide mining.

As discussed elsewhere in this proxy statement/prospectus, Blue Gold has several royalty and other obligations including the Bond SPV Royalty, the GSR Royalty, the Royal Gold purchase agreement, the Corporate Social Responsibility agreements, and a mineral royalty and carried interest to the Government of Ghana. The Board relied on management’s representation that these royalties would still permit Blue Gold to produce gold at attractive margins.

The pre-money valuation was determined by the Board assessing 4 million ounces of gold at approximately $2,000 per oz and an AISC of <$1,000 per oz. This represents approximately $8 billion of potential revenue and $4 billion of cash flows after AISC. The Board considered, even after taking into account significant capital expenditures, royalties, excise taxes, and encumbrances, execution risk, and the time value of money, that $114.5 million represented a good investment for Perception. The Board considered that the effort to transform the property would not be successful and viewed that the $114.5 million represented a significant enough discount that the execution risk was acceptable.

The Board believes it has fully considered and quantified costs required to transform the property into a producing mine. The Board considered the long-term AISC estimates and cumulative capex indications, based on representations of target company management in turn based on a historical technical report and preparatory materials for the Technical Report Summary, in its valuation. The Board did not actually review the historical technical report or any financial models. The Board was not provided with specific financial projections or forecasts, including any outputs of any financial models, at any time.

The Board considered that the effort to transform the property would not be successful and viewed that the $114.5 million represented a significant enough discount that the execution risk was acceptable.

Beyond the long-term AISC estimate and cumulative capex indications, the Board was not provided with specific financial projections or forecasts, including any outputs of financial models, at any time.

The Perception Board’s Reasons for the Approval of the Business Combination

The Perception Board, in evaluating the Business Combination, consulted with Loeb & Loeb, legal counsel to Perception, and Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC, capital markets advisor to Perception, and the SME. In reaching its conclusion (i) that the Merger Agreement and the transactions contemplated thereby are advisable and in the best interests of Perception and its shareholders and (ii) to recommend that the shareholders adopt the Merger Agreement and approve the Business Combination, the Perception Board considered and evaluated a number of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Perception Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Perception Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of Perception’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

The members of Perception’s management team and the Perception Board are well qualified to evaluate the transaction with BGHL. They have extensive transactional experience, including substantial experience in evaluating the operating and financial merits of companies from a wide range of industries, including mining companies. Perception’s management team and the Perception Board include individuals with decades of experience across industries, at both the management and board level. In particular, Perception’s management team has decades of investment banking experience, including substantial experience with mergers and acquisitions, and, for some of them, experience with prior SPAC business combinations. See “Management of Perception — Directors and Executive Officers” for additional information on management’s and the Perception Board’s experience and qualifications, including the involvement of certain members of Perception’s management team and the Perception Board with the completed business combinations of three prior special purposes acquisition companies: Collective Growth Corporation in its business combination with Innoviz Technologies Ltd., Sustainable Opportunities Acquisition Corp. in its business combination with TMC the metals Co Inc., and Perception Capital Corp. II in its business combination with Spectaire Inc. The Perception Board concluded that its experience and backgrounds, together with the experience of Perception’s management team and its advisors, enabled them to perform the necessary analyses to make determinations regarding the Business Combination, and therefore they decided that an opinion, from an independent investment banking firm or other independent entity that commonly renders valuation opinions, that the Business Combination is fair to Perception from a financial point of view was not necessary.

The members of Perception’s management team and the Perception Board are well-qualified to evaluate the Business Combination. Perception’s management team and the Perception Board also include individuals with experience in executive management of multinational companies and in investing in companies in the basic materials sectors.

The Perception Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:

•        Clear Market Opportunity with Long-term Tailwinds.    Humans have valued gold for its decorative, practical, and commodity aspects for thousands of years. Although gold no longer serves to back currencies, many investors view gold as an inflation hedge — increasing in value as the purchasing power of fiat currencies decline. Macroeconomic developments related to the United States’ response alone to

COVID resulted in over $5 trillion increase in money supply (M2) as measured by the Federal Reserve Bank of St. Louis. The Perception Board based this belief on measured economic developments, industry and financial sector commentary, and its understanding of monetary economics.

•        Global Commodity Market.    Gold is bought and sold in a global commodity market. The network of purchasers and distributors is well-established, thereby reducing the go-to-market risk of producing gold. The Perception Board based this belief on its understanding of the global gold market.

•        Compelling Margins and Path to Profitability.    BGHL is expected to generate positive economics based on the current price of gold less its long-term all-in-sustaining cost (AISC) of $940/oz. The Perception Board based this belief on its understanding of the intersection of the company’s ramp-up profile, unit economics, royalty obligations, and typical expense profiles for a public company.

•        Experienced Management Team.    The Perception Board believed that BGHL has an experienced leadership team with a track record of successfully owning and operating mining and similar assets.

•        Results of Due Diligence Conducted by Perception at the time of Signing.    The Perception Board considered the scope of the due diligence examinations conducted by Perception’s management team and outside advisors and evaluated the results thereof and information available to it related to BGHL, including extensive virtual meetings and calls with BGHL management regarding its operations and long-term AISC and the proposed Business Combination, in-person site visits to BGHL’s proposed anchor asset.

•        Terms of the Transaction Documents.    The Perception Board reviewed and considered the terms of the Business Combination Agreement and the other related agreements, including the parties’ conditions to their respective obligations to complete the transactions contemplated therein and their ability to terminate the Business Combination Agreement. See the sections entitled “The Business Combination Agreement” and “Other Agreements” for detailed discussions of the terms and conditions of these agreements.

•        Consideration.    The Perception Board has substantial experience in evaluating the operating and financial merits of companies from a wide range of industries, including mining companies. Specifically, the directors and officers of Perception’s mining experience included executing a mining deSPAC transaction, and of serving in consulting roles in mining operations settings. Their experience and backgrounds, together with the experience and expertise of Perception’s advisors, enabled them to make the necessary analyses and determination that consideration being paid in the Business Combination, which amount was negotiated at arms-length, was in the best interests of Perception and its shareholders and appropriately reflected BGHL’s value.

•        No Better Alternatives.    The Perception Board believed, after a thorough review of other business combination opportunities reasonably available to Perception, that the proposed Business Combination represented the best potential business combination for Perception that was currently available in the market at the time the Business Combination announced.

The Perception Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•        Limited Management Experience in Operating a Public Company.    BGHL management has limited experience in operating a U.S. public company. The requirements of being a public company may strain BGHL’s resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from the Business Combination may be greater than Perception anticipates.

•        Uncertainty Regarding Post-closing Trading Price and Float.    The Perception Board believed that there is a meaningful risk that the Blue Gold Limited Class A Ordinary Shares may trade below $10.00 per share immediately post-Closing, and that a substantial percentage of holders of Public Shares may choose to redeem their shares rather than remain invested in Blue Gold Limited.

•        Valuation Depends on Future Performance.    The valuation of BGHL agreed to in the Business Combination depended in large part on BGHL’s future performance. There is a risk that, if BGHL does not perform as was expected, the valuation used in the Business Combination may not reflect the fair market value of BGHL at the time of Closing.

•        Commodity Risk.    The valuation of BGHL depends on the price of gold. There is a risk that if the price of gold falls or fluctuates, that the valuation used in the Business Combination may not reflect the fair market value of BGHL at the time of Closing.

•        Geographic and Political Risk.    BGHL is headquartered in the United Kingdom and the anchor asset is based in Ghana. There are inherent risks associated with foreign jurisdictions in their laws, regulations, business practices, and other factors.

•        Limitations of Due Diligence.    Although Perception and its outside advisors conducted due diligence on BGHL, the scope of review was limited by the time available, the materials provided by BGHL and the inherent uncertainties in any due diligence process. Accordingly, there can be no assurance that Perception discovered all material issues that may be present with regard to BGHL’s business, or that issues outside of Perception’s or BGHL’s control will not later arise.

•        Benefits Not Achieved.    The Perception Board considered the risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.

•        No Third-party Valuation.    The Perception Board considered the risk that it did not obtain an opinion from an independent investment banking firm or other independent entity that commonly renders valuation opinions in connection with the Business Combination. As disclosed in Perception’s IPO Registration Statement, the Perception Board is required to obtain an opinion, from an independent investment banking firm or other independent entity that commonly renders valuation opinions, that the Business Combination is fair to Perception from a financial point of view only if the Business Combination is with a target that is affiliated with the Sponsor or Perception’s officers or directors. BGHL is not an affiliate of the Sponsor or Perception’s officers or directors, Perception was not required to obtain such an opinion for the proposed Business Combination.

•        Liquidation of Perception.    The Perception Board considered the risks and costs to Perception if the Business Combination is not completed, including the risk of diverting management focus and resources from other businesses combination opportunities, which could result in Perception being unable to effect a business combination by the November 15, 2024, the then-applicable deadline, and being forced to liquidate.

•        Exclusivity.    The Perception Board considered the fact that the Business Combination Agreement includes an exclusivity provision that prohibits Perception from soliciting other business combination proposals and restricts Perception’s ability to consider other potential business combinations so long as the Business Combination Agreement is in effect.

•        Post-Business Combination Corporate Governance.    The Perception Board considered the corporate governance provisions of the Business Combination Agreement and the effect of those provisions on the governance of the company post-Business Combination. Given that the existing shareholders of BGHL will collectively control shares representing a majority of the outstanding shares of Blue Gold Limited upon completion of the Business Combination, and that the Blue Gold Limited Board will be classified following the Closing pursuant to the terms of the Proposed Organizational Documents, the existing shareholders of BGHL may be able to elect future directors and make other decisions (including approving certain transactions involving Perception and other corporate actions) without the consent or approval of any of Perception’s current shareholders, directors or management team. See the sections entitled “The Business Combination Agreement,” “Management of Blue Gold Limited Following the Business Combination” and “The Merger Proposal” for detailed discussions of the terms and conditions of these documents.

•        Closing Conditions.    The Perception Board considered the fact that completion of the Business Combination is conditioned on the satisfaction or waiver of certain closing conditions that are not within Perception’s control.

•        Litigation.    The Perception Board considered the possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely delay consummation of the Business Combination.

•        Potential Conflicts.    The Perception Board considered the potential additional or different conflicts of interests of Perception’s directors, executive officers, the Sponsor and its affiliates, as described in the sections entitled “— Interests of Perception’s Directors, Executive Officers and the Sponsor and its Affiliates in the Business Combination” and “Certain Relationships and Related Party Transactions.” The Perception Board, including Perception’s independent directors, with their outside counsel, reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and approving, as members of the Perception Board, the Merger Agreement and the transactions contemplated thereby, including the Merger.

•        Fees and Expenses.    The Perception Board considered the fees and expenses associated with completing the Business Combination.

•        Other Risks.    The Perception Board considered various other risks associated with the Business Combination, the business of Perception and the business of BGHL described under the section entitled “Risk Factors.”

The Perception Board concluded that the potential benefits that it expected Perception and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the Perception Board determined that the Business Combination Agreement and the Business Combination were advisable and in the best interests of Perception and its shareholders.

Satisfaction of the 80% Test

Perception’s initial business combination must occur with one or more operating businesses or assets that together have an aggregate fair market value equal to at least 80% of the assets held in our Trust Account (net of amounts disbursed to management for working capital purposes and excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of signing a definitive agreement to enter into a business combination. The Perception Board has determined that this test was met in connection with the proposed Business Combination.

Interests of Perception’s Directors and Officers in the Business Combination

In considering the recommendation of the Perception Board to vote in favor of approval of the Business Combination Proposal and the other proposals, you should keep in mind that Perception’s directors and officers have interests in such proposals that are different from, or in addition to, your interests as a shareholder or warrant holder. These interests include, among other things:

•        If the Business Combination with BGHL or another business combination is not consummated by November 15, 2025, Perception will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and dissolving and liquidating. In such event, the Ordinary Shares held by the Managing Sponsor would be worthless because the Managing Sponsor is not entitled to participate in any redemption or liquidating distribution with respect to such shares. Such shares had an aggregate market value of $20.6 million based upon the closing price of $12.295 per Public Share on the over-the-counter market on December 17, 2024, the most recent practicable date prior to the date of this proxy statement/prospectus.

•        The Managing Sponsor holds an aggregate of 755,625 Exchange Shares which it will receive pursuant to the Warrant Exchange for the 9,067,500 Private Placement Warrants of Perception it owned. Such Exchange Shares had an aggregate market value of approximately $9.3 million based upon the closing price of $12.295 per Class A Ordinary Shares on the over-the-counter market on December 17, 2024, the most recent practicable date prior to the date of this proxy statement/prospectus. The Exchange Shares will become worthless if Perception does not consummate the Business Combination by November 15, 2025 (or such earlier date as determined by the Perception Board).

•        The Business Combination Agreement provides that Perception or the Managing Sponsor will be entitled to appoint at least one director of Blue Gold Limited after the consummation of the Business Combination. As such, in the future such director(s) will receive cash fees, share options or share awards that the Blue Gold Limited Board determines to pay to its directors. No such compensation has yet been determined.

•        The Business Combination Agreement provides that, at the closing of the Business Combination, the Managing Sponsor and Perception’s officers and directors will enter into the Registration Rights Agreement, which provides for registration rights for the Blue Gold Limited Class A Ordinary Shares and held by them to such persons and their permitted transfers.

•        If Perception is unable to complete the Business Combination within the required time period, Perception will be required to provide for payment of claims of creditors that were not waived that may be brought against Perception within the ten years following such redemption. In order to protect the amounts held in the Trust Account, the Managing Sponsor has agreed that it will be liable to Perception if and to the extent any claims by a third party (other than any independent auditors) for services rendered or products sold to Perception, or a prospective target business with which Perception has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Perception Class A Ordinary Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case, net of the amount of interest which may be withdrawn to pay taxes, expenses relating to the administration of the Trust Account and limited withdrawals for working capital, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the indemnity of the underwriter of Perception’s initial public offering against certain liabilities, including liabilities under the Securities Act.

•        The Managing Sponsor and Perception’s officers, directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Perception’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Perception fails to consummate the Business Combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, Perception may not be able to reimburse these expenses if the Business Combination with BGHL or another business combination is not completed by November 15, 2025. As of November 5, 2024, the most recent practicable date prior to the date of this proxy statement/prospectus, the Managing Sponsor and Perception’s officers, directors and their affiliates had not incurred any unpaid reimbursable expenses.

•        The Business Combination Agreement provides for the indemnification of Perception’s current directors and officers and the continuation of directors and officers liability insurance covering Perception’s current directors and officers for a period of six years from the Closing Date.

•        The Managing Sponsor will benefit from the completion of the Business Combination and may be incentivized to complete an acquisition with BGHL on terms less favorable to shareholders rather than liquidate.

Based on the closing price per share of the Public Shares on December 17, 2024 as reported on the over-the-counter market of $12.295, in the aggregate, the Managing Sponsor and its affiliates have approximately $29.9 million at risk that depends upon the completion of a Business Combination. Such amount consists of: 1,673,750 Founders Shares and 755,625 Exchange Shares held by the Managing Sponsor. These interests may influence the Perception Board in making its recommendation that you vote in favor of the approval of the Business Combination, subject to the directors’ fiduciary duties under Cayman Islands law. See the section entitled “The Business Combination Proposal — Interests of Perception’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

These interests may influence the Perception Board in making its recommendation that you vote in favor of the approval of the Business Combination. See the section entitled “The Business Combination Proposal — Interests of Perception’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Potential Purchases of Perception Class A Ordinary Shares

At any time at or prior to the extraordinary general meeting, during a period when they are not then aware of any material nonpublic information regarding Perception or its securities, the Sponsor, Perception’s officers and directors, BGHL or the BGHL Shareholders and/or their respective affiliates, in compliance with the tender offer rules and other Exchange Act limitations, including Rule 14e-5 thereunder, may purchase Public Shares from institutional and other investors execute agreements to purchase shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Perception. Any such purchases may be effected at purchase prices that are no greater than the per share pro rata portion of the Trust Account. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, BGHL and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their Public Shares. The purpose of such share purchases and other transactions would be to limit the number of Public Shares electing to be redeemed.

In accordance with the SEC’s Compliance and Disclosure Interpretation 166.01, any Public Shares purchased by the Sponsor, BGHL and/or their directors, officers, advisors or respective affiliates would not be voted in favor of approving the Business Combination.

While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or Warrants owned by the Sponsor for nominal value. Entering into any such arrangements may have a depressive effect on the price of Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he, she or it owns, either prior to or immediately after the extraordinary general meeting. If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, although Blue Gold Limited will acquire all of the outstanding equity interests of BGHL in the Business Combination, Blue Gold Limited will be treated as the “acquired” company and BGHL will be treated as the accounting acquirer for financial statement reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of BGHL issuing stock for the net assets of Blue Gold Limited, accompanied by a recapitalization. The net assets of Blue Gold Limited will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of BGHL.

BGHL has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the Assuming Minimum Redemptions Scenario and the Assuming Maximum Redemptions Scenario:

•        The BGHL shareholders will have the greatest voting interest in the Post-Combination Company;

•        The BGHL shareholders will have the ability to control decisions regarding election and removal of directors and officers of the Post-Combination Company;

•        BGHL will comprise the ongoing operations of the Post-Combination Company; and

•        BGHL existing senior management will be the senior management of the Post-Combination Company.

Appraisal or Dissenters’ Rights

Neither Perception’s shareholders nor Perception’s Warrant holders have appraisal rights in connection with the Business Combination Proposal under the Cayman Islands Companies Act. However, in respect of the Merger Proposal, under section 238 of the Cayman Islands Companies Act, shareholders of a Cayman Islands company ordinarily have dissenters’ rights with respect to a statutory merger. The Cayman Islands Companies Act prescribes when dissenters’ rights will be available and provides that shareholders are entitled to receive fair value for their shares if they exercise those rights in the manner prescribed by the Cayman Islands Companies Act. Pursuant to section 239(1) of the Cayman Islands Companies Act, dissenters’ rights are not available if an open market for the shares exists on a recognized stock exchange, such as Nasdaq or NYSE, for a specified period after the merger is authorized (such period being the period in which dissenter’s rights would otherwise be exercisable). It is anticipated that, if the Business Combination is approved, it may be consummated prior to the expiry of such specified period and accordingly the exemption under section 239(1) of the Cayman Islands Companies Act may not be available.

See “Extraordinary General Meeting of Perception — Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

Regulatory Matters

The Business Combination and the transactions contemplated by the Business Combination Agreement are not subject to any additional federal or state regulatory requirement or approval, except for filing with the Registrar of Companies of the Cayman Islands. BGHL is subject to a wide range of laws and regulations governing all aspects of its operations, including with respect to environmental protection, reclamation, exploration, development, production, taxes, immigration, labor standards and employment issues, occupational health, mine safety, dam safety, toxic substances and wastes, securities and foreign corrupt practices. BGHL has made, and expects to make in the future, significant expenditures to comply with these laws and regulations. Non-compliance can result in violations and legal claims, as well as substantial fines, penalties, reputational damage and delays in or suspension of day-to-day operations. Pending or proposed changes to existing laws and regulations, as well as any proposed or contemplated new laws or regulations, could also have significant impacts on BGHL’s business and results of operations, the extent of which cannot always be predicted.

Full Text of the Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that the entry by Perception into the Second Amended and Restated Business Combination Agreement, dated June 12, 2024 as amended by Amendment No. 1 to the Second Amended and Restated Business Combination Agreement dated November 7, 2024 and Amendment No. 2 to the Second Amended and Restated Business Combination Agreement dated January 8, 2025 (as it may be further amended or joined from time to time, the “Business Combination Agreement”) by and among (i) Perception Capital Corp. IV (previously RCF Acquisition Corp.), a Cayman Islands exempted company limited by shares (“Perception”); (ii) Blue Gold Limited, a Cayman Islands exempted company limited by shares (“Blue Gold Limited”); and (iii) Blue Gold Holdings Limited, a private company limited by shares formed under the laws of England and Wales (“BGHL”), and the transactions contemplated thereby, be confirmed, ratified, adopted and approved in all respects.”

Vote Required for Approval

The approval of the Business Combination Proposal (and consequently, the Business Combination Agreement and the transactions contemplated thereby) requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Brokers are not entitled to vote on the Business Combination Proposal absent voting instructions from the beneficial holder. Unless represented in person or by proxy at the extraordinary meeting, abstentions and broker votes will not count for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.

Recommendation of the Perception Board

THE PERCEPTION BOARD UNANIMOUSLY RECOMMENDS THAT PERCEPTION’S SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of one or more of Perception’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Perception and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals, subject to their fiduciary duties under Cayman Islands law. In addition, Perception’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal — Interests of Perception’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

THE MERGER PROPOSAL

Pursuant to the Business Combination Agreement and the Plan of Merger, subject to the terms and conditions set forth therein, at the Perception Reorganization effective time, Perception will merge with and into Blue Gold Limited in accordance with the merger provisions set out in the Cayman Islands Companies Act, with Blue Gold Limited continuing as the surviving company.

See the section titled “The Business Combination Proposal — General Description of the Transactions — The Merger” for a description of the Perception Reorganization, including consideration, effects and structure, as it relates to the Business Combination. You are urged to carefully read the Plan of Merger, a copy of which is attached as Annex B to this proxy statement/prospectus, in its entirety before voting on this proposal.

Full Text of the Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as a special resolution, that:

(a) Perception be and is hereby authorized to merge with Blue Gold Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of Perception, that Blue Gold Limited be the surviving company (the “Perception Reorganization”) and all the undertakings, property, rights, privileges, agreements, powers and franchises, liabilities and duties of Perception vest in Blue Gold Limited by virtue of the merger pursuant to the Companies Act (As Revised) of the Cayman Islands;

(b) the Plan of Merger, by and between Perception and Blue Gold Limited, in the form annexed hereto as Annex B but subject to such amendments as may be approved by resolution of the directors of Perception (including the annexures thereto) (the “Plan of Merger”), be authorized and is hereby authorized, approved and confirmed in all respects and Perception be and is hereby authorized to enter into the Plan of Merger;

(c) the Plan of Merger be executed by any director of Perception for and on behalf of Perception and any director of Perception, be authorized to submit or cause to be submitted the Plan of Merger, together with any supporting documentation, for registration to the Registrar of Companies of the Cayman Islands and to make or cause to be made such additional filings and to take such additional steps as they deem necessary in respect of the Perception Reorganization; and

(d) all actions taken and any documents or agreements executed, signed or delivered prior to or after the date hereof by any director of Perception or officer of Perception in connection with the transactions contemplated hereby be and are hereby approved, ratified and confirmed in all respects.”

Vote Required for Approval

The approval of the Merger Proposal requires a special resolution under the Existing Governing Documents and Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the Perception Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting either in person or by proxy.

Brokers are not entitled to vote on the Merger Proposal absent voting instructions from the beneficial holder. Unless represented in person or by proxy at the extraordinary meeting, abstentions and broker votes will not count for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.

Recommendation of the Perception Board

THE PERCEPTION BOARD UNANIMOUSLY RECOMMENDS THAT PERCEPTION’S SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL.

The existence of financial and personal interests of one or more of Perception’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Perception and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals, subject to their fiduciary duties under Cayman Islands law. In addition, Perception’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal — Interests of Perception’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

ADJOURNMENT PROPOSAL

The Adjournment Proposal allows the Perception Board to submit a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to Perception’s Shareholders, (ii) in order to solicit additional proxies from Perception’s Shareholders in favor of one or more of the proposals at the extraordinary general meeting, (iii) if the holders of Perception Class A Ordinary Shares have elected to redeem such shares such that the Blue Gold Limited Class A Ordinary Shares would not be approved for listing on the NYSE or Nasdaq at Closing.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the extraordinary general meeting and is not approved by the shareholders, the Perception Board may not be able to adjourn the extraordinary general meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Business Combination Proposal. In such events, the Business Combination would not be completed.

Vote Required for Approval

The approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Adjournment Proposal is not conditioned upon the approval of any other proposal.

The Managing Sponsor has agreed to vote all of their ordinary shares in favor of the Adjournment Proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates (A) to the extent necessary or convenient to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to Perception’s Shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient Perception ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting or (B) in order to solicit additional proxies from Perception’s Shareholders in favor of one or more of the proposals at the extraordinary general meeting be approved; or (C) if the holders of Perception Class A Ordinary Shares have elected to redeem such shares such that the Blue Gold Limited Class A Ordinary Shares would not be approved for listing on Nasdaq.”

Recommendation of the Perception Board

THE PERCEPTION BOARD UNANIMOUSLY RECOMMENDS THAT PERCEPTION’S SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of Perception’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Perception and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Perception’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal — Interests of Perception’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material U.S. federal income tax consequences (i) of the exercise of redemption rights by U.S. Holders (defined below) of Public Shares, (ii) of the Perception Reorganization to U.S. Holders of Public Shares (excluding any redeemed shares) and Public Warrants (collectively, the “Perception securities”), (iii) of the Blue Merger to U.S. Holders of BHGL Common Stock (the “BGHL securities”), and (iv) of the subsequent ownership and disposition of Blue Gold Limited Ordinary Shares and Blue Gold Limited Warrants (collectively, the “Blue Gold Limited securities”) received in the Business Combination by U.S. Holders. This discussion applies only to Perception securities or Blue Gold Limited securities that is held as a capital asset within the meaning of Section 1221 of the Code, and does not address all of the U.S. federal income tax consequences that may be relevant to a U.S. Holder or a Non-U.S. Holder in light of their personal circumstances, including any tax consequences arising under the Medicare contribution tax on net investment income or alternative minimum tax consequences, or to such holders of Perception securities or Blue Gold Limited securities that are subject to special treatment under the Code, such as:

•        financial institutions or financial services entities;

•        brokers or dealers in securities or currencies;

•        taxpayers that are subject to the mark-to-market accounting rules under Section 475 of the Code;

•        tax-exempt entities;

•        governments or agencies or instrumentalities thereof;

•        insurance companies;

•        real estate investment trusts and regulated investment companies;

•        expatriates or former long-term residents of the United States;

•        persons that actually or constructively own 5% or more of Perception securities or Blue Gold Limited securities;

•        persons that acquired Perception securities or Blue Gold Limited securities pursuant to an exercise of employee share options in connection with employee share incentive plans or otherwise as compensation;

•        individual retirement and other deferred accounts;

•        persons that hold Perception securities or Blue Gold Limited securities as part of a straddle, constructive sale, hedging, conversion or other integrated transaction;

•        U.S. Holders whose functional currency is not the U.S. dollar;

•        controlled foreign corporations;

•        the Initial Shareholders, Sponsor, Perception’s officers or directors, or other holders of Private Placement Units, Private Shares, or Private Units; or

•        passive foreign investment companies.

For purposes of this “— Material U.S. Federal Income Tax Considerations,” a “U.S. Holder” is a beneficial owner of Perception securities or Blue Gold Limited securities who or which is any of the following for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation, including any entity classified as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate if its income is subject to U.S. federal income taxation regardless of its source; or

•        a trust if (a) a U.S. court can exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (b) it has in effect a valid election under applicable U.S. treasury regulations to be treated as a U.S. person.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of Perception securities or Blue Gold Limited securities. Additionally, this discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold Perception securities or Blue Gold Limited securities through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of Perception securities or Blue Gold Limited securities, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership.

This discussion is based upon the Code, applicable treasury regulations thereunder, published rulings and court decisions, all of which as in effect as of the date of this proxy statement/prospectus and all of which are subject to change, possibly with retroactive effect. We have not sought, and will not seek, a ruling from the Internal Revenue Service (the “IRS”). Nelson Mullins Riley & Scarborough LLP has provided an opinion as to the U.S. federal income tax consequences described herein, which is attached as Exhibit 8.1. The IRS may disagree with the descriptions herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE BUSINESS COMBINATION. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF PERCEPTION SECURITIES AND BLUE GOLD LIMITED SECURITIES MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. HOLDERS OF PERCEPTION SECURITIES OR BLUE GOLD LIMITED SECURITIES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE BUSINESS COMBINATION AND OF THE OWNERSHIP AND DISPOSITION OF BLUE GOLD LIMITED SECURITIES AFTER THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.

U.S. Federal Income Tax Considerations of Exercising Redemption Rights

Generally

Subject to the PFIC rules discussed below, in the event that a U.S. Holder elects to redeem its Public Shares for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of the Public Shares under Section 302 of the Code or is treated as a corporate distribution under Section 301 of the Code with respect to the U.S. Holder. If the redemption qualifies as a sale or exchange of the Public Shares, the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in the Public Shares surrendered in such redemption transaction. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Public Shares redeemed exceeds one year. It is unclear, however, whether the redemption rights with respect to the Public Shares may suspend the running of the applicable holding period for this purpose. Long term capital gain realized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Taxation of Redemption Treated as a Sale

Whether redemption of Public Shares qualifies for sale treatment will depend largely on the total number of shares of Public Shares treated as held by such U.S. Holder. The redemption of Public Shares generally will be treated as a sale or exchange of Public Shares (rather than as a distribution) if the receipt of cash upon the redemption (i) is “substantially disproportionate” with respect to a U.S. Holder, (ii) results in a “complete termination” of such U.S. Holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to such U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder must take into account not only Public Shares actually owned by such U.S. Holder, but also Public Shares that is constructively owned by such U.S. Holder. A U.S. Holder may constructively own, in addition to Public Shares owned directly, Public Shares owned by related individuals and entities in which such U.S. Holder has an interest, or which have an interest in such U.S. Holder, as well as any Public Shares such U.S. Holder has a right to acquire by exercise of an option, which would generally include Public Shares that could be acquired pursuant to the exercise of warrants. In order to meet the substantially disproportionate test, the percentage of issued and outstanding Public Shares actually and constructively owned by a U.S. Holder immediately following the redemption of Public Shares must, among other requirements, be less than 80% of the percentage of issued and outstanding voting Public Shares actually and constructively owned by such U.S. Holder immediately before the redemption. There will be a complete termination of a U.S. Holder’s interest if either (i) all of Public Shares actually and constructively owned by such U.S. Holder is redeemed or (ii) all of Public Shares actually owned by such U.S. Holder is redeemed and such U.S. Holder is eligible to waive, and effectively waives, in accordance with specific rules, the attribution of shares of Public Shares owned by family members and such U.S. Holder does not constructively own any other shares of Public Shares. The redemption of Public Shares will not be essentially equivalent to a dividend if such redemption results in a “meaningful reduction” of a U.S. Holder’s proportionate interest in us. Whether the redemption will result in a “meaningful reduction” in a U.S. Holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” U.S. Holders should consult with their own tax advisors as to the tax consequences of any such redemption.

Taxation of Redemption Treated as a Distribution

If none of the foregoing tests are satisfied, then the redemption may be treated as a distribution to the U.S. Holder. Such a distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of such earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) a U.S. Holder’s adjusted tax basis in such U.S. Holder’s Public Shares. Any remaining excess distribution will be treated as gain from the sale or exchange of Public Shares. Dividends paid to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to Public Shares described in this proxy statement/prospectus may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be. U.S. Holders who hold different blocks of Public Shares (generally, Public Shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Because the Perception Reorganization will occur prior to the redemption of U.S. Holders that exercise redemption rights with respect to Public Shares, U.S. Holders exercising such redemption rights, will be subject to the potential tax consequences of Section 367(a) of the Code and the tax rules relating to PFICs as a result of the Perception Reorganization (as discussed further below).

All U.S. Holders are urged to consult their tax advisors as to the tax consequences to them of a redemption of all or a portion of their Public Shares pursuant to an exercise of redemption rights.

U.S. Federal Income Tax Consequences of the Perception Reorganization to U.S. Holders

The U.S. federal income tax consequences of the Business Combination to U.S. Holders will depend on whether the Perception Reorganization qualifies as a “reorganization” under the provisions of Section 368 of the Code. The provisions of the Code that govern reorganizations are based on typical transaction structures effected under U.S. law. U.S. Holders should be aware that neither Perception nor Blue Gold Limited has requested nor intends to request a ruling from the IRS with respect to the U.S. federal income tax treatment of the Business Combination. There can be no assurance that the IRS will not take a contrary position to views expressed herein or that a court will not agree with a contrary position of the IRS.

Although U.S. persons generally do not recognize gain or loss on the receipt of stock pursuant to a “reorganization” under Section 368 of the Code, Section 367(a) of the Code, and Treasury Regulations promulgated thereunder, require 5 Percent Holders who do not enter into a GRA under applicable Treasury Regulations to recognize gain (but not loss) with respect to certain cross-border reorganizations. However, Section 367(a) should not apply to the Perception Reorganization in a manner that causes gain recognition to 5 Percent Holders who do not enter into a GRA under applicable Treasury Regulations, unless the exchange of Perception securities for Blue Gold Limited securities is considered to be an indirect stock transfer under the applicable Treasury Regulations. For this purpose, an indirect stock transfer may occur if Blue Gold Limited transfers the assets it acquires from Perception pursuant to the Perception Reorganization to certain subsidiary corporations in connection with the Business Combination. There are significant factual and legal uncertainties concerning the determination of whether the requirements of Section 367(a) will be satisfied which are not discussed herein. There is limited guidance on the application of the rules under Section 367(a) of the Code and Section 368 of the, particularly with regard to indirect stock transfers in cross-border reorganizations. If you believe that you will be a 5 Percent Holder, you are strongly urged to consult your tax advisor regarding the effect of the Business Combination to you taking into account the rules of Section 367(a) of the Code (including the possibility of entering into a GRA under applicable Treasury Regulations). In addition, U.S. Holders may be subject to the PFIC rules discussed below “— Passive Foreign Investment Company Status.” Accordingly, no assurance can be given as to whether an indirect stock transfer will occur in connection with the Business Combination or that U.S. Holders will not recognize gain, if any, as a result of the exchange of Perception securities for Blue Gold Limited securities.

Because the Perception Reorganization will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to Public Shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Perception Reorganization. All holders considering exercising redemption rights with respect to their Public Shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Perception Reorganization and exercise of redemption rights.

If the Perception Reorganization Qualifies as a Reorganization

Subject to the PFIC rules discussed below, if the Perception Reorganization qualifies as a “reorganization” under the provisions of Section 368 of the Code, and provided that it is not treated as an indirect stock transfer, a U.S. Holder that exchanges its Perception securities pursuant to the Perception Reorganization should not recognize gain or loss on the exchange of Perception securities for Blue Gold Limited securities. The aggregate adjusted tax basis of a U.S. Holder in the Blue Gold Limited securities received as a result of the Perception Reorganization should equal the aggregate adjusted tax basis of the Perception securities surrendered in the exchange. A U.S. Holder’s holding period for the Blue Gold Limited securities received in the exchange should include the holding period for the Perception securities surrendered in the exchange. If Section 367(a) of the Code applies to the Perception Reorganization, as described above, a 5 Percent Holder who does not enter into a GRA under applicable Treasury Regulations, may be required to recognize gain (but not loss) as a result of the Perception Reorganization.

Because the Perception Reorganization will occur immediately prior to the redemption of holders that exercise redemption rights with respect to Public Shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of Section 367 of the Code as a result of the Perception Reorganization.

If the Perception Reorganization Does Not Qualify as a Reorganization

If the Perception Reorganization fails to qualify as a “reorganization” within the meaning of Section 368 of the Code, and subject to the PFIC rules discussed below under the heading “— Passive Foreign Investment Company Status,” a U.S. Holder that exchanges its Perception securities for Blue Gold Limited securities in the Perception Reorganization will recognize gain or loss equal to the difference between (i) the sum of the fair market value of the Blue Gold Limited securities received and (ii) the U.S. Holder’s adjusted tax basis in the Perception securities exchanged therefor. A U.S. Holder’s aggregate tax basis in the Blue Gold Limited securities received will be the fair market value of those securities on the date the U.S. Holder receives them. The U.S. Holder’s holding period for the Blue Gold Limited securities received pursuant to the Perception Reorganization will begin on the day after the date the U.S. Holder receives such Blue Gold Limited securities.

Such gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the U.S. Holder’s holding period for the Perception securities exceeds one year at the time of the Perception Reorganization. Long-term capital gains of non-corporate U.S. Holders currently are subject to reduced rates of U.S. federal income taxation. However, it is unclear whether the redemption rights with respect to the Public Shares may prevent a U.S. Holder from satisfying the applicable holding period requirement. The deductibility of capital losses is subject to limitations under the Code. Any such gain or loss recognized by a U.S. Holder will generally be treated as U.S. source gain or loss.

Notwithstanding the foregoing, if the Perception Reorganization fails to qualify as a “reorganization” under the provisions of Section 368 of the Code and Perception has been a PFIC for any taxable year during the holding period of a U.S. Holder (and a U.S. Holder of Perception securities has not made certain elections with respect to its Perception securities), such U.S. Holder would be subject to tax under the PFIC rules on any gain on the exchange of its Perception securities for the consideration under the Business Combination, as discussed below, “Material U.S. Federal Income Tax Considerations — Passive Foreign Investment Company Status.”

U.S. Holders should consult their own tax advisors as to the particular consequences to them of the exchange of Perception securities for Blue Gold Limited securities pursuant to the Business Combination, the qualification of the Perception Reorganization as a reorganization, and the potential application of Section 367(a) to the Perception Reorganization.

Passive Foreign Investment Company Status

Certain adverse U.S. federal income tax consequences could apply to a U.S. Holder if Perception, or, after the Business Combination, Blue Gold Limited, or any of their subsidiaries is treated as a PFIC for any taxable year during which the U.S. Holder holds Public Shares, or, after the Business Combination, Blue Gold Limited Ordinary Shares. A non-U.S. corporation will be classified as a PFIC for any taxable year (a) if at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any entity in which it is considered to own at least 25% of the interest by value, is passive income, or (b) if at least 50% of its assets in a taxable year of the foreign corporation, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any entity in which it is considered to own at least 25% of the interest by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

Because the classification of a non-U.S. corporation as a PFIC is a factual determination made annually after the close of each taxable year, Perception has not provided assurance that it was not a PFIC for its 2023 taxable year or for any prior year. If (a) Perception has been a PFIC for any taxable year during the holding period of a U.S. Holder (and a U.S. Holder of Perception securities has not made certain elections with respect to its Perception securities), and (b) Blue Gold Limited is not a PFIC in the taxable year of the Business Combination and the Perception Reorganization does not qualify as a “reorganization” under Section 368 of the Code, such U.S. Holder would likely recognize gain (but not loss if the Perception Reorganization qualifies as a “reorganization”) upon the exchange of Perception securities for Blue Gold Limited securities pursuant to the Perception Reorganization. The gain (or loss) would be computed as described above under “— If the Perception Reorganization Does Not Qualify as a Reorganization.” Any such gain recognized by such U.S. Holder on the exchange of Perception securities for Blue Gold Limited securities would be allocated ratably over the U.S. Holder’s holding period for the Perception securities. Such amounts allocated for the current taxable year and any taxable year prior to the first taxable year in which Perception was a PFIC would be treated as ordinary income, and not as capital gain, in the U.S. Holder’s taxable year, and such amounts allocated to each other taxable year beginning with the year that Perception became a PFIC would be taxed at the highest tax rate in effect for each year to which the gain was allocated, together with a special interest charge on the tax attributable to each such year.

Likewise, whether Blue Gold Limited or any of its subsidiaries is treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to significant uncertainty. Among other factors, fluctuations in the market price of Blue Gold Limited Ordinary Shares and how, and how quickly, Blue Gold Limited uses liquid assets and cash obtained in the Business Combination may influence whether Blue Gold Limited or any of its subsidiaries is treated as PFIC. Accordingly, we are unable to determine whether Blue Gold Limited or any of its subsidiaries will be treated as a PFIC for the taxable year of the Business Combination or for future taxable years, and there can be no assurance that Blue Gold Limited or any of its subsidiaries will not be treated as a PFIC for any taxable year.

If Perception, or, after the Business Combination, Blue Gold Limited were determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Public Shares or Blue Gold Limited securities, and the U.S. Holder did not make a timely and effective “qualified electing fund” election (a “QEF election”) for Perception or Blue Gold Limited’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Public Shares or Blue Gold Limited Ordinary Shares or a “mark-to-market” election, such U.S. Holder generally will be subject to special rules with respect to:

•        any gain recognized by the U.S. Holder on the sale or other disposition of Public Shares (including a redemption treated as a sale or exchange); and

•        any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Public Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for such ordinary shares).

Under these rules:

•        the U.S. Holder’s gain or excess distribution will be allocated rateably over the U.S. Holder’s holding period for Public Shares;

•        the amount allocated to the U.S. Holder’s taxable year in which the U.S. holder recognized gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of Perception or Blue Gold Limited’s first taxable year in which Perception or Blue Gold Limited is a PFIC, will be taxed as ordinary income;

•        the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•        the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

Although a determination as to Perception’s, or after the Business Combination, Blue Gold Limited’s PFIC status will be made annually, an initial determination that Perception, or, after the Business Combination, Blue Gold Limited is a PFIC will generally apply for subsequent years to a U.S. Holder who held Public Shares, or, after the Business Combination, Blue Gold Limited Ordinary Shares while Perception or Blue Gold Limited was a PFIC, whether or not Perception or Blue Gold Limited meet the test for PFIC status in those subsequent years.

In general, if Perception or Blue Gold Limited is determined to be a PFIC, a U.S. holder may avoid the adverse PFIC tax consequences described above in respect of Public Shares or Blue Gold Limited Ordinary Shares (but not Public Warrants or Blue Gold Limited Warrants) by making and maintaining a timely and valid QEF election (if eligible to do so) to include in income its pro rata share of Perception’s or Blue Gold Limited’s (and any lower-tier PFICs’) net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the first taxable year of the U.S. holder in which or with which Perception’s or Blue Gold Limited’s taxable year ends and each subsequent taxable year. A U.S. holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

If a U.S. holder has made a QEF election with respect to its Public Shares or Blue Gold Limited Ordinary Shares (and any lower-tier PFICs), and the excess distribution rules discussed above do not apply to such shares (because a timely QEF election for Blue Gold Limited (and each lower-tier PFIC) was made in its first taxable year as a PFIC in which the U.S. holder holds (or is deemed to hold) such shares or a purge of the PFIC taint was made pursuant to a purging election, such as the deemed sale election as described above), any gain recognized on the sale of Public Shares or Blue Gold Limited Ordinary Shares generally will be taxable as capital gain and no additional interest charge will be imposed under the PFIC rules. U.S. holders should consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances. As discussed above, if Perception or Blue Gold Limited is a PFIC for any taxable year, a U.S. holder of Public Shares or Blue Gold Limited Ordinary Shares that has made a QEF election will be currently taxed on its pro rata share of Perception’s or Blue Gold Limited’s earnings and profits, whether or not distributed for such year. A subsequent distribution of such earnings and profits that were previously included in income generally may not be treated as dividends when distributed to such U.S. holder. The tax basis of a U.S. holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. In addition, if Blue Gold Limited is not a PFIC for any taxable year, such U.S. holder will not be subject to the QEF inclusion regime with respect to Blue Gold Limited Ordinary Shares for such a taxable year.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. In order to make a QEF election, a U.S. holder must receive a PFIC Annual Information Statement from Blue Gold Limited (or the lower-tier PFIC, if applicable), which includes information about Blue Gold Limited’s (or the lower-tier PFIC’s) ordinary earnings and net capital gain.

Within 90 days after the end of each of Blue Gold Limited’s taxable years for which it reasonably believes that it may be a PFIC, Blue Gold Limited will determine its PFIC status and the PFIC status of each of its non-U.S. subsidiaries, and make those statuses available to its shareholders. If Blue Gold Limited determines that it was, or could reasonably be deemed to have been, a PFIC for any taxable year, Blue Gold Limited shall use commercially reasonable efforts to provide, and cause its non-U.S. subsidiaries that are PFICs, to provide, U.S. holders upon request of such information with tax information necessary to enable a U.S. holder to make a QEF election with respect to Blue Gold Limited and its non-U.S. subsidiaries, including a PFIC Annual Information Statement. Blue Gold Limited’s obligation to determine its PFIC status and the PFIC status of each of its non-U.S. subsidiaries, and Blue Gold Limited’s obligation to provide tax information, will last until the later of (x) two (2) years after the end of Blue Gold Limited’s current taxable year, or (y) such time as Blue Gold Limited has reasonably determined that it is not a PFIC for three (3) consecutive taxable years. After such period, Blue Gold Limited currently intends to continue to determine its PFIC status and the PFIC status of each of its subsidiaries, and to provide the necessary information described above (including a PFIC Annual Information Statement).

A U.S. holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC Annual Information Statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. holders are urged to consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable stock, the U.S. Holder may make a mark-to-market election with respect to such shares for such taxable year. If the U.S. Holder makes a valid mark-to-market election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) Public Shares, or, after the Business Combination, Blue Gold Limited Ordinary Shares and for which Perception, or after the Business Combination, Blue Gold Limited is determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above in respect to its Public Shares, or, after the Business Combination, Blue Gold Limited Ordinary Shares as long as such shares continue to be treated as marketable stock. Instead, in general, the U.S. Holder will include as ordinary income each year that Perception or Blue Gold Limited is treated as a PFIC the excess, if any, of the fair market value of its Public Shares, or, after the Business Combination, Blue Gold Limited Ordinary Shares at the end of its taxable year over the adjusted basis in its Public Shares, or, after the Business Combination, Blue Gold Limited Ordinary Shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its Public Shares, or, after the Business Combination, Blue Gold Limited Ordinary Shares over the fair market value of its Public Shares, or, after the Business Combination, Blue Gold Limited Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously recognized income as a result of the mark-to-market election). The U.S. Holder’s adjusted tax basis in its Public Shares, or, after the Business Combination, Blue Gold Limited Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the Public Shares, or, after the Business Combination, Blue Gold Limited Ordinary Shares in a taxable year in which Perception or Blue Gold Limited is treated as a PFIC will be treated as ordinary income. Special tax rules may also apply if a U.S. Holder makes a mark-to-market election for a taxable year after the first taxable year in which the U.S. Holder holds (or is deemed to hold) its Public Shares, or, after the Business Combination, Blue Gold Limited Ordinary Shares and for which Perception or Blue Gold Limited is treated as a PFIC. Currently, a mark-to-market election may not be made with respect to Public Warrants or Blue Gold Limited Warrants.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including Nasdaq (on which Public Shares are listed, or, after the Business Combination, Blue Gold Limited intends to list the Blue Gold Limited Ordinary Shares), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. Such stock generally will be “regularly traded” for any calendar year during which such stock is traded, other than in de minims quantities, on at least 15 days during each calendar quarter, but no assurances can be given in this regard with respect to the Public Shares, or, after the Business Combination, Blue Gold Limited Ordinary Shares. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect of Public Shares, or, after the Business Combination, Blue Gold Limited Ordinary Shares under their particular circumstances.

If Perception, or, after the Business Combination, Blue Gold Limited is a PFIC and, at any time, has a foreign subsidiary that is classified as a PFIC, U.S. Holders generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if Perception, or, after the Business Combination, Blue Gold Limited were to receive a distribution from, or dispose of all or part of Perception’s, or, after the Business Combination, Blue Gold Limited’s interest in, the lower-tier PFIC (even though such U.S. Holder would not receive the proceeds of those distributions or dispositions) or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. A mark-to-market election generally would not be available with respect to such lower-tier PFIC. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 (whether or not a mark-to-market election is or has been made) with such U.S. Holder’s U.S. federal income tax return and provide any such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations until such required information is furnished to the IRS.

The rules dealing with PFICs and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of Public Shares, or, after the Business Combination, Blue Gold Limited Ordinary Shares should consult their own tax advisors concerning the application of the PFIC rules to Public Shares, or, after the Business Combination, Blue Gold Limited Ordinary Shares under their particular circumstances.

U.S. Federal Income Tax Consequences of the Blue Merger to U.S. Holders of BGHL Securities

Generally

The U.S. federal income tax consequences of the Business Combination to U.S. Holders will depend on whether the Blue Merger qualifies as a “reorganization” under the provisions of Section 368 of the Code. The provisions of the Code that govern reorganizations are based on typical transaction structures effected under U.S. law. U.S. Holders should be aware that neither Perception nor Blue Gold Limited has requested nor intends to request a ruling from the IRS with respect to the U.S. federal income tax treatment of the Business Combination. There can be no assurance that the IRS will not take a contrary position to views expressed herein or that a court will not agree with a contrary position of the IRS.

Although U.S. persons generally do not recognize gain or loss on the receipt of stock pursuant to a “reorganization” under Section 368 of the Code, Section 367(a) of the Code, and Treasury Regulations promulgated thereunder, require 5 Percent Holders who do not enter into a GRA under applicable Treasury Regulations to recognize gain (but not loss) with respect to certain cross-border reorganizations. However, Section 367(a) should not apply to the Blue Merger in a manner that causes gain recognition to 5 Percent Holders who do not enter into a GRA under applicable Treasury Regulations.

If you believe that you will be a 5 Percent Holder, you are strongly urged to consult your tax advisor regarding the effect of the Business Combination to you taking into account the rules of Section 367(a) of the Code (including the possibility of entering into a GRA under applicable Treasury Regulations). In addition, U.S. Holders may be subject to the PFIC rules discussed herein “— Passive Foreign Investment Company Status.” Accordingly, no assurance can be given as to whether an indirect stock transfer will occur in connection with the Business Combination or that U.S. Holders will not recognize gain, if any, as a result of the Blue Merger.

If the Blue Merger Qualifies as a Reorganization

Subject to the PFIC rules discussed herein, if the Blue Merger qualifies as a “reorganization” under the provisions of Section 368 of the Code, and provided that it is not treated as an indirect stock transfer, a U.S. Holder that exchanges BGHL securities for Blue Gold Limited securities pursuant to the Blue Merger should not recognize gain or loss. The aggregate adjusted tax basis of a U.S. Holder in the Blue Gold Limited securities received as a result of the Blue Merger should equal the aggregate adjusted tax basis of the BGHL securities surrendered in the exchange. A U.S. Holder’s holding period for the Blue Gold Limited securities received in the exchange should include the holding period for the BGHL securities surrendered in the exchange. If Section 367(a) of the Code applies to the Blue Merger, as described above, a 5 Percent Holder who does not enter into a GRA under applicable Treasury Regulations, may be required to recognize gain (but not loss) as a result of the Blue Merger.

If the Blue Merger Does Not Qualify as a Reorganization

If the Blue Merger fails to qualify as a “reorganization” within the meaning of Section 368 of the Code, and subject to the PFIC rules, a U.S. Holder that exchanges its BGHL securities for Blue Gold Limited securities in the Blue Merger will recognize gain or loss equal to the difference between (i) the sum of the fair market value of the Blue Gold Limited securities received and (ii) the U.S. Holder’s adjusted tax basis in the BGHL securities exchanged therefor. A U.S. Holder’s aggregate tax basis in the Blue Gold Limited securities received will be the fair market value of those securities on the date the U.S. Holder receives them. The U.S. Holder’s holding period for the Blue Gold Limited securities received pursuant to the Blue Merger will begin on the day after the date the U.S. Holder receives such Blue Gold Limited securities.

Such gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the U.S. Holder’s holding period for the BGHL securities exceeds one year at the time of the Blue Merger. Long-term capital gains of non-corporate U.S. Holders currently are subject to reduced rates of U.S. federal income taxation. However, it is unclear whether the redemption rights with respect to the Public Shares may prevent a U.S. Holder from satisfying the applicable holding period requirement. The deductibility of capital losses is subject to limitations under the Code. Any such gain or loss recognized by a U.S. Holder will generally be treated as U.S. source gain or loss.

Notwithstanding the foregoing, if the Blue Merger fails to qualify as a “reorganization” under the provisions of Section 368 of the Code and BGHL has been a PFIC for any taxable year during the holding period of a U.S. Holder (and a U.S. Holder of BGHL securities has not made certain elections with respect to its BGHL securities), such U.S. Holder would be subject to tax under the PFIC rules on any gain on the exchange of its Perception securities for the consideration under the Business Combination.

U.S. Holders should consult their own tax advisors as to the particular consequences to them of the exchange of BGHL securities for Blue Gold Limited securities pursuant to the Business Combination, the qualification of the Blue Merger as a reorganization, and the potential application of Section 367(a). See the section titled “The Business Combination Proposal — General Description of the Transactions — The Blue Merger” for a description of the Blue Merger, including consideration, effects and structure, as it relates to the Business Combination.

U.S. Federal Income Tax Consequences of Ownership and Disposition of Blue Gold Limited Securities

The following discussion is a summary of certain material U.S. federal income tax consequences of the ownership and disposition of Blue Gold Limited securities to U.S. Holders.

Dividends and Other Distributions on Blue Gold Limited Securities.

Subject to the PFIC rules, distributions (including, for the avoidance of doubt and for the purpose of the balance of this discussion, deemed distributions) on Blue Gold Limited securities will generally be taxable as a dividend for U.S. federal income tax purposes to the extent paid from Blue Gold Limited’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of Blue Gold Limited’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Blue Gold Limited Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Blue Gold Limited Ordinary Shares and will be treated as described below under the heading “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Blue Gold Limited Securities.” The amount of any such distribution will include any amounts withheld, if any, by us (or another applicable withholding agent). It is not expected that Blue Gold Limited will determine earnings and profits in accordance with U.S. federal income tax principles. Therefore, U.S. Holders should expect that a distribution will generally be treated as a dividend.

Amounts treated as dividends that Blue Gold Limited pays to a U.S. Holder that is a taxable corporation generally will be taxed at regular tax rates and will not qualify for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. Note that Section 245A does provide a deduction for the foreign source-portion of dividends received by domestic corporations from specified ten percent owned foreign corporations. With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to certain exceptions described below, dividends generally will be taxed at the lower applicable long-term capital gains rate only if Blue Gold Limited Ordinary Shares are readily tradable on an established securities market in the United States or Blue Gold Limited is eligible for benefits under an applicable tax treaty with the United States, and, in each case, Blue Gold Limited is not treated as a PFIC with respect to such U.S. Holder at the time the dividend was paid or in the preceding year and is not a “surrogate foreign corporation” as defined in Section 7874(a)(2)(B), and provided certain holding period requirements are met. Non-corporate U.S. Holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” for purposes of investment interest deduction limitations will not be eligible for the reduced rates of taxation regardless of Blue Gold Limited’s status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met.

Amounts taxable as dividends generally will be treated as income from sources outside the U.S. and will, depending on the circumstances of the U.S. Holder, be “passive” or “general” category income which, in either case, is treated separately from other types of income for purposes of computing the foreign tax credit allowable to such U.S. Holder. The rules governing foreign tax credits are complex and U.S. Holders are urged to consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances. In lieu of claiming a foreign tax credit, a U.S. Holder may, in certain circumstances, deduct foreign taxes in computing their taxable income, subject to generally applicable limitations under U.S. law. Generally, an election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Blue Gold Limited Securities

Subject to the PFIC rules, upon any sale, exchange or other taxable disposition of Blue Gold Limited securities, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the sum of (x) the amount of cash and (y) the fair market value of any other property, received in such sale, exchange or other taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in such Blue Gold Limited securities. Any gain or loss recognized on the sale, exchange or other taxable disposition of Blue Gold Limited securities generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such Blue Gold Limited securities exceeds one year. Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deduction of capital losses is subject to limitations.

Any gain or loss recognized on the sale, exchange or other taxable disposition of Blue Gold Limited securities by a U.S. Holder generally will be U.S.-source income or loss for purposes of computing the foreign tax credit allowable to a U.S. Holder.

Information Reporting and Backup Withholding

Dividend payments with respect to Blue Gold Limited securities and proceeds from the sale, exchange or redemption of Blue Gold Limited securities may be subject to information reporting filed with the IRS unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn). Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s federal income tax liability provided that the required information is timely furnished to the IRS.

A Non-U.S. Holder generally may eliminate the requirement for information reporting (other than with respect to distributions, as described above) and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Certain U.S. Holders (and to the extent provided in IRS guidance, certain individual Non-U.S. Holders) holding specified foreign financial assets with an aggregate value in excess of the applicable dollar thresholds are required to report information to the IRS relating to Blue Gold Limited securities, subject to certain exceptions (including an exception for Blue Gold Limited securities held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their tax return for each year in which they hold Blue Gold Limited securities. Substantial penalties apply to any failure to file IRS Form 8938 and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. U.S. Holders are urged to consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of Blue Gold Limited securities. In general, information reporting requirements will generally apply to dividends (including constructive dividends paid pursuant to a redemption) paid to a U.S. Holder and to the proceeds of the sale or other disposition of Blue Gold Limited securities, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn). Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s federal income tax liability provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act” or ““FATCA”) impose withholding of 30% on payments of dividends (including constructive dividends) on Blue Gold Limited securities to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by United States persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. Holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Thirty percent withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. However, there can be no assurance that final Treasury Regulations will provide the same exceptions from FATCA withholding as the proposed Treasury Regulations. Holders should consult their tax advisors regarding the effects of FATCA on their investment in Blue Gold Limited securities.

THE PRECEDING DISCUSSION OF U.S. FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL, ESTATE AND GIFT, AND NON-U.S. TAX CONSEQUENCES OF THE REDEMPTION, THE BUSINESS COMBINATION, AND PURCHASING, HOLDING AND DISPOSING OF BLUE GOLD LIMITED ORDINARY SHARES AND BLUE GOLD LIMITED WARRANTS, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

Introduction

The following unaudited pro forma condensed combined financial information presents the combination of financial information of Perception, Blue Gold Limited and BGHL, adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Perception has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2024, assumes that the Business Combination occurred on June 30, 2024. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2024 and the year ended December 31, 2023, assume that the Business Combination occurred on January 1, 2023.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the Post-Combination Company’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. Further, the pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the Post-Combination Company. The actual financial position and results of operations of the Post-Combination Company may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The historical financial information of Perception as of and for the six months ended June 30, 2024 and as of and for the year ended December 31, 2023, was derived from the unaudited financial statements as of and for the six months ended June 30, 2024 and the historical financial information as of and for the year ended December 31, 2023 was derived from the audited financial statements of Perception as of and for the year ended December 31, 2023, which are included elsewhere in this proxy statement/prospectus. The historical financial information of Blue Gold Limited as of and for the six months ended June 30, 2024 and as of and for the year ended December 31, 2023, was derived from the unaudited financial statements as of and for the six months ended June 30, 2024 and the historical financial information was derived from the audited financial statements of Blue Gold Limited as of and for the period from December 4, 2023 (inception) to December 31, 2023, which are included elsewhere in this proxy statement/prospectus. The historical financial information of BGHL as of and for the six months ended June 30, 2024 and as of and for the year ended December 31, 2023, was derived from the unaudited financial statements as of and for the six months ended June 30, 2024 and the historical financial information was derived from the audited financial statements of BGHL as of and for the period from November 9, 2023 (inception) to December 31, 2023, which are included elsewhere in this proxy statement/prospectus. This information should be read together with Perception’s and BGHL’s audited financial statements, and related notes, the sections titled “Perception Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “BGHL’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Business Combination

On December 5, 2023, Perception and BGHL, entered into the Original Business Combination Agreement which was amended and restated by that certain Amended and Restated Business Combination Agreement dated May 2, 2024, pursuant to which, subject to the satisfaction or waiver of the conditions contained in the Business Combination Agreement, BGHL will merge with Merger Sub, with BGHL surviving the merger as a wholly owned subsidiary of Perception.

On June 12, 2024, Perception, BGHL and Blue Gold Limited, entered into that certain Second Amended and Restated Business Combination Agreement (the “Second Amended Business Combination Agreement”) to, among other things, (a) restructure the transaction as follows: (i) Blue Gold Limited shall form a wholly owned subsidiary (the “Blue Merger Sub”) for the purposes of effecting the Blue Merger, (ii) Perception shall merge with and into Blue Gold Limited, a wholly owned subsidiary of Perception with Blue Gold Limited being the surviving entity (the “Perception Reorganization”), (iii) BGHL, or its successor entity in accordance with the Business Combination Agreement shall merge with and into the Blue Merger Sub, following which the separate corporate existence of Blue Merger Sub shall cease and (iv) at the Merger Effective Time, BGHL shall continue as the surviving entity and wholly owned subsidiary of Blue Gold Limited (the “New Blue”), and to (b) make changes to certain representations and conditions to the Closing to match the revised structure.

On November 7, 2024, Perception, BGHL and Blue Gold Limited, entered into that certain Amendment No. 1 to the Second Amended and Restated Business Combination Agreement (the “First Amendment”). In accordance with the First Amendment, (i) Blue Gold Limited shall form a wholly owned subsidiary (the “Blue Merger Sub”), (ii) Perception shall merge with and into Blue Gold Limited, a wholly owned subsidiary of Perception with Blue Gold Limited being the surviving entity (the “Perception Reorganization”), (iii) Blue Merger Sub, shall merge with and into BGHL or its successor entity in accordance with the Amended Business Combination Agreement, following which the separate corporate existence of Blue Merger Sub shall cease and BGHL shall continue as the surviving entity and subsidiary of Blue Gold Limited. On January 8, 2025, the parties entered into Amendment No. 2 to the Second Amended and Restated Business Combination Agreement (the “Second Amendment”) to, among other things, extend the Outside Date to March 31, 2025.

Upon the terms and subject to the conditions set forth in the Business Combination Agreement, prior to the Merger, the stockholder of BGHL shall surrender all of its original certificates of BGHL Common Stock, and, in exchange, Blue Gold Limited shall issue to the stockholder of BGHL the amount of Blue Gold Limited Class A Ordinary Shares with an aggregate value equal to $114,500,000.

Each Unit consisting of one Perception Class A Ordinary Shares and one-half of one Perception Warrant shall, as of immediately prior to the Perception Reorganization, automatically separate into its component securities and be converted into Perception Class A Ordinary Shares or Warrants to purchase Perception Class A Ordinary Shares; provided, however, no fractional Warrants to purchase Perception Class A Ordinary Shares will be issued and any fraction that remains after issuance of whole Warrants will become worthless.

The following table illustrates varying ownership levels of Blue Gold Limited immediately following the consummation of the Business Combination(1):

Equity Capitalization Summary	Assuming Minimum Redemptions Scenario		Assuming Mid-point Redemptions Scenario		Assuming Maximum Redemptions Scenario
	Shares	%	Shares	%	Shares	%
BGHL shareholders	11,450,000	37.1%	11,450,000	37.3%	11,450,000	37.5%
Perception Public Shareholders	332,928	1.1%	166,464	0.5%	—	—%
Perception Managing Sponsor, Former Sponsor and related parties(2)	4,478,687	14.5%	4,478,657	14.6%	4,478,687	14.7%
Blue Capital(3)	2,000,000	6.5%	2,000,000	6.5%	2,000,000	6.5%
BCMP Services Limited(4)	12,025,000	38.9%	12,025,000	39.2%	12,025,000	39.4%
Bonaventura Investment Inc.(5)	160,000	0.5%	160,000	0.5%	160,000	0.5%
Cibreo Partners LLC(6)	432,891	1.4%	432,891	1.4%	432,891	1.4%
Total Blue Gold Limited Ordinary Shares	30,879,506	100.0%	30,713,042	100.0%	30,546,578	100.0%

____________

(1)      The table does not include the 11,500,000 shares underlying Perception Public Warrants.

(2)      Comprises 1,673,750 shares held by the Former Sponsor, 402,500 shares held by directors and officers of the Former Sponsor, 219,375 shares received by the Former Sponsor in exchange for their Perception Private Warrants pursuant to the November 5, 2024 Warrant Exchange Agreement, 1,107,437 shares held by the Managing Sponsor, 320,000 shares held by directors and officers of the Managing Sponsor and 755,625 shares received by the Managing Sponsor in exchange for their Perception Private Warrants pursuant to the September 6, 2024 Warrant Exchange Agreement. The shares to be owned by the Perception Managing Sponsor, Former Sponsor and related parties also assumes that the Former Sponsor has forfeited

2,000,000 Founders Shares in connection with the conversion of the Blue Capital Note and the Managing Sponsor has surrendered 246,313 shares pursuant to the restated and amended Sponsor Support Agreement and Lockup Agreement. If the Blue Capital note is not fully funded at the closing of the Business Combination, the shares owned by Former Sponsor will increase and the shares owned by Blue Capital will decrease by a like amount.

(3)      Perception issued a convertible promissory note on November 6, 2023, to Blue Capital Management Partners, LLP with a principal amount up to $2,000,000. Such note was subsequently novated to Blue Perception Capital LLP (“Blue Capital”) on November 27, 2023 and on September 24, 2024, Perception entered into a cancellation agreement pursuant to which the convertible promissory note was cancelled. Concurrently with the cancellation, Perception entered into a new convertible promissory note with Blue Capital with a principal amount of up to $2,000,000. Any amounts outstanding under the note (or any portion thereof) will automatically convert into Class A ordinary shares of Perception, par value $0.0001 per share, at a conversion price equal to $1.00 per share, and the Former Sponsor will forfeit an equal number of shares owned. Ownership of Blue Capital assumes the loan is fully funded at the closing of the Business Combination.

(4)      On September 6, 2024, Perception entered into the Preferred Stock Purchase Agreement to issue an aggregate of 609,250 preference shares to BCMP Services Limited for total proceeds of $700,000. The preference shares will automatically convert into 12,185,000 Class A ordinary shares at a conversion rate of 20 Class A ordinary shares for each one preference share. Upon close of the Business Combination, an advisor will receive subscription agreements to purchase 160,000 Class A ordinary shares that will be issued out of shares held by BCMP Services Limited.

(5)      On August 7, 2024, Perception and other affiliated parties entered into a settlement and release agreement with Bonaventura Industries Inc. (the “Advisor”) pursuant to which the Advisor will receive subscription agreements to purchase 160,000 Class A ordinary shares of Blue Gold Limited and BCMP Services Limited will forfeit an equal amount of shares owned.

(6)      On November 8, 2024, Perception and an affiliated party entered into a letter agreement (the “Letter Agreement”) with Cibreo Partners LLC (the “Second Advisor”) pursuant to which the Second Advisor will receive subscription agreements to purchase 432,891 Class A ordinary shares of Blue Gold Limited.

In addition, the following table illustrates varying ownership levels in Blue Gold Limited immediately following the consummation of the Business Combination based on the varying levels of redemptions by the Public Shareholders, on a fully diluted basis, showing full exercise and conversion of all securities that may be outstanding as of the Closing of the Business Combination, including the Perception Public Warrants:

Equity Capitalization Summary	Assuming Minimum Redemptions Scenario		Assuming Mid-point Redemptions Scenario		Assuming Maximum Redemptions Scenario(1)
	Shares	%	Shares	%	Shares	%
BGHL shareholders	11,450,000	23.0%	11,450,000	23.0%	11,450,000	23.1%
Perception Public Shareholders(1)	11,832,928	23.7%	11,666,464	23.5%	11,500,000	23.2%
Perception Managing Sponsor, Former Sponsor and related parties(2)	4,478,687	9.0%	4,478,687	9.0%	4,478,687	9.0%
Blue Capital(3)	2,000,000	4.0%	2,000,000	4.0%	2,000,000	4.0%
BCMP Services Limited(4)	12,025,000	24.1%	12,025,000	24.2%	12,025,000	24.3%
Bonaventura Investment Inc.(5)	160,000	0.3%	160,000	0.3%	160,000	0.3%
Cibreo Partners LLC(6)	432,891	0.9%	432,891	0.9%	432,891	0.9%
Gerald Metals SARL(7)	3,744,460	7.5%	3,744,460	7.5%	3,744,460	7.6%
Gerald Metals SARL Warrants(7)	3,744,460	7.5%	3,744,460	7.5%	3,744,460	7.6%
Total Blue Gold Limited Ordinary Shares	49,868,426	100.0%	49,701,962	100.0%	49,535,498	100.0%

____________

(1)      Includes the 11,500,000 shares underlying Perception Public Warrants in all scenarios.

(2)      Comprises 1,673,750 shares held by the Former Sponsor, 402,500 shares held by directors and officers of the Former Sponsor, 219,375 shares received by the Former Sponsor in exchange for their Perception Private Warrants pursuant to the November 5, 2024 Warrant Exchange Agreement, 1,107,437 shares held by the Managing Sponsor, 320,000 shares held by directors and officers of the Managing Sponsor and 755,625 shares received by the Managing Sponsor in exchange for their Perception Private Warrants pursuant to the September 6, 2024 Warrant Exchange Agreement. The shares to be owned by the Perception Managing Sponsor, Former Sponsor and related parties also assumes that the Former Sponsor has forfeited 2,000,000 Founders Shares in connection with the conversion of the Blue Capital Note and the Managing Sponsor has surrendered 246,313 shares pursuant to the restated and amended Sponsor Support Agreement and Lockup Agreement. If the Blue Capital note is not fully funded at the closing of the Business Combination, the shares owned by Former Sponsor will increase and the shares owned by Blue Capital will decrease by a like amount.

(3)      Perception issued a convertible promissory note on November 6, 2023, to Blue Capital Management Partners, LLP with a principal amount up to $2,000,000. Such note was subsequently novated to Blue Perception Capital LLP (“Blue Capital”) on November 27, 2023 and on September 24, 2024, Perception entered into a cancellation agreement pursuant to which the convertible promissory note was cancelled. Concurrently with the cancellation, Perception entered into a new convertible promissory note with Blue Capital with a principal amount of up to $2,000,000. Any amounts outstanding under the note (or any portion thereof) will automatically convert into Class A ordinary shares of Perception, par value $0.0001 per share, at a conversion price equal to $1.00 per share, and the Former Sponsor will forfeit an equal number of shares owned. Ownership of Blue Capital assumes the loan is fully funded at the closing of the Business Combination.

(4)      On September 6, 2024, Perception entered into the Preferred Stock Purchase Agreement to issue an aggregate of 609,250 preference shares to BCMP Services Limited for total proceeds of $700,000. The preference shares will automatically convert into 12,185,000 Class A ordinary shares at a conversion rate of 20 Class A ordinary shares for each one preference share. Upon close of the Business Combination, an advisor will receive subscription agreements to purchase 160,000 Class A ordinary shares that will be issued out of shares held by BCMP Services Limited.

(5)      On August 7, 2024, Perception and other affiliated parties entered into a settlement and release agreement with Bonaventura Industries Inc. (the “Advisor”) pursuant to which the Advisor will receive subscription agreements to purchase 160,000 Class A ordinary shares of Blue Gold Limited and BCMP Services Limited will forfeit an equal amount of shares owned.

(6)      On November 8, 2024, Perception and an affiliated party entered into a letter agreement (the “Letter Agreement”) with Cibreo Partners LLC (the “Second Advisor”) pursuant to which the Second Advisor will receive subscription agreements to purchase 432,891 Class A ordinary shares of Blue Gold Limited.

(7)      On August 19, 2024, Perception, BG-BPL, BGHL and BGL entered into a gold advance purchase agreement with Gerald Metals SARL. ( “Gerald”), pursuant to which Gerald will advance a maximum of $25 million (the “Advance”) to BG-BPL for materials purchase. As consideration for the Advance, Gerald will have the option to convert up to $25 million of the Advance to shares of Blue Gold Limited under two conversions options. Under the two conversion options, Gerald will also be issued units of Blue Gold Limited which comprises one common share and one common share warrant.

After the completion of the Business Combination, Public Shareholders will own a significantly smaller percentage of the combined company than they currently own of Perception. Consequently, Public Shareholders, as a group, will have reduced ownership and voting power in the combined company compared to their ownership and voting power in Perception.

The following table shows the additional dilution sources under a range of redemption scenarios and assuming all outstanding Warrants are exercised:

Additional Dilution Sources(1)	Assuming Minimum Redemptions Scenario	% of Total(2)	Assuming Maximum Redemptions Scenario	% of Total(2)
Shares underlying Perception Public Warrants(3)	11,500,000	27.1%	11,500,000	27.4%
Shares underlying Gerald Warrants(4)	3,744,460	10.8%	3,744,460	10.9%

____________

(1)      All share numbers and percentages for the Additional Dilution Sources are presented without the potential reduction of any amounts paid by the holders of the given Additional Dilution Sources and therefore may overstate the presentation of dilution.

(2)      The Percentage of Total with respect to each Additional Dilution Source set forth below, including the Total Additional Dilutive Sources, includes the full amount of shares issued with respect to the applicable Additional Dilution Source in both the numerator and denominator. For example, in the illustrative redemption scenario, the Percentage of Total with respect to the shares underlying the Perception Public Warrants would be calculated as follows: (a) 11,500,000 shares issued pursuant to the Perception Public Warrants; divided by (b) (i) 30,879,506 shares (the number of shares outstanding prior to any issuance pursuant to the shares underlying the Perception Public Warrants) plus 11,500,000 shares issued pursuant to the Perception Public Warrants.

(3)      Assumes exercise of all Perception Public Warrants to purchase 11,500,000 shares of the Combined Company.

(4)      Assumes exercise of all Gerald Warrants to purchase 3,744,460 shares of the Combined Company.

In addition to the changes in percentage ownership depicted above, variation in the levels of redemptions will impact the dilutive effect of certain equity issuances related to the Business Combination, which would not otherwise be present in an underwritten public offering. Increasing levels of redemptions will increase the dilutive effect of these issuances on non-redeeming holders of Public Shares.

The following table shows the dilutive effect and the effect on the per share value of shares held by non-redeeming holders of Public Shares under a range of redemption scenarios and dilutive securities exercise scenarios:

	Assuming Minimum Redemptions Scenario		Assuming Maximum Redemptions Scenario
	Shares	Value Per Share(1)	Shares	Value Per Share(2)
Base Scenario(3)	30,879,506	$0.02	30,546,578	$(0.10)
Excluding Sponsor and related parties shares(4)	26,400,819	$0.03	26,067,891	$(0.12)
Exercising Perception Public Warrants(5)(6)	42,379,506	$0.02	42,046,578	$(0.07)
Exercising Gerald Warrants and issuance of shares(5)(6)	38,368,426	$0.02	38,035,498	$(0.08)
Exercising All Perception Warrants and issuance of Gerald shares(5)(6)	49,868,426	$0.01	49,535,498	$(0.06)

____________

(1)      Based on a post-transaction equity value of the Combined Company of $739 thousand.

(2)      Based on a post-transaction equity value of the Combined Company of $(3.1) million.

(3)      Represents the post-Closing share ownership of the Combined Company assuming various levels of redemption by holders of Public Shares.

(4)      Represents the Base Scenario excluding the shares held by the Sponsor and related parties.

(5)      Represents the Base Scenario plus the full exercise of the Perception Public Warrants, Gerald warrants and issuance of shares to Gerald. Perception Public Warrants are exercisable up to 11,500,000 shares and Gerald warrants are exercisable for 3,744,460 shares and 3,744,460 shares are issuable to Gerald. Perception Public Warrants are only exercisable after the consummation of the Business Combination.

(6)      Does not account for proceeds paid to the Combined Company, if any, in connection with payment of the exercise prices for warrants, which may be exercisable, in the case of Perception Public Warrants, by payment either of an exercise price or on a cashless basis under certain circumstances.

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Basis of Presentation and Glossary — Share Calculations and Ownership Percentages” and, with respect to the determination of the Assuming Maximum Redemptions Scenario in this section. Additionally, the relative percentages above assume the Business Combination was consummated on June 30, 2024. Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, although Blue Gold Limited will acquire all of the outstanding equity interests of BGHL in the Business Combination, Blue Gold Limited will be treated as the “acquired” company and BGHL will be treated as the accounting acquirer for financial statement reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of BGHL issuing stock for the net assets of Blue Gold Limited, accompanied by a recapitalization. The net assets of Blue Gold Limited will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of BGHL.

BGHL has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the Assuming Minimum Redemptions Scenario and the Assuming Maximum Redemptions Scenario:

•        The BGHL shareholders will have the greatest voting interest in the Post-Combination Company;

•        The BGHL shareholders will have the ability to control decisions regarding election and removal of directors and officers of the Post-Combination Company;

•        BGHL will comprise the ongoing operations of the Post-Combination Company; and

•        BGHL existing senior management will be the senior management of the Post-Combination Company.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption for cash of Public Shares:

•        Assuming Minimum Redemptions Scenario:    This presentation assumes that no Perception Public Shareholders will exercise redemption rights with respect to the Public Shares for a pro rata share of the funds in the Trust Account.

•        Assuming Maximum Redemptions Scenario:    This presentation assumes that 332,928 Public Shares are redeemed for aggregate redemption payments of $3.9 million, assuming an $11.50 per share redemption price. This scenario includes all adjustments contained in the “Assuming Minimum Redemptions Scenario” and presents additional adjustments to reflect the effect of the “Assuming Maximum Redemptions Scenario”.

The following unaudited pro forma condensed combined statements of operations for the year ended December 31, 2023, are based on the audited historical financial statements of Perception, Blue Gold Limited and BGHL. The unaudited pro forma condensed balance sheet and statements of operations as of and for the six months ended June 30, 2024 is based on the unaudited historical financial statements of Perception, Blue Gold Limited and BGHL. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information and include immaterial rounding differences.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
JUNE 30, 2024
(in thousands, except share and per share data)

	(1) BGHL (Historical)	(2) BGL (Historical)	(3) Perception (Historical)	Assuming Minimum Redemptions			Assuming Maximum Redemptions
				Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets
Cash	$1	$—	$25	$3,930	(A)	$—	$—	(J)	$—
				(3,760)	(B)
				850	(C)
				(1,746)	(L)
				700	(F)
Prepaid expenses	770	1	224	492	(B)	1,486	—		1,487
				(1)	(Q)
Due from related party	1,253	—	—	—		1,253	—		1,253
Total current assets	2,024	1	249	465		2,739	—		2,739
Investments held in Trust Account	—	—	54,331	(51,850)	(S)	—	—		—
				1,449	(S)
				(3,930)	(A)
Property, plant and equipment, net	44,511	—	—	613	(O)	45,124	—		45,124
Mineral Rights	323,705	—	—	4,517	(O)	328,222	—		328,222
Total Assets	$370,240	$1	$54,580	$(48,736)		$376,085	$—		$376,085

LIABILITIES, REDEEMABLE CLASS A ORDINARY SHARES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$1,379	$11	$671	$1,763	(B)	$3,813	$3,830	(J)	$7,643
				(11)	(Q)
Due to related party	246	—	—	(246)	(L)	—	—		—
Loan – related party	1,500	—	—	(1,500)	(L)	—	—		—
Convertible senior secured promissory note	—	—	1,150	850	(C)	—	—		—
				(2,000)	(D)
Convertible Note Payable	2,225	—	—	—		2,225	—		2,225
Derivative liability	—	—	147	16	(D)	163	—		163
Total current liabilities	5,350	11	1,968	(1,128)		6,201	3,830		10,031

Non-current liabilities
Warrant liability	—	—	1,489	(751)	(K)	738	—		738
Royalty Payable	338,200	—	—	—		338,200	—		338,200
Contingent consideration liability	17,100	—	—	—		17,100	—		17,100
Asset retirement obligation	13,107	—	—	—		13,107	—		13,107
Total non-current liabilities	368,407	—	1,489	(751)		369,146	—		369,145
Total Liabilities	373,757	11	3,457	(1,879)		375,346	3,830		379,176

REDEEMABLE CLASS A ORDINARY SHARES
Perception Redeemable Class A Ordinary Shares, $0.0001 par value, 4,777,672 shares at redemption value	—	—	54,231	(51,850)	(S)	—	—		—
				1,449	(S)
				(3,830)	(J)

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
JUNE 30, 2024
(in thousands, except share and per share data) — (Continued)

	(1) BGHL (Historical)	(2) BGL (Historical)	(3) Perception (Historical)	Assuming Minimum Redemptions			Assuming Maximum Redemptions
				Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
SHAREHOLDERS’ DEFICIT
Perception preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—	—	—	(F)	—	—		—
				—	(G)
BGL preference shares, $0.0001 par value; 100,000,000 shares authorized; none issued and outstanding	—	—	—	—		—	—		—
Perception Class A Ordinary Shares, $0.0001 par value; 200,000,000 shares authorized; 5,749,999 shares issued and outstanding	—	—	1	—	(E)	—	—	(J)	—
				1	(H)
				—	(J)
				1	(G)
				—	(K)
				(3)	(R)
BGL Class A Ordinary Shares, $0.0001 par value; 500,000,000 shares authorized	—	—	—	3	(R)	—	—		3
Perception Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; one share issued and outstanding	—	—	—	—		—	—		—
BGHL common stock, $0.00000000001 par value, 100,000,000 authorized and issued shares	—	—	—	—	(H)	—	—		—

Additional paid-in capital	—	—	2,105	(89)	(B)	(639)	(3,830)	(J)	—
				2,000	(D)		4,469	(T)
				377	(E)
				(1)	(H)
				(12,882)	(I)
				3,830	(J)
				2,612	(M)
				700	(F)
				(1)	(G)
				849	(K)
				(139)	(N)
Accumulated deficit	(3,517)	(10)	(5,214)	(4,942)	(B)	(3,488)	(4,469)	(T)	(7,957)
				(16)	(D)
				(377)	(E)
				12,882	(I)
				(2,612)	(M)
				(98)	(K)
				139	(N)
				267	(P)
				(10)	(Q)
	(3,517)	(10)	(3,108)	2,511		(4,124)	(3,830)		(7,954)
Non-controlling interests	—	—	—	5,130	(O)	4,863	—		4,863
				(267)	(P)
Total Shareholders’ Deficit	(3,517)	(10)	(3,108)	7,374		739	(3,830)		(3,091)
Total Liabilities, Redeemable Class A Ordinary Shares and Shareholders’ Deficit	$370,240	$1	$54,580	$(48,736)		$376,085	$—		$376,085

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

(1)    Derived from the unaudited condensed balance sheet of BGHL as of June 30, 2024.

(2)    Derived from the unaudited condensed balance sheet of Blue Gold Limited as of June 30, 2024.

(3)    Derived from the unaudited condensed balance sheet of Perception as of June 30, 2024.

(A)    Reflects the transfer of investments held in Trust Account to cash.

(B)    Represents preliminary estimated transaction costs expected to be incurred by Perception and BGHL of approximately $6.4 million and $1.4 million, respectively. These costs are accounted for as a reduction in the combined cash account with a corresponding reduction in additional paid-in capital or accumulated deficit consistent with the treatment described in SEC Staff Accounting Bulletin Topic 5.A. These transaction costs will not recur in the Post-Combination Company’s income beyond 12 months after the transaction.

For the Perception transaction costs, $0.6 million including D&O insurance has been paid as of the pro forma balance sheet date and another $0.5 million of D&O insurance is reflected as prepaid expenses and $0.4 million is accrued at June 30, 2024. The remaining amount of $4.9 million is reflected as an adjustment to accumulated losses.

For the BGHL transaction costs, $1.3 million has been paid as of the pro forma balance sheet date. The remaining amount of $0.1 million is included as an adjustment to additional paid-in capital.

(C)    Represents the proceeds of $0.85 million from the issuance of promissory notes to Blue Capital. Perception issued a convertible promissory note on November 6, 2023, to Blue Capital with a principal amount up to $2,000,000. Such note was subsequently novated to Blue Perception Capital LLP (“Blue Capital”) on November 27, 2023 then cancelled on September 24, 2024. Concurrently with the cancellation, Perception entered into a new convertible promissory note with Blue Capital with a principal amount of up to $2,000,000. $1.15 million has been received as of the pro forma balance sheet date. Any amounts outstanding under the note (or any portion thereof) will automatically convert into Class A Ordinary Shares of Perception, par value $0.0001 per share, at a conversion price equal to $1.00 per share, and the former Sponsor will forfeit an equal number of shares that it owns.

(D)    Represents the conversion of the Blue Capital promissory notes to equity and the fully amortization of debt discount upon the Closing of the Business Combination.

(E)    Reflects the cancellation of 246,313 Managing Sponsor shares pursuant to the restated and amended Sponsor Support Agreement and Lockup Agreement and the issuance of 432,891 shares pursuant to the Cibreo Letter Agreement.

(F)    Represents the proceeds of $0.7 million from the issuance of 609,250 preference shares to BCMP Services Limited. Perception issued 609,250 preference shares that are automatically convertible at a ratio of 1 preference share to 20 Class A Ordinary Shares.

(G)    Represents the conversion of 609,250 preference shares to 12,185,000 Class A Ordinary Shares.

(H)    Represents the issuance of 11,450,000 Blue Gold Limited Class A Ordinary Shares to the existing BGHL’s shareholders upon the Closing of the Business Combination.

(I)     Reflects the elimination of Perception’s historical accumulated deficit after recording the transaction costs as described in (B) above, the amortization of debt discount as described in (D) above, the recognition of share-based compensation as described in (M) below and the exchange of Private Placement Warrants as described in (K) below.

(J)     Reflects the redemption of shares for cash by the Perception Public Shareholders upon consummation of the Business Combination. In Scenario 1, it assumes that no Perception Public Shareholders will exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account. In Scenario 2, it assumes that holders of 332,928 Public Shares redeem all of their Public Shares for approximately $11.50 per share, resulting in an aggregate redemption payment of $3.8 million. In addition, assuming 100% redemptions, Perception would not have sufficient funds available to pay for a percentage of its transaction costs, which the unfunded portion would remain due and payable at the Closing of the Business Combination.

(K)    Reflects the exchange of 11,700,000 Private Placement Warrants owned by the Sponsor for 975,000 Class A Ordinary Shares.

(L)    Reflects the repayment of BGHL related party loan and due to related party upon the Closing of the Business Combination.

(M)   Reflects the recognition of share-based compensation upon the closing of the Business Combination for the founder shares transferred from Sponsor to Perception’s directors and management.

(N)    Reflects the sale of 160,000 shares at $0.0001 per share for advisory services pursuant to the settlement and release agreement dated August 7, 2024.

(O)    Represents non-controlling interest of 10% of BG-BPL at the acquisition date of the mine. In accordance with ASC 810-10-30-4, the 10% ownership of Blue Gold Bogoso Prestea Ltd by the Government of the Republic of Ghana has been recorded at fair value.

(P)    Represents non-controlling interest of 10% of losses of BG-BPL for the six months ended June 30,2024.

(Q)   To eliminate BGL balances, a wholly owned subsidiary of Perception, included in Perception balances.

(R)    Reflects outcome of the Business Combination with BGL as the surviving entity.

(S)     Reflects the redemption of 4,444,744 Perception Class A ordinary shares for aggregate redemption payments of $51.85 million at a redemption price of approximately $11.66 per share in November 2024 and the increase in redemption value from interest income.

(T)    Reflects the reclassification among equity to avoid negative additional paid-in capital.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2024
(in thousands, except share and per share data)

				Assuming Minimum Redemptions			Assuming Maximum Redemptions
	(1) BGHL (Historical)	(2) BGL (Historical)	(3) Perception (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
EXPENSES
General and administrative expense	$461	$1	$580	$(1)	(AA)	$1,041	$—	$1,041
Merger and acquisition expenses	1,035	—	503	—		1,538	—	1,538
Plant Costs	1,349	—	—	—		1,349	—	1,349
Accretion of asset retirement obligation	207	—	—	621	(BB)	828	—	828
Depreciation	89	—	—	208	(CC)	297		297
Total operating expenses	3,141	1	1,083	828		5,053	—	5,053

Loss from operations	(3,141)	(1)	(1,083)	(828)		(5,053)	—	(5,053)

OTHER INCOME
Change in fair value of warrant liability	—	—	(327)	—		(327)	—	(327)
Change in fair value of derivative liability	—	—	(41)	—		(41)	—	(41)
Interest expense	(41)	—	—	—		(41)	—	(41)
Interest expense – debt discount	—	—	(99)	99	(DD)	—	—	—
Interest earned in Trust Account	—	—	1,353	(1,353)	(EE)	—	—	—
Total other income	(41)	—	886	(1,254)		(409)	—	(409)
Net Loss attributable to Non-Controlling Interest	—	—	—	(267)	(FF)	(267)	—	(267)
Net (loss) income attributable to the Shareholders of the Company	$(3,182)	$(1)	$(197)	$(1,815)		$(5,195)	$—	$(5,195)
Loss per share – basic and fully diluted	$(0.03)	$(1)
Basic and diluted net income per share, redeemable Class A Ordinary Shares			$0.14
Basic and diluted net loss per share, non-redeemable Class A and Class B ordinary shares			$(0.15)
Weighted average number of shares outstanding, basic and diluted						30,879,506		30,546,578
Net loss per share, basic and diluted						$(0.17)		$(0.17)

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

(1)    Derived from the unaudited condensed statement of operations of BGHL for the six months ended June 30, 2024.

(2)    Derived from the unaudited condensed statement of operations of Blue Gold Limited for the six months ended June 30, 2024.

(3)    Derived from the unaudited condensed statement of operations of Perception for the six months ended June 30, 2024.

(AA) To eliminate BGL balances, a wholly owned subsidiary of Perception, included in Perception balances.

(BB) Reflects the accretion of asset retirement obligation based on the discounted present value method as if the Business Combination had occurred on January 1, 2023.

(CC) Reflects the depreciation expense on fixed assets for the six months ended June 30, 2024.

(DD) Represents an adjustment to eliminate debt discount amortization after giving effect to the conversion of the Blue Capital promissory notes at the Business Combination as if it had occurred on January 1, 2023.

(EE)  Represents an adjustment to eliminate interest earned on investments held in Trust Account after giving effect to the Business Combination as if it had occurred on January 1, 2023.

(FF)  Represents non-controlling interest of 10% of losses of BG-BPL for the six months ended June 30,2024.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2023
(in thousands, except share and per share data)

				Assuming Minimum Redemptions			Assuming Maximum Redemptions
	(1) BGHL (Historical)	(2) BGL (Historical)	(3) Perception (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
EXPENSES
General and administrative expense	$74	$2	$4,345	$(10)	(BB)	$12,479	$—	$12,479
				4,942	(CC)
				2,612	(DD)
				139	(EE)
				377	(II)
				(2)	(JJ)
Merger and acquisition expenses	260	—	220	—		480	—	480
Accretion of asset retirement obligation	—	—	—	1,656	(GG)	1,656	—	1,656
Depreciation	—	—	—	712	(FF)	712	—	712
Start up costs	1	8	—	(8)	(JJ)	1	—	1
Total operating expenses	335	10	4,565	10,418		15,328	—	15,328

Loss from operation	(335)	(10)	(4,565)	(10,418)		(15,328)	—	(15,328)

OTHER INCOME
Change in fair value of warrant liability	—	—	462	—		462	—	462
Gain attributable to derecognition of deferred underwriting fee allocated to warrants	—	—	409	—		409	—	409
Change in fair value of derivative liability	—	—	9	—		9	—	9
Forgiveness of debt	—	—	720	—		720	—	720
Interest expense – debt discount	—	—	(16)	16	(HH)	—	—	—
Interest earned in Trust Account	—	—	8,128	(8,128)	(AA)	—	—	—
Total other income	—	—	9,712	(8,112)		1,600	—	1,600

Net Loss attributable to Non-Controlling Interest	—	—	—	(237)	(KK)	—	—	(237)
Net (loss) income attributable to the Shareholders of the Company	$(335)	$(10)	$5,147	$(18,293)		$(13,491)	$—	$(13,491)
Loss per share – basic and fully diluted	$(0.00)	$(10)
Basic and diluted net income per share, redeemable Class A Ordinary Shares			$0.38
Basic and diluted net loss per share, non-redeemable Class A and Class B ordinary shares			$(0.25)
Weighted average number of shares outstanding, basic and diluted						30,879,506		30,546,578
Net loss per share, basic and diluted						$(0.44)		$(0.44)

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

(1)    Derived from the audited statement of operations of BGHL for the period from November 9, 2023 (inception) to December 31, 2023.

(2)    Derived from the audited statement of operations of Blue Gold Limited for the period from December 4, 2023 (inception) to December 31, 2023.

(3)    Derived from the audited statement of operations of Perception for the year ended December 31, 2023.

(AA) Represents an adjustment to eliminate interest earned on investments held in Trust Account after giving effect to the Business Combination as if it had occurred on January 1, 2023.

(BB) Represents an adjustment to eliminate administrative service fees that will be ceased paying at the Business Combination.

(CC) Represents an adjustment to eliminate the effect of the pro forma balance sheet adjustment presented in (B) above in the aggregate amount of $5.2 million for the direct, incremental costs of the Business Combination expected to be incurred by Perception, assuming those adjustments were made as of the beginning of the fiscal year presented. As these costs are directly related to the Business Combination, they are not expected to recur in the income of the Post-Combination Company beyond 12 months after the Business Combination.

(DD) Reflects the recognition of share-based compensation upon Business Combination for the founder shares transferred from Sponsor to Perception’s directors and management.

(EE)  Reflects the fair value 160,000 shares for advisory services sold under the settlement and release agreement dates August 7, 2024.

(FF)  Reflects the depreciation of fixed assets for the year ended December 31, 2023.

(GG) Reflects the accretion of asset retirement obligation based on the discounted present value method as if the Business Combination had occurred on January 1, 2023.

(HH) Represents an adjustment to eliminate debt discount amortization after giving effect to the conversion of the Blue Capital promissory notes at the Business Combination as if it had occurred on January 1, 2023.

(II)    Reflects the fair value 432,891 shares pursuant to the Cibreo Letter Agreement dated November 8, 2024.

(JJ)   To eliminate BGL balances, a wholly owned subsidiary of Perception, included in Perception balances.

(KK) Represents non-controlling interest of 10% of losses of BG-BPL.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP as BGHL has been determined to be the accounting acquirer, primarily due to the fact that BGHL’s stockholders will continue to control the Post-Combination Company. Under this method of accounting, although Blue Gold Limited will acquire all of the outstanding equity interests of BGHL in the Business Combination, Blue Gold Limited will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of BGHL issuing stock for the net assets of Blue Gold Limited, accompanied by a recapitalization. The net assets of Blue Gold Limited will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of BGHL.

The unaudited pro forma condensed combined balance sheet as of June 30, 2024, assumes that the Business Combination and related transactions occurred on June 30, 2024. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2024 and the year ended December 31, 2023, presents pro forma effect to the Business Combination as if it had been completed on January 1, 2023.

The unaudited pro forma condensed combined balance sheet as of June 30, 2024, has been prepared using, and should be read in conjunction with, the following:

•        Perception’s unaudited balance sheet as of June 30, 2024, included elsewhere in this proxy statement/prospectus;

•        Blue Gold Limited’s unaudited balance sheet as of June 30, 2024, included elsewhere in this proxy statement/prospectus; and

•        BGHL’s unaudited balance sheet as of June 30, 2024, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2024, has been prepared using, and should be read in conjunction with, the following:

•        Perception’s unaudited condensed statement of operations for the six months ended June 30, 2024, and the related notes, included elsewhere in this proxy statement/prospectus;

•        Blue Gold Limited’s unaudited statement of operations for the six months ended June 30, 2024, included elsewhere in this proxy statement/prospectus; and

•        BGHL’s unaudited condensed statement of operations for the six months ended June 30, 2024, and the related notes, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023, has been prepared using, and should be read in conjunction with, the following:

•        Perception’s audited statement of operations for the year ended December 31, 2023, and the related notes, included elsewhere in this proxy statement/prospectus;

•        Blue Gold Limited’s audited statement of operations for the period from December 4, 2023 (inception) to December 31, 2023, included elsewhere in this proxy statement/prospectus; and

•        BGHL’s audited statement of operations for the period from November 9, 2023 (inception) to December 31, 2023, and the related notes, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption for cash of Public Shares:

•        Assuming Minimum Redemptions Scenario:    This presentation assumes that no Perception Public Shareholders will exercise redemption rights with respect to the Public Shares for a pro rata share of the funds in the Trust Account.

•        Assuming Maximum Redemptions Scenario:    This presentation assumes that 332,928 Public Shares are redeemed for aggregate redemption payments of $3.9 million, assuming an $11.50 per share redemption price. This scenario includes all adjustments contained in the “Assuming Minimum Redemptions Scenario” and presents additional adjustments to reflect the effect of the “Assuming Maximum Redemptions Scenario”. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that Perception believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. Perception, Blue Gold Limited and BGHL believe that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position of the Post-Combination Company would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Post-Combination Company. They should be read in conjunction with the historical financial statements and notes thereto of Perception and BGHL and the financial statements of Blue Gold Limited.

2. Accounting Policies

Upon consummation of the Business Combination, management of the Post-Combination Company will perform a comprehensive review of the three entities’ accounting policies. As a result of the review, management of the Post-Combination Company may identify differences between the accounting policies of the three entities which, when conformed, could have a material impact on the financial statements of the Post-Combination Company. Based on its initial analysis, management of the Post-Combination Company did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” to depict the Transaction Accounting Adjustments and present the Management’s Adjustments. Perception has elected not to present Management’s Adjustments and is only presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to include all necessary Transaction Accounting Adjustments pursuant to Article 11 of Regulation S-X, including those that are not expected to have a continuing impact.

The audited historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to Transaction Accounting Adjustments that reflect the accounting for the transaction under GAAP. BGHL, BGL and Perception have not had any historical business activities prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between these two companies. Blue Gold Limited is the wholly owned subsidiary of Perception and accordingly, pro forma adjustments were included to eliminate activities between these two companies.

The pro forma combined statement of operations does not reflect a provision for income taxes or any amounts that would have resulted had the Post-Combination Company filed consolidated income tax returns during the period presented. The pro forma condensed combined balance sheet does not reflect the deferred taxes of the Post-Combination Company as a result of the Business Combination. Since it is likely that the Post-Combination Company will record a valuation allowance against the total U.S. and state deferred tax assets given the net operating losses as the recoverability of the tax assets is uncertain, the tax provision is zero.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of the Post-Combination Company’s shares outstanding, assuming the Business Combination occurred on January 1, 2023.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for redemption of Public Shares as of June 30, 2024:

	As of June 30, 2024
(in thousands, except share and per share data)	Scenario 1 Assuming Minimum Redemptions	Scenario 2 Assuming Maximum Redemptions
Net loss	$(5,195)	$(5,195)
Shareholders’ equity (deficit)	$739	$(3,091)
Weighted average shares outstanding of shares(1)	30,879,506	30,546,578
Net loss per share, basic and diluted	$(0.17)	$(0.17)
Book value (deficit) per share	$0.02	$(0.10)

____________

(1)      For the purposes of calculating diluted earnings per share, all outstanding 11,500,000 Perception Public Warrants and Gerald warrants have been assumed to have been exercised. However, since this results in anti-dilution, the effect of such exercise was not included in calculation of diluted loss per share.

INFORMATION ABOUT Perception

Unless the context otherwise requires, all references in this section to the “Company,” “Perception,” “we,” “us” or “our” refer to Perception prior to the consummation of the Business Combination. The following discussion and analysis of Perception’s financial condition and results of operations should be read in conjunction with Perception’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.

We are a blank check company incorporated on June 9, 2021, as a Cayman Islands exempted company limited by shares and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We reviewed a number of opportunities to enter into a business combination, and we entered into the Business Combination Agreement on December 5, 2023. We intend to finance the Business Combination through the issuance of Perception Ordinary Shares plus the remaining cash in the Trust Account following redemptions and payment of transaction expenses.

Our Managing Sponsor, is Perception Capital Partners IV LLC, a Delaware limited liability company.

On November 15, 2021, we consummated the IPO of our Units, each consisting of 23,000,000 Units including the issuance of 3,000,000 Units as a result of the underwriters’ exercise of their over-allotment option in full.

On May 9, 2023, Perception held an extraordinary general meeting of shareholders (the “First Extension Meeting”), at which shareholders voted upon, among other items, a proposal to amend Perception’s Existing Governing Documents to extend the date by which Perception must consummate an initial business combination and to eliminate the limitation that Perception may not redeem Public Shares in an amount that would cause the Company’s net tangible assets to be less than $5,000,001 in connection with its initial business combination (the “Redemption Limitation”). In connection with this First Extension Meeting and subsequent redemption, Perception shareholders elected to redeem an aggregate of 9,985,568 Public Shares.

On December 5, 2023, Perception held another extraordinary general meeting of shareholders (the “Second Extension Meeting”) to approve a further extension of the deadline by which it must complete an initial business combination. In connection with this Meeting and subsequent redemption, Perception shareholders elected to redeem 8,236,760 Public Shares.

On November 13, 2024, Perception held another extraordinary general meeting of shareholders (the “Third Extension Meeting”) to approve a further extension of the deadline by which must complete an initial business combination. In connection with the Third Extension Meeting and subsequent redemption, Perception shareholders elected to redeem 4,444,744 Public Shares for an aggregate of 22,667,072 Perception Ordinary Shares being redeemed between the First, Second and Third Extension Meetings. Perception’s Ordinary Shares, Units and Warrants are currently quoted on the over-the-counter market under the symbols “RCFAF,” “RCFUF” and “RCFWF,” respectively.

Financial Position

Employees

We currently have two officers, Rick Gaenzle, and John Stanfield.

Directors and Executive Officers

Our executive officers and directors are as follows:

Name	Age	Position
Rudolph Reinfrank	68	Independent Director
Thomas J. Abood	59	Independent Director
Scott Honour	57	Chairman
Rick Gaenzle	59	Director and CEO
Karrie Willis	52	Independent Director
John Stanfield	42	Chief Financial Officer

R. Rudolph Reinfrank has served on our Board of Directors since November 2023. Mr. Reinfrank is the Managing General Partner of Riverford Partners, LLC, a strategic advisory and investment firm which acts as an investor, board member and strategic advisor to growth companies and companies in transition. Prior to founding Riverford, Mr. Reinfrank was a co-founder and a Managing General Partner of Clarity Partners L.P., an $800 million private equity firm focused on media and communications, and a co-founder of Clarity China, L.P., a $220 million private equity partnership with investments in Greater China. Prior to joining Clarity, he was a co-founder and a Managing General Partner of Rader Reinfrank & Co., a private equity fund. His prior experience includes roles as an executive, investor, and advisor across a wide range of industries for the Roy E. Disney and Marvin Davis families. Mr. Reinfrank is also a member of the board of directors of Perception Capital Corp. III and is a former director of Perception Capital Corp. II. Mr. Reinfrank is a member of the board of directors of MidCap Financial Investment Corp. (formerly Apollo Investment Corporation), a registered investment company and publicly-traded financial services company. He is also a board member of Middle Market Apollo Institutional Private Lending, a private credit fund between Apollo and Mubadala Investment Company. He is the lead director and audit chair for Mount Logan Capital, a publicly traded Canadian based asset manager. Mr. Reinfrank is an Operating Partner of Nile Capital Group and was formerly a Senior Advisor to Grafine Partners, both private asset management firms. Until 2021, Mr. Reinfrank was a Senior Advisor to BC Partners, a private equity and credit firm. Until November 2018, Mr. Reinfrank was a member of the board of directors of Kayne Anderson Acquisition Corp., and chairman of its audit committee and a member of its compensation committee. Mr. Reinfrank earned a B.A. from Stanford University and an M.B.A from the UCLA Graduate School of Management. We believe Mr. Reinfrank’s substantial business experience including with other special purpose acquisition corporations makes him well qualified to serve on our board.

Thomas J. Abood has served on our Board of Directors since November 2023. Mr. Abood is a co-founder and President of Artom Residential Group, a multi-family real estate development firm. From September 2019 to September 2022, Mr. Abood was CEO and a director of EVO Transportation, a national trucking firm serving the USPS and other freight customers. Currently, he sits on the board of directors of Nelson Worldwide Holdings, a national architecture, engineering and interior design firm, Perception Capital Corp. III, SBH Funds, a publicly offered mutual fund complex sponsored by Segall Bryant and Hamill and BuilderFax, a technology start up serving the credentialing needs of building and construction tradespersons. From 1994 to 2014, Mr. Abood was an owner and Executive Vice President, General Counsel and Secretary of Dougherty Financial Group LLC. From 1988 to 1994, Mr. Abood was an associate with the law firm of Skadden Arps. Mr. Abood is past Chair of the Archdiocesan Finance Council and Corporate Board of the Archdiocese of St. Paul and Minneapolis, past Chair of the board of directors and executive committee member of Citation Jet Pilots, Inc. owner pilot association, past Chair of the Board and director of MacPhail Center for Music, past Chair of the Board and governor of the University of St. Thomas School of Law, past Chair of the Board and director of the Minnesota Children’s Museum and past President and Governor of The Minikahda Club. Mr. Abood received his J.D. from Georgetown University Law Center, cum laude and his B.B.A. from the University of Notre Dame, magna cum laude. We believe Mr. Abood’s substantial business experience makes him well qualified to serve on our board.

Scott Honour has served as the Chairman of our Board of Directors. Mr. Honour has over 30 years of private equity investment experience and has been involved in over 100 transactions totaling over $20 billion in transaction value. Mr. Honour is the Managing Partner of NPG, a private equity firm, which he co-founded in 2012. He also serves as Chairman of EVO, the Chairman of Perception Capital Corp. III, and previously served as Chairman of Perception Capital Corp. II and Sustainable Opportunities Acquisition Corp., the first ESG focused SPAC. Prior to that, Mr. Honour was at The Gores Group, a Los Angeles-based private equity firm, for 10 years, serving as Senior Managing Director and as one of the firm’s top executives. Mr. Honour also served on the investment committee for The Gores Group. During his time at The Gores Group, the firm raised four funds, totaling $4 billion in aggregate, and made over 35 investments. Prior to joining The Gores Group, Mr. Honour was a Managing Director at UBS Investment Bank from 2000 to 2002 and was an investment banker at Donaldson, Lufkin & Jenrette from 1991 to 2000. Mr. Honour began his career at Trammell Crow Company in 1988. Mr. Honour has served on the board of directors of numerous public and private companies, including Anthem Sports & Entertainment Inc., 1st Choice Delivery, United Language Group, Renters Warehouse, Real Dolmen (REM: BB) and Westwood One, Inc. (formerly Nasdaq: WWON), and is a co-founder of Titan CNG LLC and YapStone Inc. Mr. Honour earned a B.S. and B.A., cum laude, in Business Administration and Economics from Pepperdine University and an M.B.A. in Finance and Marketing from the Wharton School of the University of Pennsylvania. We believe Mr. Honour’s substantial business experience makes him well qualified to serve on our board.

Rick Gaenzle has served as our Chief Executive Officer and director since the Managing Sponsor acquired control in November 2023. Mr. Gaenzle has over 30 years of private equity investment and corporate finance experience; he is a co-founder and currently serves as a Managing Director of Gilbert Global Equity Capital, L.L.C., the principal investment advisor to Gilbert Global Equity Partners, L.P. and related entities, a $1.2 billion leveraged buyout and private equity fund. Mr. Gaenzle has spent the last 28 years at Gilbert Global and its predecessor entity, completing over 110 direct equity investments, co-investments and add-on acquisitions for portfolio companies. He also serves as the Chief Executive Officer and a member of the board of directors of Perception Capital Corp. III, and previously served in that same role on Perception Capital Corp. II. Previously, from 1992 to 1997, Mr. Gaenzle was a Principal of Soros Capital L.P., the principal venture capital and leveraged equity entity of the Quantum Group of Funds and a principal advisor to Quantum Industrial Holdings Ltd. Prior to joining Soros Capital, Mr. Gaenzle held various positions at PaineWebber Inc. Mr. Gaenzle currently serves as a Managing Partner of Ocean Lane Partners, a boutique merchant bank. Mr. Gaenzle previously served on the boards of CPM Holdings, Inc., True Temper Corp, Optical Capital Group, Inc., Birch Telecommunications, Inc., E-via S.p.A., Tinka-ServiCos de Consultoria, S.A., the LaserSharp Corporation and Sustainable Opportunities Acquisition Corp. (“SOAC”). Mr. Gaenzle holds a B.A. from Hartwick College and an M.B.A. from Fordham University. We believe Mr. Gaenzle’s substantial business experience makes him well qualified to serve on our board.

Karrie Willis serves on our Board of Directors. Ms. Willis is the COO and CFO of SMITH, a full-service digital agency with expertise in commerce, technology, custom architecture and software development. Prior to joining SMITH in 2020, Ms. Willis was the CFO of United Language Group, where she worked for four years. Currently, she is an independent board member and chair of the audit committee of Perception Capital Corp. III, former director of Perception Capital Corp. II and a board member and audit committee member of MSA Engineering Ms. Willis has over 30 years of experience in financial and board leadership in private, private-equity and family fund sponsored structures. She earned a B.S. in Accounting from the University of Wisconsin La Crosse and is licensed as a Certified Public Accountant in Minnesota. We believe Ms. Willis’ substantial experience business experience makes her well qualified to serve on our board.

Executive Officers Who Are Not Directors

John Stanfield has served as our Chief Financial Officer since the Managing Sponsor acquired control in November 2023. Mr. Stanfield, age 42, has significant experience with U.S. GAAP, finance, operations, and taxation demonstrated over several years and several billion dollars of enterprise value in the private equity and alternative asset industry. He has been a Certified Public Accountant since 2006, and has served as senior principal with Stanfield & Associates, a public accounting firm specializing in the private equity industry and international taxation, since 2011. Mr. Stanfield has also served as Chief Executive Officer at Aequum Capital, LLC, a tech-enabled commercial lender, since August 2023 and Chief Financial Officer at Welsbach Technology Metals Acquisition Corp. (Nasdaq: WTMAU) since December 2021. He held the role of Co-President at Aequum from September 2021 to August 2023. Previously, he served as Chief Executive Officer of Lorem LLC, a provider of accounting services for special purpose acquisition companies, from May 2021 to September 2022, and as Chief Financial Officer at LQD Business Finance, a national fintech startup, from 2018 to September 2020. Mr. Stanfield holds a B.A. and an M.S.T. from the University of Illinois Urbana-Champaign and an M.S.A from DePaul University.

Number and Terms of Office of Officers and Directors

Prior to the completion of an initial business combination, any vacancy on the Perception Board may be filled by a nominee chosen by holders of a majority of our founder shares. In addition, prior to the completion of an initial business combination, holders of a majority of our founder shares may remove a member of the Perception Board for any reason.

Our officers are appointed by the Perception Board and serve at the discretion of the Perception Board, rather than for specific terms of office. The Perception Board is authorized to appoint persons to the offices set forth in our second amended and restated memorandum and articles of association as it deems appropriate. Our second amended and restated memorandum and articles of association provides that our officers may consist of one or more chairman of the Perception Board, chief executive officer, president, chief financial officer, vice presidents, secretary, treasurer and such other offices as may be determined by the Perception Board.

Director Independence

NYSE listing standards require that a majority of our board of directors be independent. The Perception Board has determined that each of R. Rudolph Reinfrank, Thomas J. Abood and Karrie Willis are “independent directors” as defined in the NYSE listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Executive Compensation and Director Compensation and Other Interests

None of our executive officers and directors receive any compensation for their services to us

Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made from funds held outside the trust account. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination.

Other than the aforementioned payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by the company to our Managing Sponsor, officers and directors, or any of their respective affiliates, prior to completion of our initial business combination.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to our shareholders in connection with a proposed business combination. We have not established any limit on the amount of such fees that may be paid by the combined company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors of the post-combination business will be re

Committees of the Board of Directors

The Perception Board has three standing committees: an audit committee, a nominating & corporate governance committee, and a compensation committee. Subject to phase-in rules and a limited exception, the rules of NYSE and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of NYSE require that the compensation committee and the nominating & corporate governance committee of a listed company be comprised solely of independent directors.

Audit Committee

We have established an audit committee of the Perception Board. R. Rudolph Reinfrank, Thomas Abood, and Karrie Willis serve as members of our audit committee. Under the NYSE listing standards and applicable SEC rules, we are required to have three members of the audit committee, all of whom must be independent, subject to the exception described below. The Perception Board has determined that each of R. Rudolph Reinfrank, Thomas Abood, and Karrie Willis are independent.

Ms. Willis serves as the chairman of the audit committee. Each member of the audit committee is financially literate, and the Perception Board has determined that Ms. Willis qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

The audit committee is responsible for:

•        assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence, and (4) the performance of our internal audit function and independent auditors; the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

•        pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures; reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations; obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (1) the independent auditor’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•        meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•        reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Nominating and Corporate Governance Committee

We have adopted a nominating and corporate governance committee of the Board of Directors. R. Rudolph Reinfrank, Thomas Abood and Karrie Willis serve as members of our nominating and corporate governance committee and Mr. Reinfrank will serve as the chair of the nominating and corporate governance committee. We expect that our board of directors will determine that each member of the nominating committee is independent.

We have adopted a nominating and corporate governance committee charter, which details the purpose and responsibilities of the nominating and corporate governance committee, including:

•        identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the board, and recommending to the board of directors candidates for nomination for election at the annual meeting of shareholders or to fill vacancies on the board of directors;

•        developing and recommending to the board of directors and overseeing implementation of our corporate governance guidelines;

•        coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the company; and

•        reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The charter also provides that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms.

Compensation Committee

We have established a compensation committee of the Board of Directors. Thomas Abood, R. Rudolph Reinfrank and Karrie Willis will serve as members of our compensation committee and Mr. Abood will serve as the chair of the compensation committee. Under the NYSE listing standards, we are required to have a compensation committee composed entirely of independent directors. We expect that our Board of Directors will determine that each member of the compensation committee is independent.

We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our chief executive officer based on such evaluation;

•        reviewing and making recommendations to our board of directors with respect to the compensation, and any incentive compensation and equity based plans that are subject to board approval of all of our other officers;

•        reviewing our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•        producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by NYSE and the SEC.

Compensation Committee Interlocks and Insider Participation

To the Company’s knowledge, none of the new officers currently serves, and in the past year has not served, as a member of the Board of Directors or compensation committee of any entity that has one or more officers serving on our Board of Directors.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics applicable to our directors, officers and employees. We have filed a copy of our Code of Business Conduct and Ethics as an exhibit to our registration statement in connection with the Public Offering. You are able to review this document by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Business Conduct and Ethics and the charters of the committees of our board of directors will be provided without charge upon request from us. If we make any amendments to our Code of Business Conduct and Ethics other than technical, administrative or other non-substantive amendments, or grant any waiver, including any implicit waiver, from a provision of the Code of Business Conduct and Ethics applicable to our principal executive officer, principal financial officer principal accounting officer or controller or persons performing similar functions requiring disclosure under applicable SEC or NYSE rules, we will disclose the nature of such amendment or waiver on our website.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our ordinary shares to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such reports, we are not aware of any delinquent Section 16(a) reports during the last fiscal year.

Conflicts of Interest

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

(i)     duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

(ii)    duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

(iii)   directors should not improperly fetter the exercise of future discretion;

(iv)   duty to exercise powers fairly as between different sections of shareholders;

(v)    duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

(vi)   duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the memorandum and articles of association or alternatively by shareholder approval at general meetings.

Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to another entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, subject to their fiduciary duties under Cayman Islands Companies Act. Our Existing Governing Documents provide that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us; and (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and us, on the other. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete our initial business combination.

Potential investors should also be aware of the following other potential conflicts of interest:

•        Our executive officers and directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and our search for a business combination and their other businesses. We do not intend to have any full-time employees prior to the completion of our initial business combination. Each of our executive officers is engaged in several other business endeavors for which he may be entitled to substantial compensation, and our executive officers are not obligated to contribute any specific number of hours per week to our affairs. We estimate, however, that our CEO devotes approximately 25% of his professional time to Perception and our CFO devotes approximately 15% of his professional time to Perception.

•        Our Managing Sponsor holds Founder Shares and Exchange Shares.

•        Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination. In addition, our

Sponsor, officers and directors may sponsor, form, or participate in other blank check companies similar to ours during the period in which we are seeking an initial business combination. Any such companies may present additional conflicts of interest in pursuing an acquisition target, particularly in the event there is overlap among investment mandates.

We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.

We are not prohibited from pursuing an initial business combination with a business combination target that is affiliated with our sponsor, officers or directors or completing the business combination through a joint venture or other form of shared ownership with our sponsor, officers or directors. In the event we seek to complete our initial business combination with an business combination target that is affiliated with our sponsor, executive officers or directors, we, or a committee of independent directors, would obtain an opinion from an independent investment bank which is a member of FINRA or a valuation or appraisal firm, that such initial business combination is fair to our company from a financial point of view. We are not required to obtain such an opinion in any other context.

If we seek shareholder approval, we will complete our initial business combination only if we obtain the approval of an ordinary resolution under Cayman Islands law, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the company. In such case, our officers and directors have agreed to vote their founder shares and Public Shares in favor of our initial business combination.

Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. The Existing Governing Documents provide for indemnification of our officers and directors against any liability incurred by them as a result of any act or failure to act in carrying out their functions, except through their own actual fraud, willful default or willful neglect. We entered into indemnity agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our Existing Governing Documents. We expect to purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our Managing Sponsor, Former Sponsor and officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the Trust Account for any reason whatsoever. No additional consideration was provided to any of them for this agreement. Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the Trust Account or (ii) we consummate an initial business combination.

Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Legal Proceedings

To the knowledge of our management, there is no litigation currently pending or contemplated against us, any of our officers or directors in their capacity as such or against any of our property.

Facilities

We maintain executive offices at 3109 W. 50th Street, #207, Minneapolis, MN 55410. We consider our current office space, combined with the office space otherwise available to our executive officers, adequate for our current operations.

Periodic Reporting and Audited Financial Statements

Our Units, Class A Ordinary Shares, and Warrants are registered under the Exchange Act and have reporting obligations, including the requirement that we file annual, quarterly, and current reports with the SEC. In accordance with the requirements of the Exchange Act, our annual reports will contain financial statements audited and reported on by our independent registered public accountants.

We will provide shareholders with audited financial statements of the prospective target business as part of the proxy solicitation or tender offer materials, as applicable, sent to shareholders. These financial statements may be required to be prepared in accordance with, or reconciled to, accounting principles generally accepted in the United States of America (“US GAAP”) or International Financial Reporting Standards (“IFRS”), depending on the circumstances, and the historical financial statements may be required to be audited in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”). These financial statement requirements may limit the pool of potential target businesses we may acquire because some targets may be unable to provide such statements in time for us to disclose such statements in accordance with federal proxy rules and complete our initial business combination within the prescribed time frame. We cannot assure you that any particular target business identified by us as a potential acquisition candidate will have financial statements prepared in accordance with the requirements outlined above, or that the potential target business will be able to prepare its financial statements in accordance with the requirements outlined above. To the extent that these requirements cannot be met, we may not be able to acquire the proposed target business. While this may limit the pool of potential acquisition candidates, we do not believe that this limitation will be material.

We have already evaluated our internal control procedures for the fiscal year ended December 31, 2023 as required by the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”). Only in the event we are deemed to be a large accelerated filer or an accelerated filer and no longer qualify as an emerging growth company will we be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting. A target business may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding the adequacy of their internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition.

We have identified a material weaknesses that have caused management to conclude that, as of December 31, 2023, our disclosure controls and procedures, and our internal control over financial reporting, were not effective at the reasonable assurance level. Management concluded that our internal control over financial reporting was not effective as of December 31, 2023. Specifically, the Company’s management has concluded that our control around the interpretation and accounting for certain complex financial reporting transactions was not effectively designed or maintained. This material weakness resulted in the immaterial corrections of the Company’s balance sheet as of December 31, 2022 and its interim financial statements for the quarters ended March 31, 2023, September 30, 2022, and June 30, 2022. Additionally, the Company’s management has concluded that our control around the accounting for its complex financial instrument related to its convertible sponsor notes was not effective. This material weakness resulted in material correction of the Company’s financial statements for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023.

In light of this material weakness, we performed additional analysis as deemed necessary to ensure that our unaudited interim financial statements were prepared in accordance with U.S. generally accepted accounting principles. Accordingly, management believes that the financial statements included in this Registration Statement present fairly in all material respects our financial position, results of operations and cash flows for the period presented. Management has undertaken remediation steps to address the material weaknesses, including increasing its management review processes over complex financial reporting transactions. This remediation is an ongoing process and there can be no assurance that it will effectively address the material weaknesses.

We filed a Registration Statement on Form 8-A with the SEC to register our securities under Section 12 of the Exchange Act. As a result, we are subject to the rules and regulations promulgated under the Exchange Act. We have no current intention of filing a Form 15 to suspend our reporting or other obligations under the Exchange Act prior or subsequent to the consummation of our initial business combination.

We are a Cayman Islands exempted company. Exempted companies are Cayman Islands companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Cayman Islands Companies Act. As an exempted company, we have applied for and received a tax exemption undertaking from the Cayman Islands government that, in accordance with the Tax Concessions Act (As Revised) of the Cayman Islands (“Tax Concessions Act”), for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of our shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of any relevant payment as defined in the Tax Concessions Act.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A Ordinary Shares that are held by non-affiliates equals or exceeds $700 million as of the prior June 30, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Additionally, we are a “smaller reporting company” as defined in Rule 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our Class A Ordinary Shares held by non-affiliates equals or exceeds $250 million as of the prior June 30 and (2) our annual revenues equaled or exceeded $100 million during such completed fiscal year and the market value of our Class A Ordinary Shares held by non-affiliates equals or exceeds $700 million as of the prior June 30. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

PERCEPTION’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

References to the “Company,” “us,” “our” or “we” refer Perception Capital Corp. IV. References to our “management” or our “management team” refer to our officers and directors, and references to the “Former Sponsor” refer to RCF VII Sponsor LLC and “Managing Sponsor” refer to Perception Capital Partners IV LLC. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited financial statements and related notes included herein. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Cautionary Note Regarding Forward-Looking Statements

All statements other than statements of historical fact included in this proxy statement/prospectus including, without limitation, statements under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” regarding the Company’s financial position, business strategy and the plans and objectives of management for future operations, are forward-looking statements. When used in this proxy statement/prospectus, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to us or the Company’s management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in our filings with the SEC. All subsequent written or oral forward-looking statements attributable to us or persons acting on the Company’s behalf are qualified in their entirety by this paragraph.

Overview

We are a blank check company incorporated on June 9, 2021 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We have not entered into a definitive agreement with a business combination target with respect to an initial business combination. While we may pursue an initial business combination target in any industry, we intend to target assets or businesses of scale across the critical minerals value chain that are poised to benefit over the long-term from the substantial market opportunity created by the global energy transition. We intend to effectuate our initial business combination using cash from the proceeds of our Public Offering and the Private Placement of the Private Placement Warrants, the proceeds of the sale of our shares in connection with our initial business combination (pursuant to forward purchase agreements or backstop agreements we may enter into following the Public Offering or otherwise), shares issued to the owners of the target, debt issued to bank or other lenders or the owners of the target, or a combination of the foregoing.

The issuance of additional shares in connection with a business combination to the owners of the target or other investors:

•        may significantly dilute the equity interest of investors in the Public Offering, which dilution would increase if the anti-dilution provisions in the Class B ordinary shares resulted in the issuance of Class A Ordinary Shares on a greater than one-to-one basis upon conversion of the Class B ordinary shares;

•        may subordinate the rights of holders of Class A Ordinary Shares if preference shares are issued with rights senior to those afforded our Class A Ordinary Shares;

•        could cause a change in control if a substantial number of our Class A Ordinary Shares are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors;

•        may have the effect of delaying or preventing a change of control of us by diluting the share ownership or voting rights of a person seeking to obtain control of us; and

•        may adversely affect prevailing market prices for our Class A Ordinary Shares and/or Warrants.

Similarly, if we issue debt securities or otherwise incur significant debt to bank or other lenders or the owners of a target, it could result in:

•        default and foreclosure on our assets if our operating revenues after an initial business combination are insufficient to repay our debt obligations;

•        acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or resources without a waiver or renegotiation of that covenant;

•        our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;

•        our inability to obtain necessary additional financing if the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding;

•        our inability to pay dividends on our Class A Ordinary Shares;

•        using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our Class A Ordinary Shares if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

•        limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•        increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

•        limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.

As indicated in the accompanying financial statements, as of March 31, 2024, we had $44,202 held outside the Trust Account that is available to us to fund our working capital requirements and $53,649,992 held inside the Trust Account. We cannot assure you that our plan to complete our initial business combination will be successful.

Our registration statements for the Public Offering became effective on November 9, 2021. On November 15, 2021, we consummated the Public Offering of 23,000,000 Units, including the issuance of 3,000,000 Units as a result of the underwriters’ exercise of their over-allotment option, at $10.00 per Unit, generating gross proceeds, before expenses, of $230,000,000. Simultaneously with the closing of the Public Offering, we consummated the Private Placement of 11,700,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant with the Sponsor, generating gross proceeds, before expenses, of $11,700,000.

Upon the closing of the Public Offering and the Private Placement, $234,600,000 was placed in the Trust Account. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes and up to $100,000 of interest to pay dissolution expenses, if any, the funds held in the Trust Account would not be released from the Trust Account until the earliest of (i) the completion of the Company’s initial business combination, (ii) the redemption of our Public Shares if we are unable to complete our initial business combination by November 15, 2025, subject to applicable law, (iii) the redemption of the Company’s Public Shares properly submitted in connection with a shareholder vote to approve an amendment to our amended and restated memorandum and articles of association (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our Public Shares if we have not consummated our initial business combination by November 15, 2025 or (B) with respect to any other provisions relating to shareholders’ rights or pre-initial business combination activity. The proceeds held in the Trust Account will be invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of its public shareholders.

If we are unable to complete our initial business combination within the extended date from the closing of the Public Offering, or November 15, 2025, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.

On November 2, 2023, the Original Sponsor entered into a Securities Purchase Agreement (the “SPA”) with Perception Capital Partners IV LLC (the “Buyer” or “New Sponsor”), pursuant to which, among other things, the Buyer will acquire certain of the Original Sponsor’s (i) Class A Ordinary Shares, par value $0.0001 per share (“Class A Ordinary Shares”), of the Company and (ii) Private Placement Warrants (together with the Class A Ordinary Shares, the “Securities”).

On November 6, 2023, in connection with the closing (“Closing”) of the transactions contemplated by the SPA, the Company entered into a Joinder Agreement (the “Joinder”) to that certain Registration Rights Agreement dated November 9, 2021, with the Original Sponsor and New Sponsor. Pursuant the Joinder, New Sponsor will receive the same rights and benefits with respect to its newly acquired Class A Shares (as defined below) and Private Placement Warrants as the Original Sponsor has with respect to its Class A Shares and Private Placement Warrants.

In connection with the Closing of the transactions contemplated by the SPA, on November 6, 2023: (i) each of the Company’s then-current directors, James McClements, Sunny S. Shah, Thomas M. Boehlert, Hugo Dryland, Elodie Grant Goodey, Timothy Baker, and Daniel Malchuk, resigned as directors, and the Company accepted their resignations; (ii) the vacancies on the Company’s board of directors caused by such resignations were filled by Scott Honour, Rick Gaenzle, R. Rudolph Reinfrank, Thomas J. Abood and Karrie Willis (the “New Directors”); (iii) each of the Company’s then-current officers, Sunny S. Shah, Thomas M. Boehlert and Rebecca Coffelt, resigned as Chief Executive Officer, Chief Financial Officer, and Secretary, respectively, and the Company accepted their resignations; and (iv) the appointments of Rick Gaenzle as Chief Executive Officer, John Stanfield as Chief Financial Officer and Secretary, Scott Honour as Chairman of the Board, and Tao Tan as President (the “New Officers”) became effective. R. Rudolph Reinfrank, Thomas J. Abood and Karrie Willis will serve as members of the Company’s Audit Committee, Nominating Committee and Compensation Committee.

On November 6, 2023, the Original Sponsor and New Sponsor consummated the transactions contemplated by the SPA pursuant to which, among other things, New Sponsor acquired certain of the Original Sponsor’s (i) Class A Shares and (ii) Private Placement Warrants, subject to the terms and conditions described in the SPA.

On December 5, 2023, the Company, Blue Gold Limited, a Cayman Islands exempted company limited by shares (“PubCo”), and Blue Gold Holdings Limited, a private company limited by shares formed under the laws of England and Wales (“BGHL”), entered into a Business Combination Agreement (as it may be amended and/or restated from time to time, the “Business Combination Agreement”) pursuant to which, subject to the satisfaction or waiver of the conditions contained in the Business Combination Agreement, (i) BGHL and PubCo shall consummate a share exchange (the “Exchange”) pursuant to which PubCo will purchase all of the issued and outstanding shares of BGHL in exchange for PubCo Ordinary Shares; (ii) the Company and a to-be-formed subsidiary of PubCo (“Merger Sub”) will merge (the “Merger”) with the Company surviving the merger as a wholly owned subsidiary of PubCo.

On May 2, 2024, the Company and Perception, entered into that certain Amended and Restated Business Combination Agreement (the “Amended BCA”) to, among other things, restructure the transaction as follows: (i) Perception shall form a wholly owned subsidiary, (ii) at the merger effective time, Merger Sub shall merge with and into the Company, or its successor entity as set forth in the Amended BCA, and (iii) the Company shall continue as the surviving entity and wholly owned subsidiary of Perception, and to (iv) make changes to certain representations and conditions to the Closing to match the revised structure.

Purchase and Assumption Agreement

On January 27, 2024, the Blue Gold Bogoso Prestea Ltd and FGR Bogoso Prestea Ltd entered into a purchase and assumption agreement (the “Purchase Agreement”) to acquire certain mining assets, primarily mining leases, of the Bogoso Prestea Mine, subject to certain closing conditions including approval by the Ministry of Lands and Natural Resources of the Republic of Ghana. The closing conditions have been met, with a number of subsequent closing deliverables still to be concluded (including the Royal Gold Agreement novation, the Golden Star Resources

Agreement novation, Corporate Social Responsibility Agreement novation). The registration of the legal transfer was complete on May 15, 2024. Blue Gold Bogoso Prestea Ltd will ultimately be 90% owned by BGHL and 10% owned by the Government of the Republic of Ghana.

Results of Operations

For the three months ended September 30, 2024, we had net income of $662,463. The net income was comprised of other income, net, of $1,159,596 offset by general and administrative expenses of $497,133. Other income, net was comprised of change in fair value of derivative liability of $163,906, interest expense — debt discount of $16,432, gain on warrant liability of $323,387, and interest earned in the Trust Account of $688,735.

For the nine months ended September 30, 2024, we had net income of $465,211. The net income was comprised of other income, net, of $2,045,275 offset by general and administrative expenses of $1,580,064. Other income, net was comprised of change in fair value of derivative liability of $122,297, interest expense — debt discount of $115,024, loss on warrant liability of $3,733 and interest earned in the Trust Account of $2,041,735.

For the three months ended September 30, 2023, we had net income of $2,737,046, and a loss from operations of $222,638, which was comprised of general and administrative expenses, and other income, net, of $2,959,684. Other income was comprised of interest earned in the Trust Account of $1,799,684 and a change in fair value of the warrant liability of $1,160,000.

For the nine months ended September 30, 2023, we had net income of $2,480,758, and a loss from operations of $4,052,795, which was comprised of general and administrative expenses, and other income of $6,533,533. Other income was comprised of interest earned in the Trust Account of $6,533,553.

Our only activities from inception to September 30, 2024, have been organizational activities and preparation for our public offering, and activities related to pursuing merger opportunities. Since the consummation of our Public Offering through September 30, 2024, our activity has been limited to the evaluation of potential initial business combination candidates, and we will not be generating any operating revenues until the closing and completion of our initial business combination. We will generate non-operating income in the form of interest income on cash and cash equivalents after the public offering. There has been no significant change in our financial or trading position and no material adverse change has occurred since the date of our audited financial statements. We are incurring increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

Results of Operations for the Year Ended December 31, 2023 as Compared to the Year Ended December 31, 2022

For the year ended December 31, 2023, we had a net income of $5,147,347, and a loss from operations of $4,565,129, which was comprised of general and administrative expenses, and non-operating income, net of $9,712,476. Non-operating income, net was comprised of change in fair value of derivative liability of $9,159, interest expense — debt discount of $16,432, gain on warrant liability of $461,680, other income attributable to derecognition of deferred underwriting fee allocated to warrants of $409,845, forgiveness of debt of $720,077 and interest earned in the Trust Account of $8,128,147.

For the year ended December 31, 2022, we have net income of $13,843,499, and a loss from operations of $2,291,464, which was comprised of general and administrative expense, and non-operating income $16,134,963, which was comprised of a change in fair value of warrant liability of $12,296,000, change in fair value of sponsor convertible note of $400,000 and interest earned in the Trust Account of $3,438,963.

Our only activities from inception to December 31, 2023, have been organizational activities and preparation for our public offering, and activities related to pursuing merger opportunities. Since the consummation of our Public Offering through December 31, 2023, our activity has been limited to the evaluation of potential initial business combination candidates, and we will not be generating any operating revenues until the closing and completion of our initial business combination. We will generate non-operating income in the form of interest income on cash and cash equivalents after the public offering. There has been no significant change in our financial or trading position and no material adverse change has occurred since the date of our audited financial statements. We are incurring increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

In connection with the preparation of the financial statements for the period ended June 30, 2023, the Company determined that there were errors related to the calculation of Redeemable Class A Ordinary Shares, which also impacted shareholders’ deficit in the previously issued financial statements for the year ended December 31, 2023. Refer to Footnote 2 “Correction of Immaterial Errors in the Previously Issued Financial Statements” for details. The corrections were not material to prior year or interim periods.

Liquidity and Capital Resources

Prior to the consummation of our Public Offering, our only sources of liquidity were an initial purchase of Founder Shares for $25,000 by the Sponsor, and a total of $296,235 of loans and advances from the Sponsor.

On November 15, 2021, we consummated our Public Offering in which we sold 23,000,000 of the Company’s Units (“Units”, held by “Public Shareholders”), each consisting of one Class A ordinary share (“Public Share”) and one-half Warrant to purchase one Class A ordinary share at an exercise price of $11.50, at a price of $10.00 per Unit generating gross proceeds of $230,000,000 before underwriting fees and expenses. Simultaneously with the consummation of our Public Offering, we consummated the Private Placement of 11,700,000 Private Placement Warrants, each Private Placement Warrant entitles the holder to purchase one Class A ordinary share at $11.50 per share, subject to adjustment, to the Sponsor, at a price of $1.00 per Private Placement Warrant, generating gross proceeds, before expenses, of $11,700,000.

In connection with our Public Offering, the Company incurred offering costs of $13,267,977, consisting of $12,650,000 of underwriters fees of which $8,050,000 was recorded as Deferred Underwriting Commissions and $617,977 of other offering costs. Other offering costs consisted principally of formation and preparation fees related to our Public Offering. Of the total offering costs, $671,494 of which was allocated to the Warrants, were immediately expensed and $12,596,483 was allocated to redeemable Class A Ordinary Shares, reducing the carrying amount of such shares. The underwriters subsequently agreed to waive their rights to the Deferred Underwriting Commission.

Of the $241,700,000 total proceeds from the Public Offering and Private Placement, $234,600,000 was placed in our U.S.-based Trust Account, established for the benefit of our public shareholders. Prior to the closing of our Public Offering, the Sponsor had made $296,235 in loans and advances to the Company. The loans and advances were non-interest bearing and payable on the earlier of December 31, 2021 or the completion of our Public Offering. The loans of $296,235 were fully repaid upon the consummation of our Public Offering on November 15, 2021.

On May 9, 2023 we held the First Extension Meeting. At the First Extension Meeting, the Company’s shareholders approved several proposals to amend the Company’s Amended and Restated Memorandum and Articles of Association (the “Charter”) to (i) extend the date by which the Company must consummate a Business Combination from May 15, 2023 to May 15, 2024 (the “Extended Date”), (ii) permit the Company’s board of directors, in its sole discretion, to elect to wind up the Company’s operations on an earlier date than the Extended Date as determined by the Board and included in a public announcement, (iii) eliminate from the Charter the limitation that the Company may not redeem Public Shares in an amount that would cause the Company’s net tangible assets to be less than $5,000,001 in connection with the Company’s Business Combination, and (iv) provide for the right of a holder of the Company’s Class B ordinary shares, par value $0.0001 per share to convert into Class A Ordinary Shares on a one-for-one basis prior to the closing of Business Combination at the election of the holder.

In connection with the First Extension Meeting, shareholders holding an aggregate of 9,985,568 Class A Ordinary Shares of the Company exercised their right to redeem their ordinary shares for approximately $10.50 per share, for an aggregate redemption amount of $104,889,892 of the funds held in the Company’s Trust Account.

In connection with the First Extension Meeting, beginning on May 16, 2023, and thereafter on the first day of each month (or if such first day is not a business day, on the business day immediately preceding such first day), the Company shall deposit additional funds into the Trust Account established in connection with the Company’s initial public offering an amount equal to the lesser of (i) $0.03 per public share multiplied by the number of Class A Ordinary Shares, par value $0.0001 per share, then outstanding and not redeemed in connection with the Extension Amendment and (ii) $300,000 (or a pro rata portion thereof if less than a full month), until the earlier of (a) the completion of a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Company and one or more businesses and (b) the announcement of the Company’s intention to wind up its operations. The Company deposited $464,516 and $900,000 in the Trust Account in second quarter and third quarter of 2023, respectively. On November 6, 2023, as required by the SPA, the Company entered into a

Termination Agreement with the Original Sponsor. Pursuant to the Termination Agreement, the Company terminated the Extension Convertible Promissory Note in connection with the Closing of the transactions contemplated by the SPA. In connection with the termination of the Extension Convertible Promissory Note, the Original Sponsor agreed to cancel and waive all indebtedness under the Extension Convertible Promissory Note, including the draws made through December 5, 2023.

On December 5, 2023, at the Second Extension Meeting, shareholders approved an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (the “Memorandum”) extending the deadline by which the Company must consummate an initial business combination from May 15, 2024 to November 15, 2024 provided that the Company make a payment into the trust account for the first three-month extension (from December 15, 2023 through March 15, 2024) equal to the lesser of $150,000 or $0.045 per share of Class A Ordinary Shares entitled to redemption rights and thereafter, a payment of equal to the lesser of $50,000 or $0.015 per Public Share per month through November 15, 2024. On December 14, 2023, the Company deposited $184,623 into the trust account. Shareholders also approved an amendment to change the name of the Company from RCF Acquisition Co. to Perception Capital Corp. IV.

In connection with the Second Extension Meeting, shareholders holding an aggregate of 8,236,760 Class A Ordinary Shares exercised their right to redeem their shares for approximately $10.99 per share, for an aggregate redemption amount of $90,510,679 of the funds held in the Company’s Trust Account.

On November 13, 2024, at an Extraordinary General Meeting (the “Second Meeting”), shareholders approved an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (the “Memorandum”) extending the deadline by which the Company must consummate an initial business combination from November 15, 2024 to November 15, 2025 on a month to month basis provided that the Company make a payment into the Trust Account established in connection with the Company’s IPO equal to $5,000 per month for each month extended. This proposal was approved.

As of September 30, 2024, we have available to us $54,932 of cash on our balance sheet and a working capital deficit of $1,923,409. We will use the available cash primarily to find and evaluate target businesses, perform business, legal, and accounting due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination. The interest income earned on the investments in our Trust Account are unavailable to fund operating expenses.

In order to finance transaction costs in connection with the initial business combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete our initial business combination, we would repay such loaned amounts. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used to repay such loaned amounts. Up to $1,500,000 of such loans may be convertible into Private Placement Warrants of the post-business combination entity at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants issued to the Sponsor in our IPO. As of the date of this proxy statement/prospectus, there are no working capital loans outstanding. Except as set forth above, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. Prior to the completion of our initial business combination, we do not expect to seek loans from parties other than our Sponsor or an affiliate of our Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account. On November 6, 2023, as required by the SPA, the Company entered into an Omnibus Termination and Release Agreement with the Original Sponsor (the “Termination Agreement”). Pursuant to the Termination Agreement, the Company terminated the Sponsor Convertible Note in connection with the Closing of the transactions contemplated by the SPA. In connection with the termination of the Sponsor Convertible Note, the Original Sponsor agreed to cancel and waive all indebtedness under the Sponsor Convertible Note.

We have incurred and expect to continue to incur significant costs in pursuit of our acquisition plans. We anticipate that the cash held outside of the Trust Account as of June 30, 2024, will not be sufficient to allow us to operate until November 15, 2025, the extended date at which we must complete a Business Combination. If we are unable to complete a Business Combination by November 15, 2025, then we will cease all operations except for the purpose of liquidating.

In connection with our assessment of going concern considerations in accordance with FASB’s ASU 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” no assurances can be provided that such additional capital will ultimately be available if necessary. Management also has determined that if the Company will be unable to complete a Business Combination by November 15, 2025, the extended date of which the Company must complete a Business Combination. If the Company is unable to complete a Business Combination by November 15, 2025, then the Company will cease all operations except for the purpose of liquidating. Management has determined that substantial doubt exists about the Company’s ability to continue as a going concern due to the need to obtain additional capital from the Sponsor to address the Company’s liquidity condition, which the Sponsor is not obligated to advance, and the date for mandatory liquidation and subsequent dissolution. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after November 15, 2025.

As of September 30, 2024, we have no obligations, assets or liabilities which would be considered off-balance sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered into any non-financial assets.

Management continues to evaluate the impact of the ongoing military conflict in Ukraine and the most recent escalation of ongoing global conflicts, including in the Middle East and has concluded that while it is reasonably possible that these various global conflicts could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Related Party Transactions

Founder Shares

On June 9, 2021, the Sponsor purchased 5,750,000 Founder Shares of the Company’s Class B ordinary shares for an aggregate price of $25,000. The Sponsor subsequently transferred an aggregate of 402,500 Founder Shares to members of the Company’s board of directors, management team, board of advisors and/or their estate planning vehicles for the same per-share consideration that it originally paid for such shares, resulting in the Sponsor holding 5,347,500 Founder Shares. The Founder Shares will automatically convert into shares of Class A Ordinary Shares at the time of the Company’s initial business combination.

Our initial shareholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares and any Class A Ordinary Shares issuable upon conversion thereof until the earlier to occur of (A) one year after the completion of our initial business combination and (B) subsequent to our initial business combination, (x) if the closing price of our Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our public shareholders having the right to exchange their ordinary shares for cash, securities or other property.

On May 9, 2023, pursuant to the terms of the Company’s Charter, as amended by the amendments to the Charter, the holders of the Class B ordinary shares, totaling 5,750,000 Class B ordinary shares, elected to convert 5,749,999 Class B ordinary share held by them on a one-for-one basis into nonredeemable Class A Ordinary Shares, with immediate effect. Following such conversion, as of June 30, 2024 and December 31, 2023, the Company had an aggregate of 5,749,999 Non-Redeemable Class A Ordinary Shares issued and outstanding, and one Class B ordinary share issued and outstanding.

Sponsor Notes

Sponsor Convertible Note

On April 1, 2022, we issued an unsecured convertible promissory note (the “Sponsor Convertible Note”) to our Sponsor, pursuant to which we may borrow up to $5,000,000 from the Sponsor for ongoing expenses reasonably related to the business of the Company and the consummation of a Business Combination. The Sponsor Convertible

Note is non-interest bearing and all unpaid principal will be due and payable in full on the earlier of (i) May 15, 2023 and (ii) the effective date of a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving us and one or more businesses (such earlier date, the “Maturity Date”). If we complete the initial business combination, we will repay any loaned amounts. In the event our initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used to repay such loaned amounts.

Up to $1,500,000 of such loans may be convertible into Private Placement Warrants of the post-business combination entity at a price of $1.00 per warrant at the option of the lender. Our Sponsor will have the option, at any time on or prior to the Maturity Date, to convert any amounts outstanding under the Sponsor Convertible Note, into warrants to purchase the Company’s Class A Ordinary Shares at a conversion price of $1.00 per warrant, with each warrant entitling the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to the same adjustments applicable to the Private Placement Warrants sold concurrently with the Company’s Public Offering. The Sponsor Convertible Note is accounted for within the scope of ASC 480 and is measured at fair value upon the issuance and at each reporting period end with changes in fair value recognized in the Statement of Operations. The fair value of this Note considers the likelihood of an initial business combination closing and the potential value of such transaction against the likelihood of no initial business combination taking place resulting in the redemption of the Public Shares and the fair value of the loan approximating its liquidation value. The fair value of the embedded conversion feature upon the issuance of Sponsor Convertible Note is de minimis.

On May 11, 2023, the Company amended and restated the Sponsor Convertible Note to extend the maturity date from the earlier of (i) May 15, 2023 and (ii) the effective date of a Business Combination to the earlier of (i) May 15, 2024 and (ii) a Business Combination.

On November 6, 2023, as required by the SPA, the Company entered into an Omnibus Termination and Release Agreement with the Original Sponsor (the “Termination Agreement”). Pursuant to the Termination Agreement, the Company terminated the Sponsor Convertible Note in connection with the Closing of the transactions contemplated by the SPA.

In connection with the termination of the Sponsor Convertible Note, the Original Sponsor agreed to cancel and waive all indebtedness under the Sponsor Convertible Note.

As of September 30, 2024 and December 31, 2023 and 2022, the Company had no borrowings under the Sponsor Convertible Note.

Issuance of Extension Convertible Promissory Note

In the second quarter of 2023, the Company issued a convertible promissory note (the “Extension Convertible Promissory”) Note to the Sponsor with a principal amount up to $3,600,000. The Extension Convertible Promissory Note bears no interest and is repayable in full upon the earlier of (a) the effective date of a Business Combination, or (b) the date of the Company’s liquidation. If the Company does not consummate a Business Combination by the Extended Date, the Extension Convertible Promissory Note will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven. Upon maturity, the outstanding principal of the Extension Convertible Promissory Note may be converted into warrants, at a price of $1.00 per warrant, at the option of the Sponsor. Such warrants will have terms identical to the warrants issued to the Sponsor in a private placement that closed simultaneously with the IPO.

In the second quarter and third quarter of 2023, the Company borrowed $450,000 and $900,000, respectively, from the Extension Convertible Promissory Note.

On November 6, 2023, as required by the SPA, the Company entered into a Termination Agreement with the Original Sponsor. Pursuant to the Termination Agreement, the Company terminated the Extension Convertible Promissory Note in connection with the Closing of the transactions contemplated by the SPA.

In connection with the termination of the Extension Convertible Promissory Note, the Original Sponsor agreed to cancel and waive all indebtedness under the Extension Convertible Promissory Note.

Commitments and Contractual Obligations

At September 30, 2024 and December 31, 2023, we did not have any long-term debt, finance lease obligations, operating lease obligations or long-term liabilities.

Service and Administrative Fees

We agreed, commencing on November 10, 2021, to pay an affiliate of our Sponsor a total of $10,000 per month for office space, utilities, secretarial and administrative support services provided to our management team. For the three and nine months ended September 30, 2024 and 2023, the Company has incurred $0, $30,000 and $60,000, respectively, in these fees.

Pursuant to the Termination Agreement, the Company terminated the Administrative Services Agreement, dated November 9, 2021, in connection with the Closing of the transactions contemplated by the SPA. The Original Sponsor forgave and discharged all outstanding fees owed, or $237,000, under the Administrative Services Agreement

Underwriting Agreement

The underwriters were paid a cash underwriting discount of two percent (2%) of the gross proceeds of the Public Offering, or $4,600,000. Additionally, the underwriters were entitled to a Deferred Underwriting Commission of 3.5% or $8,050,000 of the gross proceeds of the Public Offering held in the Trust Account upon the completion of the Company’s initial business combination subject to the terms of the underwriting agreement.

On October 26, 2023 and November 6, 2023, Barclays Capital Inc. and Citigroup Global Markets Inc., respectively, the underwriters for the Company’s Initial Public Offering, agreed to waive all rights to their respective portion of the Deferred Underwriting Commission.

Registration and Shareholder Rights

The holders of the Founder Shares, Private Placement Warrants, and warrants that may be issued upon conversion of working capital loans (and any Class A Ordinary Shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of working capital loans) were entitled to registration rights pursuant to the registration rights agreement signed upon the effective date of the Public Offering. The holders of these securities were entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

Employment Agreement

On September 1, 2022, we entered into the Employment Agreement with Mr. Shah. The Employment Agreement has a term commencing September 1, 2022 and terminates automatically on the later of (i) May 15, 2023, (ii) August 15, 2023 if the Company has executed a letter of intent or agreement in principle in connection with a business combination, and (iii) the closing date of a business combination. Under the Employment Agreement, Mr. Shah is entitled to earn an annual salary of $50,000 and will be reimbursed for all reasonable expenses necessary for him to carry out his duties. Mr. Shah or the Company may terminate the employment with three months’ written notice; however, no notice is required in the case of an automatic termination as described above, or for the Company to terminate the employment for cause, such as due to gross misconduct or material breach of obligations, as set forth under the Employment Agreement. The Employment Agreement also provides for post termination obligations for Mr. Shah, including customary non-compete covenants for up to six months following any termination.

As of December 31, 2023, Mr. Shah received compensation of $62,096 under the Employment Agreement.

In connection with Mr. Shah’s resignation as Chief Executive Officer, pursuant to the SPA, the Company and Mr. Shah entered into a letter agreement on November 6, 2023 (the “Employment Termination Date”), terminating his Employment Agreement with the Company dated September 1, 2022 (the “Employment Agreement”). The letter agreement between Mr. Shah and the Company provides that the Company will (i) pay the sum of $12,500 to Mr. Shah as a payment in lieu of notice owed under the Employment Agreement through the next available payroll following the Employment Termination Date and (ii) make a payment in lieu of Mr. Shah’s accrued but untaken holiday entitlement.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates. We have identified the following critical accounting estimates:

Warrant Liabilities

We evaluated the Public Warrants and Private Placement Warrants (collectively, “Warrant Securities”) in accordance with ASC 815-40, “Derivatives and Hedging — Contracts in Entity’s Own Equity” and concluded that the Warrant Securities could not be accounted for as components of equity. As the Warrant Securities meet the definition of a derivative in accordance with ASC 815, the Warrant Securities are recorded as derivative liabilities on the balance sheet and measured at fair value at inception (the Closing Date) and remeasured at each reporting date in accordance with ASC 820, “Fair Value Measurement”, with changes in fair value recognized in the Statement of Operations in the period of change.

Convertible Senior Secured Promissory Note

We evaluated the Convertible Senior Secured Promissory Note (“Blue Capital Note”) in accordance with ASC 815-15, “Derivatives and Hedging” and concluded that with the exception of the Private Placement Warrants feature for which the fair value of the embedded derivative feature was bifurcated, the remaining debt proceeds received have been allocated to the debt host at Par (i.e., recorded at proceeds received). Pursuant to ASC 470, the Company recorded the fair value of the embedded derivative feature on the consolidated balance sheets using the relative fair value method and the related amortization of the debt discount on its consolidated statements of operations.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statement.

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable.

We elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

INFORMATION ABOUT BGHL

Unless the context otherwise requires, references in this section to “we,” “us,” “our” and “the Company” generally refer to Blue Gold Holding Limited in the present tense or Blue Gold Holding Limited from and after the Business Combination.

Overview

We are a gold mining platform based in Bath, United Kingdom. On January 27, 2024, our subsidiary Blue Gold Bogoso Prestea Limited (“BG-BPL”) signed a Purchase and Assumption Agreement to acquire certain mining assets, primarily mining leases, on an exploration property in the Ashanti gold belt of Ghana, the Bogoso Prestea gold mine (“Bogoso Prestea Mine”), subject to certain closing conditions including the approval by the Ministry of Lands and Natural Resources of the Republic of Ghana. The closing conditions have been met, with a number of subsequent closing deliverables still to be concluded (including the Royal Gold Agreement novation, the Golden Star Resources Agreement novation, Corporate Social Responsibility Agreement novation). The registration of the legal transfer was completed on May 15, 2024. Based on the mineral resources presented in our Technical Report Summary, we believe the Bogoso Prestea Mine, whose mining operations are currently suspended, thus the Bogoso Prestea Mine is currently a brownfield exploration project, which can be restarted with significant start-up costs and transitioned to different production techniques from those used historically over the past 10 years. As of August 20, 2024, BGHL has generated no revenue. BGHL will endeavor to bring the former Bogoso Prestea Mine, back into operation, to cost-effectively deliver gold to the global gold markets. To begin operations, BG-BPL must obtain the following material licenses: Environmental Permit, Mine Operating Permit, Fire Certificate, Export Gold Permit, and Water Usage Permit. BG-BPL have prepared an Environmental Management Plan which has been submitted to the Environmental Protection Agency (EPA) for consideration. This is currently under review by the EPA. Once EPA is satisfied, they will issue BG-BPL an Environmental Permit, following which BG-BPL can apply to the Minerals Commission for a Mine Operating Permit; and following issuance of this, the other permits will be applied for. If any of these material licenses are not obtained the Bogoso Prestea Mine cannot commence production.

Proposed Corporate Structure

On January 26, 2024, we formed Blue Gold Bogoso Prestea Limited (“BG-BPL”), a limited company organized under the laws of Ghana. On January 27, 2024, BG-BPL signed a Purchase and Assumption Agreement to acquire certain mining assets, primarily mining leases, of the Bogoso Prestea Mine, subject to certain closing conditions including the approval by the Ministry of Lands and Natural Resources of the Republic of Ghana. The closing conditions have been met, with a number of subsequent closing deliverables still to be concluded (including the Royal Gold Agreement novation, the Golden Star Resources Agreement novation, Corporate Social Responsibility Agreement novation).

The registration of the legal transfer was completed on May 15, 2024. Upon approval, BG-BPL will be 90% owned by Blue Gold Holdings Limited (“BGHL”), a limited company organized under the laws of England and Wales formed on November 9, 2023, and 10% owned by the Government of the Republic of Ghana.

On May 15, 2024, BG-BPL became the new leaseholder of record for the Bogoso Prestea Mine. BG-BPL assumed the related leases and licenses pursuant to the Purchase and Assumption Agreement with the Previous Leaseholder dated January 27, 2024. Subsequently, on September 20, 2024, the Previous Leaseholder received a notice of termination of mining leases (the “Commission Notice”) from the Minerals Commission of Ghana (the “Mineral Commission”) alleging violations of the related leases. After the Commission Notice, the Mineral Commission formed an Interim Management Committee (“IMC”), and the IMC assumed managerial control of the mine site. The Company and the Previous Leaseholder, pursuant to the Minerals and Mining Act 2006 (Act 703) (the “Mining Act”), actively dispute the contents and legality of the Commission Notice and the appointment of an IMC. On October 14, 2024, the Company delivered notice to the Republic of Ghana requesting settlement of the Company’s dispute pursuant to the Agreement between the Government of the United Kingdom of Great Britain and Northern Ireland and the Government of the Republic of Ghana for the Promotion and Protection of Investments, signed in Accra on March 22, 1989 and entered into force on October 25, 1991 (“UK-Ghana BIT”). Pursuant to Article 10 of the UK-Ghana BIT, the Company retains the right to initiate international arbitration proceedings against the Republic of Ghana if the dispute is not resolved within three months from the date of the Company’s notice dated October 14, 2024. Pending the resolution of the Company’s dispute, BGHL has been advised by Kimathi Partners, its counsel in Ghana, that pursuant to Section 27(5) of the Mining Act the leases remain valid and in full effect. During the period since the Commission Notice, there has been media attention and speculation regarding the Bogoso Prestea Mine, including reporting from certain media outlets in Ghana that the Bogoso Prestea mining leases were issued to a third party by the Ghanaian Minister of Lands and Natural Resources. To the Company’s knowledge, no such lease issuance has occurred. Further, if such action were taken, Kimathi Partners has further advised BGHL that under Section 5 of the Mining Act, Ghanaian law requires parliamentary approval of such issuance of the mining lease and, consequently, BGHL would contest as part of the ongoing dispute described in this paragraph.

On December 18, 2024, the Company filed an application for judicial review with The High Court of Justice (Commercial Division) requesting that the court grant an order returning the managerial control of the Bogoso Prestea Mines to BG-BPL.

On December 18, 2024, the Company also filed an application for interlocutory injunction (the “Injunction Application”) pending the court’s review of the application for judicial review. Under the Injunction Application, the respondents, which include the IMC and the Ghanaian Minister of Lands and Natural Resources, are prohibited from (1) taking possession or control of the Bogoso Prestea Mines, (2) requesting parliamentary approval of any mining lease over the Bogoso Prestea Mines, and (3) taking any steps related to approving the transfer of the Bogoso Prestea Mines.

On December 23, 2024, the Economic and Organised Crime Office (“EOCO”) commenced an investigation into alleged fraud connected with the attempted acquisition of the Bogoso Prestea Mines by Heath Goldfields Limited. In accordance with its powers set forth in Section 33 of the Economic and Organised Crime Act, 2010 (Act 804) and their pending investigation, EOCO has frozen the attempted acquisition by Heath Goldfields Limited of the Bogoso Prestea Mines pending the completion of their investigation.

On January 27, 2025, the Company filed an Application For Contempt of Court with The High Court of Justice (Commercial Division) (the “Contempt Motion”) alleging that that the IMC remain in control, possession, and management of the Bogoso Prestea Mines and engaged with discussions with Heath Goldfields Limited for the purposes of handing over the Bogoso Prestea Mines to Heath Goldfields Limited in violation of the judicial review application and injunction application that were served upon them.

Description of the anchor asset

The Bogoso Prestea Mine is located in the Western Region of Ghana, approximately 200km from the capital Accra and 50km from the coast of the Gulf of Guinea. The former mine is currently classed as an exploration stage property that covers a strike length of approximately 42 km along the northern margin of the prolific Ashanti gold belt. Mining has been ongoing in the area since the early 20th century. The Bogoso Prestea Mine, currently suspended, comprised of four mining concessions (granted by the Ministry of Lands and Natural Resources, in the form of mining leases), as described below under the Technical Report Summary.

The Bogoso Prestea Mine includes an extensive underground mine complex, open pit mine, oxide CIL plant, tailings management facilities, and associated mine site infrastructure. Mining activity at Bogoso Prestea has historically been both underground and open pit, mining both free-milling and refractory material. As of the date of the filing of this proxy statement/prospectus, mining operations at the Bogoso Prestea Mine are suspended and it is under review as a brownfield exploration target.

GHANA
BURKINA FASO
BENIN
TOGO
CÔTE D'IVOIRE
UPPER WEST
UPPER EAST
NORTHERN
BRONG-AHAFO
VOLTA
ASHANTI
EASTERN
WESTERN
CENTRAL
GREATER ACCRA
Gulf of Guinea
Bolgatanga
Wa
Tamale
Sunyani
Kumasi
Koforidua
Ho
Accra
Sekondi-Takoradi
Cape Coast
Lomé
Bawdie
Bogoso
Prestea
Tarkwa
National capital
Regional capital
Town, village
Airport
International boundary
Regional boundary
Main road
Secondary road
Railroad
The boundaries and names shown and the designations used on this map do not imply official endorsement or acceptance by the United Nations.
Map No. 4186 Rev.3 UNITED NATIONS
February 2005
Department of Peacekeeping Operations
Cartographic Section

Manso Amenfi
Hiawa
Bawdie
Beposo
5°35'N
Bogoso
Tarkwa
Breman
2°15'W
2°10'W
2°05'W
2°W
1°55'W
Prestea- Huni
Valley District
Huni Valley
5°25'N
Abooso
5°20'N
New Atuabo
10 km

Detail of the Mining Leases

Based on the mineral resources presented in our Technical Report Summary, we believe the Bogoso Prestea Mine can be restarted and transitioned to different production techniques other than those used historically, including the construction of a new refractory processing plant for refractory material and sulphide ore. We hold a 5.1 million ounce concession in measured and indicated resource and a 0.9 million ounce concession in inferred resource, which is summarized in the mineral resource estimate (“MRE”) Table 1 below. This Resource will be mined as open cut, with a cut-off grade of 0.7 g/t and underground, with a cut-off grade of 5.2 g/t. These cut-off grades are based up the historical evidence from the open pit and underground production and processing and are summarized in Table 2 below, and the parameters used to calculate the MRE are set out below. The historical data for the production and processing was reviewed by the Competent Persons.

Table 1: Mineral Resource Estimate (“MRE”)

Table 2: Bogoso and Prestea — Summary of Gold Mineral Resources as at April 2024. Based on the cut off prices set out in the assumptions below.

The assumptions used for the MRE calculations are:

•        The effective date of the Mineral Resource estimate is 1st April 2024;

•        Open pit Mineral Resources are reported within optimised open pit shells at an effective Au price of $2,050/oz

•        Open pit Mineral Resources are reported to a cut-off grade of 0.7g/t Au for both free milling and refractory material, based on a gold price of UD$1950/oz;

•        Underground Mineral Resources are reported as in-situ material to a cut-off grade of 5.2g/t Au, based on a gold price of UD$1950/oz;

•        Mineral Resources do not include material in TSF 1;

•        Mineral Resources are material which satisfies the requirement that they have reasonable prospects for eventual economic extraction (RPEEE); and

•        Mineral Resources are reported INCLUSIVE of material which may fall into the Reserve category upon application of appropriate mining factors.

Overview of our strategy

Our objective is to maximize shareholder value through capital efficient growth, development of the Bogoso Prestea Mine, and expanding our portfolio to other mining properties and leases. Our key strategies to achieve this objective are described below. The first phase of our strategy is to restart Bogoso Prestea production, initially focused on oxide material followed by a second phase move to process refractory material. Leveraging our African mining experience, the Blue Gold team will seek to expand the Company’s portfolio of producing gold mines across Africa through a targeted acquisition program.

The restart of mining in Bogoso Prestea will transition to a fundamentally different revenue-generating activity with a different economic profile than was pursued by the Previous Leaseholder. In the short term, our intention is to start producing gold as soon as practicable, by processing open pit oxide and high gravity underground material in order to support the transition to new mining techniques. BGHL will be undertaking various studies prior to commencing mining the oxide and transition ore on surface and underground. These will encompass mechanical and engineering studies focused on the processing plant and tailings storage facility, an assessment of the start-up costs and operating costs, and metallurgical test work on the surface ore. It is intended to commence a definitive feasibility study as part of the planned transition of the mine to move to processing refractory material in the medium term. This requires the construction of a new refractory processing plant and new mining techniques to extract gold from the sulphide ore (the majority of the resource body). BGHL expects to complete a Detailed Feasibility Study with respect to the planned mining of the refractory sulphide ores before commencing the project and estimates that such study is expected to be completed within 18 (eighteen) months of closing the Business Combination. It is accepted that to the extent that any mining of the refractory ore is undertaken prior to the definitive feasibility being completed, there will be an elevated risk of less certainty on the reported ounces in the MRE Table, on the recovery and costs associated with the mining in that period.

There is also potential for the company to re-mine the existing tailings on site. Further test work and analysis is required to assess the quality of the tailings resource and therefore tailings re-processing (“TRP”) is a management study case, the tailings are not included as part of the base case life of mine (“LOM”) plan.

The mining of the refractory resource was not conducted by the previous owner, nor, to the best of our knowledge, any of the previous owners for approximately a decade, due to equipment failure and an inability to raise additional financing. These new production techniques will require us to construct new physical facilities, hire new employees, and obtain new operating rights.

Prior to suspending operations in 2023, mining activity over the prior ten years concentrated primarily on underground mining using mechanized Alimak mining and sub-level open-stopping. More recently, mining activity also included surface mining. It is from this period that the cost estimates have been based upon that have been referenced in the Technical Report Summary and that have been verified as fair and reasonable by the Competent Persons.

As per our Technical Report Summary, we believe the LOM plan based on the full development of the measured and indicated resources on the leases will generate attractive economics at an average All in Sustaining Cost (“AISC”) across the 18-year LOM of approximately US$940 per ounce, based upon calculations set out in the Technical Report Summary. AISC is a non-GAAP measure developed by the World Gold Council that is commonly used in the industry to reflect the cost required to produce and sell an ounce of gold.

The measures included in this section, including AISC, are considered non-GAAP financial measures. Due to the forward-looking nature of this information, specific quantifications of the amounts that would be required to reconcile such projections to GAAP measures are not available and it is not feasible to provide accurate forecasted non-GAAP reconciliations. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by us may not be comparable to similarly titled amounts used by other companies.

The parameters for calculating the AISC are set out in the Key Project Statistics table below:

Key Project Statistics	Value
Average Gold Price	$2,006/oz
Gold Produced	3,885.4 oz
Tonnes Processed	76.7 Mt
Life of Project	18 years

AISC has been calculated as follows, and includes expenditure for government royalty, community contributions, direct operating costs including mining, processing and G&A costs, and stay-in-business (sustaining) capital expenditure including the Asset Retirement Obligation; expressed as a life-of-mine total and on a cost per ounce basis. Excluded from the AISC calculation are the following costs, which are included in the Life of Mine cashflow forecast in Table 19.4 of the Technical Report Summary, the Royal Gold Stream, the Bond SPV Royalty, the Golden Star Royalty and Contingent Payment, Expansion Opex, Expansion Capex, and Corporation Tax.

AISC focuses on the mining operation and the cost of producing and selling an ounce gold. The Royal Gold Gold Stream is a finance cost and hence is excluded from the AISC calculation but is included in the overall cashflow projection. The Bond SPV Royalty and Golden Star Royalty and Contingent Payment are considered acquisition costs and are excluded from AISC but are included in the overall cashflow projection.

This tabulation is included in the Technical Report Summary in Section 19.1. The QP considers the accuracy and contingency of the data used to generate the presented totals, and as such, the estimation of AISC to be within a Scoping Study level.

All in Sustaining Cost (AISC) Calculation
Government Royalty Payable (US$M)	Government Royalty	389.6
Total Community Contributions (US$M)	Government Royalty	7.8
Total Mining Costs (US$M)	Direct OPEX	790.5
Total Processing Costs (US$M)	Direct OPEX	1,882.4
Total G&A (Direct) Costs (US$M)	Direct OPEX	158.8
Asset Retirement Obligation -Paid (US$M)	SIB CAPEX	45.0
Mining Sustaining Capex (US$M)	SIB CAPEX	380.0
Total AISC (US$M)		3,654.1
Gold Produced (koz)		3,885.4
Total AISC (US$/oz)		940

These cost estimates are an initial assessment and have a tolerance of +/- 50%, and a maximum 25% contingency, both of which will be reduced as feasibility studies are undertaken.

The chart below shows the capital expenditures and other investments required to execute a restart of mining and achieve the long-term AISC of USD940/oz. The corresponding figures have been taken from Blue Gold’s Technical Report Summary, which have been reviewed by the Competent Persons and are deemed to be reasonable. These cost estimates are an initial assessment and have a tolerance of +/- 50%, and a maximum 25% contingency, both of which will be reduced as feasibility studies are undertaken.

	Year	Estimated Requirement	Financing Method	AISC
Expansion CAPEX
Phase 1 – Restart	2024	$12.1m	Equity, pre-pay, debt, or convertible debt financing
Phase 2 – Full Capacity	2024	$7.7m	Cash flows, debt financing
Stage 3 – Technical Studies	2024 – 2028	$9.8m	Cash flows, debt financing	$890/oz
Phase 3 – Transition to Refractory	2024 – 2028	$395.6m	Cash flows, project financing

Sustaining CAPEX
Tailings Storage Facility	2024 – 2027	$56.0m	Cash flow	—
Stay in Business (SIB) mining and mining infrastructure Made up of:	Life of Mine Phase 1 Phase 2	$380.0m $16.0m $364.0m	Cash flow	—

Capital expenditures for phases 1 and 2 are anticipated to include a dam raise of the tailings storage facility and the construction of a new tailings storage facility to accommodate the newly mined waste material. Any cost estimates and economic indicators referenced in the Technical Report Summary, have been based upon the information, opinions, conclusions, qualifications, and estimates presented provided by FGR and Blue Gold. These capital and operating costs have been estimated by Blue Gold, and were reviewed by WAI, the Technical Consultants whereby the Competent Person ensures that the estimated costs are reasonable for a project in Ghana. The costs are expressed in US dollars (US$).

The scope of the Technical Report Summary included a review of pertinent technical reports and data in the possession of FGR and Blue Gold, and as provided to WAI relating to the general Project setting, geology, Project history, exploration activities and results, methodology, quality assurance, interpretations, and Mineral Resources. Observations and interpretations of geostatistics, geology, grade estimation, and determination of Mineral Resources has been generated and evaluated by WAI.

The information, opinions, conclusions, and estimates presented in this report are based on the following:

•        Information and technical data provided by FGR and Blue Gold;·

•        Review and assessment of previous investigations;·

•        Assumptions, conditions, and qualifications as set forth in the report; and

•        Review and assessment of data, reports, and conclusions from other consulting organisations and previous property owners.

For the various assumptions that are being calculated in the Technical Report Summary, varying gold prices have been used:

•        US$1,500/oz base case;

•        US$1,950/oz cut off grade;

•        US$2,050/oz pit optimization; and

•        US$2,006/oz average life of mine gold price of future cash flows.

Netted against our royalty obligations (as described in more detail below), we believe this will generate steady-state cash flow of at the following LOM average gold prices, these are also provided in the Technical Report Summary, there has been a +/-20% factor applied to the average gold price used.

Assumption	LOM average gold price	LOM free cashflow
Downside Sensitivity gold price (-20%)	$1,605/oz	$840.9m
Technical Report Summary gold price	$2,006/oz	$1,691.5m
Upside Sensitivity gold price (+20%)	$2,407/oz	$2,548.6m

At a range of discount rates, these cashflows generate a Net Present Value (NPV) as follows:

Discount Rate	NPV
5%	$894.4m
8%	$613.9m
10%	$477.3m
12%	$369.9m

Overview of our current operations

Corporate office

Our corporate office is located at 124 City Road, London EC1V 2NX, United Kingdom.

Bogoso Prestea Mine Property

On May 15, 2024, BG-BPL became the new leaseholder of record for the Bogoso Prestea Mine. BG-BPL assumed the related leases and licenses pursuant to the Purchase and Assumption Agreement with the Previous Leaseholder dated January 27, 2024. Subsequently, on September 20, 2024, the Previous Leaseholder received a notice of termination of mining leases (the “Commission Notice”) from the Minerals Commission of Ghana (the “Mineral Commission”) alleging violations of the related leases. After the Commission Notice, the Mineral Commission formed an Interim Management Committee (“IMC”), and the IMC assumed managerial control of the mine site. The Company and the Previous Leaseholder, pursuant to the Minerals and Mining Act 2006 (Act 703) (the “Mining Act”), actively dispute the contents and legality of the Commission Notice and the appointment of an IMC. On October 14, 2024, the Company delivered notice to the Republic of Ghana requesting settlement of the Company’s dispute pursuant to the Agreement between the Government of the United Kingdom of Great Britain and Northern Ireland and the Government of the Republic of Ghana for the Promotion and Protection of Investments, signed in Accra on March 22, 1989 and entered into force on October 25, 1991 (“UK-Ghana BIT”). Pursuant to Article 10 of the UK-Ghana BIT, the Company retains the right to initiate international arbitration proceedings against the Republic of Ghana if the dispute is not resolved within three months from the date of the Company’s notice dated October 14, 2024. Pending the resolution of the Company’s dispute, BGHL has been advised by Kimathi Partners, its counsel in Ghana, that pursuant to Section 27(5) of the Mining Act the leases remain valid and in full effect.

During the period since the Commission Notice, there has been media attention and speculation regarding the Bogoso Prestea Mine, including reporting from certain media outlets in Ghana that the Bogoso Prestea mining leases were issued to a third party by the Ghanaian Minister of Lands and Natural Resources. To the Company’s knowledge, no such lease issuance has occurred. Further, if such action were taken, Kimathi Partners has further advised BGHL that under Section 5 of the Mining Act, Ghanaian law requires parliamentary approval of such issuance of the mining lease and, consequently, BGHL would contest as part of the ongoing dispute described in this paragraph.

On December 18, 2024, the Company filed an application for judicial review with The High Court of Justice (Commercial Division) requesting that the court grant an order returning the managerial control of the Bogoso Prestea Mines to BG-BPL.

On December 18, 2024, the Company also filed an application for interlocutory injunction (the “Injunction Application”) pending the court’s review of the application for judicial review. Under the Injunction Application, the respondents, which include the IMC and the Ghanaian Minister of Lands and Natural Resources, are prohibited from (1) taking possession or control of the Bogoso Prestea Mines, (2) requesting parliamentary approval of any mining lease over the Bogoso Prestea Mines, and (3) taking any steps related to approving the transfer of the Bogoso Prestea Mines.

On December 23, 2024, the Economic and Organised Crime Office (“EOCO”) commenced an investigation into alleged fraud connected with the attempted acquisition of the Bogoso Prestea Mines by Heath Goldfields Limited. In accordance with its powers set forth in Section 33 of the Economic and Organised Crime Act, 2010 (Act 804) and their pending investigation, EOCO has frozen the attempted acquisition by Heath Goldfields Limited of the Bogoso Prestea Mines pending the completion of their investigation.

On January 27, 2025, the Company filed an Application For Contempt of Court with The High Court of Justice (Commercial Division) (the “Contempt Motion”) alleging that that the IMC remain in control, possession, and management of the Bogoso Prestea Mines and engaged with discussions with Heath Goldfields Limited for the purposes of handing over the Bogoso Prestea Mines to Heath Goldfields Limited in violation of the judicial review application and injunction application that were served upon them.

The Bogoso Prestea Mine is an exploration stage property located in the Ashanti gold belt, whose mining operations are currently suspended. The Property is in an area where mining has occurred more or less continuously since the late 1800s, so local skilled mine workers are readily available. The plant, currently on care & maintenance, and equipment have been in use since the 1980’s and has been continuously maintained, but the plant will require a refurbishment as part of the redevelopment of the Mine.

As of August 20, 2024, BGHL has generated no revenue. BGHL will endeavor to bring the former Bogoso Prestea Mine, back into operation, to cost-effectively deliver gold to the global gold markets. To begin operations, BG-BPL must obtain the following material licenses: Environmental Permit, Mine Operating Permit, Fire Certificate, Export Gold Permit, and Water Usage Permit. BG-BPL have prepared an Environmental Management Plan which has been submitted to the Environmental Protection Agency (EPA) for consideration. This is currently under review by the EPA. Once EPA is satisfied, they will issue BG-BPL an Environmental Permit, following which BG-BPL can apply to the Minerals Commission for a Mine Operating Permit; and following issuance of this, the other permits will be applied for. If any of these material licenses are not obtained the Bogoso Prestea Mine cannot commence production.

The area is well serviced by the public road network, mains electricity, water supply, and the immediate area can support tailings storage, waste rock disposal, heap leach pad areas, and potential processing plant expansion. For more information, see our Technical Report Summary.

The Bogoso Prestea Project includes an extensive underground mine complex, open pit mine, oxide CIL plant, refractory sulphide plant, waste rock dumps, tailings management facilities, and associated mine site infrastructure. It is confirmed that the operations are suspended and therefore a mechanical and engineering review is required before they can be safely restarted. The oxide CIL plant is in reasonable condition but will require some refurbishment and improvements. The refractory plant will need to be largely rebuilt before it can be operational.

Other property

Other than the above, the Blue Gold property includes, mobile plant and equipment, office furniture and computer equipment. All are in reasonable working condition. However, there will be a requirement to renew vehicles and certain mobile plant.

There is an attributable book value of USD$66 million applied to the assets of Blue Gold, as agreed in 2020, and reviewed as part of the Technical Report Summary. The Competent Person reviewed this valuation to determine the reasonableness, which it deemed to be a fair valuation. The valuation will be updated in the Blue Gold financial statements.

Infrastructure

Prestea is a long-established mining town, and accordingly the basic infrastructure required for the project is in place and consists of Electrical substations at Prestea and Bondaye, Marsh area (for discharge water management), The Prestea mine electrical distribution is supplied with electrical power from the Ghana electrical distribution company, GridCo, at a voltage level of 34.5kV (typically referred to as 33kV) to the mine’s Job 600 outdoor substation. Job 600 substation transforms power to 6.6kV and 3.3kV for distribution at Central Shaft as well feeding 34.5kV power to the Bondaye Shaft.

Bondaye Shaft medium voltage distribution will remain at 3.3kV with upgrades made to the substation to transform from 34.5kV to 3.3kV and hardware to meet modern safety and international norms.

Seasonality

Gold does not demonstrate seasonality effects.

Raw materials and consumables

We will require gasoline, diesel fuel, other raw materials, and consumables to start gold production.

Marketing

In August 2024 we signed a Gold Advance Payment Purchase Agreement with Gerald Metals (GAPPA), whereby, subject to satisfying several conditions precedent, Gerald will make an advance payment of up to $25,000,000 to fund restart costs. In consideration of the advance payment, we will sell 100% of the total material produced at the Bogoso and Prestea site for a period of 60 months after the offtake commencement date. This agreement includes an undertaking to procure that Blue Gold Limited will become a party to the GAPPA.

Competition

Gold mining is competitive in all its phases. The gold mining industry is fragmented, and we expect initially to be a small participant in this sector. Many of our competitors have significant operations across different properties around the world, including significant operations in the Ashanti gold belt. However, based on the Technical Report Summary, we believe the resource quantity, grade and metallurgy in the Bogoso Prestea Mine creates a unique opportunity for superior economics. The current price of gold is at over $2,400/oz versus the LOM average gold price of $2,006/oz which should ensure we operate profitably and sustainability even in the case of a sharp drop in gold price.

Insurance

Currently, we have no insurance in place, pending the completion of the transfer of the mining assets over to BG-BPL. A full review of the required insurance will be undertaken and put in place over the coming months, including director and officer insurance. We do not anticipate insuring against mine exploration and development risks or business interruption risks or other losses.

Material agreements

The following section contains a summary of certain key terms of each of our material agreements. This section is intended to be a summary only and does not purport to be a complete or exhaustive description of the topics summarized. Reference should be made to the full text of these agreements, which are included as exhibits to the registration statement of which this proxy statement/prospectus forms a part.

Purchase and Assumption Agreement.    On January 27, 2024, BG-BPL entered into Purchase and Assumption Agreement (“P&AA”) with FGR Bogoso Prestea Limited (the “Previous Leaseholder”) and Bogoso Gold Streaming Limited (“Bond SPV”). On March 28, 2024 and April 26, 2024, the P&AA was amended as described below. The P&AA provided for the transfer of mining assets from the Previous Leaseholder to BG-BPL, including four mining leases (Bogoso I, Bogoso II, Prestea Surface and Prestea Underground), a government indemnity in favor of the Previous Leaseholder in respect of certain environmental damage and liabilities, fixed assets including immovable structures, buildings, and facilities (including facilities no longer relevant to production), and various relevant documents. The registration of the legal transfer was completed on May 15, 2024. Consideration for the transfer of the mining assets is the payment of a Bond SPV Royalty, and the assumption of the Previous Leaseholder’s royalty agreements with Golden Star Resources and Royal Gold, as described below. The Bond SPV will endeavor to float up to a $150 million bond issuance for the assumption and settlement of the Previous Leaseholder’s indebtedness to relevant creditors through novation agreements (totaling approximately $150 million, pursuant to the P&AA amendment agreement date March 28, 2024). The bond which, if successful, is intended to be listed on the Ghana Fixed Income Market of the Ghana Stock Exchange. The April 26, 2024 amendment extended the long stop date for closing from 3 to 4 months and clarified the GSR Undertaking (as such term is defined in the P&AA). No obligation is assumed by Blue Gold for the creditor liabilities of FGR, these are being assumed by the Bond SPV (which is a wholly owned subsidiary of FGR).

Subsequently, on September 20, 2024, the Previous Leaseholder received a notice of termination of mining leases (the “Commission Notice”) from the Minerals Commission of Ghana (the “Mineral Commission”) alleging violations of the related leases. After the Commission Notice, the Mineral Commission formed an Interim Management Committee (“IMC”), and the IMC assumed managerial control of the mine site. The Company and the Previous Leaseholder, pursuant to the Minerals and Mining Act 2006 (Act 703) (the “Mining Act”), actively dispute the contents and legality of the Commission Notice and the appointment of an IMC. On October 14, 2024, the Company delivered notice to the Republic of Ghana requesting settlement of the Company’s dispute pursuant to the Agreement between the Government of the United Kingdom of Great Britain and Northern Ireland and the Government of the Republic of Ghana for the Promotion and Protection of Investments, signed in Accra on March 22, 1989 and entered into force on October 25, 1991 (“UK-Ghana BIT”). Pursuant to Article 10 of the UK-Ghana BIT, the Company retains the right to initiate international arbitration proceedings against the Republic of Ghana if the dispute is not resolved within three months from the date of the Company’s notice dated October 14, 2024. Pending the resolution of the Company’s dispute, BGHL has been advised by Kimathi Partners, its counsel in Ghana, that pursuant to Section 27(5) of the Mining Act the leases remain valid and in full effect. During the period since the Commission Notice, there has been media attention and speculation regarding the Bogoso Prestea Mine, including reporting from certain media outlets in Ghana that the Bogoso Prestea mining leases were issued to a third party by the Ghanaian Minister of Lands and Natural Resources. To the Company’s knowledge, no such issuance has occurred. Further, if such action were taken, Kimathi Partners has further advised BGHL that under Section 5 of the Mining Act, Ghanaian law requires parliamentary approval of such issuance of the mining lease and, consequently, BGHL would contest as part of the ongoing dispute described in this paragraph.

Royalty Agreement with Bogoso Gold Streaming Limited.    On January 27, 2024, BG-BPL entered into Royalty Agreement (“Bond SPV Royalty”) with Previous Leaseholder and Bond SPV. The Bond SPV Royalty served as consideration for the P&AA. The Bond SPV Royalty provides for BG-BPL to pay a royalty in refined gold to Bond SPV (as priority payee) and the Previous Leaseholder (as secondary payee, once Bond SPV debt service obligations are met) at a rate of the lesser of (i) 2,000 ounces per month, or 30% of gross production per month for the first 36 months following the start of commercial production, and (ii) 3,250 ounces per month, or 30% of gross production per month after 36 months until Bond SPV Royalty payments total the 250,000 ounce cap.

Royalty Agreement with Golden Star Resources.    On September 30, 2021, the Previous Leaseholder entered into Royalty and Contingent Payment Agreement with Golden Star Resources Limited (“GSR Royalty”). The GSR Royalty provides for the payments of two types of royalties to Golden Star Resources Limited. First, a royalty of 1.0% of sale of product of net smelter returns of 100,000 to 300,000 cumulative ounces of gold, and a royalty of 2.0% of sale of product of net smelter returns of over 300,000 cumulative ounces of gold after October 1, 2020. The net smelter return royalty terminates when the aggregate payments exceed $35,000,000 United States dollars. To date there has been no payment triggered towards the net smelter return royalty. The second contingent payment defined as the payment of $20,000,000 (if the price of gold is <$1,400/oz), $30,000,000 (if the price of gold is $1,400–$1,700/oz), or $40,000,000 (if the price of gold is >$1,700/oz) United States dollars upon the start of sulphide mining (refractory), such payment to be made in stages during the construction and operation of the sulphide project. To date, no payments have been made towards the sulphide mining royalty.

Purchase and Sale Agreement with Royal Gold.    Between May 6, 2015 and September 20, 2020, the Previous Leaseholder and the leaseholder predating the Previous Leaseholder entered into a purchase and sale agreement and a series of amendments with RGLD Gold AG (“Royal Gold”). Under the latest amendment (2020), Royal Gold has the right to purchase 5.5% of payable gold produced from the Bogoso Prestea Mine. The cash purchase price for gold is 30% of the spot price of gold per ounce delivered. Since the latest amendment, when the Previous Leaseholder assumed the agreement, Royal Gold has purchased approximately $9.4 million of payable gold produced.

Gold Advance Payment Purchase Agreement.    In August 2024 BG-BPL signed a Gold Advance Payment Purchase Agreement with Gerald Metals (GAPPA), whereby, subject to satisfying several conditions precedent provided therein, Gerald will make an advance payment of up to $25,000,000 to fund restart costs. The key conditions precedent are summarized below.

•        We are required to provide evidence to Gerald’s satisfaction that the Obligors have raised a minimum of US$30,000,000 by way of a bond in the Ghanaian Bond Market (the “Bond”) and that all such proceeds are paid to the Nonaffiliated Creditors. The Bond has not yet been floated.

•        We have received written confirmation from the Ministry of Lands and Natural Resources that the transfer of the Bogoso and Prestea mining leases, from FGR Bogoso Prestea Limited (FGR BPL) to Blue Gold Bogoso Prestea Limited is approved and valid and in effect, without condition. The Minerals Commission has however, served us a with a notice of termination of the leases and we are in the processes of resolving the ensuing dispute. See disclosure on the notice of termination of the mining leases at page 172.

•        Due diligence performed by an independent technical team confirming the Project’s viability, the restart plans and the costs, and confirmation that Gerald’s Advance Payment is adequate to ensure the Project is timely commissioned and operational in a manner that is economically sustainable must be carried out. This independent technical due diligence is not yet concluded.

•        The transaction and entry into the GAPPA has been approved by the board of directors and senior management of Gerald.

•        Receipt of all third-party consents, government and regulatory approvals required for the operation of the Project and compliance with applicable securities, antitrust and other laws, rules, and regulations necessary for the consummation of the transactions hereunder and the conduct of the business and operations of the Seller. We are in the process of acquiring the required third-party consents, government, and regulatory approvals.

The GAPPA gives Gerald the option to convert the advance payment, or part thereof, into shares and warrants of Blue Gold Limited. Under Tranche A, $15M of advance payment can be converted to shares up to 10 days after listing. Each share is paired with a warrant as part of Tranche A giving the right to purchase shares at the listing price (cash exercise) for a period of 24 months following the date of issue of the warrants. Under Tranche B, $10M of advance payment can be converted to shares for a period of 24 months after first disbursement of the advance payment. Each share is paired with a warrant as part of Tranche B giving the right to purchase shares at the listing price (cash exercise) for a period of (i) 24 months following date of issue of the warrants if they elect to exercise Tranche B prior to the IPO, or on the IPO date, or within 12 months following date of last disbursement of the Advance Payment, OR (ii) 12 months if Gerald elect to convert after the 12th Month following the date of last disbursement of the Advance Payment. Furthermore, the GAPPA gives Gerald the right, for the duration of the agreement, to two board seats on Blue Gold Limited and BG-BPL.

In consideration of the advance payment, we will sell 100% of the total material produced at the Bogoso and Prestea site for a period of 60 months after the offtake commencement date. This agreement includes an undertaking to procure that Blue Gold Limited will become a party to the GAPPA. The foregoing description of the Gold Advance Payment Purchase Agreement is subject to and qualified in its entirety by reference to the full text of the form of the Gold Advance Payment Purchase Agreement, a copy of which is included as Exhibit [—] hereto, and the terms of which are incorporated by reference.

Mining Equipment Supply Agreement.    In September 2024, BG-BPL signed a Mining Equipment Supply Framework Agreement with Attachy Construction Limited (Attachy), whereby Attachy will procure certain goods and equipment necessary for the restart of the Bogoso and Prestea mine up to a value of US$8M. BG-BPL must repay to Attachy the equipment purchase price plus a mark-up of 30%. Repayment commences three months after an equipment purchase and is broken down over seven equal monthly instalments.

Subscription Agreement with Cibreo Partners LLC.    In November 2024, Blue Gold Limited, (“BGL”), and Perception Capital Corp. IV, (“Perception”) Cibreo Partners LLC, a New York limited liability company (“Cibreo”), and BCMP Services Limited, a private company limited by shares formed under the laws of England and Wales (“BCMP”) entered into a Letter Agreement (attached as Exhibit [    ]) for among other things; (i) Cibreo to purchase up to 432,891 ordinary shares of BGL at the price of $0.0001 per share (the “Shares”) at least 10 days before the closing of the Business Combination, and; (ii) BCMP to have the right to purchase (the “Contingent Purchase”) 86,578 shares of the Shares (the “Contingent Shares”) from Cibreo upon the same terms as BGL offered the Shares to Cibreo if the shareholders listed on Schedule 1 of the Letter Agreement do not enter into lock up agreements in connection with the Business Combination under the terms of the associated Subscription Agreement (the “Subscription Agreement”) among BGL as the Issuer, (the “Issuer”), Perception Capital Corp. IV, (“SPAC”) and Cibreo as the investor (the “Investor”).

Expected material agreements

The following section contains a summary of certain key terms of material agreements that we expect to enter into via assumption or novation. This section is intended to be a summary only and does not purport to be a complete or exhaustive description of the topics summarized.

•        Corporate Social Responsibility agreements.    On October 31, 2012, the then-leaseholder (predating the Previous Leaseholder) entered into corporate social responsibility agreements with the local communities to promote the economic and social development in the local communities (the “CSR Agreements”). The CSR Agreements were assumed by the Previous Leaseholder. Commensurate with regulatory approval for the transfer of the mining assets, BG-BPL expects to enter into a novation agreement and assume the rights and obligations of the CSR Agreements. There are three distinct agreements, which we expect to assume.

•        Foundation Agreement.    We expect to make regular contributions towards human resource development, infrastructure, social amenities, protection of natural resources, and support for cultural heritage, allocated across the local communities. Disbursements under the CSR Agreements are administered by a nonprofit foundation, whose fiduciary board membership is shared by the Company and representatives of the local communities.

•        Employment Agreement.    This agreement obligates the leaseholder to provide employment and training of both skilled and unskilled labor to members of the local community. The local assemblies and chiefs provide validation for members of their respective communities.

•        Relationship and Sustainable Livelihood Agreement.    This agreement provides forums and methods of dispute resolution. This agreement also obligates the leaseholder to pay $1 per ounce of gold produced to support an oil palm plantation project, as a sustainable livelihood program. As of the date of the proxy, this oil palm plantation covers approximately 1,000 hectares and provides livelihoods for 150 farmers and jobs for 400 additional workers.

•        Immovable property agreements

•        License Agreement.    This agreement dated 24 October 2012 between the State Gold Mining Company (“SGMC”) and the then-leaseholder (predating the Previous Leaseholder) under which SGMC grants the lease holder unrestricted access and use of specified mining assets and infrastructure situated at Prestea in the Western Region of Ghana, which are used for, and in support of, underground mining operations (the “Prestea Properties”). The licence runs with the duration of the Prestea underground mining lease and may be automatically extended for such further period as the Prestea underground mining lease may be extended.

•        Sublease Agreement.    This agreement dated 19 September 2007 between SGMC, Prestea Goldfields Limited and the then-leaseholder (predating the Previous Leaseholder) under which SGMC sublets certain residential and other properties (the “Additional Prestea Properties”) to the lease holder for the period concurrent with the duration of the Prestea underground and Prestea surface mining leases (including renewals), whichever is longer. The rent reserved and payable thereunder is an annual rate of USD 64,683. The rent is subject to review at each third anniversary of the SGMC Sublease Agreement.

•        Minerals Income Investment Fund.    As a legal requirement for the company’s mining activities in Ghana, we expect to issue a 10% non-dilutable free carried interest in BG-BPL to the Government of Ghana. The Government of Ghana receives a gross revenue Mineral Royalty of 5% on all gold production through the Minerals Income Investment Fund of Ghana, a statutory corporation.

Description of the Bogoso Prestea Mine

Certain information that follows relating to the Bogoso Prestea Mine is derived from, and in some instances is an extract from, the Technical Report Summary prepared in compliance with the SEC’s Modernization of Property Disclosures for Mining Registrants. Portions of the following information are based upon assumptions, qualifications and procedures that are not fully described herein.

For a complete description of the Bogoso Prestea Mine, including the exploration and mineral resource estimates, refer to the Technical Report Summary prepared by Wardell Armstrong International.

Description and Location

The Bogoso and Prestea concessions are located in the Western Region of Ghana, approximately 200km from the capital Accra and 50km from the coast of the Gulf of Guinea. Bogoso and Prestea comprise a collection of adjoining mining concessions that together cover a 42km section of the Ashanti gold district in the central eastern section of the Western Region of Ghana, with the processing facilities situated approximately 10km south of the town of Bogoso.

GHANA
BURKINA FASO
BENIN
TOGO
CÔTE D'IVOIRE
UPPER WEST
UPPER EAST
NORTHERN
BRONG-AHAFO
VOLTA
ASHANTI
EASTERN
WESTERN
CENTRAL
GREATER ACCRA
Gulf of Guinea
Bolgatanga
Wa
Tamale
Sunyani
Kumasi
Koforidua
Accra
Sekondi-Takoradi
Cape Coast
Lomé
Bawdie
Bogoso
Prestea
Tarkwa
National capital
Regional capital
Town, village
Airport
International boundary
Regional boundary
Main road
Secondary road
Railroad
0 25 50 75 100 km
0 25 50 75 mi
The boundaries and names shown and the designations used on this map do not imply official endorsement or acceptance by the United Nations.
Map No. 4186 Rev.3 UNITED NATIONS
February 2006
Department of Peacekeeping Operations
Cartographic Section

Manso Amenfi
Hiawa
Bawdie
Beposo
5°35'N
Bogoso
Tarkwa
Breman
2°15'W
2°10'W
2°05'W
2°W
1°55'W
Prestea- Huni
Valley District
Huni Valley
5°25'N
Abooso
5°20'N
New Atuabo
10 km

Detail of the Mining Leases

The Project is located approximately 6km southwest of the town of Bogoso. The UTM coordinates of the Project are 605750mE, 610055mN, and at an elevation of 85mASL.

History

Mining and exploration at Prestea has been ongoing since 1873. During the majority of this period, the work was concentrated around the Prestea Village area with the development of the underground operation and a small open pit at Plant North in the north of the Prestea concession.

Recorded production for the Prestea mine began in 1912 under the British company Ariston Mining, which operated the mine until the 1950s. The company was responsible for the majority of the underground development including shaft sinking, ventilation, and level development. The mine was nationalized in the late 1950s, following the independence of Ghana, when all mining operations in the Prestea region were consolidated under the management of Prestea Gold Limited, a subsidiary of the State Gold Mining Company Limited (“SGMC”).

In the early 1990s, the government of Ghana reopened the mining industry to foreign companies and a joint venture agreement was formed between Barnex JCI Ltd., Prestea Gold Ltd., the SGMC, and the government of Ghana. Barnex JCI Ltd. withdrew from the joint venture in 1998 due to a low gold price and aging infrastructure. A consortium supported by the Ghana Mine Workers Union was then founded to operate the mine under the name Prestea Gold Resources Limited (“PGR”).

Golden Star Resources (“GSR”) acquired the rights to the Bogoso operations in 1999 and acquired the surface rights for Prestea in 2001. A joint operating agreement was signed in January 2002 between Bogoso Gold Limited (“BGL”), a subsidiary of GSR incorporated under the laws of Ghana, and PGR. This agreement granted BGL the right to develop and operate the PUG mine while also setting out the protocols and procedures to be observed by BGL and PGR in the day-to-day operations of the surface and underground mining operations.

In 2020, the properties were sold by GSR to Future Global Resources Limited (“FGR”). In 2023, mining operations were suspended, and in January 2024, the leases were sold to the new leaseholder, BG-BPL. The registration of the legal transfer was completed on May 15, 2024.

On September 20, 2024, the previous owner received a Notice of Termination of its mining leases from the Minerals Commission of Ghana, which encompasses those leases transferred to BG-BPL pursuant to the January 27, 2024 Purchase and Assumption Agreement, for alleged breaches of the terms of those mining leases. The Mineral Commission has appointed an Interim Management Committee to safeguard the site during the dispute period. Future Global Resources Limited, FGR-Bogoso Prestea Limited (FGR-BPL) and the Company have disputed the legality of the Notice of Termination by the Minerals Commission of Ghana and have begun the process to engage in mutual discussions to resolve the matter. If the matter is not resolved within the procedural timeframes prescribed by the relevant dispute resolution processes, it will be referred to international arbitration. While this dispute is ongoing, the Company’s mining leases in Ghana remain valid and in full effect unless otherwise determined at arbitration.

Property Ownership and Agreements

Mining Lease agreements covering the area of mining operations and granted by the Government of the Republic of Ghana, have been obtained and reviewed by the QP. Specifically, the boundary coordinates have been digitized and confirmed. The dates granted, and the concession boundaries have been reviewed and it is concluded that the mineral resources lie inside the current license area.

Mineral rights have been granted under the Minerals and Mining Act, 2006 (Act 703). This Act is the governing legislation for Ghana’s minerals and mining sector. As defined by Act 703, every mineral in its natural state in, under or upon land in Ghana, rivers, streams, water-courses throughout the country, the exclusive economic zone, and an area covered by the territorial sea or continental shelf, is the property of the Republic of Ghana and is vested in the president in trust for the people of Ghana. By means of the Act, land in the country may be made the subject of an application for a mineral right in respect of a mineral specified in the application.

The surface mining lease was originally granted to Bogoso Gold Limited on November 16, 2001, giving them primary control over the Prestea mineral resources (Prestea Sankofa Gold Limited has a small tailings retreatment operation located on the Prestea surface concession).

Surface rights to land affected by the PUG West Reef project are traditionally in the ownership of the Himan and Nsuta Mbease Stool lands of the Wassa Fiase Traditional Area. The Paramount Chief of the Traditional area exercises traditional control over the divisional and sub-chiefs of the settlements and hamlets within the Project area.

Exploration and Drilling Activities

The earliest reported mining activity on the Bogoso concession was at the Bogoso South deposit, where in 1905 and 1906, approximately 7,500t of material was excavated from two shafts. Processing of the mineralization yielded 5,300oz of gold. Bogoso South underground workings were pumped out in 1933 and a third shaft was sunk 30m north of the old workings.

Historical exploration activities from the 1930s to 1950s are discussed in further detail in Section 5 of the Technical Report Summary.

The first drilling program, carried out by SGMC, was centered on the old Buesichem lease, located at the southern boundary of the Bogoso concession. The 36 holes drilled outlined a broad, low-grade zone of gold mineralization.

In a United Nations report from 1983, tonnage was estimated at about 3.0Mt grading 5.0g/t Au and was located in two lenses to a depth of about 200m. The UNDP (United Nations Development Program) drilling program was carried out in 1976 to 1978 in the vicinity of Chujah and Dumasi. Several holes were also drilled at Bogoso North in an effort to trace possible extensions of the large, oxidized deposit previously mined by MGMAL. Between Chujah and Dumasi, the UNDP drilled 21 holes spaced ≈122m apart, covering a strike length of approximately 1,000m. Results of the drilling done at Bogoso North were discouraging, but at Chujah and Dumasi, a broad zone of mineralization was outlined.

In 1986, CBRL commenced exploration on the Bogoso concession. Exploration between 1986 and 1988 outlined potential for development of mining operations on the concession. Included as part of this work was drilling of the Marlu tailings, dewatering and sampling of the Marlu underground workings to a depth of about 100m, drilling beneath the old open pits, adit sampling and trenching at Chujah, Dumasi, Dumasi North, and Boppo3.

In 1989, JCI Limited acquired the Prestea concession and collared 38 holes totalling about 6,000m at the Buesichem deposit. JCI also tested the southern extensions of the Buesichem deposit along the Beposo oxide pits which were drilled further by Bogoso Gold Limited (BGL) and have since been mined and processed.

In late 1994, some 2,526m of diamond drilling was carried out in Chujah and Bogoso North pits to provide HQ core for bio-oxidation testwork using the BIOX® marketed by Biomin Limited, a Subsidiary of Gold Fields.

There are currently no active exploration programs.

Billiton took control of the Bogoso property in the late 1980s, and conducted only limited exploration programs. GSR acquired the rights to the Bogoso operations in 1999 and acquired the surface rights for Prestea in 2001. Following these acquisitions, GSR conducted exploration programs along the entire Ashanti trend covered by the Bogoso and Prestea concessions which included mapping programs, pit sampling, soil geochemistry and drilling programs.

In 2007, GSR contracted Geotech Airborne Geophysical Surveys (“GEOTECH”) to run a VTEM survey which they flew over the entire project area. A number of targets were generated from the VTEM survey and a drilling program was embarked upon in 2009 ending in 2011 over a total of 230 Reverse Circulation (RC) and 364 diamond drilling (DD) holes over the various deposits. The Prestea underground West Reef target was the only area being actively mined by GSR at the end of their tenure. A total of 81 channel samples were collected on the 17 L reef drive averaging 2.4m width with composite grades ranging from 0.1 to 127g/t gold.

In 2017, a number of chip channel samples were taken from the West Reef. In all, 142 channel samples were taken on the 24 level and S1-S5 (8280N-2375N) were included in the GSR December 2017 Mineral Resource Estimate update and subsequent updates.

The underground drilling of the West Reef target was conducted by GSR over several campaigns between 2004 to 2017 with a total of 151 holes and 36,500m being completed during this time. Data is currently available from some 675 surface and underground drillholes in the Prestea area broken down as follows:

•        Diamond Drilling surface = 274 boreholes; 29,700m

•        Reverse Circulation surface = 137 boreholes; 14,000m

•        Diamond Drilling underground = 315 boreholes; 53,500m

In total there have been 5,200 holes drilled and over 426,000m of drilling conducted on the various deposits.

Mineral Resources

The Mineral Resource estimate for the project is reported here in accordance with the SEC S-K 1300 regulations. For estimating the Mineral Resources for the Bogoso Prestea Project, the following definition as set forth in the S-K 1300 Definition Standards adopted December 26, 2018 was applied.

Under Regulation S-K Item1300, a Mineral Resource is defined as:

“… a concentration or occurrence of material of economic interest in or on the Earth’s crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A mineral resource is a reasonable estimate of mineralization, taking into account relevant factors such as cut-off grade, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralization drilled or sampled.”

The Mineral Resources presented in this section are not Mineral Reserves and do not reflect demonstrated economic viability. The reported Inferred Mineral Resources are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as Mineral Reserves. There is no certainty that all or any part of this Mineral Resource will be converted into Mineral Reserve. All figures are rounded to reflect the relative accuracy of the estimates and totals may not add correctly.

Table 2: Bogoso and Prestea — Summary of Gold Mineral Resources as at April 2024. Based on the cut off prices set out in the assumptions below.

The parameters used for the MRE calculations are:

•        The effective date of the Mineral Resource estimate is 1st April 2024;

•        Open pit Mineral Resources are reported within optimised open pit shells at an effective Au price of $2,050/oz

•        Open pit Mineral Resources are reported to a cut-off grade of 0.7g/t Au for both free milling and refractory material;

•        Underground Mineral Resources are reported as in-situ material to a cut-off grade of 5.2g/t Au;

•        Mineral Resources do not include material in TSF 1;

•        Mineral Resources are material which satisfies the requirement that they have reasonable prospects for eventual economic extraction (RPEEE); and

•        Mineral Resources are reported INCLUSIVE of material which may fall into the Reserve category upon application of appropriate mining factors.

The Prestea Underground resource reported is based on stope depletion data, cut off grade of 5.20 g/t, and change to the assumed mining method away from the restrictive Alimak stoping method. The Open Pit resource reported is based on depletion data and a cut off grade of 0.70 g/t for both free milling and refractory material. The underground and open pit resource cut off grade is based on a gold price of $1950/oz.

Dr. John Arthur (independent consultant) is a qualified person as defined in NI 43-101, has reviewed the technical information on this property and is responsible for the production and sign-off of the Mineral Resource estimate. All exploration data from the leases and concessions were collected by GSR personnel, with the exception of auger sampling programs where contractors are occasionally hired. Contractors are supplied with comprehensive field procedures designed to ensure reliability of the exploration data and minimize voluntary and inadvertent contamination and supervised by GSR employees. For all drilling programs, GSR followed a standardized approach to drilling and sampling on all its Ghanaian projects. Sampling is typically carried out along the entire drilled length. Sampling from RC drilling is carried out using a standard single cyclone with samples collected at 1.0m intervals through the expected mineralized zone. In zones of waste rock, the sample interval is occasionally increased to a 3.0m composite. However, all samples are assayed and if a 3.0m sample returns a significant grade value the original 1.0m samples will be assayed individually. Core from surface diamond drilling (DD) is collected using HQ size core barrels. The core is logged and sawn in half at the Bogoso mine site and 1.0m samples are prepared through the prospective mineralized zone. Sample assays were performed at either SGS Laboratories in Tarkwa (“SGS Tarkwa”) or Transworld (now Intertek) Laboratories (“TWL”) which is also based in Tarkwa. Sample preparation and analysis were carried out to industry standards with sample pulverisation to 90-95% passing 75μm (depending on laboratory) with a 50g pulp selected for fire assay with an AA finish at both laboratories. QA/QC sample procedures for internal control have varied over the different drill programmes across Bogoso Prestea but have included replicates (field duplicates) as an assessment of sampling precision ad deposit variability, check duplicates (coarse duplicates) as a check on the ability of sample preparation and sampling to produce a homogenous sample, repeat duplicates (pulp duplicates) as an assessment of repeatability of sample analysis, blank samples as an assessment of potential contamination and efficiency of the laboratory and standard samples (certified reference materials) as an assessment of analytical precision and accuracy. Whilst the percentage of such samples submitted alongside regular samples varied across the different exploration programmes, the QP was involved in a review of said samples prior to each Mineral Resource update and, where required, requested additional duplicate or other QA/QC samples for additional data verification.

In the Technical Report Summary, the forward-looking information related to Mineral Resources, considers the material factors that could cause actual results to differ materially from the conclusions, estimates, designs, forecasts or projections, and mining unit dimensions; prevailing economic conditions, commodity markets and prices over the LOM period; regulatory framework is unchanged during the Study period and no unforeseen environmental, social or community events disrupt timely approvals; estimated capital and operating costs; and project schedule and approvals timing with availability of funding.

For more information regarding the assumptions and parameters used to estimate mineral resources on the Bogoso Prestea Mine, see Sections 11 and 22 of the Technical Report Summary.

Regulatory Matters

BGHL is subject to a wide range of laws and regulations governing all aspects of its operations, including with respect to environmental protection, reclamation, exploration, development, production, taxes, immigration, labour standards and employment issues, occupational health, mine safety, dam safety, toxic substances and wastes, securities and foreign corrupt practices. BGHL has made, and expects to make in the future, significant expenditures to comply with these laws and regulations. Non-compliance can result in violations and legal claims, as well as substantial fines, penalties, reputational damage and delays in or suspension of day-to-day operations. Pending or proposed changes to existing laws and regulations, as well as any proposed or contemplated new laws or regulations, could also have significant impacts on BGHL’s business and results of operations, the extent of which cannot always be predicted.

Ghana: General Laws Relating to Mining

Control of minerals and mining companies

The Constitution of Ghana as well as the Minerals and Mining Act, 2006 (Act 703) (the “GMM Act”) provide that all minerals in Ghana in their natural state are the property of the State and title to them is vested in the President on behalf of and in trust for the people of Ghana, with rights of reconnaissance, prospecting, recovery and associated land usage being granted under licence or lease. The grant of a mining lease by the Ghana Minister of Lands and Natural Resources (the “LNR Minister”) upon the advice of the Minerals Commission is subject to parliamentary ratification unless the mining lease falls into a class of transactions exempted by the Ghanaian Parliament. The LNR Minister has the power to object to a person becoming or remaining a controller of a company which has been granted a mining lease if the LNR Minister believes, on reasonable grounds, that the public interest would be prejudiced by the person concerned becoming, or remaining, a controller.

Tax laws relating to mining

Currently, the main tax laws in Ghana include the following acts and regulations, which have been frequently amended over the years:

•        Income Tax Act, 2015 (Act 896) (as amended) and Income Tax Regulations, 2016 (L.I. 2244);

•        Customs Act, 2015 (Act 891) (as amended) and Customs Regulations, 2016 (L.I. 2248);

•        Value Added Tax, 2013 (Act 870) (as amended) and Value Added Tax Regulations, 2016 (L.I. 2243);

•        Revenue Administration Act, 2016 (Act 915) (as amended); and

•        Exemptions Act, 2022 (Act 1083).

The Income Tax Act, 2015 (Act 896) ringfences and taxes income derived from mining operations at the rate of 35 percent.

Furthermore, mining companies must pay ground rent and royalties. Ground rent is payable annually and is calculated based on the number of cadastral units of land held. Royalties are calculated as a percentage of total revenue from minerals obtained by the mining company. The Government of Ghana currently applies a five percent royalty rate to mining companies who have not agreed a different royalty rate under an agreement with the State.

The Exemptions Act, 2022 (Act 1083) (“Exemptions Act”) defines the scope of tax exemptions that may be granted under Ghanaian law, and sets out the administrative process for obtaining a tax exemption. The Exemptions Act requires a person with the benefit of an existing tax exemption to apply to the Ghana Minister of Finance by 11 March 2023 in order to continue to benefit from that tax exemption.

Environmental laws relating to mining

Mining companies are required, under the GMM Act, Environmental Assessment Regulations, 1999 (L.I. 1652), Environmental Protection (Mining in Forest Reserves) Regulations, 2022 (L.I. 2462) and Water Use Regulations, 2001 (L.I. 1692), to obtain all necessary approvals from the Environmental Protection Agency (the “Ghana EPA”) and, in appropriate cases, the Water Resources Commission, the Forestry Commission and/or the Minerals Commission before undertaking mining operations. This includes undergoing an environmental impact assessment process and, following the issuance of the environmental permit, periodically preparing environmental management plans, which include details of the likely impacts of mining operations on the environment and local communities, as well as a comprehensive plan and timetable for actions to mitigate and remediate any adverse effects of the mining operations, for submission to the Ghana EPA. The Minerals and Mining (Health, Safety and Technical) Regulations, 2012 (L.I. 2182) also impose further obligations to obtain the necessary permits from the Inspectorate Division of the Minerals Commission for the operation of mines.

Environmental laws in Ghana also require mining operators to rehabilitate land negatively impacted by mining operations according to an environmental cost reclamation plan agreed with the Ghana EPA. The environmental cost reclamation plan includes two cost estimates, namely the cost of rehabilitating the mining area at the end of the life of the mine as well as the cost of rehabilitating the mine as at the date of the reclamation plan. These estimates are reviewed annually and updated every two years. Each mining company is typically required to secure a percentage

(typically between 50 percent and 100 percent) of the estimated rehabilitation costs by posting reclamation bonds underwritten by banks and restricted cash. The terms of each reclamation bond are determined by a reclamation security agreement between that company and the Ghana EPA.

Foreign exchange, export and other rules

The Foreign Exchange Act, 2006 (Act 723) (“Foreign Exchange Act”), is the principal law governing foreign exchange in Ghana. It provides for amongst other things, the exchange of foreign currency, international payment transactions and foreign exchange transfers. The Bank of Ghana (BoG) is the licensing, regulatory and supervisory authority to give effect to the Foreign Exchange Act. A licence issued by the BoG is required to deal in or denominate transactions in foreign exchange. Dealing in foreign exchange is defined to mean (a) purchase and sale of foreign currency; (b) receipt or payment of foreign currency; (c) importation and exportation of foreign currency; and (d) lending and borrowing of foreign currency.

Rules regarding the export of gold and diamonds

The Bank of Ghana introduced new measures to regulate and monitor the export of gold and diamonds from Ghana in 2015. From September 2015, all exports of gold and diamonds must be carried out through the Precious Minerals Marketing Company Ltd (“PMMC”), except where the exporter is the holder of a licence that permits it to export directly. The Ghana Revenue Authority (Customs Division) only permits gold to be exported by a licensed gold exporter who has a completed Form FEX A4 bearing Bank of Ghana’s embossment.

Local assaying and refinement policies

In November 2016, the Ministry of Lands and Natural Resources issued a ministerial directive appointing the PMMC as designated laboratory for assaying in Ghana. The directive requests all persons holding export licences for gold to submit all gold to be exported to the PMMC for assay before export. Mining businesses, including AngloGold Ashanti, acting through the Ghana Chamber of Mines were opposed to this directive due to its potential negative impact on mining companies in the region. As a result, the Chamber initiated proceedings to reverse or modify the directive. Following discussions in respect of the mining industry’s concerns, the Chamber and Government agreed on the modalities for implementing the national assaying policy and it was introduced in February 2018 following a one-month pilot among certain mining companies. Subsequently, in June 2019, the LNR Minister released a statement reiterating the Government of Ghana’s plans to locally refine 30 percent of the gold produced in the country. Discussions between the Ghana Chamber of Mines and the Government of Ghana’s economic management team in 2019 led to the Chamber agreeing to consider the proposal and for the parties to discuss detailed modalities to ensure that a move to locally refined gold does not become detrimental to the mining industry.

Local content and local participation policy

Mining companies must submit a detailed programme for the recruitment and training of Ghanaians with a view to achieving “localisation”, which is the replacement of expatriate personnel in a company’s Ghanaian operations by Ghanaian personnel. In addition, mining companies must give preference to Ghanaian products and personnel, to the maximum extent possible, consistent with safety, efficiency and economies. The Minerals and Mining (General) Regulations, 2012 (L.I. 2173) give further details on the localisation policy. The Minerals and Mining (Local Content and Local Participation) Regulations, 2020 (L.I. 2431) came into force on 22 December 2020 with the purpose of developing Ghanaian participation in the mining industry value chain by imposing an obligation on mining companies to procure goods and services with Ghanaian content to the maximum extent possible.

Gold sector overview

Gold has been a symbol of wealth and store of value for centuries. As one of the world’s most sought-after metals, its value extends beyond jewelry and central bank reserves. Gold supply is derived from two main sources, Mining and Recycling. Mining involves extracting gold from the earth through methods such as open pit/surface mining and underground mining. Recycled gold comes from sources such as old jewelry and industrial waste.

Gold is used across the electronics industry and will play an important role in facilitating the transition to a decarbonized economy. Gold is used in smart phones, tablets and computers, as well as developing technologies such as gold catalysts that convert carbon dioxide into useful fuels, gold nanomaterials to enhance hydrogen fuel cell performance, and improving the efficacy of solar photovoltaics and how the sun’s energy is captured and utilized (World Gold Council) as provided in a World Gold Council report, Gold and Climate Change.

Gold’s diverse uses mean different sectors of the gold market rise to prominence at different points in the global economic cycle. This diversity of gold demand and self-balancing nature of the gold market underpin gold’s robust qualities as an investment asset.

In 2023, the global economic landscape underwent significant transformations and gold, the renowned safe-haven asset, assumed a pivotal role within the financial markets amidst heightened uncertainties and evolving geopolitical dynamics. Gold prices have recently reached an all-time high of over $2,200/oz.

Global Gold Supply Data

Tonnes	Q3 – 2022	Q4 – 2022	Q1 – 2023	Q2 – 2023	Q3 – 2023
Mine Production	949.1	946.7	860.2	912.7	971.1
Net Producer Hedging	(26.8)	(13.6)	37.1	(19.5)	7.2
Recycled Gold	268.3	290.7	312.0	322.9	288.8
Total Supply	1,190.3	1,223.8	1,209.3	1,216.1	1,267.1

Source: World Gold Council

Ghanaian Gold Sector

Ghana has a rich mining history with more than 2,000 years of recorded gold mining and is currently one of the largest producers of gold in Africa, according to World Gold Council. Historical mining in Ghana largely focused on alluvial deposits, although shallow pits and deeper shafts have also been recorded. A majority of current production comes from large, typically international, mining companies with significant open pit and underground operations.

Every mineral in its natural state in, under or upon land in Ghana, rivers, streams, water-courses throughout the country, in the exclusive economic zone, and an area covered by the territorial sea or continental shelf, is the property of the Republic of Ghana and is vested in the president in trust for the people of Ghana. By means of the Mining Act, land in Ghana may be made the subject of an application for a mineral rights in respect of a mineral specified in the application. Mineral rights are issued by the Minister on the recommendation of the Minerals Commission. A corporate body duly registered in Ghana can apply to the Minerals Commission for a renewable prospecting license granting exclusive rights to explore for a particular mineral in a selected area for an initial period not exceeding three years. When exploration has successfully delineated an ore/mineral reserve, an application may be made to the Minerals Commission for conversion to a mining lease, granting a company the right to produce a specific product from the concession area. Provided that a reconnaissance license holder or a prospecting license holder has complied with all of its obligations under the law, they will have a preferential right to obtain a mining lease over the same area.

BGHL’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following “Management’s Discussion and Analysis of Financial Condition and Results of Operations” should be read in conjunction with our condensed consolidated financial statements for the three and six months ended June 30, 2024 and our financial statements for the period from November 9, 2023 (inception) to December 31, 2023 and other information included elsewhere in this report. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from such forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those identified below and those discussed in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this report. Additionally, our historical results are not necessarily indicative of the results that may be expected in any future period. Amounts are presented in U.S. dollars.

Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we,” “us,” “our” and “the Company” generally refer to Blue Gold Holding Limited in the present tense or Blue Gold Holding Limited from and after the Business Combination.

Business Overview

Blue Gold Holdings Limited (the “Company” or “BGHL”) is a newly-formed company incorporated in the United Kingdom, with the intent to acquire Tier 1 gold mining assets. The Company’s initial activities are focused on the Ashanti Gold Belt located in Ghana.

The Company has one subsidiary, Blue Gold Bogoso Prestea Ltd, a wholly owned subsidiary Company incorporated in Ghana on January 26, 2024.

Recent Developments

Recent events impacting our business are as follows:

Business Combination Agreement:

On December 5, 2023, Perception Capital Corp. IV, a Cayman Islands exempted company limited by shares formerly known as RCF Acquisition Corp. (“Perception”), Blue Gold Limited, a Cayman Islands company limited by shares, and Blue Gold Holdings Limited, a private company limited by shares formed under the laws of England and Wales, entered into a Business Combination Agreement (the “Original Business Combination Agreement”), subsequently amended on May 2, 2024, June 12, 2024 and November 7, 2024 (the “Amended Business Combination Agreement”) to, among other things, (a) restructure the transaction as follows: (i) Blue Gold Limited shall form a wholly owned subsidiary (the “Blue Merger Sub”) for the purposes of effecting the Blue Merger, (ii) Perception shall merge with and into Blue Gold Limited, a wholly owned subsidiary of Perception with Blue Gold Limited being the surviving entity (the “Perception Reorganization”), (ii) BGHL will form or acquire a new Cayman Islands entity (“NewCo”) and cause the contribution of all of the issued and outstanding shares of BGHL to NewCo, (iii) Blue Merger Sub shall merge with and into NewCo, following which the separate corporate existence of Blue Merger Sub shall cease and (iv) at the Merger Effective Time, NewCo shall continue as the surviving entity and wholly owned subsidiary of Blue Gold Limited (“New Blue”), and to (b) make changes to certain representations and conditions to the Closing to match the revised structure.

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, although Perception will acquire all of the outstanding equity interests of the Company in the Business Combination, Perception will be treated as the “acquired” company and the Company will be treated as the accounting acquirer for financial statement reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of the Company issuing stock for the net assets of Perception, accompanied by a recapitalization. The net assets of Perception will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of the Company.

The Company has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the Assuming Minimum Redemptions Scenario and the Assuming Maximum Redemptions Scenario:

•        The Company’s stockholders will have the greatest voting interest in the Post-Combination Company;

•        The Company’s stockholders will have the ability to control decisions regarding election and removal of directors and officers of the Post-Combination Company;

•        The Company will comprise the ongoing operations of the Post-Combination Company; and

•        The Company’s existing senior management will be the senior management of the Post-Combination Company.

Purchase and Assumption Agreement

On January 27, 2024, the Blue Gold Bogoso Prestea Ltd and FGR Bogoso Prestea Ltd entered into a purchase and assumption agreement (the “Purchase Agreement”) to acquire certain mining assets, primarily mining leases, of the Bogoso Prestea Mine, subject to certain closing conditions including approval by the Ministry of Lands and Natural Resources of the Republic of Ghana. The closing conditions have been met, with a number of subsequent closing deliverables still to be concluded (including the Royal Gold Agreement novation, the Golden Star Resources Agreement novation and the Corporate Social Responsibility Agreement novation). The registration of the legal transfer was completed on May 15, 2024. Blue Gold Bogoso Prestea Ltd will ultimately be 90% owned by BGHL and 10% owned by the Government of the Republic of Ghana. The Company accounted for the purchase as an asset acquisition in accordance with ASC 805 and allocated the total consideration transferred on the date of acquisition to the assets on a relative fair value basis.

Notice of Termination of Mining Leases

On May 15, 2024, BG-BPL became the new leaseholder of record for the Bogoso Prestea Mine. BG-BPL assumed the related leases and licenses pursuant to the Purchase and Assumption Agreement with the Previous Leaseholder dated January 27, 2024. Subsequently, on September 20, 2024, the Previous Leaseholder received a notice of termination of mining leases (the “Commission Notice”) from the Minerals Commission of Ghana (the “Mineral Commission”) alleging violations of the related leases. After the Commission Notice, the Mineral Commission formed an Interim Management Committee (“IMC”), and the IMC assumed managerial control of the mine site. The Company and the Previous Leaseholder, pursuant to the Minerals and Mining Act 2006 (Act 703) (the “Mining Act”), actively dispute the contents and legality of the Commission Notice and the appointment of an IMC. On October 14, 2024, the Company delivered notice to the Republic of Ghana requesting settlement of the Company’s dispute pursuant to the Agreement between the Government of the United Kingdom of Great Britain and Northern Ireland and the Government of the Republic of Ghana for the Promotion and Protection of Investments, signed in Accra on March 22, 1989 and entered into force on October 25, 1991 (“UK-Ghana BIT”). Pursuant to Article 10 of the UK-Ghana BIT, the Company retains the right to initiate international arbitration proceedings against the Republic of Ghana if the dispute is not resolved within three months from the date of the Company’s notice dated October 14, 2024. Pending the resolution of the Company’s dispute, BGHL has been advised by Kimathi Partners, its counsel in Ghana, that pursuant to Section 27(5) of the Mining Act, the leases remain valid and in full effect. During the period since the Commission Notice, there has been media attention and speculation regarding the Bogoso Prestea Mine, including reporting from certain media outlets in Ghana that the Bogoso Prestea mining leases were issued to a third party by the Ghanaian Minister of Lands and Natural Resources. To the Company’s knowledge, no such lease issuance has occurred. Further, if such action were taken, Kimathi Partners has further advised BGHL that under Section 5 of the Mining Act, Ghanaian law requires parliamentary approval of such issuance of the mining lease and, consequently, BGHL would contest as part of the ongoing dispute described in this paragraph.

On December 18, 2024, the Company filed an application for judicial review with The High Court of Justice (Commercial Division) requesting that the court grant an order returning the managerial control of the Bogoso Prestea Mines to BG-BPL.

On December 18, 2024, the Company also filed an application for interlocutory injunction (the “Injunction Application”) pending the court’s review of the application for judicial review. Under the Injunction Application, the respondents, which include the IMC and the Ghanaian Minister of Lands and Natural Resources, are prohibited from (1) taking possession or control of the Bogoso Prestea Mines, (2) requesting parliamentary approval of any mining lease over the Bogoso Prestea Mines, and (3) taking any steps related to approving the transfer of the Bogoso Prestea Mines.

On December 23, 2024, the Economic and Organised Crime Office (“EOCO”) commenced an investigation into alleged fraud connected with the attempted acquisition of the Bogoso Prestea Mines by Heath Goldfields Limited. In accordance with its powers set forth in Section 33 of the Economic and Organised Crime Act, 2010 (Act 804) and their pending investigation, EOCO has frozen the attempted acquisition by Heath Goldfields Limited of the Bogoso Prestea Mines pending the completion of their investigation.

On January 27, 2025, the Company filed an Application For Contempt of Court with The High Court of Justice (Commercial Division) (the “Contempt Motion”) alleging that that the IMC remain in control, possession, and management of the Bogoso Prestea Mines and engaged with discussions with Heath Goldfields Limited for the purposes of handing over the Bogoso Prestea Mines to Heath Goldfields Limited in violation of the judicial review application and injunction application that were served upon them.

Results of Operations

As of June 30, 2024, the Company has not generated any revenue since inception. As of June 30, 2024, the Company’s expenses are associated with start-up costs related to the potential Business Combination as described above and plant maintenance costs associated with the mine leases.

The following table summarizes our financial results for the three and six months ended June 30, 2024:

	Three months ended June 30, 2024	Six Months ended June 30, 2024
Operating expenses
General and administrative expenses	$374,750	$460,392
Merger and acquisition expenses	550,100	1,035,495
Plant costs	1,349,153	1,349,153
Accretion of asset retirement obligation	207,200	207,200
Depreciation	89,381	89,381
Total operating expenses	2,570,584	3,141,621

Other expense
Interest expense	(41,007)	(41,007)
Total Other expense	(41,007)	(41,007
Net loss	$(2,611,591)	$(3,182,628)

As of December 31, 2023, the Company’s expenses are associated with start-up and costs related to the potential Business Combination as described above.

The following table summarizes our financial results for the period from November 9, 2023 (inception) to December 31, 2023 (in dollars):

For the period from November 9, 2023 (inception) to December 31, 2023
Operating Expenses:
General and administrative	$333,781
Start up costs	897
Loss from operations	$(334,678)

Liquidity and Capital Resources

Since inception, the Company’s primary source of liquidity has been cash flows from a loan provided by an affiliated company and funds generated from the issuance of convertible loan notes payable. For the six months ended June 30, 2024, the Company reported an operating loss of $3.2 million and cash flows used in operations of $2.1 million. As of June 30, 2024, the Company had an aggregate cash and cash and cash equivalents balance of $714 and a net working capital deficit of $3.3 million.

On December 30, 2023, the Company entered into a loan agreement of up to $1.5 million with an affiliate entity pursuant to which the affiliate agreed to make vendor payments to cover start-up and other operating costs on behalf of the Company. On June 16, 2024, the Company executed $2,500,000 of 15% interest bearing convertible loan notes to fund working capital needs.

The funding of the Company’s future capital requirements will depend on many factors, including the Company’s revenue growth rate, the timing and extent of spending to support the restart of the Bogoso Prestea Mine and further exploration activities. To finance these activities, the Company will need to raise additional financing. While there can be no assurances, the Company intends to raise such capital through issuances of additional equity raises, debt finance, trade finance, and/or offtake finance. Management is in discussion with several funding sources, including having signed a Gold Advance Payment Purchase Agreement (“GAPPA”) with Gerald Metals (“Gerald”), whereby, subject to satisfying several conditions precedent, Gerald will make an advance payment of up to $25,000,000 to fund restart costs. If additional or alternative financing is required from outside sources, the Company may not be able to raise it on terms acceptable to the Company or at all. If the Company is unable to raise additional capital when desired, the Company’s business, results of operations and financial condition would be materially and adversely affected.

As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern through twelve months from the date these financial statements are available to be issued. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Critical Accounting Estimates

Basis of Accounting

The accompanying condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). References to GAAP issued by the FASB in these accompanying notes to the condensed consolidated financial statements are to the FASB Accounting Standards Codification (“ASC”).

Foreign currency translation and transactions

The Company’s reporting currency is the U.S. dollar. The Company translates the financial statements of its foreign subsidiary from the local (functional) currency into US Dollars using the year or reporting period end or average exchange rates in accordance with the requirements of Accounting Standards Codification subtopic 830-10, Foreign Currency Matters (“ASC 830-10”). Assets and liabilities of these subsidiaries were translated at exchange rates as of the balance sheet date. Expenses are translated at average rates in effect for the periods presented. Translation gains and losses are recorded in accumulated other comprehensive income or loss as a component of shareholders’ equity.

Gains and losses resulting from transactions denominated in a currency other than the functional currency of the entity are included in other (expense) income, net in the condensed consolidated statements of operations using the average exchange rates in effect during the period.

The Company has a subsidiary in Ghana. The Company holds certain long-lived assets in Ghana including the mineral assets. Ghana has experienced economic instability and the Ghanian government has implemented various monetary policies. Ghana has also experienced high rates of inflation over the past several years. The Company applies hyper-inflationary accounting to Ghana in accordance with the guidelines in ASC 830, “Foreign Currency.” A hyper-inflationary economy designation occurs when a country has experienced cumulative inflation of approximately

100 percent or more over a 3-year period. The hyper-inflationary designation requires the local subsidiary in Ghana to record all transactions as if they were denominated in U.S. dollars. The subsidiary in Ghana is has not generated revenue to the date of this report and total net currency exchange losses were not significant.

Use of Estimates

The preparation of the accompanying condensed consolidated financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts and disclosures of assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates are adjusted to reflect actual experience when necessary. Significant estimates made by management include, but are not limited to, valuation of mineral rights, valuation of royalty liabilities, contingent consideration, reserve volumes and future net revenues associated with mine reserves and the asset retirement obligations.

Property, Plant and Equipment

The value of property, plant and equipment (“PP&E), including machinery, processing equipment, mining equipment, buildings and vehicles, that were acquired as part of the Asset Acquisition are recorded at fair value assessed at the time of the acquisition less depreciation and impairment losses. Any additional PP&E acquired, and any expenditures that extend the life of such assets are recorded at historical cost, including direct acquisition costs less depreciation and impairment losses. Historical cost includes expenditure that is directly attributable to the acquisition of the items. Capital work in progress is recorded at cost less impairment losses but is not depreciated until it is in use and transferred into other PP&E classifications.

Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Company and the cost of the item can be measured reliably. All other repairs and maintenance costs are charged to profit or loss during the financial period in which they are incurred.

Depreciation

Depreciation for mobile equipment and other assets is computed using the straight-line method at rates calculated to depreciate the cost of the assets, less their anticipated residual values, if any, over their estimated useful lives as follows:

Vehicles	5 years
Other Equipment	2 years

An item of property, plant and equipment is derecognized upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. The gain or loss arising on the disposal or retirement of an asset is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognized in profit or loss.

The Company evaluate the carrying value of property, plant and equipment and finite-lived intangible assets whenever a change in circumstances indicates that the net carrying value may not be recoverable from the entity-specific undiscounted future cash flows expected to result from our use of and eventual disposition of a long-lived asset or asset group. Events or circumstances that could trigger an impairment review of a long-lived asset or asset group include, but are not limited to: (i) a significant decrease in the market price of the asset, (ii) a significant adverse change in the extent or manner that the asset is used or in its physical condition, (iii) a significant adverse change in legal factors or in the business climate that could affect the value of the asset, (iv) an accumulation of costs significantly in excess of original expectation for the acquisition or construction of the asset, (v) a current period operating or cash flow loss combined with a history of operating or cash flow losses or a forecast of continuing losses associated with the use of the asset and (vi) a more-likely-than-not expectation that the asset will be sold or disposed of significantly before the end of its previously estimated useful life. If an impairment exists, the net carrying values are reduced to fair values. The Company estimate the fair values of these long-lived assets by performing a discounted future cash flow analysis for the remaining useful life of the asset, or the remaining useful life of the primary asset in the case of an asset group. An individual asset within an asset group is not impaired below its estimated fair value. For the six months ended June 30, 2024, the Company determined that there were no events or circumstances indicating possible impairment of its long-lived assets.

Where the major components of an item of PP&E have significantly different patterns of consumption or economic benefits, then the initial cost of the asset is allocated to those major components and each such component is depreciated separately over its useful life. It is considered that the current aggregation of PP&E properly reflects their pattern of consumption, and no significant value may be achieved at this time by componentization of such assets.

Mineral Rights and Amortization

Mineral rights or Mine properties that were acquired as part of the Asset Acquisition are recorded at relative fair value as assessed at acquisition date using the income approach valuation method.

Amortization of Mineral Rights (“Mine Properties”), buildings, leasehold land and plant and machinery (collectively the “mineral assets) is provided for using the unit-of-production method with separate calculations made for each mineral resource.

Mine properties	Unit of Production
Buildings and leasehold land	Unit of Production
Plant and Machinery	Unit of Production

The calculation of the units-of-production rate of amortization could be impacted to the extent that actual production in the future differs from current forecasted production resulting in possible revision to the estimate of total resources to be produced.

The carrying values of the mineral rights are assessed for impairment by management on a annual basis or when indicators of impairment exist. The Company compares the carrying value of the mine assets to its estimates of undiscounted future cash flows from the underlying appropriately risked recoverable mining reserves. Should management determine that these carrying values cannot be recovered, the carrying value is compared to an estimate of fair value and the unrecoverable amounts are written off against earnings and cannot be subsequently reversed. As of June 30, 2024, the Company an impairment of mining assets was not required.

Exploration and evaluation expenditure

Exploration and evaluation expenditure incurred by or on behalf of the Company is accumulated separately for each area of interest. Such expenditure comprises net direct costs and an appropriate portion of related overhead expenditure but does not include general overheads or administrative expenditure not having a specific nexus with a particular area of interest. Exploration and evaluation expenditure for each area of interest is written off as incurred, except that it is capitalized provided that one of the following conditions is met:

•        such costs are expected to be recouped through successful development and exploitation of the area of interest or, alternatively, by its sales; or

•        exploration activities in the area of interest have not yet reached a stage which permits a reasonable assessment of the existence or otherwise of economically recoverable reserves, and active and significant operations in relation to the area are continuing.

Exploration expenditure, which no longer satisfies the above policy, is written off. In addition, a provision is raised against exploration expenditure where the directors are of the opinion that the carried forward net costs may not be recoverable. Any increase in the provision is charged against the results for the year.

Development expenditure

Development expenditures incurred by, or on behalf of the company is accumulated separately for each area of interest in which economically recoverable mineral resources have been identified to the satisfaction of the directors. It comprises direct development expenditure, pre-operating and equipment start-up costs, and an appropriate portion of related overhead expenditure having a specific nexus with the development expenditure.

Once a development decision has been taken, all future related exploration, evaluation and acquisition expenditure in respect of the area of interest is aggregated with the costs of developing the property and recorded within mining assets. All development expenditure incurred prior to the commencement of commercial levels of production from each development property is capitalized to the extent to which recoupment out of revenue to be derived from the sale of production from the relevant development property or from sale of that property is reasonably assured.

No amortization is provided in respect of development expenditure until it is reclassified as “mine properties” following a decision to commence mining. When development expenditure is incurred in respect of a mine property after the commencement of production, such expenditure is capitalized as part of the cost of that mine property only when substantial future economic benefits are thereby established; otherwise, such expenditure is classified as part of the cost of production. Amortization of capitalized costs is provided for using the unit-of-production method with separate calculations made for each mineral resource. The unit-of-production basis results in an amortization charge proportional to the depletion of the economically recoverable reserves.

Asset Retirement Obligation

The Company follows Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”), which established a uniform methodology for accounting for estimated reclamation and abandonment costs. FASB ASC 410 requires the fair value of a liability for an asset retirement obligation to be recognized in the period in which the legal obligation associated with the retirement of the long-lived asset is incurred or when acquired. When the liability is initially recorded, the offset is capitalized by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its future value each period and charged to accretion expense, and the initial capitalized cost is amortized over the useful life of the related asset. To settle the liability, the obligation is paid, and to the extent there is a difference between the liability and the amount of cash paid, a gain or loss upon settlement is recorded.

Business Combination and Asset acquisition

The Company applies a screen test to evaluate if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets to determine whether a transaction should be accounted for as an asset acquisition or business combination.

When an acquisition does not meet the definition of a business combination because either: (i) substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset, or group of similar identified assets, or (ii) the acquired entity does not have an input and a substantive process that together significantly contribute to the ability to create outputs, the Company accounts for the acquisition as an asset acquisition. In an asset acquisition, goodwill is not recognized, but rather, any excess purchase consideration over the fair value of the net assets acquired is allocated on a relative fair value basis to the identifiable net assets as of the acquisition date and any direct acquisition-related transaction costs are capitalized as part of the purchase consideration.

When an acquisition is accounted for as a business combination, the Company recognizes and measures the assets acquired and liabilities assumed based on their estimated fair values at the acquisition date, while transaction and integration costs related to business combinations are expensed as incurred. Any excess of the purchase consideration in excess of the aggregate fair value of the net tangible and intangible assets acquired, if any, is recorded as goodwill. For material acquisitions, the Company engages independent appraisers to assist with the determination of the fair value of assets acquired, liabilities assumed, noncontrolling interest, if any, and goodwill, based on recognized business valuation methodologies. An income, market or cost valuation method may be utilized to estimate the fair value of the assets acquired, liabilities assumed, and noncontrolling interest, if any, in a business combination. The income valuation method represents the present value of future cash flows over the life of the asset using discrete financial forecasts, long-term growth rates, appropriate discount rates, and expected future capital requirements. The market valuation method uses prices paid for a similar asset by other purchasers in the market, normalized for any differences between the assets. The cost valuation method is based on the replacement cost of a comparable asset at the time of the acquisition adjusted for depreciation and economic and functional obsolescence of the asset. The fair value of property, plant and mine development is estimated to include the fair value of asset retirement costs of related long-lived tangible assets. During the measurement period, not to exceed one year from the date of acquisition, the Company may record adjustments to the assets acquired and liabilities assumed, with a corresponding offset to goodwill if new information is obtained related to facts and circumstances that existed as of the acquisition date. After the measurement period, any subsequent adjustments are reflected in the period the adjustment arises.

Fair Value Measurement

As defined in ASC 820, Fair Value Measurements and Disclosures, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date (exit price). The Company utilize market data or assumption that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. ASC 820 establishes a fair value hierarchy that participants used to measure fair value. The hierarchy gives us the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurement). This fair value measurement framework applies at both initial and subsequent measurement.

Level 1:    Quoted prices are available in an active market for identical assets or liabilities as of the reporting data. Active markets are those in which transactions for the assets or liability occur in sufficient frequency and volume to provide information on an ongoing basis. Level 1 primarily consists of financial instruments such as exchange-traded derivatives, marketable securities and listed equities.

Level 2:    Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reported date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Subsequently all these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supposed by observable level at which transactions are executed in the marketplace. Instruments in this category generally include non-exchange-traded derivatives such as commodity swaps, interest rate swaps, option and collar.

Level 3:    Pricing inputs includes significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

The fair value of cash, prepaid expenses and other assets, advances to related parties, accrued expenses and other liabilities, and due to related parties approximate their carrying values due to their short term to maturity. The royalty payable, contingent consideration payable and the asset retirement obligation were recorded at fair value as of the closing date of the Purchase and Assumption Agreement, with subsequent valuation of the obligations adjusted to fair value when appropriate using level 3 inputs.

Recent Accounting Pronouncements

Certain new standards, amendments and interpretations, and improvements to existing standards have been published by the FASB and United States Securities and Exchange Commission but are not yet effective and have not been adopted early by the Company. The Company does not anticipate that any of these pronouncements will have a material impact on its consolidated financial statements.

BGL’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following “Management’s Discussion and Analysis of Financial Condition and Results of Operations” should be read in conjunction with our condensed financial statements for the six months ended June 30, 2024 and our financial statements for the period from December 4, 2023 (inception) to December 31, 2023 and other information included elsewhere in this report. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from such forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those identified below and those discussed in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this report. Additionally, our historical results are not necessarily indicative of the results that may be expected in any future period. Amounts are presented in U.S. dollars.

Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we,” “us,” “our” and “the Company” generally refer to Blue Gold Limited in the present tense or Blue Gold Limited from and after the Business Combination.

Business Overview

Blue Gold Limited (the “Company” or “BGL”) is a newly-formed exempted company limited by shares incorporated in Cayman Islands was formed for the purpose of becoming the ultimate parent company following the transactions contemplated in the Business Combination Agreement.

Recent Developments

Recent events impacting our business are as follows:

Business Combination Agreement:

On December 5, 2023, Perception Capital Corp. IV, a Cayman Islands exempted company limited by shares formerly known as RCF Acquisition Corp. (“Perception”), Blue Gold Limited, a Cayman Islands company limited by shares, and Blue Gold Holdings Limited, a private company limited by shares formed under the laws of England and Wales (“BGHL”), entered into a Business Combination Agreement (the “Original Business Combination Agreement”). On June 12, 2024, Perception, BGHL and Blue Gold Limited, entered into that certain Second Amended and Restated Business Combination Agreement (the “Business Combination Agreement”) to, among other things, (a) restructure the transaction as follows: (i) Blue Gold Limited shall form a wholly owned subsidiary (the “Blue Merger Sub”) for the purposes of effecting the Blue Merger, (ii) Perception shall merge with and into Blue Gold Limited, a wholly owned subsidiary of Perception with Blue Gold Limited being the surviving entity (the “Perception Reorganization”), (iii) BGHL, or its successor entity in accordance with the Business Combination Agreement shall merge with and into the Blue Merger Sub, following which the separate corporate existence of BGHL shall cease and (iv) at the Merger Effective Time, Blue Merger Sub shall continue as the surviving entity and wholly owned subsidiary of Blue Gold Limited (the “New Blue”), and to (b) make changes to certain representations and conditions to the Closing to match the revised structure.

On November 7, 2024, Perception, BGHL and Blue Gold Limited, entered into that certain Amendment No. 1 to the Second Amended and Restated Business Combination Agreement (the “First Amendment”). In accordance with the First Amendment, (i) Blue Gold Limited shall form a wholly owned subsidiary (the “Blue Merger Sub”), (ii) Perception shall merge with and into Blue Gold Limited, a wholly owned subsidiary of Perception with Blue Gold Limited being the surviving entity (the “Perception Reorganization”), (iii) Blue Merger Sub, shall merge with and into BGHL or its successor entity in accordance with the Amended Business Combination Agreement, following which the separate corporate existence of Blue Merger Sub shall cease and BGHL shall continue as the surviving entity and subsidiary of Blue Gold Limited. On January 8, 2025, the parties entered into Amendment No. 2 to the Second Amended and Restated Business Combination Agreement (the “Second Amendment”) to, among other things, extend the Outside Date to March 31, 2025.

In contemplation of the Business Combination, Blue Perception Capital LLP, a private limited liability partnership (“Blue Perception Capital”), the registered owner of the majority of the issued capital of BGHL as trustee (with no beneficial interest) for beneficiaries pursuant to that certain Trust Agreement dated December 5, 2023, between Future Global Resources Limited (“FGR”) and the shareholders of BGHL (the “FGR Trust Agreement”) and assumed by Blue Perception Capital under that consent transfer letter dated November 14, 2024, between FGR and Blue Perception Capital, shall (a) deliver to the exchange agent all of its original certificates of BGHL common stock (“BGHL Common Stock”), and (b) deliver such other documents reasonably requested by Blue Gold Limited; and (c) Blue Gold Limited shall then issue and cause the exchange agent to deliver to the Blue Shareholders an aggregate of 11,450,000 Blue Gold Limited Class A Ordinary Shares (the “Merger Consideration”). Each Blue Gold Limited Class A Ordinary Share to be issued for this purpose shall be deemed to have a value of $10.00. As of the Merger Effective Time, Blue Perception Capital and Blue Shareholders shall cease to have any other rights in and to Newco and Blue Perception Capital and the Blue Shareholders shall be shareholders of Blue Gold Limited and New Blue shall continue as a wholly owned subsidiary of Blue Gold Limited.

Each BGHL Ordinary Share issued and outstanding immediately before the Blue Merger Effective Time shall be converted into the right to receive that number of newly issued Blue Gold Limited Class A Ordinary Shares equal to 11,450,000 divided by the number of Newco Ordinary Shares outstanding as of immediately prior to the Blue Merger Effective Time. Following such conversion, all Newco Ordinary Shares shall cease to be outstanding and shall automatically be cancelled and shall cease to exist. At the Merger Effective Time, if there are any Newco Ordinary Shares that are treasury shares or any Newco Ordinary Shares owned by any direct or indirect Subsidiary of Newco immediately before the Merger Effective Time, such Newco Ordinary Shares shall be cancelled and shall cease to exist without any conversion or payment. All Blue Merger Sub Ordinary Shares issued and outstanding immediately before the Merger Effective Time shall automatically be converted into one (1) New Blue Ordinary Share, with the rights, powers and privileges given to such share by the A&R Articles of New Blue and the Cayman Act and such New Blue Ordinary Share shall constitute the only outstanding share of New Blue immediately following the Merger Effective Time. Immediately following the Merger Effective Time, as holder of the sole New Blue Ordinary Share, Blue Gold Limited shall be the sole and exclusive owner of all shares of New Blue and the register of members of New Blue shall be updated at the Blue Merger Effective Time to reflect the foregoing. Each Unit consisting of one Perception Class A Ordinary Share and one-half of one Perception Warrant shall, as of immediately prior to the Perception Reorganization, automatically separate into its component securities consisting of Perception Class A Ordinary Shares and Warrants to purchase Perception Class A Ordinary Shares; provided, however, no fractional Warrants to purchase Perception Class A Ordinary Shares will be issued and any fraction that remains after issuance of whole Warrants will become worthless.

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, although BGL will acquire all of the outstanding equity interests of BGHL in the Business Combination, BGL will be treated as the “acquired” company and BGHL will be treated as the accounting acquirer for financial statement reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of BGHL issuing stock for the net assets of BGL, accompanied by a recapitalization. The net assets of BGL will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of BGHL.

Results of Operations

As of June 30, 2024, the Company has not generated any revenue. As of June 30, 2024, the Company’s expenses are associated with start-up and costs related to the potential Business Combination as described above.

The following table summarizes our financial results for the three and six months ended June 30, 2024:

	For the three months ended June 30, 2024	For the six months ended June 30, 2024
Operating Expenses:
General and administrative	$400	$800
Loss from operations	$(400)	$(800)

Liquidity and Capital Resources

For the six months ended June 30, 2024, the Company reported operating loss of $800 and cash flows from operations of $0. As of June 30, 2024, the Company had an aggregate cash and cash and cash equivalents balance of $0 and a net working capital deficit of $10,322.

The Company’s future capital requirements will depend on many factors, including the Company’s revenue growth rate, the timing and extent of spending to support further sales and marketing and research and development efforts. In order to finance these opportunities, the Company will need to raise additional financing. While there can be no assurances, the Company intends to raise such capital through completion of additional equity raises, as well as through the Business Combination. If additional financing is required from outside sources, the Company may not be able to raise it on terms acceptable to the Company or at all. If the Company is unable to raise additional capital when desired, the Company’s business, results of operations and financial condition would be materially and adversely affected.

As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern through twelve months from the date these financial statements are available to be issued. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Critical Accounting Estimates

Basis of Accounting

The accompanying financial statements have been prepared in accordance with GAAP, expressed in U.S. dollars. References to GAAP issued by the FASB in these accompanying notes to the financial statements are to the FASB Accounting Standards Codification (“ASC”).

Use of Estimates

The preparation of the accompanying financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts and disclosures of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates are adjusted to reflect actual experience when necessary. There were no significant estimates as of and for the six months ended June 30, 2024.

New Accounting Pronouncements

The Company is expected to be an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company has elected to take advantage of the extended transition period to comply with new or revised accounting standards and to adopt certain of the reduced disclosure requirements available to emerging growth companies. As a result of the accounting standards election, the Company will not be subject to the same implementation timeline for new or revised accounting standards as other public companies that are not emerging growth companies which may make comparison of the Company’s financial statements to those of other public companies more difficult.

MANAGEMENT OF BLUE GOLD LIMITED FOLLOWING THE BUSINESS COMBINATION

Board of Directors and Management

The following is a list of the persons who are anticipated to be Blue Gold Limited’s directors and executive officers following the Business Combination and their ages and anticipated positions following the Business Combination. The director nominees below will be appointed to the Blue Gold Limited board of directors effective as of the Closing Date.

Board of Directors

Name	Age	Position
Andrew Cavaghan	47	Executive Chairman
Daniel Owiredu	66	Director
Mark Green	48	Executive Director and President
David Edward	59	Independent Director
Philip Newall	62	Independent Director
Tao Tan	38	Independent Director
Candice Beaumont	50	Independent Director

Executive Officers

Name	Age	Position
Andrew Cavaghan	47	Executive Chairman
Daniel Owiredu	66	Executive Director & Chief Executive Officer
Mark Green	48	Executive Director & President
Lorenz Werndle	49	Chief Financial Officer

Andrew Cavaghan

Mr. Cavaghan is resident in Accra, Ghana, where he co-leads the Blue Gold Holdings Group as Executive Chairman. Mr. Cavaghan is also co-founder and Executive Director of the Blue International Holdings group, formed in 2012, which has raised and invested over $150m into energy and mining projects in sub–Saharan Africa. Prior to this Mr. Cavaghan co-founded investment group, Desert Lion Partners, in 2009 which originated multiple projects in Sub Saharan Africa in the mining, transportation, real estate and infrastructure sectors. Between 2002 and 2009 Mr. Cavaghan was a venture capital and private equity executive, latterly with Octopus Investment. During his time with Octopus funds under management grew from $30m to $1bn, Mr. Cavaghan was called to the bar in 2002 and is a member of Middle Temple, he has worked at City law firm Addleshaw Goddard, (formerly Theodore Goddard), and gained his undergraduate degree in Philosophy at University College London.

Daniel Owiredu

Mr. Owiredu is an accomplished Mining Executive with over 35 years of experience in the mining sector in Ghana and other parts of Africa. He holds a BSc degree in Mechanical Engineering from the Kwame Nkrumah University of Science & Technology, Kumasi and an MBA degree from Strathclyde Business School in Scotland, UK. Mr. Owiredu has made a significant contribution to mining in Ghana as a former President of the Chamber of Mines and in recognition of his various critical roles the University of Mines and Technology awarded him with an honorary doctorate in 2018. Prior to joining Golden Star in 2006, Mr. Owiredu was the Chief Operating Officer, West Africa and Deputy Chief Operating Officer, Africa, both for the newly merged entity of AngloGold Ashanti. He had also served as the Managing Director of the then Ashanti Goldfields, Bibiani Mine in Ghana, Siguiri Mine in Guinea and Obuasi Mine in Ghana. Mr. Owiredu joined Golden Star Resources Ltd. in September 2006 as Vice President, Operations and was subsequently appointed Executive Vice President, Operations and Chief Operating Officer in January 2013. He was appointed to the Board of Directors in November 2014. He was critical in the development of the Wassa underground mine and the revamping of the Prestea underground mine. Mr Owiredu was appointed President of Golden Star Resources and retired from executive management in December 2019. Mr. Owiredu served as the Executive Chairman of FGR Bogoso Prestea local board until June 2022 when he was appointed as the CEO of Blue Gold International.

Mark Green

Mr. Green co-leads the Blue Holdings Group as Executive Director and also co-founded and serves as Executive director of the Blue International Holdings Group which has raised over $150m to invest into energy and mining projects in sub-Saharan Africa. Prior to this he co-founded desert lion partners in 2009 which led to the formation of Joule Africa where he served as President for the development of the $900m Bumbuna Phase II hydroelectric project in Sierra Leone. Mr Green’s first role in sub-Saharan Africa was as COO for ACTB micro-finance business which he helped lead from one member of staff and 100 loans to over 100 staff and 50k loans. Mr Green has also built an extensive residential and commercial UK property business in the UK from 2003 to 2008. Prior to that he was Head of Insurance for CPP and a consultant for Andersen Consulting working in the Strategy division. Mr Green holds a BA with honours in Theology from the University of Birmingham in the UK.

David Edward

Mr. Edward spent his entire working career in the Lloyd’s insurance market where he established himself as a leading underwriter in the fine art and specie market. He has global experience of providing insurance solutions for the precious metals industry including the mining, refining, transportation and jewellery manufacture of gold where he could commit up to $500m of liability. His reputation for excellent risk assessment and financial management delivering highly profitable results led to his appointment as a director of Brockbank Syndicate Management Ltd where he also took management responsibility for other classes of business. In 2001 he was a founding partner and director of a start-up company in the Lloyd’s market, Ascot Underwriting Limited. David was instrumental in building an underwriting team across eight classes of business that quickly established itself as a market leader and underwriting more than $1bn of premium income. The success of the business led to the sale of the company in 2008 to AIG. Since that time David has been active in investing in early-stage companies whilst also fulfilling non-executive director and advisory roles including Blue International Holdings since its establishment. He has also undertaken expert witness assignments.

Phil Newall

Mr. Newall has recently retired as Managing Director of Wardell Armstrong International following a career in the mining industry spanning more than 40 years. He has a first degree in Mining Geology and a PhD in Exploration Geochemistry. During this time, Phil has provided a broad range of consultancy services to minerals companies throughout the world, with emphasis in Central Asia, sub-Saharan Africa and Europe. He has developed an extensive portfolio of exploration and mining-related contracts, from project management through to technical audits of a large variety of metalliferous and industrial mineral deposits, although particular specialisation lies in gold and base metals. Mr Newall brings a wealth of experience from across the industry and has been involved in some important IPO’s such as Glencore, Nordgold, IRC and London Mining. In addition, he has been instrumental in managing some major Feasibility studies, is very familiar with NI 43-101, JORC/CIM resource reporting, as well as undertaking numerous due diligences, fatal flaw and scoping studies. Phil also continues to be involved in Expert Witness work.

Tao Tan

Mr. Tan has nearly 15 years of experience across finance, strategy and business transformation. Mr. Tan was previously Senior Vice President at Fanatics, President of Perception Capital Corp. IV, and Partner at Perception Capital Partners. Until 2020, Mr. Tan was an Associate Partner at McKinsey & Company’s New York office. At McKinsey, Mr. Tan led teams across the firm’s transformation and private equity & principal investor practices, where he drove comprehensive performance transformation and turnaround programs for companies with revenues ranging from $200 million to $25 billion across multiple industries and continents. Most recently, Mr. Tan helped found, launch and lead McKinsey’s SPAC service line, and served in a leadership role in McKinsey’s COVID-19 client response team. Prior to McKinsey, Mr. Tan was a Senior Associate at Rose Tech Ventures, where he led the firm’s first-round investment in JUMP Bikes, which was subsequently sold to Uber in 2018. Prior to Rose Tech Ventures, Mr. Tan served in investment banking and capital markets roles at Bank of America Merrill Lynch and Lehman Brothers. Mr. Tan is a member of the Council on Foreign Relations, the Atlantic Council of the United States, and of the Economic Club of New York. Mr. Tan received his B.A. and his M.B.A, both with honors, from Columbia University in the City of New York, where he was an Erwin Wolfson Scholar and a Toigo Foundation Fellow.

Candice Beaumont

Ms. Beaumont has served since 2016 as Chairman of the Salsano Group, a Panama based family office and conglomerate invested in private equity. Since 2003 Ms. Beaumont has served as Chief Investment Officer of L Investments, a single-family office invested in public and private equity. Ms. Beaumont was a member of the Board of Directors of Clean Earth Acquisitions Corp. (Nasdaq: CLINU) that completed its initial public offering in February 2022 and completed its business combination with Alternus Energy Group in December 2023, as well as Israel Acquisitions Corp that completed its IPO in January 2023. Beginning in March 2021 Candice began to serve as Advisor to Athena Technology Acquisition Corp (NYSE: ATHN.U) and as Advisor of Springwater Situations Corp. (NASDAQ: SWSSU), a special purpose acquisition company formed to effectuate a merger or similar transaction with one or more businesses, which completed its initial public offering on August 25, 2021. She speaks at numerous family office and investment conferences globally, including the Stanford University Graduate School of Business Global Investor’s Forum, is a NYU Stern Family Office Council member serving on the Steering Committee, and is an Advisory Board member of the Family Office Association. From 2012 to 2014, Ms. Beaumont was a member of the Board of Directors of I2BF Venture Fund II, a Dubai Financial Services Authority regulated clean tech venture capital firm with offices in Dubai, New York and London. She started her career in Corporate Finance at Merrill Lynch in 1996 and worked as an investment banker at Lazard Frères from 1997 to 1999, during which time she executed over $20 billion of merger and acquisition advisory assignments. Ms. Beaumont also worked in private equity at Argonaut Capital from 1999 to 2001. Ms. Beaumont obtained a Bachelor in Business Administration from the University of Miami, graduating first in her class with a major of International Finance & Marketing.

Lorenz Werndle

Mr. Werndle is currently the CFO for Blue Gold Holdings. Previously he has held the position of Head of Corporate Development, leading Mergers & Acquisitions and Financial Planning and Analysis for Mwana Africa PLC and Lonrho PLC, both companies focused on Africa. At Mwana Africa, he led the corporate finance elements of the financing and successful restart of the Bindura Nickel Mine in Zimbabwe growing group revenue to over $110M/yr. At Lonrho, he was part of the team that grew group revenue by £100M/yr through business acquisitions. Mr Werndle has also worked for Ambrian Partners PLC in their Corporate Finance advisory division, advising mining clients on IPOs and sell side transactions. He started his career as a strategy consultant for Andersen Consulting in their South African office advising global clients on delivering operational improvements and on their African expansion strategies. Mr. Werndle holds a Bachelor of Commerce Degree in Accounting and an Honours Degree in Economics from Stellenbosch University, where he received the CGW Schumann medal for the top postgraduate student in the Faculty of Economics and Management Sciences in 1998 and the Cloete Medal for the top Economics student in 1997 and 1998. He also holds an MSc from the University of Oxford where he was the recipient of the Clarendon scholarship.

Corporate Governance

After the closing of the Business Combination, we will be a “foreign private issuer,” as defined in the Exchange Act. As a foreign private issuer we will be permitted to comply with Cayman Islands corporate governance practices instead of certain listing rules of the NYSE or Nasdaq, provided that we disclose which requirements we are not following and the equivalent Cayman Islands requirements.

As a foreign private issuer, we are also subject to reduced disclosure requirements and are exempt from certain provisions of the U.S. securities rules and regulations applicable to U.S. domestic issuers such as the rules regulating solicitation of proxies and certain insider reporting and “short-swing” profit rules.

Blue Gold Limited will structure its corporate governance in a manner that it believes will closely align Blue Gold Limited’s interests with those of Blue Gold Limited shareholders following the Business Combination.

Blue Gold Limited will have independent director representation on its audit committee immediately at the time of the Business Combination, and its independent directors will meet regularly in executive sessions without the presence of its corporate officers or non-independent directors.

At least one of its directors will qualify as an “audit committee financial expert” as defined by the SEC.

Role of Board in Risk Oversight

The Blue Gold Limited Board will have extensive involvement in the oversight of risk management related to Blue Gold Limited and its business and will accomplish this oversight through the regular reporting to the Blue Gold Limited Board by the audit committee. The audit committee will represent the Blue Gold Limited Board by periodically reviewing Blue Gold Limited’s accounting, reporting and financial practices, including the integrity of its financial statements, the surveillance of administrative and financial controls and its compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, internal audit and information technology functions, the audit committee will review and discuss all significant areas of Blue Gold Limited business and summarize for the Blue Gold Limited Board all areas of risk and the appropriate mitigating factors. In addition, the Blue Gold Limited Board will receive periodic detailed operating performance reviews from management.

Composition of the Blue Gold Limited Board of Directors After the Business Combination

Blue Gold Limited’s business and affairs will be managed under the direction of the Blue Gold Limited Board.

Independence of the Board of Directors

In connection with the Business Combination, the Blue Gold Limited Ordinary Shares will be listed on the NYSE or Nasdaq. Under the rules of the NYSE and Nasdaq, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of the NYSE and Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the rules of the NYSE or Nasdaq, a director will only qualify as an “independent director” if in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Exchange Act and the rules of the NYSE or Nasdaq. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the rules of the NYSE or Nasdaq.

In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act and under the rules of the NYSE or Nasdaq, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the committee, the board of directors, or any other board committee: (a) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (b) be an affiliated person of the listed company or any of its subsidiaries.

To be considered independent for purposes of Rule 10C-1 under the Exchange Act and under the rules of the NYSE and Nasdaq, the board of directors must affirmatively determine that the member of the compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to:

(i)     the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director; and

(ii)    whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

The Blue Gold Limited Board has undertaken a review of the independence of each director and considered whether each director of Blue Gold Limited has a material relationship with Blue Gold Limited that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, Blue Gold Limited anticipates that            ,            and            will be considered “independent directors” as defined under the listing requirements and rules of the NYSE and Nasdaq and the applicable rules of the Exchange Act.

Board Committees

After the completion of the Business Combination, the standing committees of Blue Gold Limited’s Board will consist of an audit committee, a compensation committee and a nominating and corporate governance committee. The Blue Gold Limited Board may, from time to time, establish other committees.

Blue Gold Limited’s president and chief executive officer and other executive officers will regularly report to the non-executive directors and the audit, the compensation and the nominating and corporate governance committees to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. We believe that the leadership structure of Blue Gold Limited’s Board will provide appropriate risk oversight.

Audit Committee

Upon the completion of the Business Combination, Blue Gold Limited will have an audit committee, consisting of            , who will be serving as the chairperson,            ,            and            . Each of the members of Blue Gold Limited’s audit committee will satisfy the requirements for independence and financial literacy under the applicable rules and regulations of the SEC and rules of the NYSE or Nasdaq.

Following the Business Combination, Blue Gold Limited’s Board will determine which member of its audit committee qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K.

The purpose of the audit committee will be to prepare the audit committee report required by the SEC to be included in Blue Gold Limited’s proxy statement and to assist the Blue Gold Limited Board to (A) oversee: (i) audits of the financial statements of the Company; (ii) the integrity of the Company’s financial statements; (iii) the Company’s processes relating to risk management and the conduct and systems of internal control over financial reporting and disclosure controls and procedures; (iv) the qualifications, engagement, compensation, independence and performance of the Company’s independent auditor, and the auditor’s conduct of the annual audit of the Company’s financial statements and any other services provided to the Company; and (v) the performance of the Company’s internal audit function, if any; and (B) produce the annual report of the Committee required by the rules of the SEC.

The Blue Gold Limited Board will operate pursuant to a written charter for the audit committee which will be available on Blue Gold Limited’s website upon the completion of the Business Combination.

Compensation Committee

Upon the completion of the Business Combination, Blue Gold Limited will have a compensation committee, consisting of            , who will be serving as the chairperson,            ,            and            . Each of the members of Blue Gold Limited’s compensation committee will meet the requirements for independence under the under the applicable rules and regulations of the SEC and rules of the NYSE or Nasdaq.

The purpose of the compensation committee is to assist the Blue Gold Limited Board to (A) carry out the Board’s overall responsibility relating to organizational strength and executive compensation; (B) assist the Board in overseeing the Company’s employee compensation policies and practices, including (i) determining and approving the compensation of the Company’s Chief Executive Officer (“CEO”) and the Company’s other executive officers, and (ii) reviewing and approving incentive compensation and equity compensation policies and programs, and exercising discretion in the administration of such programs; and (C) produce the annual report of the Committee required by the rules of the SEC.

The Blue Gold Limited Board will operate pursuant to a written charter for the compensation committee which will be available on Blue Gold Limited’s website upon the completion of the Business Combination.

Nominating and Corporate Governance Committee

Upon the completion of the Business Combination, we expect Blue Gold Limited to have a nominating and corporate governance committee, consisting of            , who will be serving as the chairperson,            and            . Each of the members of Blue Gold Limited’s nominating and corporate governance committee will meet the requirements for independence under the applicable rules and regulations of the SEC and rules of the NYSE or Nasdaq.

The purpose of the nominating and corporate governance committee will be to assist the Blue Gold Limited Board to (i) identify and screen individuals qualified to serve as directors and recommend to the Board candidates for nomination for election at the annual meeting of shareholders or to fill Board vacancies; (ii) develop, recommend to the Board and review the Company’s Corporate Governance Guidelines; (iii) coordinate and oversee self-evaluations of the Board, its committees, individual directors and management in the governance of the Company; (iv) review and approve, if appropriate, any related person transactions and other potential significant conflicts of interest; and (v) review on a regular basis the overall corporate governance of the Company and recommend improvements for approval by the Board where appropriate.

The Blue Gold Limited Board will operate pursuant to a written charter for the nominating and corporate governance committee which will be available on Blue Gold Limited’s website upon completion of the Business Combination.

Code of Business Conduct

Blue Gold Limited will adopt a new code of business conduct that applies to all of its directors, officers and employees, including its principal executive officer, principal financial officer and principal accounting officer, which will be available on Blue Gold Limited’s website upon the completion of the Business Combination. Blue Gold Limited’s code of business conduct is a “code of ethics”, as defined in Item 406(b) of Regulation S-K. Please note that Blue Gold Limited’s Internet website address is provided as an inactive textual reference only. Blue Gold Limited will make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its Internet website.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee was at any time during fiscal year 2021, or at any other time, one of our officers or employees. None of our executive officers has served as a director or member of a compensation committee (or other committee serving an equivalent function) of any entity, one of whose executive officers served as a director of our Board or member of our compensation committee.

Compensation of Directors and Executive Officers

Overview

Following the Closing, we expect Blue Gold Limited ’s executive compensation program to be consistent with Blue Gold Limited’s existing compensation policies and philosophies, which are designed to:

•        attract, retain and motivate senior management leaders who are capable of advancing Blue Gold Limited’s mission and strategy and, ultimately, creating and maintaining its long-term equity value. Such leaders must engage in a collaborative approach and possess the ability to execute its business strategy in an industry characterized by competitiveness and growth;

•        reward senior management in a manner aligned with Blue Gold Limited’s financial performance; and

•        align senior management’s interests with Blue Gold Limited Shareholders’ long-term interests through equity participation and ownership.

Following the Closing, decisions with respect to the compensation of Blue Gold Limited ’s executive officers, including its named executive officers, will be made by the compensation committee of the Blue Gold Limited Board. The following discussion is based on the present expectations as to the compensation of the named executive officers and directors following the Business Combination. The actual compensation of the named executive officers will depend on the judgment of the members of the compensation committee and may differ from that set forth in the following discussion.

Blue Gold Limited anticipates that compensation for its executive officers will have the following components: base salary, cash bonus opportunities, long-term incentive compensation, broad-based employee benefits, supplemental executive perquisites and severance benefits. Base salaries, broad-based employee benefits, supplemental executive perquisites and severance benefits will be designed to attract and retain senior management talent. Blue Gold Limited intends to also use annual cash bonuses and long-term equity awards to promote performance-based pay that aligns the interests of its named executive officers with the long-term interests of its equity owners and to enhance executive retention.

Base Salary

Blue Gold Limited expects that the base salaries of its named executive officers in effect prior to the Business Combination as described under “Blue Gold Limited’s Executive Officer and Director Compensation” will be subject to increases made in connection with reviews by the compensation committee.

Annual Bonuses

Blue Gold Limited expects that it will use annual cash incentive bonuses for the named executive officers to motivate their achievement of short-term performance goals and tie a portion of their cash compensation to performance. It expects that, near the beginning of each year, the compensation committee will select the performance targets, target amounts, target award opportunities and other terms and conditions of annual cash bonuses for the named executive officers, subject to the terms of their employment and service agreements. Following the end of each year, the compensation committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the named executive officers.

Stock-Based Awards

Blue Gold Limited expects to use stock-based awards in future years to promote its interests by providing these executives with the opportunity to acquire equity interests as an incentive for their remaining in its service and aligning the executives’ interests with those of Blue Gold Limited shareholders. Stock-based awards for its directors and named executive officers may be awarded in future years under a new employee incentive plan upon or after consummation of the Business Combination, which would be adopted by the Blue Gold Limited Board following the Business Combination.

Other Compensation

Blue Gold Limited expects to continue to maintain various employee benefit plans currently maintained by Blue Gold Limited and to continue to provide its named executive officers with specified perquisites and personal benefits currently provided by Blue Gold Limited that are not generally available to all employees.

Director Compensation

Following the Business Combination, non-employee directors of Blue Gold Limited will receive varying levels of compensation for their services as directors and members of committees of the Blue Gold Limited Board, in accordance with a non-employee director compensation policy that will be put in place following the Business Combination. Blue Gold Limited anticipates determining director compensation in accordance with industry practice and standards.

Duties of Directors

Under Cayman Islands law, our directors owe fiduciary duties to our company, including a duty of loyalty, a duty to act honestly, and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also owe to our company a duty to act with skill and care that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time, and the class rights vested thereunder in the holders of the shares. Our company has the right to seek damages if a duty owed by our directors is breached. In limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached.

The functions and powers of our Board include, among others:

•        conducting and managing the business of our company;

•        representing our company in contracts and deals;

•        appointing attorneys for our company;

•        selecting senior management such as managing directors and executive directors;

•        providing employee benefits and pension;

•        convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings;

•        exercising the borrowing powers of our company and mortgaging the property of our company;

•        approving the transfer of shares of our company, including the registering of such shares in our register of members; and

•        exercising any other powers conferred by the shareholders or under our memorandum and articles of association, as amended and restated from time to time.

BGHL’s EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

BGHL Named Executive Officer and Director Compensation

This section discusses material components of the executive compensation programs for BGHL’s executive officers who are named in the “Summary Compensation Table” below. In 2024, BGHL’s named executive officers (“NEO”) and their positions were as follows:

•        Andrew Cavaghan, Executive Chairman

•        Daniel Owiredu, Chief Executive Officer

•        Mark Green, Director

This discussion may contain forward-looking statements that are based on BGHL’s current plans, considerations, expectations, and determinations regarding future compensation programs.

Summary Compensation Table

The following table contains information pertaining to the compensation of BGHL’s named executive for fiscal years 2023 and 2024.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Andrew Cavaghan*	2024	$0	—	—	—	—	—	—	$0
	2023	$0	—	—	—	—	—	—	0
Daniel Owiredu*	2024	$0	—	—	—	—	—	—	$0
	2023	0	—	—	—	—	—	—	0
Mark Green*	2024	$0	—	—	—	—	—	—	$0
	2023	0	—	—	—	—	—	—	0

____________

*        Andrew Cavaghan was appointed Executive Chairman of BGHL on December 4, 2023. Mark Green was appointed Director on December 4, 2023, Daniel Owiredu was appointed Chief Executive Officer of BGHL on July 1 2024

Outstanding Equity Awards as of December 31, 2024

There were no outstanding options to acquire BGHL Common Stock held by BGHL’s NEOs as of December 31, 2024. The BGHL NEOs did not hold any other outstanding equity awards as of that date.

Director Compensation — Fiscal 2024

The following table sets forth information regarding the compensation paid to, or earned by our directors, during fiscal 2024:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
Andrew Cavaghan	$0	—	$0
Daniel Owiredu	$0	—	$0
Mark Green	$0	—	$0

As of December 31, 2024, BGHL had no formal plan for compensating its directors. BGHL’s directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred. BGHL’s board may award special remuneration to any director undertaking any special services on BGHL’s behalf other than services ordinarily required of a director.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding (i) the beneficial ownership of Perception’s Ordinary Shares as of ________, 2025 and (ii) the expected beneficial ownership of Blue Gold Limited Class A Ordinary Shares immediately following consummation of the Business Combination (assuming a “minimum redemption” scenario and assuming a “maximum redemption” scenario as described below) by:

•        each person known by Perception to be the beneficial owner of more than 5% of Perception’s outstanding Ordinary Shares on ________, 2025;

•        each person known by Perception who may become the beneficial owner of more than 5% of Blue Gold Limited’s outstanding Class A Ordinary Shares immediately following the Business Combination;

•        each of Perception’s current executive officers and directors;

•        each person who will become an executive officer or a director of Blue Gold Limited upon consummation of the Business Combination;

•        all of Perception’s current executive officers and directors as a group; and

•        all of Blue Gold Limited’s executive officers and directors as a group after the consummation of the Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security. Under those rules, beneficial ownership includes securities that the individual or entity has the right to acquire, such as through the exercise of Warrants within 60 days of [•], 2024. Shares subject to Warrants that are currently exercisable or exercisable within 60 days of [•], 2024 or subject to restricted stock units that vest within 60 days of [•], 2024 are considered outstanding and beneficially owned by the person holding such Warrants, Except as noted by footnote, and subject to community property laws where applicable, based on the information provided to Perception, Perception believes that the persons and entities named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

The beneficial ownership of Perception Ordinary Shares prior to the Business Combination is based on 10,527,672 Ordinary Shares issued and outstanding as of _________, 2025, which includes (i) 10,527,671 Class A Ordinary Shares and (ii) one Class B Ordinary Share outstanding as of such date.

The expected beneficial ownership of shares of Blue Gold Limited Class A Ordinary Shares immediately following consummation of the Business Combination assumes two scenarios:

•        Assuming Minimum Redemptions Scenario:    This presentation assumes that no Perception Public Shareholders will exercise redemption rights with respect to the Public Shares for a pro rata share of the funds in the Trust Account.

•        Assuming Maximum Redemptions Scenario:    This presentation assumes that 332,928 Public Shares are redeemed for aggregate redemption payments of $54.2 million, assuming a $11.50 per share redemption price. This scenario includes all adjustments contained in the “Assuming Minimum Redemptions Scenario” and presents additional adjustments to reflect the effect of the “Assuming Maximum Redemptions Scenario”.

Based on the foregoing assumptions, we estimate that there would be 30,879,506 Blue Gold Limited Class A Ordinary Shares issued and outstanding immediately following the consummation of the Business Combination in the “minimum redemption” scenario, and 30,546,578 Blue Gold Limited Class A Ordinary Shares issued and outstanding immediately following the consummation of the Business Combination in the “maximum redemption” scenario. If the actual facts are different from the foregoing assumptions, ownership figures in the combined company and the columns under Post-Business Combination in the table that follows will be different.

The following table does not reflect record of beneficial ownership of any Blue Gold Limited Class A Ordinary Shares issuable upon exercise of Public Warrants as such securities are not exercisable or convertible within 60 days of [•], 2024.

Unless otherwise indicated, Perception believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

	Pre-Business Combination		Post-Business Combination
			Assuming Minimum Redemptions		Assuming Maximum Redemption
Name and Address of Beneficial Owner(1)	Number of Perception Ordinary Shares(2)	% of Perception Ordinary Shares(3)	Number of Blue Gold Limited Class A Ordinary Shares	%	Number of Blue Gold Limited Class A Ordinary Shares	%
5% Holders
Perception Capital Partners IV LLC	1,673,750	24.6%	1,427,438	4.6%	1,427,437	4.7%
RCF VII Sponsor LLC	3,673,750	53.9%	1,673,750	5.4%	1,673,750	5.5%
Andrew Cavaghan and affiliates(1)	—	—	7,464,204	24.2%	7,464,204	24.4%
Mark Green and affiliates(2)	—	—	8,301,827	26.9%	8,301,827	27.2%
Kevin Clark and affiliates			1,525,345	4.9%	1,525,345	5.0%

Directors and Executive Officers Pre-Business Combination
Scott Honour	—	—	—	—	—	—
Rick Gaenzle	—	—	—	—	—	—
R. Rudolph Reinfrank	—	—	—	—	—	—
Thomas J. Abood	—	—	—	—	—	—
Karrie Willis	—	—	—	—	—	—
John Stanfield	—	—	—	—	—	—
	—	—	—	—	—	—
All Directors and Executive Officers as a Group (6 Persons)	—	—	—	—	—	—

Directors and Executive Officers Post-Business Combination

Andrew Cavaghan(1)	—	—	7,419,087	24.0%	7,419,087	24.2%
Daniel Owiredu	—	—	95,392	*	95,392	*
Mark Green(2)	—	—	7,196,229	23.3%	7,196,229	23.6%
David Edward	—	—	745,682	2.4%	745,682	2.4%
Phillip Newell	—	—	—	—	—	—
Tao Tan	—	—	432,891	1.4%	432,891	1.4%
Candice Beaumont	—	—	160,000	*	160,000	*
Lorenz Werndle	—	—	—	—	—	—
All Directors and Executive Officers as a Group (8 Persons)	—	—	16,049,281	52.0%	16,049,281	52.5%

____________

*        Less than 1%

(1)      Blue Capital is the record holder of 1,055,949 shares and BCMP Services Limited is the record holder of 6,092,500 shares reported herein. Such person disclaims beneficial ownership of these securities, except to the extent, if any, of his pecuniary interest therein.

(2)      Blue Capital is the record holder of 1,096,311 shares and BCMP Services Limited is the record holder of 6,092,500 shares reported herein. Such person disclaims beneficial ownership of these securities, except to the extent, if any, of his pecuniary interest therein.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Certain Relationships and Related Person Transactions — Perception

Founder Shares

On June 9, 2021, the Former Sponsor purchased 5,750,000 Founder Shares consisting of Class B ordinary shares for an aggregate price of $25,000. The Former Sponsor subsequently transferred an aggregate of 402,500 Founder Shares to members of the Company’s board of directors, management team, board of advisors and/or their estate planning vehicles for the same per-share consideration that it originally paid for such shares, resulting in the Sponsor holding 5,347,500 Founder Shares. Our initial shareholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares and any Class A Ordinary Shares issuable upon conversion thereof until the earlier to occur of (A) one year after the completion of our initial business combination and (B) subsequent to our initial business combination, (x) if the closing price of our Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.

On May 9, 2023, pursuant to the terms of the Perception Governing Documents, as amended by the amendments to the Governing Documents, the holders of the Class B ordinary shares, totaling 5,750,000 Class B ordinary shares, elected to convert 5,749,999 Class B ordinary share held by them on a one-for-one basis into nonredeemable Class A Ordinary Shares, with immediate effect. Following such conversion, as of September 30, 2023, the Company had an aggregate of 5,749,999 Non-Redeemable Class A Ordinary Shares issued and outstanding, and one Class B ordinary share issued and outstanding.

On November 6, 2023, Perception Capital Partners IV LLC completed the purchase of 1,673,750 of the Founders Shares and 9,067,500 Private Placement Warrants and became the Managing Sponsor.

Sponsor Notes

Sponsor Convertible Note

On April 1, 2022, we issued an unsecured convertible promissory note (the “Sponsor Convertible Note”) to our Former Sponsor, pursuant to which we had the ability to borrow up to $5,000,000 from the Former Sponsor for ongoing expenses reasonably related to the business of the SPAC and the consummation of a business combination. The Sponsor Convertible Note was non-interest bearing and all unpaid principal will be due and payable in full on the earlier of (i) May 15, 2023 and (ii) the effective date of a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving us and one or more businesses (such earlier date, the “Maturity Date”). If an initial business combination was completed, we were obligated to repay any loaned amounts. In the event our initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used to repay such loaned amounts.

Up to $1,500,000 of such loans was convertible into Private Placement Warrants of the post-business combination entity at a price of $1.00 per warrant at the option of the lender

In connection with the execution of the Purchase Agreement, the amounts due under the Sponsor Convertible Note were forgiven.

Issuance of Extension Convertible Promissory Note

In the second quarter of 2023, the Company issued a convertible promissory note (the “Extension Convertible Promissory”) Note to the Sponsor with a principal amount up to $3,600,000. The Extension Convertible Promissory Note bore no interest and is repayable in full upon the earlier of (a) the effective date of a Business Combination, or (b) the date of the Company’s liquidation. If the Company does not consummate a Business Combination by the Extended Date, the Extension Convertible Promissory Note will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven. Upon maturity, the outstanding principal of the

Extension Convertible Promissory Note was convertible into warrants, at a price of $1.00 per warrant, at the option of the Former Sponsor. Such warrants will have terms identical to the warrants issued to the Sponsor in a private placement that closed simultaneously with the IPO.

In the second quarter and third quarter of 2023, the Company borrowed $450,000 and $900,000, respectively, from the Extension Convertible Promissory Note. As of September 30, 2023, the Company had $1,350,000 in outstanding borrowings under the Extension Convertible Promissory Note with a fair value of $67,500. In connection with the execution of the Purchase Agreement, the amounts due under these Promissory Notes were forgiven.

Commitments and Contractual Obligations

At June 30, 2024 and December 31, 2023, we did not have any long-term debt, finance lease obligations, operating lease obligations or long-term liabilities.

Administrative Services Agreement

We agreed, commencing on November 10, 2021, to pay an affiliate of our former Sponsor a total of $10,000 per month for office space, utilities, secretarial and administrative support services provided to our management team. As of December 31, 2023, the Company has incurred $227,000 in these fees. In connection with the Purchase Agreement, the Administrative Services Agreement was terminated and all accrued but unpaid fees were forgiven.

Underwriting Agreement

The underwriters were paid a cash underwriting discount of two percent (2%) of the gross proceeds of the Public Offering, or $4,600,000. Additionally, the underwriters were entitled to a Deferred Underwriting Commission of 3.5% or $8,050,000 of the gross proceeds of the Public Offering held in the Trust Account upon the completion of the Company’s initial business combination subject to the terms of the underwriting agreement.

On October 26, 2023 and November 6, 2023, Barclays Capital Inc. and Citigroup Global Markets Inc., respectively, the underwriters for the Company’s Initial Public Offering, agreed to waive all rights to their respective portion of the Deferred Underwriting Commission.

Registration and Shareholder Rights

The holders of the Founder Shares, Private Placement Warrants, and warrants that may be issued upon conversion of working capital loans (and any Class A Ordinary Shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of working capital loans) were entitled to registration rights pursuant to the registration rights agreement signed upon the effective date of the Public Offering. The holders of these securities were entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

Employment Agreement

On September 1, 2022, we entered into the Employment Agreement with Mr. Shah. The Employment Agreement has a term commencing September 1, 2022 and terminates automatically on the later of (i) May 15, 2023, (ii) August 15, 2023 if the Company has executed a letter of intent or agreement in principle in connection with a business combination, and (iii) the closing date of a business combination. Under the Employment Agreement, Mr. Shah is entitled to earn an annual salary of $50,000 and will be reimbursed for all reasonable expenses necessary for him to carry out his duties. Mr. Shah or the Company may terminate the employment with three months’ written notice; however, no notice is required in the case of an automatic termination as described above, or for the Company to terminate the employment for cause, such as due to gross misconduct or material breach of obligations, as set forth under the Employment Agreement. The Employment Agreement also provides for post termination obligations for Mr. Shah, including customary non-compete covenants for up to six months following any termination.

As of September 30, 2023, Mr. Shah received compensation of $62,096 under the Employment Agreement. In connection with Sunny Shah’s resignation as Chief Executive Officer, pursuant to the Purchase Agreement, the Company and Mr. Shah entered into a letter agreement on November 6, 2023 (the “Employment Termination Date”), terminating his Employment Agreement with the Company dated September 1, 2022 (the “Employment Agreement”). The letter agreement between Mr. Shah and the Company provides that the Company will (i) pay the sum of $12,500 to Mr. Shah as a payment in lieu of notice owed under the Employment Agreement through the next available payroll following the Employment Termination Date and (ii) make a payment in lieu of Mr. Shah’s accrued but untaken holiday entitlement.

Certain Relationships and Related Person Transactions — BGHL

Support Agreement

On January 8, 2025, Blue Perception Capital LLP which holds the majority of the shares of BGHL via the FGR Trust Agreement, which was assigned by FGR to Blue Perception Capital on November 14, 2024, entered into an Amended and Restated Support Agreement, pursuant to which it agreed, among other things, (a) to vote all shares of BGHL in favor of the Business Combination and all related matters and (b) not to transfer any of the BGHL securities it owns. The above summary is qualified in its entirety by reference to the complete text of the Amended and Restated Support Agreement, a copy of which is attached as Annex D hereto and incorporated herein by reference.

Sponsor Support Agreement

On November 8, 2024, in connection with the execution of the Business Combination Agreement, the Sponsor, BGHL, Blue Gold Limited, and Perception, entered into a Sponsor Support Agreement and Lockup Agreement pursuant to which, among other things, the Sponsor agreed to, at any duly called meeting of the shareholders of Perception, and in any action by written consent of the shareholders of Perception requested by the Perception Board or undertaken as contemplated by the Business Combination Agreement, vote its Class A Ordinary Shares of Perception (a) in favor of the adoption of the Business Combination Agreement (and any actions required in furtherance thereof), (b) against any action, proposal, transaction or agreement that would result in a breach in any material respect of any representation, warranty, covenant, obligation or agreement of BGHL and Perception contained in the Business Combination Agreement, (c) in favor of each of the proposals set forth in the proxy statement/prospectus, and (d) except as expressly set forth in the proxy statement/prospectus, against the following actions or proposals: (i) any proposal in opposition to approval of the Business Combination Agreement or in competition with or materially inconsistent with the Business Combination Agreement; or (ii) any amendment of the Perception Governing documents that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Business Combination Agreement in any material respect or would reasonably be expected to result in any of Perception’s closing conditions or obligations under the Business Combination Agreement not being satisfied. In connection with the Amended and Restated Sponsor Support Agreement and Lockup Agreement, the Sponsor also agreed to surrender 246,313 shares (the “Subject Shares”) immediately before the closing of the Business Combination. The Sponsor agrees not to and shall cause its affiliates not to enter into any agreement, commitment or arrangement with any person, the effect of which would be inconsistent with or violative of the provisions and agreements contained in the Sponsor Agreement.

Furthermore, the Managing Sponsor has agreed to enter into Lock-Up Agreements prior to the Closing, whereby, the Sponsor will be subject to a restriction on transfer of their Perception Ordinary Shares, with certain exceptions, until the earlier of (a) the expiration of eighteen-month anniversary of the Closing Date, or (b) if the date after the Closing on which Perception or its shareholders consummate a third-party tender offer, stock, sale, liquidation, merger, share exchange, reorganization or other similar transaction with an unaffiliated third party that results in holders of at least a majority of Perception Ordinary Shares having the right to exchange their equity holdings in Perception for cash, securities or other property; (i) lend, offer, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Perception Ordinary Shares received by Sponsor in connection with the Business Combination Agreement (the “Restricted Securities”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities, or (iii) publicly announce the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of Restricted Securities or other securities, in cash or otherwise.

Loan — Related party

On December 30, 2023, BGHL issued an unsecured promissory note (the “Working Capital Loan”) to an affiliate pursuant to which BGHL may borrow up to an aggregate principal amount of $1,500,000. The Working Capital Loan was non-interest bearing and payable upon the consummation of the Business Combination. As of June 30, 2024, and December 31, 2023, there were $1,500,000 and $418,669 outstanding under the Working Capital Loan, respectively.

Reference should be made to the full text of these agreements, which are included as exhibits to the registration statement of which this proxy statement/prospectus forms a part.

Purchase and Assumption Agreement.    On January 27, 2024, BG-BPL entered into Purchase and Assumption Agreement (“P&AA”) with FGR Bogoso Prestea Limited (the “Previous Leaseholder”) and Bogoso Gold Streaming Limited (“Bond SPV”). On March 28, 2024 and April 26, 2024, the P&AA was amended as described below. The P&AA provided for the transfer of mining assets from the Previous Leaseholder to BG-BPL, including four mining leases (Bogoso I, Bogoso II, Prestea Surface and Prestea Underground), a government indemnity in favor of the Previous Leaseholder in respect of certain environmental damage and liabilities, fixed assets including immovable structures, buildings, and facilities (including facilities no longer relevant to production), and various relevant documents. As previously stated, the P&AA became effective as of May 1, 2024 following the achievement of closing the necessary pre-conditions to transfer, and the registration of the legal transfer was completed on May 15, 2024. Consideration for the transfer of the mining assets is the payment of a Bond SPV Royalty, and the assumption of the Previous Leaseholder’s royalty agreements with Golden Star Resources and Royal Gold, as described below. The Bond SPV will float a $150 million bond issuance for the assumption and settlement of the Previous Leaseholder’s indebtedness to relevant creditors through novation agreements (totaling approximately $150 million, pursuant to the P&AA amendment agreement date March 28, 2024). The April 26, 2024 amendment extended the long stop date for closing from 3 to 4 months and clarified the GSR Undertaking (as such term is defined in the P&AA). The bond which will be listed on the Ghana Fixed Income Market of the Ghana Stock Exchange.

Royalty Agreement with Bogoso Gold Streaming Limited.    On January 27, 2024, BG-BPL entered into Royalty Agreement (“Bond SPV Royalty”) with Previous Leaseholder and Bond SPV. The Bond SPV Royalty served as consideration for the P&AA. The Bond SPV Royalty provides for BG-BPL to pay a royalty in refined gold to Bond SPV (as priority payee) and the Previous Leaseholder (as secondary payee, once Bond SPV debt service obligations are met) at a rate of the lesser of (i) 2,000 ounces per month, or 30% of gross production per month for the first 36 months following the start of commercial production, and (ii) 3,250 ounces per month, or 30% of gross production per month after 36 months until Bond SPV Royalty payments total the 250,000 ounce cap.

Royalty Agreement with Golden Star Resources.    On September 30, 2021, the Previous Leaseholder entered into Royalty and Contingent Payment Agreement with Golden Star Resources Limited (“GSR Royalty”). The GSR Royalty provides for the payments of two types of royalties to Golden Star Resources Limited. First, a royalty of 1.0% of sale of product of net smelter returns of 100,000 to 300,000 cumulative ounces of gold, and a royalty of 2.0% of sale of product of net smelter returns of over 300,000 cumulative ounces of gold after October 1, 2020. The net smelter return royalty terminates when the aggregate payments exceed $35,000,000 United States dollars. To date there has been no payment triggered towards the net smelter return royalty. The second contingent payment defined as the payment of $20,000,000 (if the price of gold is <$1,400/oz), $30,000,000 (if the price of gold is $1,400–$1,700/oz), or $40,000,000 (if the price of gold is >$1,700/oz) United States dollars upon the start of sulphide mining (refractory), such payment to be made in stages during the construction and operation of the sulphide project. To date, no payments have been made towards the sulphide mining royalty.

Purchase and Sale Agreement with Royal Gold.    Between May 6, 2015 and September 20, 2020, the Previous Leaseholder and the leaseholder predating the Previous Leaseholder entered into a purchase and sale agreement and a series of amendments with RGLD Gold AG (“Royal Gold”). Under the latest amendment (2020), Royal Gold has the right to purchase 5.5% of payable gold produced from the Bogoso Prestea Mine. The cash purchase price for gold is 30% of the spot price of gold per ounce delivered. Since the latest amendment, when the Previous Leaseholder assumed the agreement, Royal Gold has purchased approximately $9.4 million of payable gold produced.

Certain relationships and related-party transactions — Blue Gold Limited

Policies and Procedures for Related Person Transactions

The Perception Board operates pursuant to a written related-party transactions policy that conforms with the requirements for issuers having securities listed on the NYSE. Under the policy, Perception’s audit committee will serve as the approval authority for related party transactions, provided that, if the related party is, or is associated with, a member of the audit committee, Perception’s nominating and governance committee will serve as the approval authority for such transaction. Perception’s legal department will compile and maintain a master list of related parties, disseminate the master list to function and department leaders, the Chief Financial Officer and individuals responsible for accounts payable and accounts receivable, and contracting personnel in the legal department. Any transaction that Perception intends to undertake with a related party will be submitted to the compliance officer for determination of what approvals are required under the related party transactions policy, and the compliance officer will refer to the approval authority any related party transaction he or she determines should be considered for evaluation by the approval authority consistent with the policy. If the compliance officer becomes aware of a transaction with a related party that has not been previously approved or previously ratified under the policy that required such approval, the transaction will be submitted promptly to the approval authority for review.

DESCRIPTION OF BLUE GOLD LIMITED SECURITIES

As a result of the Business Combination, Perception shareholders who remain shareholders after the Business Combination will have their Perception Ordinary Shares exchanged on a one-for-one basis with Blue Gold Limited Class A Ordinary Shares. Your rights as Blue Gold Limited shareholders will continue to be governed by the laws of the Cayman Islands but by the governing documents of Blue Gold Limited rather than those of Perception. The following description of the material terms of Blue Gold Limited securities reflects the anticipated state of affairs upon completion of the Business Combination.

Upon the effectiveness of the Business Combination, Blue Gold Limited will amend and restate its existing memorandum and articles of association. The following summary of the material terms of Blue Gold Limited’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. The full text of the Proposed Charter is attached as Annex __ to this proxy statement/prospectus. You are encouraged to read the applicable provisions of the laws of the Cayman Islands and the Proposed Charter in their entirety for a complete description of the rights and preferences of the Perception securities following the Business Combination.

General

Blue Gold Limited is a Cayman Islands exempted company and its affairs are governed by its memorandum and articles of association and the Cayman Act. Subject to shareholders approval of the Proposed Charter, upon completion of the Business Combination, its affairs will be governed by the Proposed Charter and the Cayman Act. Blue Gold Limited’s registered office is at Mourant Governance Services (Cayman) Limited, 94 Solaris Avenue, Camana Bay, PO Box 1348, Grand Cayman, KY1-1108, Cayman Islands.

After giving effect to the Business Combination, the authorized share capital of Blue Gold Limited will be $50,000.00 consisting of 400,000,000 ordinary shares of par value $0.0001 and 100,000,000 preference shares of par value $0.0001.

Shares

General

Mourant Ozannes (Cayman) LLP, Cayman Islands legal counsel to Perception, has confirmed that all of the issued and outstanding ordinary shares of Blue Gold Limited to be issued in connection with the Business Combination will be fully paid and non-assessable. Certificates representing the outstanding Blue Gold Limited Class A Ordinary Shares will generally not be issued (unless required to be issued pursuant to the Proposed Charter). Holders of Class A Ordinary shares of Blue Gold Limited have no pre-emptive, subscription, redemption or conversion rights.

Register of members

Blue Gold Limited maintains a register of members (also referred to as a register of shareholders) in accordance with the Cayman Islands Companies Act.

Under Cayman Islands law, Blue Gold Limited must keep a register of members and entered therein:

•        the names and addresses of each shareholder of Blue Gold Limited, a statement of the shares held by each such shareholder which:

•        distinguishes each share by its number (so long as the share has a number);

•        confirms the amount paid, or agreed to be considered as paid, on the shares of each member;

•        confirms the number and category or class (each, if applicable) of shares held by each member; and

•        confirms whether each relevant category or class (each, if applicable) of shares held by a member carries voting rights under the articles of association of the company, and if so, whether such voting rights are conditional;

•        the date on which the name of any person was entered on the register as a shareholder; and

•        the date on which any person ceased to be a shareholder.

Under Cayman Islands law, the register of members is prima facie evidence of the matters set forth therein (i.e. the register of members will raise a rebuttable presumption of fact on the matters referred to above) and a person who has agreed to become a shareholder and who is registered in the register of members is deemed, as a matter of Cayman Islands law, to be a shareholder. Furthermore, under the Cayman Islands Companies Act, the registration of any person in the register of members as holder of any shares is prima facie evidence of such person having legal title to the shares as set against its name in the register of members. Upon the closing of the Business Combination, the register of members will be immediately updated to record and give effect to the issue of shares by Blue Gold Limited. Once the register of members has been updated, the shareholders recorded in the register of members should be deemed to have legal title to the shares set against their name. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination of whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. If an application for an order for rectification of the register of members were made in respect of Blue Gold Limited Ordinary Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands courts.

Issuance of Shares

Subject to the Proposed Charter and applicable listing rules, Blue Gold Limited directors may, in their absolute discretion and without approval of the existing Blue Gold Limited shareholders, issue shares, grant rights over existing shares or issue other securities in one or more series as they deem necessary and appropriate and determine designations, powers, preferences, privileges and other rights, including dividend rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater than the powers and rights associated with the shares held by existing Blue Gold Limited shareholders, at such times and on such other terms as they think proper. No share shall be issued at a discount to par, except in accordance with the provisions of the Cayman Islands Companies Act.

Blue Gold Limited’s board of directors has general and unconditional authority to allot, grant options over, offer or otherwise deal with or dispose of any unissued shares in Blue Gold Limited’s capital without the approval of the shareholders (whether forming part of the original or any increased share capital), either at a premium or at par, with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, on such terms and conditions, and at such times as the directors may decide, but so that no share shall be issued at a discount, except in accordance with the provisions of the Cayman Islands Companies Act. In accordance with its Proposed Charter and the Cayman Islands Companies Act, Blue Gold Limited shall not issue bearer shares.

Voting Rights

Each ordinary share of Blue Gold Limited entitles the holder to one vote on all matters upon which the ordinary shares of Blue Gold Limited are entitled to vote. Voting at any shareholders’ meeting is by way of poll.

A quorum required for a meeting of shareholders of Blue Gold Limited requires the presence in person or by proxy of persons holding in aggregate not less than a simple majority of all voting share capital of Blue Gold Limited in issue.

A special resolution will be required for important matters such as merger or consolidation of Blue Gold Limited, change of name or making changes to the Proposed Charter or the voluntary winding up of Blue Gold Limited.

The Proposed Charter provides that an ordinary resolution of the shareholders of Blue Gold Limited requires the affirmative vote of a simple majority of the votes cast at a quorate general meeting, while a special resolution requires the affirmative vote of no less than three-quarters of the votes cast at a quorate general meeting. Shareholders shall not have the power to pass resolutions in writing in lieu of a meeting.

Dividend rights

Subject to the rights of the holders of Blue Gold Limited preference shares and any other provisions of the Proposed Charter, as it may be amended from time to time, holders of Blue Gold Limited Ordinary Shares will be entitled to receive such dividends and other distributions in cash, shares or property of Blue Gold Limited when, as and if declared thereon by the Blue Gold Limited Board, in its discretion, from time to time out of assets or funds of Blue Gold Limited legally available therefor. See below for more information regarding the dividend rights of the holders of Blue Gold Limited preference shares.

Dividends may be paid either in cash or in specie.

Under the laws of the Cayman Islands, a Cayman Islands company may pay a dividend on its shares out of either profit or the share premium account, provided that in no circumstances may a dividend be paid if following such payment the company would be unable to pay its debts as they fall due in the ordinary course of business. No dividend shall be paid otherwise than out of profits or, subject to the requirements of the Cayman Islands Companies Act and applicable listing rules, the share premium account.

Subject to the rights of persons, if any, entitled to shares with special rights as to dividends, all dividends shall be declared and paid according to the amounts paid or credited as fully paid on the shares, but if and so long as nothing is paid up on any of the shares in Blue Gold Limited dividends may be declared and paid according to the amounts of the shares. No amount paid on a share in advance of calls shall, while carrying interest, be treated for the purposes of the above as paid on the share.

If several persons are registered as joint holders of any share, any of them may give effectual receipts for any dividend or other monies payable on or in respect of the share. No dividend shall bear interest against Blue Gold Limited.

Authorized Blue Gold Limited Ordinary Shares

Blue Gold Limited’s authorized but unissued Blue Gold Limited Ordinary Shares are available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Blue Gold Limited Ordinary Shares could render more difficult or discourage an attempt to obtain control of Blue Gold Limited by means of a proxy contest, tender offer, merger or otherwise.

Preference Shares

The Blue Gold Limited Board may provide for other classes of shares, including series of preference shares, out of the authorized but unissued share capital, which could be utilized for a variety of corporate purposes, including future offerings to raise capital for corporate purposes or for use in employee benefit plans. Such additional classes of shares shall have such voting powers (full or limited or without voting powers), designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as may be determined by the board of directors of Blue Gold Limited. If any preference shares are issued, the rights, preferences and privileges of holders of ordinary shares of Blue Gold Limited will be subject to, and may be adversely affected by, the rights of the holders of such preference shares.

Variations of Rights of Shares

If at any time the share capital of Blue Gold Limited is divided into different classes of shares, all or any of the rights attached to any class (unless otherwise provided by the Proposed Charter or the terms of issue of the shares of that class) may be varied with the consent in writing of the holders of not less than a majority of the issued shares of that class or with the sanction of a resolution passed by a majority of the votes cast at a separate general meeting of the holders of the shares of that class. To every such separate general meeting, the provisions of the Proposed Charter relating to general meetings shall mutatis mutandis apply, but so that the necessary quorum shall be any one or more persons holding or representing by proxy not less than majority of the issued shares of the applicable class.

The rights conferred upon the holders of the shares of any class shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by: (i) the creation or issue of further shares ranking pari passu therewith; (ii) the redemption or purchase of any shares of any class by Blue Gold Limited; (iii) the cancellation of authorized but unissued shares of that class; and (iv) the creation or issue of shares with preferred or other rights including, without limitation, the creation of any class or issue of shares.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

The board of directors of Blue Gold Limited may from time to time make calls upon Blue Gold Limited shareholders for any amounts unpaid for the purchase of their Blue Gold Limited Ordinary Shares. The Blue Gold Limited Ordinary Shares that have been called upon and remain unpaid are, after a notice period, subject to forfeiture.

Redemption and Purchase of Own Shares

Subject to the provisions of the Cayman Islands Companies Act and the Proposed Charter, Blue Gold Limited may issue shares that are to be redeemed or are liable to be redeemed at the option of the shareholder or Blue Gold Limited. The redemption of such shares shall be effected in such manner and upon such other terms as Blue Gold Limited may determine before the issue of the shares.

Blue Gold Limited may also purchase its own shares (including any redeemable shares) in such manner and on such other terms as the directors may agree with the relevant shareholder. Blue Gold Limited may make a payment in respect of the redemption or purchase of its own shares in any manner permitted by the Cayman Islands Companies Act, including out of capital.

In addition, under the Cayman Islands Companies Act no such share may be redeemed or repurchased (i) unless it is fully paid-up, (ii) if such redemption or repurchase would result in there being no shares in issue, or (iii) if Blue Gold Limited has commenced liquidation. In addition, Blue Gold Limited directors may accept the surrender of any fully paid share for no consideration.

General Meetings of Shareholders

As a Cayman Islands exempted company, Blue Gold Limited is not obliged by the Cayman Islands Companies Act to call annual general meetings; however, its Proposed Charter provides that Blue Gold Limited will hold an annual general meeting at such time and place as the board of directors of Blue Gold Limited will determine. At these annual general meetings, the report of the directors (if any) shall be presented.

At least five calendar days’ notice shall be given for any general meeting, provided that at least [120 days’] prior notice shall be given for each annual general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given or on which it is to take effect and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by Blue Gold Limited, provided that a general meeting of Blue Gold Limited shall, whether or not the notice specified in the regulation has been given and whether or not the provisions of the Proposed Charter regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed: (i) in the case of an annual general meeting, by all the shareholders (or their proxies) entitled to attend and vote thereat; and (ii) in the case of an extraordinary general meeting, by shareholders (or their proxies) having a right to attend and vote at the meeting, together holding not less than 95% of the votes entitled to be cast at such extraordinary general meeting. The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any shareholder shall not invalidate the proceedings at any meeting.

The board of directors of Blue Gold Limited may call extraordinary general meetings, and must convene an extraordinary general meeting upon the requisition of Blue Gold Limited shareholders holding at the date of deposit of the requisition not less than one-third (⅓) of the votes that may be cast by all of the issued share capital of Blue Gold Limited as at that date carries the right of voting at general meetings of Blue Gold Limited. The requisition must be in writing and state the objects of the meeting and must be signed by the requisitionists and deposited at the principal place of business of Blue Gold Limited (with a copy forwarded to the registered office), and may consist of several documents in like form each signed by one or more requisitionists. If the directors do not within 21 calendar days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further 21 calendar days, the requisitionists, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of the second said [21 calendar days].

Separate general meetings of the holders of a class or series of shares may be called only by the board of directors of Blue Gold Limited (unless otherwise specifically provided by the terms of issue of the shares of such class or series).

No business shall be transacted at any general meeting unless a quorum of shareholders is present at the time when the meeting proceeds to business. One or more shareholders holding, in the aggregate, not less than a majority of all votes that may be cast in respect of the share capital of Blue Gold Limited in issue present in person or by proxy and entitled to vote will be a quorum for all purposes. If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened on the requisition of or by Shareholders, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place or to such other day and at such other time and place as the directors of Blue Gold Limited may determine and if at such adjourned meeting a quorum is not present within fifteen (15) minutes from the time appointed for holding the meeting, the shareholders present shall be a quorum.

The chairperson of the board of directors shall preside as chairperson at every general meeting of Blue Gold Limited. If at any meeting the chairperson of the board of directors is not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chairperson of the meeting, the directors present shall elect one of their members to be chairperson of the meeting, or, if no director is so elected and willing to be chairperson of the meeting, the shareholders present shall choose a chairperson of the meeting.

The chairperson of the meeting may with the consent of any meeting at which a quorum is present (and shall if so directed by the meeting) adjourn a meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting is adjourned for [ten calendar days] or more, not less than seven calendar days’ notice of the adjourned meeting shall be given as in the case of an original meeting. Save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

Record Dates

As a condition of admission to a shareholders’ meeting, a Blue Gold Limited shareholder must be duly registered as such at the applicable record date for that meeting and, in order to vote, all calls or installments then payable by such shareholder to Blue Gold Limited in respect of the shares that such shareholder holds must have been paid.

For the purpose of determining those shareholders that are entitled to receive notice of, attend or vote at any meeting of shareholders or any adjournment thereof, or those shareholders that are entitled to receive payment of any dividend, or in order to make a determination as to who is a shareholder for any other purpose, the directors may provide that the register of members shall be closed for transfers for a stated period but not to exceed in any case 30 calendar days.

In lieu of or apart from closing the register of members, the directors may fix in advance a date as the record date for any such determination of those shareholders that are entitled to receive notice of, attend or vote at a meeting of the shareholders and for the purpose of determining those shareholders that are entitled to receive payment of any dividend.

Inspection of Books and Records

The board of directors of Blue Gold Limited will determine whether, to what extent, at what times and places and under what conditions or regulations the accounts and books of Blue Gold Limited will be open to the inspection by Blue Gold Limited shareholders not being directors, and no Blue Gold Limited shareholder (not being a director) will otherwise have any right of inspecting any account or book or document of Blue Gold Limited except as required by the Cayman Islands Companies Act (and every other law and regulation of the Cayman Islands for the time being in force concerning companies and affecting Blue Gold Limited) or authorized by the board of directors of Blue Gold Limited or by Blue Gold Limited shareholders in a general meeting.

Changes in Capital

Blue Gold Limited may from time to time by ordinary resolution:

•        increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution will prescribe;

•        consolidate and divide all or any of its share capital into shares of a larger amount than its existing shares;

•        sub-divide its existing shares or any of them into shares of a smaller amount; provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share will be the same as it was in case of the share from which the reduced share is derived; or

•        cancel any shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

Subject to the provisions of the Cayman Islands Companies Act (and every other law and regulation of the Cayman Islands for the time being in force concerning companies and affecting Blue Gold Limited) and the Proposed Charter as regards to the matters to be dealt with by ordinary resolution, Blue Gold Limited may by special resolution reduce its share capital to the extent permitted by law.

Transfer of ordinary shares

Any shareholder may transfer all or any of his or her ordinary shares of Blue Gold Limited by an instrument of transfer in the usual or common form or any other form prescribed by the NYSE or Nasdaq or as otherwise approved by the board of directors of Blue Gold Limited.

The Proposed Charter prohibits the transfer of shares of Blue Gold Limited in breach of the rules or regulations of the NYSE or Nasdaq or any relevant securities laws (including the Exchange Act).

In addition, the Proposed Charter limits the transfer of the ordinary shares issued in the Business Combination (other than those issued to former shareholders of Perception Capital). Initially, 5% of the ordinary shares issued will not be subject to any restriction on transfer. Thereafter, an additional 5% shall become freely tradeable on each monthly anniversary of their becoming registered (either on this Registration Statement/Proxy or a subsequent resale registration statement); provided that in such month the volume weighted-average trading price of the ordinary shares, on the principal national securities exchange on which the ordinary shares are listed in the United States is greater than $10.00 per ordinary share for twenty out of thirty trading days. All shares that have not previously become freely trading will become freely-tradeable on the earlier of (i) the volume weighted-average trading price of the ordinary shares on the principal national securities exchange on which the ordinary share are listed in the United States is greater than $20.00 per ordinary share for sixty out of any ninety day trading period; (ii) the second anniversary of the Business Combination and (iii) the Directors decide to release such ordinary shares from these restrictions.

The Directors of Blue Gold Limited shall allocate the release among the shareholders subject to the lock-up as they see fit and may waive the restrictions as to any shareholder at any time. Once released, an ordinary share will not be subject to additional lock-up.

Liquidation

On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), assets available for distribution among the holders of ordinary shares of Blue Gold Limited shall be distributed among the holders of the ordinary shares of Blue Gold Limited on a pro rata basis.

Winding up

If Blue Gold Limited shall be wound up, the liquidator shall apply the assets of Blue Gold Limited in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any shares, in a winding up: (i) if the assets available for distribution amongst the shareholders shall be insufficient to repay the whole of Blue Gold Limited’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders in proportion to the par value of the shares held by them; or (ii) if the assets available for distribution amongst the shareholders shall be more than sufficient to repay the whole of Blue Gold Limited’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the shareholders in proportion to the par value of the shares held by them at the commencement of the winding up subject to a deduction from those shares in respect of which there are monies due, of all monies payable to Blue Gold Limited for unpaid calls or otherwise.

If Blue Gold Limited shall be wound up, the liquidator may, subject to the rights attaching to any shares and with the approval of a special resolution and any other approval required by the Cayman Islands Companies Act, divide amongst the shareholders in kind the whole or any part of the assets of Blue Gold Limited (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the shareholders as the liquidator, with the like approval, shall think fit, but so that no shareholder shall be compelled to accept any asset upon which there is a liability.

Directors

Appointment and removal

The management of Blue Gold Limited is vested in a board of directors. The Proposed Charter provides that there shall be a board of directors consisting of no less than three (3) directors, provided that Blue Gold Limited may, from time to time, increase or decrease the limits on the number of directors by majority resolution of the Blue Gold Limited board of directors.

The Proposed Charter provides that the directors shall be divided into three (3) classes designated as Class I, Class II and Class III, with as nearly equal a number of directors in each group as possible. Subject to the Proposed Charter, directors must be assigned to each class in accordance with a resolution or resolutions adopted by the board of directors.

Director nominees must be elected by an ordinary resolution in accordance with the Proposed Charter at each annual general meeting of Blue Gold Limited to fill the seats of those directors whose terms expire at such annual general meeting and the persons to stand for election at each annual general meeting of Blue Gold Limited shall be nominated by the directors. For illustrative purposes, at the 2025 annual general meeting, the term of office of the initial Class I directors shall expire and Class I directors shall be elected for a full term of three (3) years. At the 2026 annual general meeting, the term of office of the initial Class II directors shall expire and Class II directors shall be elected for a full term of three (3) years. At the 2027 annual general meeting, the term of office of the initial Class III directors shall expire and Class III directors shall be elected for a full term of three (3) years. Subject to the Proposed Charter, at each succeeding annual general meeting, directors shall be elected for a full term of three (3) years to succeed the directors of the class whose terms expire at such annual general meeting.

Without prejudice to the power of Blue Gold Limited to appoint a person to be a director by ordinary resolution and subject to the Proposed Charter, the board of directors has the power at any time and from time to time to (i) appoint any person to be a director so as to fill a casual vacancy by the vote of a majority of the remaining directors then in office, and (ii) appoint any person as an additional director, provided that such appointment does not cause the number of directors to exceed any number fixed by or in accordance with the Proposed Charter as the maximum number of directors.

Indemnification of directors and officers

To the fullest extent permitted by law, the Proposed Charter provide that the directors and officers of Blue Gold Limited shall be indemnified from and against all liability which they incur in execution of their duty in their respective offices, except liability incurred by reason of such director’s or officer’s actual fraud, willful default, or willful neglect.

Other Cayman Islands Law Considerations

Exempted Company

Blue Gold Limited is an exempted company incorporated with limited liability under the laws of Cayman Islands. The Cayman Islands Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•        an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies of the Cayman Islands;

•        an exempted company’s register of members is not open to inspection;

•        an exempted company does not have to hold an annual general meeting;

•        an exempted company may issue no par value shares;

•        an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•        an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•        an exempted company may register as a limited duration company; and

•        an exempted company may register as a segregated portfolio company.

Protection of Non-Controlling Shareholders — Cayman Islands

The Grand Court of the Cayman Islands may, on the application of shareholders holding not less than one fifth of Blue Gold Limited’s shares in issue, appoint an inspector to examine Blue Gold Limited’s affairs and report thereon in a manner as the Grand Court shall direct.

Subject to the provisions of the Cayman Islands Companies Act, any shareholder may petition the Grand Court of the Cayman Islands which may make a winding up order, if the court is of the opinion that this winding up is just and equitable.

Notwithstanding the U.S. securities laws and regulations that are applicable to Blue Gold Limited, general corporate claims against Blue Gold Limited by its shareholders must, as a general rule, be based on the general laws of contract or tort applicable in the Cayman Islands or their individual rights as shareholders as established by our Proposed Charter.

The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority but are not binding on a court in the Cayman Islands, which permit a minority shareholder to commence a representative action against Blue Gold Limited, or derivative actions in Blue Gold Limited’s name, to challenge: (1) an act which is ultra vires or illegal; (2) an act which constitutes a fraud against the minority and the wrongdoers themselves control Blue Gold Limited; and (3) an irregularity in the passing of a resolution that requires a qualified (or special) majority.

Enforcement of Civil Liabilities — Cayman Islands

The Cayman Islands has a different body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States.

Blue Gold Limited’s Cayman Islands legal counsel have advised that the courts of the Cayman Islands are unlikely: (i) to recognize or enforce against the company judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against the company predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive, given by a court of competent jurisdiction (the courts of the Cayman Islands will apply the rules of private international law to determine whether the foreign court is a court of competent jurisdiction), and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and not be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Anti-Money Laundering

In order to comply with legislation or regulations aimed at the prevention of money laundering and terrorist financing, we are required to adopt and maintain anti-money laundering procedures and will require subscribers to provide information and evidence to verify their identity, address and source of funds. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information and evidence as is necessary to verify the identity, address and source of funds of a subscriber.

In the event of delay or failure on the part of the subscriber in producing any information or evidence required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited. We will not be liable for any loss suffered by a subscriber arising as a result of a refusal of, or delay in processing, an application from a subscriber if such information and documentation requested has not been provided by the subscriber in a timely manner.

We also reserve the right to refuse to make any redemption payment to a shareholder if our directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and terrorist property and the information for that knowledge or suspicion came to their attention in the course of their business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands (the “FRA”) or a nominated officer, pursuant to the Proceeds of Crime Act (As Revised) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Act (As Revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Additionally, certain disclosures which facilitate compliance with the sanctions regime of the Cayman Islands may be made to the FRA. Such a report or disclosure shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Economic Substance

The Cayman Islands, together with several other non-European Union jurisdictions, have introduced legislation aimed at addressing concerns raised by the Council of the European Union and the OECD as to offshore structures engaged in certain activities which attract profits without real economic activity. The International Tax Co-operation (Economic Substance) Act (As Revised) (the “Substance Act”) came into force in the Cayman Islands in January 2019, introducing certain economic substance requirements for in-scope Cayman Islands entities which are engaged in certain geographically mobile business activities (“relevant activities.”) As we are a Cayman Islands exempted company, compliance obligations include filing annual notifications, in which need to state whether we are carrying out any relevant activities and if so, whether we have satisfied economic substance tests to the extent required under the Substance Act. It is anticipated that Blue Gold Limited will not be engaging in any “relevant activities” and will therefore not be required need to meet the economic substance requirements tests or will otherwise be subject to more limited substance requirements. However, as it is a new regime, it is anticipated that the Substance Act will evolve and be subject to further clarification and amendments. Failure to satisfy applicable requirements may subject us to penalties under the Substance Act.

Data Protection

This privacy notice explains the manner in which we collect, process, and maintain personal data about investors of Blue Gold Limited pursuant to the Data Protection Act (As Revised) of the Cayman Islands, as amended from time to time and any regulations, codes of practice, or orders promulgated pursuant thereto (the “DPA”).

We are committed to processing personal data in accordance with the DPA. In our use of personal data, we will be characterized under the DPA as a “data controller,” whilst certain of our service providers, affiliates, and delegates may act as “data processors” under the DPA. These service providers may process personal data for their own lawful purposes in connection with services provided to us. For the purposes of this Privacy Notice, “you” or “your” shall mean the subscriber and shall also include any individual connected to the subscriber.

By virtue of your investment in Blue Gold Limited, we and certain of our service providers may collect, record, store, transfer, and otherwise process personal data by which individuals may be directly or indirectly identified. We may combine personal data that you provide to use with personal data that we collect from, or about you. This may include personal data collected in an online or offline context including from credit reference agencies and other available public databases or data sources, such as news outlines, websites and other media sources and international sanctions lists.

Your personal data will be processed fairly and for lawful purposes, including (a) where the processing is necessary for us to perform a contract to which you are a party or for taking pre-contractual steps at your request, (b) where the processing is necessary for compliance with any legal, tax, or regulatory obligation to which we are subject, (c) where the processing is for the purposes of legitimate interests pursued by us or by a service provider to whom the data are disclosed, or (d) where you otherwise consent to the processing of personal data for any other specific purpose. As a data controller, we will only use your personal data for the purposes for which we collected it. If we need to use your personal data for an unrelated purpose, we will contact you.

We anticipate that we will share your personal data with our service providers for the purposes set out in this privacy notice. We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations. In exceptional circumstances, we will share your personal data with regulatory, prosecuting, and other governmental agencies or departments, and parties to litigation (whether pending or threatened), in any country or territory including to any other person where we have a public or legal duty to do so (e.g. to assist with detecting and preventing fraud, tax evasion, and financial crime or compliance with a court order).

Your personal data shall not be held by Blue Gold Limited for longer than necessary with regard to the purposes of the data processing.

We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPA. Where necessary, we will ensure that separate and appropriate legal agreements are put in place with the recipient of that data.

We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction, or damage to the personal data.

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment into Blue Gold Limited, this will be relevant for those individuals and you should transmit this document to those individuals for their awareness and consideration.

You have certain rights under the DPA, including (a) the right to be informed as to how we collect and use your personal data (and this privacy notice fulfils our obligation in this respect), (b) the right to obtain a copy of your personal data, (c) the right to require us to stop direct marketing, (d) the right to have inaccurate or incomplete personal data corrected, (e) the right to withdraw your consent and require us to stop processing or restrict the processing, or not begin the processing of your personal data, (f) the right to be notified of a data breach (unless the breach is unlikely to be prejudicial), (g) the right to obtain information as to any countries or territories outside the Cayman Islands to which we, whether directly or indirectly, transfer, intend to transfer, or wish to transfer your personal data, general measures we take to ensure the security of personal data, and any information available to us as to the source of your personal data, (h) the right to complain to the Office of the Ombudsman of the Cayman Islands, and (i) the right to require us to delete your personal data in some limited circumstances.

If you do not wish to provide us with requested personal data or subsequently withdraw your consent, you may not be able to invest in Blue Gold Limited or remain invested in Blue Gold Limited as it will affect Blue Gold Limited’s ability to manage your investment.

If you consider that your personal data has not been handled correctly, or you are not satisfied with our responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by email at info@ombudsman.ky or by accessing their website here: www.ombudsman.ky.

SECURITIES ACT RESTRICTIONS ON RESALE OF BLUE GOLD LIMITED’S CLASS A ORDINARY SHARES

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Blue Gold Limited Class A Ordinary Shares for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of Blue Gold Limited at the time of, or at any time during the three months preceding a sale and (ii) Blue Gold Limited is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as Blue Gold Limited was required to file reports) preceding the sale.

Persons who have beneficially owned restricted Blue Gold Limited Class A Ordinary Shares for at least six months but who are affiliates of Blue Gold Limited at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of Blue Gold Limited Class A Ordinary Shares then outstanding; or

•        the average weekly reported trading volume of the Blue Gold Limited Class A Ordinary Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of Blue Gold Limited under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Blue Gold Limited.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

We anticipate that following the consummation of the Business Combination, Blue Gold Limited will not be a shell company, and as a result, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

As a result, it is anticipated that the Initial Shareholders will be able to sell its ordinary shares and the Private Placement Warrants, and any shares of Blue Gold Limited Class A Ordinary Shares received as a result thereof, as applicable, pursuant to Rule 144 without registration one year after we have completed the Business Combination unless they are an affiliate as such term is defined in Rule 144.

Shareholder PROPOSALS AND NOMINATIONS

Shareholder Proposals

The Proposed Charter establishes an advance notice procedure for shareholders who wish to present a proposal before an annual meeting of shareholders. Blue Gold Limited’s Proposed Charter provides that the only business that may be conducted at an annual meeting of shareholders is business that is (i) specified in the notice of such meeting (or any supplement thereto), (ii) by or at the direction of Blue Gold Limited’s Board or the chairperson of the meeting, or (iii) otherwise properly brought before such meeting by a shareholder who is a shareholder of record at the time of giving of the notice and at the time of the annual meeting, is a shareholder of record who is entitled to vote at such meeting who has complied with the notice procedures specified in Blue Gold Limited’s Proposed Charter. To be timely for Blue Gold Limited’s annual meeting of shareholders, Blue Gold Limited’s secretary must receive the written notice at Perception’s principal executive offices:

•        not later than close of business on the 90th day; and

•        not earlier than the close of business on the 120th day before the one-year anniversary of the preceding year’s annual meeting.

In the event that no annual meeting was held in the previous year or Blue Gold Limited holds its annual meeting of shareholders more than 30 days before or 70 days after the one-year anniversary of a preceding year’s annual meeting, notice of a shareholder proposal must be received no later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Nominations and proposals also must satisfy other requirements set forth in the Proposed Charter. The Blue Gold Limited Board or a designated committee thereof will have the power and duty to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with these procedures. If neither the Blue Gold Limited Board nor such designated committee makes a determination as to whether any nomination was made in accordance with the provisions of the Proposed Charter, the presiding officer at the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting. If any proposed nomination or business is not in compliance, the Board or a designated committee thereof or the presiding officer, as applicable, may declare that such defective proposal or nomination can be disregarded.

Under Rule 14a-8 of the Exchange Act, a shareholder proposal to be included in the proxy statement and proxy card for the 2024 annual general meeting pursuant to Rule 14a-8 must be received at our principal office a reasonable time before Blue Gold Limited begins to print and send out its proxy materials for such 2024 annual meeting.

Shareholder Director Nominees

Blue Gold Limited’s Proposed Charter permits shareholders to nominate directors for election at an annual general meeting of shareholders. To nominate a director, the shareholder must provide the information required by Blue Gold Limited’s Proposed Charter. In addition, the shareholder must give timely notice to Blue Gold Limited’s secretary in accordance with Blue Gold Limited’s Proposed Charter, which, in general, requires that the notice be received by Blue Gold Limited’s secretary within the time periods described above under “— Shareholder Proposals” for shareholder proposals.

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with the Blue Gold Limited Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Blue Gold Limited, 3109 W. 50th Street, #207 Minneapolis, MN 55410. Following the Business Combination, such communications should be sent in care of [•]. Each communication will be forwarded, depending on the subject matter, to the Blue Gold Limited Board, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

Mourant Ozannes (Cayman) LLP, Cayman Islands legal counsel has passed upon the validity of the securities of Blue Gold Limited offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus.

EXPERTS

The financial statements of Perception as of December 31, 2023 and 2022 and for the years then ended appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Perception to continue as a going concern as described in Note 1 to the financial statements and an emphasis of a matter relating to the restatement of financial statements as described in Note 2 to the financial statements), appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of BGHL as of December 31, 2023 and for the period from November 9, 2023 (Inception) through December 31, 2023 included in this proxy statement/prospectus have been so included in reliance upon the report of Pannell Kerr Forster of Texas P.C., independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing. The financial statements of BGL as of December 31, 2023 and for the period from December 4, 2023 (Inception) through December 31, 2023 included in this proxy statement/prospectus have been so included in reliance upon the report of Pannell Kerr Forster of Texas P.C., independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, Perception and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of Perception’s annual report to shareholders and Perception’s proxy statement. Upon written or oral request, Perception will deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that Perception delivers single copies of such documents in the future. Shareholders may notify Perception of their requests by writing Perception at its principal executive offices 3109 W. 50th Street, #207 Minneapolis, MN 55410.

ENFORCEABILITY OF CIVIL LIABILITY

Blue Gold Limited and New Blue, upon formation will be, Cayman Islands exempted companies limited by shares. You may have difficulty serving legal process within the United States upon Blue Gold Limited or New Blue. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against Blue Gold Limited or New Blue in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, Blue Gold Limited may be served with process in the United States with respect to actions against Perception arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of Perception’s securities by serving Blue Gold Limited’s U.S. agent irrevocably appointed for that purpose.

TRANSFER AGENT AND REGISTRAR

The transfer agent for Perception’s securities is Continental Stock Transfer & Trust Company.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Blue Gold Limited has filed a registration statement on Form F-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

Perception files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on Perception at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov. Perception incorporates by reference herein its financial statements and notes to financial statements for the periods ended June 30, 2024 located on pages 1 through 20 of Perception’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 as filed with the SEC on September 12, 2024.

Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

All information contained in this proxy statement/prospectus relating to Perception has been supplied by Perception, and all information relating to BGHL has been supplied by BGHL. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination, you should contact via phone or in writing:

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the meeting, or no later than            , 2025.

INDEX TO FINANCIAL STATEMENTS

BLUE GOLD LIMITED

BLUE GOLD HOLDINGS LIMITED

PERCEPTION CAPITAL CORP. IV

Page
Condensed Consolidated Financial Statements (Unaudited):
Condensed Consolidated Balance Sheets as of September 30, 2024 (Unaudited) and December 31, 2023	F-48
Unaudited Condensed Consolidated Statements of Operations for the three and nine months ended September 30, 2024 and 2023	F-49

Unaudited Condensed Consolidated Statements of Changes in Redeemable Class A Shares Subject to possible Redemption and Shareholders’ Deficit for the three and nine months ended September 30, 2024 and 2023

F-50
Unaudited Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2024 and 2023	F-51
Notes to Unaudited Condensed Consolidated Financial Statements	F-52

Financial Statements:
Report of Independent Registered Public Accounting Firm (PCAOB ID: 100)	F-75
Balance Sheets as of December 31, 2023 and 2022	F-76
Statements of Operations for the Years ended December 31, 2023 and December 31, 2022	F-77
Statements of Changes in Redeemable Class A Ordinary Shares and Shareholders’ Deficit for the Years ended December 31, 2023 and December 31, 2022	F-78
Statements of Cash Flows for the Years ended December 31, 2023 and December 31, 2022	F-79
Notes to Financial Statements for the Years ended December 31, 2023 and December 31, 2022	F-80

BLUE GOLD LIMITED
CONDENSED BALANCE SHEETS

	June 30, 2024	December 31, 2023
	(Unaudited)
Current assets:
Prepaid expenses	$800	$1,600
Total Current Assets	800	1,600
TOTAL ASSETS	$800	$1,600

Current liabilities:
Accounts payable	$11,122	$11,122
Total Current Liabilities	11,122	11,122
TOTAL LIABILITIES	11,122	11,122

COMMITMENTS AND CONTINGENCIES (NOTE 5)

STOCKHOLDER’S DEFICIT
Common stock, $0.0001 par value; 500,000,000 authorized and 1 share issued and outstanding as of June 30, 2024 and December 31, 2023	—	—
Accumulated deficit	(10,322)	(9,522)
TOTAL STOCKHOLDER’S DEFICIT	(10,322)	(9,522)
TOTAL LIABILITIES AND STOCKHOLDER’S DEFICIT	$800	$1,600

The accompanying notes are an integral part of these condensed financial statements.

BLUE GOLD LIMITED
CONDENSED STATEMENT OF OPERATIONS
(UNAUDITED)

	For the Three Months Ended June 30, 2024	For the Six Months Ended June 30, 2024
Operating Expenses:
General and administrative	$400	$800
Loss from operations	(400)	(800)
Net loss	$(400)	$(800)

Net loss per share, basic and diluted	$(400)	$(800)
Weighted average shares outstanding, basic and diluted	1	1

The accompanying notes are an integral part of these condensed financial statements.

BLUE GOLD LIMITED
UNAUDITED CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDER’S DEFICIT

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholder’s Deficit
	Shares	Amount
Balance at January 1, 2024	1	$—	$—	$(9,522)	$(9,522)
Net loss	—	—	—	(400)	(400)
Balance at March 31, 2024	1	—	—	(9,922)	(9,922)
Net loss	—	—	—	(400)	(400)
Balance at June 30, 2024	1	$—	$—	$(10,322)	$(10,322)

The accompanying notes are an integral part of these condensed financial statements.

BLUE GOLD LIMITED
CONDENSED STATEMENT OF CASH FLOWS
(UNAUDITED)

For the Six Months Ended June 30, 2024
Cash Flows from Operating Activities:
Net loss	$(800)
Changes in operating assets and liabilities:
Prepaid expenses	800
Net cash used in operating activities	$—

Net increase in cash	—
Cash and cash equivalents, beginning of period	—
Cash, end of period	$—

The accompanying notes are an integral part of these condensed financial statements.

BLUE GOLD LIMITED
NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2024

1. NATURE OF OPERATIONS

Blue Gold Limited (the “Company,” “BGL”), a Cayman Islands exempted company limited by shares was formed for the purpose of becoming the ultimate parent company following the transactions contemplated in the Business Combination Agreement.

On December 5, 2023, Perception Capital Corp. IV, a Cayman Islands exempted company limited by shares formerly known as RCF Acquisition Corp. (“Perception”), Blue Gold Limited and Blue Gold Holdings Limited, a private company limited by shares formed under the laws of England and Wales (“BGHL”), entered into a Business Combination Agreement (the “Original Business Combination Agreement”).

On May 2, 2024, Perception, BGL and BGHL, entered into that certain Amended and Restated Business Combination Agreement (the “Amended Business Combination Agreement”) to, among other things, restructure the transaction as follows: (i) Perception shall form a wholly owned subsidiary (“Merger Sub”), (ii) BGHL will form or acquire a new Cayman Islands entity (“NewCo”) and cause the contribution of all of the issued and outstanding shares of BGHL to NewCo (iii) at the Merger Effective Time, Merger Sub shall merge with and into NewCo, with NewCo continuing as the surviving entity and wholly owned subsidiary of Perception, and to (b) make changes to certain representations and conditions to the Closing to match the revised structure.

On June 12, 2024 Perception, BGL and BGHL, entered into that certain Second Amended and Restated Business Combination Agreement, as amended by Amendment Number 1 to Second Amended and Restated Business Combination Agreement on November 7, 2024 (the “Business Combination Agreement”), respectively, to, among other things, (a) restructure the transaction as follows: (i) Blue Gold Limited shall form a wholly owned subsidiary (the “Blue Merger Sub”) for the purposes of effecting the Blue Merger, (ii) Perception shall merge with and into Blue Gold Limited, a wholly owned subsidiary of Perception with Blue Gold Limited being the surviving entity (the “Perception Reorganization”), (iii) BGHL will form or acquire a new Cayman Islands entity (“NewCo”) and cause the contribution of all of the issued and outstanding shares of BGHL to NewCo, (iv) NewCo shall merge with and into the Blue Merger Sub, following which the separate corporate existence of Blue Merger Sub shall cease and (v) at the Merger Effective Time, NewCo shall continue as the surviving entity and wholly owned subsidiary of Blue Gold Limited (“New Blue”), and to (b) make changes to certain representations and conditions to the Closing to match the revised structure.

Upon the terms and subject to the conditions set forth in the Business Combination Agreement, prior to the Merger, the stockholder of BGHL shall surrender all of its original certificates for the BGHL Common Stock, and, in exchange, Blue Gold Limited shall issue to the stockholder of BGHL the amount of Blue Gold Limited Class A Ordinary Shares with an aggregate value equal to $114,500,000.

2. LIQUIDITY AND GOING CONCERN

For the six months ended June 30, 2024, the Company reported operating loss of $800 and cash flows from operations of $0. As of June 30, 2024, the Company had an aggregate cash and cash and cash equivalents balance of $0 and a net working capital deficit of $10,322.

The Company’s future capital requirements will depend on many factors, including the Company’s revenue growth rate, the timing and extent of spending to support further sales and marketing and research and development efforts. In order to finance these opportunities, the Company will need to raise additional financing. While there can be no assurances, the Company intends to raise such capital through issuances of additional equity raises, as well as through the Business Combination. If additional financing is required from outside sources, the Company may not be able to raise it on terms acceptable to the Company or at all. If the Company is unable to raise additional capital when desired, the Company’s business, results of operations and financial condition would be materially and adversely affected.

BLUE GOLD LIMITED
NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2024

2. LIQUIDITY AND GOING CONCERN (cont.)

As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern through twelve months from the date these financial statements are available to be issued. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of accounting

The accompanying condensed financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). References to GAAP issued by the FASB in these accompanying notes to the condensed financial statements are to the FASB Accounting Standards Codification (“ASC”).

Use of Estimates

The preparation of the accompanying condensed financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts and disclosures of assets and liabilities at the date of the condensed financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates are adjusted to reflect actual experience when necessary. There were no significant estimates of and for the six months ended June 30, 2024.

Cash and Cash Equivalents

Cash is comprised of cash in the bank which is subject to an insignificant risk of changes in value. The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. At June 30, 2024 and December 31, 2023, cash amounted to $0. There were no cash equivalents at June 30, 2024 and December 31, 2023.

Net Loss Per Share

Basic net loss per share is computed by dividing the net loss by the weighted-average number of shares of common stock of the Company outstanding during the period. Diluted net loss per share is computed by giving effect to all potential shares of common stock, including preferred stock and convertible notes, to the extent dilutive. There were no potential dilutive common stock equivalents for the six months ended June 30, 2024.

New Accounting Pronouncements

Recently Issued Accounting Standards

The Company is expected to be an “emerging growth company”, as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company has elected to take advantage of the extended transition period to comply with new or revised accounting standards and to adopt certain of the reduced disclosure requirements available to emerging growth companies. As a result of the accounting standards election, the Company will not be subject to the same implementation timeline for new or revised accounting standards as other public companies that are not emerging growth companies which may make comparison of the Company’s condensed financial statements to those of other public companies more difficult.

BLUE GOLD LIMITED
NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2024

4. STOCKHOLDER’S DEFICIT

Common stock — The Company is authorized to issue 500,000,000 shares of common stock with a par value of $0.0001 per share. At June 30, 2024 and December 31, 2023, there was 1 share of common stock issued and outstanding.

5. COMMITMENTS AND CONTINGENCIES

Business Combination Agreement

On December 5, 2023, Perception Capital Corp. IV, a Cayman Islands exempted company limited by shares formerly known as RCF Acquisition Corp. (“Perception”), Blue Gold Limited, a Cayman Islands company limited by shares, and Blue Gold Holdings Limited, a private company limited by shares formed under the laws of England and Wales (“BGHL”), entered into a Business Combination Agreement (the “Original Business Combination Agreement”).

On May 2, 2024, Perception and BGHL, entered into that certain Amended and Restated Business Combination Agreement (the “Amended Business Combination Agreement”) to, among other things, restructure the transaction as follows: (i) Perception shall form a wholly owned subsidiary (“Merger Sub”), (ii) BGHL will form or acquire a new Cayman Islands entity (“NewCo”) and cause the contribution of all of the issued and outstanding shares of BGHL to NewCo (iii) at the Merger Effective Time, Merger Sub shall merge with and into NewCo, with NewCo continuing as the surviving entity and wholly owned subsidiary of Perception, and to (b) make changes to certain representations and conditions to the Closing to match the revised structure.

On June 12, 2024, Perception and BGHL, entered into that certain Second Amended and Restated Business Combination Agreement as amended by Amendment Number 1 to the Second Amended and Restated Business Combination Agreement, dated November 7, 2024 (the “Business Combination Agreement”), respectively, to, among other things, (a) restructure the transaction as follows: (i) Blue Gold Limited shall form a wholly owned subsidiary (the “Blue Merger Sub”) for the purposes of effecting the Blue Merger, (ii) Perception shall merge with and into Blue Gold Limited, a wholly owned subsidiary of Perception with Blue Gold Limited being the surviving entity (the “Perception Reorganization”), (iii) BGHL will form or acquire a new Cayman Islands entity (“NewCo”) and cause the contribution of all of the issued and outstanding shares of BGHL to NewCo, (iv) NewCo shall merge with and into the Blue Merger Sub, following which the separate corporate existence of Blue Merger Sub shall cease and (v) at the Merger Effective Time, NewCo shall continue as the surviving entity and wholly owned subsidiary of Blue Gold Limited (“New Blue”), and to (b) make changes to certain representations and conditions to the Closing to match the revised structure.

Upon the terms and subject to the conditions set forth in the Business Combination Agreement, prior to the Merger, the stockholder of BGHL shall surrender all of its original certificates for the BGHL Common Stock, and, in exchange, Blue Gold Limited shall issue to the stockholder of BGHL the amount of Blue Gold Limited Class A Ordinary Shares with an aggregate value equal to $114,500,000.

In contemplation of the Business Combination, Blue Perception Capital LLP, a private limited liability partnership (“Blue Perception Capital”), the registered owner of all of the issued capital of BGHL as nominee on trust (with no beneficial interest) for beneficiaries pursuant to that certain Trust Agreement dated December 5, 2023 between Future Global Resources Limited (“FGR”) and the shareholders of BGHL (the “FGR Trust Agreement”), and assumed by Blue Perception Capital under that consent transfer letter dated November 14, 2024, between FGR and Blue Perception Capital, shall (a) deliver to the exchange agent all of its original certificates for the BGHL common stock (“BGHL Common Stock”), and (b) deliver such other documents reasonably requested by Blue Gold Limited; and (c) Blue Gold Limited shall then issue and cause the exchange agent to deliver to the Blue Shareholders an aggregate of 11,450,000 Blue Gold Limited Class A Ordinary Shares (the “Merger Consideration”). Each Blue Gold Limited Class A Ordinary Share to be issued for this purpose shall be deemed to have a value of $10.00. As of the Merger Effective Time, Blue Perception Capital and Blue Shareholders shall cease to have any other rights in and to BGHL or NewCo, and Blue Perception Capital and the Blue Shareholders shall be shareholders of Blue Gold Limited and New Blue shall continue as a wholly owned subsidiary of Blue Gold Limited.

BLUE GOLD LIMITED
NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2024

5. COMMITMENTS AND CONTINGENCIES (cont.)

Each NewCo Ordinary Share issued and outstanding immediately before the Blue Merger Effective Time shall be converted into the right to receive that number of newly issued Blue Gold Limited Class A Ordinary Shares equal to 11,450,000 divided by the number of NewCo Ordinary Shares outstanding as of immediately prior to the Blue Merger Effective Time. Following such conversion, all NewCo Ordinary Shares shall cease to be outstanding and shall automatically be cancelled and shall cease to exist. At the Merger Effective Time, if there are any NewCo Ordinary Shares that are treasury shares or any NewCo Ordinary Shares owned by any direct or indirect Subsidiary of NewCo immediately before the Merger Effective Time, such NewCo Ordinary Shares shall be cancelled and shall cease to exist without any conversion or payment. All Blue Merger Sub Ordinary Shares issued and outstanding immediately before the Merger Effective Time shall automatically be converted into one (1) New Blue Ordinary Share, with the rights, powers and privileges given to such share by the Articles of New Blue and the Cayman Act and such New Blue Ordinary Share shall constitute the only outstanding share of New Blue immediately following the Merger Effective Time. Immediately following the Merger Effective Time, as holder of the sole New Blue Ordinary Share, Blue Gold Limited shall be the sole and exclusive owner of all shares of New Blue and the register of members of New Blue shall be updated at the Blue Merger Effective Time to reflect the foregoing. Each Unit consisting of one Perception Class A Ordinary Share and one-half of one Perception Warrant shall, as of immediately prior to the Perception Reorganization, automatically separate into its component securities consisting of Perception Class A Ordinary Shares and Warrants to purchase Perception Class A Ordinary Shares; provided, however, no fractional Warrants to purchase Perception Class A Ordinary Shares will be issued and any fraction that remains after issuance of whole Warrants will expire worthless. Effective with the Perception Reorganization, each issued and outstanding Class A Ordinary Share shall be converted into a warrant to purchase one Blue Gold Limited Class A Ordinary Share.

6. SUBSEQUENT EVENTS

Subsequent events have been evaluated through December 18, 2024, which represents the date the condensed financial statements were available to be issued.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Director and Stockholder of
Blue Gold Limited

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Blue Gold Limited (the “Company”) as of December 31, 2023, and the related statements of operations, changes in stockholder’s deficit, and cash flows for the period from December 4, 2023 (Inception) to December 31, 2023, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for the period from December 4, 2023 (Inception) to December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2 to the financial statements, the Company is a development stage company and has no operations, has a working capital deficiency, has losses and needs to raise additional funds to meet its obligations and carry out its strategic plan to complete a business combination. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matter

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

We have served as the Company’s auditor since inception.

/s/ Pannell Kerr Forster of Texas P.C.

December 18, 2024
Houston, Texas

BLUE GOLD LIMITED
BALANCE SHEET

December 31, 2023
Current assets:
Prepaid expenses	$1,600
Total Current Assets	1,600
TOTAL ASSETS	$1,600

Current liabilities:
Accounts payable	$11,122
Total Current Liabilities	11,122
TOTAL LIABILITIES	11,122

COMMITMENTS AND CONTINGENCIES (NOTE 5)

STOCKHOLDER’S DEFICIT
Common stock, $0.0001 par value; 500,000,000 authorized and 1 share issued and outstanding as of December 31, 2023	—
Accumulated deficit	(9,522)
TOTAL STOCKHOLDER’S DEFICIT	(9,522)
TOTAL LIABILITIES AND STOCKHOLDER’S DEFICIT	$1,600

The accompanying notes are an integral part of these financial statements.

BLUE GOLD LIMITED
STATEMENT OF OPERATIONS
For the Period from December 4, 2023 (Inception) to December 31, 2023

Operating Expenses:
General and administrative	$1,573
Start- up costs	7,949
Loss from operations	(9,522)
Net loss	$(9,522)

Net loss per share, basic and diluted	$(9,522)
Weighted average shares outstanding, basic and diluted	1

The accompanying notes are an integral part of these financial statements.

BLUE GOLD LIMITED
STATEMENTS OF CHANGES IN STOCKHOLDER’S DEFICIT

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholder’s Deficit
	Shares	Amount
Balance at December 4, 2023 (inception)	—	$—	$—	$—	$—
Issuance of common stock	1	—	—	—	—
Net loss	—	—	—	(9,522)	(9,522)
Balance at December 31, 2023	1	$—	$—	$(9,522)	$(9,522)

The accompanying notes are an integral part of these financial statements.

BLUE GOLD LIMITED
STATEMENT OF CASH FLOWS
For the Period from December 4, 2023 (Inception) to December 31, 2023

Cash Flows from Operating Activities:
Net loss	$(9,522)
Changes in operating assets and liabilities:
Prepaid expenses	(1,600)
Accounts payable	11,122
Net cash used in operating activities	—

Net increase in cash	—
Cash and cash equivalents, beginning of period	—
Cash, end of period	$—

The accompanying notes are an integral part of these financial statements.

BLUE GOLD LIMITED
NOTES TO THE FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS

Blue Gold Limited (the “Company,” “BGL”), a Cayman Islands exempted company limited by shares was formed for the purpose of becoming the ultimate parent company following the transactions contemplated in the Business Combination Agreement.

On December 5, 2023, Perception Capital Corp. IV, a Cayman Islands exempted company limited by shares formerly known as RCF Acquisition Corp. (“Perception”), Blue Gold Limited and Blue Gold Holdings Limited, a private company limited by shares formed under the laws of England and Wales (“BGHL”), entered into a Business Combination Agreement (the “Original Business Combination Agreement”).

On May 2, 2024, Perception and BGHL, entered into that certain Amended and Restated Business Combination Agreement (the “Amended Business Combination Agreement”) to, among other things, restructure the transaction as follows: (i) Perception shall form a wholly owned subsidiary (“Merger Sub”), (ii) BGHL will form or acquire a new Cayman Islands entity (“NewCo”) and cause the contribution of all of the issued and outstanding shares of BGHL to NewCo (iii) at the Merger Effective Time, Merger Sub shall merge with and into NewCo, with NewCo continuing as the surviving entity and wholly owned subsidiary of Perception, and to (b) make changes to certain representations and conditions to the Closing to match the revised structure.

On June 12, 2024, Perception and BGHL, entered into that certain Second Amended and Restated Business Combination Agreement as amended by Amendment Number 1 to the Second Amended and Restated Business Combination Agreement, dated November 7, 2024 (the “Business Combination Agreement”) respectively, to, among other things, (a) restructure the transaction as follows: (i) Blue Gold Limited shall form a wholly owned subsidiary (the “Blue Merger Sub”) for the purposes of effecting the Blue Merger, (ii) Perception shall merge with and into Blue Gold Limited, a wholly owned subsidiary of Perception with Blue Gold Limited being the surviving entity (the “Perception Reorganization”), (iii) BGHL will form or acquire a new Cayman Islands entity (“NewCo”) and cause the contribution of all of the issued and outstanding shares of BGHL to NewCo, (iv) NewCo shall merge with and into the Blue Merger Sub, following which the separate corporate existence of Blue Merger Sub shall cease and (v) at the Merger Effective Time, NewCo shall continue as the surviving entity and wholly owned subsidiary of Blue Gold Limited (“New Blue”), and to (b) make changes to certain representations and conditions to the Closing to match the revised structure.

2. LIQUIDITY AND GOING CONCERN

For the period from December 4, 2023 (inception) to December 31, 2023, the Company reported operating loss of $9,522 and cash flows from operations of $0. As of December 31, 2023, the Company had an aggregate cash and cash and cash equivalents balance of $0 and a net working capital deficit of $9,522.

The Company’s future capital requirements will depend on many factors, including the Company’s revenue growth rate, the timing and extent of spending to support further sales and marketing and research and development efforts. In order to finance these opportunities, the Company will need to raise additional financing. While there can be no assurances, the Company intends to raise such capital through issuances of additional equity raises, as well as through the Business Combination. If additional financing is required from outside sources, the Company may not be able to raise it on terms acceptable to the Company or at all. If the Company is unable to raise additional capital when desired, the Company’s business, results of operations and financial condition would be materially and adversely affected.

As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern through twelve months from the date these financial statements are available to be issued. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

BLUE GOLD LIMITED
NOTES TO THE FINANCIAL STATEMENTS

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of accounting

The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). References to GAAP issued by the FASB in these accompanying notes to the financial statements are to the FASB Accounting Standards Codification (“ASC”).

Use of Estimates

The preparation of the accompanying financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts and disclosures of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates are adjusted to reflect actual experience when necessary. There were no significant estimates of and for the period from December 4, 2023 (inception) to December 31, 2023.

Cash and Cash Equivalents

Cash is comprised of cash in the bank which is subject to an insignificant risk of changes in value. The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. At December 31, 2023, cash amounted to $0. There were no cash equivalents at December 31, 2023.

Net Loss Per Share

Basic net loss per share is computed by dividing the net loss by the weighted-average number of shares of common stock of the Company outstanding during the period. Diluted net loss per share is computed by giving effect to all potential shares of common stock, including preferred stock and convertible notes, to the extent dilutive. There were no potential dilutive common stock equivalents for the period from December 4, 2023 (inception) to December 31, 2023.

New Accounting Pronouncements

Recently Issued Accounting Standards

The Company is expected to be an “emerging growth company”, as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company has elected to take advantage of the extended transition period to comply with new or revised accounting standards and to adopt certain of the reduced disclosure requirements available to emerging growth companies. As a result of the accounting standards election, the Company will not be subject to the same implementation timeline for new or revised accounting standards as other public companies that are not emerging growth companies which may make comparison of the Company’s financial statements to those of other public companies more difficult.

4. STOCKHOLDER’S DEFICIT

Common stock — The Company is authorized to issue 500,000,000 shares of common stock with a par value of $0.0001 per share. At December 31, 2023, there was 1 share of common stock issued and outstanding.

BLUE GOLD LIMITED
NOTES TO THE FINANCIAL STATEMENTS

5. COMMITMENTS AND CONTINGENCIES

Business Combination Agreement

On December 5, 2023, Perception Capital Corp. IV, a Cayman Islands exempted company limited by shares formerly known as RCF Acquisition Corp. (“Perception”), Blue Gold Limited, a Cayman Islands company limited by shares, and Blue Gold Holdings Limited, a private company limited by shares formed under the laws of England and Wales (“BGHL”), entered into a Business Combination Agreement (the “Original Business Combination Agreement”).

On May 2, 2024, Perception and BGHL, entered into that certain Amended and Restated Business Combination Agreement (the “Amended Business Combination Agreement”) to, among other things, restructure the transaction as follows: (i) Perception shall form a wholly owned subsidiary (“Merger Sub”), (ii) BGHL will form or acquire a new Cayman Islands entity (“NewCo”) and cause the contribution of all of the issued and outstanding shares of BGHL to NewCo (iii) at the Merger Effective Time, Merger Sub shall merge with and into NewCo, with NewCo continuing as the surviving entity and wholly owned subsidiary of Perception, and to (b) make changes to certain representations and conditions to the Closing to match the revised structure.

On June 12, 2024, Perception and BGHL, entered into that certain Second Amended and Restated Business Combination Agreement as amended by Amendment Number 1 to the Second Amended and Restated Business Combination Agreement, dated November 7, 2024 (the “Business Combination Agreement”), respectively to, among other things, (a) restructure the transaction as follows: (i) Blue Gold Limited shall form a wholly owned subsidiary (the “Blue Merger Sub”) for the purposes of effecting the Blue Merger, (ii) Perception shall merge with and into Blue Gold Limited, a wholly owned subsidiary of Perception with Blue Gold Limited being the surviving entity (the “Perception Reorganization”), (iii) BGHL will form or acquire a new Cayman Islands entity (“NewCo”) and cause the contribution of all of the issued and outstanding shares of BGHL to NewCo, (iv) NewCo shall merge with and into the Blue Merger Sub, following which the separate corporate existence of Blue Merger Sub shall cease and (v) at the Merger Effective Time, NewCo shall continue as the surviving entity and wholly owned subsidiary of Blue Gold Limited (“New Blue”), and to (b) make changes to certain representations and conditions to the Closing to match the revised structure.

In contemplation of the Business Combination, Blue Perception Capital LLP, a private limited liability partnership (“Blue Perception Capital”), the registered owner of the majority of the issued capital of BGHL as trustee (with no beneficial interest) for beneficiaries pursuant to that certain Trust Agreement dated December 5, 2023, between Future Global Resources Limited (“FGR”) and the shareholders of BGHL (the “FGR Trust Agreement”), and assumed by Blue Perception Capital under that consent transfer letter dated November 14, 2024, between FGR and Blue Perception Capital, shall (a) deliver to the exchange agent all of its original certificates for the BGHL common stock (“BGHL Common Stock”), and (b) deliver such other documents reasonably requested by Blue Gold Limited; and (c) Blue Gold Limited shall then issue and cause the exchange agent to deliver to the Blue shareholders an aggregate of 11,450,000 Blue Gold Limited Class A Ordinary Shares (the “Merger Consideration”). Each Blue Gold Limited Class A Ordinary Share to be issued for this purpose shall be deemed to have a value of $10.00. As of the Merger Effective Time, Blue Perception Capital and Blue Shareholders shall cease to have any other rights in and to BGHL or NewCo, and Blue Perception Capital and the Blue Shareholders shall be shareholders of Blue Gold Limited and New Blue shall continue as a wholly owned subsidiary of Blue Gold Limited.

Each NewCo Ordinary Share issued and outstanding immediately before the Blue Merger Effective Time shall be converted into the right to receive that number of newly issued Blue Gold Limited Class A Ordinary Shares equal to 11,450,000 divided by the number of NewCo Ordinary Shares outstanding as of immediately prior to the Blue Merger Effective Time. Following such conversion, all NewCo Ordinary Shares shall cease to be outstanding and shall automatically be cancelled and shall cease to exist. At the Merger Effective Time, if there are any NewCo Ordinary Shares that are treasury shares or any NewCo Ordinary Shares owned by any direct or indirect Subsidiary of NewCo immediately before the Merger Effective Time, such NewCo Ordinary Shares shall be cancelled and shall cease to exist without any conversion or payment. All Blue Merger Sub Ordinary Shares issued and outstanding immediately before the Merger Effective Time shall automatically be converted into one (1) New Blue Ordinary Share, with the rights, powers and privileges given to such share by the Articles of New Blue and the Cayman Act and such New Blue Ordinary Share shall constitute the only outstanding share of New Blue immediately following the Merger Effective Time. Immediately following the Merger Effective Time, as holder of the sole New Blue Ordinary Share, Blue Gold

BLUE GOLD LIMITED
NOTES TO THE FINANCIAL STATEMENTS

5. COMMITMENTS AND CONTINGENCIES (cont.)

Limited shall be the sole and exclusive owner of all shares of New Blue and the register of members of New Blue shall be updated at the Blue Merger Effective Time to reflect the foregoing. Each Unit consisting of one Perception Class A Ordinary Share and one-half of one Perception Warrant shall, as of immediately prior to the Perception Reorganization, automatically separate into its component securities consisting of Perception Class A Ordinary Shares and Warrants to purchase Perception Class A Ordinary Shares; provided, however, no fractional Warrants to purchase Perception Class A Ordinary Shares will be issued and any fraction that remains after issuance of whole Warrants will expire worthless. Effective with the Perception Reorganization, each issued and outstanding Class A Ordinary Share shall be converted on a one-for-one basis into Blue Gold Limited Class A Ordinary Shares and each whole Warrant shall be converted into a warrant to purchase one Blue Gold Limited Class A Ordinary Share.

6. SUBSEQUENT EVENTS

Subsequent events have been evaluated through December 18, 2024, which represents the date the financial statements were available to be issued.

Amended and Restated Business Combination Agreement

On May 2, 2024, Perception and BGHL, entered into that certain Amended and Restated Business Combination Agreement (the “Amended Business Combination Agreement”) to, among other things, restructure the transaction as follows: (i) Perception shall form a wholly owned subsidiary (“Merger Sub”), (ii) BGHL will form or acquire a new Cayman Islands entity (“NewCo”) and cause the contribution of all of the issued and outstanding shares of BGHL to NewCo (iii) at the Merger Effective Time, Merger Sub shall merge with and into NewCo, with NewCo continuing as the surviving entity and wholly owned subsidiary of Perception, and to (b) make changes to certain representations and conditions to the Closing to match the revised structure.

On June 12, 2024, Perception and BGHL, entered into that certain Second Amended and Restated Business Combination Agreement as amended by Amendment Number 1 to the Second Amended and Restated Business Combination Agreement, dated November 7, 2024 (the “Business Combination Agreement”) respectively, to, among other things, (a) restructure the transaction as follows: (i) Blue Gold Limited shall form a wholly owned subsidiary (the “Blue Merger Sub”) for the purposes of effecting the Blue Merger, (ii) Perception shall merge with and into Blue Gold Limited, a wholly owned subsidiary of Perception with Blue Gold Limited being the surviving entity (the “Perception Reorganization”), (iii) BGHL will form or acquire a new Cayman Islands entity (“NewCo”) and cause the contribution of all of the issued and outstanding shares of BGHL to NewCo, (iv) NewCo shall merge with and into the Blue Merger Sub, following which the separate corporate existence of Blue Merger Sub shall cease and (v) at the Merger Effective Time, NewCo shall continue as the surviving entity and wholly owned subsidiary of Blue Gold Limited (“New Blue”), and to (b) make changes to certain representations and conditions to the Closing to match the revised structure.

BLUE GOLD HOLDINGS LIMITED
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2024	December 31, 2023
	(unaudited)
Assets
Current assets
Cash	$714	$—
Prepaid expenses and other current assets	769,742	83,991
Advance to related parties	1,252,660	—
Total current assets	2,023,116	83,991
Property, plant and equipment, net	44,510,619	—
Mineral rights	323,705,486	—
Total assets	$370,239,221	$83,991

Liabilities
Current liabilities
Accrued expenses and other current liabilities	$1,378,826	$—
Due to related party	245,583	—
Loan — related party	1,500,000	418,669
Convertible notes payable	2,224,918	—
Total current liabilities	5,349,327	418,669
Royalty Payable	338,200,000	—
Contingent consideration liability	17,100,000	—
Asset retirement obligation	13,107,200	—
Total liabilities	373,756,527	418,669
Commitments and contingencies (Note 13)

Stockholders’ deficit
Stockholders’ equity deficit
Common stock, $0.00000000001 par value; 100,000,000 authorized and issued shares	—	—
Accumulated deficit	(3,517,306)	(334,678)
Total stockholders’ deficit	(3,517,306)	(334,678)
Total liabilities and stockholders’ deficit	$370,239,221	$83,991

The accompanying notes are an integral part of these condensed consolidated financial statements.

BLUE GOLD HOLDINGS LIMITED
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three months ended June 30, 2024	Six Months ended June 30, 2024
Operating expenses
General and administrative expenses	$374,750	$460,392
Merger and acquisition expenses	550,100	1,035,495
Plant costs	1,349,153	1,349,153
Accretion of asset retirement obligation	207,200	207,200
Depreciation	89,381	89,381
Total operating expenses	2,570,584	3,141,621

Other expense
Interest expense	(41,007)	(41,007)
Total other expense	(41,007)	(41,007
Net loss	$(2,611,591)	$(3,182,628)
Weighted average common shares outstanding — basic and diluted	100,000,000	100,000,000
Income per common share — basic and diluted	$(0.03)	$(0.03)

The accompanying notes are an integral part of these condensed consolidated financial statements.

BLUE GOLD HOLDINGS LIMITED
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF
CHANGES IN STOCKHOLDERS’ DEFICIT

	Common Stock		Additional Paid- In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance at January 1, 2024	100,000,000	$—	$—	$(334,678)	$(334,678)
Net loss	—	—	—	(571,037)	(571,037)
Balance at March 31, 2024	100,000,000	—	—	(905,715)	(905,715)
Net loss	—	—	—	(2,611,591)	(2,611,591)
Balance at June 30, 2024	100,000,000	$—	$—	$(3,517,306)	$(3,517,306)

The accompanying notes are an integral part of these condensed consolidated financial statements.

BLUE GOLD HOLDINGS LIMITED
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(UNAUDITED)

For the Six Months Ended June 30, 2024
Cash Flows from Operating Activities:
Net loss	$(3,182,628)
Adjustment to reconcile net loss to cash used in operating activities:
Accretion of asset retirement obligation	207,200
Depreciation	89,381
Operating and prepaid expenses paid by related party	1,326,914
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(685,751)
Advances to related party	(1,252,660)
Accrued expenses and other liabilities	1,378,826
Net cash used in operating activities	(2,118,718)

Cash Flows from Investing Activities:
Capitalized asset acquisition costs	(105,486)
Net cash used in investing activities	(105,486)

Cash Flows from Financing Activities:
Proceeds from convertible notes	2,224,918
Net cash used in financing activities	2,224,918

Net increase in cash	714
Cash and cash equivalents, beginning of period	—
Cash, end of period	$714

Supplemental cash flow information:
Interest paid	$—
Taxes paid	$—

Noncash investing and financing activities:
Acquisition of Mineral rights in exchange for certain obligations	$323,600,000
Acquisition of Property, plant and equipment, net in exchange for certain obligations	$44,600,000
Assumption of royalty payable in exchange for mineral rights and property, plant and equipment, net	$338,200,000
Assumption of contingent consideration liability in exchange for mineral rights and property, plant and equipment, net	$17,100,000
Assumption of asset retirement obligation in connection with obtaining mineral rights and property, plant and equipment, net	$12,900,000

The accompanying notes are an integral part of these condensed consolidated financial statements.

BLUE GOLD HOLDINGS LIMITED
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS

Blue Gold Holdings Limited (the “Company,” “BGHL”), an England and Wales private limited liability company that was formed to enter into the business of developing, financing, licensing, and operating gold mines in Ghana and elsewhere.

The Company has one subsidiary, Blue Gold Bogoso Prestea Ltd (“BGBPL”), a wholly owned subsidiary Company incorporated in Ghana on January 26, 2024.

On January 27, 2024, our subsidiary Blue Gold Bogoso Prestea Limited (“BG-BPL”) signed a Purchase and Assumption Agreement (the “Purchase Agreement”) to acquire certain mining assets, primarily mining leases, on an exploration property in the Ashanti gold belt of Ghana, the Bogoso Prestea gold mine (“Bogoso Prestea Mine”), subject to certain closing conditions including the approval by the Ministry of Lands and Natural Resources of the Republic of Ghana. The closing conditions have been met, with a number of subsequent closing deliverables still to be concluded (including the Royal Gold Agreement novation, the Golden Star Resources Agreement novation, Corporate Social Responsibility Agreement novation). The registration of the legal transfer was completed on May 15, 2024. See Note 4 for further information.

On December 5, 2023, Perception Capital Corp. IV, a Cayman Islands exempted company limited by shares formerly known as RCF Acquisition Corp. (“Perception”), Blue Gold Limited, a Cayman Islands company limited by shares, and Blue Gold Holdings Limited, a private company limited by shares formed under the laws of England and Wales (“BGHL”), entered into a Business Combination Agreement (the “Original Business Combination Agreement”), subsequently amended on May 2, 2024, June 12, 2024 and November 7, 2024 (the “Amended Business Combination Agreement”) to, among other things, (a) restructure the transaction as follows: (i) Blue Gold Limited shall form a wholly owned subsidiary (the “Blue Merger Sub”) for the purposes of effecting the Blue Merger, (ii) Perception shall merge with and into Blue Gold Limited, a wholly owned subsidiary of Perception with Blue Gold Limited being the surviving entity (the “Perception Reorganization”), (ii) BGHL will form or acquire a new Cayman Islands entity (“NewCo”) and cause the contribution of all of the issued and outstanding shares of BGHL to NewCo, (iii) Blue Merger Sub shall merge with and into NewCo, following which the separate corporate existence of Blue Merger Sub shall cease and (iv) at the Merger Effective Time, NewCo shall continue as the surviving entity and wholly owned subsidiary of Blue Gold Limited (“New Blue”), and to (b) make changes to certain representations and conditions to the Closing to match the revised structure.

2. LIQUIDITY AND GOING CONCERN

Since inception, the Company’s primary sources of liquidity have been cash flows from a loan provided by an affiliated company and funds generated from the issuance of convertible loan notes payable. For the six months ended June 30, 2024, the Company reported an operating loss of $3.2 million and cash flows used in operations of $2.1 million. As of June 30, 2024, the Company had an aggregate cash and cash equivalents balance of $714 and a net working capital deficit of $3.3 million.

On December 30, 2023, the Company entered into a loan agreement of up to $1.5 million with an affiliate entity pursuant to which the affiliate agreed to make vendor payments to cover start-up and other operating costs of up to $1.5 million on behalf of the Company (See Note 11).

On June 16, 2024, the Company executed a secured and interest bearing convertible loan notes of up to $2.5 million to fund working capital needs (See Note 8).

The funding of the Company’s future capital requirements will depend on many factors, including the Company’s revenue growth rate, the timing and extent of spending to support the restart of the Bogoso Prestea Mine and further exploration activities. To finance these activities, the Company will need to raise additional capital. While there can be no assurances, the Company intends to raise such capital through issuances of additional equity, debt finance, trade finance, and/or offtake finance. Management is in discussion with several funding sources, including having signed a Gold Advance Payment Purchase Agreement (“GAPPA”) with Gerald Metals (“Gerald”), whereby, subject to satisfying several conditions precedent, Gerald will make an advance payment of up to $25,000,000 to fund restart costs. Additional or alternative financing will be required from outside sources, the Company may not be able to raise it on terms acceptable to the Company or at all. If the Company is unable to raise additional capital when desired, the Company’s business, results of operations and financial condition would be materially and adversely affected.

BLUE GOLD HOLDINGS LIMITED
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. LIQUIDITY AND GOING CONCERN (cont.)

As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern through twelve months from the date these financial statements are available to be issued. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of accounting

The accompanying condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). References to GAAP issued by the FASB in these accompanying notes to the condensed consolidated financial statements are to the FASB Accounting Standards Codification (“ASC”).

The accompanying condensed consolidated financial statements are stated in United States Dollars unless otherwise stated.

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Foreign currency translation and transactions

The Company’s reporting currency is the U.S. dollar. The Company translates the financial statements of its foreign subsidiary from the local (functional) currency into US Dollars using the year or reporting period end or average exchange rates in accordance with the requirements of Accounting Standards Codification subtopic 830-10, Foreign Currency Matters (“ASC 830-10”). Assets and liabilities of these subsidiaries are translated at exchange rates as of the balance sheet date. Expenses are translated at average rates in effect for the periods presented. Translation gains and losses are recorded in accumulated other comprehensive income or loss as a component of shareholders’ equity.

Gains and losses resulting from transactions denominated in a currency other than the functional currency of the entity are included in other (expense) income, net in the condensed consolidated statements of operations using the average exchange rates in effect during the period.

The Company has a subsidiary in Ghana. The Company holds certain long-lived assets in Ghana including the mineral assets. Ghana has experienced economic instability and the Ghanian government has implemented various monetary policies. Ghana has also experienced high rates of inflation over the past several years. The Company applies hyper-inflationary accounting to Ghana in accordance with the guidelines in ASC 830, “Foreign Currency.” A hyper-inflationary economy designation occurs when a country has experienced cumulative inflation of approximately 100 percent or more over a 3-year period. The hyper-inflationary designation requires the local subsidiary in Ghana to record all transactions as if they were denominated in U.S. dollars. The subsidiary in Ghana is has not generated revenue to the date of this report and total net currency exchange losses were not significant.

Use of Estimates

The preparation of the accompanying condensed consolidated financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts and disclosures of assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates are adjusted to reflect actual experience

BLUE GOLD HOLDINGS LIMITED
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

when necessary. Significant estimates made by management include, but are not limited to, valuation of mineral rights, valuation of royalty liabilities, contingent consideration, reserve volumes and future net revenues associated with mine reserves and the asset retirement obligations.

Concentration of Risk

The Company’s financial instruments that are exposed to concentrations of credit risk primarily consist of its cash. The Company places its cash with financial institutions of high credit worthiness. At times, its cash with a particular financial institution may exceed any applicable government insurance limits. The Company’s management plans to assess the financial strength and credit worthiness of any parties to which it extends funds, and as such, it believes that any associated credit risk exposures are limited.

Cash and cash equivalents

Cash is comprised of cash in the bank which is subject to an insignificant risk of changes in value. The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. At June 30, 2024 and December 31, 2023, cash amounted to $714 and $0, respectively. There were no cash equivalents at June 30, 2024 and December 31, 2023.

Property, Plant and Equipment

The value of property, plant and equipment (“PP&E), including machinery, processing equipment, mining equipment, buildings and vehicles, that were acquired as part of the Asset Acquisition are recorded at fair value assessed at the time of the acquisition less depreciation and impairment losses. Any additional PPE acquired, and any expenditures that extend the life of such assets are recorded at historical cost, including direct acquisition costs less depreciation and impairment losses. Historical cost includes expenditures that are directly attributable to the acquisition of the items. Capital work in progress is recorded at cost less impairment losses but is not depreciated until it is in use and transferred into other PPE classifications.

Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Company and the cost of the item can be measured reliably. All other repairs and maintenance costs are charged to profit or loss during the financial period in which they are incurred.

Depreciation

Depreciation for mobile equipment and other assets is computed using the straight-line method at rates calculated to depreciate the cost of the assets, less their anticipated residual values, if any, over their estimated useful lives as follows:

Vehicles	5 years
Other Equipment	2 years

An item of property, plant and equipment is derecognized upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. The gain or loss arising on the disposal or retirement of an asset is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognized in profit or loss.

The Company evaluates the carrying value of property, plant and equipment and finite-lived intangible assets whenever a change in circumstances indicates that the net carrying value may not be recoverable from the entity-specific undiscounted future cash flows expected to result from our use of and eventual disposition of a long-lived asset or asset group. Events or circumstances that could trigger an impairment review of a long-lived asset or asset group include, but are not limited to: (i) a significant decrease in the market price of the asset, (ii) a significant adverse change in the extent or manner that the asset is used or in its physical condition, (iii) a significant adverse change in legal factors

BLUE GOLD HOLDINGS LIMITED
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

or in the business climate that could affect the value of the asset, (iv) an accumulation of costs significantly in excess of original expectation for the acquisition or construction of the asset, (v) a current period operating or cash flow loss combined with a history of operating or cash flow losses or a forecast of continuing losses associated with the use of the asset and (vi) a more-likely-than-not expectation that the asset will be sold or disposed of significantly before the end of its previously estimated useful life. If an impairment exists, the net carrying values are reduced to fair values. The Company estimates the fair values of these long-lived assets by performing a discounted future cash flow analysis for the remaining useful life of the asset, or the remaining useful life of the primary asset in the case of an asset group. An individual asset within an asset group is not impaired below its estimated fair value. For the six months ended June 30, 2024, the Company determined that there were no events or circumstances indicating possible impairment of its long-lived assets.

Where the major components of an item of PP&E have significantly different patterns of consumption or economic benefits, then the initial cost of the asset is allocated to those major components and each such component is depreciated separately over its useful life. It is considered that the current aggregation of PP&E properly reflects their pattern of consumption, and no significant value may be achieved at this time by componentization of such assets.

Mineral Rights and Amortization

Mineral rights or Mine Properties that were acquired as part of the Asset Acquisition are recorded at relative fair value as assessed at acquisition date using the income approach valuation method.

Amortization of Mineral Rights (“Mine Properties”), buildings, leasehold land and plant and machinery (collectively the “mineral assets”) is provided for using the unit-of-production method with separate calculations made for each mineral resource.

Mine properties	Unit of Production
Buildings and leasehold land	Unit of Production
Plant and Machinery	Unit of Production

The calculation of the units-of-production rate of amortization could be impacted to the extent that actual production in the future differs from current forecasted production resulting in possible revision to the estimate of total resources to be produced.

The carrying values of the mineral rights are assessed for impairment by management on an annual basis or when indicators of impairment exist. The Company compares the carrying value of the mine assets to its estimates of undiscounted future cash flows from the underlying recoverable mining reserves. Should management determine that these carrying values cannot be recovered, the carrying value is compared to an estimate of fair value and the unrecoverable amounts are written off against earnings and cannot be subsequently reversed. As of June 30, 2024, an impairment of mining assets was not required.

Mineral Exploration Rights and Costs, Exploration, Evaluation and Development Expenditures

All direct costs related to the acquisition of exploration rights are capitalized on a property-by-property basis. There is no certainty that costs incurred to acquire exploration rights will result in discoveries of commercial quantities of minerals.

All cost recoveries attributable to selling economic interests in exploration rights, such as royalties, are credited against acquisition costs.

All other exploration and evaluation expenditures are charged to operations until such time as it has been determined that a property has economically recoverable reserves, in which case subsequent exploration and evaluation costs and the costs incurred to develop a property are capitalized into mineral properties. On the commencement of production, depletion of each mineral property will be provided on a units-of-production basis using estimated reserves as the depletion base.

BLUE GOLD HOLDINGS LIMITED
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Asset Retirement Obligation

The Company follows Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”), which established a uniform methodology for accounting for estimated reclamation and abandonment costs. FASB ASC 410 requires the fair value of a liability for an asset retirement obligation to be recognized in the period in which the legal obligation associated with the retirement of the long-lived asset is incurred or when acquired. When the liability is initially recorded, the offset is capitalized by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its future value each period and charged to accretion expense, and the initial capitalized cost is amortized over the useful life of the related asset. To settle the liability, the obligation is paid, and to the extent there is a difference between the liability and the amount of cash paid, a gain or loss upon settlement is recorded.

Business Combination and Asset acquisition

The Company applies a screen test to evaluate if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets to determine whether a transaction should be accounted for as an asset acquisition or business combination.

When an acquisition does not meet the definition of a business combination because either: (i) substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset, or group of similar identified assets, or (ii) the acquired entity does not have an input and a substantive process that together significantly contribute to the ability to create outputs, the Company accounts for the acquisition as an asset acquisition. In an asset acquisition, goodwill is not recognized, but rather, any excess purchase consideration over the fair value of the net assets acquired is allocated on a relative fair value basis to the identifiable net assets as of the acquisition date and any direct acquisition-related transaction costs are capitalized as part of the purchase consideration.

When an acquisition is accounted for as a business combination, the Company recognizes and measures the assets acquired and liabilities assumed based on their estimated fair values at the acquisition date, while transaction and integration costs related to business combinations are expensed as incurred. Any excess of the purchase consideration in excess of the aggregate fair value of the net tangible and intangible assets acquired, if any, is recorded as goodwill. For material acquisitions, the Company engages independent appraisers to assist with the determination of the fair value of assets acquired, liabilities assumed, noncontrolling interest, if any, and goodwill, based on recognized business valuation methodologies. An income, market or cost valuation method may be utilized to estimate the fair value of the assets acquired, liabilities assumed, and noncontrolling interest, if any, in a business combination. The income valuation method represents the present value of future cash flows over the life of the asset using discrete financial forecasts, long-term growth rates, appropriate discount rates, and expected future capital requirements. The market valuation method uses prices paid for a similar asset by other purchasers in the market, normalized for any differences between the assets. The cost valuation method is based on the replacement cost of a comparable asset at the time of the acquisition adjusted for depreciation and economic and functional obsolescence of the asset. The fair value of property, plant and mine development is estimated to include the fair value of asset retirement costs of related long-lived tangible assets. During the measurement period, not to exceed one year from the date of acquisition, the Company may record adjustments to the assets acquired and liabilities assumed, with a corresponding offset to goodwill if new information is obtained related to facts and circumstances that existed as of the acquisition date. After the measurement period, any subsequent adjustments are reflected in the period the adjustment arises.

Fair Value Measurement

As defined in ASC 820, Fair Value Measurements and Disclosures, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date (exit price). The Company utilize market data or assumption that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. ASC 820 establishes a fair value hierarchy

BLUE GOLD HOLDINGS LIMITED
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

that participants used to measure fair value. The hierarchy gives us the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurement). This fair value measurement framework applies at both initial and subsequent measurement.

Level 1:    Quoted prices are available in an active market for identical assets or liabilities as of the reporting data. Active markets are those in which transactions for the assets or liability occur in sufficient frequency and volume to provide information on an ongoing basis. Level 1 primarily consists of financial instruments such as exchange-traded derivatives, marketable securities and listed equities.

Level 2:    Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reported date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Subsequently all these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supposed by observable level at which transactions are executed in the marketplace. Instruments in this category generally include non-exchange-traded derivatives such as commodity swaps, interest rate swaps, option and collar.

Level 3:    Pricing inputs includes significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

The fair value of cash, prepaid expenses and other assets, advances to related parties, accrued expenses and other liabilities, and due to related parties approximate their carrying values due to their short term to maturity. The royalty payable, contingent consideration payable and the asset retirement obligation were recorded at fair value as of the closing date of the Purchase and Assumption Agreement, with subsequent evaluation of these obligations adjusted to fair value when appropriate using level 3 inputs (Note 10).

Income Taxes

The Company accounts for income taxes in accordance with ASC Topic 740, Income Taxes. ASC 740 requires a company to use the asset and liability method of accounting for income taxes, whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion, or all, the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Company has no material uncertain tax positions for any of the reporting periods presented.

As of June 30, 2024, a valuation allowance has been recorded for the full value of its deferred taxes asset due to the uncertainty as to the future recoverability until such time that taxable income is reasonably assured.

BLUE GOLD HOLDINGS LIMITED
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Net Loss Per Share

Basic net loss per share is computed by dividing the net loss by the weighted-average number of shares of common stock of the Company outstanding during the period. Diluted net loss per share is computed by giving effect to all potential shares of common stock, including preferred stock and convertible notes, to the extent dilutive. There were no potential dilutive common stock equivalents for the three and six months ended June 30, 2024.

Recent Accounting Pronouncements

Certain new standards, amendments and interpretations, and improvements to existing standards have been published by the FASB and United States Securities and Exchange Commission but are not yet effective and have not been adopted early by the Company. The Company does not anticipate that any of these pronouncements will have a material impact on its consolidated financial statements.

4. ASSET ACQUISITION

On January 27, 2024, the Blue Gold Bogoso Prestea Ltd and FGR Bogoso Prestea Ltd entered into a purchase and assumption agreement (the “Purchase Agreement”) to acquire certain mining assets, primarily mining leases, of the Bogoso Prestea Mine, subject to certain closing conditions including approval by the Ministry of Lands and Natural Resources of the Republic of Ghana. The Purchase Agreement provided for the transfer of mining assets from the previous leaseholder to Blue Gold Bogoso Prestea Ltd, including four mining leases (Bogoso I, Bogoso II, Prestea Surface and Prestea Underground), a government indemnity in favor of the previous leaseholder in respect of certain environmental damage and liabilities, fixed assets including immovable structures, buildings and facilities.

On January 27, 2024, Blue Gold Bogoso Prestea Ltd entered into a Royalty Agreement (“Bond SPV Royalty”) with the previous leaseholder and Bond SPV. Consideration for the transfer of the mining assets is the payment of a Bond SPV Royalty, and the assumption of the previous leaseholder’s royalty agreement with Golden Star Resources and stream agreement with Royal Gold. The Bond SPV Royalty provides for Blue Gold Bogoso Prestea Ltd to pay a royalty in refined gold to Bond SPV (as priority payee) and the previous leaseholder (as secondary payee, once Bond SPV debt service obligations are met) at a rate of the lesser of (i) 2,000 ounces per month, or 30% of gross production per month for the first 36 months following the start of commercial production, and (ii) 3,250 ounces per month, or 30% of gross production per month after 36 months until Bond SPV Royalty payments total the 250,000 ounce cap. The Purchase Agreement became effective as of May 1, 2024. The closing conditions have been met, with a number of subsequent closing deliverables still to be concluded (including the Royal Gold Agreement novation, the Golden Star Resources Agreement novation, Corporate Social Responsibility Agreement novation). The registration of the legal transfer was completed on May 15, 2024. Blue Gold Bogoso Prestea Ltd will ultimately be 90% owned by BGHL and 10% owned by the Government of the Republic of Ghana. As of June 30, 2024, the shares have not been transferred to the Government of the Republic of Ghana.

The Company evaluated this acquisition under ASC 805, Business Combinations. ASC 805 requires that an acquirer determine whether it has acquired a business. If the criteria of ASC 805 are met, a transaction would be accounted for as a business combination and the purchase price is allocated to the respective net assets and liabilities assumed based on their fair values and a determination is made whether any goodwill results from the transaction. This mine has been shut down with limited activities necessary to maintain the surface as required by regulation. In evaluating the criteria outlined by this standard, the Company concluded that the acquired set of assets did not meet the US GAAP definition of a business. The Company did not acquire an assembled workforce nor a substantive process. The Company has contracted through a transition services arrangement the employees of FGR Bogoso Prestea Limited to continue various mine maintenance processes. In order to commence operations, the Company will need to hire additional skilled workers to execute its exploration and development plan. Therefore, the Company accounted for the purchase as an asset acquisition rather than a business combination, and allocated the total consideration transferred on the date of the acquisition to the assets and liabilities acquired on a relative fair value basis.

BLUE GOLD HOLDINGS LIMITED
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

4. ASSET ACQUISITION (cont.)

The following obligations were considered purchase consideration under ASC 805:

•        Bond SPV Royalty — This is a royalty agreement between Bond SPV, FGR BPL and BG BPL for the purchase of the Bogoso Prestea mine by BG BPL. The Bond SPV Royalty provides for the Company to pay a royalty in refined gold to Bond SPV (as priority payee) and FGRBPL (as secondary payee, once Bond SPV debt service obligations are met) at a rate of the lesser of (i) 2,000 ounces per month, or 30% of gross production per month for the first 36 months following the start of commercial production, and (ii) 3,250 ounces per month, or 30% of gross production per month after 36 months until Bond SPV Royalty payments total the 250,000 ounce cap.

•        GSR Royalty — The GSR Royalty is an assumed liability from FGR. The GSR royalty provides for the payments of two types of royalties to GSR. First, a royalty of 1.0% from the sale of product of net smelter returns of 100,000 to 300,000 cumulative ounces of gold, and a royalty of 2.0% from the sale of product of net smelter returns of over 300,000 cumulative ounces of gold after October 1, 2020. The net smelter return royalty terminates when the aggregate payments exceed $35,000,000 United States dollars.

•        GSR Contingent Consideration — The GSR Contingent is an assumed liability from FGR. The contingent payment is defined as the payment of US$20,000,000 (if the price of gold is less than US$1,400 / oz), US$30,000,000 (if the price of gold is US$1,400 – US$1,700 / oz), or US$40,000,000 (if the price of gold is greater than US$1,700 / oz) upon the start of sulphide mining, such payment to be made in stages during the construction and operation of the sulphide project.

The following obligations were considered a post-acquisition expense and will be accounted for under ASC 450, as they become obligations only when the mine produces gold.

•        Government Royalty — the Government royalty is a statutory expense a mine must incur for operating in Ghana. This is perpetual — if the mine produces gold it will pay the government a royalty.

•        Gold Stream — Royal Gold has the right to purchase 5.5% of payable gold produced from the Bogoso Prestea Mine. The cash purchase price for gold is 30% of the spot price of gold per ounce delivered. This is a perpetual arrangement that allows Royal Gold to purchase gold at a discounted price

The following table summarizes the acquisition date fair value of the assets acquired and the liabilities assumed:(1)

Assets acquired
Property, plant and equipment(2)	$44,600,000
Intangible assets: Mineral rights(3)	323,600,000
Total assets acquired	$368,200,000

Liabilities assumed
Bond SPV royalty liabilities(4)	$335,500,000
GSR royalty liability(4)	2,700,000
GSR contingent consideration liabilities(5)	17,100,000
Asset retirement obligation(6)	12,900,000
Total Liabilities assumed	$368,200,000

____________

(1)      The liabilities assumed and assets acquired include a mandatory 10% non- controlling interest to be held by the Government of Ghana based on Ghanaian laws.

(2)      Property, plant and equipment includes land, building and other mining equipment. Property, plant and equipment are measured at fair value at the acquisition date. The fair value was determined by the evaluation and combination of the open market approach, comparative method and the present replacement value approach. The fair value was then adjusted based on relative fair value as compared to the other assets acquired.

(3)      Mineral rights are measured at fair value at the acquisition date and determined by the net present value of expected future cashflows (which include the Government Royalty and Gold Stream expenses). Key assumptions in the income valuation

BLUE GOLD HOLDINGS LIMITED
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

4. ASSET ACQUISITION (cont.)

method include long-term gold prices (average gold price of $2,006/oz), level of gold production over the life of mine (3,885.4 oz), tonnes of ore processed (76.7 Mt), capital expenditures and a 17% discount rate. The fair value was then adjusted based on relative fair value as compared to the other assets acquired.

(4)      The liability is recorded at fair value at the closing date determined by the net present value of estimated future obligations using the same expected future cash flows associated with the mineral assets using an appropriate inflation and credit adjusted discount rate of 10%.

(5)      The fair value of the liability was determined using the Black Scholes Merton Model at the closing date. Key assumptions in this model included remaining life (3.6 — 6 years); risk free rate (4.3-4.4%); and cost of debt (17.6-18.3%).

(6)      Asset retirement obligation represents the fair value at the closing date associated with the estimate of cost to return the mines to their original condition upon disposal. The estimate was determined using the present value technique based on forecasted remediation costs at end of life of mine (incorporating an appropriate inflation rate), and development and application of an appropriate credit adjusted discount rate.

5. MINERAL RIGHTS

As of June 30, 2024, the Company has mineral rights in Ghana to mine the Bogoso and Prestea properties acquired under the Asset Purchase Agreement. These mineral rights were acquired through staking and purchase, lease or option agreements and are subject to varying royalty interests, some of which are indexed to the sale price of gold. The mine is currently on care and maintenance, no mining activities are being undertaken and there is currently no production from the mine. As of June 30, 2024, the carrying value of the mineral rights of $323.7 million represents the relative fair value on the acquisition date of the acquired mineral rights pursuant to the Asset Purchase Agreement plus capitalized closing costs. Amortization is computed using the unit of production method and there was no amortization for the three and six months ended June 30, 2024 due to the lack of gold production.

6. PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment consisted of the following:	June 30, 2024
Vehicles	$479,440
Other equipment	1,238,311
Mine properties	22,605,679
Building and leasehold land	10,186,306
Plant and machinery	10,090,264
44,600,000
Less: accumulated depreciation	(89,381)
Property, plant and equipment, net	$45,510,619

There was $89,381 of depreciation expense for the three and six months ended June 30, 2024.

7. ROYALTY AGREEMENT AND CONTINGENT CONSIDERATION

Bond SPV Royalty Agreement

As discussed in Note 4, part of the Consideration for the transfer of the mining assets is the payment of a Bond SPV Royalty. On January 27, 2024, Blue Gold Bogoso Prestea Ltd entered into Royalty Agreement (“Bond SPV Royalty”) with the previous leaseholder and Bond SPV which closed in May 2024. The Bond SPV Royalty provides for Blue Gold Bogoso Prestea Ltd to pay a royalty in refined gold to Bond SPV (as priority payee) and the previous leaseholder (as secondary payee, once Bond SPV debt service obligations are met) at a rate of the lesser of (i) 2,000 ounces per month, or 30% of gross production per month for the first 36 months following the start of commercial production, and (ii) 3,250 ounces per month, or 30% of gross production per month after 36 months until Bond SPV Royalty payments total the 250,000 ounce cap. On the closing date, the liability under this agreement was measured at fair value using the income approach.

BLUE GOLD HOLDINGS LIMITED
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

7. ROYALTY AGREEMENT AND CONTINGENT CONSIDERATION (cont.)

GSR Royalty Agreement

Another consideration for the transfer of mining assets under the Asset Purchase Agreement is the assumption of the previous leaseholder’s royalty agreement with Golden Star Resources, a royalty and a contingent payment. On September 30, 2021, Future Global Resources entered into Royalty and Contingent Payment Agreement with Golden Star Resources Limited (“GSR Royalty”). The GSR Royalty provides for the payments of two types of royalties to Golden Star Resources Limited. First, a royalty of 1.0% of sale of product of net smelter returns of 100,000 to 300,000 cumulative ounces of gold, and a royalty of 2.0% of sale of product of net smelter returns of over 300,000 cumulative ounces of gold after October 1, 2020. The net smelter return royalty terminates when the aggregate payments exceed $35,000,000. To date there has been no payment triggered towards the net smelter return royalty. The second is a contingent payment defined as the payment of $20,000,000 (if the price of gold is <$1,400/oz), $30,000,000 (if the price of gold is $1,400–$1,700/oz), or $40,000,000 (if the price of gold is >$1,700/oz) upon the start of sulphide mining (refractory), such payment to be made in stages during the construction and operation of the sulphide project. To date, there has been no payment triggered towards the sulphide mining contingent payment.

On the closing date, the GSR Royalty liability under this agreement was measured at fair value using an income approach. The contingent payment also resulted in a liability that was measured using the Black Scholes Merton model.

8. CONVERTIBLE NOTES PAYABLES

On June 16, 2024, the Company executed $2,500,000 of convertible secured interest-bearing loan notes (the “Notes”) to fund working capital needs. The Notes are convertible into ordinary shares at a conversion rate of $0.50 per share. The notes accrue fixed interest of 15% of the principal amount of the Notes which are repaid or redeemed but no interest shall accrue on any of the Notes which are converted. The Notes are secured by the underlying equity of the Company held by three shareholders of the Company. The Notes can be repaid or converted at the option of the noteholder at any time up to the redemption date of December 14, 2024. In June 2024, the Company issued $2,224,918 of the Notes at a fixed interest rate of 15%, of which $350,000 was redeemed and reissued to new note holders at a fixed rate of 10%. At June 30, 2024, the balance of $2,224,918 is reported as convertible notes payables on the accompanying condensed consolidated balance sheet.

9. ASSET RETIREMENT OBLIGATIONS

The Company accounts for its asset retirement obligations in accordance with ASC 410, Asset Retirement and Environmental Obligations. Remediation, reclamation and mine closure costs are based principally on legal and regulatory requirements. Management estimates costs associated with reclamation of mining properties as well as remediation costs for inactive properties. The Company uses assumptions about future costs, capital costs and reclamation costs. Such assumptions are based on the Company’s current mining plan and the best available information for making such estimates. At closing date the asset retirement obligation was measured at fair value. The estimate was determined using the present value technique based on forecasted remediation costs at end of life of mine (incorporating an appropriate forward rate), and development and application of appropriate discount rate.

The Company accounts for its asset retirement obligations in accordance with ASC 410, Asset Retirement and Environmental Obligations. This requires that legal obligations associated with the retirement of long-lived assets be recognized at fair value when incurred and capitalized as part of the related long-lived asset. Over time, the liability is accreted to its future value each period, and the capitalized asset is depreciated over the useful life of the long-lived asset.

BLUE GOLD HOLDINGS LIMITED
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

9. ASSET RETIREMENT OBLIGATIONS (cont.)

In the absence of quoted market prices, the Company estimates the fair value of our asset retirement obligations at inception using present value techniques, in which estimates of future cash flows associated with retirement activities are discounted using a credit-adjusted risk-free rate. The Company’s estimated liability could change significantly if actual costs vary from assumptions or if governmental regulations change significantly.

The Company’s cash flow estimate for the asset retirement obligation is based upon the assumption of a 18.3-year expected life of the mine and discounted using a credit-adjusted risk-free discount rate of 12.5%.

The Company’s asset retirement obligation was established in May 2024 subsequent to the Asset Purchase Agreement and initially recorded at fair value. The Company’s accretion expense totaling $207,200 for the three and six months ended June 30, 2024. The asset retirement obligation totaled $13,107,200 at June 30, 2024.

Changes to the asset retirement obligations are as follows:

June 30, 2024
Asset Retirement obligations, beginning of year	$—
Liability assumed	12,900,000
Accretion expense	207,200
$13,107,200

10. FAIR VALUE MEASUREMENT

Financial Assets Measured at Fair Value on a Recurring Basis

The Company accounts for certain liabilities at fair value on a recurring basis and classifies these liabilities within the fair value hierarchy (Level 1, Level 2, or Level 3).

Liabilities subject to fair value measurements on a recurring basis are as follows:

	As of June 30, 2024
	Level 1	Level 2	Level 3	Total
Liabilities
Royalty Liability	$—	$—	$338,200,000	$338,200,000
Contingent Consideration liability	—	—	17,100,000	17,100,000
Total liabilities	$—	$—	$355,300,000	$355,300,000

The estimated fair value of the royalty liabilities was determined using the income approach. Key assumptions in the income valuation method include long-term gold prices, level of gold production over the life of mine and a 10% discount rate.

The estimated fair value of the contingent consideration was determined using the Black-Scholes option-pricing model and were based on the following weighted average assumptions: Expected dividend yield – 0.00%, expected volatility – 13.8%, Risk-free interest rate – 4.3 – 4.4%, Expected life – 3.6 – 6 years; cost of debt – 17.6% – 18.3%.

Financial Assets Measured at Fair Value on a Nonrecurring Basis

In addition to items that are measured at fair value on a recurring basis, the Company measures certain assets and liabilities at fair value on a nonrecurring basis, which are not included in the table above. As these nonrecurring fair value measurements are generally determined using unobservable inputs, these fair value measurements are classified within Level 3 of the fair value hierarchy.

BLUE GOLD HOLDINGS LIMITED
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

10. FAIR VALUE MEASUREMENT (cont.)

The significant Level 3 assumptions used in the calculation of estimated discounted cash flow model vary depending on its application and may include projections of estimated quantities of gold reserves, expectations for timing and amount of future development, operating and asset retirement costs, projections of future rates of production, expected recovery rates and risk adjusted discount rates. See Note 4 for additional information regarding the mine acquisitions.

The Company estimates the fair value of asset retirement obligations based on the projected discounted future cash outflows required to settle abandonment and restoration liabilities. Such an estimate requires assumptions and judgments regarding the existence of liabilities, the amount and timing of cash outflows required to settle the liability, what constitutes adequate restoration, inflation factors, credit adjusted discount rates, and consideration of changes in legal, regulatory, environmental and political environments. Asset retirement obligation fair value measurements in the current period were Level 3 fair value measurements. The estimated fair value of the asset retirement obligation was determined using an income approach. Key assumptions included the remaining term – 18.3 years; discount rate – 12.5%; inflation rate – 4.7%; market risk premium 5.50%. As further described in Note 9, the Company recognized the fair value of a liability for an asset retirement obligation at the close date of the Asset Purchase Agreement. Future changes to underlying assumptions may result in revisions of the asset retirement obligation resulting in an adjustment to the asset retirement asset that is amortized prospectively using the unit of production method. The accretion expense for the three and six months ended June 30, 2024 amounted to $207,200.

11. RELATED PARTY TRANSACTIONS

Loan — Related party

On December 30, 2023, the Company issued an unsecured promissory note (the “Working Capital Loan”) to an affiliate pursuant to which the Company may borrow up to an aggregate principal amount of $1,500,000. The Working Capital Loan was non-interest bearing and payable upon the consummation of the Business Combination. As of June 30, 2024 and December 31, 2023, there were $1,500,000 and $418,669, respectively, outstanding under the Working Capital Loan, respectively.

Due to related party

Due to related party balance comprises amounts advanced to the Company by an affiliate to cover working capital costs. These amounts are due on demand. As of June 30, 2024 and December 31, 2023, the balance of $245,583 and $0, respectively, was reported in due to related parties on the accompanying consolidated balance sheets.

12. STOCKHOLDERS’ DEFICIT

Common stock — The Company is authorized to issue 100,000,000 shares of common stock with a par value of $0.00000000001 per share. At June 30, 2024 and December 31, 2023, there were 100,000,000 shares of common stock issued and outstanding.

13. COMMITMENTS AND CONTINGENCIES

Business Combination Agreement

On December 5, 2023, Perception Capital Corp. IV, a Cayman Islands exempted company limited by shares formerly known as RCF Acquisition Corp. (“Perception”), Blue Gold Limited, a Cayman Islands company limited by shares, and Blue Gold Holdings Limited, a private company limited by shares formed under the laws of England and Wales (“BGHL”), entered into a Business Combination Agreement (the “Original Business Combination Agreement”), subsequently amended on May 2, 2024, June 12, 2024 and November 7, 2024 (the “Amended Business Combination Agreement”) to, among other things, (a) restructure the transaction as follows: (i) Blue Gold Limited shall form a wholly owned subsidiary (the “Blue Merger Sub”) for the purposes of effecting the Blue Merger, (ii) Perception shall merge with and into Blue Gold Limited, a wholly owned subsidiary of Perception with Blue Gold Limited being the surviving entity (the “Perception

BLUE GOLD HOLDINGS LIMITED
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

13. COMMITMENTS AND CONTINGENCIES (cont.)

Reorganization”), (ii) BGHL will form or acquire a new Cayman Islands entity (“NewCo”) and cause the contribution of all of the issued and outstanding shares of BGHL to NewCo, (iii) Blue Merger Sub shall merge with and into NewCo, following which the separate corporate existence of Blue Merger Sub shall cease and (iv) at the Merger Effective Time, NewCo shall continue as the surviving entity and wholly owned subsidiary of Blue Gold Limited (“New Blue”), and to (b) make changes to certain representations and conditions to the Closing to match the revised structure.

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, although Perception will acquire all of the outstanding equity interests of the Company in the Business Combination, Perception will be treated as the “acquired” company and the Company will be treated as the accounting acquirer for financial statement reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of the Company issuing stock for the net assets of Perception, accompanied by a recapitalization. The net assets of Perception will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of the Company.

The Company has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the Assuming Minimum Redemptions Scenario and the Assuming Maximum Redemptions Scenario:

•        The Company’s stockholders will have the greatest voting interest in the Post-Combination Company;

•        The Company’s stockholders will have the ability to control decisions regarding election and removal of directors and officers of the Post-Combination Company;

•        The Company will comprise the ongoing operations of the Post-Combination Company; and

•        The Company’s existing senior management will be the senior management of the Post-Combination Company.

Royal Gold Stream Agreement

Another obligation for the transfer of mining assets under the Asset Purchase Agreement is the assumption by BGHL of the previous leaseholder’s stream agreement with RGLD Gold AG (“Royal Gold”). Royal Gold has the right to purchase 5.5% of payable gold produced from the Bogoso Prestea Mine. The cash purchase price for gold is 30% of the spot price of gold per ounce delivered.

14. SUBSEQUENT EVENTS

Subsequent events have been evaluated through January 10, 2025, which represents the date the condensed consolidated financial statements were available to be issued.

Convertible Note Payable

In July 2024, an additional $275,082 was received under the June 16, 2024 Convertible Note taking the balance to $2,500,000.

Gold Advance Payment Purchase Agreements

In August 2024, the Company executed a Gold Advance Payment Purchase Agreement with Gerald Metals (GAPPA), whereby, subject to satisfying several conditions precedent provided therein, Gerald will make an advance payment of up to $25,000,000 to fund restart costs. In consideration of the advance payment, The Company will sell 100% of the total material produced at the Bogoso and Prestea site for a period of 60 months after the offtake commencement date. This agreement includes an undertaking to procure that Blue Gold Limited will become a party to the GAPPA. The GAPPA gives Gerald the option to convert the advance payment, or part thereof, into shares and warrants of Blue Gold Limited. Under Tranche A, $15.0 million of advance payment can be converted to Blue Gold

BLUE GOLD HOLDINGS LIMITED
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

14. SUBSEQUENT EVENTS (cont.)

Limited shares up to 10 days after listing. Each share is paired with a warrant as part of Tranche A giving the right to purchase shares at the listing price (cash exercise) for a period of 24 months following the date of issue of the warrants. Under Tranche B, $10.0 million of advance payment can be converted to Blue Gold Limited shares for a period of 24 months after first disbursement of the advance payment. Each share is paired with a warrant as part of Tranche B giving the right to purchase shares at the listing price (cash exercise) for a period of (i) 24 months following date of issue of the warrants if they elect to exercise Tranche B prior to the initial public offering of Blue Gold Limited shares (“ IPO”), or on the IPO date, or within 12 months following date of last disbursement of the Advance Payment, or (ii) 12 months if Gerald elect to convert after the 12th Month following the date of last disbursement of the Advance Payment. Furthermore, the GAPPA gives Gerald the right, for the duration of the agreement, to two board seats on Blue Gold Limited and BG-BPL.

Notice of Termination of Mining Leases

On September 20, 2024, FGR-BPL, the previous leaseholders, received a notice of termination of mining leases (the “Commission Notice”) from the Minerals Commission of Ghana (the “Mineral Commission”) alleging violations of the related leases. After the Commission Notice, the Mineral Commission formed an Interim Management Committee (“IMC”), and the IMC assumed managerial control of the mine site. The Company and the Previous Leaseholder, pursuant to the Minerals and Mining Act 2006 (Act 703) (the “Mining Act”), actively dispute the contents and legality of the Commission Notice and the appointment of an IMC. On October 14, 2024, the Company delivered notice to the Republic of Ghana requesting settlement of the Company’s dispute pursuant to the Agreement between the Government of the United Kingdom of Great Britain and Northern Ireland and the Government of the Republic of Ghana for the Promotion and Protection of Investments, signed in Accra on March 22, 1989 and entered into force on October 25, 1991 (“UK-Ghana BIT”). Pursuant to Article 10 of the UK-Ghana BIT, the Company retains the right to initiate international arbitration proceedings against the Republic of Ghana if the dispute is not resolved within three months from the date of the Company’s notice dated October 14, 2024. Pending the resolution of the Company’s dispute, BGHL has been advised by its legal counsel in Ghana, that pursuant to Section 27(5) of the Mining Act, the leases remain valid and in full effect. During the period since the Commission Notice, there has been media attention and speculation regarding the Bogoso Prestea Mine including reporting from certain media outlets in Ghana that the Bogoso Prestea mining leases were issued to a third party by the Ghanaian Minister of Lands and Natural Resources. To the Company’s knowledge, no such issuance has occurred. Further, if such action were taken, the legal counsel has further advised BGHL that under Section 5 of the Mining Act, Ghanaian law requires parliamentary approval of such issuance of the mining lease and, consequently, BGHL would contest as part of the ongoing dispute described in this paragraph. While this dispute is ongoing, the Company’s mining leases in Ghana remain valid and in full effect unless otherwise determined in arbitration.

Mining Equipment Supply Framework Agreement

In September 2024, BG-BPL signed a Mining Equipment Supply Framework Agreement with Attachy Construction Limited (Attachy), whereby Attachy will procure certain goods and equipment necessary for the restart of the Bogoso and Prestea mine up to a value of US$8.0 million. BG-BPL must repay to Attachy the equipment purchase price plus a mark-up of 30%. Repayment commences three months after an equipment purchase and is repaid over seven equal monthly instalments.

Private Placement

In September 2024, the Company raised $2,853,439 through a private placement offering for which 5,706,878 shares of the Company were issued.

In December 2024, the Company raised $884,775 through a private placement offering for which 2,949,249 shares of the Company were issued.

BLUE GOLD HOLDINGS LIMITED
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

14. SUBSEQUENT EVENTS (cont.)

Attachy Loan

On October 24, 2024, BG-BPL received loan funds of $178,000 from Attachy Construction Limited. The loan is non-interest bearing and repayable in six weeks from the date of the agreement.

On November 13, 2024 BG-BPL received loan funds of $75,000 from Attachy Construction Limited. The loan is non-interest bearing and repayable in six weeks from the date of the agreement.

On November 20, 2024, BGHL received loan funds of $345,000 from Attachy Construction Limited. The loan is non-interest bearing and repayable in six weeks from the date of the agreement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Blue Gold Holdings Limited

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Blue Gold Holdings Limited (the “Company”) as of December 31, 2023, and the related statements of operations, stockholders’ deficit, and cash flows for the period from November 9, 2023 (Inception) to December 31, 2023, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for the period from November 9, 2023 (Inception) to December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2 to the financial statements, the Company is a development stage company and has no operations, has a working capital deficiency, has losses and needs to raise additional funds to meet its obligations and carry out its strategic plan to complete a business combination. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matter

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

We have served as the Company’s auditor since inception.

/s/ Pannell Kerr Forster of Texas P.C.

May 13, 2024
Houston, Texas

BLUE GOLD HOLDINGS LIMITED
BALANCE SHEET

December 31, 2023
Current assets:
Prepaid expenses	$83,991
Total Current Assets	83,991
TOTAL ASSETS	$83,991

Current liabilities:
Loan – related party	$418,669
Total Current Liabilities	418,669
TOTAL LIABILITIES	418,669

STOCKHOLDERS’ DEFICIT
Common stock, $0.00000000001 par value; 100,000,000 authorized and issued shares	—
Accumulated deficit	(334,678)
TOTAL STOCKHOLDERS’ DEFICIT	(334,678)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$83,991

The accompanying notes are an integral part of these financial statements.

BLUE GOLD HOLDINGS LIMITED
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM NOVEMBER 9, 2023 (INCEPTION) TO DECEMBER 31, 2023

Operating Expenses:
General and administrative	$333,781
Start up costs	897
Loss from operations	(334,678)
Net loss	$(334,678)

Net (loss) income per common share, basic and diluted	$(0.00)
Weighted average shares outstanding, basic and diluted	100,000,000

The accompanying notes are an integral part of these financial statements.

BLUE GOLD HOLDINGS LIMITED
STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE PERIOD FROM NOVEMBER 9, 2023 (INCEPTION) TO DECEMBER 31, 2023

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance at November 9, 2023 (Inception)	—	$—	$—	$—	$—
Issuance of common stock	100,000,000	—	—	—	—
Net loss	—	—	—	(334,678)	(334,678)
Balance at December 31, 2023	100,000,000	$—	$—	$(334,678)	$(334,678)

The accompanying notes are an integral part of these financial statements.

BLUE GOLD HOLDINGS LIMITED
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM NOVEMBER 9, 2023 (INCEPTION) TO DECEMBER 31, 2023

Cash Flows from Operating Activities:
Net loss	$(334,678)
Operating and prepaid expenses paid by related party	418,669
Changes in operating assets and liabilities:
Prepaid expenses	(83,991)
Net cash used in operating activities	—

Net increase in cash	—
Cash and cash equivalents, beginning of period	—
Cash, end of period	$—

The accompanying notes are an integral part of these financial statements.

BLUE GOLD HOLDINGS LIMITED
Notes to Financial Statements

1. NATURE OF OPERATIONS

Blue Gold Holdings Limited (the “Company,” “BGHL”), an England and Wales private limited liability company was formed to enter into the business of developing, financing, licensing, and operating gold mines in Ghana and elsewhere.

On December 5, 2023, Perception Capital Corp. IV, a Cayman Islands exempted company limited by shares formerly known as RCF Acquisition Corp. (“Perception”), Blue Gold Limited, a Cayman Islands company limited by shares, and Blue Gold Holdings Limited, a private company limited by shares formed under the laws of England and Wales (“BGHL”), entered into a Business Combination Agreement (the “Original Business Combination Agreement”).

On May 2, 2024, Perception and BGHL, entered into that certain Amended and Restated Business Combination Agreement (the “Amended Business Combination Agreement”) to, among other things, restructure the transaction as follows: (i) Perception shall form a wholly owned subsidiary (“Merger Sub”), (ii) at the Merger Effective Time, Merger Sub shall merge with and into BGHL, or its successor entity with (iii) BGHL continuing as the surviving entity and wholly owned subsidiary of Perception, and to (iv) make changes to certain representations and conditions to the Closing to match the revised structure.

2. LIQUIDITY AND GOING CONCERN

Since inception, the Company’s primary sources of liquidity have been cash flows from a loan provided by an affiliated company. As of December 31, 2023, the Company had an aggregate cash and cash and cash equivalents balance of $0 and a net working capital deficit of $334,678.

On December 30, 2023, the Company entered into loan agreement with an affiliate entity pursuant to which the affiliate agreed to make vendor payments to cover start-up and other operating costs on behalf of the Company (Note 4).

The Company’s future capital requirements will depend on many factors, including the Company’s revenue growth rate, the timing and extent of spending to support further sales and marketing and research and development efforts. In order to finance these opportunities, the Company will need to raise additional financing. While there can be no assurances, the Company intends to raise such capital through issuances of additional equity raises, as well as through the Business Combination. If additional financing is required from outside sources, the Company may not be able to raise it on terms acceptable to the Company or at all. If the Company is unable to raise additional capital when desired, the Company’s business, results of operations and financial condition would be materially and adversely affected.

As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern through twelve months from the date these financial statements are available to be issued. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of accounting

The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). References to GAAP issued by the FASB in these accompanying notes to the financial statements are to the FASB Accounting Standards Codification (“ASC”).

BLUE GOLD HOLDINGS LIMITED
Notes to Financial Statements

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Use of Estimates

The preparation of the accompanying financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts and disclosures of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates are adjusted to reflect actual experience when necessary. There were no significant estimates as of and for the period from November 9, 2023 (inception) to December 31, 2023.

Cash and cash equivalents

Cash is comprised of cash in the bank which is subject to an insignificant risk of changes in value. The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. At December 31, 2023, cash amounted to $0. There were no cash equivalents at December 31, 2023.

Net Loss Per Share

Basic net loss per share is computed by dividing the net loss by the weighted-average number of shares of common stock of the Company outstanding during the period. Diluted net loss per share is computed by giving effect to all potential shares of common stock, including preferred stock and convertible notes, to the extent dilutive. There were no potential dilutive common stock equivalents for the period from November 9, 2023 (inception) to December 31, 2023.

New Accounting Pronouncements

Recently Issued Accounting Standards

The Company is expected to be an “emerging growth company”, as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company has elected to take advantage of the extended transition period to comply with new or revised accounting standards and to adopt certain of the reduced disclosure requirements available to emerging growth companies. As a result of the accounting standards election, the Company will not be subject to the same implementation timeline for new or revised accounting standards as other public companies that are not emerging growth companies which may make comparison of the Company’s financial statements to those of other public companies more difficult.

4. RELATED PARTY TRANSACTIONS

Loan — Related party

On December 30, 2023, the Company issued an unsecured promissory note (the “Working Capital Loan”) to an affiliate pursuant to which the Company may borrow up to an aggregate principal amount of $1,500,000. The Working Capital Loan was non-interest bearing and payable upon the consummation of the Business Combination. As of December 31, 2023, there were $418,669 outstanding under the Working Capital Loan.

5. STOCKHOLDERS’ DEFICIT

Common stock — The Company is authorized to issue 100,000,000 shares of common stock with a par value of $0.00000000001 per share. At December 31, 2023, there were 100,000,000 shares of common stock issued and outstanding.

BLUE GOLD HOLDINGS LIMITED
Notes to Financial Statements

6. COMMITMENTS AND CONTINGENCIES

Business Combination Agreement

On December 5, 2023, Perception Capital Corp. IV, a Cayman Islands exempted company limited by shares formerly known as RCF Acquisition Corp. (“Perception”), Blue Gold Limited, a Cayman Islands company limited by shares, and Blue Gold Holdings Limited, a private company limited by shares formed under the laws of England and Wales (“BGHL”), entered into a Business Combination Agreement (the “Original Business Combination Agreement”).

On May 2, 2024, Perception and BGHL, entered into that certain Amended and Restated Business Combination Agreement (the “Business Combination Agreement”) to, among other things, restructure the transaction as follows: (i) Perception shall form a wholly owned subsidiary (“Merger Sub”), (ii) at the Merger Effective Time, Merger Sub shall merge with and into BGHL, or its successor entity with (iii) BGHL continuing as the surviving entity and wholly owned subsidiary of Perception, and to (iv) make changes to certain representations and conditions to the Closing to match the revised structure.

In contemplation of the Business Combination, Future Global Resources Limited (“FGR”), the registered owner of all of the issued and outstanding capital stock of BGHL as nominee on trust (with no beneficial interest) for beneficiaries pursuant to that certain Trust Agreement dated December 5, 2023 (the “FGR Trust Agreement”) shall (a) deliver to the exchange agent a surrender all of its original certificates for the BGHL Common Stock (“BGHL Common Stock”), and (b) deliver such other documents reasonably requested by Perception; and (c) Perception shall then issue and cause the exchange agent to deliver to FGR 11,450,000 Perception Ordinary Shares (the “Merger Consideration”). Each Perception Class A Ordinary Share to be issued for this purpose shall be deemed to have a value of $10.00. As of the Merger Effective Time, FGR and Blue Shareholders shall cease to have any other rights in and to BGHL; FGR and the Blue Shareholders shall be shareholders of Perception and New Blue shall continue as a wholly owned subsidiary of Perception.

Each BGHL Ordinary Share issued and outstanding immediately before the Merger Effective Time shall be converted into the right to receive, one (1) newly issued Perception Ordinary Share. Following such conversion, all BGHL Common Stock shall cease to be outstanding and shall automatically be cancelled and shall cease to exist. At the Merger Effective Time, if there are any BGHL Common Stock that are treasury shares or any BGHL Common Stock owned by any direct or indirect Subsidiary of BGHL immediately before the Merger Effective Time, such BGHL Common Stock shall be cancelled and shall cease to exist without any conversion or payment. All Merger Sub Ordinary Shares issued and outstanding immediately before the Merger Effective Time shall automatically be converted into one (1) New Blue Ordinary Share, with the rights, powers and privileges given to such share by the A&R Articles of New Blue and the Cayman Act and such New Blue Ordinary Share shall constitute the only outstanding share of New Blue immediately following the Merger Effective Time. Immediately following the Merger Effective Time, as holder of the sole New Blue Ordinary Share, Perception shall be the sole and exclusive owner of all shares of New Blue and the register of members of New Blue shall be updated at the Merger Effective Time to reflect the foregoing. Each Unit consisting of one Perception Ordinary Share and one-half of one Perception Warrant shall, as of immediately prior to the Merger Effective Time, automatically separate into its component securities and be converted into Perception Ordinary Shares or Warrants to purchase Perception Ordinary Shares; provided, however, no fractional Warrants to purchase Perception Ordinary Shares will be issued and any fraction that remains after issuance of whole Warrants will expire worthless.

7. SUBSEQUENT EVENTS

Subsequent events have been evaluated through May 13, 2024, which represents the date the financial statements were available to be issued, and no events have occurred through that date that would impact the financial statements.

Incorporation of Subsidiary

On January 26, 2024, the Company incorporated in Ghana, Blue Gold Bogoso Prestea Ltd, a wholly owned subsidiary.

BLUE GOLD HOLDINGS LIMITED
Notes to Financial Statements

7. SUBSEQUENT EVENTS (cont.)

Purchase and Assumption Agreement

On January 27, 2024, the Blue Gold Bogoso Prestea Ltd and FGR Bogoso Prestea Ltd entered into a purchase and assumption agreement (the “Purchase Agreement”) to acquire certain mining assets, primarily mining leases, of the Bogoso Prestea Mine, subject to approval by the Ministry of Lands and Natural Resources of the Republic of Ghana. The registration of the legal transfer is expected to be complete by May 31, 2024. Upon approval, Blue Gold Bogoso Prestea Ltd will be 90% owned by BGHL and 10% owned by the Minerals Income Investment Fund, a statutory corporation, on behalf of the Government of the Republic of Ghana.

Amended and Restated Business Combination Agreement

On May 2, 2024, the Company and Perception, entered into that certain Amended and Restated Business Combination Agreement (the “Amended BCA”) to, among other things, restructure the transaction as follows: (i) Perception shall form a wholly owned subsidiary, (ii) at the merger effective time, Merger Sub shall merge with and into the Company, or its successor entity as set forth in the Amended BCA, and (iii) the Company shall continue as the surviving entity and wholly owned subsidiary of Perception, and to (iv) make changes to certain representations and conditions to the Closing to match the revised structure.

PERCEPTION CAPITAL CORP IV.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2024	December 31, 2023
	(Unaudited)
ASSETS
Current assets
Cash	$54,932	$222,581
Prepaid expenses	87,974	407,235
Total current assets	142,906	629,816

Cash held in Trust Account	55,374,143	52,977,929
Total Assets	$55,517,049	$53,607,745

LIABILITIES, REDEEMABLE CLASS A ORDINARY SHARES AND SHAREHOLDERS’ DEFICIT LIABILITIES
Current liabilities
Accounts payable and accrued expenses	$790,576	$118,682
Convertible senior secured promissory note	1,275,739	1,000,000
Derivative liability	—	7,273
Total current liabilities	2,066,315	1,125,955

Non-current liabilities
Warrant liabilities	710,865	1,162,320
Total non-current liabilities	710,865	1,162,320
Total Liabilities	2,777,180	2,288,275

COMMITMENTS AND CONTINGENCIES (NOTE 7)
CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION
Class A ordinary shares subject to possible redemption, $0.0001 par value; 4,777,672 shares issued and outstanding subject to possible redemption, at approximately $11.57 and $11.07 redemption value at September 30, 2024 and December 31, 2023, respectively	55,274,143	52,877,929

SHAREHOLDERS’ DEFICIT
Preference shares, $0.0001 par value; 1,000,000 shares authorized; 435,179 issued and outstanding and none issued or outstanding at September 30, 2024 and December 31, 2023, respectively	43	—
Class A ordinary shares; $0.0001 par value; 200,000,000 shares authorized; 6,505,624 and 5,749,999 shares issued and outstanding, at September 30, 2024 and December 31, 2023, respectively (excluding shares subject to redemption)	650	575
Class B ordinary shares; $0.0001 par value; 20,000,000 shares authorized; one share issued and outstanding at September 30, 2024 and December 31, 2023	—	—
Additional paid-in capital	2,016,639	3,457,783
Accumulated deficit	(4,551,606)	(5,016,817)
Total Shareholders’ Deficit	(2,534,274)	(1,558,459)
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$55,517,049	$53,607,745

See accompanying notes to the unaudited condensed consolidated financial statements

PERCEPTION CAPITAL CORP IV.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
EXPENSES
General and administrative expenses	$497,133	$222,638	$1,580,064	$4,052,795
Loss from operations	(497,133)	(222,638)	(1,580,064)	(4,052,795)

OTHER INCOME
Change in fair value of warrant liabilities	323,387	1,160,000	(3,733)	—
Change in fair value of derivative liability	163,906	—	122,297	—
Interest expense – debt discount	(16,432)	—	(115,024)	—
Interest earned in Trust Account	688,735	1,799,684	2,041,735	6,533,553
Total other income, net	1,159,596	2,959,684	2,045,275	6,533,553

NET INCOME	$662,463	$2,737,046	$465,211	$2,480,758

Basic and diluted weighted average shares outstanding, shares subject to possible redemption	4,777,672	13,014,432	4,777,672	17,915,773
Basic and diluted net income per share, shares subject to possible redemption	$0.18	$0.21	$0.32	$0.21
Basic weighted average shares outstanding, non-redeemable ordinary shares	5,947,120	5,750,000	5,816,186	5,750,000
Basic net (loss) income per share, non-redeemable ordinary shares	$(0.04)	0.00	$(0.18)	(0.23)
Diluted weighted average shares outstanding, non-redeemable ordinary shares	6,060,645	5,750,000	5,854,304	5,750,000
Diluted net (loss) income per share, non-redeemable ordinary shares	$(0.04)	$0.00	$(0.18)	$(0.23)

See accompanying notes to the unaudited condensed consolidated financial statements

PERCEPTION CAPITAL CORP IV.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN CLASS A ORDINARY
SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024

				Shareholders’ Deficit
	Redeemable Class A Ordinary Shares		Preference Shares	Class A Ordinary Shares		Class B Ordinary Shares		Additional paid-in capital	Accumulated deficit	Total shareholders’ deficit
	Shares	Amount	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2023	4,777,672	$52,877,929	$—	5,749,999	$575	1	$—	$3,457,783	$(5,016,817)	$(1,558,459)
Remeasurement of Redeemable Class A ordinary shares subject to possible redemption	—	672,063	—	—	—	—	—	(672,063)	—	(672,063)
Net loss	—	—	—	—	—	—	—	—	(92,983)	(92,983)
Balance, March 31, 2024 (Restated)	4,777,672	$53,549,992	—	5,749,999	$575	1	$—	$2,785,720	$(5,109,800)	$(2,323,505)
Remeasurement of Redeemable Class A ordinary shares subject to possible redemption	—	680,937	—	—	—	—	—	(680,937)	—	(680,937)
Net loss	—	—	—	—	—	—	—	—	(104,269)	(104,269)
Balance, June 30, 2024	4,777,672	$54,230,929	—	5,749,999	$575	1	$—	$2,104,783	$(5,214,069)	$(3,108,711)
Remeasurement of Redeemable Class A ordinary shares subject to possible redemption	—	1,043,214	—	—	—	—	—	(1,043,214)	—	(1,043,214)
Conversion of Public Warrants to Class A ordinary shares	—	—	—	755,625	75	—	—	455,113	—	455,188
Issuance of Preference Shares	—	—	43	—	—	—	—	499,957	—	500,000
Net income	—	—	—	—	—	—	—		662,463	662,463
Balance, September 30, 2024	4,777,672	$55,274,143	$43	6,505,624	$650	1	$—	$2,016,639	$(4,551,606)	$(2,534,274)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2023

			Shareholders’ Deficit
	Redeemable Class A Ordinary Shares		Class A Ordinary Shares		Class B Ordinary Shares		Additional paid-in capital	Accumulated deficit	Total shareholders’ deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2022	23,000,000	$237,941,214	—	$—	5,750,000	$575	$—	$(9,906,251)	$(9,905,676)
Remeasurement of Redeemable Class A ordinary shares subject to possible redemption	—	2,545,173	—	—	—	—	—	(2,545,173)	(2,545,173)
Net income	—	—	—	—	—	—	—	535,788	535,788
Balance, March 31, 2023	23,000,000	$240,486,387	—	$—	5,750,000	$575	$—	$(11,915,636)	$(11,915,061)
Redemption of Redeemable Class A ordinary shares	(9,985,568)	(104,889,892)	—	—	—	—	—	—	—
Remeasurement of Redeemable Class A ordinary shares subject to possible redemption	—	2,653,211	—	—	—	—	—	(2,653,211)	(2,653,211)
Conversion of Non-Redeemable Class B ordinary shares to Non-Redeemable Class A ordinary shares	—	—	5,749,999	575	(5,749,999)	(575)	—	—	—
Net income	—	—	—	—	—	—	—	(792,076)	(792,076)
Balance, June 30, 2023	13,014,432	$138,249,706	5,749,999	$575	1	$—	$—	$(15,360,923)	$(15,360,348)
Remeasurement of Redeemable Class A ordinary shares subject to possible redemption	—	2,699,684	—	—	—	—	—	(2,699,684)	(2,699,684)
Net income	—	—	—	—	—	—	—	2,737,046	2,737,046
Balance, September 30, 2023	13,014,432	$140,949,390	5,749,999	$575	1	$—	$—	$(15,323,561)	$(15,322,986)

See accompanying notes to the unaudited condensed consolidated financial statements

PERCEPTION CAPITAL CORP IV.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended September 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$465,211	$2,480,758
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of warrant liabilities	3,733	—
Change in fair value of derivative liability	(122,297)	—
Interest expense – debt discount	115,024	—
Interest earned in Trust Account	(2,041,735)	(6,533,553)
Changes in operating assets and liabilities:
Prepaid expenses	319,261	247,119
Accounts payable and accrued expenses	671,894	828,484
Net cash flows used in operating activities	(588,909)	(2,977,192)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash withdrawn from Trust Account in connection with redemption	—	104,889,892
Investment of cash in Trust Account	(354,479)	(1,364,516)
Net cash flows (used in) provided by investing activities	(354,479)	103,525,376

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sponsor notes – related party	—	4,450,000
Proceeds from convertible senior secured promissory note	275,739	—
Proceeds from sale of Preference Shares	500,000	—
Redemption of Class A Ordinary Shares Subject to Possible Redemption	—	(104,889,892)
Net cash flows provided by (used in) financing activities	775,739	(100,439,892)

NET CHANGE IN CASH	(167,649)	108,292
CASH, BEGINNING OF PERIOD	222,581	41,276
CASH, END OF PERIOD	$54,932	$149,568

See accompanying notes to the unaudited condensed consolidated financial statements

PERCEPTION CAPITAL CORP IV.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations

Perception Capital Corp IV. (the “Company”) was incorporated in the Cayman Islands on June 9, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company’s original sponsor was RCF VII Sponsor LLC, a Delaware limited liability company (the “Original Sponsor”).

On November 2, 2023, the Original Sponsor entered into a Securities Purchase Agreement (the “SPA”) with Perception Capital Partners IV. LLC (the “Buyer” or “New Sponsor”), pursuant to which, among other things, the Buyer acquired certain of the Original Sponsor’s (i) Class A Ordinary Shares, par value $0.0001 per share (“Class A Ordinary Shares”), of the Company and (ii) private placement warrants (together with the Class A Ordinary Shares, the “Securities”).

On November 6, 2023, in connection with the closing (“Closing”) of the transactions contemplated by the SPA, the Company entered into a Joinder Agreement (the “Joinder”) to that certain Registration Rights Agreement dated November 9, 2021, with the Original Sponsor and New Sponsor. Pursuant to the Joinder, New Sponsor will receive the same rights and benefits with respect to its newly acquired Class A Ordinary Shares (as defined below) and private placement warrants as the Original Sponsor has with respect to its Class A Ordinary Shares and private placement warrants.

In connection with the Closing of the transactions contemplated by the SPA, on November 6, 2023: (i) each of the Company’s then-current directors, James McClements, Sunny S. Shah, Thomas M. Boehlert, Hugo Dryland, Elodie Grant Goodey, Timothy Baker, and Daniel Malchuk, resigned as directors, and the Company accepted their resignations; (ii) the vacancies on the Company’s board of directors caused by such resignations were filled by Scott Honour, Rick Gaenzle, R. Rudolph Reinfrank, Thomas J. Abood and Karrie Willis (the “New Directors”); (iii) each of the Company’s then-current officers, Sunny S. Shah, Thomas M. Boehlert and Rebecca Coffelt, resigned as Chief Executive Officer, Chief Financial Officer, and Secretary, respectively, and the Company accepted their resignations; and (iv) the appointments of Rick Gaenzle as Chief Executive Officer, John Stanfield as Chief Financial Officer and Secretary, Scott Honour as Chairman of the Board, and Tao Tan as President (the “New Officers”) became effective. R. Rudolph Reinfrank, Thomas J. Abood and Karrie Willis will serve as members of the Company’s Audit Committee, Nominating Committee and Compensation Committee.

On November 6, 2023, the Original Sponsor and New Sponsor consummated the transactions contemplated by the SPA pursuant to which, among other things, New Sponsor acquired certain of the Original Sponsor’s (i) Class A Ordinary Shares and (ii) private placement warrants, subject to the terms and conditions described in the SPA.

On January 19, 2024, the Company received a notice from the New York Stock Exchange (the “NYSE”) that it was not in compliance with the NYSE’s continued listing requirements. Specifically, the NYSE advised the Company that it is not in compliance with Section 802.01B of the NYSE Listed Company Manual, which requires an NYSE-listed company to maintain a minimum of 300 public stockholders on a continuous basis.

The Company submitted a business plan to the NYSE demonstrating the Company’s ability to regain compliance with the NYSE’s rules. The NYSE has accepted the plan and as a result, the Company is subject to quarterly monitoring for compliance with the business plan and the Company’s common stock will continue to trade on the NYSE during the period, subject to the Company’s compliance with other NYSE continued listing requirements.

The Company’s units, Class A Ordinary Shares and warrants will continue to be traded on the NYSE under the symbols “RCFA.U”, “RCFA”, and “RCFA WS”, respectively, subject to the Company’s compliance with other NYSE continued listing requirements, with the addition of a suffix indicating the “below compliance” status of its ordinary shares, such as “RCFA.BC.” In the event that the Company fails to restore its compliance with the continued listing standards of Section 802.01B, the Common Stock will be subject to NYSE’s suspension and delisting procedures.

On November 15, 2024, the Company received a letter from the NYSE stating that the staff of NYSE Regulation has determined to commence proceedings to delist the Company’s Ordinary Shares, Units and Warrants (collectively, the “Securities”) pursuant to Sections 802.01B and 102.06(e) of the NYSE’s Listed Company Manual because the

PERCEPTION CAPITAL CORP IV.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

Company failed to consummate a business combination within 36 months of the effectiveness of its initial public offering registration statement, or such shorter period that the Company specified in its registration statement. Trading in the Securities has been suspended.

As indicated in the letter, the Company has a right to a review of the delisting determination by a Committee of the Board of Directors of the Exchange, provided a written request for such review is made within 10 business days of the date of the letter. The Company does not intend to make such a request. The NYSE will apply to the Securities and Exchange Commission to delist the Company’s Securities upon completion of all applicable procedures, including any appeal by the Company of the NYSE Regulation staff’s decision.

Effective November 18, 2024, the Ordinary Shares, Units and Warrants will trade in the over-the-counter market under the symbols “RCFAF,” “RCFUF” and “RCFWF,” respectively.

As of September 30, 2024, the Company had not commenced any operations. All activity for the period from June 9, 2021 (inception) through September 30, 2024 relates to the Company’s formation, the initial public offering (“Public Offering”), redemptions and activities related to pursuing merger opportunities. The Company will not generate operating revenues prior to the completion of a Business Combination and generates non-operating income in the form of interest income on Permitted Investments (as defined below) from the proceeds derived from the Public Offering and extension payments as defined under Trust Account in Note 1.

Financing

The registration statement for the Company’s Public Offering was declared effective by the United States Securities and Exchange Commission (the “SEC”) on November 9, 2021. The Public Offering closed on November 15, 2021 (the “Closing Date”). Simultaneously with the closing of the Public Offering, the Sponsor purchased an aggregate of 11,700,000 warrants to purchase Class A Ordinary Shares (“Private Placement Warrants”) for $1.00 each, or $11,700,000 in the aggregate, in a private placement on the Closing Date (the “Private Placement”).

In its Public Offering, the Company sold 23,000,000 Units at a price of $10.00 per Unit. Each unit consists of one Class A Ordinary Share and one-half of a redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one Class A Ordinary share at a price of $11.50 per share, subject to adjustment (see Note 6). The Company intends to finance a Business Combination with the remaining proceeds from its $230,000,000 Public Offering and $11,700,000 Private Placement.

At the Closing Date, proceeds of $241,700,000, net of underwriting discounts of $4,600,000 and $2,500,000 designated for operational use were deposited in a trust account with Continental Stock Transfer and Trust Company acting as trustee (the “Trust Account”) as described below. Transaction costs amounted to $13,267,977, consisting of $12,650,000 of underwriters fees of which $8,050,000 was for Deferred Underwriting Commissions (see Note 8) and $617,977 of other offering costs.

On October 26, 2023 and November 6, 2023, the underwriters for the Company’s Initial Public Offering, consisting of Barclays Capital Inc. and Citigroup Global Markets Inc., agreed to waive all rights to their respective portion of the underwriting commissions (or approximately $8.1 million) with respect to any future Business Combination.

Of the $241,700,000 total proceeds from the Public Offering and Private Placement, $234,600,000 was deposited into the Trust Account on the Closing Date. The funds in the Trust Account will be invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations (collectively “Permitted Investments”). Funds will remain in the Trust Account except for the withdrawal of interest earned on the funds that may be released to the Company to pay taxes.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward consummating a Business Combination with (or acquisition of) a target business. The Company is

PERCEPTION CAPITAL CORP IV.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

focused on sponsoring the public listing of a company that combines attractive business fundamentals with, or with the potential for strong environmental, social and governance principles and practices through a Business Combination. As used herein, the target business must be with one or more target businesses that together have an aggregate fair market value equal to at least 80% of the balance in the Trust Account at the time of the Company signing a definitive agreement.

Trust Account

On May 9, 2023, the Company held an extraordinary general meeting of shareholders (the “Extraordinary General Meeting”). At the Extraordinary General Meeting, the Company’s shareholders approved several proposals to amend the Company’s Amended and Restated Memorandum and Articles of Association (the “Charter”) to (i) extend the date by which the Company must consummate a Business Combination from May 15, 2023 to May 15, 2024 (the “Extended Date”), (ii) permit the Company’s board of directors, in its sole discretion, to elect to wind up the Company’s operations on an earlier date than the Extended Date as determined by the Board and included in a public announcement, (iii) eliminate from the Charter the limitation that the Company may not redeem public shares in an amount that would cause the Company’s net tangible assets to be less than $5,000,001 in connection with the Company’s Business Combination, and (iv) provide for the right of a holder of the Company’s Class B ordinary shares, par value $0.0001 per share, to convert into Class A Ordinary Shares on a one-for-one basis prior to the closing of Business Combination at the election of the holder.

Additionally, on May 9, 2023, the Company held the Extraordinary General Meeting, in connection with which, shareholders holding an aggregate of 9,985,568 Class A Ordinary Shares exercised their right to redeem their shares for approximately $10.50 per share (the “Redemption”), for an aggregate redemption amount of $104,889,892 of the funds held in the Company’s Trust Account.

On December 5, 2023, at an Extraordinary General Meeting (the “Meeting”), shareholders approved an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (the “Memorandum”) extending the deadline by which the Company must consummate an initial business combination from May 15, 2024 to November 15, 2024 provided that the Company make a payment into the trust account for the first three-month extension (from December 15, 2023 through March 15, 2024) equal to the lesser of $150,000 or $0.045 per share of Class A Ordinary Shares entitled to redemption rights and thereafter, a payment of equal to the lesser of $50,000 or $0.015 per Public Share per month through November 15, 2024. Shareholders also approved an amendment to change the name of the Company from RCF Acquisition Corp. to Perception Capital Corp IV.

In connection with the extensions amendment proposal voted on at the Meeting, shareholders holding an aggregate of 8,236,760 Class A ordinary shares exercised their right to redeem their shares for approximately $10.99 per share, for an aggregate redemption amount of $90,510,679 of the funds held in the Company’s Trust Account.

On November 13, 2024, at an Extraordinary General Meeting (the “Third Meeting”), shareholders approved an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (the “Memorandum”) extending the deadline by which the Company must consummate an initial business combination from November 15, 2024 to November 15, 2025 on a month to month basis provided that the Company make a payment into the Trust Account established in connection with the Company’s IPO equal to $5,000 per month for each month extended. This proposal was approved.

In connection with the extensions amendment proposal voted on at the Second Meeting, shareholders holding an aggregate of 4,444,744 Class A ordinary shares exercised their right to redeem their shares for approximately $11.66 per share, for an aggregate redemption amount of $51,847,295 of the funds held in the Company’s Trust Account.

On November 15, 2024 and December 13, 2024, a deposit of $5,000 was made into the Trust Account to extend the deadline by which an initial business combination must be completed from November 15, 2024 to December 15, 2024 and from December 15, 2024 to January 15, 2025.

PERCEPTION CAPITAL CORP IV.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

If the Company does not complete a Business Combination within this period, it shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under law to provide for claims of creditors and the requirements of other applicable law.

The Initial Shareholders (as defined in Note 4 below) and the Company’s officers and directors have entered into a letter agreement with the Company, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to their Founder Shares (as defined in Note 4 below) if the Company fails to complete a Business Combination by January 15, 2025. However, if the Initial Shareholders acquire public shares after the Closing Date, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if the Company fails to complete a Business Combination by January 15, 2025.

If the Company fails to complete a Business Combination, the redemption of the Company’s public shares will reduce the book value of the shares held by the Sponsor, who will be the only remaining shareholder after such redemptions. If the Company holds a shareholder vote or there is a tender offer for shares in connection with a Business Combination, a Public Shareholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of a Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes. As a result, such shares are recorded at their redemption amount and classified as temporary equity on the balance sheets, in accordance with Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity.”

The funds held in the Trust Account will not be released until the earliest of (i) the completion of a Business Combination, (ii) the redemption of the public shares if the Company has not completed a Business Combination by January 15, 2025, subject to applicable law, or (iii) the redemption of the public shares properly submitted in connection with a shareholder vote to amend the amended and restated memorandum and articles of association (A) that would modify the substance or timing of the Company obligation to allow redemption in connection with a Business Combination or to redeem 100% of the Company’s public shares if the Company has not consummated a Business Combination by January 15, 2025 or (B) with respect to any other provisions relating to shareholders’ rights or pre-initial business combination activity.

Liquidity, Capital Resources and Going Concern

As of September 30, 2024, the Company had $54,932 in its operating bank accounts, $55,374,143 in cash held in the Trust Account (Note 2) to be used for a Business Combination or to repurchase or redeem its ordinary shares in connection therewith and a working capital deficit of $1,923,409.

Until the consummation of a business combination, the Company will be using the funds held outside of the Trust Account primarily to find and evaluate target businesses, perform business, legal, and accounting due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.

The Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans. The Company anticipates that the cash held outside of the Trust Account as of September 30, 2024, will not be sufficient to allow the Company to operate until January 15, 2025, the extended date at which the Company must complete a Business Combination. If the Company is unable to complete a Business Combination by January 15, 2025, then the Company will cease all operations except for the purpose of liquidating.

PERCEPTION CAPITAL CORP IV.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

If the Company completes the initial business combination, the Company will repay any loaned amounts. In the event that the Company’s initial business combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used to repay such loaned amounts.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Codification (“ASC”) 205-40, “Going Concern,” while the Company expects to have sufficient access to additional sources of capital under the Sponsor Convertible Note, there is no current obligation on the part of the Sponsor to provide additional capital and no assurances can be provided that such additional capital will ultimately be available if necessary. In the event that the Company does not consummate a Business Combination on or before January 15, 2025 (or such earlier date as determined by the board of Directors and included in a public announcement), then the Company will cease all operations except for the purpose of liquidating. Management has determined that substantial doubt exists about the Company’s ability to continue as a going concern due to the need to obtain additional capital from the Sponsor to address the Company’s liquidity condition, the date for mandatory liquidation and subsequent dissolution. The Sponsor is not obligated to advance additional capital. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after January 15, 2025.

Risks and Uncertainties

The length and impact of the ongoing military conflict between Russia and Ukraine and the most recent escalation of ongoing conflict in the Middle East are highly unpredictable, it could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions. As a result, these could have a negative effect domestically and internationally and the impact of these conflicts are not determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for audited financial statements. The unaudited condensed consolidated financial statements reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the results for the interim period presented. Operating results for the three and nine months ended September 30, 2024 may not be indicative of the results that may be expected for the year ending December 31, 2024. Amounts as of December 31, 2023 included in the condensed balance sheet have been derived from the restated audited financial statements as of that date. The unaudited condensed consolidated financial statements, included herein, should be read in conjunction with the restated audited financial statements and notes thereto, as well as Management’s Discussion and Analysis of Financial Condition and Results of Operations, in the Company’s Amendment No. 1 to Form 10-K for the year ended December 31, 2023 filed on August 30, 2024.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Blue Gold Limited. There has been no intercompany activity since inception.

PERCEPTION CAPITAL CORP IV.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

Use of Estimates

The reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The significant estimates reflected in the Company’s financial statements include, but are not limited to, valuation of the warrant liability and the derivative liability.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash and cash equivalents. The Company did not have any cash equivalents as of September 30, 2024 and December 31, 2023.

Cash Held in Trust Account

On November 21, 2023, the Company liquidated the U.S. government treasury obligations or money market funds held in the Trust Account. As of September 30, 2024 and December 31, 2023, the funds in the Trust Account were maintained in cash in an interest-bearing demand deposit account at a bank until the earlier of consummation of the Company’s initial Business Combination and liquidation. Prior to November 21, 2023, the Company’s portfolio of investments was comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. The change in fair value of these securities is included in income from investments held in the Trust Account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations and cash flows.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheets, primarily due to their short-term nature, except for the warrants, redeemable shares.

Fair Value Measurement

ASC 820 establishes a fair value hierarchy that prioritizes and ranks the level of observability of inputs used to measure investments at fair value. The observability of inputs is impacted by a number of factors, including the type of investment, characteristics specific to the investment, market conditions and other factors. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

PERCEPTION CAPITAL CORP IV.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

Investments with readily available quoted prices or for which fair value can be measured from quoted prices in active markets will typically have a higher degree of input observability and a lesser degree of judgment applied in determining fair value.

The three levels of the fair value hierarchy under ASC 820 are as follows:

•        Level 1 — Quoted prices (unadjusted) in active markets for identical investments at the measurement date are used.

•        Level 2 — Pricing inputs are other than quoted prices included within Level 1 that are observable for the investment, either directly or indirectly. Level 2 pricing inputs include quoted prices for similar investments in active markets, quoted prices for identical or similar investments in markets that are not active, inputs other than quoted prices that are observable for the investment, and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•        Level 3 — Pricing inputs are unobservable and include situations where there is little, if any, market activity for the investment. The inputs used in determination of fair value require significant judgment and estimation.

In some cases, the inputs used to measure fair value might fall within different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the investment is categorized in its entirety is determined based on the lowest level input that is significant to the investment. Assessing the significance of a particular input to the valuation of an investment in its entirety requires judgment and considers factors specific to the investment. The categorization of an investment within the hierarchy is based upon the pricing transparency of the investment and does not necessarily correspond to the perceived risk of that investment. See Note 6 for additional information on assets and liabilities measured at fair value.

Warrant Liabilities

The Company evaluated the Public Warrants and Private Placement Warrants (collectively, “Warrant Securities”) in accordance with ASC 815-40, “Derivatives and Hedging — Contracts in Entity’s Own Equity” and concluded that the Warrant Securities could not be accounted for as components of equity. As the Warrant Securities meet the definition of a derivative in accordance with ASC 815, the Warrant Securities are recorded as warrant liability on the accompanying balance sheets and measured at fair value at inception (the Closing Date) and remeasured at each reporting date in accordance with ASC 820, “Fair Value Measurement,” with changes in fair value recognized in the statements of operations in the period of change.

Convertible Senior Secured Promissory Note

The Company evaluated the Convertible Senior Secured Promissory Note (“Blue Capital Note”) in accordance with ASC 815-15, “Derivatives and Hedging” and concluded that with the exception of the Private Placement Warrants feature for which the fair value of the embedded derivative feature was bifurcated, the remaining debt proceeds received have been allocated to the debt host at Par (i.e., recorded at proceeds received). Pursuant to ASC 470, the Company recorded the fair value of the embedded derivative feature on the balance sheets using the relative fair value method and the related amortization of the debt discount on its statements of operations. The Blue Capital Note and the corresponding embedded derivative feature is recorded as convertible senior secured promissory note and derivative liability, respectively, on the accompanying balance sheets.

Class A Ordinary Shares Subject to Possible Redemption

All of the 23,000,000 Class A Ordinary Shares sold as part of the Units in the Public Offering contained a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation if there is a shareholder vote or tender offer in connection with a Business Combination and in connection with certain amendments to the Company’s amended and restated memorandum and articles of association. In accordance with

PERCEPTION CAPITAL CORP IV.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

SEC staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Such changes are reflected in additional paid-in capital , or in the absence of additional paid-in capital, in retained earnings.

At September 30, 2024 and December 31, 2023 the Redeemable Class A Ordinary Shares reflected in the balance sheets is reconciled in the following table:

Redeemable Class A Ordinary Shares subject to possible redemption at December 31, 2022	$237,941,214
Less:
Redemption of Redeemable Class A Ordinary Shares	(195,400,571)
Plus:
Waiver of Class A shares issuance costs	7,640,156
Remeasurement of carrying value to redemption value	2,697,130
Redeemable Class A Ordinary Shares subject to possible redemption at December 31, 2023	$52,877,929
Plus:
Remeasurement of carrying value to redemption value	672,063
Redeemable Class A Ordinary Shares subject to possible redemption at March 31, 2024	$53,549,992
Plus:
Remeasurement of carrying value to redemption value	680,937
Redeemable Class A Ordinary Shares subject to possible redemption at June 30, 2024	$54,230,929
Plus:
Remeasurement of carrying value to redemption value	1,043,214
Redeemable Class A Ordinary Shares subject to possible redemption at September 30, 2024	$55,274,143

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of September 30, 2024 and December 31, 2023. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2024 or December 31, 2023. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

PERCEPTION CAPITAL CORP IV.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

There is currently no taxation imposed by the Government of the Cayman Islands. The Company has no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. Consequently, income taxes are not reflected in the Company’s financial statements.

Stock Compensation Expense

The Company accounts for stock-based compensation expense in accordance with ASC 718, “Compensation — Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date and recognized over the requisite service period. To the extent a stock-based award is subject to a performance condition, the amount of expense recorded in a given period, if any, reflects an assessment of the probability of achieving such performance condition, with compensation recognized once the event is deemed probable to occur. The fair value of equity awards has been estimated using a market approach. Forfeitures are recognized as incurred.

The Company’s Founder Shares transferred to incoming directors and management (see Note 3) were deemed to be within the scope of ASC 718, “Stock Compensation”, and are subject to a performance condition, namely the occurrence of a Business Combination. Compensation expense related to the Founder Shares is recognized only when the performance condition is probable of occurrence, or more specifically when a Business Combination is consummated. Therefore, no stock-based compensation expense has been recognized during the period ended September 30, 2024 and 2023. The unrecognized compensation expense related to the Founder Shares at September 30, 2024 was $2,612,244 and will be recorded when the performance condition occurs.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

(Loss) Income Per Ordinary Share

The Company’s statements of operations include a presentation of (loss) income per share for redeemable ordinary shares in a manner similar to the two-class method in calculating net (loss) income per ordinary share. Net (loss) income per ordinary share, basic and diluted, for Class A redeemable ordinary shares is computed by dividing the pro rata net income between the Class A redeemable ordinary share and the non-redeemable ordinary share by the weighted average number of ordinary shares outstanding for the period, adjusted for the effects of deemed dividend under the assumption that they represent dividends to the holders of Class A redeemable ordinary shares. Net (loss) income per non-redeemable ordinary shares, basic and diluted is computed by dividing the pro rata net income between the Class A redeemable ordinary share and the non-redeemable ordinary share by the weighted average number of ordinary shares outstanding for the period.

With respect to the accretion of ordinary shares subject to possible redemption and consistent with ASC 480-10-99-3A, “Distinguishing Liabilities and Equity-Overall-SEC Materials,” the Company treated accretion in the same manner as a dividend, paid to the shareholder in the calculation of the net (loss) income per ordinary share.

The calculation of diluted (loss) income per ordinary share does not consider the effect of the warrants issued in connection with the Public Offering since the exercise of the warrants are contingent upon the occurrence of future events. For the three and nine months ended September 30, 2024 and 2023, the Company did not have any dilutive warrants, securities or other contracts that could potentially be exercised or converted into ordinary shares.

PERCEPTION CAPITAL CORP IV.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

A reconciliation of net (loss) income per ordinary share as adjusted for the portion of (loss) income that is attributable to ordinary shares subject to redemption is as follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Net income	$662,463	$2,737,046	$465,211	$2,480,758
Less: Accretion of temporary equity to redemption value	(1,043,214)	(2,699,684)	(2,396,214)	(7,898,068)
Net (loss) income including accretion of temporary equity to redemption value	$(380,751)	$37,362	$(1,931,003)	$(5,417,310)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Redeemable Ordinary Shares
Numerator: Net loss allocable to Redeemable Ordinary Shares subject to possible redemption
Net (loss) income allocable to ordinary shareholders
Less: Net (loss) income allocable to Non-Redeemable Ordinary Shares	$(169,617)	$25,913	$(870,854)	$(4,101,083)
Add: Deemed dividend to Redeemable Shareholders	1,043,214	2,699,684	2,396,214	7,898,068
Net income allocable to Redeemable Ordinary Shares subject to possible redemption	$873,597	$2,725,597	$1,525,360	$3,796,985

Denominator: Weighted Average Shares Outstanding of Redeemable Ordinary Shares
Basic Weighted Average Shares Outstanding	4,777,672	13,014,432	4,777,672	17,915,773
Basic net income per share	$0.18	$0.21	$0.32	$0.21

Non-Redeemable Ordinary Shares
Numerator: Net (loss) income allocable to Non-Redeemable Ordinary Shares	(211,134)	11,449	(1,060,149)	(1,316,227)

Denominator: Weighted Average Shares Outstanding of Non-Redeemable Ordinary Shares
Basic Weighted Average Shares Outstanding	5,947,120	5,750,000	5,816,186	5,750,000
Basic net (loss) income per share	$(0.04)	$0.00	$(0.18)	$(0.23)

PERCEPTION CAPITAL CORP IV.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Redeemable Ordinary Shares
Numerator: Net (loss) income allocable to Redeemable Ordinary Shares subject to possible redemption
Net (loss) income allocable to ordinary shareholders
Less: Net (loss) income allocable to Non-Redeemable Ordinary Shares	$(169,617)	$25,913	$(870,854)	$(4,101,083)
Add: Deemed dividend to Redeemable Shareholders	1,043,214	2,699,684	2,396,214	7,898,068
Net income allocable to Redeemable Ordinary Shares subject to possible redemption	$873,597	$2,725,597	$1,525,360	$3,796,985

Denominator: Weighted Average Shares Outstanding of Redeemable Ordinary Shares
Diluted Weighted Average Shares Outstanding	4,777,672	13,014,432	4,777,672	17,915,773
Diluted net income per share	$0.18	$0.21	$0.32	$0.21

Non-Redeemable Ordinary Shares
Numerator: Net (loss) income allocable to Non-Redeemable Ordinary Shares	(212,911)	11,449	(1,063,272)	(1,316,227)

Denominator: Weighted Average Shares Outstanding of Non-Redeemable Ordinary Shares
Diluted Weighted Average Shares Outstanding	6,060,645	5,750,000	5,854,304	5,750,000
Diluted net (loss) income per share	$(0.04)	$0.00	$(0.18)	$(0.23)

Note 3 — Related Party Transactions

Founder Shares

On June 9, 2021, the Original Sponsor purchased 5,750,000 shares (the “Founder Shares”) of the Company’s Class B ordinary shares, par value $0.0001 (“Class B ordinary shares”) for an aggregate price of $25,000. The Original Sponsor subsequently transferred an aggregate of 402,500 Founder Shares to members of the Company’s board of directors, management team, board of advisors and/or their estate planning vehicles for the same per-share consideration that it originally paid for such shares, resulting in the Original Sponsor holding 5,347,500 Founder Shares.

As of the Closing Date, the Initial Shareholders held 5,750,000 Founder Shares.

The Founder Shares are identical to the Class A Ordinary Shares sold in the Public Offering except that:

•        the Founder Shares are subject to certain transfer restrictions, as described in more detail below;

•        the Founder Shares are entitled to registration rights;

•        only holders of Class B ordinary shares will have the right to vote in a vote to continue the Company in a jurisdiction outside the Cayman Islands (which requires the approval of at least two-thirds of the votes of all ordinary shares);

PERCEPTION CAPITAL CORP IV.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Related Party Transactions (cont.)

•        the Sponsor, officers and directors have entered into a letter agreement with the Company, pursuant to which have agreed to (A) waive their redemption rights with respect to their founder shares and public shares in connection with the completion of our initial business combination, (B) waive their redemption rights with respect to their founder shares and public shares in connection with a shareholder vote to approve an amendment to our amended and restated memorandum and articles of association (A) that would modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we have not consummated an initial business combination by January 15, 2025 or (B) with respect to any other provisions relating to shareholders’ rights or pre-initial business combination activity, (C) waive their rights to liquidating distributions from the trust account with respect to their founder shares if we fail to complete our initial business combination by January 15, 2025, although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial business combination within such time period and (D) vote any founder shares held by them and any public shares purchased during or after the Public Offering (including in open market and privately-negotiated transactions) in favor of our initial business combination; and

•        the founder shares are automatically convertible into Class A Ordinary Shares at the time of the consummation of a Business Combination on a one-for-one basis, subject to adjustment as described in the Company’s amended and restated memorandum and articles of association.

The initial shareholders agree, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of the initial business combination or (B) subsequent to the initial business combination, (x) if the last sale price of the Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their shares of ordinary shares for cash, securities or other property.

On May 9, 2023, pursuant to the terms of the Company’s Charter, as amended, the holders of the Class B ordinary shares, totaling 5,750,000 Class B ordinary shares, elected to convert 5,749,999 Class B ordinary share held by them on a one-for-one basis into non-redeemable Class A ordinary shares, with immediate effect (see Note 4).

Private Placement Warrants

On the Closing Date, the Original Sponsor purchased from the Company 11,700,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, or $11,700,000, in a Private Placement that occurred in conjunction with the completion of the Public Offering. Each Private Placement Warrant entitles the holder to purchase one Class A Ordinary Share at $11.50 per share, subject to adjustment. The Private Placement Warrants will not be redeemable by the Company so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Public Warrants. The New Sponsor, or its permitted transferees, will have the option to exercise the Private Placement Warrants on a cashless basis. The Private Placement Warrants are not transferable, assignable or saleable until 30 days after the completion of a Business Combination.

If the Company does not complete a Business Combination within the extended date of January 15, 2025, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Company’s Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

On November 6, 2023, the Original Sponsor and New Sponsor consummated the transactions contemplated by the SPA pursuant to which, among other things, New Sponsor acquired certain of the Original Sponsor’s (i) Class A Ordinary Shares and (ii) Private Placement Warrants, subject to the terms and conditions described in the SPA.

PERCEPTION CAPITAL CORP IV.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Related Party Transactions (cont.)

On November 5, 2024, the Company entered into a Warrant Exchange Agreement by and between the Company and Former Sponsor pursuant to which the Former Sponsor agreed to exchange its 2,632,500 private placement warrants for an aggregate of 219,475 Class A Ordinary Shares (the “Exchange Shares”). This equates to a conversion ratio of one Class A ordinary share for each 12 Private Warrants. The Exchange Shares shall rank pari passu with the existing Ordinary Shares, other than that the Exchange Shares shall not confer on the holder thereof (i) any right to receive funds from the Trust, or (ii) any right to vote on a resolution to approve a Business Combination (as such term is defined in the Company’s articles of association). The Exchange Shares will be restricted securities under the Securities Act of 1933, as amended. As of November 5, 2024, there were 0 Private Placement Warrants outstanding.

On September 6, 2024, the Company entered into a Warrant Exchange Agreement by and between the Company and New Sponsor pursuant to which the New Sponsor agreed to exchange its 9,067,500 private placement warrants for an aggregate of 755,625 Class A Ordinary Shares (the “Exchange Shares”). This equates to a conversion ratio of one Class A ordinary share for each 12 Private Warrants. The Exchange Shares shall rank pari passu with the existing Ordinary Shares, other than that the Exchange Shares shall not confer on the holder thereof (i) any right to receive funds from the Trust, or (ii) any right to vote on a resolution to approve a Business Combination (as such term is defined in the Company’s articles of association). The Exchange Shares will be restricted securities under the Securities Act of 1933, as amended. As of September 30, 2024, there were 2,632,500 Private Placement Warrants outstanding.

Indemnity

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company discussed entering into a transaction agreement, reduces the amount of funds in the Trust Account to below (i) $10.20 per public share or (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.20 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the Underwriters of the Public Offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Company has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of the Company and, therefore, the Sponsor may not be able to satisfy those obligations. The Company has not asked the Sponsor to reserve for such eventuality as the Company believes the likelihood of the Sponsor having to indemnify the Trust Account is limited because the Company will endeavor to have all vendors and prospective target businesses as well as other entities execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Sponsor Notes

Sponsor Convertible Note

On April 1, 2022, the Company issued an unsecured convertible promissory note (the “Sponsor Convertible Note”) to the Sponsor, pursuant to which the Company was able to borrow up to $5,000,000 from the Sponsor for ongoing expenses reasonably related to the business of the Company and the consummation of a Business Combination. The Sponsor Convertible Note was non-interest bearing and all unpaid principal were initially due and payable in full on the earlier of (i) May 15, 2023 and (ii) the effective date of a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar Business Combination, involving the Company and one or more businesses (such earlier date, the “Maturity Date”).

PERCEPTION CAPITAL CORP IV.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Related Party Transactions (cont.)

Up to $1,500,000 of such loans was convertible into Private Placement Warrants of the post-business combination entity at a price of $1.00 per warrant at the option of the lender. The Sponsor had the option, at any time on or prior to the Maturity Date, to convert any amounts outstanding under the Sponsor Convertible Note, into warrants to purchase the Company’s Class A Ordinary Shares at a conversion price of $1.00 per warrant, with each warrant entitling the holder to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to the same adjustments applicable to the private placement warrants sold concurrently with the Company’s Public Offering. The Sponsor Convertible Note was accounted for within the scope of ASC 815 and as a result, the Company bifurcated from the proceeds allocated to the debt host the fair value of a single derivative that comprises all of the individual features requiring bifurcation. Any remaining debt proceeds was allocated to the debt host. The fair value of the embedded conversion feature upon the issuance of the Sponsor Convertible Note was de minimis.

On May 11, 2023, the Company amended and restated the Sponsor Convertible Note to extend the maturity date from the earlier of (i) May 15, 2023 and (ii) the effective date of a Business Combination to the earlier of (i) May 15, 2024 and (ii) a Business Combination.

On November 6, 2023, as required by the SPA, the Company entered into an Omnibus Termination and Release Agreement with the Original Sponsor (the “Termination Agreement”). Pursuant to the Termination Agreement, the Company terminated the Sponsor Convertible Note in connection with the Closing of the transactions contemplated by the SPA. Accordingly, the carrying value under the Sponsor Convertible Note was recognized as a capital contribution from Original Sponsor.

As of September 30, 2024 and December 31, 2023, the Company had $0 in total outstanding borrowings under the Sponsor Convertible Note.

Issuance of Extension Convertible Promissory Note

In the second quarter of 2023, the Company issued a convertible promissory note (the “Extension Convertible Promissory Note”) to the Sponsor with a principal amount up to $3,600,000. The Extension Convertible Promissory Note bared no interest and was repayable in full upon the earlier of (a) the effective date of a Business Combination, or (b) the date of the Company’s liquidation. If the Company did not consummate a Business Combination by the Extended Date, the Extension Convertible Promissory Note would have been repaid only from funds held outside of the Trust Account or forfeited, eliminated or otherwise forgiven. Upon maturity, the outstanding principal of the Extension Convertible Promissory Note was convertible into warrants, at a price of $1.00 per warrant, at the option of the Sponsor. Such warrants would have terms identical to the warrants issued to the Sponsor in a private placement that closed simultaneously with the IPO.

On November 6, 2023, as required by the SPA, the Company entered into a Termination Agreement with the Original Sponsor. Pursuant to the Termination Agreement, the Company terminated the Extension Convertible Promissory Note in connection with the Closing of the transactions contemplated by the SPA.

In connection with the termination of the Extension Convertible Promissory Note, the Original Sponsor agreed to cancel and waive all indebtedness under the Extension Convertible Promissory Note. Accordingly, the carrying value under the Sponsor Convertible Note was recognized as a capital contribution from Original Sponsor.

As of September 30, 2024 and December 31, 2023, the Company had $0 in total outstanding borrowings under the Extension Convertible Promissory Note.

Service and Administrative Fees

The Company has agreed, commencing on November 10, 2021, to pay an affiliate of the Sponsor a total of $10,000 per month for office space, utilities, secretarial and administrative support services provided to the Company’s management team. The Company had incurred $237,000 under this arrangement.

PERCEPTION CAPITAL CORP IV.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Related Party Transactions (cont.)

Pursuant to the Termination Agreement, the Company terminated the Administrative Services Agreement, dated November 9, 2021, in connection with the Closing of the transactions contemplated by the SPA. The Original Sponsor forgave and discharged all outstanding fees owed under the Administrative Services Agreement. Accordingly, all outstanding fees, or $237,000, under the Administrative Services Agreement was recognized as a capital contribution from Original Sponsor.

For the three and nine months ended September 30, 2024 no services and administrative fees were incurred. For the three and nine months ended September 30, 2023, the Company incurred $30,000 and $90,000 in administrative support services, respectively.

Note 4 — Shareholders’ Deficit

Preference shares — The Company is authorized to issue 1,000,000 shares of preference shares with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. On September 6, 2024, the Company entered into a Preferred Stock Purchase Agreement in which the Company agreed to sell to BCMP Services Limited an aggregate of 609,250 preference shares in two tranches for aggregate consideration of $700,000 (Note 7). As of September 30, 2024 and December 31, 2023, there were 435,179 and no shares of preference shares, respectively, issued and outstanding.

Class A Ordinary Shares — The Company is authorized to issue 200,000,000 shares of Class A Ordinary Shares with a par value of $0.0001 per share. As of September 30, 2024 and December 31, 2023, there were 11,283,296 and 10,527,671 shares of Class A Ordinary Shares issued and outstanding, respectively, of which 4,777,672 were subject to possible redemption and were classified at their redemption value outside of shareholders’ deficit on the balance sheets. As of September 30, 2024 and December 31, 2023, 6,505,624 and 5,749,999 Non-Redeemable Class A Ordinary Shares issued and outstanding, respectively, and were classified as shareholders’ deficit on the balance sheets.

In addition, the proposed initial business combination may impose a minimum cash requirement for (i) cash consideration to be paid to the target or its owners, (ii) cash for working capital or other general corporate purposes or (iii) the retention of cash to satisfy other conditions. In the event the aggregate cash consideration the Company would be required to pay for all Class A Ordinary Shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed Business Combination exceed the aggregate amount of cash available to the Company, the Company will not complete the Business Combination or redeem any shares and all Class A Ordinary Shares submitted for redemption will be returned to the holders thereof.

On May 9, 2023, the Company eliminated from the Charter the limitation that the Company may not redeem public shares in an amount that would cause the Company’s net tangible assets to be less than $5,000,001 in connection with the Company’s Business Combination.

Class B ordinary shares — The Company is authorized to issue 20,000,000 shares of Class B ordinary shares with a par value of $0.0001 per share. Holders of Class B ordinary shares are entitled to one vote for each share.

On May 9, 2023, pursuant to the terms of the Company’s Charter, as amended by the amendments to the Charter, the holders of the Class B ordinary shares, totaling 5,750,000 Class B ordinary shares, elected to convert 5,749,999 Class B ordinary share held by them on a one-for-one basis into nonredeemable Class A Ordinary Shares, with immediate effect. Following such conversion, as of September 30, 2024, the Company had an aggregate of 5,749,999 Non-Redeemable Class A Ordinary shares issued and outstanding, and one Class B ordinary share issued and outstanding. The Non-Redeemable Class A Ordinary Shares and the Class B ordinary share contain the same terms and provisions and performance condition.

The Class B ordinary share will automatically convert into Class A Ordinary Share concurrently with or immediately following the consummation of the initial business combination on a one-for-one basis, subject to adjustment. In the case that additional Class A Ordinary Shares or equity-linked securities are issued or deemed issued in connection with the initial business combination, the number of Class A Ordinary Shares issuable upon conversion

PERCEPTION CAPITAL CORP IV.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Shareholders’ Deficit (cont.)

of the Class B ordinary share will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of Class A Ordinary Shares outstanding after such conversion (after giving effect to any redemptions of Class A Ordinary Shares by public shareholders), plus (ii) the total number of Class A Ordinary Shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial business combination, excluding any Class A Ordinary Shares or equity-linked securities exercisable for or convertible into Class A Ordinary Shares issued, deemed issued or to be issued, to any seller in the initial business combination and any Private Placement Warrants issued to the Company Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Class B ordinary shares will never occur on a less than one-for-one basis.

Note 5 — Warrant Liability

As of September 30, 2024 and December 31, 2023, the Company had 14,132,500 and 23,200,000 warrants issued in the Public Offering, respectively, consisting of 11,500,000 Public Warrants and 2,632,500 and 11,700,000 Private Placement Warrants as of September 30, 2024 and December 31, 2023, respectively, which are accounted for in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. Accordingly, the Company classified each warrant as a liability at its fair value, with the change in the fair value recognized in the Company’s statements of operations.

The Public Warrants will become exercisable 30 days after the completion of a Business Combination. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of ordinary shares issuable upon exercise of the warrants and a current prospectus relating to such shares of ordinary shares. Notwithstanding the foregoing, if a registration statement covering the shares of ordinary shares issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

Redemption of warrants when the price per Class A Ordinary Shares equals or exceeds $18.00

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption, and

•        if, and only if, the last reported sale price (the “closing price”) of the Company’s Class A Ordinary Shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

Except as set forth below, none of the Private Placement Warrants will be redeemable by the Company so long as they are held by the Company, Sponsor or its permitted transferees.

PERCEPTION CAPITAL CORP IV.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Warrant Liability (cont.)

Redemption of warrants when the price per Class A Ordinary Shares equals or exceeds $10.00

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table set forth under “Description of Securities — Warrants — Public Shareholders’ Warrants” based on the redemption date and the “fair market value” of the Company Class A ordinary shares except as otherwise described in “Description of Securities — Warrants — Public Shareholders’ Warrants”; in the Public Offering prospectus; and

•        if, and only if, the closing price of the Company’s Class A Ordinary Shares equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “Description of Securities — Warrants — Public Shareholders’ Warrants — Anti-dilution Adjustments” in the Public Offering prospectus) for any 20 trading days within the 30-trading day period ending three trading days before the Company send the notice of redemption to the warrant holders.

The “fair market value” of the Company’s Class A Ordinary Shares for the above purpose shall mean the volume weighted average price of the Company’s Class A Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. The Company will provide the warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment). Any redemption of the warrants for Class A Ordinary Shares will apply to both the Public Warrants and the Private Placement Warrants.

No fractional Class A Ordinary Shares will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, the Company will round down to the nearest whole number of Class A Ordinary Shares to be issued to the holder.

If the Company calls the Public Warrants for redemption, Company management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The Private Warrants will be identical to the Public Warrants underlying the Units sold in the Public Offering, except that the Private Warrants and the shares of ordinary shares issuable upon the exercise of the Private Warrants will not be transferable, assignable or saleable until after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The exercise price and number of Ordinary Shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or the Company’s recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of shares of ordinary shares at a price below their respective exercise prices. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if the Company issues additional Ordinary Shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of ordinary shares (with such issue price or effective issue price to be determined in good faith by the

PERCEPTION CAPITAL CORP IV.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Warrant Liability (cont.)

Company’s board of directors, and in the case of any such issuance to the initial shareholders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Ordinary Shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the price at which the Company issues the additional shares of ordinary shares or equity-linked securities.

Dividend Policy

The Company has not paid any cash dividends on its Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of our initial business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of our initial business combination. The payment of any cash dividends subsequent to the Company’s initial business combination will be within the discretion of the Company’s board of directors at such time.

Note 6 — Fair Value Measurements

As of September 30, 2024 and December 31, 2023, assets held in the Trust Account were comprised of $55,374,143 and $52,977,929 in demand deposit account, respectively. The fair values of cash, prepaid assets, accounts payable and accrued expenses are estimated to approximate the carrying values as of September 30, 2024 and December 31, 2023 due to the short maturities of such instruments.

The following table presents information about the Company’s derivative assets and liabilities that are measured at fair value on a recurring basis as of September 30, 2024 and December 31, 2023 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

	As of September 30, 2024
	Level 1	Level 2	Level 3	Total
Liabilities:
Public Warrants	$—	$578,450	$—	$578,450
Private Placement Warrants	—	132,415	—	132,415
Total	$—	$710,865	$—	$710,865
	As of December 31, 2023
	Level 1	Level 2	Level 3	Total
Liabilities:
Public Warrants	$—	$576,150	$—	$576,150
Private Placement Warrants	—	586,170	—	586,170
Derivative liability	—	—	7,273	7,273
Total	$—	$1,162,320	$7,273	$1,169,593

Transfer to or from Levels 1, 2, and 3 are recognized at the end of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 1 measurement to a Level 2 fair value measurement during the year ended December 31, 2023 when the Public Warrants were not actively traded. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement and the estimated fair value of the Private Placement Warrants transferred from a Level 3 measurement to a Level 2 measurement during the year ended December 31, 2022 when the Public Warrants were separately listed and traded in January 2022.

PERCEPTION CAPITAL CORP IV.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Fair Value Measurements (cont.)

Due to the Cancellation Agreement entered into on September 26, 2024, the derivative liability in connection with the Blue Capital Note was terminated. See Note 7.

The following table presents the changes in the fair value of the derivative liability:

Derivative liability
Fair value as of December 31, 2023	$7,273
Change in fair value	16,436
Amortization of debt discount	49,296
Fair value as of March 31, 2024	$73,005
Change in fair value	25,173
Amortization of debt discount	49,296
Fair value as of June 30, 2024	$147,474
Amortization of debt discount	16,432
Termination due to Cancellation Agreement (Note 7)	(163,906)
Fair value as of September 30, 2024	$—

As of December 31, 2023, the estimated fair value of the derivative liability is determined using Level 3 inputs. The key inputs into the present value model for the derivative liability were as follows at each draw on the Blue Capital Note (Note 7):

Valuation date	Volatility	Market warrant price	Exercise price	Risk free rate	Term of warrant exercise
November 24, 2023	176.0%	$0.0787	$0.10	5.01%	1.75
December 15, 2023	190.3%	$0.0746	$0.10	4.60%	1.69
December 28, 2023	194.4%	$0.0501	$0.10	4.45%	1.66
December 31, 2023	194.8%	$0.0501	$0.10	4.43%	1.65

The following table presents the changes in the fair value of the derivative liability:

Derivative liability
Fair value as of December 31, 2022	$—
Issuance of derivative liability	131,456
Change in fair value	(9,159)
Unamortized debt discount	(131,456)
Amortization of debt discount	16,432
Fair value as of December 31, 2023	$7,273

Note 7 — Commitments and Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans, if any, will be entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to Class A Ordinary Shares) pursuant to a registration rights agreement to be signed on the effective date of the Public Offering, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion of such shares to Class A Ordinary Shares). These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that

PERCEPTION CAPITAL CORP IV.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 7 — Commitments and Contingencies (cont.)

the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Underwriters purchased 3,000,000 Units to cover over-allotments at the Public Offering price, less the underwriting commissions, bringing the total amount of Units purchased by the Underwriters to 23,000,000 Units.

The Underwriters were paid a cash underwriting discount of two percent (2%) of the gross proceeds of the Public Offering, or $4,600,000. Additionally, the Underwriters was entitled to a Deferred Underwriting Commission of 3.5% or $8,050,000 of the gross proceeds of the Public Offering held in the Trust Account upon the completion of the Company’s initial business combination subject to the terms of the underwriting agreement.

On October 26, 2023 and November 6, 2023, Barclays Capital Inc. and Citigroup Global Markets Inc., respectively, the underwriters for the Company’s Initial Public Offering, agreed to waive all rights to their respective portion of the Deferred Underwriting Commission.

Convertible Senior Secured Promissory Note

The Company issued a Convertible Senior Secured Promissory Note on November 6, 2023, to Blue Capital Management Partners, LLP (“Blue Capital”) with a principal amount up to Two Million Dollars ($2,000,000) (the “Blue Capital Note”). The Blue Capital Note bears no interest and is repayable in full upon the earlier of (i) the date on which the Company consummates a Business Combination, (ii) the date of the liquidation of the Company and (iii) December 31, 2024. Concurrent with the closing of the Business Combination, any amounts outstanding under the Blue Capital Note (or any portion thereof) will automatically convert into Class A Ordinary Shares of the Company, par value $0.0001 per share (“Class A Ordinary Shares”) at a conversion price equal to $1.00 per share, and the Original Sponsor will forfeit an equal number of Class A Ordinary Shares that it owns pursuant to the SPA. Additionally, from the closing of the Business Combination until the date that is eighteen (18) months after such closing, the Company has the right to purchase from New Sponsor up to 4,533,750 of the warrants that New Sponsor acquired from Original Sponsor upon the Closing of the SPA, at a price of $0.10 per private placement warrant.

If immediately prior to the closing of the Business Combination, the Maximum Amount has not yet been paid to the Company, Blue Capital shall have the right to pay any remaining amounts to the Company before the closing of the Business Combination. If the Company has not entered into a definitive agreement for a Business Combination by February 29, 2024 or there is an Event of Default (as defined in the Blue Capital Note), the Company must issue to Blue Capital 173,913 Class A Ordinary Shares, within five business days of the closing of the Business Combination.

Effective September 24, 2024, the Company entered into a Cancellation Agreement (the “Cancellation Agreement”) with Blue Capital pursuant to which the Convertible Senior Secured Promissory Note Dated November 6, 2023 in the original principal amount of up to Two Million Dollars ($2,000,000) (the “Blue Capital Note”) was cancelled. Prior to its cancellation, the Blue Capital Note had been assigned by Blue Capital to Blue Perception Capital LLP (“Blue Perception”).

Concurrent with entering into the Cancellation Agreement, the Company entered into a new Convertible Preferred Note dated September 24, 2024 in the original principal amount of up to Two Million Dollars ($2,000,000) with Blue Perception (the “Blue Perception Note”). The Blue Perception Note bears no interest and is repayable in full upon the earlier of (i) the date on which the Company consummates a Business Combination, (ii) the date of the liquidation of the Company and (iii) December 31, 2024. Concurrent with the closing of the Business Combination, any amounts outstanding under the Blue Capital Note (or any portion thereof) will automatically convert into Class A ordinary shares of the Company, par value $0.0001 per share (“Class A Shares”) at a conversion price equal to $1.00 per share, and RCF VII Sponsor LLC (the “Former Sponsor”) will forfeit an equal number of Class A Shares that it owns pursuant to the terms of the Securities Purchase Agreement. Additionally, from the closing of the Business

PERCEPTION CAPITAL CORP IV.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 7 — Commitments and Contingencies (cont.)

Combination until the date that is eighteen (18) months after such closing, Blue Perception has the right to purchase from Perception Capital Partners IV LLC up to 377,812.5 Class A Shares, at a per share price of $1.20 per Class A Share.

Under the Blue Perception Note, Blue Perception will fund each of the following amounts to the Company no later than the date set forth below:

a.      Before the date of the Blue Perception Note, the Company received $1,275,739 in connection with the Blue Capital Note;

b.       $50,000 on September 30, 2024;

c.       $50,000 on October 15, 2024;

d.       $312,130 on October 31, 2024;

e.         $312,130 on November 29, 2024, provided, however, that the maximum amount of drawdowns outstanding under this Note may not exceed Two Million Dollars ($2,000,000) (such amount, the “Maximum Amount”).

If immediately prior to the closing of the Business Combination, the Maximum Amount has not yet been paid to the Company, Blue Perception shall have the right to pay any remaining amounts to the Company before the closing of the Business Combination.

Business Combination Agreement

On December 5, 2023, the Company, Blue Gold Limited, a Cayman Islands company limited by shares (“PubCo”), and Blue Gold Holdings Limited, a private company limited by shares formed under the laws of England and Wales (“BGHL”), entered into a Business Combination Agreement (as it may be amended and/or restated from time to time, the “Business Combination Agreement”) pursuant to which, subject to the satisfaction or waiver of the conditions contained in the Business Combination Agreement, (i) BGHL and PubCo shall consummate a share exchange (the “Exchange”) pursuant to which PubCo will purchase all of the issued and outstanding shares of BGHL in exchange for PubCo Ordinary Shares; (ii) the Company and a to-be-formed subsidiary of PubCo (“Merger Sub”) will merge (the “Merger”) with the Company surviving the merger as a wholly owned subsidiary of PubCo.

On May 2, 2024, the Company and Blue Gold Holdings Limited (“BGHL”), entered into that certain Amended and Restated Business Combination Agreement (the “Amended BCA”) to, among other things, restructure the transaction as follows: (i) the Company shall form a wholly owned subsidiary (“Merger Sub”), (ii) at the merger effective time, Merger Sub shall merge with and into BGHL, or its successor entity as set forth in the Amended BCA, and (iii) BGHL shall continue as the surviving entity and wholly owned subsidiary of the Company, and to (iv) make changes to certain representations and conditions to the Closing to match the revised structure.

On June 12, 2024, the Company, Blue Gold Limited, a Cayman Islands company limited by shares and wholly owned subsidiary of the Company (“Perception Merger Sub”), and BGHL, entered into that certain Second Amended and Restated Business Combination Agreement (the “Second Amended BCA”) to, among other things, restructure the transaction as follows: (i) Perception Merger Sub shall form a wholly owned subsidiary (the “Blue Merger Sub”) for the purposes of effecting the Blue Merger, (ii) the Company shall merge with and into Perception Merger Sub, a wholly owned subsidiary of the Company with Perception Merger Sub (following such merger, the “New Perception”) being the surviving entity (the “Perception Reorganization”), (iii) BGHL will form or acquire a new Cayman Islands entity (“NewCo”) and cause the contribution of all of the issued and outstanding shares of BGHL to NewCo, (iv) NewCo shall merge with and into the Blue Merger Sub, following which the separate corporate existence of NewCo shall cease and (v) at the Blue Merger Effective Time, Blue Merger Sub shall continue as the surviving entity and wholly owned subsidiary of New Perception (“New Blue”), and to (vi) make changes to certain representations and conditions to the Closing to match the revised structure.

PERCEPTION CAPITAL CORP IV.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 7 — Commitments and Contingencies (cont.)

On November 7, 2024, the parties entered into Amendment No. 1 to the Second Amended BCA (“Amendment No. 1”) to, among other things (i) change the structure of the Blue Merger such that Blue Merger Sub shall be merged with and into NewCo with NewCo as the surviving entity of the Blue Merger, (ii) amend the definition of Material Adverse Effect to exempt the impact of any Perception share redemptions and delisting from the NYSE from the definition, and (iii) to amend the date that constitutes the Outside Date from November 5, 2025 to January 31, 2025.

On September 6, 2024 the Company approved and entered into two material agreements:

Warrant Exchange Agreement

On September 6, 2024 the Company entered into a Warrant Exchange Agreement by and between the Company and its managing sponsor, Perception Capital Partners IV (the “Managing Sponsor”) pursuant to which the Managing Sponsor agreed to exchange its 9,067,500 private placement warrants for an aggregate of 755,625 Class A Ordinary Shares (the “Exchange Shares”). This equates to a conversion ratio of one Class A ordinary share for each 12 Private Warrants. The Exchange Shares shall rank pari passu with the existing Ordinary Shares, other than that the Exchange Shares shall not confer on the holder thereof (i) any right to receive funds from the Trust Account (as such term is defined in the Company’s articles of association), or (ii) any right to vote on a resolution to approve a Business Combination (as such term is defined in the Company’s articles of association). The Exchange Shares will be restricted securities under the Securities Act of 1933, as amended.

Preferred Stock Purchase Agreement

On September 6, 2024 the Company entered into a Preferred Stock Purchase Agreement in which the Company agreed to sell to BCMP Services Limited an aggregate of 609,250 preference shares in two tranches for aggregate consideration of $700,000. The Preference Shares shall have no entitlement to the assets of the Trust Account, whether by way of interim distribution or as a distribution in respect of the winding of the Company or otherwise. The Preference Shares shall carry no right to vote on any resolution to approve a Business Combination. Each Preference Share shall automatically convert into 20 Class A Ordinary Shares on the date that is 61 days after completion of the Company’s initial Business Combination.

Note 8 — Subsequent Events

Management evaluated subsequent events that occurred after the balance sheet date through the date of issuance of these financial statements and other than as noted below, no subsequent events required adjustment or disclosure.

On November 7, 2024, the Company entered into Amendment No. 1 to the Second Amended BCA (“Amendment No. 1”) to, among other things (i) change the structure of the Blue Merger such that Blue Merger Sub shall be merged with and into NewCo with NewCo as the surviving entity of the Blue Merger, (ii) amend the definition of Material Adverse Effect to exempt the impact of any Perception share redemptions and delisting from the NYSE from the definition, and (iii) to amend the date that constitutes the Outside Date from November 5, 2025 to January 31, 2025.

On November 15, 2024, the Company received a letter from the NYSE stating that the staff of NYSE Regulation has determined to commence proceedings to delist the Company’s Ordinary Shares, Units and Warrants (collectively, the “Securities”) pursuant to Sections 802.01B and 102.06(e) of the NYSE’s Listed Company Manual because the Company failed to consummate a business combination within 36 months of the effectiveness of its initial public offering registration statement, or such shorter period that the Company specified in its registration statement. Trading in the Securities has been suspended.

As indicated in the letter, the Company has a right to a review of the delisting determination by a Committee of the Board of Directors of the Exchange, provided a written request for such review is made within 10 business days of the date of the letter. The Company does not intend to make such a request. The NYSE will apply to the Securities and Exchange Commission to delist the Company’s Securities upon completion of all applicable procedures, including any appeal by the Company of the NYSE Regulation staff’s decision.

PERCEPTION CAPITAL CORP IV.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Subsequent Events (cont.)

Effective November 18, 2024, the Ordinary Shares, Units and Warrants will trade in the over-the-counter market under the symbols “RCFAF,” “RCFUF” and “RCFWF,” respectively.

On November 13, 2024, at an Extraordinary General Meeting (the “Second Meeting”), shareholders approved an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (the “Memorandum”) extending the deadline by which the Company must consummate an initial business combination from November 15, 2024 to November 15, 2025 on a month to month basis provided that the Company make a payment into the Trust Account established in connection with the Company’s IPO equal to $5,000 per month for each month extended. This proposal was approved.

In connection with the extensions amendment proposal voted on at the Second Meeting, shareholders holding an aggregate of 4,444,744 Class A ordinary shares exercised their right to redeem their shares for approximately $11.66 per share, for an aggregate redemption amount of $51,847,295 of the funds held in the Company’s Trust Account.

On November 15, 2024 and December 13, 2024, a deposit of $5,000 was made into the Trust Account to extend the deadline by which an initial business combination must be completed from November 15, 2024 to December 15, 2024 and from December 15, 2024 to January 15, 2025.

As of the date of this Quarterly Report and subsequent to September 30, 2024, pursuant to the Preferred Stock Purchase Agreement, the Company has sold to BCMP Services Limited an aggregate of 135,266 preference shares for consideration of $155,415.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders
Perception Capital Corp. IV

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Perception Capital Corp. IV (the “Company”) as of December 31, 2023 and 2022, and the related statements of operations, statements of changes in redeemable class A ordinary shares and shareholders’ deficit and statements of cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its statements of operations, statements of changes in redeemable class A ordinary shares and shareholders’ deficit and its statements of cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Financial Statements

As discussed in Note 2 of the financial statements, the financial statements as of and for the year ended December 31, 2023 have been restated to correct certain misstatements.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs or complete a business combination by November 15, 2024, then the Company will cease all operations except for the purpose of liquidating. Both the liquidity condition and mandatory redemption raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to this matter are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2023.

New York, New York

April 22, 2024, except for the effects of the Restatement disclosed in Note 2, as to which the date is August 29, 2024

PCAOB Number 100

PERCEPTION CAPITAL CORP. IV
BALANCE SHEETS

	December 31, 2023	December 31, 2022
	(Restated)
ASSETS
Current assets
Cash	$222,581	$41,276
Prepaid expenses	407,235	268,368
Total current assets	629,816	309,644

Cash and investments held in Trust Account	52,977,929	238,041,214
Total Assets	$53,607,745	$238,350,858

LIABILITIES, REDEEMABLE CLASS A ORDINARY SHARES AND SHAREHOLDERS’ DEFICIT LIABILITIES
Current liabilities
Accounts payable and accrued expenses	$118,682	$541,320
Convertible senior secured promissory note	1,000,000	—
Derivative liability	7,273	—
Sponsor convertible notes	—	100,000
Total current liabilities	1,125,955	641,320

Non-current liabilities
Deferred underwriting commissions	—	8,050,000
Warrant liabilities	1,162,320	1,624,000
Total non-current liabilities	1,162,320	9,674,000

Total Liabilities	2,288,275	10,315,320

COMMITMENTS AND CONTINGENCIES (NOTE 8)
REDEEMABLE CLASS A ORDINARY SHARES
Redeemable Class A ordinary shares, $0.0001 par value; 4,777,672 and 23,000,000 shares issued and outstanding subject to possible redemption, at approximately $11.07 and $10.35 redemption value at December 31, 2023 and 2022, respectively	52,877,929	237,941,214

SHAREHOLDERS’ DEFICIT
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding at December 31, 2023 and 2022	—	—
Class A ordinary shares; $0.0001 par value; 200,000,000 shares authorized; 5,749,999 and zero shares issued and outstanding, respectively, at December 31, 2023 and 2022	575	—
Class B ordinary shares; $0.0001 par value; 20,000,000 shares authorized; one and 5,750,000 shares issued and outstanding, respectively, at December 31, 2023 and 2022	—	575
Additional paid-in capital	3,457,783	—
Accumulated deficit	(5,016,817)	(9,906,251)
Total Shareholders’ Deficit	(1,558,459)	(9,905,676)
Total Liabilities, Redeemable Class A Ordinary Shares and Shareholders’ Deficit	$53,607,745	$238,350,858

The accompanying notes are an integral part of these financial statements

PERCEPTION CAPITAL CORP. IV
STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2023	2022
	(Restated)
EXPENSES
General and administrative expenses	$4,565,129	$2,291,464
Loss from operations	(4,565,129)	(2,291,464)

OTHER INCOME (EXPENSE)
Forgiveness of debt	720,077	—
Gain attributable to derecognition of deferred underwriting fee allocated to warrants	409,845	—
Change in fair value of warrant liability	461,680	12,296,000
Change in fair value of sponsor convertible note	—	400,000
Change in fair value of derivative liability	9,159	—
Interest expense – debt discount	(16,432)	—
Interest earned in Trust Account	8,128,147	3,438,963
Total other income, net	9,712,476	16,134,963

NET INCOME ALLOCABLE TO COMMON SHAREHOLDERS	$5,147,347	$13,843,499

WEIGHTED AVERAGE SHARES OUTSTANDING OF REDEEMABLE ORDINARY SHARES, BASIC AND DILUTED	16,459,493	23,000,000
BASIC AND DILUTED NET INCOME PER SHARE, REDEEMABLE ORDINARY SHARES	$0.39	$0.51
WEIGHTED AVERAGE SHARES OUTSTANDING OF NON-REDEEMABLE ORDINARY SHARES, BASIC AND DILUTED	5,750,000	5,750,000
BASIC AND DILUTED NET INCOME PER SHARE, NON-REDEEMABLE ORDINARY SHARES	$(0.23)	$0.37

The accompanying notes are an integral part of these financial statements

PERCEPTION CAPITAL CORP. IV
STATEMENTS OF CHANGES IN REDEEMABLE CLASS A ORDINARY SHARES AND
SHAREHOLDERS’ DEFICIT

FOR THE YEAR ENDED DECEMBER 31, 2023 (Restated)

	Redeemable Class A Ordinary Shares		Shareholders’ Deficit
			Class A Ordinary Shares		Class B Ordinary Shares		Additional paid-in capital	Accumulated deficit	Total shareholders’ deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2022	23,000,000	$237,941,214	—	$—	5,750,000	$575	$—	$(9,906,251)	$(9,905,676)
Remeasurement of Redeemable Class A ordinary shares subject to possible redemption	—	10,337,286	—	—	—	—	(2,439,217)	(257,913)	(2,697,130)
Redemption of Redeemable Class A ordinary shares	(18,222,328)	(195,400,571)	—	—	—	—	—	—	—
Capital Contribution – Sponsor	—	—	—	—	—	—	5,897,000	—	5,897,000
Conversion of Non-Redeemable Class B ordinary shares to Non-Redeemable Class A ordinary shares	—	—	5,749,999	575	(5,749,999)	(575)	—	—	—
Net income	—	—	—	—	—	—	—	5,147,347	5,147,347
Balance, December 31, 2023	4,777,672	$52,877,929	5,749,999	$575	1	$—	$3,457,783	$(5,016,817)	$(1,558,459)

FOR THE YEAR ENDED DECEMBER 31, 2022

			Shareholders’ Deficit
	Redeemable Class A Ordinary Shares		Class B Ordinary Shares		Additional paid-in capital	Accumulated deficit	Total shareholders’ deficit
	Shares	Amount	Shares	Amount
Balance, December 31, 2021	23,000,000	$234,600,000	5,750,000	$575	$—	$(20,408,536)	$(20,407,961)
Remeasurement of Redeemable Class A ordinary shares subject to possible redemption	—	3,341,214	—	—	—	(3,341,214)	(3,341,214)
Net income	—	—	—	—	—	13,843,499	13,843,499
Balance, December 31, 2022	23,000,000	$237,941,214	5,750,000	$575	$—	$(9,906,251)	$(9,905,676)

The accompanying notes are an integral part of these financial statements

PERCEPTION CAPITAL CORP. IV
STATEMENTS OF CASH FLOWS

	For the year ended December 31, 2023	For the year ended December 31, 2022
	(Restated)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$5,147,347	$13,843,499
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of warrant liability	(461,680)	(12,296,000)
Change in fair value of sponsor convertible note	—	(400,000)
Change in fair value of derivative liability	(9,159)	—
Gain attributable to derecognition of deferred underwriting fee allocated to warrants	(409,845)	—
Forgiveness of debt	(720,077)	—
Interest expense – debt discount	16,432	—
Interest earned in Trust Account	(8,128,147)	(3,438,963)
Changes in operating assets and liabilities:
Prepaid expenses	(138,867)	723,201
Accounts payable and accrued expenses	534,440	409,246
Net cash flows used in operating activities	(4,169,556)	(1,159,017)

CASH FLOWS FROM INVESTING ACTIVITIES
Investment of cash into Trust Account	$(2,209,139)	$—
Cash withdrawn from Trust Account in connection with redemption	195,400,571	—
Net cash flows provided by investing activities	193,191,432	—

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Sponsor convertible note	$5,560,000	$500,000
Proceeds from promissory note	1,000,000	—
Redemption of shares	(195,400,571)	—
Net cash flows (used in) provided by financing activities	(188,840,571)	500,000

NET CHANGE IN CASH	181,305	(659,017)
CASH, BEGINNING OF YEAR	41,276	700,293
CASH, END OF YEAR	$222,581	$41,276
Supplemental disclosure of noncash activities:
Change in value of Class A subject to possible redemption	$10,337,286	$3,341,214
Capital Contribution – former Sponsor	$5,897,000	$—
Derecognition of deferred underwriting fee, net of amount recognized as a gain	$(7,640,155)	$—
Conversion of Founder Shares	$(575)	$—

The accompanying notes are an integral part of these financial statements

PERCEPTION CAPITAL CORP. IV
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations

Perception Capital Corp. IV (the “Company”) was incorporated in the Cayman Islands on June 9, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company’s sponsor is RCF VII Sponsor LLC, a Delaware limited liability company (the “Original Sponsor”). The Company has selected December 31st as its fiscal year end.

As of December 31, 2023, the Company had not commenced any operations. All activity for the period from June 9, 2021 (inception) through December 31, 2023 relates to the Company’s formation, the initial public offering (“Public Offering”), and activities related to pursuing merger opportunities. The Company will not generate operating revenues prior to the completion of a Business Combination and will generate non-operating income in the form of interest income on Permitted Investments (as defined below) from the proceeds derived from the Public Offering.

On November 2, 2023, the Original Sponsor entered into a Securities Purchase Agreement (the “SPA”) with Perception Capital Partners IV LLC (the “Buyer” or “New Sponsor”), pursuant to which, among other things, the Buyer acquired certain of the Original Sponsor’s (i) Class A ordinary shares, par value $0.0001 per share (“Class A Ordinary Shares”), of the Company and (ii) private placement warrants (together with the Class A Ordinary Shares, the “Securities”).

On November 6, 2023, in connection with the closing (“Closing”) of the transactions contemplated by the SPA, the Company entered into a Joinder Agreement (the “Joinder”) to that certain Registration Rights Agreement dated November 9, 2021, with the Original Sponsor and New Sponsor. Pursuant the Joinder, New Sponsor will receive the same rights and benefits with respect to its newly acquired Class A Shares (as defined below) and private placement warrants as the Original Sponsor has with respect to its Class A Shares and private placement warrants.

In connection with the Closing of the transactions contemplated by the SPA, on November 6, 2023: (i) each of the Company’s then-current directors, James McClements, Sunny S. Shah, Thomas M. Boehlert, Hugo Dryland, Elodie Grant Goodey, Timothy Baker, and Daniel Malchuk, resigned as directors, and the Company accepted their resignations; (ii) the vacancies on the Company’s board of directors caused by such resignations were filled by Scott Honour, Rick Gaenzle, R. Rudolph Reinfrank, Thomas J. Abood and Karrie Willis (the “New Directors”); (iii) each of the Company’s then-current officers, Sunny S. Shah, Thomas M. Boehlert and Rebecca Coffelt, resigned as Chief Executive Officer, Chief Financial Officer, and Secretary, respectively, and the Company accepted their resignations; and (iv) the appointments of Rick Gaenzle as Chief Executive Officer, John Stanfield as Chief Financial Officer and Secretary, Scott Honour as Chairman of the Board, and Tao Tan as President (the “New Officers”) became effective. R. Rudolph Reinfrank, Thomas J. Abood and Karrie Willis will serve as members of the Company’s Audit Committee, Nominating Committee and Compensation Committee.

On November 6, 2023, the Original Sponsor and New Sponsor consummated the transactions contemplated by the SPA pursuant to which, among other things, New Sponsor acquired certain of the Original Sponsor’s (i) Class A Shares and (ii) private placement warrants, subject to the terms and conditions described in the SPA.

On October 26, 2023 and November 6, 2023, the underwriters for the Company’s Initial Public Offering, consisting of Barclays Capital Inc. and Citigroup Global Markets Inc., agreed to waive all rights to their respective portion of the underwriting commissions (or approximately $8.1 million) with respect to any future Business Combination.

Financing

The registration statement for the Company’s Public Offering was declared effective by the United States Securities and Exchange Commission (the “SEC”) on November 9, 2021. The Public Offering closed on November 15, 2021 (the “Closing Date”). Simultaneously with the closing of the Public Offering, the Sponsor purchased an aggregate of 11,700,000 warrants to purchase Class A ordinary share (“Private Placement Warrants”) for $1.00 each, or $11,700,000 in the aggregate, in a private placement on the Closing Date (the “Private Placement”).

PERCEPTION CAPITAL CORP. IV
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

In its Public Offering, the Company sold 23,000,000 Units at a price of $10.00 per Unit. Each unit consists of one share of Class A ordinary shares and one-half of a redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A ordinary shares at a price of $11.50 per share, subject to adjustment (see Note 6). The Company intends to finance a Business Combination with the remaining proceeds from its $230,000,000 Public Offering and $11,700,000 Private Placement.

At the Closing Date, proceeds of $241,700,000, net of underwriting discounts of $4,600,000 and $2,500,000 designated for operational use were deposited in a trust account with Continental Stock Transfer and Trust Company acting as trustee (the “Trust Account”) as described below. Transaction costs amounted to $13,267,977, consisting of $12,650,000 of underwriters fees of which $8,050,000 was for Deferred Underwriting Commissions (see Note 8) and $617,977 of other offering costs.

The Underwriters have agreed to waive their rights to any Deferred Underwriting Commission held in the Trust Account in the event the Company does not complete a Business Combination and those amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In October and November 2023, the underwriters waived their right to the deferred underwriting fee (see Note 2), as such the liability has been removed from the balance sheets.

Of the $241,700,000 total proceeds from the Public Offering and Private Placement, $234,600,000 was deposited into the Trust Account on the Closing Date. The funds in the Trust Account will be invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations (collectively “Permitted Investments”). Funds will remain in the Trust Account except for the withdrawal of interest earned on the funds that may be released to the Company to pay taxes.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward consummating a Business Combination with (or acquisition of) a target business. The Company is focused on sponsoring the public listing of a company that combines attractive business fundamentals with, or with the potential for strong environmental, social and governance principles and practices through a Business Combination. As used herein, the target business must be with one or more target businesses that together have an aggregate fair market value equal to at least 80% of the balance in the Trust Account (less any Deferred Underwriting Commissions and taxes payable on interest earned on the Trust Account) at the time of the Company signing a definitive agreement.

Trust Account

On May 9, 2023, the Company held an extraordinary general meeting of shareholders (the “Extraordinary General Meeting”). At the Extraordinary General Meeting, the Company’s shareholders approved several proposals to amend the Company’s Amended and Restated Memorandum and Articles of Association (the “Charter”) to (i) extend the date by which the Company must consummate a Business Combination from May 15, 2023 to May 15, 2024 (the “Extended Date”), (ii) permit the Company’s board of directors, in its sole discretion, to elect to wind up the Company’s operations on an earlier date than the Extended Date as determined by the Board and included in a public announcement, (iii) eliminate from the Charter the limitation that the Company may not redeem public shares in an amount that would cause the Company’s net tangible assets to be less than $5,000,001 in connection with the Company’s Business Combination, and (iv) provide for the right of a holder of the Company’s Class B ordinary shares, par value $0.0001 per share, to convert into Class A ordinary shares on a one-for-one basis prior to the closing of Business Combination at the election of the holder.

Additionally, on May 9, 2023, the Company held the Extraordinary General Meeting, in connection with which, shareholders holding an aggregate of 9,985,568 Class A ordinary shares exercised their right to redeem their shares for approximately $10.50 per share (the “Redemption”), for an aggregate redemption amount of $104,889,892 of the funds held in the Company’s Trust Account.

PERCEPTION CAPITAL CORP. IV
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

On December 5, 2023, at an Extraordinary General Meeting (the “Meeting”), shareholders approved an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (the “Memorandum”) extending the deadline by which the Company must consummate an initial business combination from May 15, 2024 to November 15, 2024 provided that the Company make a payment into the trust account for the first three-month extension (from December 15, 2023 through March 15, 2024) equal to the lesser of $150,000 or $0.045 per share of Class A Ordinary Shares entitled to redemption rights and thereafter, a payment of equal to the lesser of $50,000 or $0.015 per Public Share per month through November 15, 2024. Shareholders also approved an amendment to change the name of the Company from RCF Acquisition Co. to Perception Capital Corp. IV.

In connection with the extensions amendment proposal voted on at the Meeting, shareholders holding an aggregate of 8,236,760 Class A ordinary shares exercised their right to redeem their shares for approximately $10.99 per share, for an aggregate redemption amount of $90,510,679 of the funds held in the Company’s Trust Account.

If the Company does not complete a Business Combination within this period, it shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Initial Shareholders (as defined in Note 4 below) and the Company’s officers and directors have entered into a letter agreement with the Company, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to their Founder Shares (as defined in Note 4 below) if the Company fails to complete a Business Combination by November 15, 2024. However, if the Initial Shareholders acquire public shares after the Closing Date, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if the Company fails to complete a Business Combination by November 15, 2024.

If the Company fails to complete a Business Combination, the redemption of the Company’s public shares will reduce the book value of the shares held by the Sponsor, who will be the only remaining shareholder after such redemptions. If the Company holds a shareholder vote or there is a tender offer for shares in connection with a Business Combination, a Public Shareholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of a Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes. As a result, such shares are recorded at their redemption amount and classified as temporary equity on the balance sheets, in accordance with Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity.”

The funds held in the Trust Account will not be released until the earliest of (i) the completion of a Business Combination, (ii) the redemption of the public shares if the Company has not completed a Business Combination by November 15, 2024, subject to applicable law, or (iii) the redemption of the public shares properly submitted in connection with a shareholder vote to amend the amended and restated memorandum and articles of association (A) that would modify the substance or timing of the Company obligation to allow redemption in connection with a Business Combination or to redeem 100% of the Company’s public shares if the Company has not consummated a Business Combination by November 15, 2024 or (B) with respect to any other provisions relating to shareholders’ rights or pre-initial business combination activity.

PERCEPTION CAPITAL CORP. IV
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

Liquidity, Capital Resources and Going Concern

As of December 31, 2023, the Company had $222,581 in its operating bank accounts, $52,977,929 in cash held in the Trust Account to be used for a Business Combination or to repurchase or redeem its ordinary shares in connection therewith and a working capital deficit of $496,139.

Until the consummation of a business combination, the Company will be using the funds held outside of the Trust Account primarily to find and evaluate target businesses, perform business, legal, and accounting due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.

The Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans. The Company anticipates that the cash held outside of the Trust Account as of December 31, 2023, will not be sufficient to allow the Company to operate until November 15, 2024, the extended date at which the Company must complete a Business Combination. If the Company is unable to complete a Business Combination by November 15, 2024, then the Company will cease all operations except for the purpose of liquidating.

If the Company completes the initial business combination, the Company will repay any loaned amounts. In the event that the Company’s initial business combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used to repay such loaned amounts.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” while the Company expects to have sufficient access to additional sources of capital under the Sponsor Convertible Note, there is no current obligation on the part of the Sponsor to provide additional capital and no assurances can be provided that such additional capital will ultimately be available if necessary. In the event that the Company does not consummate a Business Combination on or before November 15, 2024 (or such earlier date as determined by the board of Directors and included in a public announcement), then the Company will cease all operations except for the purpose of liquidating. Management has determined that substantial doubt exists about the Company’s ability to continue as a going concern due to the need to obtain additional capital from the Sponsor to address the Company’s liquidity condition, the date for mandatory liquidation and subsequent dissolution. The Sponsor is not obligated to advance additional capital. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after November 15, 2024.

Risks and Uncertainties

The length and impact of the ongoing military conflict between Russia and Ukraine and the most recent escalation of ongoing conflict in the Middle East are highly unpredictable, it could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions. As a result, these could have a negative effect domestically and internationally and the impact of these conflicts are not determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2 — Restatement of Previously Issued Financial Statements

In connection with the preparation of the Company’s financial statements as of June 30, 2024, management determined it should restate its previously reported financial statements for the year ended December 31, 2023 and period ended March 31, 2024. The Company identified that it had not accounted for the extinguishment of the liability related to deferred underwriting commissions pursuant to waivers received in October and November 2023. As a result, the Company did not adhere to, ASC 405 — “Liabilities”, guidance. Due to this error, deferred underwriting

PERCEPTION CAPITAL CORP. IV
NOTES TO FINANCIAL STATEMENTS

Note 2 — Restatement of Previously Issued Financial Statements (cont.)

commissions were overstated and other income attributable to derecognition of deferred underwriting fee allocated to warrants, net income and accumulated deficit were understated. The impact of the error affects the Balance Sheet, Statement of Operations, Statement of Changes in Redeemable Class A Ordinary Shares and Shareholders’ Deficit, and Statement of Cash Flows for the year ended December 31, 2023.

The restatement had no impact on the Company’s cash position or amount held in the trust account. The Company concluded that the impact of applying correction for these errors and misstatements, specifically the impact to net income and earnings per share, on the aforementioned financial statements is material.

The impact of the restatement on the Company’s financial statements is reflected in the following tables:

Balance Sheet as of December 31, 2023	As Reported	Adjustment	As Restated
Deferred underwriting commissions	8,050,000	(8,050,000)	—
Total non-current liabilities	9,212,320	(8,050,000)	1,162,320
Total liabilities	10,338,275	(8,050,000)	2,288,275
Accumulated deficit	(13,066,817)	8,050,000	(5,016,817)
Total shareholders’ deficit	(9,608,459)	8,050,000	(1,558,459)
Statement of Operations for the Year Ended December 31, 2023	As Reported	Adjustment	As Restated
Gain attributable to derecognition of deferred underwriting fee allocated to warrants	—	409,845	409,845
Total other income, net	9,302,631	409,845	9,712,476
Net income allocable to common shareholders	4,737,502	409,845	5,147,347
Basic and diluted net income per share, redeemable Class A ordinary shares	0.38	0.01	0.39
Basic and diluted net income per share, Class B ordinary shares	0.25	(0.48)	(0.23)
Statement of Changes in Redeemable Class A Ordinary Shares and Shareholders’ Deficit for the Year Ended December 31, 2023	As Reported	Adjustment	As Restated
Accumulated Deficit	(13,066,817)	8,050,000	(5,016,817)
Total shareholders’ deficit	(9,608,459)	8,050,000	(1,558,459)
Statement of Cash Flows for the Year Ended December 31, 2023	As Reported	Adjustment	As Restated
Net income	4,737,502	409,845	5,147,347
Gain attributable to derecognition of deferred underwriting fees allocated to warrants	—	(409,845)	(409,845)
Non-cash investing and financing activities:
Derecognition of deferred underwriting fee	—	(7,640,155)	(7,640,155)

PERCEPTION CAPITAL CORP. IV
NOTES TO FINANCIAL STATEMENTS

Note 3 — Significant Accounting Policies

Basis of Presentation

The accompanying financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The significant estimates reflected in the Company’s financial statements include, but are not limited to, valuation of the warrant liability and sponsor notes.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash and cash equivalents. The Company did not have any cash equivalents as of December 31, 2023 and 2022.

Cash and Investments Held in Trust Account

On November 21, 2023, the Company liquidated the U.S. government treasury obligations or money market funds held in the Trust Account. As of December 31, 2023 the funds in the Trust Account were maintained in cash in an interest-bearing demand deposit account at a bank until the earlier of consummation of the Company’s initial Business Combination and liquidation. Prior to November 21, 2023, the Company’s portfolio of investments was comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. The change in fair value of these securities is included in income from investments held in the Trust Account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage limit of $250,000. At December 31, 2023 and 2022, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheets, primarily due to their short-term nature, except for the warrants and redeemable shares, which are carried at fair value and redemption value, respectively, as discussed below.

PERCEPTION CAPITAL CORP. IV
NOTES TO FINANCIAL STATEMENTS

Note 3 — Significant Accounting Policies (cont.)

Fair Value Measurement

ASC 820 establishes a fair value hierarchy that prioritizes and ranks the level of observability of inputs used to measure investments at fair value. The observability of inputs is impacted by a number of factors, including the type of investment, characteristics specific to the investment, market conditions and other factors. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

Investments with readily available quoted prices or for which fair value can be measured from quoted prices in active markets will typically have a higher degree of input observability and a lesser degree of judgment applied in determining fair value.

The three levels of the fair value hierarchy under ASC 820 are as follows:

•        Level 1 — Quoted prices (unadjusted) in active markets for identical investments at the measurement date are used.

•        Level 2 — Pricing inputs are other than quoted prices included within Level 1 that are observable for the investment, either directly or indirectly. Level 2 pricing inputs include quoted prices for similar investments in active markets, quoted prices for identical or similar investments in markets that are not active, inputs other than quoted prices that are observable for the investment, and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•        Level 3 — Pricing inputs are unobservable and include situations where there is little, if any, market activity for the investment. The inputs used in determination of fair value require significant judgment and estimation.

In some cases, the inputs used to measure fair value might fall within different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the investment is categorized in its entirety is determined based on the lowest level input that is significant to the investment. Assessing the significance of a particular input to the valuation of an investment in its entirety requires judgment and considers factors specific to the investment. The categorization of an investment within the hierarchy is based upon the pricing transparency of the investment and does not necessarily correspond to the perceived risk of that investment. See Note 7 for additional information on assets and liabilities measured at fair value.

Warrant Liabilities

The Company evaluated the Public Warrants and Private Placement Warrants (collectively, “Warrant Securities”) in accordance with ASC 815-40, “Derivatives and Hedging — Contracts in Entity’s Own Equity” and concluded that the Warrant Securities could not be accounted for as components of equity. As the Warrant Securities meet the definition of a derivative in accordance with ASC 815, the Warrant Securities are recorded as warrant liability on the accompanying balance sheets and measured at fair value at inception (the Closing Date) and remeasured at each reporting date in accordance with ASC 820, “Fair Value Measurement,” with changes in fair value recognized in the statements of operations in the period of change.

Convertible Senior Secured Promissory Note

The Company evaluated the Convertible Senior Secured Promissory Note (“Blue Capital Note”) in accordance with ASC 815-15, “Derivatives and Hedging” and concluded that with the exception of the Private Placement Warrants feature for which the fair value of the embedded derivative feature was bifurcated, the remaining debt proceeds received have been allocated to the debt host at Par (i.e., recorded at proceeds received). Pursuant to ASC 470, the Company recorded the fair value of the embedded derivative feature on the consolidated balance sheets using the relative fair

PERCEPTION CAPITAL CORP. IV
NOTES TO FINANCIAL STATEMENTS

Note 3 — Significant Accounting Policies (cont.)

value method and the related amortization of the debt discount on its consolidated statements of operations. The Blue Capital Note and the corresponding embedded derivative feature is recorded as convertible senior secured promissory note and derivative liability, respectively, on the accompanying balance sheets.

Redeemable Shares Subject to Possible Redemption

All of the 23,000,000 Class A ordinary shares sold as part of the Units in the Public Offering contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation if there is a shareholder vote or tender offer in connection with a Business Combination and in connection with certain amendments to the Company’s amended and restated memorandum and articles of association. In accordance with SEC staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Such changes are reflected in retained earnings, or in the absence of retained earnings, in additional paid-in capital.

At December 31, 2023 the Redeemable Class A ordinary shares reflected in the balance sheets is reconciled in the following table:

Redeemable Class A ordinary shares subject to possible redemption at December 31, 2022	$234,600,000
Plus:
Remeasurement of carrying value to redemption value	3,341,214
Redeemable Class A ordinary shares subject to possible redemption at December 31, 2022	$237,941,214
Less:
Redemption of Redeemable Class A ordinary shares	(195,400,571)
Plus:
Waiver of Class A shares issuance costs	7,640,156
Remeasurement of carrying value to redemption value	2,697,130
Redeemable Class A ordinary shares subject to possible redemption at December 31, 2023	$52,877,929

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2023 and 2022. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2023 or 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

PERCEPTION CAPITAL CORP. IV
NOTES TO FINANCIAL STATEMENTS

Note 3 — Significant Accounting Policies (cont.)

There is currently no taxation imposed by the Government of the Cayman Islands. The Company has no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. Consequently, income taxes are not reflected in the Company’s financial statements.

Stock Compensation Expense

The Company accounts for stock-based compensation expense in accordance with ASC 718, “Compensation — Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date and recognized over the requisite service period. To the extent a stock-based award is subject to a performance condition, the amount of expense recorded in a given period, if any, reflects an assessment of the probability of achieving such performance condition, with compensation recognized once the event is deemed probable to occur. The fair value of equity awards has been estimated using a market approach. Forfeitures are recognized as incurred.

The Company’s Class B ordinary shares transferred to incoming directors and management (see Note 4) were deemed to be within the scope of ASC 718, “Stock Compensation”, and are subject to a performance condition, namely the occurrence of a Business Combination. Compensation expense related to the Class B ordinary shares is recognized only when the performance condition is probable of occurrence, or more specifically when a Business Combination is consummated. Therefore, no stock-based compensation expense has been recognized during the years ended December 31, 2023 and 2022. The unrecognized compensation expense related to the Class B ordinary shares at December 31, 2023 was $2,612,244 and will be recorded when the performance condition occurs.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Income Per Ordinary Share

The Company’s statements of operations include a presentation of income per share for redeemable ordinary shares in a manner similar to the two-class method in calculating net income per ordinary share. Net income per ordinary share, basic and diluted, for Class A redeemable ordinary shares is computed by dividing the pro rata net income between the Class A redeemable ordinary share and the non-redeemable ordinary share by the weighted average number of ordinary shares outstanding for the period, adjusted for the effects of deemed dividend under the assumption that they represent dividends to the holders of Class A redeemable ordinary shares. Net income per non-redeemable ordinary shares, basic and diluted is computed by dividing the pro rata net income between the Class A redeemable ordinary share and the non-redeemable ordinary share by the weighted average number of ordinary shares outstanding for the period.

With respect to the accretion of ordinary shares subject to possible redemption and consistent with ASC 480-10-99-3A, “Distinguishing Liabilities and Equity-Overall-SEC Materials,” the Company treated accretion in the same manner as a dividend, paid to the shareholder in the calculation of the net income (loss) per ordinary share.

The calculation of diluted income per ordinary share does not consider the effect of the warrants and rights issued in connection with the Public Offering since the exercise of the warrants and rights are contingent upon the occurrence of future events. For the years ended December 31, 2023 and 2022, the Company did not have any dilutive warrants, securities or other contracts that could potentially be exercised or converted into ordinary shares.

PERCEPTION CAPITAL CORP. IV
NOTES TO FINANCIAL STATEMENTS

Note 3 — Significant Accounting Policies (cont.)

A reconciliation of net income per ordinary share as adjusted for the portion of income that is attributable to ordinary shares subject to redemption is as follows:

	For the Year Ended December 31,
	2023	2022
Net income	$5,147,347	$13,843,499
Less: Accretion of temporary equity to redemption value	(10,337,284)	(3,341,214)
Net (loss) income including accretion of temporary equity to redemption value	$(5,189,937)	$10,502,285
	For the Year Ended December 31,
	2023	2022
Redeemable Ordinary Shares
Numerator: Net income (loss) allocable to Redeemable Ordinary Shares subject to possible redemption
Net income (loss) allocable to ordinary shareholders	$(3,846,271)	$8,401,828
Less: Net income (loss) allocable to Non-Redeemable Ordinary Shares	10,337,284	3,341,214
Add: Deemed dividend to Redeemable Shareholders	—	—
Net income allocable to Redeemable Ordinary Shares subject to possible redemption	$6,491,013	$11,743,042

Denominator: Weighted Average Shares Outstanding of Redeemable Ordinary Shares
Basic and Diluted Weighted Average Shares Outstanding	16,459,493	23,000,000
Basic and Diluted net income per share	$0.39	$0.51

Non-Redeemable Ordinary Shares
Numerator: Net income allocable to Non-Redeemable Ordinary Shares	(1,343,666)	2,100,457

Denominator: Weighted Average Shares Outstanding of Non-Redeemable Ordinary Shares
Basic and Diluted Weighted Average Shares Outstanding	5,750,000	5,750,000
Basic and Diluted net income per share	$(0.23)	$0.37

Note 4 — Related Party Transactions

Founder Shares

On June 9, 2021, the Original Sponsor purchased 5,750,000 shares (the “Founder Shares”) of the Company’s Class B ordinary shares, par value $0.0001 (“Class B ordinary shares”) for an aggregate price of $25,000. The Original Sponsor subsequently transferred an aggregate of 402,500 Founder Shares to members of the Company’s board of directors, management team, board of advisors and/or their estate planning vehicles for the same per-share consideration that it originally paid for such shares, resulting in the Original Sponsor holding 5,347,500 Founder Shares.

As of the Closing Date, the Initial Shareholders held 5,750,000 Founder Shares.

The Founder Shares are identical to the Class A ordinary shares sold in the Public Offering except that:

•        the Founder Shares are subject to certain transfer restrictions, as described in more detail below;

•        the Founder Shares are entitled to registration rights;

PERCEPTION CAPITAL CORP. IV
NOTES TO FINANCIAL STATEMENTS

Note 4 — Related Party Transactions (cont.)

•        only holders of Class B ordinary shares will have the right to vote in a vote to continue the Company in a jurisdiction outside the Cayman Islands (which requires the approval of at least two-thirds of the votes of all ordinary shares);

•        the Sponsor, officers and directors have entered into a letter agreement with the Company, pursuant to which have agreed to (A) waive their redemption rights with respect to their founder shares and public shares in connection with the completion of our initial business combination, (B) waive their redemption rights with respect to their founder shares and public shares in connection with a shareholder vote to approve an amendment to our amended and restated memorandum and articles of association (A) that would modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we have not consummated an initial business combination by November 15, 2024 or (B) with respect to any other provisions relating to shareholders’ rights or pre-initial business combination activity, (C) waive their rights to liquidating distributions from the trust account with respect to their founder shares if we fail to complete our initial business combination by November 15, 2023, although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial business combination within such time period and (D) vote any founder shares held by them and any public shares purchased during or after the Public Offering (including in open market and privately-negotiated transactions) in favor of our initial business combination; and

•        the founder shares are automatically convertible into Class A ordinary shares at the time of the consummation of a Business Combination on a one-for-one basis, subject to adjustment as described in the Company’s amended and restated memorandum and articles of association.

The initial shareholders agree, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of the initial business combination or (B) subsequent to the initial business combination, (x) if the last sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their shares of ordinary shares for cash, securities or other property.

On May 9, 2023, pursuant to the terms of the Company’s Charter, as amended, the holders of the Class B ordinary shares, totaling 5,750,000 Class B ordinary shares, elected to convert 5,749,999 Class B ordinary share held by them on a one-for-one basis into non-redeemable Class A ordinary shares, with immediate effect (see Note 5).

Private Placement Warrants

On the Closing Date, the Original Sponsor purchased from the Company 11,700,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, or $11,700,000, in a Private Placement that occurred in conjunction with the completion of the Public Offering. Each Private Placement Warrant entitles the holder to purchase one share of Class A ordinary share at $11.50 per share, subject to adjustment. The Private Placement Warrants will not be redeemable by the Company so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Public Warrants. The New Sponsor, or its permitted transferees, will have the option to exercise the Private Placement Warrants on a cashless basis. The Private Placement Warrants are not transferable, assignable or saleable until 30 days after the completion of a Business Combination.

If the Company does not complete a Business Combination within the extended date of November 15, 2024, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Company’s Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

PERCEPTION CAPITAL CORP. IV
NOTES TO FINANCIAL STATEMENTS

Note 4 — Related Party Transactions (cont.)

On November 6, 2023, the Original Sponsor and New Sponsor consummated the transactions contemplated by the SPA pursuant to which, among other things, New Sponsor acquired certain of the Original Sponsor’s (i) Class A Shares and (ii) private placement warrants, subject to the terms and conditions described in the SPA.

Indemnity

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company discussed entering into a transaction agreement, reduces the amount of funds in the Trust Account to below (i) $10.20 per public share or (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.20 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the Underwriters of the Public Offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Company has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of the Company and, therefore, the Sponsor may not be able to satisfy those obligations. The Company has not asked the Sponsor to reserve for such eventuality as the Company believes the likelihood of the Sponsor having to indemnify the Trust Account is limited because the Company will endeavor to have all vendors and prospective target businesses as well as other entities execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Sponsor Notes

Sponsor Convertible Note

On April 1, 2022, the Company issued an unsecured convertible promissory note (the “Sponsor Convertible Note”) to the Sponsor, pursuant to which the Company may borrow up to $5,000,000 from the Sponsor for ongoing expenses reasonably related to the business of the Company and the consummation of a Business Combination. The Sponsor Convertible Note is non-interest bearing and all unpaid principal was initially due and payable in full on the earlier of (i) May 15, 2023 and (ii) the effective date of a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar Business Combination, involving the Company and one or more businesses (such earlier date, the “Maturity Date”). If the Company completes the initial business combination, the Company will repay any loaned amounts. In the event the Company’s initial business combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used to repay such loaned amounts.

Up to $1,500,000 of such loans may be convertible into Private Placement Warrants of the post-business combination entity at a price of $1.00 per warrant at the option of the lender. The Sponsor will have the option, at any time on or prior to the Maturity Date, to convert any amounts outstanding under the Sponsor Convertible Note, into warrants to purchase the Company’s Class A ordinary shares at a conversion price of $1.00 per warrant, with each warrant entitling the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to the same adjustments applicable to the private placement warrants sold concurrently with the Company’s Public Offering. The Sponsor Convertible Note is accounted for within the scope of ASC 815 and as a result, the Company bifurcated from the proceeds allocated to the debt host the fair value of a single derivative that comprises all of the individual features requiring bifurcation. Any remaining debt proceeds will be allocated to the debt host. The fair value of the embedded conversion feature upon the issuance of the Sponsor Convertible Note is de minimis.

PERCEPTION CAPITAL CORP. IV
NOTES TO FINANCIAL STATEMENTS

Note 4 — Related Party Transactions (cont.)

On May 11, 2023, the Company amended and restated the Sponsor Convertible Note to extend the maturity date from the earlier of (i) May 15, 2023 and (ii) the effective date of a Business Combination to the earlier of (i) May 15, 2024 and (ii) a Business Combination.

For the year ended December 31, 2023, the Company borrowed $4,050,000 from the Sponsor Convertible Note.

On November 6, 2023, as required by the SPA, the Company entered into an Omnibus Termination and Release Agreement with the Original Sponsor (the “Termination Agreement”). Pursuant to the Termination Agreement, the Company terminated the Sponsor Convertible Note in connection with the Closing of the transactions contemplated by the SPA. Accordingly, the carrying value under the Sponsor Convertible Note was recognized as a capital contribution from Original Sponsor.

As of December 31, 2023 and 2022, the Company had $0 and $500,000 in total outstanding borrowings under the Sponsor Convertible Note.

Issuance of Extension Convertible Promissory Note

In the second quarter of 2023, the Company issued a convertible promissory note (the “Extension Convertible Promissory Note”) to the Sponsor with a principal amount up to $3,600,000. The Extension Convertible Promissory Note bears no interest and is repayable in full upon the earlier of (a) the effective date of a Business Combination, or (b) the date of the Company’s liquidation. If the Company does not consummate a Business Combination by the Extended Date, the Extension Convertible Promissory Note will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven. Upon maturity, the outstanding principal of the Extension Convertible Promissory Note may be converted into warrants, at a price of $1.00 per warrant, at the option of the Sponsor. Such warrants will have terms identical to the warrants issued to the Sponsor in a private placement that closed simultaneously with the IPO.

For the year ended December 31, 2023, the Company had $2,010,000 in outstanding borrowings under the Extension Convertible Promissory Note.

On November 6, 2023, as required by the SPA, the Company entered into a Termination Agreement with the Original Sponsor. Pursuant to the Termination Agreement, the Company terminated the Extension Convertible Promissory Note in connection with the Closing of the transactions contemplated by the SPA.

In connection with the termination of the Extension Convertible Promissory Note, the Original Sponsor agreed to cancel and waive all indebtedness under the Extension Convertible Promissory Note. Accordingly, the carrying value under the Sponsor Convertible Note was recognized as a capital contribution from Original Sponsor.

Service and Administrative Fees

The Company has agreed, commencing on November 10, 2021, to pay an affiliate of the Sponsor a total of $10,000 per month for office space, utilities, secretarial and administrative support services provided to the Company’s management team. As of December 31, 2023, the Company had incurred $237,000 under this arrangement. Upon completion of a Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees.

Pursuant to the Termination Agreement, the Company terminated the Administrative Services Agreement, dated November 9, 2021, in connection with the Closing of the transactions contemplated by the SPA. The Original Sponsor forgave and discharged all outstanding fees owed under the Administrative Services Agreement. Accordingly, all outstanding fees, or $237,000, under the Administrative Services Agreement was recognized as a capital contribution from Original Sponsor.

PERCEPTION CAPITAL CORP. IV
NOTES TO FINANCIAL STATEMENTS

Note 5 — Shareholders’ Deficit

Preference shares — The Company is authorized to issue 1,000,000 shares of preference shares with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2023 and 2022, there were no shares of preference shares issued or outstanding.

Class A ordinary shares — The Company is authorized to issue 200,000,000 shares of Class A ordinary shares with a par value of $0.0001 per share. As of December 31, 2023, there were 4,777,672 and 23,000,000 shares of Class A ordinary shares issued and outstanding, respectively, all of which were subject to possible redemption and were classified at their redemption value outside of shareholders’ deficit on the balance sheets and as of December 31, 2023, 5,749,999 Non-Redeemable Class A ordinary shares issued and outstanding and were classified as shareholders’ deficit on the balance sheets.

On May 9, 2023, the Company held an Extraordinary General Meeting, in connection with which, shareholders holding an aggregate of 9,985,568 Class A ordinary shares exercised their right to redeem their shares for approximately $10.50 per share, for an aggregate redemption amount of $104,889,892 of the funds held in the Company’s Trust Account.

On December 5, 2023, the Company held another Extraordinary General Meeting, in connection with which, shareholders holding an aggregate of 8,236,760 Class A ordinary shares exercised their right to redeem their shares for approximately $10.99 per share, for an aggregate redemption amount of $90,510,679 of the funds held in the Company’s Trust Account.

The Company’s amended and restated memorandum and articles of association provide that in no event will the Company redeem its Class A ordinary shares in an amount that would cause the Company’s net tangible assets to be less than $5,000,001. In addition, the proposed initial business combination may impose a minimum cash requirement for (i) cash consideration to be paid to the target or its owners, (ii) cash for working capital or other general corporate purposes or (iii) the retention of cash to satisfy other conditions. In the event the aggregate cash consideration the Company would be required to pay for all Class A ordinary shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed Business Combination exceed the aggregate amount of cash available to the Company, the Company will not complete the Business Combination or redeem any shares and all Class A ordinary shares submitted for redemption will be returned to the holders thereof.

On May 9, 2023, the Company eliminated from the Charter the limitation that the Company may not redeem public shares in an amount that would cause the Company’s net tangible assets to be less than $5,000,001 in connection with the Company’s Business Combination.

Class B ordinary shares — The Company is authorized to issue 20,000,000 shares of Class B ordinary shares with a par value of $0.0001 per share. Holders of Class B ordinary shares are entitled to one vote for each share.

The Class B ordinary shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of the initial business combination on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the initial business combination, the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by public shareholders), plus (ii) the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial business combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued or to be issued, to any seller in the initial business combination and any Private Placement Warrants issued to the Company Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Class B ordinary shares will never occur on a less than one-for-one basis.

PERCEPTION CAPITAL CORP. IV
NOTES TO FINANCIAL STATEMENTS

Note 5 — Shareholders’ Deficit (cont.)

On May 9, 2023, pursuant to the terms of the Company’s Charter, as amended by the amendments to the Charter, the holders of the Class B ordinary shares, totaling 5,750,000 Class B ordinary shares, elected to convert 5,749,999 Class B ordinary share held by them on a one-for-one basis into nonredeemable Class A ordinary shares, with immediate effect. Following such conversion, as of December 31, 2023, the Company had an aggregate of 5,749,999 Non-Redeemable Class A ordinary shares issued and outstanding, and one Class B ordinary share issued and outstanding. The Non-Redeemable Class A ordinary shares and the Class B ordinary share contain the same terms and provisions and performance condition.

Note 6 — Warrant Liability

As of December 31, 2023 and 2022, the Company had 23,200,000 warrants issued in the Public Offering consisting of 11,500,000 Public Warrants and 11,700,000 Private Placement Warrants, which are accounted for in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. Accordingly, the Company classified each warrant as a liability at its fair value, with the change in the fair value recognized in the Company’s statements of operations.

The Public Warrants will become exercisable 30 days after the completion of a Business Combination. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of ordinary shares issuable upon exercise of the warrants and a current prospectus relating to such shares of ordinary shares. Notwithstanding the foregoing, if a registration statement covering the shares of ordinary shares issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

Redemption of warrants when the price per Class A ordinary shares equals or exceeds $18.00

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption, and

•        if, and only if, the last reported sale price (the “closing price”) of the Company’s Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

Except as set forth below, none of the Private Placement Warrants will be redeemable by the Company so long as they are held by the Company, Sponsor or its permitted transferees.

PERCEPTION CAPITAL CORP. IV
NOTES TO FINANCIAL STATEMENTS

Note 6 — Warrant Liability (cont.)

Redemption of warrants when the price per Class A ordinary shares equals or exceeds $10.00

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table set forth under “Description of Securities — Warrants — Public Shareholders’ Warrants” based on the redemption date and the “fair market value” of the Company Class A ordinary shares except as otherwise described in “Description of Securities — Warrants — Public Shareholders’ Warrants”; in the Public Offering prospectus; and

•        if, and only if, the closing price of the Company’s Class A ordinary shares equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “Description of Securities — Warrants — Public Shareholders’ Warrants — Anti-dilution Adjustments” in the Public Offering prospectus) for any 20 trading days within the 30-trading day period ending three trading days before the Company send the notice of redemption to the warrant holders.

The “fair market value” of the Company’s Class A ordinary shares for the above purpose shall mean the volume weighted average price of the Company’s Class A ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. The Company will provide the warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment). Any redemption of the warrants for Class A ordinary shares will apply to both the Public Warrants and the Private Placement Warrants.

No fractional Class A ordinary shares will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, the Company will round down to the nearest whole number of the number of Class A ordinary shares to be issued to the holder.

If the Company calls the Public Warrants for redemption, Company management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The Private Warrants will be identical to the Public Warrants underlying the Units sold in the Public Offering, except that the Private Warrants and the shares of ordinary shares issuable upon the exercise of the Private Warrants will not be transferable, assignable or saleable until after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The exercise price and number of shares of ordinary shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or the Company’s recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of shares of ordinary shares at a price below their respective exercise prices. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if the Company issues additional shares of ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of ordinary shares (with such issue price or effective issue price to be determined in good faith

PERCEPTION CAPITAL CORP. IV
NOTES TO FINANCIAL STATEMENTS

Note 6 — Warrant Liability (cont.)

by the Company’s board of directors, and in the case of any such issuance to the initial shareholders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the price at which the Company issues the additional shares of ordinary shares or equity-linked securities.

Dividend Policy

The Company has not paid any cash dividends on their ordinary shares to date and do not intend to pay cash dividends prior to the completion of our initial business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of our initial business combination. The payment of any cash dividends subsequent to the Company’s initial business combination will be within the discretion of the Company’s board of directors at such time.

Note 7 — Fair Value Measurements

As of December 31, 2023 and 2022, assets held in the Trust Account were comprised of $52,977,929 in demand deposit account and $238,041,214 in money market funds invested in U.S Treasury Securities, respectively. The fair values of cash, prepaid assets, accounts payable and accrued expenses are estimated to approximate the carrying values as of December 31, 2023 and 2022 due to the short maturities of such instruments.

The following table presents information about the Company’s derivative assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2023 and 2022 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

	As of December 31, 2023
	Level 1	Level 2	Level 3	Total
Liabilities:
Public Warrants	$—	$576,150	$—	$576,150
Private Placement Warrants	—	586,170	—	586,170
Derivative liability	—	—	7,273	7,273
Total	$—	$1,162,320	$7,273	$1,169,593
	As of December 31, 2022
	Level 1	Level 2	Level 3	Total
Assets:
Investments held in Trust Account – Treasury Securities Money Market Fund	$238,041,214	$—	$—	$238,041,214
Total	$238,041,214	$—	$—	$238,041,214

Liabilities:
Sponsor notes	$—	$—	$100,000	$100,000
Public Warrants	805,000	—	—	805,000
Private Placement Warrants	—	819,000	—	819,000
Total	$805,000	$819,000	$100,000	$1,724,000

PERCEPTION CAPITAL CORP. IV
NOTES TO FINANCIAL STATEMENTS

Note 7 — Fair Value Measurements (cont.)

Transfer to or from Levels 1,2, and 3 are recognized at the end of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 1 measurement to a Level 2 fair value measurement during the year ended December 31, 2023 when the Public Warrants were not actively traded. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement and the estimated fair value of the Private Placement Warrants transferred from a Level 3 measurement to a Level 2 measurement during the year ended December 31, 2022 when the Public Warrants were separately listed and traded in January 2022.

As of December 31, 2023, the estimated fair value of the derivative liability is determined using Level 3 inputs. The key inputs into the present value model for the derivative liability were as follows at each draw on the Blue Capital Note (Note 8):

Valuation date	Volatility	Market warrant price	Exercise price	Risk free rate	Term of warrant exercise
November 24, 2023	176.0%	$0.0787	$0.10	5.01%	1.75
December 15, 2023	190.3%	$0.0746	$0.10	4.60%	1.69
December 28, 2023	194.4%	$0.0501	$0.10	4.45%	1.66

The following table presents the changes in the fair value of the derivative liability:

Derivative liability
Fair value as of December 31, 2022	$—
Issuance of derivative liability	131,456
Change in fair value	(9,159)
Unamortized debt discount	(151,024)
Fair value as of December 31, 2023	$7,273

As of December 31, 2022, the estimated fair value of the Sponsor note was determined using Level 3 inputs. The Company assessed the likelihood of a transaction closing based on the Company’s termination date, market value of public warrants and if the Company has entered into a Letter of Intent or Business Combination Agreement. As a result, the Company has applied a discount rate of 80% on the Sponsor note as of December 31, 2022.

The following table presents the changes in the fair value of the Sponsor note:

Derivative liability
Fair value as of December 31, 2021	$—
Issuance of Sponsor note	500,000
Change in fair value	(400,000)
Fair value as of December 31, 2022	$100,000

Note 8 — Commitments and Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans, if any, will be entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Class A ordinary shares) pursuant to a registration rights agreement to be signed on the effective date of the Public Offering, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion of such shares to shares of Class A ordinary shares). These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides

PERCEPTION CAPITAL CORP. IV
NOTES TO FINANCIAL STATEMENTS

Note 8 — Commitments and Contingencies (cont.)

that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Underwriters purchased 3,000,000 Units to cover over-allotments at the Public Offering price, less the underwriting commissions, bringing the total amount of Units purchased by the Underwriters to 23,000,000 Units.

The Underwriters were paid a cash underwriting discount of two percent (2%) of the gross proceeds of the Public Offering, or $4,600,000. Additionally, the Underwriters will be entitled to a Deferred Underwriting Commission of 3.5% or $8,050,000 of the gross proceeds of the Public Offering held in the Trust Account upon the completion of the Company’s initial business combination subject to the terms of the underwriting agreement.

As discussed in Note 2, on October 26, 2023 and November 6, 2023, the underwriters for the Company’s Initial Public Offering, consisting of Barclays Capital Inc. and Citigroup Global Markets Inc. agreed to waive all rights to their respective portion of the Deferred Underwriting Commission.

Convertible Senior Secured Promissory Note

The Company issued a Convertible Senior Secured Promissory Note on November 6, 2023, to Blue Capital Management Partners, LLP (“Blue Capital”) with a principal amount up to Two Million Dollars ($2,000,000) (the “Blue Capital Note”). The Blue Capital Note bears no interest and is repayable in full upon the earlier of (i) the date on which the Company consummates a Business Combination, (ii) the date of the liquidation of the Company and (iii) December 31, 2024. Concurrent with the closing of the Business Combination, any amounts outstanding under the Blue Capital Note (or any portion thereof) will automatically convert into Class A ordinary shares of the Company, par value $0.0001 per share (“Class A Shares”) at a conversion price equal to $1.00 per share, and the Original Sponsor will forfeit an equal number of Class A Shares that it owns pursuant to the SPA. Additionally, from the closing of the Business Combination until the date that is eighteen (18) months after such closing, the Company has the right to purchase from New Sponsor up to 4,533,750 of the warrants that New Sponsor acquired from Original Sponsor upon the Closing of the SPA, at a price of $0.10 per private placement warrant.

If immediately prior to the closing of the Business Combination, the Maximum Amount has not yet been paid to the Company, Blue Capital shall have the right to pay any remaining amounts to the Company before the closing of the Business Combination. If the Company has not entered into a definitive agreement for a Business Combination by February 29, 2024 or there is an Event of Default (as defined in the Blue Capital Note), the Company must issue to Blue Capital 173,913 Class A Shares, within five business days of the closing of the Business Combination.

Business Combination Agreement

On December 5, 2023, the Company, Blue Gold Limited, a Cayman Islands company limited by shares (“PubCo”), and Blue Gold Holdings Limited, a private company limited by shares formed under the laws of England and Wales (“BGHL”), entered into a Business Combination Agreement (as it may be amended and/or restated from time to time, the “Business Combination Agreement”) pursuant to which, subject to the satisfaction or waiver of the conditions contained in the Business Combination Agreement, (i) BGHL and PubCo shall consummate a share exchange (the “Exchange”) pursuant to which PubCo will purchase all of the issued and outstanding shares of BGHL in exchange for PubCo Ordinary Shares; (ii) the Company and a to-be-formed subsidiary of PubCo (“Merger Sub”) will merge (the “Merger”) with the Company surviving the merger as a wholly owned subsidiary of PubCo.

PERCEPTION CAPITAL CORP. IV
NOTES TO FINANCIAL STATEMENTS

Note 9 — Subsequent Events

Management evaluated subsequent events that occurred after the balance sheet date through the original date of issuance of these financial statements, except on the item noted below, no subsequent events which required adjustment or disclosure.

On January 19, 2024, the Company received a notice from the New York Stock Exchange (the “NYSE”) that it was not in compliance with the NYSE’s continued listing requirements. Specifically, the NYSE advised the Company that it is not in compliance with Section 802.01B of the NYSE Listed Company Manual, which requires an NYSE-listed company to maintain a minimum of 300 public stockholders on a continuous basis.

The Company submitted a business plan to the NYSE demonstrating the Company’s ability to regain compliance with the NYSE’s rules. The NYSE has accepted the plan and as a result, the Company is subject to quarterly monitoring for compliance with the business plan and the Company’s common stock will continue to trade on the NYSE during the period, subject to the Company’s compliance with other NYSE continued listing requirements.

The Company’s units, Class A ordinary shares and warrants will continue to be traded on the NYSE under the symbols “RCFA.U”, “RCFA”, and “RCFA WS”, respectively, subject to the Company’s compliance with other NYSE continued listing requirements, with the addition of a suffix indicating the “below compliance” status of its ordinary shares, such as “RCFA.BC.” In the event that the Company fails to restore its compliance with the continued listing standards of Section 802.01B, the Common Stock will be subject to NYSE’s suspension and delisting procedures.

Annex A

Execution Version

SECOND AMENDED AND RESTATED BUSINESS COMBINATION AGREEMENT

among

Perception Capital Corp. IV (formerly known as RCF Acquisition Corp.), as Perception,

Blue Gold Limited,
as Perception Merger Sub,

and

BLUE GOLD HOLDINGS LIMITED,
as BGHL

Dated June 12, 2024

Annex A Page(s)
Article I Contemplated Transactions		A-2
1.1	[Reserved].	A-2
1.2	Merger.	A-2
1.3	Perception Units.	A-3
1.4	A&R Perception Charter.	A-4
1.5	Taking of Necessary Action; Further Action.	A-4
1.6	Withholding.	A-4

Article II [RESERVED]		A-5

Article III CLOSING		A-5
3.1	Closing.	A-5

Article IV REPRESENTATIONS AND WARRANTIES OF BGHL		A-5
4.1	Organization and Standing.	A-5
4.2	Authorization; Binding Agreement.	A-5
4.3	Capitalization.	A-5
4.4	Subsidiaries.	A-6
4.5	Governmental Approvals; Consent.	A-6
4.6	Non-Contravention.	A-6
4.7	Financials.	A-7
4.8	Absence of Certain Changes.	A-7
4.9	Compliance with Laws.	A-7
4.10	Blue Permits.	A-7
4.11	Litigation.	A-8
4.12	Material Contracts.	A-8
4.13	Intellectual Property.	A-10
4.14	Taxes and Returns.	A-11
4.15	Real Property.	A-12
4.16	Personal Property.	A-12
4.17	Title to and Sufficiency of Assets.	A-13
4.18	Employee Matters.	A-13
4.19	Benefit Plans.	A-13
4.20	Environmental Matters.	A-14
4.21	Transactions with Related Persons.	A-14
4.22	Insurance.	A-14
4.23	Books and Records.	A-15
4.24	Certain Business Practices.	A-15
4.25	Investment Company Act.	A-16
4.26	Finders and Brokers.	A-16
4.27	Solvency.	A-16
4.28	Registration Statement.	A-16
4.29	Political Contributions; Foreign Activities Statement.	A-16
4.30	Supplemental Schedules.	A-16

Article V [RESERVED]		A-16

Article VI REPRESENTATIONS AND WARRANTIES OF PERCEPTION and PERCEPTION merger sub		A-16
6.1	Organization and Standing.	A-17
6.2	Authorization; Binding Agreement.	A-17

Annex A-i

Annex A Page(s)
6.3	Governmental Approvals.	A-17
6.4	Non-Contravention.	A-17
6.5	Capitalization.	A-18
6.6	SEC Filings and Perception Financials.	A-19
6.7	Absence of Certain Changes.	A-19
6.8	Compliance with Laws.	A-19
6.9	Actions; Orders; Permits.	A-19
6.10	Taxes and Returns.	A-20
6.11	Employees and Employee Benefit Plans.	A-20
6.12	Properties.	A-20
6.13	Transactions with Affiliates.	A-20
6.14	Merger Consideration Shares.	A-20
6.15	Perception Merger Sub Activities.	A-20
6.16	Investment Company Act.	A-20
6.17	Finders and Brokers.	A-20
6.18	Independent Investigation.	A-20

Article VII COVENANTS		A-21
7.1	Access and Information.	A-21
7.2	Conduct of Business of BGHL.	A-21
7.3	Conduct of Business of Perception.	A-24
7.4	Financial Statements.	A-26
7.5	Perception Public Filings.	A-26
7.6	No Solicitation.	A-26
7.7	No Trading.	A-26
7.8	Notification of Certain Matters.	A-27
7.9	Efforts.	A-27
7.10	Tax Matters.	A-28
7.11	Further Assurances.	A-29
7.12	Preparation of Registration Statement; Perception Shareholders’ Meeting and Approvals; Blue Shareholder Resolution and Approvals.	A-29
7.13	Public Announcements.	A-30
7.14	Confidential Information.	A-31
7.15	Documents and Information.	A-32
7.16	Post-Closing Board of Directors.	A-32
7.17	Indemnification of Directors and Officers; Tail Insurance.	A-32
7.18	Equity Incentive Plan.	A-33
7.19	Trust Account Proceeds.	A-33

Article VIII CLOSING CONDITIONS		A-33
8.1	Conditions to Each Party’s Obligations.	A-33
8.2	Conditions to Obligations of BGHL.	A-33
8.3	Conditions to Obligations of Perception.	A-35
8.4	Frustration of Conditions.	A-36

Article IX TERMINATION AND EXPENSES		A-36
9.1	Termination.	A-36
9.2	Effect of Termination.	A-37
9.3	Fees and Expenses.	A-37

Annex A-ii

Annex A Page(s)
Article X WAIVERS AND RELEASES		A-37
10.1	Waiver of Claims Against Trust.	A-37

Article XI MISCELLANEOUS		A-38
11.1	Notices.	A-38
11.2	Binding Effect; Assignment.	A-38
11.3	Third Parties.	A-39
11.4	Governing Law; Venue.	A-39
11.5	WAIVER OF JURY TRIAL.	A-39
11.6	Specific Performance.	A-39
11.7	Severability.	A-39
11.8	Amendment.	A-39
11.9	Waiver.	A-40
11.10	Entire Agreement.	A-40
11.11	Interpretation.	A-40
11.12	Counterparts.	A-40
11.13	Non-Survival of Representations, Warranties.	A-41

Article XII DEFINITIONS		A-41
12.1	Certain Definitions.	A-41

Annex A-iii

SECOND AMENDED & RESTATED BUSINESS COMBINATION AGREEMENT

This Second Amended and Restated Business Combination Agreement (this “Agreement”) by and among (i) Perception Capital Corp. IV (formerly known as RCF Acquisition Corp.), a Cayman Islands exempted company limited by shares (“Perception”), (ii) Blue Gold Limited, a Cayman Islands exempted company limited by shares (“Perception Merger Sub”) and (iii) Blue Gold Holdings Limited, a private company limited by shares formed under the laws of England and Wales (“BGHL”) is dated June 12, 2024 (the “Signing Date”). Perception, Perception Merger Sub, and BGHL are sometimes referred to individually as a “Party” and, collectively, as the “Parties”.

RECITALS

A.          Perception, BGHL, and other parties previously entered into that certain Business Combination Agreement dated December 5, 2023 (the “Original Agreement”) and restated the Original Agreement in that certain Amended and Restated Business Combination Agreement dated May 2, 2024 (the “Previous Agreement”).

B.          The Parties desire to amend and restate the Previous Agreement in its entirety on the terms and subject to the conditions set forth in this Agreement and in accordance with Section 11.8 of the Previous Agreement.

C.          BGHL was created to enter into the business of developing, financing, licensing, and operating gold mines in Ghana and elsewhere.

D.          Future Global Resources Limited, a private limited liability company incorporated under the laws of England and Wales (“FGR”), is the registered owner of all of the issued and outstanding shares of capital stock of BGHL as nominee and on trust (with no beneficial interest) for beneficiaries pursuant to that certain Trust Deed dated December 5, 2023 (the “Trust Deed”).

E.          Perception is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses (the contemplated transactions as described herein, collectively, the “Business Combination”).

F.           Perception Merger Sub is a wholly owned subsidiary of Perception for the purpose of effecting the Perception Reorganization.

G.          Following the Signing Date and before the date of the Blue Merger Effective Time, Perception Merger Sub shall create a wholly owned subsidiary (“Blue Merger Sub”) for the purpose of effecting the Blue Merger.

H.          At least one day before the Blue Merger Effective Date, Perception and Perception Merger Sub intend to cause Perception to merge with and into Perception Merger Sub, with Perception Merger Sub (following such merger, “New Perception”) being the surviving entity (the “Perception Reorganization”);

I.            On the Blue Merger Effective Date, BGHL and Blue Merger Sub shall consummate the Blue Merger, under which BGHL shall be merged with and into Blue Merger Sub, following which the separate corporate existence of BGHL shall cease and Blue Merger Sub shall continue as the surviving entity and wholly owned subsidiary of New Perception.

J.            Prior to the Signing Date, BGHL formed Blue Gold Bogoso Prestea LTD as a wholly owned subsidiary (“OpCo”) and caused OpCo to enter into the agreements (the “Operations Agreements”) described on Schedule A (the “Operations Schedule”).

K.          Perception and Perception Merger Sub intend for U.S. federal income (and applicable U.S. state and local) Tax purposes, that the Perception Reorganization qualify as a “reorganization” within the meaning of Section 368(a) of the Code , and the boards of directors of Perception and Perception Merger Sub have approved this Agreement and intend that it constitute a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3.

L.          Each Party intends for U.S. federal income (and applicable U.S. state and local) Tax purposes, that the Blue Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the boards of directors of the Parties have approved this Agreement and intend that it constitute a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3.

Annex A-1

M.         The board of directors (or applicable governing body) of each Party has (i) determined that this Agreement and the Business Combination are fair to, advisable and in the best interest of such company and its shareholders, (ii) approved this Business Combination, upon the terms and subject to the conditions set forth in this Agreement, and (iii) as applicable, determined to recommend to its shareholders the approval and adoption of the Business Combination, this Agreement and the Contemplated Transactions.

N.          Certain capitalized terms in this Agreement are defined in Article XII.

NOW, THEREFORE, in consideration of the premises set forth above and the representations, warranties, covenants, and agreements contained in this Agreement, and intending to be legally bound and to amend and restate the Previous Agreement in its entirety, the Parties agree as follows:

Article I
Contemplated Transactions

1.1         [Reserved].

1.2         Blue Merger. Before the Blue Merger Effective Time, Perception Merger Sub will form Blue Merger Sub for the purpose of effecting the Blue Merger. Subject to completion or waiver of the closing conditions in accordance with Article VIII, on the Blue Merger Effective Date, BGHL and Blue Merger Sub shall, in accordance with Cayman Act and this Agreement, consummate the Blue Merger, under which BGHL shall be merged with and into Blue Merger Sub, following which the separate corporate existence of BGHL shall cease and Blue Merger Sub shall continue as the surviving entity and wholly owned subsidiary of New Perception (“New Blue”).

(a)         Blue Merger Consideration. As consideration for the Blue Merger, FGR on behalf of the Blue Shareholders, shall be entitled to the number of New Perception Class A Ordinary Shares with an aggregate value equal to in the aggregate One Hundred Fourteen Million Five Hundred Thousand Dollars ($114,500,000.00) (the “Merger Consideration”). For purposes of this provision, each New Perception Class A Ordinary Share to be issued shall be deemed to have a value of $10.00.

(b)         Blue Merger Effective Time. On the Blue Merger Effective Date, BGHL and Blue Merger Sub shall execute and cause to be filed with the Registrar of Companies of the Cayman Islands such documents as may be required in accordance with the applicable provisions of the Cayman Act or by any other applicable Law to make the Blue Merger effective. The Blue Merger shall become effective at the time when the Blue Merger has been registered by the Registrar of Companies of the Cayman Islands or at such later time as permitted by the Cayman Act as may be agreed by Blue Merger Sub and BGHL in writing with the prior written consent of Perception (such time, the “Blue Merger Effective Time”).

(c)         Effect of the Blue Merger. At and after the Blue Merger Effective Time, the effect of the Blue Merger shall be as provided in this Agreement and the applicable provisions of the Cayman Act. Without limiting the generality of the foregoing, at the Blue Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of BGHL and Blue Merger Sub shall vest in and become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Blue Merger Sub as New Blue (including all rights and obligations with respect to the Trust Account subject to the terms hereof), which shall include the assumption by New Blue of any and all agreements, covenants, duties and obligations of BGHL and Blue Merger Sub set forth in this Agreement, and any Ancillary Documents to which BGHL or Blue Merger Sub is a party, to be performed after the Blue Merger Effective Time. As of the Blue Merger Effective Time, FGR and Blue Shareholders shall cease to have any other rights in and to BGHL, and FGR and the Blue Shareholders shall be shareholders of New Perception and New Blue shall continue as a wholly owned Subsidiary of New Perception.

(d)         Memorandum and Articles of Association. At the Blue Merger Effective Time, the memorandum and articles of association of BGHL, as in effect immediately before the Blue Merger Effective Time, shall be amended and restated substantially in a form to be agreed upon by the Parties (the “A&R Articles of New Blue”) and, as so amended and restated, shall be the memorandum and articles of association of the New Blue on and from the Blue Merger Effective Time until amended in accordance with its provisions and the Cayman Act.

Annex A-2

(e)         Directors and Officers of New Blue. At the Blue Merger Effective Time, the board of directors and executive officers of BGHL shall cease to hold office, and the board of directors and officers of New Blue shall be as determined by the Parties, each to hold office in accordance with the A&R Articles of New Blue until their respective successors are duly elected or appointed and qualified or their earlier death, resignation, or removal.

(f)          Effect of Blue Merger on Blue Merger Sub and BGHL Securities. At the Blue Merger Effective Time, by virtue of and in consideration for the Blue Merger and without any action (save as set out in this subsection (f)) on the part of any Party or the holders of securities of BGHL or Blue Merger Sub:

(i)          BGHL Ordinary Shares. Each BGHL Ordinary Share issued and outstanding immediately before the Blue Merger Effective Time shall be converted into the right to receive the number of New Perception Class A Ordinary Shares equal to a fraction, the numerator of which is 11,450,000 and the denominator equals the aggregate number of BGHL Ordinary Shares outstanding as of immediately before the Blue Merger Effective Time. Following such conversion, all BGHL Ordinary Shares shall cease to be outstanding and shall automatically be cancelled and shall cease to exist. As of the Blue Merger Effective Time, each Blue Shareholder shall cease to have any other rights in and to BGHL except as provided in this Agreement or by Law.

(ii)         BGHL Treasury Shares. At the Blue Merger Effective Time, if there are any BGHL Ordinary Shares that are treasury shares or any BGHL Ordinary Shares owned by any direct or indirect Subsidiary of BGHL immediately before the Blue Merger Effective Time, such BGHL Ordinary Shares shall be cancelled and shall cease to exist without any conversion or payment.

(iii)        Blue Merger Sub Shares. All Blue Merger Sub Ordinary Shares issued and outstanding immediately before the Blue Merger Effective Time shall automatically be converted into one (1) New Blue Ordinary Share, with the rights, powers and privileges given to such share by the A&R Articles of New Blue and the Cayman Act and such New Blue Ordinary Share shall constitute the only outstanding share of New Blue immediately following the Blue Merger Effective Time. Immediately following the Blue Merger Effective Time, as holder of the sole New Blue Ordinary Share, New Perception shall be the sole and exclusive owner of all shares of New Blue and the register of members of New Blue shall be updated at the Blue Merger Effective Time to reflect the foregoing.

(g)         Surrender of BGHL Securities and Disbursement of the Blue Merger Consideration.

(i)          Prior to the Blue Merger Effective Time, FGR shall deliver to the Exchange Agent all of the original certificates for the BGHL Ordinary Shares, and deliver such other documents reasonably requested by New Perception and in exchange New Perception shall issue and cause the Exchange Agent to deliver to the Blue Shareholders the Merger Consideration, in accordance with the Cayman Act.

(ii)         After the Blue Merger Effective Time, there shall be no further registration of transfers of BGHL Ordinary Shares.

(iii)        Notwithstanding anything to the contrary, no fraction of a New Perception Class A Ordinary Share will be issued by virtue of the Merger Consideration and any portion that would otherwise be a fractional New Perception Class A Ordinary Share will instead be rounded down to the nearest whole number.

1.3         Perception Securities.

(a)         Each unit consisting of one Perception Ordinary Share and one-half of one Perception Warrant shall, as of immediately prior to the Perception Reorganization, automatically separate into its component securities and be converted into Perception Ordinary Shares or Perception Warrants to purchase Perception Ordinary Shares; provided, however, no fractional Perception Warrants to purchase Perception Ordinary Shares will be issued and any fraction that remains after issuance of whole Perception Warrants will expire worthless. Upon the effectiveness of the Perception Reorganization, each issued and outstanding Perception Ordinary Share shall be converted into a New Perception Ordinary Share and each whole Perception Warrant shall be converted into a warrant to purchase a New Perception Ordinary Share.

Annex A-3

(b)         Upon the effectiveness of the Perception Reorganization, each issued and outstanding Class B Ordinary Share of Perception shall be converted into a Class B Ordinary Share of Perception.

1.4         A&R New Perception Charter. Effective upon the New Perception Reorganization, Perception Merger Sub shall amend and restate its Organizational Documents in a form mutually agreeable to BGHL and Perception (the “A&R Articles of New Perception”). The A&R Articles of New Perception shall, among other changes to be mutually agreed upon provide for size and structure of the post-closing Perception Board in accordance with this Agreement.

1.5         Taking of Necessary Action; Further Action. If, at any time after the Blue Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the officers and directors of the Parties are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.6         Perception Reorganization Intended Tax Treatment. For U.S. federal income tax purposes, Perception and Perception Merger Sub intend that the Perception Reorganization will constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code to which each of Perception and Perception Merger Sub is a party under Section 368(b) of the Code (the “Perception Reorganization Intended Tax Treatment”). Perception and Perception Merger Sub hereby (i) adopt this Agreement as a “plan of reorganization” with respect to the Perception Reorganization within the meaning of Treasury Regulation Section 1.368-2(g), (ii) agree to file and retain such information as shall be required under Treasury Regulation Section 1.368-3, and (iii) agree to file all Tax and other informational returns on a basis consistent with the Perception Reorganization Tax Treatment, unless otherwise required by a Taxing Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, Perception and Perception Merger Sub acknowledge and agree that no Party is making any representation or warranty as to the qualification of Perception Reorganization for the Perception Reorganization Tax Treatment or as to the effect, if any, that any transaction consummated on, after or prior to the Perception Reorganization Effective Time has or may have on any such reorganization status. Each of Perception and Perception Merger Sub acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Perception Reorganization is determined not to qualify for the Perception Reorganization Tax Treatment.

1.7         Blue Merger Intended Tax Treatment. For U.S. federal income tax purposes, each of the Parties intends that the Blue Merger will constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code to which each of New Perception, Blue Merger Sub and BGHL is a party under Section 368(b) of the Code (the “Blue Merger Intended Tax Treatment”). The parties to this Agreement hereby (i) adopt this Agreement as a “plan of reorganization” with respect to the Blue Merger within the meaning of Treasury Regulation Section 1.368-2(g), (ii) agree to file and retain such information as shall be required under Treasury Regulation Section 1.368-3, and (iii) agree to file all Tax and other informational returns on a basis consistent with the Blue Merger Intended Tax Treatment, unless otherwise required by a Taxing Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no Party is making any representation or warranty as to the qualification of the Blue Merger for the Blue Merger Intended Tax Treatment or as to the effect, if any, that any transaction consummated on, after or prior to the Blue Merger Effective Time has or may have on any such reorganization status. Each of the parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Blue Merger is determined not to qualify for the Blue Merger Intended Tax Treatment.

1.8         Withholding. Perception shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Code, or under any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted and withheld and paid over to the appropriate taxing authorities, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Annex A-4

Article II
[RESERVED]

Article III
CLOSING

3.1         Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the consummation of the Contemplated Transactions (the “Closing”) shall take place at such place (including remotely) and time to be agreed upon by the Parties (such time, the “Closing Date”).

Article IV
REPRESENTATIONS AND WARRANTIES OF BGHL

Except as required by this Agreement or as set forth in the disclosure schedules delivered by BGHL to Perception on the date of the Original Agreement (as supplemented by the Supplemental Schedules, the “BGHL Disclosure Schedules”), the section numbers of which are numbered to correspond to the section numbers of this agreement to which they refer, BGHL represents and warrants to Perception, as of the Signing Date and as of the Closing, as follows:

4.1         Organization and Standing. BGHL is a company limited by shares duly incorporated, validly existing, and in good standing under the laws of England and Wales and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. BGHL has provided to Perception accurate and complete copies of its Organizational Documents as amended to date and as currently in effect. A correct and complete list of the directors and officers of BGHL is set forth on Schedule 4.1. Except as set forth in Schedule 4.1, no Person has any right to designate any director or officer of BGHL. No Target Company is in violation of any material provision of its Organizational Documents.

4.2         Authorization; Binding Agreement. BGHL has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform BGHL’s obligations and to consummate the Contemplated Transactions, subject to obtaining the Blue Shareholders’ Approval. The execution and delivery of this Agreement and each Ancillary Document to which BGHL is or is required to be a party and the consummation of the Contemplated Transactions, (a) have been duly and validly authorized by BGHL’s board of directors in accordance with BGHL’s Organizational Documents, applicable Law or any Contract to which BGHL or any of Blue Shareholders is a party or by which it or its securities are bound and (b) other than the Blue Shareholders’ Approval no other corporate proceedings on the part of BGHL are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Contemplated Transactions. This Agreement and each Ancillary Document to which BGHL is or is required to be a party, when delivered, duly and validly executed and delivered by BGHL and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties constitutes, or when delivered will constitute, the legal, valid and binding obligation of BGHL, enforceable against BGHL in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Enforceability Exceptions”).

4.3         Capitalization. As of the Signing Date:

(a)           BGHL’s share capital is $100.00 divided into 100,000,000 shares, each with a nominal value of $0.00000000001. Besides the foregoing, there are no other series or class of BGHL Stock (including preferred stock), or other warrants, options or rights entitling any other Person to BGHL Stock. Before giving effect to the transactions contemplated by this Agreement, all of the issued and outstanding BGHL Stock and other equity interests of BGHL are set forth on Schedule 4.3(a), along with the record owners, all of which shares and other equity interests are owned free and clear of any Liens other than those imposed under the BGHL Charter. All of the outstanding shares and other equity interests of BGHL have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal or first offer, preemptive right, subscription right or any similar right under any provision of applicable Law, BGHL’s Organizational Documents or any Contract to which BGHL is a party or by which it or its securities are bound. BGHL holds no shares or other equity interests of BGHL in its treasury. None of the outstanding shares or other equity interests of BGHL were issued in violation of any applicable securities Laws.

Annex A-5

(b)         There are no BGHL Convertible Securities, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which BGHL or, to BGHL’s Knowledge, any of its shareholders is a party or bound relating to any equity securities of BGHL, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to BGHL. Except as set forth on Schedule 4.3(b), there are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of BGHL’s equity interests. Except as set forth in BGHL’s Organizational Documents, there are no outstanding contractual obligations of BGHL to repurchase, redeem or otherwise acquire any equity interests or securities of BGHL, nor has BGHL granted any registration rights to any Person with respect to BGHL’s equity securities. All of BGHL’s securities have been granted, offered, sold and issued in compliance with all applicable securities Laws. As a result of the consummation of the Contemplated Transactions, no equity interests of BGHL are issuable and no rights in connection with any interests, warrants, rights, options or other securities of BGHL accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c)         Since its formation, BGHL has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of BGHL and the board of directors of BGHL, has not authorized any of the foregoing.

4.4         Subsidiaries. Schedule 4.4 sets forth the name of each Subsidiary of BGHL, and with respect to each Subsidiary of BGHL (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners, (d) its Tax classification for U.S. federal income and other applicable Tax laws, if any, and (e) any limitation on the ability of BGHL to exercise voting control of its Subsidiary, if any. All of the outstanding equity securities of each Subsidiary of BGHL are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and are owned by BGHL free and clear of all Liens. There are no Contracts to which BGHL or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of BGHL other than the Organizational Documents of any such Subsidiary, and consummating the transactions contemplated by this Agreement will not result in a change in control or otherwise give rights to any equity holder in any BGHL’s Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of BGHL is a party, or which are binding upon any Subsidiary of BGHL providing for the issuance or redemption of any equity interests of any Subsidiary of BGHL. BGHL owns all of the outstanding equity securities of its Subsidiaries directly free and clear of all Liens. There is no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of BGHL. No Subsidiary of BGHL has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. Except for the equity interests of BGHL’s Subsidiaries listed on Schedule 4.4, no Target Company owns or has the right to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. Except as set forth on Schedule 4.4, neither BGHL nor its Subsidiaries is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of BGHL or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

4.5         Governmental Approvals; Consent. Except as otherwise described in Schedule 4.5, no Consent of or with any Governmental Authority or any other notice, approval, consent, waiver or authorization from any Governmental Authority on the part of any Target Company is required to be obtained or made, nor are any novation agreements required to be entered into with any Governmental Authority relating to any material government contract or otherwise, in connection with the execution, delivery or performance by BGHL of this Agreement or any Ancillary Documents or the consummation by BGHL of the Contemplated Transactions other than such filings as are expressly contemplated by this Agreement.

4.6         Non-Contravention. The execution and delivery by BGHL (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party or otherwise bound, and the consummation by any Target Company of the Contemplated Transactions and compliance by any Target Company, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal,

Annex A-6

suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Blue Material Contract. BGHL has no reason to believe that all required consents will not be obtained in a timely manner and as described on Schedule 4.6.

4.7         Financials.

(a)         All the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. No Target Company or any of its Representatives has ever received any written complaint or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint or claim that any Target Company has engaged in questionable accounting or auditing practices.

(b)         The Target Companies do not have any Indebtedness other than the Indebtedness set forth on Schedule 4.7(c), which schedule sets forth the amounts (including principal and any accrued but unpaid interest or other obligations) and maturity date with respect to such Indebtedness. Except as disclosed on Schedule 4.7(c), no Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets.

(c)         All financial projections with respect to the Target Companies that were delivered by or on behalf of BGHL to Perception or its Representatives were prepared in good faith using assumptions that BGHL believes to be reasonable.

(d)         None of the members of BGHL’s management or board of directors has been made aware in writing of (i) any fraud that involves BGHL’s management who have a role in the preparation of financial statements or the internal accounting controls utilized by BGHL or (ii) any allegation, assertion or claim that BGHL has engaged in any material questionable accounting or auditing practices which violate applicable Law. Since January 1, 2023, no attorney representing BGHL, whether or not employed by BGHL, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar material violation by BGHL to the BGHL Board or any committee or to any director or officer of BGHL.

4.8         Absence of Certain Changes. Except as set forth on Schedule 4.8, since formation, each Target Company has (a) conducted its business only in the ordinary course of business consistent with past practice and (b) not been subject to a Material Adverse Effect.

4.9         Compliance with Laws. No Target Company is or has been in material conflict or material non-compliance with, or in material default or violation of, nor has any Target Company received, since January 1, 2023 any written of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, officers or directors, employees or consultants, business or operations are or were bound or affected.

4.10       Blue Permits. Each of the Target Companies holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its businesses, assets, properties and perform its obligations (collectively, the “Blue Permits”). All of Blue Permits are in full force and effect. There are no Actions pending that would result in the revocation, cancellation, limitation, restriction or termination of, or the imposition of any material fine, material penalty or other material sanction for violation of any legal or regulatory requirements relating to, any Blue Permit. Each of the Target Companies is in compliance with all applicable Blue Permits. None of the Target Companies is in violation in any material respect of the terms of any Blue Permit, and none of the Target Companies has received any written notice of any Actions relating to the non-compliance, revocation, modification, cancellation, or termination of any Blue Permit.

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4.11       Litigation. There is no (a) Action of any nature currently pending or, to BGHL’s Knowledge, nor is there any reasonable basis for any Action to be made (and no such Action has been brought in the past three (3) years); or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past three (3) years, in either case of (a) or (b) by, against or otherwise involving any Target Company, its current or former directors, officers or securities holders (provided, that any litigation involving the directors, officers or securities holders of a Target Company must be related to the Target Company’s business, securities or assets), its business, securities or assets. In the past three (3) years, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime or been assessed any administrative fines following an investigation by a Governmental Authority.

4.12       Material Contracts.

(a)         Schedule 4.12(a) sets forth a true, correct and complete list of, and BGHL has made available to Perception true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Schedule 4.12(a), a “Blue Material Contract”) that:

(i)          contains covenants that limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii)         involves any joint venture, strategic partnership, profit-sharing, partnership, limited liability BGHL or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii)        involves any agreement relating to the supply of products or services to, the purchase of products or service for, or the performance of services by or to any Target Company, in each instance, which are material to the business and operations of BGHL and Target Companies, taken as a whole;

(iv)        involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(v)         under which BGHL or any of its Subsidiaries has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness, (B) granted a Lien on its assets, whether tangible or intangible, to secure any Indebtedness or (C) extended credit to any Person (other than intercompany loans and advances and customer payment terms in the ordinary course of business), in each case in the foregoing clauses (A) through (C), in an amount in excess of $100,000 of committed credit;

(vi)        involves the acquisition or disposition, directly or indirectly (by merger or otherwise), completed or ongoing, of any business, division, properties, securities, interests, or assets with an aggregate value in excess of $250,000;

(vii)        to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(viii)      by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $100,000 per year or $250,000 in the aggregate (including, but not limited to, engineering, procurement and construction contracts, development, operation and maintenance agreements and other similar agreements);

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(ix)        obligates the Target Company to provide continuing indemnification or a guarantee of obligations of a third party after the date in excess of $100,000;

(x)         is between any Target Company and any directors, officers or employees of a Target Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Related Person;

(xi)        obligates the Target Company to make any capital commitment or expenditure or expected to generate revenue for the Target Company in excess of $100,000 (including pursuant to any joint venture);

(xii)       relates to a material settlement entered into within three (3) years before the Signing Date or under which any Target Company has outstanding obligations (other than customary confidentiality obligations);

(xiii)      with any Governmental Authority;

(xiv)      between any Target Company, on the one hand, and any of Blue Shareholders, on the other hand;

(xv)       provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney;

(xvi)      relates to the development, ownership, licensing or use of any Intellectual Property by, to or from any Target Company;

(xvii)     that grants to any Person a right of first refusal, first offer, call option right, put option right, drag along right, pre-emptive right, participation right, tag along right or similar preferential right to purchase or acquire equity interests in, or assets owned or otherwise used by, any Target Company;

(xviii)    establishes any joint venture, profit-sharing, partnership, limited liability BGHL, strategic alliance or other similar agreement (including any stockholders’ agreement), arrangement or collaboration, in each case, that is material to the business of any Target Company;

(xix)      that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if BGHL was the registrant; or

(xx)       is otherwise material to any Target Company and not described in clauses 4.12(a)(i) through 4.12(a)(xix).

(b)         Except as disclosed in Schedule 4.12(b), with respect to each Blue Material Contract: (i) such Blue Material Contract is valid and binding and enforceable in all respects against the Target Company party and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Blue Material Contract, violate any provision of any Blue Material Contract or require the Consent of any other party to any Blue Material Contract; (iii) no Target Company is in breach or default, and no event has occurred that with the passage of time or giving of notice or both would constitute a breach or default by any Target Company, or permit termination or acceleration by the other party, under such Blue Material Contract; (iv) to BGHL’s Knowledge, no other party to such Blue Material Contract is in breach or default, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Blue Material Contract; (v) no Target Company has received any written claim of breach of or default under any Blue Material Contract; (vi) no Target Company has received written notice of an intention by any party to any such Blue Material Contract to terminate or not renew such Blue Material Contract or amend the terms (other than modifications in the ordinary course of business); and (vii) no Target Company has waived any rights under any such Blue Material Contract.

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4.13       Intellectual Property.

(a)         No Target Company has any: (i) U.S. and foreign registered Patents, Trademarks, Copyrights and Internet Assets and applications owned or licensed by a Target Company or otherwise used or held for use by a Target Company in which a Target Company is the owner, applicant or assignee (“Blue Registered IP”), and (ii) unregistered Trademarks and Software owned or purported to be owned by a Target Company. No Target Company is a party or subject to any Intellectual Property licenses, sublicenses and other agreements or permissions (“Blue IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Blue IP Licenses” as that term is used), under which a Target Company is a licensee or otherwise is authorized to use or practice any Intellectual Property. Each Target Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by such Target Company, except for the Intellectual Property that is the subject of Blue IP Licenses.

(b)         Each Target Company has a written license to use all Intellectual Property that is the subject of Blue IP Licenses applicable to such Target Company. Blue IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the Target Companies as presently conducted. Each Target Company has performed all material obligations imposed on it in Blue IP Licenses, has made all payments required to date, and such Target Company is not, nor, to BGHL’s Knowledge, is any other party in breach or default, nor has any event occurred that with notice or lapse of time or both would constitute a default. The continued use by the Target Companies of the Intellectual Property that is the subject of Blue IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of any Target Company. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by any Target Company are valid, in force and in good standing with all required fees and maintenance fees having been paid with no Actions pending, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind. No Target Company is party to any Contract that requires a Target Company to assign to any Person all of its rights in any Intellectual Property developed by a Target Company under such Contract.

(c)         No Target Company is a party to any licenses, sublicenses and other agreements or permissions under which a Target Company is the licensor of Intellectual Property.

(d)         No Action is pending against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Intellectual Property currently owned, licensed, used or held for use by the Target Companies, nor, to BGHL’s Knowledge, is there any reasonable basis for any such Action. No Target Company has received any written notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Target Company, nor to BGHL’s Knowledge is there a reasonable basis. There are no Orders to which any Target Company is a party or its otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by a Target Company, (ii) restrict the conduct of the business of a Target Company in order to accommodate a third Person’s Intellectual Property, or (iii) grant any third Person any right with respect to any Intellectual Property owned by a Target Company. To the knowledge of BGHL, no Target Company is currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by a Target Company or, to BGHL’s Knowledge, otherwise in connection with the conduct of the respective businesses of the Target Companies. To BGHL’s Knowledge, no third party is currently, infringing upon, misappropriating or otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by any Target Company (“Blue IP”) in any material respect.

(e)         No current or former officers, employees or independent contractors of a Target Company have claimed any ownership interest in any Intellectual Property owned by a Target Company. To BGHL’s Knowledge, there has been no violation of a Target Company’s policies or practices related to protection of Blue IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Target Company. BGHL has made available to Perception true and complete copies of all written Contracts referenced in subsections under which employees and independent contractors assigned their Intellectual Property to a Target Company. To BGHL’s Knowledge, none of the employees of any Target Company is obligated under any Contract, or subject to any Order,

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that would materially interfere with the use of such employee’s best efforts to promote the interests of the Target Companies, or that would materially conflict with the business of any Target Company as presently conducted or contemplated to be conducted. Each Target Company has taken reasonable security measures in its industry to protect the secrecy, confidentiality and value of the material Blue IP.

(f)          To BGHL’s Knowledge, no Person has obtained unauthorized access to third party information and data (including personally identifiable information) in the possession of a Target Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data, and no written complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by a Target Company. Each Target Company has complied in all material respects with all applicable Laws and Contract requirements relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines. The operation of the business of the Target Companies has not and does not violate any right to privacy or publicity of any third person, or constitute unfair competition or trade practices under applicable Law.

(g)         Except as set forth in Schedule 4.13(g), the consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by a Target Company, or (ii) any Blue IP License. Following the Closing, New Blue shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Companies’ rights under such Contracts or Blue IP Licenses to the same extent that the Target Companies would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such transactions.

4.14       Taxes and Returns.

(a)         Each Target Company has timely filed, or caused to be timely filed, all Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, regardless of whether shown on a Tax Return. Each Target Company has complied with all applicable Laws relating to Tax.

(b)         There is no Action currently pending against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c)         No Target Company is being audited by any Governmental Authority or has been notified in writing by any Governmental Authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against a Target Company in respect of any Tax, and no Target Company has been notified in writing of any proposed Tax claims or assessments against it.

(d)         There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e)         Each Target Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f)          No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g)         No Target Company has made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any Governmental Authority that would reasonably be expected to have a material impact on its Taxes following the Closing.
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(h)         No Target Company has participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in U.S. Treasury Regulation Section 1.6011-4.

(i)          No Target Company is a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j)          Each Target Company has been in compliance in all respects with all applicable transfer pricing laws and legal requirements.

(k)No Target Company has any Liability or potential Liability for the Taxes of another Person (other than another Target Company) that are not adequately reflected in BGHL Financials (i) under any applicable Tax law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on any Target Company with respect to any period following the Closing Date.

(k)         No Target Company has requested, or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(l)          No Target Company has within the last two (2) years distributed stock of another person, or had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(m)        No Target Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period or portion ending on or before the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law), (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. income Tax law) executed on or before the Closing Date, (iii) installment sale or open transaction disposition made on or before the Closing Date, (iv) prepaid amount received or deferred revenue accrued on or before the Closing Date, (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) in existence on or before the Closing Date, (vi) any use of an improper method of accounting use for any tax period or portion ending or ended on or before the Closing Date, or (vii) income arising or accruing before the Closing and includable after the Closing under Subchapter K, Section 951, 952, 951A or 956 of the Code. Each Target Company is not and shall not be required to include any amount in income or pay any installment of any “net tax liability” or other Tax pursuant to Section 965 of the Code. No Target Company has deferred the payment of any payroll Taxes under any applicable Laws the due date for the original payment of which was at or before the Closing Date to a date after the Closing Date.

4.15       Real Property. Schedule 4.15 contains a complete and accurate list of all premises, if any, currently leased or subleased or otherwise used or occupied by a Target Company for the operation of the business of a Target Company, and of all current leases, lease guarantees, agreements and related documents, including all amendments, terminations and modifications or waivers (collectively, the “Blue Real Property Leases”). BGHL has provided to Perception a true and complete copy of each of the Blue Real Property Leases. Blue Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To BGHL’s Knowledge, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of Blue Real Property Leases, and no Target Company has received notice of any such condition.

4.16       Personal Property. Each item of Personal Property which is currently owned, used or leased by a Target Company with a book value or fair market value of greater than Two Hundred Fifty Thousand Dollars ($250,000) is set forth on Schedule 4.16, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related, including all amendments, terminations and

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modifications or waivers (“Blue Personal Property Leases”). Except as set forth in Schedule 4.16, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Target Companies. The operation of each Target Company’s business as it is now conducted or presently proposed to be conducted is not dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to a Target Company. BGHL has provided to Perception a true and complete copy of each of the Blue Personal Property Leases, and in the case of any oral Blue Personal Property Lease, a written summary of the material terms of such Blue Personal Property Lease. Blue Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To BGHL’s Knowledge, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of Blue Personal Property Leases, and no Target Company has received notice of any such condition.

4.17       Title to and Sufficiency of Assets. Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets (whether tangible or intangible), free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified in the BGHL Financials and (d) Liens set forth on Schedule 4.17. The assets (including Intellectual Property rights and contractual rights) of the Target Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted.

4.18       Employee Matters.

(a)         Except as set forth in Schedule 4.18(a), no Target Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Target Company, and BGHL has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. Schedule 4.18(a) sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending between any Target Company and Persons employed by or providing services as independent contractors to a Target Company in the past three (3) years. No current officer or employee of a Target Company has provided any Target Company written notice of his or her plan to terminate his or her employment with any Target Company or go on leave of absence.

(b)         Except as set forth in Schedule 4.18(b), each Target Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating labor relations, classification and payment of employees and independent contractors, hours of work, payment of wages and overtime wages, pay equity, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written notice that there is any pending Action involving unfair labor practices against a Target Company, and (ii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice) for the past three (3) years. There are no Actions pending against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

4.19       Benefit Plans.

(a)         No Target Company maintains any Benefit Plan.

(b)         Except as set forth in Schedule 4.19(b), the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual; or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code.

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4.20       Environmental Matters. Except as set forth in Schedule 4.20:

(a)         Each Target Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending to revoke, modify, or terminate any such Environmental Permit, and, to BGHL’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b)         No Target Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release of a Hazardous Material. No Target Company has assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

(c)         No Action has been made or is pending against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d)         There is no investigation of the business, operations, or currently owned, operated, or leased property of a Target Company or, to BGHL’s Knowledge, previously owned, operated, or leased property of a Target Company pending that could lead to the imposition of any Liens under any Environmental Law or Environmental Liabilities.

(e)         BGHL has provided to Perception all environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any Target Company and any project.

4.21       Transactions with Related Persons. Except as set forth on Schedule 4.21, no Target Company nor any of its Affiliates, nor any officer, director, or beneficial owner of 5% or more of the equity interests of a Target Company, manager, employee, trustee or beneficiary of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently a party to any transaction with a Target Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property or the license of Intellectual Property from, (c) granting or receiving any right or interest in any asset of a Target Company to or from, or (d) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest). Except as set forth on Schedule 4.21, no Target Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company. The assets of the Target Companies do not include any receivable or other obligation from a Related Person, and the liabilities of the Target Companies do not include any payable or other obligation or commitment to any Related Person.

4.22       Insurance.

(a)         Schedule 4.22(a) lists all insurance policies (except insurance policies underlying any Blue Benefit Plan) held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to Perception. All premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. No Target Company has any self-insurance or co-insurance programs. In the

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past three (3) years, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b)         Schedule 4.22(b) identifies each individual insurance claim in excess of $100,000 (except claims under any Blue Benefit Plan) made by a Target Company in the past three (3) years. Each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies. To BGHL’s Knowledge, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No Target Company has made any claim against an insurance policy as to which the insurer is denying coverage.

4.23       Books and Records. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.

4.24       Certain Business Practices.

(a)         No Target Company, nor any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law or (iii) made any other unlawful payment. No Target Company, nor any of their respective Representatives acting on their behalf has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

(b)         The operations of each Target Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a Target Company with respect to any of the foregoing is pending.

(c)         No Target Company or any of their respective directors or officers, or, to BGHL’s Knowledge, any other Representative acting on behalf of a Target Company is currently identified on the specially designated nationals or other blocked person, organization or entity list currently subject to any U.S. sanctions administered by OFAC, identified by the Consolidated Screening List of the U.S. International Trade Administration (“ITA”) or identified on the Denied Persons List, the Entity List, Unverified List, or the Military End User List of the U.S. Department of Commerce Bureau of Industry and Security (“BIS”) and no Target Company has in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner, agent, or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC, BIS, ITA, the U.S. Department of Treasury or U.S. Department of Justice or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of any U.S. sanctions, Law or regulation.

(d)         Each Target Company and of their respective directors or officers, or, to BGHL’s Knowledge, any other Representative acting on behalf of a Target Company, their Affiliates, and their respective Representative and distributors in their capacity as such, have complied in all material respects at all times and are in compliance in all respects with all applicable export trade control Laws, including but not limited to (i) each of the Target Companies and Affiliates (A) who or which has not directly or indirectly, exported, re-exported, sold, disclosed or otherwise transferred to (including transfers to foreign nationals located in the United States) any goods, equipment, materials, software, technology, technical data or services in violation of such trade control Laws; and (B) has not unlawfully engaged in any other transactions or disclosures, with any person with whom U.S. persons are prohibited from dealing under U.S. trade Laws; (ii) there is no charge, proceeding or, to BGHL’s Knowledge, investigation by any Governmental Authority with respect to a violation of any applicable trade compliance Laws that is now pending with respect to BGHL or its Affiliates; and (iii) BGHL or Affiliates have not made, nor need to make a voluntary self-disclosure with respect to a possible violation of any trade compliance Laws to any Governmental Authority.

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4.25       Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company” or required to register as an “investment company” under the Investment Company Act of 1940.

4.26       Finders and Brokers. No Target Company has incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions.

4.27       Solvency. As of the Closing: No Target Company is insolvent or unable to pay its Indebtedness, including its future and prospective Indebtedness incurred in the ordinary course, or is in liquidation under the law of the jurisdiction in which it is incorporated or other applicable Laws. No petition has been presented, application made, proceedings commenced, resolution passed or meeting convened for the termination, liquidation, bankruptcy or dissolution of any Target Company nor any process been commenced where the business of any Target Company is terminated and the assets of any Target Company are distributed amongst the creditors or shareholders or other contributories of the Target Company or where the affairs, business or assets of any Target Company are managed by a person appointed for the purpose by a court, governmental agency or similar body or by any creditor or the Target Company itself, nor has any such order or relief been granted or appointment made, and there are no cases or proceedings under any applicable Laws with respect to insolvency, reorganization, or related matters in any jurisdiction concerning any Target Company, and to BGHL’s Knowledge, no events have occurred which, under the law of the jurisdiction in which it is incorporated or other applicable Laws, would justify any such cases or proceedings. No liquidator, trustee, supervisor, nominee, custodian or similar official and no liquidation committee or similar body have been appointed in respect of the whole or any part of the business or assets of any Target Company nor has any step been taken for or with a view to the appointment of such a person or body nor has any event taken place or is likely to take place as a consequence of which such an appointment might be made. No ruling declaring the insolvency of any Target Company has been made and no public announcement in respect of the same has been pronounced by a court of the jurisdiction in which it is incorporated.

4.28       Registration Statement. The information supplied by BGHL in writing specifically for inclusion in the Registration Statement shall not, at (a) the time the Registration Statement is declared effective, (b) the time the Registration Statement (or any amendment or supplement) is first mailed to (i) the Perception Shareholders and the Blue Shareholders and (c) the time of the (i) Perception Shareholders’ Meeting and the (ii) Blue Shareholder Resolution, contain any untrue statement of a material fact or omit to state any material fact required to be stated or necessary in order to make the statements, in light of the circumstances under which they were made, not misleading.

4.29       Political Contributions; Foreign Activities Statement. No Target Company or any director, officer or employee of a Target Company, nor any other Person acting on behalf of a Target Company, has, directly or indirectly, since formation, (a) given or agreed to give any gift or similar benefit to any client, supplier, governmental official or employee, representative of a political party, or other Person who is or may be in a position to help or hinder a Target Company (or assist a Target Company in connection with any actual or proposed transaction) which is (i) in violation of any applicable Law, (ii) for any of the purposes described in Section 162(c) of the Foreign Corrupt Practices Act (FCPA), or (iii) for establishment or maintenance of any concealed fund or concealed bank account, or (b) violated any applicable Law pertaining to the export or import of technical data, restrictive trade practices or boycotts.

4.30       Supplemental Schedules. The Operations Schedule includes pro forma annotations to the Disclosure Schedules as if the Operations Agreements were signed and effective as of the Signing Date (collectively, the “Supplemental Schedules”). To BGHL’s Knowledge, (a) the Supplemental Schedules are true and correct in all material respects, and (b) other than the Supplemental Schedules, there are no other material disclosures related to the Operations Agreements and the obligations thereunder that would be required to be disclosed in the Disclosure Schedules if the Operations Agreements were signed and effective as of the Signing Date.

Article V
[RESERVED]

Article VI
REPRESENTATIONS AND WARRANTIES OF PERCEPTION and PERCEPTION merger sub

Except as set forth in (a) the SEC Reports filed or submitted on or before the Signing Date (excluding any disclosures in any risk factors section that do not constitute statements of fact or factual matters, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or

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forward-looking in nature), (b) as otherwise explicitly contemplated by this Agreement and (c) the disclosure schedules delivered by Perception to BGHL on the date of the Original Agreement (the “Perception Disclosure Schedules”), the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer, Perception represents and warrants to BGHL, as of the Signing Date and as of the Closing, as follows:

6.1         Organization and Standing. Each of Perception and Perception Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the Laws the Cayman Islands. Perception Merger Sub was incorporated with the express purposes of completing the Contemplated Transactions and has not conducted any other business (other than as contemplated by this Agreement) since its incorporation. Perception and Perception Merger Sub each have all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Perception and Perception Merger Sub are each duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Perception has made available to BGHL accurate and complete copies of Perception’s Organizational Documents and Perception Merger Sub’s Organizational Documents, as currently in effect. Neither Perception nor Perception Merger Sub are in violation of any provision of their respective Organizational Documents in any material respect.

6.2         Authorization; Binding Agreement. Subject to the Perception Shareholders’ Approval, Perception and Perception Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Contemplated Transactions have been duly and validly authorized by the board of directors of Perception and the board of directors of Perception Merger Sub and no other corporate proceedings, other than as set forth elsewhere in this Agreement, are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Contemplated Transactions other than any requisite approval of Perception Merger Sub as the sole shareholder of Blue Merger Sub and the director(s) of Blue Merger Sub upon Blue Merger Sub’s formation. This Agreement has been, and each Ancillary Document to which Perception and Perception Merger Sub is a party shall be when delivered, duly and validly executed and delivered by Perception and Perception Merger Sub and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties, constitutes, or when delivered shall constitute, the valid and binding obligation of Perception an Perception Merger Sub, enforceable against Perception or Perception Merger Sub in accordance with its terms, except to the extent that enforceability may be limited by the Enforceability Exceptions.

6.3          Governmental Approvals. Except as otherwise described in Schedule 6.3 of the Perception Disclosure Schedules, no Consent of or with any Governmental Authority, on the part of Perception or Perception Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by Perception or Perception Merger Sub of this Agreement and each Ancillary Document to which it is a party or the consummation by Perception or Perception Merger Sub of the Contemplated Transactions, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with NYSE or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Perception.

6.4         Non-Contravention. Except as otherwise described in Schedule 6.4 of the of the Perception Disclosure Schedules, the execution and delivery by Perception and Perception Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by Perception and Perception Merger Sub of the Contemplated Transactions, and compliance by Perception and Perception Merger Sub with any of the provisions of this Agreement, will not (a) conflict with or violate any provision of Perception’s or Perception Merger Sub’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 6.3, and the waiting periods referred to having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Perception, or any of Perception’s or Perception Merger Sub’s properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Perception or Perception Merger Sub under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of Perception or Perception Merger Sub under, (viii) give rise to any obligation to

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obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material contract of Perception or Perception Merger Sub, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on Perception.

6.5         Capitalization.

(a)         Perception is authorized to issue (i) 200,000,000 Perception Class A Ordinary Shares, (ii) 20,000,000 Perception Class B Ordinary Shares, and (iii) 1,000,000 preference shares of a par value of US$0.0001 each. The number and class or series of the issued and outstanding Perception Securities are set forth in the SEC Reports. All outstanding Perception Securities are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Perception’s Organizational Documents or any Contract to which Perception is a party. None of the outstanding Perception Securities have been issued in violation of any applicable securities Laws. Before giving effect to the transactions contemplated by this Agreement, Perception does not have any Subsidiaries or own any equity interests in any other Person.

(b)         Except as set forth in Schedule 6.5(b) of the Perception Disclosure Schedules, there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of Perception or (B) obligating Perception to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating Perception to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Perception Share Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Perception to repurchase, redeem or otherwise acquire any shares of Perception or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 6.5(b) of the Perception Disclosure Schedules, there are no shareholders agreements, voting trusts or other agreements or understandings to which Perception is a party with respect to the voting of any shares of Perception.

(c)Before giving effect to the Perception Reorganization, Perception Merger Sub is authorized to issue up to 500,000,000 Perception Merger Sub Ordinary Shares. The issued and outstanding Perception Merger Sub share capital as of the Signing Date consists of One Perception Merger Sub Ordinary Share. The single issued and outstanding Perception Merger Sub Ordinary Share has not been issued in violation of any applicable securities Laws. Before giving effect to the Contemplated Transactions, other than the formation of Blue Merger Sub, Perception Merger Sub does not have any Subsidiaries or own any equity interests in any other Person. There are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than those contemplated by or expressly provided for in this Agreement and the Ancillary Documents), (A) relating to the issued or outstanding unissued shares of Perception Merger Sub or (B) obligating Perception Merger Sub to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating Perception Merger Sub to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. There are no outstanding obligations of Perception Merger Sub to repurchase, redeem or otherwise acquire any shares of Perception Merger Sub or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. There are no shareholders agreements, voting trusts or other agreements or understandings to which Perception Merger Sub is a party with respect to the voting of any shares of Perception Merger Sub. Since their formation, and except as contemplated by this Agreement, Perception Merger Sub has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and Perception Merger Sub’s board of directors have not authorized any of the foregoing.

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(d)         Except as set forth in Schedule 6.5(e) of the Perception Disclosure Schedules, Perception and Perception Merger Sub do not have any obligations with respect to or under any Indebtedness.

6.6         SEC Filings and Perception Financials.

(a)         Except as set forth in Schedule 6.6 of the Perception Disclosure Schedules, Perception, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by Perception before the Signing Date with the SEC under the Securities Act and/or the Exchange Act (collectively, and together with any exhibits and schedules and other information incorporated , and as they have been supplemented, modified or amended since the time of filing, the “SEC Reports”). Each of the SEC Reports, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act applicable to such SEC Reports. As of the respective date of its filing (or if amended or superseded by a filing before the Signing Date or the Closing Date, then on the date of such filing), the SEC Reports did not contain any untrue statement of a material fact or omit to state any material fact required to be stated or necessary in order to make the statements made , in light of the circumstances under which they were made, not misleading. Except as disclosed in Schedule 6.6 of the Perception Disclosure Schedules, as of the Signing Date, (A) the Perception Ordinary Shares are listed on NYSE, (B) Perception has not received any written deficiency notice from NYSE relating to the continued listing requirements of the Perception Ordinary Shares, (C) there are no Actions pending or, to the Knowledge of Perception, threatened against Perception by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of the Perception Ordinary Shares on NYSE and (D) Perception is in compliance with all of the applicable corporate governance rules of NYSE.

(b)         The financial statements and notes of Perception contained or incorporated by reference in the SEC Reports (the “Perception Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of Perception at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c)         Except as and to the extent reflected or reserved against in Perception Financials, Perception has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in Perception Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since December 31, 2022 (the “Perception Accounts Date”) in the ordinary course of business.

6.7         Absence of Certain Changes. As of the Signing Date, except as set forth in Schedule 6.7 of the Perception Disclosure Schedules, Perception and Perception Merger Sub have, since the Perception Accounts Date (a) to the Knowledge of Perception, operated its business in the ordinary course and (b) not been subject to a Material Adverse Effect.

6.8         Compliance with Laws. Each of Perception and Perception Merger Sub is, and has since its incorporation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on Perception, and Perception nor Perception Merger Sub have received written notice alleging any violation of applicable Law in any material respect by Perception or Perception Merger Sub.

6.9         Actions; Orders; Permits. There is no pending or, to the Knowledge of Perception, threatened material Action to which Perception or Perception Merger Sub is subject which would reasonably be expected to have a Material Adverse Effect on Perception. There is no material Action that Perception of Perception Merger Sub has pending against any other Person. Neither Perception nor Perception Merger Sub is subject to any material Orders of any Governmental Authority, nor, to the Knowledge of Perception, are any such Orders pending. Perception and Perception Merger Sub hold all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on Perception.

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6.10       Taxes and Returns. Perception, and as applicable, Perception Merger Sub have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which such Tax Returns are accurate and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in Perception Financials have been established in accordance with GAAP. There are no audits, examinations, investigations or other proceedings pending against Perception in respect of any Tax, and Perception has not been notified in writing of any proposed Tax claims or assessments against Perception or Perception Merger Sub (other than, in each case, claims or assessments for which adequate reserves in Perception Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of Perception’s or Perception Merger Sub’s assets, other than Permitted Liens. Neither Perception nor Perception Merger Sub have any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Perception or Perception Merger Sub for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

6.11       Employees and Employee Benefit Plans. Neither Perception nor Perception Merger Sub maintains, sponsors, contributes to or otherwise have any Liability under, any Benefit Plans.

6.12       Properties. Neither Perception nor Perception Merger Sub owns, licenses, or otherwise has any right, title or interest in any material Intellectual Property. Neither Perception nor Perception Merger Sub owns or leases any material real property or material Personal Property.

6.13       Transactions with Affiliates. Except as set forth in Schedule 6.13 of the Perception Disclosure Schedules, neither Perception nor Perception Merger Sub has engaged in any transaction with (a) any of its director, officer or employee or Affiliate or (b) record or beneficial owner of more than five percent (5%) of its outstanding shares that would be required to be disclosed in the Registration Statement.

6.14       Merger Consideration Shares. All Perception Class A Ordinary Shares to be issued and delivered to the Blue Shareholders as Merger Consideration in accordance with Article I shall be, upon issuance and delivery of such Perception Class A Ordinary Shares, fully paid and non-assessable, free and clear of all Liens imposed by New Perception, other than restrictions arising from applicable securities Laws, any applicable Ancillary Agreement, any applicable Registration Rights Agreement, and the issuance and sale of such Perception Class A Ordinary Shares under this Agreement will not be subject to or give rise to any preemptive rights or rights of first refusal.

6.15       Perception Merger Sub Activities. Since its incorporation, Perception Merger Sub has not engaged in any business activities other than as contemplated by this Agreement, does not own directly or indirectly any ownership, equity, profits or voting interest in any Person and has no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party, Perception Merger Sub is not party to or bound by any Contract.

6.16       Investment Company Act. Perception is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

6.17       Finders and Brokers. Except as set forth on Schedule 6.17 of the Perception Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Perception, Perception Merger Sub, or any of their Affiliates.

6.18       Independent Investigation. Perception has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Target Companies and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies for such purpose. Perception acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Contemplated Transactions, it has relied solely upon its own investigation and the express representations and warranties of BGHL set forth in this Agreement (including the related portions of BGHL Disclosure Schedules) and in any certificate delivered to Perception pursuant to this Agreement, and the information provided by or on behalf of BGHL for the Registration Statement; and (b) none of BGHL nor its respective Representatives have made any representation

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or warranty as to the Target Companies, or this Agreement, except as expressly set forth in this Agreement (including the related portions of BGHL Disclosure Schedules) or in any certificate delivered to Perception, or with respect to the information provided by or on behalf of BGHL for the Registration Statement.

Article VII
COVENANTS

7.1         Access and Information.

(a)         During the period from the Signing Date and continuing until the earlier of the termination of this Agreement in accordance with Section 9.1 or the Closing (the “Interim Period”), subject to Section 7.14, BGHL shall give, and shall cause its Representatives to give, Perception, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies, as Perception may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of BGHL’s Representatives to reasonably cooperate with Perception in its investigation; provided, however, that Perception shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies. No information or knowledge obtained by Perception in any investigation conducted pursuant to the access contemplated by this Section 7.1 shall affect or be deemed to modify any representation or warranty of BGHL set forth in this Agreement or otherwise impair the rights and remedies available to Perception.

(b)         During the Interim Period, subject to Section 7.14, Perception shall give, and shall cause its Representatives to give, BGHL and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to Perception, as BGHL or its Representatives may reasonably request regarding Perception and its businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any) and cause each of Perception’s Representatives to reasonably cooperate with BGHL and its Representatives in their investigation; provided, however, that BGHL and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Perception). No information or knowledge obtained by BGHL in any investigation conducted pursuant to the access contemplated by this Section 7.1 shall affect or be deemed to modify any representation or warranty of Perception set forth in this Agreement or otherwise impair the rights and remedies available to BGHL.

7.2         Conduct of Business of BGHL.

(a)         Unless Perception shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 7.2, BGHL shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Target Companies and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all

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material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b)         Without limiting the generality of Section 7.2(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents as set forth on Schedule 7.2, during the Interim Period, without the prior written consent of Perception (such consent not to be unreasonably withheld, conditioned or delayed), BGHL shall not, and shall cause its Subsidiaries to not:

(i)      amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii)     authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii)    split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)    incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 individually or $250,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $100,000 individually or $250,000 in the aggregate;

(v)     increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) to any employee, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Blue Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Blue Benefit Plans or in the ordinary course of business consistent with past practice;

(vi)    make, change or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or surrender or forfeit any right to claim for refund, enter into any Tax allocation, Tax sharing, Tax indemnity or other closing agreement related to Taxes, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable;

(vii)   transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material Blue Registered IP, IP licensed by BGHL or other Blue IP (excluding non-exclusive licenses of Blue IP to Target Company customers in the ordinary course of business consistent with past practice), or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(viii)  terminate, or waive or assign any material right under, any Blue Material Contract or enter into any Contract that would be a Blue Material Contract, in any case outside of the ordinary course of business consistent with past practice;

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(ix)    fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x)     establish any Subsidiary or enter into any new line of business;

(xi)    fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xii)   revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with IFRS and after consulting with BGHL’s outside auditors;

(xiii)  waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the Contemplated Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, a Target Company or its Affiliates) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in BGHL Financials;

(xiv)  close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

(xv)   acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xvi)  make capital expenditures in excess of $100,000 (individually for any project (or set of related projects)) or $250,000 in the aggregate;

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii)voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate other than pursuant to the terms of a Blue Material Contract or Blue Benefit Plan;

(xix)  sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xx)   enter into any agreement, understanding or arrangement with respect to the voting of equity securities of BGHL;

(xxi)  take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxii) accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;

(xxiii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice);

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(xxiv)maintain the existing relations and goodwill of the Target Companies with customers, suppliers, distributors and creditors of the Target Companies and use commercially reasonable efforts to maintain all insurance policies of the Target Companies or equivalent substitutes; or

(xxv) authorize or agree to do any of the foregoing actions.

(c)         Notwithstanding the foregoing, Perception expressly consents to BGHL’s entering into or otherwise fulfilling obligations under agreements contemplated by this Agreement, including but not limited to (i) the Operations Agreements and (ii) the Trust Deed, and waives any violations of the restrictions set forth in Sections 7.2(a) and Section 7.2(b) in connection therewith.

7.3         Conduct of Business of Perception.

(a)Unless BGHL shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed) and except in connection with the Perception Reorganization, during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 7.3, Perception shall, (i) conduct business, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to Perception in all material respects, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b)         Without limiting the generality of Section 7.3(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents or as set forth on Schedule 7.3, during the Interim Period, without the prior written consent of BGHL (such consent not to be unreasonably withheld, conditioned or delayed), Perception shall not:

(i)      amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii)     authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii)    split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)    incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 individually or $250,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 7.3(b)(iv) shall not prevent Perception from borrowing funds necessary to finance its ordinary course administrative costs and expenses incurred in connection with the consummation of the Business Combination and the other transactions contemplated by this Agreement, up to aggregate additional Indebtedness during the Interim Period of $5,000,000);

(v)     make, change or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or surrender or forfeit any right to claim for refund, enter into any Tax allocation, Tax sharing, Tax indemnity or other closing agreement related to Taxes, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law;

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(vi)    except in accordance with Section 8.3(e), amend, waive or otherwise change the Trust Deed in any manner materially adverse to Perception;

(vii)   terminate, waive or assign any material right under any material contract of Perception;

(viii)  fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix)    establish any Subsidiary or enter into any new line of business;

(x)     fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xi)    revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting Perception’s outside auditors;

(xii)   waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the Contemplated Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Perception) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in Perception Financials;

(xiii)  acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division, or any material amount of assets outside the ordinary course of business;

(xiv)  make capital expenditures in excess of $100,000 individually for any project (or set of related projects) or $250,000 in the aggregate (excluding for the avoidance of doubt, incurring any expenses);

(xv)   adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Business Combination);

(xvi)  voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate (excluding the incurrence of any expenses) other than pursuant to the terms of a Contract in existence as of the Signing Date or entered into in the ordinary course of business or in accordance with the terms of this Section 7.3 during the Interim Period;

(xvii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii)enter into any agreement, understanding or arrangement with respect to the voting of Perception Securities;

(xix)  take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xx)   authorize or agree to do any of the foregoing actions.

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7.4         Financial Statements. BGHL shall use its best efforts (i) to prepare in a timely manner any financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement and any other filings to be made by BGHL with the SEC in connection with the Business Combination and (ii) to obtain the consents of their auditors as may be required by applicable Law or requested by the SEC.

7.5         Perception Public Filings. During the Interim Period, Perception will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts before the Closing to maintain the listing of the Perception Ordinary Shares on NYSE.

7.6         No Solicitation.

(a)         For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to BGHL and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the Target Companies (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Target Companies, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise (including without limitation any initial public offering or direct listing of the capital stock of any Target Company) and (B) with respect to Perception and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination involving Perception.

(b)         During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the Contemplated Transactions, each Party shall not, and shall cause its Representatives to not, without the prior written consent of BGHL and Perception, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c)         Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions (including a copy if in writing or a written summary if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

7.7         No Trading. BGHL acknowledges and agrees that it is aware (and each of its Representatives are aware or, upon receipt of any material nonpublic information of Perception, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and the stock exchanges (the “Federal Securities Laws”) and other applicable Laws on a Person possessing material nonpublic information about a publicly traded company. BGHL agrees that, while it is in possession of such material nonpublic information, it shall not

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purchase or sell any securities of Perception (other than to engage in the Business Combination in accordance), communicate such information to any third party, take any other action with respect to Perception in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

7.8         Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in Article IX not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

7.9         Efforts.

(a)         Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b)         In furtherance and not in limitation of Section 7.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense, with respect to the Contemplated Transactions as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Contemplated Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

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(c)         As soon as reasonably practicable following the Signing Date, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the Contemplated Transactions, whether before the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the Contemplated Transactions, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Contemplated Transactions. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(d)         Before the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

7.10       Tax Matters.

(a)         Each Party shall file all Tax Returns consistent with, and take no position inconsistent with, the Perception Reorganization Intended Tax Treatment and the Blue Merger Intended Tax Treatment (whether in audits, Tax Returns or otherwise) unless required by applicable Law. From and after the Signing Date, none of the Parties shall, nor shall they permit any of their Affiliates to, knowingly take any action, cause any action to be taken or omit to take any action which could cause the transactions to fail to qualify for, or fail to be reported in a manner consistent with, the Perception Reorganization Intended Tax Treatment and the Blue Merger Intended Tax Treatment.

(b)         Notwithstanding anything to the contrary contained herein, all Transfer Taxes shall be paid by Perception. The Party required by Law to do so shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and if required by applicable Law, the Parties shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other document. Notwithstanding any other provision of this Agreement, the Parties shall (and shall cause their respective Affiliates to) cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

(c)         If, in connection with the preparation and filing of the Registration Statement, the SEC requests or requires that a Tax opinion be prepared and submitted regarding the (i) Perception Reorganization Intended Tax Treatment, Perception shall cause Loeb & Loeb LLP to deliver such Tax opinion to Perception, or (ii) Blue Merger Intended Tax Treatment, BGHL shall cause Nelson Mullins Riley & Scarborough LLP to deliver such Tax opinion to BGHL. Each party shall use reasonable best efforts to execute and deliver customary tax representation letters to the applicable Tax advisor in form and substance reasonably satisfactory to such advisor. Notwithstanding anything to the contrary in this Agreement, Loeb & Loeb LLP shall not be required to provide any opinion to any party regarding the Blue Merger or the Blue Merger Intended Tax Treatment and Nelson Mullins Riley & Scarborough LLP shall not be required to provide any opinion to any party regarding the Perception Reorganization or the Perception Reorganization Intended Tax Treatment.

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(d)         Before the Closing Date (i) each Target Company organized outside of the United States shall determine whether it is an “expatriated entity” as defined in Section 7874(a)(2)(A) of the Code, a “surrogate foreign corporation” as defined in Section 7874(a)(2)(B) of the Code or a domestic corporation as a result of the application of Section 7874(b) of the Code, in each case, as defined in the Code and the U.S. Treasury Regulations and (ii) each Target Company shall determine whether it is a “passive foreign investment company” as defined in Section 1297(a) of the Code (a “PFIC”).

(e)         Within ninety (90) days after the end of each taxable year of New Perception, New Perception shall use commercially reasonably efforts to (i) determine its status as a PFIC, (ii) determine the PFIC status of each of its Subsidiaries, (iii) make such PFIC status determinations available to the shareholders of New Perception electronically and (iv) provide a PFIC Annual Information Statement to enable shareholders of New Perception (or their direct or indirect beneficial owners) to make a “Qualifying Electing Fund” election under Section 1295 of the Code and the U.S. Treasury Regulations with respect to their ownership of New Perception or filing a “protective statement” pursuant to Treasury Regulation Section 1.1295-3 with respect to New Perception or any Subsidiary, as applicable. The covenants contained in this Section 7.10(e) and Section 7.10(d), notwithstanding any provision elsewhere in this Agreement, shall survive in full force and effect until the later of two (2) years after the end of New Perception’s current taxable year.

7.11       Further Assurances. The Parties shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and, do or cause to be done, and assist and cooperate with the other Parties in doing, all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

7.12       Preparation of Registration Statement; Perception Shareholders’ Meeting and Approvals; Blue Shareholder Resolution and Approvals.

(a)         Preparation of Registration Statement.

(i)          As promptly as practicable after the Signing Date, the Parties shall prepare, and Perception shall file with the SEC, a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement, the “Registration Statement”), which Registration Statement will also contain a notice of extraordinary general meeting and proxy statement (as amended, the “Proxy Statement”), relating to the Perception Shareholders’ Meeting to approve and adopt: (a) the Perception Reorganization, (b) this Agreement, the Ancillary Documents, and the Business Combination, (c) such other matters as the Parties shall collectively determine to be necessary or appropriate in order to effect the Business Combination and the other transactions contemplated by this Agreement, the Ancillary Documents or as may be required by applicable law, (d) any other proposals as the SEC (or staff member) may indicate are necessary in its comments to the Registration Statement or correspondence, and (e) the adjournment of Perception Shareholders’ Meeting, if necessary or desirable in the reasonable determination of Perception (the proposals described in foregoing clauses (a) through (e), collectively, the “Transaction Proposals”).

(ii)         The Parties shall each use its commercially reasonable efforts to (a) cause the Registration Statement when filed each with the SEC to comply in all material respects with all Laws applicable and rules and regulations promulgated by the SEC, (b) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement, (c) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable and (d) keep the Registration Statement effective as long as is necessary to consummate the Business Combination. Before the effective date of the Registration Statement, the Parties shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of Perception Class A Ordinary Shares pursuant to this Agreement. Each of the Parties also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Business Combination, and BGHL and Perception shall furnish all information concerning BGHL and its Subsidiaries (in the case of BGHL) or Perception and Perception Merger Sub (in the case of Perception) and any of their respective members or shareholders as may be reasonably requested in connection with any such action. As promptly as practicable after finalization

Annex A-29

and effectiveness of the Registration Statement, Perception shall mail (or cause to be mailed) the Registration Statement to the Perception Shareholders. Each of the Parties shall furnish to the other Parties all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, or any other statement, filing, notice or application made by or on behalf of the Parties or their respective Affiliates to any regulatory authority in connection with the Business Combination.

(b)         Perception Shareholders’ Approval

(i)          Before or as promptly as practicable after the Registration Statement is declared effective under the Securities Act, Perception shall establish a record date for, duly call, and convene and hold an extraordinary general meeting of the Perception Shareholders (including any adjournment or postponement, the “Perception Shareholders’ Meeting”) in accordance with its Organizational Documents to be held as promptly as reasonably practicable following the date on which the Registration Statement is declared effective under the Securities Act for the purpose of voting on the Transaction Proposals and obtaining the vote of the holders of Perception Ordinary Shares required to approve the Transaction Proposals in accordance with the requirements of the Cayman Act, Perception’s Organizational Documents, all applicable SEC, NYSE requirements and all other applicable Laws (the “Perception Shareholders’ Approval”) (including any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of this Agreement); provided, however, that Perception may adjourn or postpone the Perception Shareholders’ Meeting (1) to the extent necessary to ensure that any supplement or amendment to the Registration Statement that Perception determines in its sole discretion is necessary to comply with applicable Laws is provided to the Perception Shareholders in advance of a vote on the adoption of the Transaction Proposals, (2) if, as of the time that the Perception Shareholders’ Meeting is originally scheduled, there are insufficient Perception Ordinary Shares represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Perception Shareholders’ Meeting, (3) if, as of the time that the Perception Shareholders’ Meeting is originally scheduled, adjournment or postponement of the Perception Shareholders’ Meeting is necessary to enable Perception to solicit additional proxies required to obtain Perception Shareholders’ Approval, or (4) to comply with applicable Law.

(ii)         Subject to Section 7.6, the Registration Statement shall include a statement to the effect that the board of directors of Perception (the “Perception Board”) has recommended that the Perception Shareholders vote in favor of the Transaction Proposals at the Perception Shareholders’ Meeting (such statement, the “Perception Board Recommendation”), and neither the Perception Board nor any committee shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Perception Board Recommendation (any such action, a “Change in Recommendation”); provided that the Perception Board may make any Change in Recommendation before receipt of the Perception Shareholders’ Approval if it determines in good faith that it is required to do so in order to comply with the directors’ fiduciary duties under applicable Laws.

(c)         Blue Shareholder Approval. No earlier than one day before the Perception Shareholders’ Meeting BGHL shall pass a written resolution by FGR as sole recordholder of the BGHL Stock pursuant to the Trust Deed (the “Blue Shareholder Resolution”) as promptly as reasonably practicable following the date that the Registration Statement is declared effective under the Securities Act for the purpose of obtaining the approval of FGR (as trustee and recordholder) to the extent required to approve the Business Combination and such other matters as may be mutually agreed by Perception and BGHL (the “Blue Shareholder Approval”), and BGHL shall use its reasonable best efforts, to take all other actions necessary or advisable to secure Blue Shareholder Approval.

7.13       Public Announcements.

(a)         The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the Contemplated Transactions shall be issued by any Party or any of their Affiliates without the prior written consent of Perception and BGHL (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required

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by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b)         The Parties shall collectively agree upon and, as promptly as practicable after the execution of this Agreement, issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the execution of this Agreement (but in any event within four (4) Business Days), Perception shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which BGHL shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) before filing (with BGHL reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement). The Parties shall collectively agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, New Perception shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which BGHL shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) before filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the Contemplated Transactions, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the Contemplated Transactions, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/or any Governmental Authority in connection with the Contemplated Transactions.

7.14       Confidential Information.

(a)         BGHL agrees that during the Interim Period and, if this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Perception Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations, enforcing their rights, or in furtherance of their authorized duties on behalf of Perception), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of Perception Confidential Information without Perception’s prior written consent; and (ii) if BGHL, during the Interim Period or, if this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, becomes legally compelled to disclose any Perception Confidential Information, (A) provide Perception to the extent legally permitted with prompt written notice of such requirement so that Perception or an Affiliate may seek, at Perception’s cost, a protective Order or other remedy or waive compliance with this Section 7.14(a), and (B) if such protective Order or other remedy is not obtained, or Perception waives compliance with this Section 7.14(a), furnish only that portion of such Perception Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Perception Confidential Information. If this Agreement is terminated and the Contemplated Transactions are not consummated, BGHL shall, and shall cause their respective Representatives to, promptly deliver to Perception or destroy (at Perception’s election) any and all copies (in whatever form or medium) of Perception Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings; provided, however, that BGHL shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Perception Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

(b)         Perception and Perception Merger Sub agree that during the Interim Period and, if this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any BGHL Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations or enforcing its rights), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of BGHL Confidential Information without BGHL’s prior written consent; and (ii) if Perception or any of its Representatives, during the

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Interim Period or, if this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, becomes legally compelled to disclose any BGHL Confidential Information, (A) provide BGHL to the extent legally permitted with prompt written notice of such requirement so that BGHL may seek, at BGHL’s sole expense, a protective Order or other remedy or waive compliance with this Section 7.14(b) and (B) if such protective Order or other remedy is not obtained, or BGHL waives compliance with this Section 7.14(b), furnish only that portion of such BGHL Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such BGHL Confidential Information. In the event that this Agreement is terminated and the Contemplated Transactions are not consummated, Perception and/or Perception Merger Sub, as applicable, shall, and shall cause its Representatives to, promptly deliver to BGHL or destroy (at Perception’s election) any and all copies (in whatever form or medium) of BGHL Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings; provided, however, that Perception and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any BGHL Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, Perception and its Representatives shall be permitted to disclose any and all BGHL Confidential Information to the extent required by the Federal Securities Laws.

7.15       Documents and Information. After the Closing Date, New Perception shall, and shall cause its Subsidiaries to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Target Companies in existence on the Closing Date.

7.16       Post-Closing Board of Directors. During the Interim Period, Perception shall take (and BGHL shall take) all actions necessary or appropriate to cause the number of members of the board of the directors of New Perception (effective as of the Closing) to be at least seven (7), including at least one (1) director designated by Perception or the Sponsor, one (1) independent director designated by the Parties, and one (1) additional director designated by BGHL.

7.17       Indemnification of Directors and Officers; Tail Insurance.

(a)         The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Parties and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of Perception and BGHL (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and Perception or BGHL in each case as in effect on the Signing Date, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Blue Merger Effective Time, Perception shall cause the Organizational Documents of New Perception to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the Signing Date in the Organizational Documents of Perception to the extent permitted by applicable Law. The provisions of this Section 7.17 shall survive the consummation of the Contemplated Transactions and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives, each of whom shall be a third party beneficiary of the provisions of this Section 7.17.

(b)         For a period of six years from the Closing, New Perception shall, and shall cause its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by BGHL’s, Perception’s, Perception Merger Sub’s, or Blue Merger Sub’s respectively, directors’ and officers’ liability insurance policies (including, in any event, the D&O Indemnified Persons) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall New Perception and its Subsidiaries be required to pay an aggregate premium for such insurance in excess of 300% of the aggregate annual premium payable by BGHL, Perception, Perception Merger Sub, or Blue Merger Sub, respectively, for such insurance policy as of the Signing Date; provided, however, that (i) each of Perception and BGHL may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy with respect to claims existing or occurring at or before the Closing and if and to the extent such policies have been obtained before the Closing with respect to any such Persons, Perception, and BGHL, respectively, shall maintain such policies in effect and continue to honor the obligations, and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 7.17 shall be continued in respect of such claim until the final disposition.

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7.18       Equity Incentive Plan. The Parties agree that at Closing, New Perception shall adopt an incentive plan in a form to be agreed upon by the Parties.

7.19       Trust Account Proceeds. The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Perception Share Redemption shall first be used to pay (in the following order) (i) Perception Transaction Expenses, (ii) Blue Transaction Expenses (iii) any loans owed by Perception to any financing party, including the Sponsor for any Perception Transaction Expenses and any administrative costs and expenses incurred by or on behalf of Perception, (iv) any other Liabilities of Perception as of the Closing. Such amounts described in (i) – (iv) of the preceding sentence will be paid at the Closing. Any remaining cash will be used for working capital and general corporate purposes of Perception.

Article VIII
CLOSING CONDITIONS

8.1         Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Business Combination and the other transactions described shall be subject to the satisfaction or written waiver (where permissible) by BGHL and Perception of the following conditions:

(a)         Shareholder Approvals. The Perception Shareholders’ Approval and the Blue Shareholders’ Approval shall have been obtained.

(b)         Antitrust Laws. Any waiting period (and any extension) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(c)         Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.

(d)         Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the transactions contemplated by this Agreement.

(e)         No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(f)          Appointment to the Board. The members of Perception’s board of directors shall have been elected or appointed as of the Closing consistent with the requirements of Section 7.16.

(g)         Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement.

(h)         NYSE Listing. Perception Class A Ordinary Shares to be issued in connection with this Agreement shall have been approved for listing on NYSE or Nasdaq, or such other national exchange as agreed between Perception and BGHL, subject to official notice of issuance.

8.2         Conditions to Obligations of BGHL. In addition to the conditions specified in Section 8.1, the obligations of BGHL to consummate the Business Combination and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver by BGHL of the following conditions:

(a)         Representations and Warranties.

(i)          Each of the representations and warranties of (A) Perception and Perception Merger Sub contained in Section 6.1 (Organization and Standing), Section 6.5 (Capitalization) and Section 6.17 (Finders and Brokers) (the “Perception Group Specified Representations”) in each case shall be true and correct in all material aspects on and as of the Signing Date and as of the Closing Date

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as if made on the Closing Date (except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and accurate in all material aspects as of such date)); and

(ii)         Each of the representations and warranties of Perception contained in this Agreement (other than the Perception Group Specified Representations) shall be true and correct on and as of the Signing Date and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect) have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, Perception, taken as a whole.

(b)         Agreements and Covenants. Perception and Perception Merger Sub each shall have performed in all material respects all of their obligations and complied in all material respects with all of their agreements and covenants under this Agreement to be performed or complied with by it on or before the Closing Date.

(c)         No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to Perception or Perception Merger Sub since the Signing Date which is continuing and uncured.

(d)         Formation and Joinder of Blue Merger Sub. Before the Perception Reorganization, Perception Merger Sub shall form Blue Merger Sub and cause Blue Merger Sub to enter into a joinder to this Agreement, in form and substance as is mutually agreed between Perception and BGHL.

(e)         Closing Deliveries.

(i)          Officer Certificate. (A) Perception shall have delivered to BGHL a certificate, dated a date no earlier than the date before the Perception Reorganization, signed by a respective executive officer of Perception in such capacity, certifying as to the satisfaction of the conditions specified in Sections 8.2(a), 8.2(b), and 8.2(c) (B) each of New Perception and Blue Merger Sub shall have delivered to BGHL a certificate, dated a date no earlier than the date before the Blue Merger Effective Date, signed by a respective executive officer of New Perception and Blue Merger Sub in such capacity, certifying as to the satisfaction of the conditions specified in Sections 8.2(a), 8.2(b), and 8.2(c).

(ii)         Secretary or Director Certificate. Perception and Perception Merger Sub shall each have delivered to BGHL a certificate from its secretary, a director or other executive officer certifying as to, and attaching, (A) copies of Organizational Documents as in effect before the Perception Reorganization, (B) the resolutions of the respective board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the Contemplated Transactions, and (C) evidence that the required shareholder approval has been obtained.

(iii)        Good Standing. Perception and Perception Merger Sub shall each have delivered to BGHL a good standing certificate (or similar documents applicable for such jurisdictions) for each entity certified as of a date no earlier than thirty (30) days before the Closing Date from the proper Governmental Authority of such entity’s jurisdiction of organization and from each other jurisdiction in which such entity is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv)        Registration Rights Agreement. BGHL shall have received an executed copy of the registration rights agreement (the “Registration Rights Agreement”) substantially in form attached as Exhibit D, duly executed by Perception and the Sponsor.

(v)         Lock-Up Agreement. BGHL shall have received an executed copy of one or more lock-up agreements (the “Lock-Up Agreement”) substantially in form attached as Exhibit D, duly executed by Perception and the Sponsor.

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(vi)        Sponsor Support Agreement. BGHL shall have received an executed copy of the sponsor support agreement substantially in form attached as Exhibit A duly executed by Sponsor (the “Sponsor Support Agreement”).

(vii)       Perception Reorganization. BGHL shall have received a copy of certificate of merger issued by the Registrar of Companies of the Cayman Islands in connection with the Perception Reorganization.

8.3         Conditions to Obligations of Perception. In addition to the conditions specified in Section 8.1, the obligations of Perception, to consummate the Business Combination and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver by Perception of the following conditions:

(a)         Representations and Warranties.

(i)          Each of the representations and warranties of BGHL contained in Section 4.1 (Organization and Standing), Section 4.2 (Authorization; Binding Agreement), Section 4.3 (Capitalization) and Section 4.26 (Finders and Brokers), in each case shall be true and correct in all material aspects on and as of the Signing Date and on and as of the Closing Date as if made on the Closing Date (except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and accurate in all material aspects as of such date)); and

(ii)         Each of the representations and warranties of BGHL, contained in this Agreement, shall be true and correct on and as of the Signing Date and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect) have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Target Companies, taken as a whole.

(b)         Agreements and Covenants. BGHL shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or before the Closing Date.

(c)         No Material Target Company Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Target Companies taken as a whole since the Signing Date which is continuing and uncured.

(d)         Certain Ancillary Documents. The Lock-Up Agreement and the Registration Rights Agreement shall be in full force and effect in accordance with the terms as of the Closing.

(e)         Formation and Joinder of NewCo. Before the Blue Merger Effective Date, BGHL shall:

(i)          cause FGR and the BGHL equityholders to form or otherwise acquire a new Cayman Islands exempted limited company (“NewCo”) and contribute to NewCo all issued and outstanding shares of BGHL with FGR as the registered owner of all of the issued and outstanding shares of NewCo as nominee and on trust (with no beneficial interest) for the Blue Shareholders as beneficiaries pursuant to a trust deed substantially in the form of the Trust Deed (the “NewCo Contribution”); and

(ii)         following the NewCo Contribution, cause NewCo to enter into a joinder to this Agreement, in form and substance as is mutually agreed between Perception and BGHL, pursuant to which NewCo will assume all of BGHL’s obligations under this Agreement.

(f)          Closing Deliveries.

(i)          Officer or Director Certificate. Perception shall have received a certificate from BGHL dated as the Closing Date, signed by a respective executive director or officer of BGHL in such capacity, certifying as to the satisfaction of the conditions specified in Sections 8.3(a)-8.3(d).

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(ii)         Secretary Certificate. BGHL shall have delivered to Perception a certificate executed by their respective secretary certifying as to the validity and effectiveness of, and attaching, (A) copies of their Organizational Documents as in effect with respect to BGHL, immediately before the Blue Merger Effective Time and (B) the requisite resolutions of BGHL’s board of directors authorizing and approving the execution, delivery, and performance of this Agreement and each Ancillary Document to which it is required to be a party or bound, and the consummation of the Business Combination and the other Contemplated Transactions.

(iii)        Good Standing. BGHL shall have delivered to Perception a good standing certificate (or similar documents applicable for such jurisdictions) issued as of a date no earlier than thirty (30) days before the Closing Date from the proper Governmental Authority of each entity’s jurisdiction of organization and from each other jurisdiction in which each entity is qualified to do business as a foreign corporation or other entity as of the Closing to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv)        Registration Rights Agreement. Perception shall have received an executed copy of the Registration Rights Agreement, duly executed by BGHL and the BGHL Holders (as defined in the Registration Rights Agreement).

(v)         Lock-Up Agreement. Perception shall have received the executed copy of the Lock-Up Agreement, duly executed by BGHL and the specified Blue Shareholders.

(vi)        FGR Support Agreement. Perception shall have received an executed copy of a support agreement substantially in form attached as Exhibit B duly executed by BGHL and FGR (the “FGR Support Agreement”).

(vii)       Qualified Person Report. A satisfactory qualified person’s report prepared in accordance with the requirements of the SEC’s Regulation S-K (Subpart 1300) shall have been delivered.

8.4         Frustration of Conditions. Notwithstanding anything to the contrary, no Party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to BGHL, any Target Company or Blue Shareholder) failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article IX
TERMINATION AND EXPENSES

9.1         Termination. This Agreement may be terminated, and the Contemplated Transactions may be abandoned, at any time before the Closing as follows:

(a)         by mutual written consent of Perception or BGHL;

(b)         by written notice by either Perception or BGHL to the other Parties, if any of the conditions to the Closing set forth in Article IX have not been satisfied or waived by November 5, 2024 (the “Outside Date”); provided, however, the right to terminate this Agreement under this Section 9.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c)         by written notice by either Perception or BGHL to the other Parties, if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement including, without limitation, the effectiveness of the Operations Agreements, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d)         by written notice by BGHL to Perception, if (i) there has been a material breach by Perception of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Perception shall have become untrue or inaccurate, in any case, which would result in

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a failure of a condition set forth in Section 8.2(a) or Section 8.2(b) to be satisfied (treating the Closing Date for such purposes as the Signing Date or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to Perception or (B) the Outside Date; provided, that BGHL shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if at such time BGHL is in material uncured breach of this Agreement;

(e)         by written notice by Perception to BGHL, if (i) there has been a material breach by BGHL of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.3(a) or Section 8.3(b) to be satisfied (treating the Closing Date for such purposes as the Signing Date or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to BGHL or (B) the Outside Date; provided, that Perception shall not have the right to terminate this Agreement pursuant to this Section 9.1(e) if at such time Perception is in material uncured breach of this Agreement; or

(f)          by written notice by Perception to BGHL, if Perception Shareholders’ Meeting has been held (including any adjournment or postponement) and has concluded, and the Perception Shareholders’ Approval was not obtained.

9.2         Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 9.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 9.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 9.1, this Agreement shall become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 7.13(a), 7.14, 9.3, 10.1, Article XI and this Section 9.2 shall survive the termination of this Agreement, and (ii) nothing shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, before termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 10.1). Without limiting the foregoing, and except as provided in Sections 9.3 and this Section 9.2 (but subject to Section 10.1) and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 11.6, the Parties’ sole right before the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 9.1.

9.3         Fees and Expenses. Subject to Sections 7.19 and 10.1, Blue Transaction Expenses and Perception Transaction Expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses; provided, however, that if the Closing occurs, all remaining Blue Transaction Expenses and Perception Transaction Expenses shall be paid from the capital of Perception upon release of funds from the Trust Account. There shall be an aggregate fee cap of up to Eight Million Dollars ($8,000,000.00) encompassing all such fees and expenses described above.

Article X
WAIVERS AND RELEASES

10.1       Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. BGHL represents and warrants that it has read the IPO Prospectus and understands that Perception has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by Perception’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time) for the benefit of Perception’s public shareholders (including overallotment shares acquired by Perception’s underwriters) (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, Perception may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their Perception Ordinary Shares in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) or in connection with an amendment to Perception’s Organizational Documents to extend Perception’s deadline to consummate a Business Combination, (b) to the Public Shareholders if Perception fails to consummate a Business Combination within 18 months after the closing of the IPO, subject to extension by amendment to Perception’s Organizational Documents, (c) with respect to any interest earned on the amounts held

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in the Trust Account, amounts necessary to pay for any Taxes and up to $100,000 in dissolution expenses, and (d) to Perception after or concurrently with the consummation of a Business Combination. In consideration of Perception entering into this Agreement BGHL agrees on behalf of itself and its Affiliates that neither BGHL nor any of its Affiliates do now or shall at any future time have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions, or make any claim against the Trust Account (including any distributions), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Perception or any of its Representatives, on the one hand, and BGHL or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). BGHL on behalf of itself and its Affiliates irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions) now or in the future and will not seek recourse against the Trust Account (including any distributions) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Perception or its Affiliates). BGHL agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Perception and its Affiliates to induce Perception to enter in this Agreement, and BGHL further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that BGHL or any of its Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to Perception or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Perception or its Representatives, BGHL acknowledges and agrees that it and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on behalf or in lieu of any of them) to have any claim against the Trust Account (including any distributions) or any amounts. This Section 10.1 shall survive termination of this Agreement.

Article XI
MISCELLANEOUS

11.1       Notices. All notices, consents, waivers and other communications shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Perception or Perception Merger Sub, to: Attn: Richard W. Gaenzle, Jr. 3109 W. 50th Street, #207 Minneapolis, MN 55410 Email: info@perceptioncapitalpartners.com	with a copy (which will not constitute notice) to: Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 Attn: Giovanni Caruso Email: gcaruso@loeb.com
If to BGHL, to: Andrew Cavaghan 124 City Road, London EC1V 2NX United Kingdom Email: acavaghan@bluegoldmines.com with a copy (which will not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue, NW Suite 900
Washington, D.C. 20001
Attn: Andrew M. Tucker
Facsimile No.: (202) 689-2860
Telephone No.: (202) 689-2987
Email: Andy.Tucker@nelsonmullins.com

11.2       Binding Effect; Assignment. This Agreement and all of the provisions shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of Perception and BGHL (and after the Closing, New Perception), and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations.

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11.3       Third Parties. Except as set forth in Section 7.17, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the Contemplated Transactions shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party or a successor or permitted assign of such a Party.

11.4       Governing Law; Venue. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles provided that matters that as a matter of the Laws of the Cayman Islands are required to be governed by the Law of the Cayman Islands (including, without limitation, the effects of the Blue Merger and the fiduciary duties that may apply to the directors and officers of the Parties) shall be governed by, and construed in accordance with, the Laws of the Cayman Islands, without regard to Laws that may be applicable under conflicts of laws principles that would cause the application of the Laws of any jurisdiction other than the Cayman Islands. Subject to the previous sentence, all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York County, State of New York (or in any appellate court) (the “Specified Courts”). Each Party (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Contemplated Transactions may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 11.1. Nothing in this Section 11.4 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

11.5       WAIVER OF JURY TRIAL. EACH PARTY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.5.

11.6       Specific Performance. Each Party acknowledges that the rights of each Party to consummate the Contemplated Transactions are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur if any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

11.7       Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired nor shall the validity, legality or enforceability of such provision be affected in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

11.8       Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by Perception and BGHL.

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11.9       Waiver. Perception on behalf of itself and its Affiliates and BGHL on behalf of itself and its Affiliates may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained or in any document delivered pursuant to this Agreement and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained . Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound (including by the Sponsor in lieu of such Party to the extent provided in this Agreement). Notwithstanding the foregoing, no failure or delay by a Party in exercising any right shall operate as a waiver nor shall any single or partial exercise preclude any other or further exercise of any other right. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing shall also require the prior written consent of the Sponsor.

11.10     Entire Agreement. This Agreement and the documents or instruments referred to, including any attached exhibits and schedules, which exhibits and schedules are incorporated by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties with respect to the subject matter. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to, or the documents or instrument set forth or referred to, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained.

11.11     Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (d) the word “if” and other words of similar import when used shall be deemed in each case to be followed by the phrase “and only if”; (e) the term “or” means “and/or”; (f) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (g) any agreement, instrument, insurance policy, Law or Order defined or referred to or in any agreement or instrument that is referred to means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments; (h) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (i) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholder or shareholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to Perception its shareholders under applicable Law, as then applicable, or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by BGHL to be given, delivered, provided or made available by BGHL, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to Perception or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of BGHL for the benefit of Perception and its Representatives and Perception and its Representatives have been given access to the electronic folders containing such.

11.12     Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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11.13     Non-Survival of Representations, Warranties. The representations and warranties of the Parties contained in this Agreement or in any certificate or instrument delivered by or on their respective behalf pursuant to this Agreement shall not, unless otherwise provided in this Agreement, survive the Closing, and from and after the Closing, the Parties and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against any other Party or their respective Representatives. The covenants and agreements made by the Parties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained and that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

Article XII
DEFINITIONS

12.1       Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, the Sponsor shall be deemed to be an Affiliate of Perception before the Closing.

“Agreement” has the meaning set forth in the recitals.

              “Alternative Transaction” shall have the meaning set forth in Section 7.6(a).

“Ancillary Documents” means each agreement, instrument or document attached as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties in connection with or pursuant to this Agreement.

“Antitrust Laws” shall have the meaning set forth in Section 7.9(b).

“A&R Articles of New Blue” shall have the meaning set forth in Section 1.2(d).

“A&R Articles of New Perception” shall have the meaning set forth in Section 1.4.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“BGHL” shall have the meaning set forth in the recitals.

“BGHL Board” means the board or similar governing body of BGHL.

“BGHL Charter” means BGHL’s organizational documents before the Blue Merger Effective Time.

“BGHL Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies or any of their respective Representatives, furnished in connection with this Agreement or the Contemplated Transactions; provided, however, that BGHL Confidential Information shall not include any information which, (i) at the time of disclosure by a disclosing party or their Representatives, is

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generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by a disclosing party or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such BGHL Confidential Information.

“BGHL Convertible Securities” means, collectively, any options, warrants or rights to subscribe for or purchase any capital stock of BGHL or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of BGHL.

“BGHL Financials” means the financial statements and notes of BGHL delivered to Perception.

“BGHL Ordinary Shares” means the ordinary shares, par value $0.00000000001 each, of BGHL.

“BGHL Stock” means, collectively, all of the issued and outstanding capital stock of BGHL before the Blue Merger Effective Time.

“BIS” shall have the meaning set forth in Section 4.24(c).

“Blue Benefit Plans” means all contracts, plans, agreements, programs, arrangements, employee benefit plans, compensation arrangements and other benefit arrangements, whether written or unwritten and whether or not providing cash- or equity-based incentives (e.g., restricted stock, stock option, stock appreciation right, phantom stock, etc.), health, medical, dental, disability, accident or life insurance benefits, change in control or retention payments, vacation, severance, salary continuation, or other termination pay, bonus, commissions or other variable compensation, vacation, paid-time-off, sick leave, fringe benefit, retirement, deferred compensation, retirement, pension or savings benefits, that are sponsored, maintained or contributed to by a Target Company for the benefit of any current or former employees, offices, directors, or consultants of a Target Company or under which a Target Company has any liability and all employment or other agreements (other than at will offer letters that do not provide for any severance or termination benefits) providing compensation, vacation, severance or other benefits to any officer, employee, consultant or former employee of a Target Company to which a Target Company is a party.

“Blue IP” shall have the meaning set forth in Section 4.13(d).

“Blue IP Licenses” shall have the meaning set forth in Section 4.13(a).

“Blue Material Contract” shall have the meaning set forth in Section 4.12(a).

“Blue Merger” means the merger of BGHL (or NewCo pursuant to Section 8.3(e)) with and into Blue Merger Sub on the terms and conditions set forth in Section 1.2.

“Blue Merger Effective Date” means the day on which BGHL and Blue Merger Sub file such documents as required with the Registrar of Companies of the Cayman Islands.

“Blue Merger Effective Time” has the meaning set forth in Section 1.2(b).

“Blue Merger Intended Tax Treatment” shall have the meaning set forth in Section 1.7.

“Blue Merger Sub” shall have the meaning set forth in the recitals.

“Blue Merger Sub Ordinary Shares” means the ordinary shares, par value $1.00 each, of Blue Merger Sub.

“Blue Permits” shall have the meaning set forth in Section 4.10.

“Blue Real Property Leases” shall have the meaning set forth in Section 4.15.

              “Blue Registered IP” shall have the meaning set forth in Section 4.13(a).

“Blue Shareholder Approval” shall have the meaning set forth in Section 7.12(c).

“Blue Shareholders” means, collectively, FGR as the registered owner of all of the issued and outstanding shares of BGHL Stock prior to Closing pursuant to the Trust Deed.

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“Blue Transaction Expenses” means all fees and expenses of any of the Target Companies incurred or payable as of the Closing and not paid before the Closing (i) in connection with the consummation of the Contemplated Transactions, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of any Target Company, (ii) any change in control bonus, accrued but unpaid salary, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of any Target Company at or after the Closing pursuant to any agreement to which any Target Company is a party before the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the Contemplated Transactions, and (iii) any sales, use, real property transfer, stamp, stock transfer or other similar transfer Taxes imposed on Target Company in connection with the Business Combination or the other transactions contemplated by this Agreement.

“Business Combination” has the meaning set forth in the recitals.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in London, England, the Cayman Islands, and Ghana are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercial banking institutions in such jurisdictions are generally open for use by customers on such day.

“Cayman Act” means the Companies Act of the Cayman Islands as revised.

“Change in Recommendation” shall have the meaning set forth in Section 7.12(b).

“Closing” shall have the meaning set forth in Section 3.1.

“Closing Date” shall have the meaning set forth in Section 3.1.

“Closing Filing” shall have the meaning set forth in Section 7.13(b).

“Closing Press Release” shall have the meaning set forth in Section 7.13(b).

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute, as amended. Reference to a specific section of the Code shall include such section and any valid promulgated treasury regulation.

“Companies Act” means the Companies Act of the United Kingdom, as amended, and any successor statute.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contemplated Transactions” means the Blue Merger and all other related transactions contemplated in this Agreement.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the

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Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, mask works and all copyrights, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“D&O Indemnified Person” shall have the meaning set forth in Section 7.17(a).

“Enforceability Exceptions” shall have the meaning set forth in Section 4.2.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1151 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 111 et. seq., Occupational Safety and Health Act, 29 USC. Section 651 et. seq. (to the extent it relates to exposure to Hazardous Substances), the Asbestos Hazard Emergency Response Act, 15 USC. Section 2601 et. seq., the Safe Drinking Water Act, 42 USC. Section 300f et. seq., the Oil Pollution Act of 1990 and analogous state acts; and Environment (Protection) Act, 1986, Wild Life (Conservation) Act, 1972, Air (Prevention and Control of Pollution) Act, 1981, Water (Prevention and Control of Pollution) Act, 1974, Hazardous and Other Wastes (Management and Transboundary Movement) Rules, 2016, Forest (Conservation) Act, 1980 and the state laws applicable in Ghana.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“Environmental Permits” shall have the meaning set forth in Section 4.20(a).

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934.

“Exchange Agent” means the agent appointed by Perception in connection with the Blue Merger.

“Federal Securities Law” shall have the meaning set forth in Section 7.7.

“FGR Support Agreement” shall have the meaning set forth in Section 8.3(f).

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“GAAP” means the generally accepted accounting principles in the United States.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body (including any such authority in the jurisdiction relevant for conducting the business in relation to the projects).

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“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Indebtedness” of any Person means, without duplication, any debts, liabilities and obligations (including Taxes), whether accrued or fixed, absolute or contingent, matured or unmatured, deferred or actual, determined or determinable, known or unknown, including without limitation (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with IASB, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Interim Period” shall have the meaning set forth in Section 7.1.

“Internet Assets” means any and all domain name registrations, web sites and web addresses and related rights, items and related documentation, and applications for registration.

“IPO” means the initial public offering by Perception pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of Perception filed with the SEC on November 12, 2021.

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“ITA” shall have the meaning set forth in Section 4.24(c).

“Knowledge” means, with respect to (i) BGHL, the actual knowledge of the officers or directors of any Target Company, after reasonable inquiry or (ii) Perception, the actual knowledge of the officers or directors of Perception, after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under IFRS or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, hypothecation, assignment, title retention, adverse claim, security interest, lien or charge of any kind (including any conditional sale or other title retention agreement or lease), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

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“Lock-up Agreement” shall have the meaning set forth in Section 8.2(f)(v).

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in IFRS or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception ) and (vi) with respect to Perception, the consummation and effects of the Perception Share Redemption; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to Perception, the amount of the Perception Share Redemption or the failure to obtain the Perception Shareholders’ Approval shall not be deemed to be a Material Adverse Effect on or with respect to Perception.

“Merger Consideration” shall have the meaning set forth in Section 1.2(a).

“New Blue” has the meaning set forth in Section 1.2.

“New Blue Ordinary Share” means the ordinary share, par value $0.00000000001 each, of New Blue.

“New Perception” has the meaning set forth in the recitals.

“NewCo” has the meaning set forth in Section 8.3(e).

“NYSE” means the New York Stock Exchange.

“Off-the-Shelf Software” shall have the meaning set forth in Section 4.13(a).

“OpCo” shall have the meaning set forth in the Recitals.

“Operations Agreements” has the meaning set forth in the recitals.

“Operations Schedule” has the meaning set forth in the recitals.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended and/or restated.

“Original Agreement” has the meaning set forth in the introduction.

“Outside Date” shall have the meaning set forth in Section 9.1(b).

Annex A-46

“Party” and “Parties” have the meaning set forth in the recitals.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“Perception” shall have the meaning set forth in the recitals.

“Perception Accounts Date” shall have the meaning set forth in Section 6.6(c).

“Perception Board” shall have the meaning set forth in Section 7.12(b).

“Perception Board Recommendation” shall have the meaning set forth in Section 7.12(b).

“Perception Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of Perception before the Perception Reorganization and the Class A ordinary shares, par value $0.0001 per share, of New Perception following the Perception Reorganization.

“Perception Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of Perception of Perception before the Perception Reorganization and the Class B ordinary shares, par value $0.0001 per share, of New Perception following the Perception Reorganization.

“Perception Confidential Information” means all confidential or proprietary documents and information concerning Perception or any of its respective Representatives, furnished in connection with this Agreement or the Contemplated Transactions; provided, however, that Perception Confidential Information shall not include any information which, (i) at the time of disclosure by a disclosing party or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by a disclosing party or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Perception Confidential Information.

“Perception Disclosure Schedules” shall have the meaning set forth in Article VI.

“Perception Financials” shall have the meaning set forth in Section 6.6(b).

“Perception Group Specified Representations” shall have the meaning set forth in Section 8.2(a)(i).

“Perception Merger Sub” shall have the meaning set forth in the recitals.

“Perception Merger Sub Ordinary Shares” means the ordinary shares of par value $0.0001 per share each in the capital of Perception Merger Sub before the Perception Reorganization.

“Perception Ordinary Shares” means, collectively, Perception Class A Ordinary Shares and Perception Class B Ordinary Shares.

“Perception Reorganization” shall have the meaning set forth in the recitals.

“Perception Reorganization Intended Tax Treatment” shall have the meaning set forth in Section 1.6.

“Perception Securities” means, collectively, the Perception Ordinary Shares and the Perception Warrants.

“Perception Share Redemption” means the redemption occurring in connection with the Transaction Proposals and in accordance with Perception’s Organizational Documents of Perception Ordinary Shares held by eligible (as determined in accordance with Perception’s Organizational Documents) holders of Perception Ordinary Shares at a per-share price equal to a pro rata share of the aggregate amount on deposit in the Trust Account, including interest earned on the Trust Account (net of taxes payable) and not previously released to Perception to pay its taxes, payable in cash (it being understood that such redemption shall occur before the Blue Merger Effective Time but that any such payment shall be made following the Closing only after all of the conditions to Closing have been satisfied (or waived) in accordance with Article IX).

Annex A-47

“Perception Shareholder” means any holder of any Perception Ordinary Share before the Blue Merger Effective Time.

“Perception Shareholders’ Approval” shall have the meaning set forth in Section 7.12(b).

“Perception Shareholders’ Meeting” shall have the meaning set forth in Section 7.12(b).

“Perception Transaction Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to Perception or any of its Affiliates) incurred or payable as of the Closing and not paid before the Closing by Perception or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related and all other matters related to the consummation of this Agreement, including any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) contingent upon consummation of a Business Combination, and any fees and expenses to any Governmental Authorities in connection with the Business Combination.

“Perception Warrants” means all outstanding and unexercised warrants to acquire Perception Ordinary Shares of Perception before the Perception Reorganization and the outstanding and unexercised warrants to acquire Perception Ordinary Shares of New Perception following the Perception Reorganization.

“Permits” means all federal, state, local or foreign or other third party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established, which are not attributable to the current MRE (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject t, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government or political subdivision, or an agency or instrumentality.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“PFIC” shall have the meaning set forth in Section 7.10(d).

“Previous Agreement” has the meaning set forth in the introduction.

“Proxy Statement” shall have the meaning set forth in Section 7.12(a).

“Public Shareholders” shall have the meaning set forth in Section 10.1.

“Registration Rights Agreement” shall have the meaning set forth in Section 8.2(f).

“Registration Statement” shall have the meaning set forth in Section 7.12(a).

“Related Persons” shall have the meaning set forth in Section 4.21.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Released Claims” shall have the meaning set forth in Section 10.1.

Annex A-48

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“SEC Reports” shall have the meaning set forth in Section 6.6(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Signing Date” shall have the meaning set forth in the recitals.

“Signing Filing” shall have the meaning set forth in Section 7.13(b).

“Signing Press Release” shall have the meaning set forth in Section 7.13(b).

“Software” means any computer software programs, including all source code, object code, and documentation related t and all software modules, tools and databases.

“Specified Courts” shall have the meaning set forth in Section 11.4.

“Sponsor” means Perception Holdings LLC, a Cayman Islands limited liability company.

“Sponsor Support Agreement” shall have the meaning set forth in Section 8.2(f)(vi).

“Subsidiary” means, with respect to any Person, any corporation, company, exempted company, partnership, association or other business entity of which (i) if a corporation, company or exempted company, a majority of the total voting power of shares of stock or equivalent equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination. For purposes, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Company” means BGHL and OpCo.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect U.S. federal, state and local and non-U.S. net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, imputed underpayment amount, payroll employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

Annex A-49

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the associated goodwill), whether registered or unregistered, and all registrations and applications for registration and renewal.

              “Transaction Proposals” shall have the meaning set forth in Section 7.12(a).

“Transfer Taxes” means any and all transfer, documentary, sales, use, real property, stamp, excise, recording, registration, value added and other similar Taxes, fees and costs (including any associated penalties and interest) incurred in connection with the transactions contemplated by this Agreement.

“Trust Account” means the trust account established by Perception with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of November 9, 2021 (as amended from time to time) by and between Perception and Continental Stock Transfer & Trust Company, as well as any other agreements entered into related to or governing the Trust Account.

“Trust Deed” has the meaning set forth in recitals.

[Signatures Follow]

Annex A-50

Each Party has caused this Agreement to be executed as of the Signing Date.

BGHL:
BLUE GOLD HOLDINGS LIMITED
By:
Name:	Andrew Cavaghan
Title:	Executive Chairman
Perception:
PERCEPTION CAPITAL CORP. IV
By:
Name:	Rick Gaenzle
Title:	Chief Executive Officer

Perception Merger Sub:
BLUE GOLD LIMITED
By:
Name:	Rick Gaenzle
Title:	Chief Executive Officer

Annex A-51

AMENDMENT NUMBER 1 TO SECOND AMENDED AND RESTATED
BUSINESS COMBINATION AGREEMENT

This Amendment Number 1 to Second Amended and Restated Business Combination Agreement (this “Amendment”) between Perception Capital Corp. IV (formerly known as RCF Acquisition Corp.), a Cayman Islands exempted company limited by shares (“Perception”) and Blue Gold Holdings Limited, a private company limited by shares formed under the laws of England and Wales (“BGHL”) is dated November 7, 2024 (the “Signing Date”). Capitalized terms used but not defined have the meaning ascribed to such term in the Original Agreement.

BACKGROUND

A.     Perception, Blue Gold Limited, a Cayman Islands exempted company limited by shares, and BGHL previously entered into that certain Second Amended and Restated Business Combination Agreement dated June 12, 2024 (the “Original Agreement”);

B.      In connection with Section 11.8 of the Original Agreement, the Original Agreement may be amended by a written instrument signed by Perception and BGHL;

C.     Perception and BGHL desire to enter into this amendment (the “Amendment”) to, among other things, change the surviving entity under the Blue Merger; and

D.     By executing this Amendment, the parties agree as follows:

AGREEMENT

1.      Amendments.

a.      Recital I of the Original Agreement is amended by deleting Recital I and replacing it with the following new Recital I:

“I.          On the Blue Merger Effective Date, BGHL and Blue Merger Sub shall consummate the Blue Merger, under which Blue Merger Sub shall be merged with and into BGHL, following which the separate corporate existence of Blue Merger Sub shall cease and BGHL shall continue as the surviving entity and wholly owned subsidiary of New Perception.”

b.      Section 1.2 of the Original Agreement is amended by deleting Section 1.2 and replacing it with the following new Section 1.2:

“1.2       Blue Merger. Before the Blue Merger Effective Time, Perception Merger Sub will form Blue Merger Sub for the purpose of effecting the Blue Merger. Subject to completion or waiver of the closing conditions in accordance with Article VIII, on the Blue Merger Effective Date, BGHL and Blue Merger Sub shall, in accordance with Cayman Act and this Agreement, consummate the Blue Merger, under which Blue Merger Sub shall be merged with and into BGHL, following which the separate corporate existence of Blue Merger Sub shall cease and BGHL shall continue as the surviving entity and wholly owned subsidiary of New Perception (“New Blue”).”

c.      Section 9.1(b) of the Original Agreement is amended by deleting Section 9.1(b) and replacing it with the following new Section 9.1(b):

“(b)       by written notice by either Perception or BGHL to the other Parties, if any of the conditions to the Closing set forth in Article IX have not been satisfied or waived by January 31, 2025 (the “Outside Date”); provided, however, the right to terminate this Agreement under this Section 9.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;”

d.      The definition of “BGHL” in Section 12.1 is amended by deleting the defined term and replacing it was the following new definition:

“‘BGHL’ shall have the meaning set forth in the recitals or if assigned by BGHL in connection with Section 11.2, its successor in interest.”

Annex A-52

e.      The definition of “Material Adverse Effect” in Section 12.1 is amended by deleting the last sentence and replacing it with the following:

“Notwithstanding the foregoing, with respect to Perception, the amount of the Perception Share Redemption, the failure to obtain the Perception Shareholders’ Approval or the delisting of the Perception Securities from the NYSE shall not be deemed to be a Material Adverse Effect on or with respect to Perception.”

2.      Miscellaneous.

a.      Full Force and Effect; References to Original Agreement. Except as expressly modified by this Amendment, the Original Agreement remains unmodified and is in full force and effect and binding upon the Parties. All of the representations, warranties, covenants, terms and conditions of the Original Agreement are unaffected by this Amendment and shall continue to be, and remain, in full force and effect in accordance with their respective terms as if fully restated in this Amendment. This Amendment shall inure to the benefit of and be binding upon the undersigned Parties and their respective legal representatives, successors and assigns. All references to “this Agreement” in the Original Agreement shall be deemed to refer to the Original Agreement, as amended by this Amendment.

b.      Counterparts. This Amendment may be executed in counterparts, each of which shall be an original for all purposes and all of which counterparts taken together shall constitute one agreement. Signatures to this Amendment executed and/or transmitted by electronic means shall be valid and effective to bind the parties.

c.      Governing Law. This Amendment and the rights and obligations of the parties shall be interpreted and enforced in accordance with the laws of the State of New York.

d.      Definitions. All capitalized terms not otherwise defined are used with the respective definitions given them in the Original Agreement.

e.      Entire Agreement. The Original Agreement, as amended by this Amendment, contain the entire agreement of the parties with respect of the subject and supersedes all prior conversations, discussions and agreements relating to the subject matter of this Amendment.

[Signatures follow.]

Annex A-53

Each party has executed this Amendment as of the Signing Date.

BGHL:
BLUE GOLD HOLDINGS LIMITED
By:	/s/ Andrew Cavaghan
Name:	Andrew Cavaghan
Title:	Executive Chairman
Perception:
PERCEPTION CAPITAL CORP. IV
By:	/s/ Rick Gaenzle
Name:	Rick Gaenzle
Title:	Chief Executive Officer

[Signature Page — Amendment Number 1 to Second Amended and Restated Business Combination Agreement]

Annex A-54

AMENDMENT NUMBER 2 TO SECOND AMENDED AND RESTATED
BUSINESS COMBINATION AGREEMENT

This Amendment Number 2 to Second Amended and Restated Business Combination Agreement (this “Amendment No. 2”) between Perception Capital Corp. IV (formerly known as RCF Acquisition Corp.), a Cayman Islands exempted company limited by shares (“Perception”) and Blue Gold Holdings Limited, a private company limited by shares formed under the laws of England and Wales (“BGHL”) is dated January 8, 2025 (the “Signing Date”). Capitalized terms used but not defined have the meaning ascribed to such term in the Original Agreement.

BACKGROUND

A.     Perception, Blue Gold Limited, a Cayman Islands exempted company limited by shares (“BGL”), and BGHL previously entered into that certain Second Amended and Restated Business Combination Agreement dated June 12, 2024 (the “Original Agreement”);

B.      Perception and BGHL previously entered into Amendment No. 1 to the Original Agreement effective November 7, 2024;

C.     In connection with Section 11.8 of the Original Agreement, the Original Agreement may be amended by a written instrument signed by Perception and BGHL;

D.     Perception and BGHL desire to enter into this Amendment No. 2 to, extend the deadline by which the transactions must be completed; and

E.      By executing this Amendment No. 2, the parties agree as follows:

AGREEMENT

1.      Amendments.

a. Recital D of the Original Agreement is amended by deleting Recital D and replacing it with the following new Recital D:

“D.             Blue Perception Capital LLP, a limited liability partnership incorporated under the laws of England and Wales (“Blue Perception Capital”), is the registered owner of the majority of the issued shares of capital of BGHL as trustee (with no beneficial interest) for beneficiaries pursuant to that certain Trust Deed dated December 5, 2023, between Future Global Resources Limited (“FGR”) and the shareholders of BGHL (the “Trust Deed”) and assumed by Blue Perception Capital under that consent transfer letter dated November 14, 2024, between FGR and Blue Perception Capital.”

b. Section 1.2(a) of the Original Agreement is amended by deleting Section 1.2(a) and replacing it with the following new Section 1.2(a):

“(a)            Blue Merger Consideration. As consideration for the Blue Merger, the Blue Shareholders, shall be entitled to the number of New Perception Class A Ordinary Shares with an aggregate value equal to in the aggregate One Hundred Fourteen Million Five Hundred Thousand Dollars ($114,500,000.00) (the “Merger Consideration”). For purposes of this provision, each New Perception Class A Ordinary Share to be issued shall be deemed to have a value of $10.00.”

c. Section 1.2(c) of the Original Agreement is amended by deleting Section 1.2(c) and replacing it with the following new Section 1.2(c):

“c.              Effect of the Blue Merger. At and after the Blue Merger Effective Time, the effect of the Blue Merger shall be as provided in this Agreement and the applicable provisions of the Cayman Act. Without limiting the generality of the foregoing, at the Blue Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of BGHL and Blue Merger Sub shall vest in and become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Blue Merger Sub as New Blue (including all rights and obligations with respect to the Trust Account subject to the terms hereof), which shall include the assumption by New Blue of any and all agreements, covenants, duties and obligations of BGHL and Blue Merger Sub set forth in this Agreement, and any Ancillary Documents to which BGHL or Blue Merger Sub is a party, to be performed after the Blue Merger Effective Time. As of the

Annex A-55

Blue Merger Effective Time, Blue Perception Capital and Blue Shareholders shall cease to have any other rights in and to BGHL, and Blue Perception Capital and the Blue Shareholders shall be shareholders of New Perception and New Blue shall continue as a wholly owned Subsidiary of New Perception.

d. Section 1.2(g)(i) of the Original Agreement is amended by deleting Section 1.2(g)(i) and replacing it with the following new Section 1.2(g)(i):

“(i)             Prior to the Blue Merger Effective Time, Blue Perception Capital shall deliver to the Exchange Agent all of the original certificates for the BGHL Ordinary Shares, and deliver such other documents reasonably requested by New Perception and in exchange New Perception shall issue and cause the Exchange Agent to deliver to the Blue Shareholders the Merger Consideration, in accordance with the Cayman Act.”

e. Section 7.12(c) of the Original Agreement is amended by deleting Section 7.12(c) and replacing it with the following new Section 7.12(c):

“c.             Blue Shareholder Approval. No earlier than one day before the Perception Shareholders’ Meeting, BGHL shall pass a written resolution by Blue Perception Capital as majority recordholder of the BGHL Stock pursuant to the Trust Deed (the “Blue Shareholder Resolution”) as promptly as reasonably practicable following the date that the Registration Statement is declared effective under the Securities Act for the purpose of obtaining the approval of FGR (as trustee and recordholder) to the extent required to approve the Business Combination and such other matters as may be mutually agreed by Perception and BGHL (the “Blue Shareholder Approval”), and BGHL shall use its reasonable best efforts, to take all other actions necessary or advisable to secure Blue Shareholder Approval.”

f.  Section 8.3(e)(i) of the Original Agreement is amended by deleting Section 8.3(e)(i) and replacing it with the following new Section 8.3(e)(i):

“(i)             cause Blue Perception Capital and the BGHL equityholders to form or otherwise acquire a new Cayman Islands exempted limited company (“NewCo”) and contribute to NewCo all issued and outstanding shares of BGHL with Blue Perception Capital as the registered owner of all of the issued and outstanding shares of NewCo as trustee (with no beneficial interest) for the Blue Shareholders as beneficiaries pursuant to a trust deed substantially in the form of the Trust Deed (the “NewCo Contribution”); and”

g. Section 8.3(e)(vi) of the Original Agreement is amended by deleting Section 8.3(e)(vi) and replacing it with the following new Section 8.3(e)(vi):

(vi)             Blue Perception Capital Support Agreement. Perception shall have received an executed copy of a support agreement substantially in form attached as Exhibit B duly executed by BGHL and Blue Perception Capital (the “Blue Perception Capital Support Agreement”).

h. Section 9.1(b) of the Original Agreement is amended by deleting Section 9.1(b) and replacing it with the following new Section 9.1(b):

“(b)            by written notice by either Perception or BGHL to the other Parties, if any of the conditions to the Closing set forth in Article IX have not been satisfied or waived by March 31, 2025 (the “Outside Date”); provided, however, the right to terminate this Agreement under this Section 9.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;”

i.  The defined term “Blue Shareholders” of the Original Agreement is amended by deleting “Blue Shareholders” and replacing it with the following new “Blue Shareholders:”

““Blue Shareholders” means, collectively, Blue Perception Capital as the registered owner of the majority of the issued and outstanding shares of BGHL Stock prior to Closing pursuant to the Trust Deed as assigned by Blue Perception Capital under that consent transfer letter dated November 14, 2024, between FGR and Blue Perception Capital.”

Annex A-56

j.  The defined term “FGR Support Agreement” of the Original Agreement is amended by deleting “FGR Support Agreement” and replacing it with the following new “Blue Perception Capital Support Agreement:”

““Blue Perception Capital Support Agreement” shall have the meaning set forth in Section 8.3(f).”

2.      Miscellaneous.

a. Full Force and Effect; References to Original Agreement. Except as expressly modified by this Amendment, the Original Agreement (as amended by Amendment No. 1) remains unmodified and is in full force and effect and binding upon the Parties. Except as set forth herein or in Amendment No. 1, all of the representations, warranties, covenants, terms and conditions of the Original Agreement are unaffected by this Amendment No. 2 and shall continue to be, and remain, in full force and effect in accordance with their respective terms as if fully restated in this Amendment No. 2. This Amendment No. 2 shall inure to the benefit of and be binding upon the undersigned Parties and their respective legal representatives, successors and assigns. All references to “this Agreement” in the Original Agreement shall be deemed to refer to the Original Agreement, as amended by Amendment No. 1 and this Amendment No. 2.

b. Counterparts. This Amendment may be executed in counterparts, each of which shall be an original for all purposes and all of which counterparts taken together shall constitute one agreement. Signatures to this Amendment executed and/or transmitted by electronic means shall be valid and effective to bind the parties.

c. Governing Law. This Amendment and the rights and obligations of the parties shall be interpreted and enforced in accordance with the laws of the State of New York.

d. Definitions. All capitalized terms not otherwise defined are used with the respective definitions given them in the Original Agreement.

e. Entire Agreement. The Original Agreement, as amended by Amendment No. 1 and this Amendment, contain the entire agreement of the parties with respect of the subject and supersedes all prior conversations, discussions and agreements relating to the subject matter of this Amendment.

[Signatures follow.]

Annex A-57

Each party has executed this Amendment as of the Signing Date.

BGHL:
BLUE GOLD HOLDINGS LIMITED
By:	/s/ Andrew Cavaghan
Name:	Andrew Cavaghan
Title:	Executive Chairman
Perception:
PERCEPTION CAPITAL CORP. IV
By:	/s/ Rick Gaenzle
Name:	Rick Gaenzle
Title:	Chief Executive Officer

[Signature Page — Amendment Number 2 to Second Amended and Restated Business Combination Agreement]

Annex A-58

Annex B

Blue Gold Limited (as the Surviving Company) and Perception Capital Corp. IV (as the Merging Company)

PLAN OF MERGER

Date: [•] 2025

THIS PLAN OF MERGER (this Plan of Merger) is dated [•] 2025 between:

(1)         blue gold limited, an exempted company incorporated under the laws of the Cayman Islands with registered number 405190 having its registered office at the offices of Mourant Governance Services (Cayman) Limited, 94 Solaris Avenue, Camana Bay, PO Box 1348, Grand Cayman, KY1-1108, Cayman Islands (the Company or the Surviving Company); and

(2)         perception capital corp. iv, an exempted company incorporated under the laws of the Cayman Islands with registered number 376975 having its registered office at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the Merging Company).

RECITALS

(A)        The board of directors of each of the Company and the Merging Company have approved a merger pursuant to which the Merging Company will merge with and into the Company and cease to exist, with the Surviving Company continuing as the surviving company (the Merger).

(B)         The Merger shall be upon the terms and subject to the conditions of (i) the Merger Agreement (defined below), (ii) this Plan of Merger and (iii) the provisions of Part XVI of the Companies Act (defined below).

(C)         The shareholders of each of the Company and the Merging Company have authorised this Plan of Merger on the terms and subject to the conditions set forth herein and otherwise in accordance with the Companies Act.

(D)        Each of the Company and the Merging Company wishes to enter into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act.

IT IS AGREED as follows:

1.           Definitions and Interpretation

1.1         Definitions

In this Plan of Merger:

Companies Act	means the Companies Act (as amended) of the Cayman Islands;
Constituent Company	means each of the Surviving Company and the Merging Company;
Effective Date

means the date that this Plan of Merger is registered by the Registrar in accordance with section 233(13) of the Companies Act or such later date as the directors of the Constituent Companies may agree and specify in accordance with this Plan of Merger and the Companies Act;

Effective Time	means the point in time on the Effective Date at which the Merger becomes effective in accordance with the Companies Act;
Merger Agreement

means that certain Second Amended and Restated Business Combination Agreement dated 12 June 2024 between, among others, the Company and the Merging Company, as amended on 7 November 2024 and [•] 2025, the form of which is annexed at Schedule 1 to this Plan of Merger;

Registrar	means the Registrar of Companies in the Cayman Islands;
Restated M&A	means the amended and restated memorandum and articles of association of the Surviving Company in the form annexed at Schedule 2 to this Plan of Merger; and
SPAC M&A	means the amended and restated memorandum and articles of association of the Merging Company.

Annex B-1

1.2         Interpretation

The following rules apply in this Plan of Merger unless the context requires otherwise:

(a)         Headings are for convenience only and do not affect interpretation.

(b)         The singular includes the plural and the converse.

(c)         A gender includes all genders.

(d)         Where a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(e)         A reference to any agreement, deed or other document (or any provision of it), includes it as amended, varied, supplemented, extended, replaced, restated or transferred from time to time.

(f)          A reference to any legislation (or any provision of it) includes a modification or re-enactment of it, a legislative provision substituted for it and any regulation or statutory instrument issued under it.

1.3         Schedules

The Schedules form part of this Plan of Merger and shall have effect as if set out in full in the body of this Plan of Merger. Any reference to this Plan of Merger includes the Schedules.

2.           Plan of Merger

2.1         Company Details

(a)         The constituent companies (as defined in the Companies Act) to the Merger are the Company and the Merging Company.

(b)         The surviving company (as defined in the Companies Act) is the Surviving Company, which shall continue to be named Blue Gold Limited.

(c)         The registered office of the Company is at the offices of Mourant Governance Services (Cayman) Limited, 94 Solaris Avenue, Camana Bay, PO Box 1348, Grand Cayman, KY1-1108, Cayman Islands. The registered office of the Merging Company is at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Following the Effective Date, the registered office of the Surviving Company will continue to be at the offices of Mourant Governance Services (Cayman) Limited.

(d)         Immediately prior to the Effective Date, the authorised share capital of the Company is US$50,000 divided into 500,000,000 shares of a par value of US$0.0001 each, of which one ordinary share is issued, fully paid and outstanding.

(e)         Immediately prior to the Effective Date, the authorised share capital of the Merging Company is US$22,100 divided into:

(i)          200,000,000 Class A ordinary shares of a par value of US$0.0001 each, of which [6,051,366] Class A ordinary shares are issued, fully paid and outstanding;

(ii)         20,000,000 Class B ordinary shares of a par value of US$0.0001 each, of which one Class B ordinary shares are issued, fully paid and outstanding; and

(iii)        1,000,000 preference shares of a par value of US$0.0001 each, of which 609,250 preference shares are issued, fully paid and outstanding.

(f)          On the Effective Date, the authorised share capital of the Surviving Company shall be US$50,000 divided into:

(i)          400,000,000 Class A ordinary shares of a par value of US$0.0001 each; and

(ii)         100,000,000 preference shares of a par value of US$0.0001 each.

Annex B-2

2.2         Effective Date

The Merger shall be effective on the Effective Date.

2.3         Terms and Conditions of the Merger

On the Effective Date and in accordance with the terms and conditions of the Merger Agreement:

(a)         The Merging Company will merge with and into the Company, with the Company surviving the merger as the Surviving Company. Following the Effective Date:

(i)          the separate corporate existence of the Merging Company shall cease and the Company shall continue as the Surviving Company;

(ii)         the Surviving Company shall continue to be governed by the laws of the Cayman Islands and

(iii)        the Surviving Company shall succeed to and assume all of the rights, properties and obligations of the Merging Company in accordance with the Companies Act.

(b)         Immediately prior to the Effective Time, each Class B ordinary share of par value US$0.0001 of the Merging Company shall be converted into one Class A ordinary share of par value US$0.0001 of the Merging Company in accordance with the SPAC M&A.

(c)         At the Effective Time, each Class A ordinary share of par value US$0.0001 of the Merging Company issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable Class A ordinary share of par value US$0.0001 of the Surviving Company.

(d)         Each preference share of par value US$0.0001 of the Merging Company issued and outstanding immediately prior to the Effective Date shall be converted into and become one validly issued, fully paid and non-assessable Class A ordinary share of par value US$0.0001 of the Surviving Company.

(e)         Each Warrant outstanding immediately prior to the Effective Time shall cease to be a warrant with respect to Class A ordinary shares of the Merging Company and shall be assumed by the Company and converted into a warrant to purchase one Class A ordinary share of par value US$0.0001 (each, a Company Warrant). Each Company Warrant shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Warrant immediately prior to the Effective Time.

(f)          Notwithstanding the foregoing:

(i)          if any shares of the Merging Company are owned by the Merging Company as treasury shares immediately prior to the Effective Time, such shares of the Merging Company shall be cancelled and shall cease to exist without any conversion thereof or payment or other consideration therefor.

(ii)         any Class A ordinary share of par value US$0.0001 of the Merging Company in respect of which the holder has validly exercised the redemption rights set forth in the SPAC M&A (each such share, a Redeeming Share) issued and outstanding immediately prior to the Effective Date shall automatically be cancelled and cease to exist and shall thereafter represent only the right of the holder thereof to be paid the Redemption Price (as defined in the SPAC M&A) in respect of such Redeeming Share in accordance with the SPAC M&A.

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(g)         Each share of a par value of US$0.0001 of the Company issued and outstanding immediately prior to the Effective Date shall be cancelled and shall cease to exist, and no consideration shall be payable with respect thereto.

(h)         The rights and restrictions attaching to the shares in the Surviving Company shall be as set out in the Restated M&A.

2.4         Memorandum of Association and Articles of Association

On the Effective Date, the memorandum and articles of association of the Company shall be amended and restated by the deletion of the current memorandum and articles of association of the Company in their entirety and the substitution in their place of the Restated M&A.

2.5         Property

On the Effective Date, the rights, the property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

2.6         Directors of the Surviving Company

The names and addresses of the directors of the Surviving Company shall be as follows:

Name	Address
Andrew Cavaghan	[_]
Daniel Owiredu	[_]
Mark Green	[_]
David Edward	[_]
Phillip Newall	[_]
Tao Tan	[_]
Candice Beaumont	[_]

2.7         Directors’ Benefits

No amounts or benefits will be paid or payable to any director of either of the Constituent Companies consequent upon the Merger.

2.8         Secured Creditors

(a)         The Surviving Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

(b)         The Merging Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

3.           Approval and Authorisation

3.1         This Plan of Merger has been approved by the board of directors of each of the Company and the Merging Company pursuant to section 233(3) of the Companies Act.

3.2         This Plan of Merger has been authorised by special resolution of the shareholders of each of the Company and the Merging Company pursuant to section 233(6) of the Companies Act.

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4.           AMENDMENT and termination

4.1         At any time prior to the Effective Date, this Plan of Merger may be amended by the directors of the Constituent Companies, to:

(a)         change the Effective Date, provided that the new Effective Date shall not be a date later than the ninetieth (90th) day after the date of registration of this Plan of Merger by the Registrar; or

(b)         to make any other change to the Plan of Merger required to give effect to any amendment to the Merger Agreement made in accordance with section 11.8 of the Merger Agreement or which the directors of the Constituent Companies consider, in their sole discretion, to be necessary or advisable in connection with the Merger.

4.2         At any time prior to the Effective Date, this Plan of Merger may be terminated by the directors of the Constituent Companies.

4.3         If this Plan of Merger is amended or terminated in accordance with this Clause after it has been filed with the Registrar but before it has become effective, the Constituent Companies shall file notice of the amendment or termination (as applicable) with the Registrar in accordance with sections 235(2) and 235(4) of the Companies Act and shall distribute copies of such notice in accordance with section 235(3) of the Companies Act.

5.           Counterparts

This Plan of Merger may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Plan of Merger.

6.           Governing Law

The laws of the Cayman Islands govern this Plan of Merger and its interpretation.

[The signature page follows]

Annex B-5

IN WITNESS whereof this Plan of Merger has been entered into by the parties on the day and year first above written.

SIGNED for and on behalf of Blue Gold Limited acting by:	) ) ) ) ) )

Name:
Position: Director

SIGNED for and on behalf of Perception Capital Corp. IV acting by:	) ) ) ) ) )

Name:
Position: Director

Annex B-6

Schedule 1

Merger Agreement

Annex B-7

Schedule 2

Amended and Restated Memorandum and Articles of Association of the Surviving Company

Annex B-8

Annex C

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”), among (i) Blue Gold Holdings Limited, a private company limited by shares incorporated under the laws of England and Wales (“BGHL”), (ii) Blue Gold Limited, a Cayman Islands exempted company limited by shares (“PubCo”), (iii) RCF Acquisition Corp. to be renamed as Perception Capital Corp. IV, a Cayman Islands exempted company limited by shares (“Perception”), (iv) Perception Holdings LLC, a Cayman Islands limited liability company (“Sponsor”), and (v) undersigned parties listed on the signature page (each a “Holder” and collectively the “Holders”) is dated [__], 2025. Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement.

BACKGROUND:

A.     BGHL, Perception, and PubCo, have entered into that certain Business Combination Agreement dated December 5, 2023 (the “Business Combination Agreement”) under which, among other things, PubCo will purchase all of the issued and outstanding shares of BGHL and Perception will merge into a to-be-formed subsidiary of PubCo with Perception surviving the Business Combination as a subsidiary of PubCo (the “Business Combination”).

B.      In connection with the Closing, the parties desire to enter into this Agreement in order to provide the Holders with registration rights.

C.     In consideration of the foregoing and of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

Article I
DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the chief executive officer or principal financial officer of PubCo, after consultation with counsel to PubCo, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) PubCo has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the preamble.

“BGHL” shall have the meaning given in the Preamble, and includes the BGHL’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Business Combination Agreement” shall have the meaning given in the recitals.

“Closing Date” shall have the meaning given in the recitals.

“Commission” shall mean the Securities and Exchange Commission.

“Directors” shall mean the Directors of PubCo.

“Effectiveness Deadline” shall have the meaning given in Section 2.1.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Filing Deadline” shall have the meaning given in Section 2.1.1.

“Form F-1” shall have the meaning given in Section 2.1.1.

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“Form F-3 Shelf” shall have the meaning given in Section 2.1.1.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble.

“Maximum Number of Securities” the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the light of the circumstances under which they were made) not misleading.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Securities” shall mean (a) any outstanding PubCo Securities or any other equity security (including warrants to purchase PubCo Securities and PubCo Securities issued or issuable upon the exercise of any other equity security) of PubCo held by a Holder immediately following the Closing (including any securities distributable under the Business Combination Agreement), (b) any outstanding PubCo Securities or any other equity security (including warrants to purchase PubCo Securities and PubCo Securities issued or issuable upon the exercise of any other equity security) of BGHL acquired by a Holder following the date of this Agreement to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of BGHL, and (c) any other equity security of BGHL or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a) or (b) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by BGHL and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities (i) may be sold without registration under Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale) and (ii) the holder of such securities has beneficial ownership of less than 5% of the outstanding PubCo Securities; and (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction. For the purposes of the immediately preceding sentence, “beneficial ownership” shall be determined in accordance with Section 13(d) of the Exchange Act and Rule 13d-3.

“Registration” shall mean a registration, effected by preparing and filing a registration statement, prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the PubCo Securities are then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

Annex C-2

(D) reasonable fees and disbursements of counsel for BGHL;

(E) reasonable fees and disbursements of all independent registered public accountants of BGHL incurred specifically in connection with such Registration; and

“Registration Statement” shall mean any registration statement under the Securities Act that covers the Registrable Securities under the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Rule 144” shall mean Rule 144 promulgated under the Securities Act (or any successor rule then in effect).

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf Registration” shall mean a registration of securities under a registration statement filed with the Commission in accordance with and under Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Subsequent Shelf Registration” shall have the meaning given in Section 2.1.2.

“Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of PubCo are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

Article II
REGISTRATIONS

2.1 Shelf Registration.

2.1.1 Filing. PubCo shall use commercially reasonable efforts to file within thirty (30) days after the Closing Date, but in any event within sixty (60) days after the Closing Date (the “Filing Deadline”), a Registration Statement on Form F-1 (the “Shelf Registration) or, if PubCo is eligible to use a Form F-3 Shelf, a Registration Statement for a Shelf Registration on Form F-3 (the “Form F-3 Shelf” with the applicable registration statement on either Form F-1 or Form F-3 Shelf being the “Shelf Registration”), in each case, covering the resale of all the Registrable Securities (determined as of two business days before such filing). PubCo shall use commercially reasonable efforts to cause such Shelf Registration to be declared effective as soon as possible after filing, but in no event later than the earlier of (i) sixty (60) days following the Filing Deadline and (ii) three (3) business days after the Commission notifies PubCo that it will not review such Shelf Registration, if applicable (the “Effectiveness Deadline”); provided, that, if such Shelf Registration filed under this Section 2.1.1 is reviewed by, and PubCo receives comments from, the Commission with respect to such Shelf Registration, the Effectiveness Deadline shall be extended to ninety (90) days following the Filing Deadline. Such Shelf Registration shall provide for the resale of the Registrable Securities under to any method or combination of methods legally available to, and requested by, any Holder named. PubCo shall maintain a Shelf Registration, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. If PubCo files a Form F-1, PubCo shall use its commercially reasonable efforts to convert the Form F-1 (and any Subsequent Shelf Registration) to a Form F-3 Shelf as soon as practicable after PubCo is eligible to use Form F-3.

Annex C-3

2.1.2 Subsequent Shelf Registration. If any Shelf Registration ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, PubCo shall, subject to Section 3.4, use its commercially reasonable efforts to promptly cause such Shelf Registration to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf Registration), and shall use its commercially reasonable efforts to promptly amend such Shelf Registration in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf Registration or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities (determined as of two business days before such filing), and under any method or combination of methods legally available to, and requested by, any Holder named. If a Subsequent Shelf Registration is filed, PubCo shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if PubCo is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form F-3 to the extent that PubCo is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form.

2.1.3 Reserved.

2.1.4 Reserved.

2.1.5 Reserved.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. Subject to Section 2.4.3, if PubCo or any Holder proposes to conduct a registered offering of, or if PubCo proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of shareholders of PubCo (or by PubCo and by the shareholders of PubCo), other than a Registration Statement (or any registered offering) (i) filed in connection with any employee stock option or other benefit plan, (ii) under a Registration Statement on Form F-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule), (iii) for an offering of debt that is convertible into equity securities of PubCo or (iv) for a dividend reinvestment plan, then PubCo shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering under a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, PubCo shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders under this Section 2.2.1 to be included on the same terms and conditions as any similar securities of PubCo included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises PubCo and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of PubCo Securities or other equity securities that PubCo desires to sell, taken together with (i) the PubCo Securities or other equity securities, if any, as to which Registration or a registered offering has been demanded under separate

Annex C-4

written contractual arrangements with persons or entities other than the Holders of Registrable Securities, (ii) the Registrable Securities as to which registration has been requested under Section 2.2, and (iii) the PubCo Securities or other equity securities, if any, as to which Registration or a registered offering has been requested under separate written contractual piggy-back registration rights of other shareholders of PubCo, exceeds the Maximum Number of Securities, then:

(a) If the Registration or registered offering is undertaken for PubCo’s account, PubCo shall include in any such Registration or registered offering: (A) first, the PubCo Securities or other equity securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities under Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the PubCo Securities or other equity securities, if any, as to which Registration or a registered offering has been requested under written contractual piggy-back registration rights of other shareholders of PubCo, which can be sold without exceeding the Maximum Number of Securities;

(b) If the Registration or registered offering is under a request by persons or entities other than the Holders of Registrable Securities, then PubCo shall include in any such Registration or registered offering (A) first, the PubCo Securities or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities under Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the PubCo Securities or other equity securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the PubCo Securities or other equity securities for the account of other persons or entities that PubCo is obligated to register under separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities; and

(c) If the Registration or registered offering is under a request by Holder(s) of Registrable Securities under Section 2.1, then PubCo shall include in any such Registration or registered offering securities under Section 2.1.5.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to PubCo and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration before the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration under a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. PubCo (whether on its own good faith determination or as the result of a request for withdrawal by persons under separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include the Shelf Registration) at any time before the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.5), PubCo shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration before its withdrawal under this Section 2.2.3.

2.2.4 Reserved.

2.3 Market Stand-off. In connection with any Underwritten Offering of equity securities of PubCo, each Holder of Registrable Securities agrees that it shall not Transfer any PubCo Securities or other equity securities of PubCo (other than those included in such offering under this Agreement), without the prior written consent of PubCo, during the sixty (60)-day period (or such shorter time agreed to by the managing Underwriter(s)) beginning on the date of

Annex C-5

pricing of such offering, except if the Underwriters managing the offering otherwise agree by written consent. Each Holder of Registrable Securities agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders). For the sake of clarity, no Holder shall be obligated under the provisions of this Section 2.3 to the extent such Holder no longer owns Registrable Securities.

2.4 Reserved.

Article III
COMPANY PROCEDURES

3.1 General Procedures. If PubCo is required to effect the Registration of Registrable Securities, PubCo shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution, and PubCo shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be requested by any Holder or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by PubCo or by the Securities Act or rules and regulations to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or are no longer outstanding;

3.1.3 before filing a Registration Statement or Prospectus, or any amendment or supplement, furnish without charge to the Underwriters, if any, and each Holder of Registrable Securities included in such Registration, and each such Holder’s legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits and documents incorporated by reference), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and each Holder of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 before any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as any Holder of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of PubCo and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that PubCo shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by PubCo are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

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3.1.8 at least five (5) days before the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy to each seller of such Registrable Securities and its counsel, including, without limitation, providing copies promptly upon receipt of any comment letters received with respect to any such Registration Statement or Prospectus;

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

3.1.10 permit a representative of the Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause PubCo’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters agree to confidentiality arrangements reasonably satisfactory to PubCo, before the release or disclosure of any such information;

3.1.11 obtain a “cold comfort” letter from PubCo’s independent registered public accountants if of an Underwritten Registration which the participating Holders may rely on, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 on the date the Registrable Securities are delivered for sale under such Registration, obtain an opinion, dated such date, of counsel representing PubCo for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

3.1.13 if of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of PubCo’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 (or any successor rule promulgated by the Commission);

3.1.15 with respect to an Underwritten Offering under Section 2.1.4, use its commercially reasonable efforts to make available senior executives of PubCo to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

Notwithstanding the foregoing, PubCo shall not be required to provide any documents or information to an Underwriter if such Underwriter has not then been named with respect to the applicable Underwritten Offering.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by PubCo. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Underwritten Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide PubCo with its requested Holder Information (as defined below), PubCo may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if PubCo determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues to withhold such information. No person may participate in any Underwritten Offering for equity securities

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of PubCo under a Registration initiated by PubCo unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by PubCo and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4 Suspension of Sales; Adverse Disclosure.

3.4.1 Upon receipt of written notice from PubCo that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that PubCo covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by PubCo that the use of the Prospectus may be resumed.

3.4.2 Subject to Section 3.4.4, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require PubCo to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to PubCo for reasons beyond PubCo’s control, or (c) in the good faith judgment of the majority of the Directors, be detrimental to PubCo and the majority of the Directors concludes as a result that it is advisable to defer such filing, initial effectiveness or continued use at such time, PubCo may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by PubCo to be necessary for such purpose. If PubCo exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities.

3.4.3 Reserved.

3.4.4 The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement under Section 3.4.2 or a registered offering under Section 3.4.3 shall be exercised by PubCo, in the aggregate, not more than three (3) times in any twelve-month period, and any such delay or suspension shall last for no more than sixty (60) days.

3.4.5 PubCo shall as promptly as commercially practicable notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, PubCo, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions and file within the applicable grace period) all reports required to be filed by PubCo after the date of this Agreement under Sections 13(a) or 15(d) of the Exchange Act. PubCo further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell PubCo securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 (or any successor rule promulgated by the Commission), including providing any legal opinions. Upon the request of any Holder, PubCo shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

Article IV
INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 PubCo agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, members, and managers, and directors (if applicable) and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment or supplement or any omission or alleged omission of a material fact required to be stated or necessary to make the statements, in light of the circumstances in which they were made, not misleading, except insofar as the same are caused by or contained in any

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information furnished in writing to PubCo by such Holder expressly for use. PubCo shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement for a Registration in which a Holder of Registrable Securities is participating, such Holder shall furnish to PubCo in writing such customary information and affidavits as PubCo reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify PubCo, its directors and officers and agents and each person who controls PubCo (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment or supplement or any omission of a material fact required to be stated or necessary to make the statements not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities under such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of PubCo.

4.1.3 Any person entitled to indemnification shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party under the terms of such settlement) or which settlement does not include as an unconditional term the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. PubCo and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party if PubCo’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 from the indemnifying party is held by a court of competent jurisdiction to be unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to, then the indemnifying party, in lieu of indemnifying the indemnified party, shall to the extent permitted by law contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by a court of law by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the

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limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties agree that it would not be just and equitable if contribution under this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution under this Section 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

Article V
MISCELLANEOUS

5.1 Notices. All notices, consents, waivers and other communications shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) two (2) business days after being sent, if sent by reputable, internationally recognized overnight courier service or (iv) four (4) business days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice). Any notice or communication under this Agreement must be addressed, if to PubCo, to: 109 W. 50th Street, #207 Minneapolis, MN 55410 Attn: Richard W. Gaenzle, Jr. and, if to any Holder, at such Holder’s address or contact information as set forth in PubCo’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of PubCo may not be assigned or delegated by PubCo in whole or in part.

5.2.2 This Agreement and the provisions shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders.

5.2.3 This Agreement shall not confer any rights or benefits on any persons that are not parties, other than as expressly set forth in this Agreement and Section 5.2.

5.2.4 No assignment by any party of such party’s rights, duties and obligations shall be binding upon or obligate PubCo unless and until PubCo shall have received (i) written notice of such assignment as provided in Section 5.1 and (ii) the written agreement of the assignee, in a form reasonably satisfactory to PubCo, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed in multiple counterparts and delivered electronically (including counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4 Governing Law; Jurisdiction; Venue. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York, without regard to its conflict of laws principles. All actions, suits or proceedings (each an “Action”, and, collectively, “Actions”), arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York County, State of New York (or in any appellate court) (the “Specified Courts”). Each party (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any party and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the contemplated transactions may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address. Nothing in this Section shall affect the right of any party to serve legal process in any other manner permitted by Law.

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5.5 Jury Trial. EACH OF THE PARTIES WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

5.6 Amendments and Modifications. Upon the written consent of PubCo and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment or waiver that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of PubCo, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or PubCo and any other party or any failure or delay on the part of a Holder or PubCo in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or PubCo. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies by such party.

5.7 Term. This Agreement shall terminate with respect to any Holder upon the earlier of (i) the tenth anniversary of the date of this Agreement and (ii) the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

5.8 Holder Information. Each Holder agrees, if requested in writing, to represent to PubCo the total number of Registrable Securities held by such Holder in order for PubCo to make determinations.

[Signature Page Follows]

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The parties have executed this Agreement as of the date first written above.

BGHL:
By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

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The parties have executed this Agreement as of the date first written above.

Perception:
By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

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The parties have executed this Agreement as of the date first written above.

PubCo:
By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

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The parties have executed this Agreement as of the date first written above.

HOLDER:

[Signature Page to Registration Rights Agreement]

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The parties have executed this Agreement as of the date first written above.

SPONSOR:

[Signature Page to Registration Rights Agreement]

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Annex D

AMENDED AND RESTATED SUPPORT AGREEMENT

This AMENDED AND RESTATED SUPPORT AGREEMENT (this “Agreement”) among (i) Blue Perception Capital LLP, a private limited liability partnership under the laws of England and Wales (“Blue Perception Capital”) solely in its capacity as trustee under that certain declaration of deed between Future Global Resources Limited (“FGR”) and the shareholders of Blue Gold Holdings Limited, a private company limited by shares incorporated under the laws of England and Wales (“BGHL”) dated December 5, 2023, and assumed by Blue Perception Capital under that consent transfer letter dated November 14, 2024, between FGR and Blue Perception Capital, (ii) Blue Gold Limited, a Cayman Islands exempted company limited by shares (“PubCo”), and (iii) Perception Capital Corp. IV, a Cayman Islands exempted company limited by shares f/k/a (“Perception”) RCF Acquisition Corp. is dated January 8, 2025.

Background

A.     BGHL, Perception, and PubCo, have entered into that certain Second Amended and Restated Business Combination Agreement dated June 12, 2024, as amended by that certain First Amendment to Second Amended and Restated Business Combination Agreement dated November 7, 2024 and as further amended by that certain Second Amendment to Second Amended and Restated Business Combination Agreement dated January 8, 2025 (as further amended from time to time, the “Business Combination Agreement”) under which, among other things, PubCo will purchase all of the issued and outstanding shares of BGHL and Perception will merge into a to-be-formed subsidiary of PubCo with Perception surviving the Business Combination as a subsidiary of PubCo (the “Business Combination”).

B.      In order to induce BGHL, Perception, and PubCo to complete the Business Combination Agreement, Blue Perception Capital is executing and delivering this Agreement to Perception and PubCo.

C.     In consideration of the foregoing and of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

Agreement

1. Definitions. Capitalized terms used but not otherwise defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement.

2. Agreements to Vote.

(a) Agreement to Vote in Favor of Transactions. At any meeting of the shareholders of BGHL called to seek the shareholder approval, or at any adjournment or postponement, or in connection with any written consent of the shareholders of BGHL or in any other circumstances upon which a vote, consent, waiver or other approval with respect to the Business Combination Agreement or any other Ancillary Document is sought or required, Blue Perception Capital shall:

(i) if a meeting is held, appear at such meeting (in person or, where proxies are permitted, by proxy) or otherwise cause their shares to be counted as present at such meeting for purposes of establishing a quorum;

(ii) vote or cause to be voted (including by class vote and/or written consent, if applicable) their shares in favor of granting the shareholder approval, or, if there are insufficient votes in favor of granting the shareholder approval, in favor of the adjournment or postponement of such meeting of the shareholders of BGHL to a later date; and

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(iii) in other circumstances in which a vote, consent or approval is required or sought under the organizational documents or any contract of BGHL or otherwise, in respect of any Transaction, so vote, consent, elect, or approve including with respect to the Subject Shares.

(b) Agreement to Vote Against Other Matters. At any meeting of shareholders of BGHL or at any adjournment or postponement, or in connection with any written consent of the shareholders of BGHL or in any other circumstances upon which a vote, consent or other approval is sought, Blue Perception Capital shall vote the shares against:

(i) any business combination agreement, merger agreement or amalgamation, merger, scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by BGHL; and

(ii) any amendment of BGHL’s governing documents or contracts, or, which amendment would be reasonably likely to, in any such case materially impede, interfere with, delay or attempt to discourage, frustrate the purposes of, result in a breach by BGHL or BGHL of, prevent or nullify any provision of the Business Combination Agreement or any other Ancillary Document or change in any manner the voting rights of any class of BGHL’s share capital.

3. No Transfer of Securities. Except as may be required by or permitted in the Business Combination Agreement or the Trust Deed, Blue Perception Capital agrees that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), lien, pledge, dispose of or otherwise encumber any of the Securities or otherwise agree to do any of the foregoing (unless the transferee agrees in writing to be bound by this Agreement), (b) deposit any Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect that is inconsistent with this Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Securities (unless the transferee agrees in writing to be bound by this Agreement), or (d) take any action that would have the effect of preventing or disabling Blue Perception Capital from performing its obligations.

4. Representations and Warranties. Blue Perception Capital represents and warrants for and on behalf of itself to Perception and PubCo as follows:

(a) Blue Perception Capital has all requisite corporate power and authority to (a) execute and deliver this Agreement and the contemplated documents, and (b) consummate the contemplated transactions and perform all obligations to be performed by it. The execution and delivery of this Agreement and the contemplated documents and the consummation of the contemplated transactions have been duly and validly authorized and approved by the board of directors (or an equivalent body) and no other proceeding on the part Blue Perception Capital is necessary to authorize this Agreement and the contemplated documents. This Agreement has been duly and validly executed and delivered by Blue Perception Capital, and this Agreement constitutes a legal, valid and binding obligation of the Blue Perception Capital, enforceable against the Blue Perception Capital in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) The execution, delivery and performance by Blue Perception Capital of this Agreement and the consummation by Blue Perception Capital of the transactions contemplated do not and will not (i) conflict with or violate any Law or order applicable to Blue Perception Capital, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any lien on any Securities (other than pursuant to this Agreement, the Business Combination Agreement or the Ancillary Documents), or (iv) conflict with or result in a breach of or constitute a default under any provision of the Trust Deed.

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(c) Blue Perception Capital is the Trustee of the Subject Shares free and clear of any Lien (other than under this Agreement or transfer restrictions under applicable securities Laws or the trust deed) and has the sole power (as currently in effect) to vote and the full right, power and authority to sell, transfer and deliver such Securities.

(d) There are no pending legal proceedings against Blue Perception Capital.

(e) The execution and delivery of this Agreement by the Blue Perception Capital and the other contemplated documents by Blue Perception Capital and the consummation of the contemplated transactions do not and will not:

(i) violate or conflict with any provision of, or result in the breach of or default under the governing documents of the Blue Perception Capital;

(ii) violate or conflict with any provision of, or result in the breach of, or default under, or require any consent, waiver, exemption or approval under, any applicable Law or governmental order applicable to Blue Perception Capital;

(iii) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, require any consent, cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any contract to which Blue Perception Capital is a party or by which the Blue Perception Capital may be bound; or

(iv) result in the creation of any lien upon any of the properties or assets of Blue Perception Capital.

(f) Blue Perception Capital has adequate information concerning the business and financial condition of BGHL, Perception, and PubCo to make an informed decision regarding this Agreement and the transactions contemplated by the Business Combination Agreement and has independently and without reliance BGHL, Perception, and PubCo and based on such information as Blue Perception Capital has deemed appropriate, made its own analysis and decision to enter into this Agreement. Blue Perception Capital acknowledges that BGHL, Perception, and PubCo have not made and do not make any representation or warranty to Blue Perception Capital, whether express or implied, of any kind or character except as expressly set forth in this Agreement or the other Ancillary Documents.

5. Termination. This Agreement and the obligations of the Blue Perception Capital under this Agreement shall automatically terminate upon the earliest of (a) the Effective Time; (b) the termination of the Business Combination Agreement in accordance with its terms; or (c) the mutual written agreement of BGHL, Perception, and PubCo. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement occurring prior to its termination.

6. Miscellaneous.

(a) Except as otherwise provided in this Agreement or in the Business Combination Agreement or any Ancillary Agreement, all costs and expenses incurred in connection with this Agreement and the contemplated transactions shall be paid by the party incurring such costs and expenses, whether or not the Contemplated Transactions are consummated.

(b) All notices, requests, claims, demands and other communications shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or e-mail, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6(b)):

If to Blue Perception Capital, to:

124 City Road,
London, EC1V 2NX
Attn: Andrew Cavaghan
Email: adec@bcmp.com

with a copy (which will not constitute notice) to:

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Nelson Mullins Riley & Scarborough LLP
101 Constitution Ave, NW, Suite 900
Washington, DC 20001
Attn: Andy Tucker
E-mail: andy.tucker@nelsonmullins.com

If to the Perception, to:

3109 W. 50th Street, #207
Minneapolis, MN 55410
Attn: Richard W. Gaenzle, Jr.
Email: info@perceptioncapitalpartners.com

with a copy (which will not constitute notice) to:

Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Attn: Giovanni Caruso
Email: gcaruso@loeb.com

If to the PubCo, to:

3109 W. 50th Street, #207
Minneapolis, MN 55410
Attn: Richard W. Gaenzle, Jr.
Email: info@perceptioncapitalpartners.com

(c) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the contemplated transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the contemplated transactions be consummated as originally contemplated to the fullest extent possible.

(d) This Agreement, the Business Combination Agreement and the Ancillary Documents constitute the entire agreement among the parties with respect to the subject matter, and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) without the prior written consent of the parties, and any attempt to do so without such consent shall be void ab initio.

(e) This Agreement shall be binding upon and inure solely to the benefit of each party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f) This Agreement is intended to create, and creates a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties.

(g) The parties agree that irreparable damage may occur in the event any provision of this Agreement is not performed in accordance with the terms and that the parties shall be entitled to seek specific performance of the terms, in addition to any other remedy at law or in equity. Each of the parties agrees that it shall not oppose the granting of an injunction, specific performance or other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches or threatened breaches of, or to enforce compliance with, this Agreement, when expressly available pursuant to the terms of this Agreement, shall not be required to provide any bond or other security in connection with any such Order.

Annex D-4

(h) This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York, without regard to its conflict of laws principles. All actions, suits or proceedings (each an “Action”, and, collectively, “Actions”), arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York County, State of New York (or in any appellate court) (the “Specified Courts”). Each party (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any party and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Contemplated Transactions may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 6(b). Nothing in this Section 6(h) shall affect the right of any party to serve legal process in any other manner permitted by Law.

(i) EACH OF THE PARTIES WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6(i).

(j) This Agreement may be executed and delivered (including by electronic transmission) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(k) Without further consideration, each party shall use commercially reasonable efforts to execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(l) If, there are any changes in BGHL or the Securities by way of equity split, dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Agreement as may be required so that the rights, privileges, duties and obligations shall continue with respect to Blue Perception Capital and the Securities as so changed.

(m) Blue Perception Capital signs this Agreement solely in such as trustee of securities of BGHL, and not in any other capacity, and if applicable.

[Signature pages follow]

Annex D-5

The parties have executed this Agreement as of the date first written above.

BLUE PERCEPTION CAPITAL:
By:
Name:
Title:

Annex D-6

The parties have executed this Agreement as of the date first written above.

Perception:
By:
Name:
Title:
Annex D-7

The parties have executed this Agreement as of the date first written above.

PubCo:
By:
Name:
Title:

Annex D-8

Annex E

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) among (i) Future Global Resources Limited f/k/a Blue Gold International Limited (“FGRL”) solely in its capacity as nominee and on trust under that certain declaration of deed dated December 5, 2023 for Blue Gold Holdings Limited, a private company limited by shares incorporated under the laws of England and Wales (“BGHL”), (ii) Blue Gold Limited, a Cayman Islands exempted company limited by shares (“PubCo”), and (iii) RCF Acquisition Corp. to be renamed as Perception Capital Corp. IV, a Cayman Islands exempted company limited by shares (“Perception”) is dated [___], 2025. Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement.

Background

A.   BGHL, Perception, and PubCo, have entered into that certain Business Combination Agreement dated the date hereof (the “Business Combination Agreement under which, among other things, PubCo will purchase all of the issued and outstanding shares of BGHL and Perception will merge into a to-be-formed subsidiary of PubCo with Perception surviving the Business Combination as a subsidiary of PubCo (the “Business Combination”).

B.   FGRL is the nominated trustee of the issued and outstanding equity securities of BGHL under that certain declaration of deed dated December 5, 2023 (the “Trust Deed”).

C.   Under the Business Combination Agreement, and in view of the valuable consideration to be received by BGHL, the parties desire to enter into this Agreement, under which the portion of the merger consideration received by the shareholders of BGHL under the Business Combination Agreement (all such securities, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Restricted Securities”), shall become subject to limitations on disposition as set forth in this Agreement and the Trust Deed.

D.   In consideration of the foregoing and of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

1.    Lock-Up Provisions.

(a)      FGRL agrees not to, during the period (the “Lock-Up Period”) commencing from the Closing and ending on the earlier of (x) the six (6) month anniversary of the Closing or (y) the date after the Closing on which PubCo or its shareholders consummate a third-party tender offer, stock, sale, liquidation, merger, share exchange, reorganization or other similar transaction with an unaffiliated third party that results in holders of at least a majority of PubCo Common Stock having the right to exchange their equity holdings in PubCo for cash, securities or other property; (i) lend, offer, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Restricted Securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities, or (iii) publicly announce the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of Restricted Securities or other securities, in cash or otherwise (any of the foregoing described in clauses (i), (ii) or (iii), a “Prohibited Transfer”). The foregoing sentence shall not apply to the transfer of any or all of the Restricted Securities (I) by gift, will or intestate succession upon the death, (II) to any Permitted Transferee (as defined below), (III) under a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union or under a domestic relations order, (IV) to PubCo in accordance with the requirements of the Business Combination Agreement, (V) in accordance with the Trust Deed, or (VI) required by virtue of the laws of New York; provided, however, that in the of cases of clauses (I), (II) or (III) it shall be a condition to such transfer that the transferee executes and delivers to PubCo an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to FGRL, and there shall be no further transfer of such Restricted Securities except in accordance with this Agreement. As used in this Agreement, the term “Permitted Transferee” shall mean: (A) the members of FGRL’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse, the

Annex E-1

siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings), (B) any trust or charitable organization for the direct or indirect benefit of FGRL or the immediate family of FGRL, (C) if FGRL is a trust, the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust, (D) if FGRL is an entity, as a distribution to limited partners, shareholders, members of, or owners of similar equity interests in FGRL. FGRL further agrees to execute such agreements as may be reasonably requested by PubCo that are consistent with the foregoing.

(b)      If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and PubCo shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, PubCo may impose stop-transfer instructions with respect to the Restricted Securities (and Permitted Transferees and assigns) until the end of the Lock-Up Period.

(c)      During the Lock-Up Period, each certificate or book entry evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF DECEMBER [5], 2023, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”), AND THE ISSUER’S SECURITY HOLDER. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER UPON WRITTEN REQUEST.”

(d)      For the avoidance of any doubt, FGRL shall retain all of its rights under the Trust Agreement with respect to the Restricted Securities during the Lock-Up Period, including the right to vote any Restricted Securities, but subject to the obligations under the Business Combination Agreement.

2.    Miscellaneous.

(a)      Effective Date; Termination of Business Combination Agreement. This Agreement shall be binding upon FGRL upon FGRL’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing. Notwithstanding anything to the contrary, if the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, this Agreement shall automatically terminate and become null and void, and the parties shall not have any rights or obligations related to this Agreement.

(b)      Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns. This Agreement and all obligations of FGRL are personal to FGRL and may not be transferred or delegated by FGRL at any time. PubCo may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) without obtaining the consent or approval of FGRL.

(c)      Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the contemplated transactions shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party or a successor or permitted assign of such a party.

(d)      Notice.

If to FGRL, to:

4 Queen Street
Bath
BA1 1HE
United Kingdom
Attn: Andrew Cavaghan
Email: adec@bcmp.com

Annex E-2

with a copy (which will not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP
101 Constitution Ave, NW, Suite 900
Washington, DC 20001
Attn: Andy Tucker
E-mail: andy.tucker@nelsonmullins.com

If to Perception, to:

3109 W. 50th Street, #207
Minneapolis, MN 55410
Attn: Richard W. Gaenzle, Jr.
Email: info@perceptioncapitalpartners.com

with a copy (which will not constitute notice) to:

Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Attn: Giovanni Caruso
Email: gcaruso@loeb.com

If to PubCo, to:

3109 W. 50th Street, #207
Minneapolis, MN 55410
Attn: Richard W. Gaenzle, Jr
Email: info@perceptioncapitalpartners.com

If to a FGRL, to the address of such FGRL set forth on their signature page.

(e)      Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York, without regard to its conflict of laws principles. All actions, suits or proceedings (each an “Action”, and, collectively, “Actions”), arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York County, New York (the “Specified Courts”). Each party (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any party and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the contemplated transactions may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 2(d). Nothing in this Section 2(e) shall affect the right of any party to serve legal process in any other manner permitted by Law.

(f)      WAIVER OF JURY TRIAL. EACH OF THE PARTIES WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT

Annex E-3

FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 2(f).

(g)      Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; and (iii) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(i)      Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of PubCo, BGHL, and FGRL. No failure or delay by a party in exercising any right shall operate as a waiver. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(j)      Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired nor shall the validity, legality or enforceability of such provision be affected in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(k)      Specific Performance. FGRL acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by FGRL, money damages will be inadequate and PubCo will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by FGRL in accordance with their specific terms or were otherwise breached. Accordingly, PubCo shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by FGRL and to enforce specifically the terms and provisions, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(l)      Entire Agreement. This Agreement, the Business Combination Agreement, and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter, and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter. This Agreement shall not be assigned (whether under a merger, by operation of law or otherwise) without the prior written consent of the parties, and any attempt to do so without such consent shall be void ab initio.

(m)      Further Assurances. From time to time, at another party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(n)      Counterparts; Facsimile.  This Agreement may also be executed and delivered by facsimile signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

{Remainder of Page Intentionally Left Blank; Signature Pages Follow}

Annex E-4

The parties have executed this Lock-Up Agreement as of the date first written above.

FGRL:
By:
Name:
Title:

{Additional Signature on the Following Page}

{Signature Page to Lock-Up Agreement}

Annex E-5

The parties have executed this Lock-Up Agreement as of the date first written above.

Perception:
By:
Name:
Title:

{Additional Signature on the Following Page}

Annex E-6

The parties have executed this Lock-Up Agreement as of the date first written above.

PubCo:
By:
Name:
Title:

{Additional Signature on the Following Page}

Annex E-7

Annex F

AMENDED AND RESTATED SPONSOR SUPPORT AND LOCK-UP AGREEMENT

This AMENDED AND RESTATED SPONSOR SUPPORT AND LOCKUP AGREEMENT (this “Agreement”) among (i) Blue Gold Holdings Limited, a private company limited by shares incorporated under the laws of England and Wales (“BGHL”), (ii) Blue Gold Limited, a Cayman Islands exempted company limited by shares (“PubCo”), (iii) Perception Capital Partners IV LLC, a Delaware limited liability company (“Sponsor”) is dated November 8, 2024 (the “Effective Date”).

Background

A.          BGHL, Perception Capital Corp. IV, a Cayman Islands exempted company limited by shares (“Perception”), and PubCo, have entered into that certain Second Amended and Restated Business Combination Agreement dated June 12, 2024 ( as further amended from time to time, the “Business Combination Agreement”) under which, among other things, PubCo will purchase all of the issued and outstanding shares of BGHL and Perception will merge into a to-be-formed subsidiary of PubCo with Perception surviving the Business Combination as a subsidiary of PubCo (the “Business Combination”).

B.          As of the date of this Agreement, Sponsor is sole legal owner of such number of Perception Class A ordinary shares, par value $0.0001 set forth opposite Sponsor’s name on Schedule A (such Perception Shares, together with any Perception Shares (a) issued or otherwise distributed to Sponsor under any stock dividend or distribution, (b) resulting from any change in any of the Perception Shares by reason of any share split, recapitalization, combination, exchange of shares or the like, (c) the legal ownership of which is acquired by Sponsor, including by exchange or conversion of any other security, or (d) as to which Sponsor acquires the right to vote or share in the voting, in each case after the date of this Agreement and during the term of this Agreement being collectively referred to as the “Subject Shares”).

C.As a condition of their willingness to enter into the Business Combination Agreement, Perception and the Sponsor entered into a Sponsor Support and Lock-Up Agreement (the “Original Sponsor Support and Lock-Up Agreement) dated December 5, 2023.

D.          The Parties desire to amend and restate the Original Sponsor Support and Lock-Up Agreement by entering into this Agreement.

E.          In consideration of the foregoing and of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

1.           DEFINITIONS; INTERPRETATION.

1.01       Definitions. Capitalized terms used but not defined in this Agreement shall have the meaning ascribed to such terms in the Business Combination Agreement.

2.           REPRESENTATIONS AND WARRANTIES OF SPONSOR. Sponsor represents and warrants to Perception and BGHL, as of the date of this Agreement as follows:

2.01       Organization. Sponsor has been duly organized and is validly existing and in good standing as limited liability company under the laws of the state of Delaware and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. Sponsor is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to, individually or in the aggregate, prevent or materially adversely affect the ability of the Sponsor to consummate the contemplated transactions.

2.02       Due Authorization. Sponsor has the requisite corporate power and authority to (a) execute and deliver this Agreement, and perform all obligations of it to be performed hereunder. The execution and delivery of this Agreement and the consummation of the transactions hereunder and have been duly and validly authorized and approved by the Board of Directors and/or members of Sponsor. No other company proceeding on the part of Sponsor is necessary to authorize this Agreement and the contemplated documents. This Agreement has been duly

Annex F-1

and validly executed and delivered by Sponsor, and this Agreement constitutes a legal, valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

2.03       No Conflict. The execution and delivery of this Agreement by Sponsor and the other contemplated documents by Sponsor and the consummation of the contemplated transactions and do not and will not:

(a)         violate or conflict with any provision of, or result in the breach of or default under the organizational documents of Sponsor;

(b)         violate or conflict with any provision of, or result in the breach of, or default under, or require any consent, waiver, exemption or approval under, any applicable Law or Governmental Order applicable to Sponsor;

(c)         violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, require any consent, cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any Contract to which Sponsor is a party or by which Sponsor may be bound, or terminate or result in the termination of any such Contract; or

(d)         result in the creation of any Lien upon any of the properties or assets of Sponsor; except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not reasonably be expected to, individually or in the aggregate, prevent or materially adversely affect the ability of the Sponsor to consummate the Contemplated Transactions.

2.04       Perception Securities. Sponsor is the sole legal and beneficial owner of the Subject Shares set forth opposite Sponsor’s name on Schedule A, and all such Subject Shares are owned by Sponsor free and clear of all Liens, other than any forward purchase agreement or similar arrangements in existence as of the date of this Agreement and the material terms of which have been disclosed to BGHL or its counsel or Liens under Perception’s organizational documents, or restrictions under any applicable securities laws. Sponsor does not own legally or beneficially any shares or warrants of Perception other than the Subject Shares set forth opposite Sponsor’s name on Schedule A. Sponsor has the sole right to vote the Subject Shares, and none of the Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Subject Shares, except as contemplated by this Agreement or the organizational documents of Perception.

2.05       Business Combination Agreement. Sponsor understands and acknowledges that Perception and BGHL are entering into the Business Combination Agreement in reliance upon Sponsor’s execution and delivery of this Agreement. Sponsor has received a copy of the Business Combination Agreement.

2.06       Litigation and Proceedings.

(a)         There are no pending or, to the knowledge of the Sponsor, threatened, legal proceedings against the Sponsor or its properties or assets; and

(b)         there is no outstanding Governmental Order imposed upon the Sponsor; nor are any properties or assets of the Sponsor or its businesses bound or subject to any Governmental Order;

3.           SUPPORT FOR BUSINESS COMBINATION. Sponsor covenants and undertakes to BGHL and Perception during the term of this Agreement as follows:

3.01       Agreement to Vote in Favor of Transactions. At any meeting of the shareholders of Perception called to seek the Perception Shareholder Approval, or at any adjournment or postponement, or in connection with any written consent of the shareholders of Perception or in any other circumstances upon which a vote, consent, waiver or other approval with respect to the Business Combination Agreement or any other Ancillary Document is sought or required, Sponsor shall:

(a)         if a meeting is held, appear at such meeting (in person or, where proxies are permitted, by proxy) or otherwise cause the Subject Shares to be counted as present at such meeting for purposes of establishing a quorum;

Annex F-2

(b)         vote or cause to be voted (including by class vote and/or written consent, if applicable) the Subject Shares in favor of granting the Perception Shareholder Approval, or, if there are insufficient votes in favor of granting the Perception Shareholder Approval, in favor of the adjournment or postponement of such meeting of the shareholders of Perception to a later date; and

(c)         in other circumstances in which a vote, consent or approval is required or sought under the organizational documents or any contract of Perception or otherwise, in respect of any Transaction, so vote, consent, elect, or approve including with respect to the Subject Shares.

3.02       Agreement to Vote Against Other Matters. At any meeting of shareholders of Perception or at any adjournment or postponement, or in connection with any written consent of the shareholders of Perception or in any other circumstances upon which Sponsor’s vote, consent or other approval is sought, Sponsor shall vote (or cause to be voted) the Subject Shares (including by withholding class vote and/or written consent, if applicable) against:

(a)         any business combination agreement, merger agreement or amalgamation, merger, scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Perception or any public offering of Equity Securities of Perception (in each case, other than in connection with the Business Combination Agreement, the Merger and the other Transactions);

(b)         any Perception Acquisition Proposal (other than in connection with the Business Combination Agreement and the other Transactions); and

(c)         any amendment of Perception’s governing documents or contracts, or other proposal or transaction involving Perception, which amendment or other proposal or transaction would be reasonably likely to, in any such case materially impede, interfere with, delay or attempt to discourage, frustrate the purposes of, result in a breach by BGHL or Perception of, prevent or nullify any provision of the Business Combination Agreement or any other Ancillary Document or change in any manner the voting rights of any class of Perception’s share capital.

3.03       Sponsor Surrendered Shares. Effective immediately before the closing the of the Business Combination, Sponsor will surrender to PubCo for cancellation and for no consideration 246,313 Subject Shares free and clear of all Liens (the “Surrender”) and shall take such other actions as necessary to effectuate the Surrender.

3.04       Reserved.

3.05       No Pre-Closing Transfer. Other than pursuant to this Agreement or as expressly contemplated by the Business Combination Agreement, from the date of this Agreement and until the Closing or, if earlier, termination of this Agreement, Sponsor shall not:

(a)         directly or indirectly, (i) sell, transfer, tender, grant, pledge, assign or otherwise dispose of (including by gift, tender or exchange offer, merger or operation of law), encumber, hedge, swap, convert or utilize a derivative to transfer the economic interest in (collectively, “Transfer”), or (ii) enter into any Contract, option or other binding arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Subject Shares to any person;

(b)         grant any proxies or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including under any loan of Subject Shares) with respect to any Subject Shares, or enter into any other Contract with respect to any Subject Shares that would prohibit or prevent the satisfaction of its obligations under this Agreement;

(c)         take any action that would make any representation or warranty of Sponsor untrue or incorrect, or have the effect of preventing or disabling Sponsor from performing its obligations;

(d)         commit or agree to take any of the foregoing actions or take any other action or enter into any Contract that would reasonably be expected to make any of its representations or warranties contained in this Agreement untrue or incorrect or would have the effect of preventing or delaying Sponsor from performing any of its obligations; or

(e)         publicly announce any intention to effect any such transaction specified in this sentence.

Annex F-3

Any action attempted to be taken in violation of the preceding sentence will be null and void. Sponsor agrees with, and covenants to, Perception and BGHL (or any of its directors, secretaries or authorized representatives) that Sponsor shall not request that Perception register the Transfer (by book-entry or otherwise) of any certificated or uncertificated interest representing any of the Subject Shares.

3.06       No Redemption. Sponsor irrevocably and unconditionally agrees that, from the date of this Agreement and until the termination of this Agreement, Sponsor shall not elect to cause Perception to redeem any Subject Shares now or at any time legally or beneficially owned by Sponsor, or submit or surrender any of its Subject Shares for redemption, in connection with the transactions contemplated by the Business Combination Agreement or otherwise.

3.07       No Solicitation by Sponsor. From the date of this Agreement until the Closing Date under the Business Combination Agreement or, if earlier, the termination of the Business Combination Agreement, Sponsor shall not, and shall cause its Subsidiaries and direct its Representatives not to, directly or indirectly:

(a)         solicit, initiate, or pursue any inquiry, indication of interest, proposal or offer relating to a Perception Acquisition Proposal;

(b)         participate in or continue any discussions or negotiations with any third-party with respect to, or furnish or make available, any information concerning Perception to any third party relating to a Perception Acquisition Proposal, or provide to any third-party access to the businesses, properties, assets or personnel of Perception, in each case for the purpose of encouraging or facilitating a Perception Acquisition Proposal;

(c)         enter into any binding understanding, binding arrangement, acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement with respect to an Perception Acquisition Proposal; or

(d)         grant any waiver, amendment or release under any confidentiality agreement or otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make, a Perception Acquisition Proposal.

From and after the date of this Agreement, Sponsor shall, and shall instruct its officers and directors to, and Sponsor shall instruct and cause its Representatives to, immediately cease and terminate all discussions and negotiations with any Persons (other than BGHL and its Representatives) with respect to a Perception Acquisition Proposal.

4.    POST-CLOSING LOCK-UP ARRANGEMENT.

4.01       Lock-Up Provisions.

(a)         Sponsor agrees not to, during the period (the “Lock-Up Period”) commencing from the Closing and ending on the earlier of (x) the six (6) month anniversary of the Closing or (y) the date after the Closing on which PubCo or its shareholders consummate a third-party tender offer, stock, sale, liquidation, merger, share exchange, reorganization or other similar transaction with an unaffiliated third party that results in holders of at least a majority of PubCo Common Stock having the right to exchange their equity holdings in PubCo for cash, securities or other property; (i) lend, offer, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Restricted Securities (as defined below), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities, or (iii) publicly announce the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of Restricted Securities or other securities, in cash or otherwise (any of the foregoing described in clauses (i), (ii) or (iii), a “Prohibited Transfer”). The foregoing sentence shall not apply to the transfer of any or all of the Restricted Securities owned by Sponsor (I) to any Permitted Transferee (as defined below), (II) to PubCo in accordance with the requirements of the Business Combination Agreement, or (III) required by virtue of the laws of New York; provided, however, that in the of cases of clauses (I) it shall be a condition to such transfer that the transferee executes and delivers to PubCo an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to Sponsor, and there shall be no further transfer of such Restricted Securities except in accordance with this

Annex F-4

Agreement. As used in this Agreement, the term “Permitted Transferee” shall mean: a distribution to limited partners, shareholders, members of, or owners of similar equity interests in Sponsor. Sponsor further agrees to execute such agreements as may be reasonably requested by PubCo that are consistent with the foregoing. As used in this Agreement, the term “Restricted Securities” shall mean the shares of PubCo Common Stock received by Sponsor in connection with the Business Combination Agreement.

(b)         If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and PubCo shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section, PubCo may impose stop-transfer instructions with respect to the Restricted Securities of Sponsor (and Permitted Transferees and assigns) until the end of the Lock-Up Period.

(c)         During the Lock-Up Period, each certificate or book entry evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF NOVEMBER 8, 2024, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”), AND THE ISSUER’S SECURITY HOLDER. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER UPON WRITTEN REQUEST.”

(d)         For the avoidance of any doubt, Sponsor shall retain all of its rights as a shareholder of PubCo with respect to the Restricted Securities during the Lock-Up Period, including the right to vote any Restricted Securities, but subject to the obligations under the Business Combination Agreement.

5.           OTHER AGREEMENTS.

5.01       Termination. This Agreement shall have effect from the date first written above. This Agreement shall terminate upon the termination of the Business Combination Agreement in accordance with its terms, and upon such termination, no party shall have any liability other than for its willful and material breach of this Agreement before such termination.

5.02       Notice. All notices, requests, claims, demands and other communications shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or e-mail, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or at such other address for a party as shall be specified in a notice given in accordance with this Section:

If to BGHL, to:

4 Queen Street

Bath

BA1 1HE

United Kingdom

Attn: Andrew Cavaghan

Email: adec@bcmp.com

with a copy (which will not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

101 Constitution Ave, NW, Suite 900

Washington, DC 20001

Attn: Andy Tucker

E-mail: andy.tucker@nelsonmullins.com

Annex F-5

If to the Perception, to:

3109 W. 50th Street, #207

Minneapolis, MN 55410

Attn: Richard W. Gaenzle, Jr.

Email: info@perceptioncapitalpartners.com

with a copy (which will not constitute notice) to:

Loeb & Loeb LLP

345 Park Avenue

New York, NY 10154

Attn: Giovanni Caruso

Email: gcaruso@loeb.com

If to the PubCo, to:

3109 W. 50th Street, #207

Minneapolis, MN 55410

Attn: Richard W. Gaenzle, Jr.

Email: info@perceptioncapitalpartners.com

If to Sponsor at its address set forth on Schedule A (or at such other address for a party as shall be specified by like notice).

5.03       Miscellaneous.

(a)         If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the contemplated transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the contemplated transactions be consummated as originally contemplated to the fullest extent possible.

(b)         This Agreement shall be binding upon and inure solely to the benefit of each party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(c)         This Agreement is intended to create, and creates a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties.

(d)         The parties agree that irreparable damage may occur in the event any provision of this Agreement is not performed in accordance with the terms and that the parties shall be entitled to seek specific performance of the terms, in addition to any other remedy at law or in equity. Each of the parties agrees that it shall not oppose the granting of an injunction, specific performance or other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches or threatened breaches of, or to enforce compliance with, this Agreement, when expressly available pursuant to the terms of this Agreement, shall not be required to provide any bond or other security in connection with any such Order.

(e)         This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York, without regard to its conflict of laws principles. All actions, suits or proceedings (each an “Action,” and, collectively, “Actions”), arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York County, State of New York (or in any appellate court) (the “Specified Courts”). Each party (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any

Annex F-6

party and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Contemplated Transactions may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 5.02. Nothing in this Section shall affect the right of any party to serve legal process in any other manner permitted by Law.

(f)          EACH OF THE PARTIES WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(g)         This Agreement may be executed and delivered (including by electronic transmission) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(h)         Without further consideration, each party shall use commercially reasonable efforts to execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(i)          If, and as often as, there are any changes in Perception or the Perception securities by way of equity split, dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Agreement as may be required so that the rights, privileges, duties and obligations shall continue with respect to the Sponsor and its securities as so changed.

[Signature pages follow]

Annex F-7

The parties have executed this Agreement as of the date first written above.

BGHL:
By:
Name:	Andrew Cavaghan
Title:	Authorized Signatory

[Signature Page to Sponsor Support Agreement]

Annex F-8

The parties have executed this Agreement as of the date first written above.

PubCo:
By:
Name:
Title:

[Signature Page to Sponsor Support Agreement]

Annex F-9

The parties have executed this Agreement as of the date first written above.

Sponsor:
By:
Name:
Title:

[Signature Page to Sponsor Support Agreement]

Annex F-10

SCHEDULE A

Name and Address of Sponsor:

Total Perception Class A Ordinary Shares:

Total Perception Class B Ordinary Shares:

Annex F-11

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of directors and officers

The Cayman Islands Companies Act does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provides for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We may purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the Trust Account or (ii) we consummate an initial business combination.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statements Schedules

(a) Exhibits.

Exhibit Number	Description
2.1

Second Amended and Restated Business Combination Agreement, dated June 12, 2024, by and among Perception, and BGHL (incorporated by reference to Annex A to the proxy statement/prospectus filed as part of this registration statement)

2.2

Amendment No. 1 to Second Amended and Restated Business Combination Agreement dated November 7, 2024, (incorporated by reference to Annex A to the proxy statement/prospectus filed as part of this registration statement)

2.3

Amendment No. 2 to Second Amended and Restated Business Combination Agreement dated January 8, 2024, (incorporated by reference to Annex B to the proxy statement/prospectus filed as part of this registration statement)

3.2**	Form of Amended and Restated Memorandum and Articles of Association of Blue Gold Limited, to become effective upon consummation of the Business Combination.
5.1**	Form of Opinion of Mourant Ozannes (Cayman) LLP, Cayman Islands legal counsel
5.2**	Form of Opinion of Loeb & Loeb LLP regarding warrants
8.1**	Form of Federal Tax Opinion
10.1

Form of Registration Rights Agreement, by and among Perception, BGHL, and the other holders signatory thereto (incorporated by reference to Annex C to the proxy statement/prospectus filed as part of this Registration Statement.

10.2**	Amendment Agreement dated March 28, 2024, between FGR Bogoso Prestea LTD, Blue Gold Bogoso Prestea LTD, and Bogoso Streaming PLC.
10.3**	Royalty Agreement, dated January 27, 2024 by and among FGR Bogoso Prestea LTD, Blue Gold Bogoso Prestea LTD, and Bogoso Streaming PLC.
10.4**	Purchase and Assumption Agreement, dated January 27, 2024 by and among FGR Bogoso Prestea LTD, Blue Gold Bogoso Prestea LTD, and Bogoso Streaming PLC.
10.5**	Gold Advance Purchase Agreement
10.6**	Letter Agreement with Cibreo Partners LLC

Exhibit Number	Description
10.7**	Form of Assignment and Assumption Agreement
21.1**	Subsidiaries of the Registrant
23.1**	Consent of WithumSmith+Brown, PC, independent registered accounting firm for Perception.
23.2**	Consent of Pannell Kerr Forster of Texas P.C., independent registered accounting firm for BGHL.
23.3**	Consent of Mourant Ozannes (Cayman) LLP (included as part of Exhibit 5.1).
23.4**	Consent of Alan Clarke in connection with Technical Report Summary
23.5**	Consent of James Turner in connection with Technical Report Summary
23.6**	Consent of Stuart Richardson in connection with Technical Report Summary
23.7**	Consent of Dr. John Arthur in connection with Technical Report Summary
23.8**	Consent of Nelson Mullins in connection with Federal Tax Opinion (included in Exhibit 8.1)
23.9**	Consent of Pannell Kerr Forster of Texas P.C., independent registered accounting firm for Blue Gold Limited
23.10**	Consent of Kimathi and Partners
23.11**	Consent of Loeb & Loeb LLP (included as part of Exhibit 5.2)
96.1**	Technical Report Summary
99.1**	Form of Proxy Card for Extraordinary General Meeting.
99.2**	Consent of Andrew Cavaghan as nominee to the Blue Gold Limited board of directors.
99.3**	Consent of Daniel Owiredu as nominee to the Blue Gold Limited board of directors.
99.4**	Consent of Mark Green as nominee to the Blue Gold Limited board of directors.
99.5**	Consent of David Edward as nominee to the Blue Gold Limited board of directors.
99.6**	Consent of Philip Newall as nominee to the Blue Gold Limited board of directors.
99.7**	Consent of Tao Tan as nominee to the Blue Gold Limited board of directors.
99.8**	Consent of Candice Beaumont as nominee to the Blue Gold Limited board of directors.
107**	Filing Fee Table.

____________

**      Previously filed

†        Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(a)(5). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

Item 22. Undertakings

11.    The undersigned registrant hereby undertakes:

(a)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)    to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(b)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)    If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act (15 U.S.C. 77j(a)(3)) need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3 (§ 239.33 of this chapter), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(e)     That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(f)     That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(g)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(h)    That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(i)     That, every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(j)     To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form F-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(k)    To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 3rd day of February, 2025.

BLUE GOLD LIMITED
By:	/s/ Rick Gaenzle
Name:	Rick Gaenzle
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME	POSITION	DATE
/s/ Rick Gaenzle	Chief Executive Officer and Director	February 3, 2025
Rick Gaenzle	(Principal Executive Officer)